Form 10-K, Exhibit 13
period 1996-06-30
PARKVALE FINANCIAL CORP
filed 1996-09-18
CIK 820907

                                                                    EXHIBIT 13

- - --------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The purpose of this discussion is to provide information about Parkvale Financial Corporation ("Parkvale") which is not readily apparent from the consolidated financial statements included in this annual report. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

Parkvale functions as a financial intermediary and as such its financial condition should be examined in terms of its ability to manage its interest rate risk, and diversify its credit risk. Effective January 1, 1993, Parkvale Savings Bank, a wholly-owned subsidiary of Parkvale, converted to a state chartered savings bank. Such charter conversion resulted in the replacement of the Office of Thrift Supervision ("OTS") by the Federal Deposit Insurance Corporation ("FDIC") and the Pennsylvania Department of Banking as the Bank's primary regulators. The OTS retains jurisdiction over Parkvale Financial Corporation due to its status as a unitary savings and loan holding company.

This marks the fifth consecutive year that Parkvale has reported record earnings. For this fiscal year, Parkvale increased net income by $1.5 million or 19.2% over fiscal 1995. This increase is primarily reflective of the recognition of a $969,000 gain ($736,000 net of taxes) related to the payoff of a first mortgage loan facilitating the sale of a previously owned real estate. Without this nonrecurring item, net income would have increased by $811,000 or 10.1% over fiscal 1995. This reflects Parkvale's ability to adapt to the changing interest rate environment experienced throughout fiscal 1996 and 1995 as net interest income increased to $26.5 million from $25.6 million for fiscal 1995.

In fiscal 1996, Parkvale continued to focus on improving net interest margin and controlling operating expenses. Previously stated goals of attaining capital levels by June 30, 1996 and 1994 of 7% and 6%, respectively, were achieved. The return on average equity and return on average assets improved in fiscal 1996 to 13.99% and 0.98%, respectively, from 13.89% and 0.93% for fiscal 1995. The 1996 ratios exclude the benefits of the non-recurring gain.

In fiscal 1997, as in prior years, given Parkvale's relative high liquidity levels, the pricing of deposits is not anticipated to be dictated by short-term cash flow requirements. Parkvale has not utilized derivative instruments and has positioned itself to remain flexible to volatility associated with financial markets. Parkvale continues to seek controlled growth through acquisition and/or de novo branch openings to ultimately increase shareholder value. In July 1996, Parkvale agreed to purchase $12.5 million in deposits from another Pittsburgh community bank with the deposits expected to be merged into Parkvale's Crafton office in early 1997. The Bank's twenty-ninth office is planned for opening in the Raceway Plaza located in Scott Township before the end of 1996.

           AVERAGE EQUITY TO AVERAGE TOTAL ASSETS

                     1992         4.66%
                     1993         5.17
                     1994         5.98
                     1995         6.87
                     1996         7.01

ASSET AND LIABILITY MANAGEMENT

A necessary prerequisite of asset and liability management is the ability to manage interest rate risk ("IRR"). IRR is the exposure of the Bank's current and future earnings and capital arising from movements in interest rates. This exposure occurs because the present value of future cash flows, and in many cases the cashflows themselves, change when interest rates change. Parkvale's IRR is measured and analyzed using static interest rate sensitivity gap indicators, net interest income simulation estimates and net present value sensitivity measures. These combined methods enable Parkvale's management to regularly monitor both the direction and magnitude of potential changes in the relationship between interest-earning assets and interest-bearing liabilities.

Interest rate sensitivity gap analysis provides one indicator of potential interest rate risk by comparing interest-earning assets and interest-bearing liabilities maturing or repricing at similar intervals. The gap ratio is defined as rate-sensitive assets minus rate sensitive liabilities for a given time period divided by total assets. Parkvale continually monitors gap ratios and within the IRR framework and in conjunction with the net interest income simulations, implements actions to reduce exposure to fluctuating interest rates. Such actions have included maintaining high liquidity, deploying excess liquidity, increasing the repricing frequency of the loan portfolio, and lengthening the overall maturities of interest-bearing liabilities. Management believes these ongoing actions minimize Parkvale's overall vulnerability to fluctuations in interest rates. As of June 30, 1996, Parkvale has reduced the one year gap ratio from 6.03% to 0.24% and the five year gap ratio from 12.25% to 2.20%, compared to the previous year.


            ONE YEAR GAP TO TOTAL ASSETS

                1992         (6.63)%
                1993          5.37
                1994          1.65
                1995          6.03
                1996          0.24


Gap indicators of IRR are not necessarily consistent with IRR simulation estimates. Parkvale utilizes net interest income simulation estimates under various assumed interest rate environments to more fully capture the details of IRR. Assumptions included in the simulation process include measurement over a probable range of potential interest rate changes, prepayment speeds on amortizing financial instruments, other imbedded options, loan and deposit volumes and rates, non-maturity deposit assumptions and management's capital requirements. The estimated impact on net interest income in fiscal 1997 under a +/-100 and +/-200 basis point (bp) immediate shift in rates would result in the following percentage changes over the fiscal 1996 actual net interest income:
+100 bp, +5.9%; +200 bp, +0.8%; -100 bp, +7.3%; -200 bp, +2.0%. This compares to the projected net interest income for fiscal 1996 made at June 30, 1995 over the fiscal 1995 actual net interest income: +100 bp, +4.4%; +200 bp, +0.9%; -100 bp, +1.9%; and, -200 bp, -4.1%.

Asset Management. A primary goal of Parkvale's asset management is to maintain a high level of liquid assets. Parkvale defines the following as liquid assets: cash, federal funds sold, certain corporate debt maturing in less than one year, U.S. Government and agency obligations maturing in less than one year and short-term bank deposit accounts. The average daily liquidity for June 1996 was 20.4% and was 23.2% for the quarter ended June 30, 1996. During fiscal 1996, Parkvale's investment strategy was to deploy excess liquidity by purchasing single-family ARM loans to enhance yields and reduce the risk associated with rate volatility. Such investments reduce the inherent risk of the volatility of overnight interest rates. If interest rates were to fall substantially, net interest income may decrease if the yield on liquid assets, such as Federal funds sold were to fall faster than liabilities would reprice. The purchases of ARM loans improved overall portfolio yields by reducing the lower yielding federal funds sold portfolio from 13.0% of total assets at June 30, 1995 to 7.2% of total assets at June 30, 1996.

Parkvale's lending strategy has been designed to shorten the average maturity of its assets and increase the rate sensitivity of its loan portfolio. In fiscal 1996, 1995 and 1994, 77.4%, 82.6% and 56.3%, respectively, of mortgage loans originated or purchased were adjustable-rate loans. Parkvale has continually emphasized the origination and purchase of ARM loans. ARMs totaled $316.6 million or 56.9% of total mortgage loans at June 30, 1996 versus $237.9 million or 50.9% of total mortgage loans at June 30, 1995. To supplement local mortgage originations, Parkvale purchased loans aggregating $104.9 million from mortgage bankers and other financial institutions. Of these purchased loans, $104.7 million or 99.8% were ARMs.

At June 30, 1996, Parkvale had commitments to originate loans totalling $4.1 million. Construction loans in process at June 30, 1996 were $4.4 million. Such commitments were funded from current liquidity.

Parkvale continues to increase its consumer loan portfolio through new originations. Home equity lines of credit are granted at up to 120% of collateral value at competitive rates. In general, these loans have shorter maturities and greater interest rate sensitivity and margins than residential real estate loans. At June 30, 1996 and 1995, consumer loans were $76.2 and $69.2 million which represented a 10.2% and 12.0% increase over the balances at June 30, 1995 and 1994, respectively.

Parkvale adheres to policies designed to reduce credit risk concentrations within its asset portfolio. One such vehicle has been mortgage-backed securities which consist of pools of individual residential mortgage notes. The majority of the mortgage-backed securities held by Parkvale are guaranteed as to the timely repayment of principal and interest by a government sponsored enterprise, the Federal Home Loan Mortgage Corporation ("FHLMC"). At June 30, 1996, Parkvale had $99.4 million or 10.8% of total assets invested in mortgage-backed securities. See Note B of Notes to Consolidated Financial Statements.

Investments in other securities, such as U.S. Government and agency obligations and corporate debt are purchased to enhance Parkvale's overall net interest margin. Parkvale's investment policy focuses on long term trends, rather than short term swings in the financial markets. Accordingly, all debt securities are classified as held to maturity, and are not available for sale nor held for trading.

Liability Management. Parkvale's high level of liquidity permits investment decisions to be determined with the funding source a secondary issue. Deposits are priced according to management's asset/liability objectives, alternate funding sources and competition. A concentrated effort is made to extend the maturities of deposits by offering highly competitive rates for longer term certificates. Certificates of deposit maturing after one year as a percent of total deposits are 33.9% at June 30, 1996 and 33.7% at June 30, 1995.

Parkvale's primary source of funds are deposits received through its branch network, loan and mortgage-backed security repayments and advances from the Federal Home Loan Bank of Pittsburgh ("FHLB"). FHLB advances can be used on a short-term basis for liquidity purposes or on a long-term basis to support expanded lending and investment activities.

Interest-Sensitivity Analysis. The following table reflects the repricing characteristics of Parkvale's assets and liabilities at June 30, 1996:

                                                                1-5
                             <3 MONTHS       4-12 MONTHS       YEARS        5+ YEARS       TOTAL
                             ----------      -----------      --------      --------      --------
                                                    (DOLLARS IN THOUSANDS)
Interest-sensitive assets:
  ARM and other variable
     rate loans...........    $ 93,316         $ 83,801       $182,096      $ 14,528      $373,741
  Other fixed rate loans,
     net (1)..............       7,323           22,804         97,382       139,381       266,890
  Variable rate mortgage
     backed securities....       9,959           10,684             --            --        20,643
  Fixed rate mortgage
     backed securities
     (1)..................       2,294           27,305         39,478         8,986        78,063
  Investments and Federal
     funds sold...........      89,231           17,470         52,010         3,000       161,711
  Equities, primarily FHLB
     and FHLMC............          --               --          5,927         4,566        10,493
                              --------         --------       --------      --------      --------
Total interest-sensitive
  assets..................    $202,123         $162,064       $376,893      $170,461      $911,541
                              ========         ========       ========      ========      ========
Ratio of
  interest-sensitive
  assets to total
  assets..................        22.0%            17.6%          41.0%         18.5%         99.2%
                                  ====             ====           ====          ====          ====
Interest-sensitive
  liabilities:
  Passbook deposits and
     club accounts (2)....    $  8,523         $ 23,947       $ 81,317      $ 37,428      $151,215
  Checking accounts (3)...          --           26,910         26,910        13,455        67,275
  Money market deposit
     accounts.............          --           23,828         23,829            --        47,657
  Certificates of
     deposit..............      90,255          177,922        216,825        56,910       541,912
  FHLB advances and other
     borrowings...........      10,569               --         10,000         6,342        26,911
                              --------         --------       --------      --------      --------
  Total interest-sensitive
     liabilities..........    $109,347         $252,607       $358,881      $114,135      $834,970
                              ========         ========       ========      ========      ========
Ratio of
  interest-sensitive
  liabilities to total
  liabilities and
  equity..................        11.9%            27.5%          39.0%         12.4%         90.8%
                                  ====             ====           ====          ====          ====
Ratio of
  interest-sensitive
  assets to
  interest-sensitive
  liabilities.............       184.8%            64.2%         105.0%        149.4%        109.2%
                                 =====             ====          =====         =====         =====
Periodic Gap to total
  assets..................       10.09%           (9.85%)         1.96%         6.13%         8.33%
                                 =====             ====          =====         =====         =====
Cumulative Gap to total
  assets..................       10.09%            0.24%          2.20%         8.33%
                                 =====             ====          =====         =====

(1) Includes total repayments and prepayments at an assumed rate of 12% per annum for fixed-rate mortgage loans and mortgage-backed securities, with the amounts for other loans based on the estimated remaining loan maturity by loan type.

(2) Assumes passbook deposits are withdrawn at the rate of 21.0% per annum.

(3) Assumes checking accounts are withdrawn at 40% in the first year and 10% per annum thereafter.

CAPITAL RESOURCES

Regulations require Parkvale Savings Bank ("the Bank") to maintain a minimum Tier 1 (Core) capital of 4.0% of total assets, and Tier 2 (Supplementary) risk-based capital equal to a minimum of 8% of net risk-weighted assets. At June 30, 1996, the Bank was in compliance with all applicable requirements, with Tier 1 and Tier 2 capital ratios of 7.09% and 14.87%, respectively. See Note G of Notes to Consolidated Financial Statements. The Bank's management does not anticipate difficulty in meeting the capital requirements in the future; however, there can be no assurance that this will be the case.

The Bank has maintained a "well capitalized" status since fiscal 1993, achieving a 7% capital level at June 30, 1996. The Bank's capitalization allows the continuance of building stockholder value through traditionally conservative operations and by taking advantage of profitable growth opportunities as they arise. Management is not aware of any trends, events, uncertainties or recommendations by any regulatory authority that will have, or that are reasonably likely to have, material effects on the Bank's liquidity, capital resources or operations except as follows.

The Bank is insured by the FDIC through the Savings Association Insurance Fund ("SAIF") and pays annual insurance fees of 23 basis points on insured deposits, the lowest rate currently permitted. The FDIC insures commercial banks and certain savings banks through the Bank Insurance Fund ("BIF"), which has reduced the well capitalized bank's insurance premium to zero as the BIF has reached the required capitalization level of 1.25% of insured deposits. This BIF and SAIF insurance premium disparity places SAIF insured institutions at a significant competitive disadvantage since the average SAIF premium currently remains at 24 basis points. An equitable solution to this problem was proposed in 1995 and agreed upon by Congress, the White House and the banking regulators. The Bank and other thrift banks throughout the country were to be assessed 85-90 basis points on SAIF-insured deposits in order to recapitalize SAIF, ultimately merging the BIF and SAIF charter by January 1, 1998. In August 1996, the FDIC indicated the proposed one-time assessment could be reduced to 68 basis points. While the one-time assessment to the Bank would range from $5.3 million to $6.8 million on a pre-tax basis, it would allow SAIF-insured institutions like the Bank to compete on equal footing with BIF-insured institutions by eliminating the current annual deposit insurance premium disparity. Should the current proposal be enacted, the Bank's annual FDIC deposit insurance costs could be reduced by as much as $1.5 million. Parkvale supports this proposal of enacting a one-time assessment as a means of recapitalizing SAIF and successfully resolving the BIF/SAIF premium disparity.

The Budget Reconciliation Bill that was approved by Congress in December 1995 contained these provisions but it was subsequently vetoed by President Clinton for reasons other than the FDIC-SAIF capitalization. Unfortunately for Parkvale shareholders and SAIF insured customers, Parkvale continues to pay 23 basis points for government mandated deposit insurance while similarly capitalized BIF insured banks effectively pay nothing. Parkvale is hopeful that equitable treatment will ultimately prevail, but is cognizant the legislative process is unduly influenced by continuing partisan disputes.

A portion of the 1995 legislation involved a thrift charter realignment and the elimination of the "tax bad debt deduction" granted solely to thrifts. The tax bad debt deduction allowed thrifts to deduct various percentages of taxable income rather than actual bad debt losses since 1953. Since 1987, the tax bad debt deduction was 8% of taxable income. The Small Business Job Protection Act of 1996 signed on August 20, 1996 eliminates such bad debt tax deduction, consequently requiring the recapture of past taxes for permanent deductions arising from accumulated excess reserves over the base year reserve as of December 31, 1987. At December 31, 1995, Parkvale's most recent tax year-end, there was approximately $4.1 million in excess of the base year reserves. Subject to prevailing corporate tax rates, Parkvale owes $1.4 million in federal taxes, which is reflected as a deferred tax liability. Consequently, this legislation has no impact on reported current or future earnings. See Note H to the Consolidated Financial Statements.

In June 1993, lawsuits were filed against Parkvale by the current owners of the former Parkvale headquarters building located in the Oakland section of Pittsburgh which was sold in 1984. The plaintiffs allege that Parkvale did not fully disclose the environmental condition of the building at the time of sale. Parkvale believes that possible exposure to loss may arise under the Comprehensive Environmental Response, Compensation and Liability Act of 1980; however, complaints have not been filed in this case nor have court proceedings begun. Accordingly, it is not possible to make a reasonable estimate of financial exposure; however, management believes such exposure would not be material to Parkvale's financial position or liquidity.

CONCENTRATION OF CREDIT RISK

Financial institutions, such as Parkvale, generate income primarily through lending and investing activities. The risk of loss from lending and investing activities includes the possibility that losses may occur from the failure of another party to perform according to the terms of the loan or investment agreement. This possibility of loss is known as credit risk.

Credit risk is increased by lending and/or investing activities that concentrate a financial institution's earning assets in such a way as to expose the institution to a material loss from any single occurrence or group of related occurrences. Diversifying loans and investments to prevent concentrations of risks is one manner a financial institution can reduce potential losses due to credit risk. Examples of asset concentrations would include, but not be limited to, geographic concentrations, loans or investments of a single type, multiple loans to a single borrower, loans made to a single type of industry and loans of an imprudent size relative to the overall capitalization of the institution.

For loans purchased and originated, Parkvale has taken steps to reduce its exposure to credit risk by emphasizing low risk single family mortgage loans, which comprise 80.2% of the gross loan portfolio. Notwithstanding

Parkvale's efforts to reduce its credit risk exposure, Parkvale previously incurred credit losses relative to multi-family residential and commercial real estate loans, primarily originated in the early 1980's. These loan types amounted to $36.9 million outstanding or 4.0% and 5.9% of Parkvale's total assets and total loan portfolio, respectively, at June 30, 1996. See Notes A and C of Notes to Consolidated Financial Statements for additional discussion on loans as to credit risk and loan losses.

RESULTS OF OPERATIONS

Operating results are substantially dependent on net interest income. Net interest income is the difference between interest earned on loans and investments and interest paid for deposits and borrowings. Operating results are also materially affected by the levels of non-interest income and expense.

Interest-earning assets in excess of interest-bearing liabilities contributes to a positive interest rate spread and results in increased net interest income. In fiscal 1996, increasing net interest income was favorably impacted by higher loan volumes. In fiscal 1995, increasing net interest income was directly impacted by higher yielding investments and loans. Parkvale's net yield on average interest-earning assets was 2.98% in fiscal 1996, 3.01% in fiscal 1995, and 2.78% in fiscal 1994.

     INTEREST INCOME

Interest income from loans increased by $5.0 million or 12.1% in 1996. Average loan outstandings increased $55.2 million or 10.8%, primarily due to purchasing approximately $105 million in loan packages in fiscal 1996. This is compounded by an increase in the average loan yield from 8.14% in 1995 to 8.23% in 1996. However, the yield at June 30, 1996 was 8.12% reflecting moderately declining rates throughout the latter half of fiscal 1996 and the large volume of new ARM loans. Interest income on loans increased by $1.2 million or 2.9% from 1994 to 1995. Although the average yield on loans decreased from 8.15% in 1994 to 8.14% in 1995, the average outstanding loan balance increased $15.3 million or 3.1%.

Interest income on mortgage-backed securities decreased slightly by $132,000 or 1.9% in fiscal 1996. Although the average yield on mortgage-backed securities increased 10 basis points from 6.51% in 1995 to 6.61% in 1996, this was not sufficient to offset an average balance decrease of $3.6 million from 1995 to 1996. The decline in the average balance outstanding is due to deploying payments on mortgage-backed securities into higher yielding loans. Similarly, interest income on mortgage-backed securities decreased $730,000 million in 1995 from 1994, attributable to a $14.6 million decrease in the average outstanding balance, offset by an increase in the average yield from 6.33% in 1994 to 6.51% in 1995.

Interest income on investments decreased $1.3 million or 15.1% in fiscal 1996. This is a result of a $38.7 million decrease in the average balance, which was partially offset by a 66 basis point increase in the average yield from 5.30% in 1995 to 5.96% in 1996. Interest income on investments increased slightly by $167,000 or 2.0% from fiscal 1994 to 1995. This is a result of a $1.4 million increase in the average balance, compounded by a slight 5 basis point increase in the average yield.

Interest income from federal funds sold increased $1.5 million from 1995. The increase was attributable to an increase in the average federal funds sold balance from $75.5 million in 1995 to $99.4 million in 1996. This is compounded by a slight increase in the average yield from 5.51% in fiscal 1995 to 5.67% in fiscal 1996. Although the average balance of federal funds sold decreased $13.4 million or 15.1% between 1994 and 1995, interest income increased $1.0 million or 32.6% from significant increases in the average yield between the two years. The average yield increased from 3.53% in fiscal 1994 to 5.51% in fiscal 1995. These average yields reflect the changes in the target federal funds interest rate from a low of 4.25% at the beginning of fiscal 1995 to a high of 6.00% at the end of fiscal 1995 before leveling off to 5.25% by the end of fiscal 1996.

     INTEREST EXPENSE

Interest expense on deposits increased $4.2 million or 12.3% between 1995 and 1996. The average deposit balance increased $32.7 million in fiscal 1996, magnified by an increase in the average yield from 4.41% in 1995 to 4.75% in 1996. Interest expense on deposits slightly increased by $360,000 between 1994 and 1995.

Although the average balance decreased $18.0 million between the two fiscal years, this was offset by an increase in the average cost from 4.26% in 1994 to 4.41% in 1995. As rates began to increase in fiscal 1995, average deposits decreased as deposit customers shifted core deposits into higher yielding investments.

Interest expense on borrowed money increased slightly by $27,000 in 1996, primarily resulting from an increase of $908,000 in the average balance. In fiscal 1995, the interest expense declined slightly by $328,000 as a result of a $3.2 million decrease in the average balance and a 46 basis point decline in the average cost.

Net interest income increased $891,000 from 1995 to 1996. Although the average interest rate spread decreased slightly to 2.66% in 1996 from 2.71% in 1995, the average net earning assets increased $3.2 million. In fiscal 1995, net interest income increased $1.6 million or 6.6%. This was the result of the Federal Reserve increasing short-term rates 175 basis points and to an increase in the average net interest earning assets increasing $9.9 million. The average interest rate spread increased from 2.55% in 1994 to 2.71% in 1995.

At June 30, 1996, the weighted average yield on loans and investments was 7.45%. The average rate payable on liabilities was 4.56% for deposits, 6.02% for borrowings and 4.61% for combined deposits and borrowings.

     PROVISION FOR LOAN LOSSES

Specific loss provisions are made when the perceived market value of property collateralizing delinquent loans is less than the loan's book value, and reflect management's current estimate of potential losses on such loans. In addition, general loss provisions are made based on economic trends, perceived risk in the loan portfolio, previous loss experience and other factors. The adequacy of loss reserves is based upon a regular monthly review of loan delinquencies and "classified assets," as well as local and national economic trends. The provision for loan losses was $686,000 in fiscal 1996 compared to $1.1 million and $1.8 million in fiscal 1995 and 1994, respectively. Non-performing assets, which are defined as non-accrual loans and real estate owned were $1.2 million, $2.1 million and $1.2 million at June 30, 1996, 1995 and 1994, representing 0.14%, 0.24% and 0.13% of total assets at the end of each respective year. Of the non-performing assets at June 30, 1996, $240,000 was real estate owned and $1.0 million represented non-accrual loans. In addition, loans totalling $758,000 were classified as substandard for regulatory purposes. These loans, while current or less than 90 days past due, have exhibited characteristics which warrant special monitoring. Examples of these concerns include irregular payment histories, questionable collateral values, investment properties having cash flows insufficient to service debt, and other financial inadequacies of the borrower. These loans are continuously monitored with efforts being directed towards resolving the underlying concerns while continuing the performing status of the loans. The aggregate valuation allowances were 2.17% of gross loans at June 30, 1996, compared to 2.41% at June 30, 1995. The adequacy of these reserves in relation to current or anticipated trends in the loan portfolio will continue to be monitored by management.

     OTHER INCOME

Other income was $3.1 million, $2.0 million and $2.3 million for the fiscal years ended June 30, 1996, 1995 and 1994. This significant fiscal 1996 increase is due to the recognition of a $969,000 previously deferred gain related to the payoff of a commercial real estate loan made in fiscal 1994 to facilitate the sale of a multi-family apartment complex located in a Pittsburgh suburb. Without this gain, other income would have increased $65,000 or 3.2%. Other income decreased $296,000 or 12.8% in fiscal 1995 from fiscal 1994 as miscellaneous income decreased $361,000.

The $969,000 gain recognized in fiscal 1996 was related to a loan that was classified as special mention for regulatory purposes due to the loan-to-value ratio being higher than the Bank's normal underwriting standards for multi-family loans. The gain resulting from the fiscal 1994 sale of the related property had been deferred and accreted into income over the term of the loan. There were no gains or losses on sale of assets in fiscal 1995. Losses on asset sales during fiscal 1994 consisted of a $100,000 loss on the sale of two adjustable rate mortgage funds, offset by a $91,000 gain on the sale of FHLMC stock.

Loan fees and service charges decreased by less than 0.5% in fiscal 1996. In fiscal 1995, the balance increased slightly by $56,000 or 3.6% primarily from increased checking account fees.

Miscellaneous income increased $69,000 or 16.9% in fiscal 1996. During fiscal 1996, income from tax deferred annuity and mutual fund products increased $152,000 and rental income increased by $58,000. Miscellaneous income decreased by $361,000 or 46.9% in fiscal 1995 over fiscal 1994. Net rental income on an REO apartment complex sold in fiscal 1994 generated income of $179,000, which was absent in fiscal year 1995. Annuity fee income decreased $163,000 in fiscal 1995 as customer demand for such products from 1994 through 1995 declined. A recurring primary component of other income is the income generated from a tax deferred annuity program made available to our customers through an unaffiliated third party marketing firm (Spectrum Financial Services) in which Parkvale has no ownership interest. Spectrum Financial Services offers fixed and variable rate annuities and mutual funds to Parkvale customers. Such income was $283,000, $131,000 and $294,000 in fiscal 1996, 1995 and 1994, respectively.

     OTHER EXPENSE

Other expense increased by $419,000 or 3.0% in fiscal 1996 and increased by $830,000 or 6.4% in fiscal 1995 over the respective prior periods. The increase in 1996 was due to increases in compensation and benefit expenses and office occupancy. The increase in 1995 was due to increases in compensation and employee benefits, office occupancy, and marketing. Parkvale's ratio of other expenses to average assets was 1.57% for fiscal 1996, 1.59% for fiscal 1995, and 1.47% for fiscal 1994. Such ratios are significantly lower than peer depository institutions.

Compensation and employee benefits increased by $270,000 or 4.1% during fiscal 1996 and by $559,000 or 9.2% during fiscal 1995 over the respective prior periods. Compensation expense increased $242,000 or 4.4% in fiscal 1996 and increased $228,000 or 4.3% in fiscal 1995. These increases represent normal merit pay increases. ESOP contribution expense increased $82,000 in fiscal 1996 and $146,000 in fiscal 1995 for estimated awards to be granted for service rendered in the respective fiscal years. A portion of the contributions are based on the average common stock price for the applicable calendar year. In prior fiscal years, all the contributions were based on a much lower historical value of subscribed stock from a third party loan executed in 1987. As the subscribed stock has been fully exhausted, ESOP contributions will be from treasury stock. Consequently, in accordance with SOP 93-6, "Employers' Accounting for Stock Ownership Plans," compensation expense for ESOP contributions is based on the average common stock price for the calendar year in which the services were rendered.

Office occupancy expense increased $47,000 or 2.4% in fiscal 1996 and $106,000 or 5.7% in fiscal 1995 over the respective prior periods. The increase in fiscal 1996 was primarily due to the full year effect of a branch opened in February 1995. The increase in fiscal 1995 was due to the opening of the branch as previously mentioned in February 1995 and to the full year effect of costs of two offices opened in the latter half of fiscal 1994.

Marketing expenses decreased slightly by $28,000 or 7.6% in fiscal 1996 and increased by $99,000 or 36.7% in fiscal 1995. The significant increase in 1995 is attributable to various savings deposit advertisements and promotion of home equity credit lines.

     INCOME TAXES

As discussed in Note H of Notes to Consolidated Financial Statements, income tax expense for fiscal 1996, 1995 and 1994, which amounted to $5.0 million, $4.6 million and $4.3 million, respectively, varied from the normal statutory federal tax provisions primarily due to tax exempt interest and the Pennsylvania Mutual Thrift Institutions Tax.

IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services as measured by the consumer price index.

   REPORT OF INDEPENDENT AUDITORS
- - -------------------------------------------------------------------------------
[ERNST & YOUNG LLP LOGO]
- - -------------------------------------------------------------------------------
The Board of Directors
Parkvale Financial Corporation

We have audited the accompanying consolidated statements of financial condition of Parkvale Financial Corporation as of June 30, 1996 and 1995, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of Parkvale's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial condition of Parkvale Financial Corporation at June 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

Pittsburgh, Pennsylvania                                /s/  ERNST & YOUNG LLP
July 18, 1996
- - -------------------------------------------------------------------------------
                                       13

- - ------------------------------------------------------------------------------
PARKVALE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                 JUNE 30,
                                                                           ---------------------
                                 ASSETS                                      1996         1995
- - ------------------------------------------------------------------------------------------------
Cash and noninterest-earning deposits                                      $ 10,905     $ 10,003
Federal funds sold                                                           66,557      116,581
Interest-earning deposits in other banks                                        173          194
Investment securities available for sale (cost of $6,804 in 1996 and
  $5,890 in 1995)
  (Note B)                                                                   10,493        8,738
Investment securities held to maturity (fair value of $194,061 in 1996
  and $224,470 in 1995) (Note B)                                            194,393      224,698
Loans, net of allowance of $13,990 in 1996 and $13,136 in 1995 (Note C)     625,452      524,545
Foreclosed real estate, net of allowance of $19 in 1996 and $0 in 1995          240           96
Office properties and equipment, net (Note D)                                 2,005        2,261
Intangible assets and deferred charges                                          276          434
Prepaid expenses and other assets (Note L)                                    8,748        8,872
- - ------------------------------------------------------------------------------------------------
           Total Assets                                                    $919,242     $896,422
- - ------------------------------------------------------------------------------------------------
                  LIABILITIES AND SHAREHOLDERS' EQUITY
                              LIABILITIES
- - ------------------------------------------------------------------------------------------------
Savings deposits (Note E)                                                  $807,087     $794,445
Advances from Federal Home Loan Bank (Note F)                                20,693       20,607
Advance payments from borrowers for taxes and insurance                      10,828       12,132
Other liabilities (Note L)                                                    4,651        4,177
Other debt (Note F)                                                           6,218        3,997
- - ------------------------------------------------------------------------------------------------
           Total Liabilities                                                849,477      835,358
- - ------------------------------------------------------------------------------------------------
                SHAREHOLDERS' EQUITY (NOTES G AND I)
Preferred stock ($1.00 par value; 5,000,000 shares authorized; 0 shares
  issued)                                                                        --           --
Common stock ($1.00 par value; 10,000,000 shares authorized;
  1996--3,448,736 shares issued, 1995--2,757,563 shares issued)               3,449        2,758
Additional paid-in capital                                                    9,138       10,056
Treasury stock at cost--213,093 shares in 1996 and 244,525 shares in
  1995                                                                       (3,028)      (3,434)
Employee stock ownership plan debt                                             (104)        (154)
Unrealized gains on securities available for sale                             2,342        1,808
Retained earnings                                                            57,968       50,030
- - ------------------------------------------------------------------------------------------------
           Total Shareholders' Equity                                        69,765       61,064
- - ------------------------------------------------------------------------------------------------
           Total Liabilities and Shareholders' Equity                      $919,242     $896,422
- - ------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

- - ------------------------------------------------------------------------------
PARKVALE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                        YEARS ENDED JUNE 30,
                                                                   -------------------------------
                                                                    1996        1995        1994
- - --------------------------------------------------------------------------------------------------
INTEREST INCOME:
  Loans                                                            $46,585     $41,567     $40,404
  Mortgage-backed securities                                         6,775       6,907       7,637
  Investments                                                        7,127       8,394       8,227
  Federal funds sold and repurchase agreements                       5,630       4,158       3,136
- - --------------------------------------------------------------------------------------------------
     Total interest income                                          66,117      61,026      59,404
- - --------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
  Savings deposits (Note E)                                         38,044      33,871      33,511
  Borrowings                                                         1,587       1,560       1,888
- - --------------------------------------------------------------------------------------------------
     Total interest expense                                         39,631      35,431      35,399
- - --------------------------------------------------------------------------------------------------
Net interest income                                                 26,486      25,595      24,005
Provision for loan losses (Note C)                                     686       1,094       1,829
- - --------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                 25,800      24,501      22,176
- - --------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
  Service charges and fees                                           1,611       1,615       1,559
  Gain (loss) on sale of assets (Note J)                               969          --          (9)
  Miscellaneous                                                        478         409         770
- - --------------------------------------------------------------------------------------------------
     Total other income                                              3,058       2,024       2,320
- - --------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES:
  Compensation and employee benefits                                 6,899       6,629       6,070
  Office occupancy                                                   2,022       1,975       1,869
  Marketing                                                            341         369         270
  FDIC and other insurance                                           1,951       1,889       1,849
  Office supplies, telephone, and postage                              841         831         799
  Miscellaneous                                                      2,186       2,128       2,134
- - --------------------------------------------------------------------------------------------------
     Total other expenses                                           14,240      13,821      12,991
- - --------------------------------------------------------------------------------------------------
Income before income taxes                                          14,618      12,704      11,505
Income tax expense (Note H)                                          5,000       4,633       4,277
- - --------------------------------------------------------------------------------------------------
NET INCOME                                                         $ 9,618     $ 8,071     $ 7,228
- - --------------------------------------------------------------------------------------------------
NET INCOME PER SHARE                                               $  2.86     $  2.34     $  2.07
- - --------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

- - ------------------------------------------------------------------------------
PARKVALE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
(DOLLAR AMOUNTS IN THOUSANDS)

                                                                    YEARS ENDED JUNE 30,
                                                            -------------------------------------
                                                              1996          1995          1994
- - -------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Interest received                                         $  65,694     $  61,123     $  61,758
  Loan fees received                                              364           267           980
  Other fees and commissions received                           1,965         1,787         1,958
  Interest paid                                               (39,640)      (35,435)      (35,429)
  Cash paid to suppliers and employees                        (13,562)      (13,853)      (12,755)
  Income taxes paid                                            (4,784)       (4,378)       (4,533)
- - -------------------------------------------------------------------------------------------------
        NET CASH PROVIDED BY OPERATING ACTIVITIES              10,037         9,511        11,979
Cash flows from investing activities:
  Proceeds from sales of investment securities available for
     sale                                                          48            36        25,763
  Proceeds from maturities of investments                     125,150       117,524        96,444
  Purchase of investment securities available for sale           (968)         (330)      (10,747)
  Purchase of investment securities                           (96,127)      (89,255)     (113,392)
  Maturity of deposits in other banks                              21         1,347         6,681
  Purchase of mortgage-backed securities                      (25,211)           --       (60,449)
  Purchase of loans                                          (104,940)      (27,808)      (15,209)
  Proceeds from sales of loans                                  2,479         2,578         2,010
  Principal collected on mortgage-backed securities            26,721        14,162        44,178
  Principal collected on loans                                149,608       100,727       176,889
  Loans made to customers, net of loans in process           (148,057)     (105,900)     (152,190)
  Capital expenditures                                           (114)         (199)         (192)
- - -------------------------------------------------------------------------------------------------
        NET CASH PROVIDED (USED IN) BY INVESTING ACTIVITIES   (71,390)       12,882          (214)
Cash flows from financing activities:
  Net increase (decrease) in checking and savings accounts      3,407       (49,595)        1,948
  Net increase (decrease) in certificates of deposit            9,236        65,485       (15,366)
  Proceeds from FHLB advances                                      96            --           371
  Repayment of FHLB advances                                      (10)          (96)       (5,008)
  Net increase (decrease) in other borrowings                   2,220           304          (119)
  Net (decrease) increase in borrowers advances for tax and
     insurance                                                 (1,304)          818           350
  Dividends paid                                               (1,592)       (1,291)       (1,063)
  Allocation of treasury stock to retirement plans                178            39            49
  Payment for treasury stock                                       --        (3,031)           --
- - -------------------------------------------------------------------------------------------------
        NET CASH PROVIDED (USED IN) BY FINANCING ACTIVITIES    12,231        12,633       (18,838)
- - -------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents          (49,122)       35,026        (7,073)
Cash and cash equivalents at beginning of year                126,584        91,558        98,631
- - -------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                    $  77,462     $ 126,584     $  91,558
- - -------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

- - ------------------------------------------------------------------------------
PARKVALE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(DOLLAR AMOUNTS IN THOUSANDS)

                                                                                          YEARS ENDED JUNE 30,
                                                                                   ----------------------------------
                                                                                    1996          1995         1994
- - ---------------------------------------------------------------------------------------------------------------------
Reconciliation of net income to net cash provided by operating activities:
  Net income                                                                       $ 9,618       $8,071       $ 7,228
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization                                                      528          568           803
    Accretion and amortization of fees and discounts                                  (442)        (319)          899
    Loan fees collected and deferred                                                   364          268           981
    Provision for loan losses                                                          686        1,094         1,829
    (Gain) loss on sale of assets                                                     (969)          --             9
    (Increase) decrease in accrued interest receivable                                (369)         121           975
    Increase in other assets                                                           (90)        (371)          (33)
    Decrease in accrued interest payable                                                (9)          (4)          (30)
    Decrease (increase) in deferred income tax asset                                   276          (45)          (32)
    Increase (decrease) in other liabilities                                           444          128          (650)
- - ---------------------------------------------------------------------------------------------------------------------
         Total adjustments                                                             419        1,440         4,751
- - ---------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                          $10,037       $9,511       $11,979
- - ---------------------------------------------------------------------------------------------------------------------

- - ------------------------------------------------------------------------------
PARKVALE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(DOLLAR AMOUNTS IN THOUSANDS)

                                                     ADDITIONAL                          UNREALIZED                    TOTAL
                                           COMMON      PAID IN      TREASURY    ESOP      GAINS ON     RETAINED    SHAREHOLDERS'
                                           STOCK       CAPITAL       STOCK      DEBT     SECURITIES    EARNINGS        EQUITY
- - -------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1993                   $1,745      $10,981      $   (403)   $(227)     $   --      $37,226        $ 49,322
- - -------------------------------------------------------------------------------------------------------------------------------
1994 net income                                                                                          7,228           7,228
Principal payments on ESOP debt                                                    86                                       86
Transfer to reflect 5 for 4 split             436         (436)                                                             --
Exercise of stock options                      19           30                                                              49
Cash dividends declared on common stock
  at $.333 per share                                                                                    (1,120)         (1,120)
- - -------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1994                    2,200       10,575          (403)    (141)         --       43,334          55,565
- - -------------------------------------------------------------------------------------------------------------------------------
Adjustment to beginning balance for
  change in accounting method, net of
  income taxes of $910                                                                      1,536                        1,536
1995 net income                                                                                          8,071           8,071
Principal payments on ESOP debt                                                    86                                       86
Transfer to reflect 5 for 4 split             551         (551)                                                             --
Treasury stock purchased                                              (3,031)                                           (3,031)
Additional borrowings by ESOP                                                     (99)                                     (99)
Change in unrealized gains, net of
  income taxes of $130                                                            272                                      272
Exercise of stock options                       7           32                                                              39
Cash dividends declared on common stock
  at $.416 per share                                                                                    (1,375)         (1,375)
- - -------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1995                    2,758       10,056        (3,434)    (154)      1,808       50,030          61,064
- - -------------------------------------------------------------------------------------------------------------------------------
1996 net income                                                                                          9,618           9,618
Principal payments on ESOP debt                                                   185                                      185
Transfer to reflect 5 for 4 split             690         (690)                                                             --
Treasury stock contributed to benefit
  plan                                                                    66                                                66
Additional borrowings by ESOP                                                    (135)                                    (135)
Change in unrealized gains, net of
  income taxes of $307                                                                        534                          534
Exercise of stock options                       1         (228)          340                                               113
Cash dividends declared on common stock
  at $.52 per share                                                                                     (1,680)         (1,680)
- - -------------------------------------------------------------------------------------------------------------------------------
BALANCE AT JUNE 30, 1996                   $3,449      $ 9,138      $ (3,028)   $(104)     $2,342      $57,968        $ 69,765
- - -------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

- - ------------------------------------------------------------------------------
PARKVALE FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--SIGNIFICANT ACCOUNTING POLICIES

   Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Parkvale Financial Corporation ("Parkvale" or "PFC"), its wholly owned subsidiary, Parkvale Savings Bank (the "Bank") and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

   Business

The primary business of Parkvale consists of attracting deposits from the general public in the communities that it serves and investing such deposits, together with other funds, in residential real estate loans, consumer loans, commercial loans and investment securities. Parkvale focuses on providing a wide range of consumer and commercial services to individuals, partnerships and corporations in the greater Pittsburgh metropolitan area, which comprises its primary market area. Parkvale is also subject to the regulations of certain federal and state agencies and undergoes periodic examinations by certain regulatory authorities.

   Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reported period. Actual results could differ from those estimates.

   Cash and Non-interest Earning Deposits

The Bank is required to maintain cash and reserve balances with the Federal Reserve Bank. The reserve calculation is 0% of the first $4.3 million of checking deposits, 3% of the next $47.7 million of checking deposits and 10% of total checking deposits over $52.0 million. These required reserves, net of allowable credits, amounted to $1.3 million at June 30, 1996.

   Investment Securities Available for Sale

Securities available-for-sale consist solely of equity securities. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of shareholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary will result in write-downs of the individual securities to their fair value. Any related write-downs will be included in earnings as realized losses. No securities have been classified as trading.

   Investment Securities Held to Maturity

Securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Declines in the fair value of individual held-to-maturity securities below their amortized cost that are other than temporary will result in write-downs of the individual securities to their fair value. Any related write-downs will be included in earnings as realized losses.

   Loans

Loans are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.
Loan origination and commitment fees and certain direct origination costs have been deferred and recognized as an adjustment of the yield of the related loan, adjusted for anticipated loan prepayments. Discounts and premiums

- - ------------------------------------------------------------------------------

on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due or when the loan becomes more than 90 days past due. Parkvale provides an allowance for the loss of accrued but uncollected interest at the time the interest accrual is discontinued. Interest ultimately collected is credited to income in the period of recovery.

Effective July 1, 1995, the Bank adopted Statement of Financial Accounting Standards No. 114 ("FAS 114"), "Accounting by Creditors for Impairment of a Loan," as amended by FAS 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure". These Statements require impaired loans to be identified and measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Impaired loans consist of non homogeneous loans, which based on the evaluation of current information and events, management has determined that it is probable that the Bank will not be able to collect all of the amounts due on these loans in accordance with the contractual terms of the loan agreements. For purposes of these Statements, nonaccrual, substandard and doubtful commercial and other real estate loans are evaluated for impairment under the provisions of FAS 114 and 118. The adoption of these Statements did not have a material impact on the overall allowance for loan losses and did not affect the Bank's charge-off or income recognition policies.

An additional general provision is made for the estimated losses on loans based on loss experience and prevailing market conditions. While management believes that the allowance is adequate to absorb estimated potential credit losses, future adjustments may be necessary in circumstances that differ substantially from the assumptions used in evaluating the adequacy of the allowance for loan losses.

   Foreclosed Real Estate

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are recorded at the lower of the carrying amount of the loan or fair value of the property less cost to sell. After foreclosure, valuations are periodically performed by management and a valuation allowance is established for any declines in the fair value less cost to sell below the property's carrying amount. Revenues and expenses and changes in the valuation allowance are included in the statement of operations. Gains and losses upon disposition are reflected in earnings as realized. Loans which were transferred to foreclosed real estate during fiscal 1996, 1995 and 1994 amounted to $1.2 million, $170,000 and $374,000, respectively. The transfers in 1996 primarily consisted of a $902,000 multi-family residential apartment complex which was subsequently sold in February 1996.

   Office Property and Equipment

Office property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the various classes of assets. Amortization of leasehold improvements is computed using the straight-line method over the useful lives of the leasehold improvements.

   Earnings per Share

Primary earnings per share are based upon the weighted average number of issued and outstanding common shares including shares subject to stock options, which are deemed common stock equivalents. For the years ended June 30, 1996, 1995 and 1994, earnings per share were based upon the following share amounts:

                                                               1996        1995        1994
                                                               ----        ----        ----
    Actual average shares outstanding......................  3,214,152   3,307,263   3,349,000
    Option equivalents.....................................    150,435     134,845     140,930
                                                             ---------   ---------   ---------
    Weighted average aggregate.............................  3,364,587   3,442,108   3,489,930
                                                             ---------   ---------   ---------

- - -------------------------------------------------------------------------------

On September 21, 1995, the Board of Directors declared a 5 for 4 stock split on Parkvale's common stock. The additional shares were paid on October 16, 1995 to stockholders of record at the close of business on October 2, 1995. This increased the outstanding shares by 640,706. No fractional shares were issued. All share amounts in this report have been restated to reflect the effect of this stock split and similar splits in 1994 and 1993.

   Stock Options

In October 1995, the Financial Accounting Standards Board (FASB) issued FAS 123, "Accounting for Stock-Based Compensation." FAS 123 defines a fair value-based method of accounting for stock-based employee compensation plans. Under the fair value-based method, compensation cost is measured at the grant date based upon the value of the award and is recognized over the service period. The standard encourages all entities to adopt this method of accounting for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation costs for its plans as prescribed in APB Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." If an entity elects to continue to use the accounting in Opinion 25, pro forma disclosures of net income and earnings per share must be made as if the fair value method of accounting, as defined by FAS 123 had been applied. FAS 123 is effective for Parkvale's fiscal year ending June 30, 1997.

Parkvale grants stock options at exercise prices not less than the fair market value of common stock on the date of grant. Under APB 25, no compensation expense is recognized pursuant to the Parkvale's stock option plan. Parkvale will continue its accounting in accordance with APB 25 and provide the required proforma disclosures.

   Statement of Cash Flows

For the purposes of reporting cash flows, cash and cash equivalents include cash and non-interest earning deposits and federal funds sold. Additionally, allocation of treasury stock to retirement plans includes exercise of stock options and allocation to the employee stock ownership plan.

   Treasury Stock

The purchase of PFC common stock is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the average cost basis, with any excess proceeds being credited to Additional Paid-in Capital. In July 1996, a stock repurchase program was announced authorizing repurchases of up to 161,000 shares, representing 5% of outstanding stock. The repurchases are authorized to be made from time to time in open-market transactions during the next 12 months at prevailing market prices. The repurchased shares will be available for general corporate purposes, including approximately 125,000 shares for contributions to employee benefit plans.

   Effect of New Accounting Standards

In May 1995, the FASB issued FAS 122, "Accounting for Mortgage Servicing Rights." This Statement amends certain provisions of Statement 65, "Accounting for Certain Mortgage Banking Activities," and requires enterprises engaging in mortgage banking activities to recognize as separate assets rights to service mortgage loans for loans originated by the enterprise. The adoption of FAS 122 has had no impact on the result of operations as the Bank does not engage in the sale of mortgage loans.

In June 1996, the FASB issued FAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." Under the FASB's
"financial components" approach, both the transferor and transferee would recognize the asset and liabilities (or components thereof) that it controls in a physical sense and "derecognize" the assets and liabilities that were surrendered or extinguished in the transfer. Prior rules emphasize the economic risks or rewards of ownership of the assets. This Statement is effective for transactions occurring after December 31, 1996. Parkvale does not anticipate any impact on results of operations and financial condition from the adoption of this Statement.
- - -------------------------------------------------------------------------------

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
- - -------------------------------------------------------------------------------

NOTE B--INVESTMENT SECURITIES

                                                    1996                                               1995
                               ----------------------------------------------     -----------------------------------------------
                                             GROSS        GROSS                                 GROSS        GROSS
                               AMORTIZED   UNREALIZED   UNREALIZED     FAIR       AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                 COST        GAINS        LOSSES      VALUE         COST        GAINS        LOSSES       VALUE
                               ---------   ----------   ----------   --------     ---------   ----------   ----------    --------
Investments available for sale at June 30 consisted of:
    FHLMC common stock
      (42,424 shares)........  $    166      $3,461       $   --     $  3,627     $    166      $2,751       $   --      $  2,917
    FHLB of Pittsburgh
      stock..................     5,927          --           --        5,927        5,388          --           --         5,388
    Equity
      securities--other......       711         228           --          939          336          97           --           433
                               --------       -----       ------     --------     --------     -------       ------      --------
         Total equity
           investments
           available for
           sale..............  $  6,804      $3,689       $   --     $ 10,493     $  5,890      $2,848       $   --      $  8,738
                               --------      ------       ------     --------     --------      ------       ------      --------

Investment securities at June 30 classified as held to maturity consisted of the following:

U.S. Government and agency
  obligations due:
    Within 1 year............  $  9,000      $    3       $    7     $  8,996     $ 32,874      $   75       $   66      $ 32,883
    Within 5 years...........    53,936          --          891       53,045       53,986         108          401        53,693
                               --------      ------       ------     --------     --------      ------        -----      --------
         Total U.S.
           Government and
           agency
           obligations.......    62,936           3          898       62,041       86,860         183          467        86,576
Corporate debt:
    Within 1 year............    17,089          21           16       17,094       21,219           4           86        21,137
    Within 5 years...........    14,997          45           31       15,011       15,738          34          137        15,635
                               --------      ------       ------      -------     --------      ------        -----      --------
         Total Corporate
           debt..............    32,086          66           47       32,105       36,957          38          223        36,772
Total U.S. Government and
  agency obligations and
  corporate debt.............    95,022          69          945       94,146      123,817         221          690       123,348
                               --------      ------      -------      -------     --------      ------        -----      --------

Mortgage-backed securities at June 30 consisted of:

FHLMC........................    61,730         968          344       62,354       61,602       1,099          316        62,385
FNMA.........................     7,791          70           30        7,831        4,442         101           --         4,543
GNMA.........................     1,326          43           --        1,369        1,583          54            1         1,636
Collateralized mortgage
  obligations (CMOs).........    26,965          59          222       26,802       31,540           5          701        30,844
Other participation
  certificates...............     1,559          --           --        1,559        1,714          --           --         1,714
                               --------   ---------   ----------     --------     --------   ---------   ----------      --------
         Total mortgage
           backed
           securities........    99,371       1,140          596       99,915      100,881       1,259        1,018       101,122
                               --------   ---------   ----------     --------     --------   ---------   ----------      --------
Total investments classified
  as held to maturity........   194,393       1,209        1,541      194,061      224,698       1,480        1,708       224,470
                               --------   ---------   ----------     --------     --------   ---------   ----------      --------
         Total investment
           portfolio.........  $201,197      $4,898       $1,541     $204,554     $230,588      $4,328       $1,708      $233,208
                               ========   =========   ==========     ========     ========   =========   ==========      ========

The FHLB of Pittsburgh stock is a restricted equity security that does not have a readily determinable fair value. The FHLB requires member institutions to maintain a minimum level of stock ownership based on a percentage of residential mortgages, subject to periodic redemption at par if the stock owned is over the minimum requirement. As such, FHLB stock is recorded at cost with no unrealized gains or losses as an investment available for sale.

Mortgage-backed securities are not due at a single maturity date; periodic payments are received on the securities based on the payment patterns of the underlying collateral.

The CMOs at June 30, 1996 consist of $8,523 of adjustable rate securities and
$18,442 of fixed rate instruments with a weighted average lives of less than one year. The CMOs are not deemed to be "high risk" securities as defined by the Federal Financial Institutions Examination Council.
- - -------------------------------------------------------------------------------

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
- - -------------------------------------------------------------------------------

NOTE C--LOANS

Loans at June 30 are summarized as follows:

                                                      1996        1995        1994        1993        1992
                                                      ----        ----        ----        ----        ----
Mortgage loans:
  Residential:
     1-4 Family..................................   $517,082    $423,439    $403,492    $417,079    $435,371
     Multi-family................................     17,375      22,894      22,735      16,826      20,677
  Commercial.....................................     19,516      18,435      18,113      17,851      21,045
  Other..........................................      2,387       3,196       1,931       1,472       1,577
                                                    --------    --------    --------    --------    --------
                                                     556,360     467,964     446,271     453,228     478,670
Consumer loans...................................     76,224      69,197      61,805      55,296      50,090
Commercial business loans........................      8,925       4,542       6,135       8,996      10,654
Loans on savings accounts........................      3,285       3,253       3,206       3,314       3,431
                                                    --------    --------    --------    --------    --------
  Gross loans....................................    644,794     544,956     517,417     520,834     542,845
Less:
  Loans in process...............................      4,386       4,816       7,506       4,782       8,238
  Allowance for loan losses......................     13,990      13,136      12,056      10,283       7,619
  Unamortized discount and deferred loan fees....        966       2,459       2,861       2,337       3,654
                                                    --------    --------    --------    --------    --------
                                                    $625,452    $524,545    $494,994    $503,432    $523,334
                                                    ========    ========    ========    ========    ========

The following summary sets forth the activity in the allowance for loan losses for the years ended June 30:

                                                           1996       1995       1994       1993       1992
                                                           ----       ----       ----       ----       ----
Beginning balance......................................   $13,136    $12,056    $10,283    $ 7,619    $3,866
Provision for losses--mortgage loans...................       440        972      1,668      3,247     3,369
Provision for losses--consumer loans...................       246        122        111        445        73
Provision for losses--commercial business loans........        --         --         50         57        --
Loss reserves acquired through merger..................        --         --         --         --       478
Loans recovered........................................       329         95        157        370       360
Loans charged off......................................      (161)      (109)      (213)    (1,455)     (527)
                                                          -------    -------    -------    -------    ------
Ending balance.........................................   $13,990    $13,136    $12,056    $10,283    $7,619
                                                          =======    =======    =======    =======    ======

Loans charged off and recovered are as follows:

                                                           1996       1995       1994       1993       1992
                                                          -------    -------    -------    -------    ------
Loans recovered:
       Commercial......................................   $    --    $    --    $    --    $     1    $   --
       Consumer........................................        70         47          9          6         3
       Mortgage........................................       259         48        148        363       357
                                                          -------    -------    -------    -------    ------
     Total recoveries..................................       329         95        157        370       360
                                                          -------    -------    -------    -------    ------
Loans charged off:
       Commercial......................................        --         --         --         --      (121)
       Consumer........................................      (125)       (39)       (45)       (22)      (47)
       Mortgage........................................       (36)       (70)      (168)    (1,433)     (359)
                                                          -------    -------    -------    -------    ------
     Total charge offs.................................      (161)      (109)      (213)    (1,455)     (527)
                                                          -------    -------    -------    -------    ------
     Net recoveries (charge offs)......................   $   168    $   (14)   $   (56)   $(1,085)   $ (167)
                                                          =======    =======    =======    =======    ======

The allowance for loan losses at June 30 consisted of:

        Mortgage loans..............................      $12,579    $11,915    $10,923    $9,274    $7,096
        Consumer loans..............................        1,194      1,004        916       843       414
        Commercial business loans...................          217        217        217       166       109
Ratio of net charge-offs to average loans...........         0.00%      0.00%      0.01%     0.21%     0.03%

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
- - ------------------------------------------------------------------------------
At June 30, 1996, Parkvale was committed under various agreements to originate fixed and adjustable rate mortgage loans aggregating $1,087 and $2,019, respectively, at rates ranging from 7.63% to 8.15% for fixed rate and 5.63% to 7.85% for adjustable rate loans and had $52,932 of unused consumer lines of credit and $3,828 in unused commercial lines of credit. In addition, Parkvale was committed to originate mortgage loans aggregating $300 at rates ranging from 6.00% to 7.63% under bond programs secured by the City of Pittsburgh. Parkvale was also committed to originate commercial loans totalling $727 at June 30, 1996. Available but unused consumer and commercial credit card lines amounted to $8,531 and $194, respectively, at June 30, 1996.

At June 30, Parkvale serviced loans for the benefit of others as follows:
1996--$13,001, 1995--$15,555, and 1994--$18,228. Decreases represent repayments on the underlying loans.

At June 30, 1996, Parkvale's loan portfolio consisted primarily of residential real estate loans collateralized by single and multifamily residences, nonresidential real estate loans secured by industrial and retail properties and consumer loans including lines of credit.

Parkvale has geographically diversified its mortgage loan portfolio, having loans outstanding in over 40 states and the District of Columbia. Parkvale's highest concentrations are in the following states/area along with their respective share of the outstanding mortgage loan balance: Pennsylvania--53.5%; greater Washington, D.C. area--10.7%; and, Ohio--8.0%. The ability of debtors to honor these contracts depends largely on economic conditions affecting the Pittsburgh, greater Washington D.C., and Columbus metropolitan areas, with repayment risk dependent on the cash flow of the individual debtors. Substantially all mortgage loans are secured by real property with a loan amount of generally no more than 80% of the appraised value at the time of origination. Loans in excess of 80% of appraised value require private mortgage insurance.

At July 30, 1996, management has determined that $642 of loans were considered to be impaired in conformity with FAS 114, as amended by FAS 118. The average recorded investment in impaired loans during 1996 was $937. The total allowance for loan losses related to these loans was $95 at June 30, 1996.
- - -------------------------------------------------------------------------------
NOTE D--OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment at June 30 are summarized by major classification as follows:

                                                                          1996       1995
                                                                         ------     ------
           Land.......................................................   $  318     $  318
           Office buildings and leasehold improvements................    3,489      3,446
           Furniture, fixtures and equipment..........................    3,145      3,127
                                                                         ------     ------
                                                                          6,952      6,891
           Less accumulated depreciation and amortization.............    4,947      4,630
                                                                         ------     ------
           Office properties and equipment, net.......................   $2,005     $2,261
                                                                         ======     ======
           Depreciation expense.......................................   $  370     $  410
                                                                         ======     ======

- - ------------------------------------------------------------------------------
NOTE E--SAVINGS DEPOSITS

The following schedule sets forth interest expense for the years ended June 30 by type of savings deposit:

                                                              1996        1995        1994
                                                             -------     -------     -------
      Checking and money market accounts..................   $ 2,154     $ 2,355     $ 3,052
      Passbook accounts...................................     3,630       3,970       4,442
      Certificates........................................    32,260      27,546      26,017
                                                             -------     -------     -------
                                                             $38,044     $33,871     $33,511
                                                             =======     =======     =======

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
- - -------------------------------------------------------------------------------
A summary of savings deposits at June 30:

                                                                1996                 1995
                                                          -----------------    -----------------
                                                           AMOUNT       %       AMOUNT       %
                                                          --------    -----    --------    -----
      Savings:
        Checking accounts..............................   $ 54,138      6.7    $ 50,064      6.3
        Checking accounts--non-interest bearing........     16,308      2.0      12,515      1.6
        Money market accounts..........................     47,657      5.9      51,148      6.4
        Passbook accounts..............................    140,908     17.5     141,791     17.9
                                                          --------    -----    --------    -----
                                                           259,011     32.1     255,518     32.2
      Certificates of deposit..........................    541,912     67.1     533,831     67.2
                                                          --------    -----    --------    -----
                                                           800,923     99.2     789,349     99.4
      Accrued interest.................................      6,164      0.8       5,096      0.6
                                                          --------    -----    --------    -----
                                                          $807,087    100.0    $794,445    100.0
                                                          ========    =====    ========    =====

At June 30, the scheduled maturities of certificate accounts were as follows:

      MATURITY PERIOD                                                 1996          1995
      ---------------                                               --------      --------
      1-12 months................................................   $268,177      $266,128
      13-24 months...............................................     88,166        74,974
      25-36 months...............................................     47,180        69,664
      37-48 months...............................................     49,235        23,858
      49-60 months...............................................     32,385        37,900
      Thereafter.................................................     56,769        61,307
                                                                    --------      --------
                                                                    $541,912      $533,831
                                                                    ========      ========

- - ------------------------------------------------------------------------------
NOTE F--ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER DEBT

The advances from the FHLB at June 30 consisted of the following:

                                                        1996                       1995
                                                ---------------------      ---------------------
                                                            INTEREST                   INTEREST
                                                BALANCE      RATE %        BALANCE      RATE %
                                                -------     ---------      -------     ---------
      Due within one year....................   $ 5,000          8.44      $    --
      Due within five years..................    10,000     6.24-7.98       15,000     6.24-8.44
      Due within ten years...................     5,000          6.82        5,000          6.82
      Due within twenty years................       693     3.00-6.27          607     3.00-5.00
                                                -------                    -------
                                                $20,693                    $20,607
                                                =======                    =======
      Weighted average interest rate
        at end of period.....................                    7.25%                      7.25%
                                                                 ====                       ====

The FHLB advances are secured by Parkvale's FHLB stock and mortgage-backed securities and are subject to substantial prepayment penalties. Parkvale has a line of credit with the FHLB. The total amount of credit available to Parkvale through this product is approximately $50 million. To date, Parkvale has not borrowed on the line of credit and has no current plans to do so.

Other debt consists of recourse loans and commercial investment agreements with certain commercial checking account customers. These daily borrowings had balances of $6,218 and $3,997 at June 30, 1996 and 1995, respectively.
- - -------------------------------------------------------------------------------

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
- - --------------------------------------------------------------------------------
NOTE G--STOCKHOLDERS' EQUITY

The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") requires the Bank to maintain specific amounts of capital. The following table sets forth certain information concerning the Bank's regulatory capital:

                                                JUNE 30, 1996                             JUNE 30, 1995
                                     ------------------------------------     --------------------------------------
                                      TIER I       TIER I       TIER II        TIER I       TIER I         TIER II
                                       CORE      RISK-BASED    RISK-BASED       CORE      RISK-BASED     RISK-BASED
                                     CAPITAL      CAPITAL       CAPITAL       CAPITAL       CAPITAL        CAPITAL
                                     --------    ----------    ----------     --------    -----------    -----------
Equity capital (1)................   $ 68,446     $ 68,446      $ 68,446      $ 60,354     $  60,354      $  60,354
Less non-allowable intangible
  assets..........................       (276)        (276)         (276)         (434)         (434)          (434)
Less unrealized securities
  gains...........................     (2,255)      (2,255)       (2,255)       (1,782)       (1,782)        (1,782)
Plus general valuation allowances
  (2).............................         --           --         6,155            --            --          5,619
                                     --------     --------      --------      --------     ---------      ---------
Total regulatory capital..........     65,915       65,915        72,070        58,138        58,138         63,757
Minimum required capital..........     37,189       19,698        38,786        36,274        17,982         35,375
                                     --------     --------      --------      --------     ---------      ---------
Excess regulatory capital.........   $ 28,726     $ 46,217      $ 33,284      $ 21,864     $  40,156      $  28,382
                                     ========     ========      ========      ========     =========      =========
     Adjusted total assets........   $929,729     $492,447      $484,824      $906,839     $ 449,546      $ 442,182
Regulatory capital as a
  percentage......................       7.09%       13.39%        14.87%         6.41%        12.93%         14.42%
Minimum capital required as a
  percentage......................       4.00%        4.00%         8.00%         4.00%         4.00%          8.00%
                                     --------     --------      --------      --------     ----------     ---------
Excess regulatory capital as a
  percentage......................       3.09%        9.39%         6.87%         2.41%         8.93%          6.42%
                                     ========     ========      ========      ========     =========      =========
Well capitalized requirement......       5.00%        6.00%        10.00%         5.00%         6.00%         10.00%
                                     ========     ========      ========      ========     =========      =========

(1) Represents equity capital of the Bank as reported to the Pennsylvania Department of Banking and FDIC.

(2) Limited to 1.25% of risk adjusted total assets.
- - -------------------------------------------------------------------------------
NOTE H--INCOME TAXES

                                                               1996        1995        1994
                                                              ------      ------      ------
      Federal:
        Current............................................   $3,923      $4,071      $3,734
        Deferred...........................................      276         (45)        (32)
      State................................................      801         607         575
                                                              ------      ------      ------
                                                              $5,000      $4,633      $4,277
                                                              ======      ======      ======

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Parkvale's deferred tax assets and liabilities at June 30 are as follows:

                                                                          1996        1995
                                                                         ------      ------
      Deferred tax assets:
        Book bad debt reserves........................................   $4,685      $4,404
        Deferred loan fees............................................      379         413
        Purchase accounting adjustments...............................      105         115
        Deferred gains................................................       --         165
        Deferred compensation.........................................      113          80
                                                                         ------      ------
           Total deferred tax assets..................................    5,282       5,177
                                                                         ------      ------
      Deferred tax liabilities:
        Tax bad debt reserves.........................................    1,803       1,232
        Fixed assets..................................................      (22)          8
        Unrealized gains on securities available for sale.............    1,346       1,039
        Other, net....................................................      237         397
                                                                         ------      ------
           Total deferred tax liabilities.............................    3,364       2,676
                                                                         ------      ------
           Net deferred tax assets....................................   $1,918      $2,501
                                                                         ======      ======

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
- - -------------------------------------------------------------------------------
No valuation allowance was required at June 30, 1996 or 1995.

Parkvale's effective tax rate differs from the expected federal income tax rate for the years ended June 30 as follows:

                                                        1996               1995               1994
                                                   --------------     --------------     --------------
Expected federal statutory income tax
  provision/rate................................   $4,970    34.0%    $4,319    34.0%    $3,912    34.0%
Tax exempt interest.............................     (197)   -1.3%      (215)   -1.7%      (221)   -1.9%
State income taxes, net of federal benefit......      529     3.6%       401     3.2%       379     3.3%
Other...........................................     (302)   -2.1%       128     1.0%       207     1.8%
                                                   ------    ----     ------    ----     ------    ----
Effective total income tax provision............   $5,000    34.2%    $4,633    36.5%    $4,277    37.2%
                                                   ======    ====     ======    ====     ======    ====

Savings institutions which meet certain definitional tests and operating requirements prescribed by the Internal Revenue Code of 1986, as amended, are allowed a special bad debt deduction, extended expiration dates for net operating loss carryforwards, and other special tax provisions. If a savings institution does not continue to meet the federal income tax requirements necessary to meet these definitions, the institution may lose the benefits of these special provisions. Taxable income of subsidiaries is generally computed without the benefit of these special provisions.

The special bad debt deduction is based on either specified experience formulas or a specified percentage of taxable income before such deduction. For tax years from 1987 to 1995, the percentage of taxable income bad debt deduction is 8% of adjusted taxable income. Retained earnings at December 31, 1995 include financial statement tax bad debt reserves of $12,013. The Small Business Job Protection Act of 1996 passed on August 20, 1996 eliminates this special bad debt deduction granted solely to thrifts. This has consequently evoked the recapture of past taxes for permanent deductions arising from "applicable excess reserve." This "applicable excess reserve" is the total amount of the reserve over the base year reserve as of December 31, 1987. The recapture tax is to be paid in six equal annual installments beginning after 1995. Deferral of these payments for up to 2 years is permitted contingent upon the Bank satisfying a specified mortgage origination test for 1996 and/or 1997. At December 31, 1995, Parkvale had $4,137 in excess of the base year reserves. Subject to prevailing corporate tax rates, Parkvale owes $1,407 in federal taxes, which is reflected as a deferred tax liability. In addition, $396 has been accrued as a deferred tax liability for activity in the first half of calendar year 1996. No provision has been made for the $7,876 of base year reserves.

The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax which is calculated at 11.5% of earnings based on generally accepted accounting principles with certain adjustments.
- - -------------------------------------------------------------------------------

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
- - -------------------------------------------------------------------------------
NOTE I--EMPLOYEE COMPENSATION PLANS

      Retirement Plan

Parkvale provides eligible employees participation in a 401(k) defined contribution plan. Benefit expense was $172, $171, and $157 in fiscal years 1996, 1995, and 1994, respectively, which represented a 50% company match on deferred compensation and a profit sharing contribution equal to 2% of eligible compensation.

      Employee Stock Ownership Plan ("ESOP")

Parkvale adopted a leveraged ESOP in fiscal 1987 in conjunction with the conversion to a stock form of ownership. Participants in the plan are all employees who have met minimum service and age requirements. The balance of the ESOP loan at June 30, 1995 was $55 and was paid off in March 1996. Parkvale recognized expense of $336 in fiscal 1996, $253 in fiscal 1995, and $99 in fiscal 1994 for ESOP contributions, which were used to make debt service payments and for the purchase of additional shares of Parkvale's Common Stock in open-market transactions. At June 30, 1996, the ESOP owned 279,023 shares of Parkvale Common Stock.

      Stock Option Plans

Parkvale has Stock Option Plans for the benefit of directors, officers and other selected key employees of Parkvale who are deemed to be responsible for the future growth of Parkvale. All of the original shares under the 1987 Plan have been awarded. In October 1993, the 1993 Directors' Stock Option Plan was adopted. An aggregate of 97,657 shares of authorized but unissued Common Stock of Parkvale were reserved for future issuance. As of June 30, 1996, 29,295 option shares have been granted under this plan. Additionally, the 1993 Key Employee Stock Compensation Program was adopted in October 1993. An aggregate of 236,328 shares of authorized but unissued Common Stock of Parkvale were reserved for future issuance. As of June 30, 1996, 42,968 option shares have been granted under this plan. The 1993 Director's Stock Option Plan shares were exercisable on the date of the grant. The 1993 Key Employee Stock Compensation Program option shares are 50% exercisable upon 6 months of continuous service after the grant date and the remaining 50% is exercisable after a year of continuous service from the grant date. At June 30, 1996, all option shares are exercisable. The following table presents option share data related to the Stock Option Plans for the years indicated, adjusted for the 1995, 1994 and 1993 stock splits:

     OPTION PRICE PER SHARE        $4.096     $5.568     $19.456    $20.160    $18.848    $26.625     Total
                                   -------    -------    -------    -------    -------    -------    -------
Share balances at
     June 30, 1993..............   112,304    112,304                                                224,608
        Granted.................                          9,765                                        9,765
        Exercised...............   (20,039)   (17,578)                                               (37,617)
                                   -------    -------    ------     ------    -------    -------     -------
     June 30, 1994..............    92,265     94,726     9,765                                      196,756
        Granted.................                                    62,500      9,765                 72,265
        Exercised...............    (8,282)    (1,953)                                               (10,235)
                                   -------    -------    ------     ------    -------    -------     -------
     June 30, 1995..............    83,983     92,773     9,765     62,500      9,765                258,786
        Granted.................                                                           9,765       9,765
        Exercised...............   (26,906)    (4,453)                                               (31,359)
                                   -------    -------    ------     ------    -------    -------     -------
     June 30, 1996..............    57,077     88,320     9,765     62,500      9,765      9,765     237,192
- - ------------------------------------------------------------------------------------------------------------

NOTE J--GAIN (LOSS) ON SALE OF ASSETS

The components of gain on sale of assets for the years ended June 30 consist of the following:

                                                1996                 1995                  1994
                                          ----------------      ---------------      -----------------
                                           BOOK      GAIN       BOOK      GAIN        BOOK       GAIN
                                          VALUE     (LOSS)      VALUE    (LOSS)       VALUE     (LOSS)
                                          ------    ------      -----    ------      -------    ------
Investment securities..................   $   --     $ --        $36      $ --       $25,772     $ (9)
Loan facilitating sale of real
  estate...............................   $4,547     $969         --        --            --       --
                                          ------     ----        ---      ----       -------     ----
                                          $4,547     $969        $36      $ --       $25,772     $ (9)
                                          ======     ====        ===      ====       =======     ====

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
- - ------------------------------------------------------------------------------
The $969 gain recognized in fiscal 1996 was related to the payoff of a loan that had been classified as special mention for regulatory purposes due to the loan-to-value ratio being higher than the Bank's normal underwriting standards for multi-family loans. The loan was granted in fiscal 1994 in connection with the sale of real estate with the gain from the sale deferred and accreted into income over the term of the loan.
- - -------------------------------------------------------------------------------
NOTE K--LEASES

Parkvale's rent expense for leased real properties amounted to approximately
$992 in fiscal 1996, $911 in 1995 and $818 in 1994. At June 30, 1996, Parkvale
was obligated under 19 noncancellable operating leases, which expire through
2014. The minimum rental commitments for the fiscal years subsequent to June
30, 1996 are as follows: 1997--$934, 1998--$605, 1999--$459, 2000--$299,
2001--$248, later years--$1,169.
- - ------------------------------------------------------------------------------
NOTE L--SELECTED BALANCE SHEET INFORMATION

                                                                             JUNE 30,
                                                                       --------------------
                                                                         1996         1995
                                                                       --------      ------
      Prepaid expenses and other assets:
        Accrued interest on loans...................................    $3,775       $3,196
        Reserve for uncollected interest............................      (137)        (127)
        Accrued interest on investments.............................     2,453        2,653
        Other prepaids..............................................       739          649
        Net deferred tax asset......................................     1,918        2,501
                                                                        ------       ------
                                                                        $8,748       $8,872
                                                                        ======       ======
      Other liabilities:
        Accounts payable and accrued expenses.......................    $1,837       $1,479
        Negative goodwill...........................................       793          917
        Other liabilities...........................................     1,078          723
        Employee stock ownership plan debt..........................        --           55
        Federal and state income taxes payable......................       943        1,003
                                                                        ------       ------
                                                                        $4,651       $4,177
                                                                        ======       ======


- - ------------------------------------------------------------------------------
NOTE M--QUARTERLY CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                      THREE MONTHS ENDED               YEAR               THREE MONTHS ENDED               YEAR
                             -------------------------------------     ENDED     -------------------------------------     ENDED
                             SEP. 95   DEC. 95   MAR. 96   JUNE 96    JUNE 96    SEP. 94   DEC. 94   MAR. 95   JUNE 95    JUNE 95
                             -------   -------   -------   -------    -------    -------   -------   -------   -------    -------
Total interest income......  $16,561   $16,559   $16,532   $16,465    $66,117    $14,726   $14,932   $15,328   $16,040    $61,026
Total interest expense.....   10,073     9,985     9,881     9,692     39,631      8,489     8,488     8,786     9,668     35,431
                             -------   -------   -------   -------    -------    -------   -------   -------   -------    -------
Net interest income........    6,488     6,574     6,651     6,773     26,486      6,237     6,444     6,542     6,372     25,595
Provision for loan
  losses...................      185       149       168       184        686        299       293       273       229      1,094
                             -------   -------   -------   -------    -------    -------   -------   -------   -------    -------
Total interest income after
  provision for losses.....    6,303     6,425     6,483     6,589     25,800      5,938     6,151     6,269     6,143     24,501
Gain on sale of assets.....       --        --       969        --        969         --        --        --        --         --
Other income...............      510       533       556       490      2,089        482       492       496       554      2,024
Total other expense........    3,521     3,604     3,582     3,533     14,240      3,307     3,473     3,556     3,485     13,821
                             -------   -------   -------   -------    -------    -------   -------   -------   -------    -------
Income before income
  taxes....................    3,292     3,354     4,426     3,546     14,618      3,113     3,170     3,209     3,212     12,704
Income tax expense.........    1,149     1,172     1,443     1,236      5,000      1,175     1,160     1,163     1,135      4,633
                             -------   -------   -------   -------    -------    -------   -------   -------   -------    -------
Net income.................  $ 2,143   $ 2,182   $ 2,983   $ 2,310    $ 9,618    $ 1,938   $ 2,010   $ 2,046   $ 2,077    $ 8,071
                             =======   =======   =======   =======    =======    =======   =======   =======   =======    =======
Net income per share.......  $  0.64   $  0.65   $  0.88   $  0.69    $  2.86    $  0.55   $  0.58   $  0.60   $  0.61    $  2.34

- - ------------------------------------------------------------------------------

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
- - ------------------------------------------------------------------------------
NOTE N--PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

The condensed balance sheet and statements of income and cash flows for Parkvale Financial Corporation as of June 30, 1996 and 1995 and the years then ended are presented below. PFC's sole subsidiary is Parkvale Savings Bank ("PSB").

              PARKVALE FINANCIAL CORPORATION (PARENT COMPANY ONLY)

                   BALANCE SHEETS
                                     1996       1995
Assets:
  Investment in PSB............   $68,446    $60,354
  Cash.........................       963        748
  Other equity investments.....       840        371
                                  -------    -------
     Total Assets..............   $70,249    $61,473
                                  =======    =======
Liabilities and Stockholders'
  Equity:
  Accounts payable.............   $    13    $     6
  Deferred taxes...............        50         15
  Dividends payable............       421        333
  ESOP debt....................        --         55
  Stockholders' equity.........    69,765     61,064
                                  -------    -------
     Total liabilities and
       stockholders' equity....   $70,249    $61,473
                                  =======    =======

                 STATEMENTS OF INCOME
                             1996      1995      1994
                             ----      ----      ----
Dividends from PSB.......   $2,000    $4,400    $1,000
Other income.............       82        68        60
Operating expenses.......      (82)      (68)      (59)
Amortization expense.....       --        --        (1)
                            ------    ------    ------
Income before equity in
  undistributed earnings
  of subsidiary..........    2,000     4,400     1,000
Equity in undistributed
  income of PSB..........    7,618     3,671     6,228
                            ------    ------    ------
     Net income..........   $9,618    $8,071    $7,228
                            ======    ======    ======

                                     STATEMENTS OF CASH FLOWS
                                                                  1996       1995        1994
                                                                  ----       ----        ----
    Cash flows from operating activities:
      Management fee income received.........................   $    82    $    68     $    60
      Dividends received.....................................     2,000      4,400       1,000
      Cash paid to suppliers.................................       (75)       (85)        (53)
                                                                -------    -------     -------
         Net cash provided by operating activities...........     2,007      4,383       1,007
                                                                -------    -------     -------
    Cash flows from investing activities:
      Equity investments purchased...........................      (373)      (330)         --
    Cash flows from financing activities:
      Payment for treasury stock.............................        --     (3,031)         --
      Allocation of treasury stock to retirement plans.......       178         39          49
      Dividends paid to stockholders.........................    (1,592)    (1,321)     (1,062)
      Loan to PFC ESOP.......................................      (135)      (112)         --
      Principal collected on ESOP loan.......................       130         13          --
                                                                -------    -------     -------
         Net cash used in financing activities...............    (1,419)    (4,412)     (1,013)
                                                                -------    -------     -------
    Net increase (decrease) in cash and cash equivalents.....       215       (359)         (6)
    Cash and cash equivalents at beginning of year...........       748      1,107       1,113
                                                                -------    -------     -------
    Cash and cash equivalents at end of year.................   $   963    $   748     $ 1,107
                                                                =======    =======     =======
    Reconciliation of net income to net cash provided by
      operating activities:
      Net income.............................................   $ 9,618    $ 8,071     $ 7,228
      Adjustments to reconcile net income to net cash
         provided by operating activities:
            Undistributed income of PSB......................    (7,618)    (3,671)     (6,228)
            Increase (decrease) in accrued expenses..........         7        (17)          6
            Amortization expense.............................        --         --           1
                                                                -------    -------     -------
         Net cash provided by operating activities...........   $ 2,007    $ 4,383     $ 1,007
                                                                =======    =======     =======

- - ------------------------------------------------------------------------------

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
- - -------------------------------------------------------------------------------

NOTE O--FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107 ("FAS 107"), "Disclosure About Fair Value of Financial Instruments," requires the determination of fair value for certain of the Bank's assets, liabilities and contingent liabilities. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

CASH AND NONINTEREST BEARING DEPOSITS: The carrying amount of cash which includes noninterest-bearing demand deposits approximates fair value.

FEDERAL FUNDS SOLD: The carrying amount of overnight federal funds approximates fair value.

INTEREST-EARNING DEPOSITS IN OTHER BANKS: The carrying amount of other overnight interest-bearing balances approximates fair value.

INVESTMENTS AND MORTGAGE-BACKED SECURITIES: The fair values of investment securities are obtained from the Wall Street Journal, the Interactive Data Corporation pricing service and various investment brokers for securities not available from public sources.

LOANS RECEIVABLE: Fair values were estimated by discounting contractual cash flows using interest rates currently being offered for loans with similar credit quality adjusted for standard prepayment assumptions.

DEPOSIT LIABILITIES: For checking, savings and money market accounts, fair value is the amount payable on demand at June 30. The fair values of fixed-maturity certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits of similar remaining maturities.

ADVANCES FROM FEDERAL HOME LOAN BANK: Fair value is determined by discounting the advances using current rates of advances with comparable maturities as of the reporting date.

COMMERCIAL INVESTMENT AGREEMENTS: The carrying amount of these overnight borrowings approximates fair value.

OFF-BALANCE-SHEET INSTRUMENTS: Fair value for off-balance-sheet instruments (primarily loan commitments) are estimated using internal valuation models and are limited to fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. Unused consumer and commercial lines of credit are assumed equal to the outstanding commitment amount due to the variable interest rate attached to these lines of credit.

                                                           1996                          1995
                                                  -----------------------       -----------------------
                                                   ESTIMATED     CARRYING        ESTIMATED     CARRYING
FINANCIAL ASSETS:                                 FAIR VALUE      VALUE         FAIR VALUE      VALUE
                                                  -----------    --------       -----------    --------
  Cash and noninterest-earning deposits........    $  10,905     $ 10,905        $  10,003     $ 10,003
  Federal funds sold...........................       66,557       66,557          116,581      116,581
  Interest-earning deposits in other banks.....          173          173              194          194
  Investment securities........................      104,639      105,515          132,086      132,555
  Mortgage-backed securities...................       99,915       99,371          101,122      100,881
  Loans receivable.............................      644,936      625,452          551,023      524,545
                                                   ---------     --------        ---------     --------
                                                   $ 927,125     $907,973        $ 911,009     $884,759
                                                   =========     ========        =========     ========
FINANCIAL LIABILITIES:
  Checking, savings and money market
     accounts..................................    $ 259,011     $259,011        $ 255,518     $255,518
  Savings certificates.........................      539,433      541,912          539,108      533,831
  Advances from Federal Home Loan Bank.........       20,795       20,693           21,026       20,607
  Commercial investment agreements.............        6,218        6,218            3,997        3,997
                                                   ---------     --------        ---------     --------
                                                   $ 825,457     $827,834        $ 819,649     $813,953
                                                   =========     ========        =========     ========
Off-Balance Sheet Instruments..................    $     (24)    $     --        $      18     $     --

- - ------------------------------------------------------------------------------

================================================================================
    CAPITAL STOCK INFORMATION
    o  ANNUAL MEETING
       The Annual Meeting of Stockholders will be held at 10:00 a.m., Thursday, October 24, 1996, at the Pittsburgh Athletic Association, 4215 Fifth Avenue, Pittsburgh, Pennsylvania.

    o  STOCK LISTING & DIVIDENDS
       Parkvale's Common Stock is traded in the over-the-counter market and quoted on the NASDAQ National Market System under the symbol "PVSA." Prices shown below are based on the prices reported by the NASDAQ system, with appropriate adjustments for the 5 for 4 stock split in October 1995.

          FOR THE QUARTER ENDED                    HIGH       LOW     DIVIDENDS
          ---------------------                    ----       ---     ---------
          June 96 ...........................     $29.25     $24.50     $0.13
          March 96 ..........................      28.50      25.75      0.13
          December 95 .......................      28.50      25.24      0.13
          September 95 ......................      28.40      20.40      0.13

          June 95 ...........................      21.20      18.80      0.104
          March 95 ..........................      20.40      17.40      0.104
          December 94 .......................      20.96      17.20      0.104
          September 94 ......................      20.80      19.20      0.104

       There were 3,243,243 shares of Common Stock outstanding as of August 26, 1996, the Voting Record Date, which shares were held as of such date by approximately 520 holders of record.

    o  TRANSFER AGENT
       ChaseMellon Shareholders Services
       Overpeck Centre
       85 Challenger Road
       Ridgefield Park, NJ 07660
       1-800-756-3353
       Telecommunications Devices for the Deaf: 1-800-231-5469

    o  INFORMATION REQUESTS
       A copy of the 1996 Annual Report of Parkvale Financial Corporation on Form 10-K filed with the Securities and Exchange Commission, and a list of exhibits thereto, will be furnished to stockholders without charge upon their written request to the Treasurer of the Corporation at its Headquarters Office, 4220 William Penn Highway, Monroeville,
       PA 15146. The telephone number is (412) 373-7200.

       Parkvale's web site is http://www.parkvale.com


                                       33