Form 10-K405, Exhibit 13
period 1997-06-30
PARKVALE FINANCIAL CORP
filed 1997-09-19
CIK 820907

                                                                      Exhibit 13

--------------------------------------------------------------------------------
PARKVALE FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

BALANCE SHEET DATA AT JUNE 30:                  1997        1996        1995        1994        1993
------------------------------------------------------------------------------------------------------
Total assets                                  $991,239    $919,242    $896,422    $873,786    $886,074
Loans                                          710,868     625,452     524,545     494,994     503,432
Investment securities                          149,580     204,886     233,436     272,866     251,761
Savings deposits                               881,244     807,087     794,445     778,555     791,973
FHLB advances and other debt                    20,196      26,911      24,604      24,397      29,153
Shareholders' equity                            75,183      69,765      61,064      55,565      49,322
Shareholders' equity per share                   18.54       17.25       15.25       13.25       11.87

OPERATING DATA FOR THE YEAR ENDED JUNE 30:      1997        1996        1995        1994        1993
------------------------------------------------------------------------------------------------------
Total interest income                         $ 68,380    $ 66,117    $ 61,026    $ 59,404    $ 67,105
Total interest expense                          40,352      39,631      35,431      35,399      40,817
------------------------------------------------------------------------------------------------------
Net interest income                             28,028      26,486      25,595      24,005      26,288
Provision for loan losses                          399         686       1,094       1,829       3,749
------------------------------------------------------------------------------------------------------
Net interest income after provision for
  loan losses                                   27,629      25,800      24,501      22,176      22,539
Other income                                     2,174       3,058       2,024       2,320       2,111
Other expense                                   18,808      14,240      13,821      12,991      12,831
------------------------------------------------------------------------------------------------------
Income before taxes and extraordinary items     10,995      14,618      12,704      11,505      11,819
Income tax expense                               4,021       5,000       4,633       4,277       4,512
------------------------------------------------------------------------------------------------------
Income before extraordinary items                6,974       9,618       8,071       7,228       7,307
Extraordinary items                                 --          --          --          --        (516)
------------------------------------------------------------------------------------------------------
Net income                                    $  6,974    $  9,618    $  8,071    $  7,228    $  6,791
------------------------------------------------------------------------------------------------------
Earnings per share                               $1.66       $2.29       $1.88       $1.66       $1.58
------------------------------------------------------------------------------------------------------

OTHER SELECTED DATA (STATISTICAL PROFILE):
            YEAR ENDED JUNE 30,                 1997        1996        1995        1994        1993
------------------------------------------------------------------------------------------------------
Average yield earned on all
  interest-earning assets                         7.38%       7.45%       7.17%       6.89%       7.69%
Average rate paid on interest-bearing
  liabilities                                     4.67        4.79        4.46        4.34        4.88
Average interest rate spread                      2.71        2.66        2.71        2.55        2.81
Net yield on average interest-earning
  assets                                          3.03        2.98        3.01        2.78        3.01
Other expenses to average assets                  1.98        1.57        1.59        1.47        1.43
Other expenses to average assets**                1.45        1.57        1.59        1.47        1.43
Efficiency ratio                                 62.27       48.20       50.04       49.35       45.18
Efficiency ratio**                               45.60       49.83       50.04       49.35       45.18
Return on average assets                          0.73        1.06        0.93        0.82        0.76
Return on average assets**                        1.07        0.98        0.93        0.82        0.76
Dividend payout ratio                            31.36       18.19       17.74       16.07       13.51
Return on average equity                         10.15       15.13       13.89       13.69       14.64
Return on average equity**                       14.70       13.99       13.89       13.69       14.64
Average equity to average total assets            7.23        7.01        6.87        5.98        5.17

                AT JUNE 30,                     1997        1996        1995        1994        1993
------------------------------------------------------------------------------------------------------
One year gap to total assets                     -4.44%       0.24%       6.03%       1.65%       5.37%
Intangibles to total equity                       0.74        0.40        0.71        1.07        1.94
Shareholders' equity to assets ratio              7.58        7.59        6.81        6.36        5.57
Ratio of classified assets to total assets         0.3        0.22        0.35        0.33        0.82
Nonperforming assets                          $  2,654    $  1,248    $  2,127    $  1,163    $  5,672
Allowance for loan losses as a % of gross
  loans                                           1.95%       2.17%       2.41%       2.33%       1.97%
Number of full-service offices                      29          28          28          27          26

** Excludes the effect of the one-time FDIC special assessment in fiscal 1997 and the gain on sale of asset in fiscal 1996.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The purpose of this discussion is to summarize the financial condition and results of operations of Parkvale Financial Corporation ("Parkvale") and provide other information which is not readily apparent from the consolidated financial statements included in this annual report. Reference should be made to those statements, the notes thereto and the selected financial data presented elsewhere in this report for a complete understanding of the following discussion and analysis.

FINANCIAL CONDITION

Parkvale increased average interest earning assets by $39 million over fiscal year 1996. This growth was achieved through an increased loan portfolio funded by a modest increase in deposits and investment maturities. Average loan and average deposit balances rose $75 million and $43 million, respectively, over fiscal year 1996. Average investments fell $50 million during fiscal year 1997 while Federal funds sold increased $14 million. Additionally, average borrowings dropped approximately $6 million from the prior year.

Parkvale functions as a financial intermediary, and as such, its financial condition should be examined in terms of its ability to manage its interest rate risk, and diversify its credit risk.

ASSET AND LIABILITY MANAGEMENT

A necessary prerequisite of asset and liability management is the ability to manage interest rate risk ("IRR"). IRR is the exposure of the Bank's current and future earnings and capital arising from movements in interest rates. This exposure occurs because the present value of future cash flows, and in many cases the cash flows themselves, change when interest rates change. Parkvale's IRR is measured and analyzed using static interest rate sensitivity gap indicators, net interest income simulation estimates and net present value sensitivity measures. These combined methods enable Parkvale's management to regularly monitor both the direction and magnitude of potential changes in the relationship between interest-earning assets and interest-bearing liabilities.

Interest rate sensitivity gap analysis provides one indicator of potential interest rate risk by comparing interest-earning assets and interest-bearing liabilities maturing or repricing at similar intervals. The gap ratio is defined as rate-sensitive assets minus rate-sensitive liabilities for a given time period divided by total assets. Parkvale continually monitors gap ratios, and within the IRR framework and in conjunction with the net interest income simulations, implements actions to reduce exposure to fluctuating interest rates. Such actions have included maintaining high liquidity, deploying excess liquidity, increasing the repricing frequency of the loan portfolio and lengthening the overall maturities of interest-bearing liabilities. Management believes these ongoing actions minimize Parkvale's vulnerability to fluctuations in interest rates. The one-year gap ratio has shifted from 0.24% as of June 30, 1996 to -4.44% as of June 30, 1997, and the five-year gap ratio has shifted from 2.20% as of June 30, 1996 to -0.43% as of June 30, 1997.

Gap indicators of IRR are not necessarily consistent with IRR simulation estimates. Parkvale utilizes net interest income simulation estimates under various assumed interest rate environments to more fully capture the details of IRR. Assumptions included in the simulation process include measurement over a probable range of potential interest rate changes, prepayment speeds on amortizing financial instruments, other imbedded options, loan and deposit volumes and rates, nonmaturity deposit assumptions and management's capital requirements. The estimated impact on projected net interest income in fiscal 1998 assuming an immediate shift in current interest rates versus current interest rates would result in the following percentage changes over fiscal 1997 net interest

 MEASUREMENT PERIOD               AVERAGE EQUITY TO AVERAGE TOTAL ASSETS
(FISCAL YEAR COVERED)                        YEAR ENDED JUNE 30
       1993                                         5.17
       1994                                         5.98
       1995                                         6.87
       1996                                         7.01
       1997                                         7.23

income: +100 bp, +5.7%; +200 bp, +2.3%; -100 bp, +5.2%; -200 bp, -0.8%. This
compares to projected net interest income for fiscal 1997 made at June 30, 1996 over fiscal 1996 actual net interest income of: +100 bp, +5.9%; +200 bp, +0.8%; -100 bp, +7.3%; -200 bp, +2.0%. The fluctuation in projected net interest income between fiscal 1997 and 1996 is reflective of the change in asset mix during fiscal 1997 as discussed in the Financial Condition section.

Asset Management. A primary goal of Parkvale's asset management is to maintain a high level of liquid assets. Parkvale defines the following as liquid assets: cash, federal funds sold, certain corporate debt maturing in less than one year, U.S. Government and agency obligations maturing in less than one year and short-term bank deposit accounts. The average daily liquidity was 21.5% for the quarter ended June 30, 1997. During fiscal 1997, Parkvale's investment strategy was to deploy excess liquidity by purchasing single-family Adjustable Rate Mortgage ("ARM") loans to enhance yields and reduce the risk associated with rate volatility. Such investments reduce the inherent risk of the volatility of overnight interest rates. If interest rates were to fall substantially, net interest income may decrease if the yield on liquid assets, such as Federal funds sold, were to fall faster than liabilities would reprice.

Parkvale's lending strategy has been designed to shorten the average maturity of its assets and increase the rate sensitivity of its loan portfolio. In fiscal 1997, 1996 and 1995, 87.98%, 77.4% and 82.6%, respectively, of mortgage loans originated or purchased were adjustable-rate loans. Parkvale has continually emphasized the origination and purchase of ARM loans. ARMs totaled $402.3 million or 63.8% of total mortgage loans at June 30, 1997 versus $316.6 million or 56.9% of total mortgage loans at June 30, 1996. To supplement local mortgage originations, Parkvale purchased loans aggregating $104.4 million in fiscal 1997 and $104.9 million in fiscal 1996 from mortgage bankers and other financial institutions. In both years, the loan packages purchased were predominately 3/1 and 5/1 ARMs, which had the effect of lowering the one-year gap from +6.03% at June 30, 1995 to -4.44% at June 30, 1997. The practice of purchasing loans in the secondary market is expected to continue in fiscal 1998 when liquidity exceeds targeted levels. At June 30, 1997, Parkvale had commitments to originate loans totaling $5.7 million. Construction loans in process at June 30, 1997 were $6.4 million. Such commitments were funded from current liquidity.

Parkvale continues to increase its consumer loan portfolio through new originations. Home equity lines of credit are granted at up to 120% of collateral value at competitive rates. In general, these loans have shorter maturities and greater interest rate sensitivity and margins than residential real estate loans. At June 30, 1997 and 1996, consumer loans were $90.3 and $76.2 million which represented an 18.5% and a 10.2% increase over the balances at June 30, 1996 and 1995, respectively.

Parkvale follows policies designed to reduce credit risk concentrations within its asset portfolio. One such vehicle has been mortgage-backed securities which consist of pools of individual residential mortgage notes. The majority of the mortgage-backed securities held by Parkvale are guaranteed as to the timely repayment of principal and interest by a government-sponsored enterprise, the Federal Home Loan Mortgage Corporation ("FHLMC"). At June 30, 1997, Parkvale had $66.9 million or 6.8% of total assets invested in mortgage-backed securities. See Note B of Notes to Consolidated Financial Statements.

Investments in other securities, such as U.S. Government and agency obligations and corporate debt are purchased to enhance Parkvale's overall net interest margin. Parkvale's investment policy focuses on long-term trends, rather than short-term swings in the financial markets. Accordingly, all debt securities are classified as held to maturity, and are not available for sale nor held for trading.

 Measurement Period                      One Year Gap to Total Assets
(Fiscal Year Covered)                              At June 30
      1993                                            5.37
      1994                                            1.65
      1995                                            6.03
      1996                                            0.24
      1997                                           -4.44

Interest-Sensitivity Analysis.   The following table reflects the maturity and
repricing characteristics of Parkvale's assets and liabilities at June 30, 1997:

                                                                            1-5
                                         <3 MONTHS       4-12 MONTHS       YEARS        5+ YEARS       TOTAL
                                         ----------      -----------      --------      --------      --------
                                                                 (DOLLARS IN THOUSANDS)
Interest-sensitive assets:
  ARM and other variable rate loans...    $101,655        $  79,695       $260,820      $ 20,794      $462,964
  Other fixed rate loans, net (1).....       5,794           17,826         86,256       152,955       262,831
  Variable rate mortgage-backed
     securities.......................      15,997            1,693             --            --        17,690
  Fixed rate mortgage-backed
     securities (1)...................       3,726           11,782         25,142         8,099        48,749
  Investments and Federal funds
     sold.............................     116,832           12,000         48,160            --       176,992
  Equities, primarily FHLB and
     FHLMC............................          --               --          6,346         7,200        13,546
                                         ----------      -----------      --------      --------      --------
Total interest-sensitive assets.......    $244,004        $ 122,996       $426,724      $189,048      $982,772
                                         ==========      ==========       ========      ========      ========
Ratio of interest-sensitive assets to
  total assets........................        24.6%            12.4%          43.0%         19.1%         99.1%
                                             =====            =====           ====          ====          ====
Interest-sensitive liabilities:
  Passbook deposits and club accounts
     (2)..............................    $  6,771        $  23,983       $ 81,248      $ 36,609      $148,611
  Checking accounts (3)...............       7,795           23,385         31,180        15,589        77,949
  Money market deposit accounts.......       5,600           16,802         22,402            --        44,804
  Certificates of deposit.............      96,787          220,558        242,142        48,544       608,031
  FHLB advances and other
     borrowings.......................       9,313               --         10,000           883        20,196
                                         ----------      -----------      --------      --------      --------
Total interest-sensitive
  liabilities.........................    $126,266        $ 284,728       $386,972      $101,625      $899,591
                                         ==========      ==========       ========      ========      ========
Ratio of interest-sensitive
  liabilities to total liabilities and
  equity..............................        12.7%            28.7%          39.1%         10.3%         90.8%
                                             =====            =====           ====          ====          ====
Ratio of interest-sensitive assets to
  interest-sensitive liabilities......       193.2%            43.2%         110.3%        186.0%        109.2%
                                            ======           ======          =====         =====         =====
Periodic Gap to total assets..........       11.88%          (16.32%)         4.01%         8.82%         8.39%
                                            ======           ======          =====         =====         =====
Cumulative Gap to total assets........       11.88%           (4.44%)         (.43%)        8.39%
                                            ======           ======          =====         =====

(1) Includes total repayments and prepayments at an assumed rate of 10% per annum for fixed-rate mortgage loans and mortgage-backed securities, with the amounts for other loans based on the estimated remaining loan maturity by loan type.

(2) Assumes passbook deposits are withdrawn at the rate of 20.7% per annum.

(3) Assumes checking accounts are withdrawn at 40% in the first year and 10% per annum thereafter.

Liability Management.   Parkvale's high level of liquidity allows investment
decisions to be determined with the funding source a secondary issue. Deposits are priced according to management's asset/liability objectives, alternate funding sources and competition. A concentrated effort is made to extend the maturities of deposits by offering highly competitive rates for longer term certificates. Certificates of deposit maturing after one year as a percent of total deposits are 32.9% at June 30, 1997 and 33.9% at June 30, 1996.

Parkvale's primary sources of funds are deposits received through its branch network, loan and mortgage-backed security repayments and advances from the Federal Home Loan Bank of Pittsburgh ("FHLB"). FHLB advances can be used on a short-term basis for liquidity purposes or on a long-term basis to support expanded lending and investment activities.

CONCENTRATION OF CREDIT RISK

Financial institutions, such as Parkvale, generate income primarily through lending and investing activities. The risk of loss from lending and investing activities includes the possibility that losses may occur from the failure of another party to perform according to the terms of the loan or investment agreement. This possibility of loss is known as credit risk.

Credit risk is increased by lending and investing activities that concentrate a financial institution's earning assets in a way that exposes the institution to a material loss from any single occurrence or group of related occurrences. Diversifying loans and investments to prevent concentrations of risks is one manner a financial institution can reduce potential losses due to credit risk. Examples of asset concentrations would include, but not be limited to, geographic concentrations, loans or investments of a single type, multiple loans to a single borrower, loans made to a single type of industry and loans of an imprudent size relative to the total capitalization of the institution. For loans purchased and originated, Parkvale has taken steps to reduce exposure to credit risk by emphasizing low-risk, single-family mortgage loans, which comprise 80% of the gross loan portfolio as of June 30, 1997.

CAPITAL RESOURCES

Shareholders' equity increased $5.4 million or 7.8% at June 30, 1997 compared to June 30, 1996. Earnings retention is the main source of Parkvale's equity growth. Net income was almost $7 million while dividends declared were $2.1 million resulting in 31.36% of net income paid to shareholders (equal to $.52 per share) for fiscal year ended June 30, 1997. Parkvale's fourth consecutive 5-for-4 stock split paid in October 1996 effectively increased the dividend payment by 25%. Unrealized securities gains which increased $1.7 million over prior year also favorably affected shareholders' equity. The book value of Parkvale's common stock increased 7.5% to $18.54 at June 30, 1997 from $17.25 at June 30, 1996 as a result of these increases in shareholders' equity.

Parkvale Savings Bank (the Bank), is a wholly owned subsidiary of Parkvale. The Bank's primary regulators are the Federal Deposit Insurance Corporation ("FDIC") and the Pennsylvania Department of Banking. The Office of Thrift Supervision retains jurisdiction over Parkvale Financial Corporation due to its status as a unitary savings and loan holding company. Parkvale continues to maintain a "well capitalized" status, sustaining a 7% capital level as of June 30, 1997. Strong capitalization allows Parkvale to continue building shareholder value through traditionally conservative operations and potentially profitable growth opportunities.

Management is not aware of any trends, events, uncertainties or recommendations by any regulatory authority that will have, or that are reasonably likely to have, material effects on Parkvale's liquidity, capital resources or operations except as follows.

In June 1993, lawsuits were instituted in the Court of Common Pleas of Allegheny County, Pennsylvania, against Parkvale Savings Association, by the current owners of the former Parkvale headquarters building which was sold in 1984. The plaintiffs are a limited partnership known as 200 Meyran Associates and the two general partners thereof, who allege that Parkvale misrepresented the environmental condition of the building at the time of sale, which conduct, they contend, also constituted a breach of the Agreement of Sale. Plaintiffs seek recision of the Agreement of Sale or specific performance thereof and compensatory and punitive damages. Discovery is proceeding, and Parkvale intends to vigorously defend the suit. It is not possible to make a reasonable estimate of financial exposure at this time; however, management believes such exposure would not be material to shareholders' equity, operating results, financial position or liquidity.

RESULTS OF OPERATIONS

Parkvale increased net interest income by $1.5 million or 5.8% over fiscal year 1996. Net interest income is the difference between interest earned on loans and investments and interest paid for deposits and borrowings. A positive interest rate spread is achieved with interest-earning assets in excess of interest-bearing liabilities which results in increased net interest income. Parkvale's growing loan portfolio has favorably impacted net interest income. The net yield on average interest-earning assets was 3.03% in fiscal 1997, 2.98% in fiscal 1996 and 3.01% in fiscal 1995.

Net income in fiscal year 1997 was adversely impacted by the one-time Savings Association Insurance Fund ("SAIF") assessment of $5 million; coupled with this adverse effect on net income was a nonrecurring gain of $969,000 recognized in fiscal 1996. Absent these nonrecurring transactions, net income from normal operations

 MEASUREMENT PERIOD                       NET INTEREST INCOME
(FISCAL YEAR COVERED)                      YEAR ENDED JUNE 30
       1993                                     26.288
       1994                                     24.005
       1995                                     25.595
       1996                                     26.486
       1997                                     28.028

would have increased 14.5% from $8.9 million or $2.11 per share for fiscal 1996 to $10.2 million or $2.41 per share for the year ended June 30, 1997.

INTEREST INCOME

Interest income from loans increased by $4.8 million or 10.3% in fiscal 1997. Average loans outstanding increased $75.4 million or 13%, primarily due to loan package purchases amounting to $104 million during fiscal 1997. Interest income increased despite a decrease in the average loan yield which was 8.23% in fiscal 1996 and fell to 8.01% in fiscal 1997. This is reflective of lower interest rates sustained throughout the majority of fiscal 1997 and the large quantity of ARM loans within the portfolio. Interest income on loans increased by $5 million or 12.07% from fiscal 1995 to 1996. The average yield on loans increased from 8.14% in fiscal 1995 to 8.23% in fiscal 1996, and the average outstanding loan balance increased $55.2 million or 10.8% between fiscal 1995 and 1996.

Interest income on mortgage-backed securities decreased by $1.2 million or 18% in fiscal 1997. Although the average yield on mortgage-backed securities increased 11 basis points from 6.61% in fiscal 1996 to 6.72% in fiscal 1997, this was not sufficient to offset an average balance decrease of $19.8 million from fiscal 1996 to 1997. The decline in the average balance outstanding is due to deploying payments on mortgage-backed securities into higher yielding loans. Similarly, interest income on mortgage-backed securities decreased $132,000 in fiscal 1996 from fiscal 1995 attributable to a $3.6 million decrease in the average outstanding balance which was offset slightly by a 10 basis point increase in the average yield from 6.51% in fiscal 1995 to 6.61% in fiscal 1996.

Interest income on investments decreased $1.8 million or 25.5% in fiscal 1997. This is the result of a $30.6 million decrease in the average balance. The average yield on investments was relatively unchanged at 5.97% in fiscal 1997 and 5.96% in fiscal 1996. Interest income on investments decreased by $1.3 million or 15.1% from fiscal 1995 to 1996. This is a result of a $38.7 million decrease in the average balance, partially offset by a 66 basis point increase in the average yield.

Interest income from federal funds sold increased $495,000 from fiscal 1996 to 1997. The increase was attributable to an increase in the average federal funds sold balance from $99.4 million in fiscal 1996 to $113.3 million in fiscal 1997. This is offset by a decrease in the average yield from 5.67% in fiscal 1996 to 5.41% in fiscal 1997. The average balance of federal funds sold increased $23.9 million or 32% between fiscal 1995 and 1996, and interest income increased $1.5 million or 35.4% between the two years. The average yield increased from 5.51% in fiscal 1995 to 5.67% in fiscal 1996. These average yields reflect the changes in the target federal funds interest rate from a low of 4.25% at the beginning of fiscal 1995 to a high of 6.00% at the end of fiscal 1995 before leveling off to 5.25% by the end of fiscal 1996. The target federal funds interest rate remained at 5.25% throughout fiscal 1997 until the end of the third quarter when the target was increased to 5.50%.

INTEREST EXPENSE

Interest expense on deposits increased $1.1 million or 2.9% between fiscal 1996 and 1997. The average deposit balance increased $42.7 million or 5.3% in fiscal 1997, offset somewhat by a decrease in the average cost from 4.75% in fiscal 1996 to 4.64% in 1997. The fiscal 1997 deposit increases are attributable to the success of a "55 Plus" checking program initiated in June 1996 and a variety of certificate of deposit promotional specials. These specials ranged in terms from 15 to 21 months with rates ranging from 6.0% to 6.25%. Additionally, in December 1996, Parkvale acquired $11.5 million in deposits from another financial institution. Interest expense on deposits increased by $4.2 million or 12.3% between fiscal 1995 and 1996. The average deposit balance also increased by $32.7 million between the two fiscal years, along with an increase in the average cost from 4.41% in fiscal 1995 to 4.75% in fiscal 1996. Deposit customers were attracted to rising deposit interest rates in an uncertain market throughout most of fiscal 1996.

Interest expense on borrowed money decreased by $373,000 or 23.5% in fiscal 1997, primarily resulting from a decrease of $6.1 million in the average balance. The average cost of borrowings increased from 6.19% in fiscal 1996 to 6.20% in fiscal 1997. In fiscal 1996, interest expense increased slightly by $27,000 or 1.7% as a result of an increase of $908,000 in the average balance and a 12 basis point rise in the average cost, from 6.07% in fiscal 1995 to 6.19% in fiscal 1996.

Net interest income increased $1.5 million or 5.8% from fiscal 1996 to 1997. The average interest rate spread increased slightly to 2.71% in fiscal 1997 from 2.66% in fiscal 1996, and the average net earning assets increased $2.3 million. In fiscal 1996, net interest income increased $891,000 or 3.5%. Although the average interest rate spread decreased from 2.71% in fiscal 1995 to 2.66% in 1996, average net earning assets increased $3.2 million between the two years.

At June 30, 1997, the weighted average yield on loans and investments was 7.5%. The average rate payable on liabilities was 4.72% for deposits, 6.04% for borrowings and 4.75% for combined deposits and borrowings.

PROVISION FOR LOAN LOSSES

Specific loss provisions, in the form of additions to the allowance for loan losses, are made when the perceived market value of property collateralizing delinquent loans is less than the loan's book value, and reflect management's current estimate of potential losses on such loans. In addition, general loss provisions are also added to the allowance for loan losses based on economic trends, perceived risk in the loan portfolio, previous loss experience and other factors. The adequacy of loss reserves is based upon a regular monthly review of loan delinquencies and "classified assets," as well as local and national economic trends. The provision for loan losses decreased by $287,000 or 41.8% compared to fiscal year 1996. Management believes the allowance for loan losses is adequate to cover the amount of possible credit losses inherent in the loan portfolio as of June 30, 1997.

Nonperforming assets, which are defined as nonaccrual loans and real estate owned were $2.7 million, $1.2 million and $2.1 million at June 30, 1997, 1996 and 1995, respectively, representing 0.27%, 0.14% and 0.24% of total assets at the end of each respective year. Of the nonperforming assets at June 30, 1997, $165,000 was real estate owned and $2.5 million represented nonaccrual loans.

In addition, loans totaling $284,000 were classified as substandard for regulatory purposes. These loans, while current or less than 90 days past due, have exhibited characteristics which warrant special monitoring. Examples of these concerns include irregular payment histories, questionable collateral values, investment properties having cash flows insufficient to service debt, and other financial inadequacies of the borrower. These loans are continuously monitored with efforts being directed towards resolving the underlying concerns while continuing the performing status of the loans.

Aggregate valuation allowances were 1.95% of gross loans as of June 30, 1997, compared to 2.17% as of June 30, 1996. The adequacy of these reserves in relation to current or anticipated trends in the loan portfolio will continue to be monitored by management.

OTHER INCOME

Other income decreased $884,000 or 28.9% in fiscal 1997 compared to fiscal 1996. This decline is primarily due to the nonrecurring gain of $969,000 recognized in fiscal 1996 which related to the sale of real estate. There were no gains or losses on sale of assets in fiscal 1997 or 1995. Without the fiscal 1996 nonrecurring gain, other income would have increased $85,000 or 4.7% between fiscal 1996 and 1997.

Service charges on deposit accounts increased by $194,000 or 18.23% in fiscal 1997, and other service charges and fees increased by $90,000 or 16.45%. This is mainly due to increased services for all types of deposit and loan products given the increase in average balances over fiscal 1996. Loan fees and service charges decreased by less than .5% between fiscal 1996 and 1995.

Miscellaneous income decreased $199,000 or 41.7% in fiscal 1997. The main component of the decrease was in annuity fee income which decreased $146,000 in fiscal 1997. During fiscal 1996 and most of fiscal 1997, annuity fee income was generated from a tax deferred annuity program made available to Parkvale customers through an unaffiliated third party marketing firm who offered fixed and variable rate annuities and mutual funds to Parkvale customers. Parkvale received a fee from the third party for providing the customer base. This type of income fell with reduced customer demand for these products. Such income was $137,000, $283,000 and $131,000 in fiscal 1997, 1996 and 1995, respectively.
Effective April 1, 1997, Parkvale eliminated the third party and began a new in-house program to offer nondeposit investment products directly to customers through a division of the Bank, Parkvale Financial Services.

OTHER EXPENSE

Other expense increased by $4.6 million or 32.1% in fiscal 1997 as a direct result of the one-time SAIF assessment of $5 million expensed in fiscal 1997. Without this one-time assessment, other expenses would have decreased by $467,000 or 3.28% for the year ended June 30, 1997.

Compensation and employee benefits increased by $345,000 or 5.0% during fiscal 1997 and by $270,000 or 4.1% during fiscal 1996 over the respective prior periods. Compensation expense increased $279,000 or 4.8% in fiscal 1997 and increased $242,000 or 4.4% in fiscal 1996. These increases represent normal merit pay increases and increased staffing related to new offices and products. ESOP contribution expense decreased $47,000 in fiscal 1997 and increased $82,000 in fiscal 1996 for estimated awards to be granted for service rendered in the respective fiscal years. A portion of the ESOP contribution is based on the average common stock price for the applicable calendar year. ESOP contribution expense decreased in fiscal 1997 due to a 26% reduction in the number of shares awarded to eligible participants in calendar year 1996. In 1995 and prior fiscal years, the ESOP contributions were based on a much lower historical value of subscribed stock from a third party loan executed in 1987. As the subscribed stock has been fully exhausted, the ESOP contributions will come from treasury stock. Consequently, in accordance with SOP 93-6, "Employers' Accounting for Stock Ownership Plans," compensation expense for ESOP contributions is based on the average common stock price for the calendar year in which the services were rendered.

Office occupancy expense increased $126,000 or 6.2% in fiscal 1997 and $47,000 or provided 2.4% in fiscal 1996 over the respective prior periods. The increase in both years was due to the full year effect of branches opened during February 1995 and November 1996.

Marketing expenses increased by $39,000 or 11.28% in fiscal 1997 and decreased by $28,000 or 7.6% in fiscal 1996. The fiscal 1997 increase is primarily due to branch promotions relative to the two new branches mentioned in the previous paragraph. The decrease in fiscal 1996 was due to various savings deposit advertisements and promotion of home equity credit lines during 1995.

The Bank is insured by the FDIC through the SAIF, mentioned in the Results of Operations section. FDIC insurance expense was $734,000 in fiscal 1997, $1.8 million in fiscal 1996 and $1.8 million in fiscal 1995. The Bank paid annual insurance premiums of 23 basis points on insured deposits throughout fiscal 1995, 1996 and the first quarter of fiscal 1997. During fiscal 1997, the one-time SAIF assessment representing 65.7 basis points on insured deposits was enacted to reach the required capitalization level for the SAIF. As of October 1, 1996, this legislation had a favorable effect on other expense by reducing deposit insurance premiums. Annual insurance premiums for the last half of fiscal 1997 were 6.48 basis points of insured deposits. The effect of these rate changes was a 59.6% decrease in FDIC insurance expense in fiscal 1997 compared to fiscal 1996. Effective July 1, 1997, the insurance premium was further reduced to 6.30 basis points for the first half of fiscal 1998.

INCOME TAXES

Federal income tax expense decreased by $979,000 or 19.6% due to lower pretax income for fiscal 1997. The effective tax rate for fiscal 1997 varied from the normal statutory federal tax provisions primarily due to tax-exempt interest and the Pennsylvania Mutual Thrift Institutions Tax. See Note H for additional income tax information.

                      NET INTEREST INCOME vs. OTHER EXPENSE*
                               YEAR ENDED JUNE 30
 Measurement Period
(Fiscal Year Covered)         Net Interest Income       Other Expense
        1993                         26.288                 12.288
        1994                         24.005                 12.991
        1995                         25.595                 13.821
        1996                         26.486                 14.821
        1997                         28.028                 13.773

*Excludes the effect of the one time FDIC special assessment in fiscal 1997.

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

FORWARD LOOKING STATEMENTS

The statements in this Annual Report which are not historical fact are forward looking statements. Forward looking information should not be construed as guarantees of future performance. Actual results may differ from expectations contained in such forward looking information as a result of factors including but not limited to the interest rate environment, economic policy or conditions, federal and state banking and tax regulations and competitive factors in the marketplace. Each of these factors could affect estimates, assumptions, uncertainties and risks considered in the development of forward looking information and could cause actual results to differ materially from management's expectations regarding future performance.

--------------------------------------------------------------------------------

   REPORT OF INDEPENDENT AUDITORS

ERNST & YOUNG LLP [Logo]
--------------------------------------------------------------------------------

The Board of Directors
Parkvale Financial Corporation

We have audited the accompanying consolidated statements of financial condition of Parkvale Financial Corporation ("Parkvale") as of June 30, 1997 and 1996, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of Parkvale's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial condition of Parkvale Financial Corporation at June 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

                                                       ERNST & YOUNG LLP [Logo]
Pittsburgh, Pennsylvania
July 18, 1997

--------------------------------------------------------------------------------
PARKVALE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                 JUNE 30,
                                                                           ---------------------
                                 ASSETS                                      1997         1996
------------------------------------------------------------------------------------------------
Cash and noninterest-earning deposits                                      $ 12,104     $ 10,905
Federal funds sold                                                          107,832       66,557
Interest-earning deposits in other banks                                        219          173
Investment securities available for sale (cost of $7,223 in 1997 and
  $6,804
  in 1996) (Note B)                                                          13,546       10,493
Investment securities held to maturity (fair value of $136,834 in 1997 and $194,061
  in 1996) (Note B)                                                         136,034      194,393
Loans, net of allowance of $14,266 in 1997 and $13,990 in 1996 (Note C)     710,868      625,452
Foreclosed real estate, net of allowance of $0 in 1997 and $19 in 1996          165          240
Office properties and equipment, net (Note D)                                 2,125        2,005
Intangible assets and deferred charges                                          553          276
Prepaid expenses and other assets (Note L)                                    7,793        8,748
------------------------------------------------------------------------------------------------
           Total assets                                                    $991,239     $919,242
------------------------------------------------------------------------------------------------

                  LIABILITIES AND SHAREHOLDERS' EQUITY
                              LIABILITIES
------------------------------------------------------------------------------------------------
Savings deposits (Note E)                                                  $881,244     $807,087
Advances from Federal Home Loan Bank and other debt (Note F)                 20,196       26,911
Advance payments from borrowers for taxes and insurance                      10,104       10,828
Other liabilities (Note L)                                                    4,512        4,651
------------------------------------------------------------------------------------------------
           Total liabilities                                                916,056      849,477
------------------------------------------------------------------------------------------------
                  SHAREHOLDERS' EQUITY (NOTES G AND I)
Preferred stock ($1.00 par value; 5,000,000 shares authorized; 0 shares
  issued)                                                                        --           --
Common stock ($1.00 par value; 10,000,000 shares authorized;
  1997--4,310,679 shares issued, 1996--3,448,736 shares issued                4,311        3,449
Additional paid-in capital                                                    8,034        9,138
Treasury stock at cost--255,537 shares in 1997 and 266,366 shares in
  1996                                                                       (3,676)      (3,028)
Employee stock ownership plan debt                                             (330)        (104)
Unrealized gains on securities available for sale                             4,015        2,342
Retained earnings                                                            62,829       57,968
------------------------------------------------------------------------------------------------
           Total shareholders' equity                                        75,183       69,765
------------------------------------------------------------------------------------------------
           Total liabilities and shareholders' equity                      $991,239     $919,242
------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
PARKVALE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        YEARS ENDED JUNE 30,
                                                                   -------------------------------
                                                                    1997        1996        1995
--------------------------------------------------------------------------------------------------
INTEREST INCOME:
  Loans                                                            $51,388     $46,585     $41,567
  Mortgage-backed securities                                         5,557       6,775       6,907
  Investments                                                        5,310       7,127       8,394
  Federal funds sold                                                 6,125       5,630       4,158
--------------------------------------------------------------------------------------------------
     Total interest income                                          68,380      66,117      61,026
--------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
  Savings deposits (Note E)                                         39,138      38,044      33,871
  Borrowings                                                         1,214       1,587       1,560
--------------------------------------------------------------------------------------------------
     Total interest expense                                         40,352      39,631      35,431
--------------------------------------------------------------------------------------------------
Net interest income                                                 28,028      26,486      25,595
Provision for loan losses (Note C)                                     399         686       1,094
--------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                 27,629      25,800      24,501
--------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
  Service charges on deposit accounts                                1,258       1,064       1,092
  Other service charges and fees                                       637         547         523
  Gain on sale of assets (Note J)                                       --         969          --
  Miscellaneous                                                        279         478         409
--------------------------------------------------------------------------------------------------
     Total other income                                              2,174       3,058       2,024
--------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES:
  Compensation and employee benefits                                 7,243       6,899       6,629
  Office occupancy                                                   2,148       2,022       1,975
  Marketing                                                            380         341         369
  FDIC insurance                                                       734       1,816       1,763
  FDIC special assessment                                            5,035          --          --
  Office supplies, telephone, and postage                              906         841         831
  Miscellaneous                                                      2,362       2,321       2,254
--------------------------------------------------------------------------------------------------
     Total other expenses                                           18,808      14,240      13,821
--------------------------------------------------------------------------------------------------
Income before income taxes                                          10,995      14,618      12,704
Income tax expense (Note H)                                          4,021       5,000       4,633
--------------------------------------------------------------------------------------------------
NET INCOME                                                         $ 6,974     $ 9,618     $ 8,071
--------------------------------------------------------------------------------------------------
NET INCOME PER SHARE                                               $  1.66     $  2.29     $  1.88
--------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
PARKVALE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
(DOLLAR AMOUNTS IN THOUSANDS)

                                                                             YEARS ENDED JUNE 30,
                                                                     -------------------------------------
                                                                       1997          1996          1995
----------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Interest received                                                  $  68,745     $  65,694     $  61,123
  Loan fees received                                                       328           364           267
  Other fees and commissions received                                    2,012         1,965         1,787
  Interest paid                                                        (40,391)      (39,640)      (35,435)
  Cash paid to suppliers and employees                                 (18,911)      (13,562)      (13,853)
  Income taxes paid                                                     (4,218)       (4,784)       (4,378)
----------------------------------------------------------------------------------------------------------
       NET CASH PROVIDED BY OPERATING ACTIVITIES                         7,565        10,037         9,511
Cash flows from investing activities:
  Proceeds from sales of investment securities available for sale           --            48            36
  Proceeds from maturities of investments                               73,399       151,871       131,686
  Purchase of investment securities available for sale                    (419)         (968)         (330)
  Purchase of investment securities held to maturity                   (15,102)     (121,338)      (89,255)
  Maturity of deposits in other banks                                      (46)           21         1,347
  Purchase of loans                                                   (104,428)     (104,940)      (27,808)
  Proceeds from sales of loans                                           1,758         2,479         2,578
  Principal collected on loans                                         144,239       149,608       100,727
  Loans made to customers, net of loans in process                    (127,403)     (148,057)     (105,900)
  Proceeds from branch deposit acquisition                              11,084            --            --
  Capital expenditures                                                    (448)         (114)         (199)
----------------------------------------------------------------------------------------------------------
       NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES             (17,366)      (71,390)       12,882
Cash flows from financing activities:
  Net increase (decrease) in checking and savings accounts               2,115         3,407       (49,595)
  Net increase in certificates of deposit                               60,496         9,236        65,485
  Proceeds from FHLB advances                                               --            96            --
  Repayment of FHLB advances                                            (5,011)          (10)          (96)
  Net (decrease) increase in other borrowings                           (1,704)        2,220           304
  Net (decrease) increase in borrowers advances for tax and insurance     (724)       (1,304)          818
  Dividends paid                                                        (2,007)       (1,592)       (1,291)
  Allocation of treasury stock to retirement plans                         450           178            39
  Payment for treasury stock                                            (1,340)           --        (3,031)
----------------------------------------------------------------------------------------------------------
       NET CASH PROVIDED BY FINANCING ACTIVITIES                        52,275        12,231        12,633
----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                    42,474       (49,122)       35,026
Cash and cash equivalents at beginning of year                          77,462       126,584        91,558
----------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                             $ 119,936     $  77,462     $ 126,584
----------------------------------------------------------------------------------------------------------
Reconciliation of net income to net cash provided by operating activities:
  Net income                                                         $   6,974     $   9,618     $   8,071
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                         513           528           568
     Accretion and amortization of fees and discounts                     (174)         (442)         (319)
     Loan fees collected and deferred                                      328           364           268
     Provision for loan losses                                             399           686         1,094
     Gain on sale of assets                                                 --          (969)           --
     Decrease (increase) in accrued interest receivable                    199          (369)          121
     Decrease (increase) in other assets                                   301           (90)         (371)
     Decrease in accrued interest payable                                  (39)           (9)           (4)
     (Increase) decrease in deferred income tax asset                     (197)          276           (45)
     (Decrease) increase in other liabilities                             (739)          444           128
----------------------------------------------------------------------------------------------------------
          Total adjustments                                                591           419         1,440
----------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                            $   7,565     $  10,037     $   9,511
----------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
PARKVALE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          ADDITIONAL                          UNREALIZED                    TOTAL
                                COMMON      PAID-IN      TREASURY    ESOP      GAINS ON     RETAINED    SHAREHOLDERS'
                                STOCK       CAPITAL       STOCK      DEBT     SECURITIES    EARNINGS        EQUITY
----------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1994        $2,200      $10,575      $   (403)   $(141)         --      $43,334        $ 55,565
----------------------------------------------------------------------------------------------------------------------
Adjustment to beginning
  balance for change in
  accounting method, net of
  income taxes of $910                                                          $1,536                        1,536
1995 net income                                                                               8,071           8,071
Principal payments on ESOP
  debt                                                                  86                                       86
Transfer to reflect 5-for-4
  split                           551          (551)                                                              0
Treasury stock purchased                                   (3,031)                                           (3,031)
Additional borrowings by ESOP                                          (99)                                     (99)
Change in unrealized gains,
  net of income taxes of $130                                                      272                          272
Exercise of stock options           7            32                                                              39
Cash dividends declared on
  common stock at $.333 per
  share                                                                                      (1,375)         (1,375)
----------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1995        2,758        10,056        (3,434)    (154)      1,808       50,030          61,064
----------------------------------------------------------------------------------------------------------------------
1996 net income                                                                               9,618           9,618
Principal payments on ESOP
  debt                                                                 185                                      185
Transfer to reflect 5-for-4
  split                           690          (690)                                                              0
Treasury stock contributed to
  benefit plan                                                 66                                                66
Additional borrowings by ESOP                                         (135)                                    (135)
Change in unrealized gains,
  net of income taxes of $307                                                      534                          534
Exercise of stock options           1          (228)          340                                               113
Cash dividends declared on
  common stock at $.416 per
  share                                                                                      (1,680)         (1,680)
----------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1996        3,449         9,138        (3,028)    (104)      2,342       57,968          69,765
----------------------------------------------------------------------------------------------------------------------
1997 NET INCOME                                                                               6,974           6,974
PRINCIPAL PAYMENTS ON ESOP
  DEBT                                                                 224                                      224
TRANSFER TO REFLECT 5-FOR-4
  SPLIT                           862          (862)                                                              0
TREASURY STOCK PURCHASED                                   (1,340)                                           (1,340)
TREASURY STOCK CONTRIBUTED TO
  BENEFIT PLAN                                  165           179                                               344
ADDITIONAL BORROWINGS BY ESOP                                         (450)                                    (450)
CHANGE IN UNREALIZED GAINS,
  NET OF INCOME TAXES OF $962                                                    1,673                        1,673
EXERCISE OF STOCK OPTIONS                      (407)          513                                               106
CASH DIVIDENDS DECLARED ON
  COMMON STOCK AT $.52 PER
  SHARE                                                                                      (2,113)         (2,113)
----------------------------------------------------------------------------------------------------------------------
BALANCE AT JUNE 30, 1997        $4,311      $ 8,034      $ (3,676)   $(330)     $4,015      $62,829        $ 75,183
----------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
PARKVALE FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

   Cash and Noninterest-Earning Deposits

The Bank is required to maintain cash and reserve balances with the Federal Reserve Bank. The reserve calculation is 0% of the first $4.4 million of checking deposits, 3% of the next $44.9 million of checking deposits and 10% of total checking deposits over $49.3 million. These required reserves, net of allowable credits, amounted to $753,000 at June 30, 1997.

   Investment Securities Available for Sale

Investment securities available for sale consist solely of equity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of shareholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary will result in write-downs of the individual securities to their fair value. Any related write-downs will be included in earnings as realized losses. No securities have been classified as trading.

   Investment Securities Held to Maturity

Securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Declines in the fair value of individual held-to-maturity securities below their amortized cost that are other than temporary will result in write-downs of the individual securities to their fair value. Any related write-downs will be included in earnings as realized losses.

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

--------------------------------------------------------------------------------

on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

Loans are placed on nonaccrual status when in the judgment of management, the probability of collection of principal and interest is deemed to be insufficient to warrant further accrual. All loans which are 90 or more days delinquent are treated as nonaccrual loans. Parkvale provides an allowance for the loss of accrued but uncollected interest at the time the interest accrual is discontinued. Interest ultimately collected is credited to income in the period of recovery.

Nonaccrual, substandard and doubtful commercial and other real estate loans are considered impaired. Impaired loans are generally evaluated based on the present value of the expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. Impaired loans have been included in management's assessment of the adequacy of general provision. This additional general provision is made for the estimated losses on loans based on loss experience and prevailing market conditions. While management believes that the allowance is adequate to absorb estimated potential credit losses, future adjustments may be necessary in circumstances that differ substantially from the assumptions used in evaluating the adequacy of the allowance for loan losses.

   Foreclosed Real Estate

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are recorded at the lower of the carrying amount of the loan or fair value of the property less cost to sell. After foreclosure, valuations are periodically performed by management and a valuation allowance is established for any declines in the fair value less cost to sell below the property's carrying amount. Revenues and expenses and changes in the valuation allowance are included in the statement of operations. Gains and losses upon disposition are reflected in earnings as realized. Loans which were transferred to foreclosed real estate during fiscal 1997, 1996, and 1995 amounted to $311,000, $1.2 million and $170,000, respectively. The transfers in 1996 primarily consisted of a $902,000 multifamily residential apartment complex which was subsequently sold in February 1996.

   Office Property and Equipment

Office property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the various classes of assets. Amortization of leasehold improvements is computed using the straight-line method over the useful lives of the leasehold improvements.

   Earnings per Share (EPS)

Primary earnings per share are based upon the weighted average number of issued and outstanding common shares including shares subject to stock options, which are deemed common stock equivalents. For the years ended June 30, 1997, 1996 and 1995, earnings per share were based upon the following share amounts:

                                                               1997        1996        1995
                                                             ---------   ---------   ---------
    Actual average shares outstanding......................  4,047,408   4,017,690   4,134,079
    Option equivalents.....................................    163,662     188,044     168,556
                                                             ---------   ---------   ---------
    Weighted average aggregate.............................  4,211,070   4,205,734   4,302,635
                                                             =========   =========   =========

On September 17, 1996, the Board of Directors declared a 5-for-4 stock split on Parkvale's common stock. The additional shares were paid on October 14, 1996 to stockholders of record at the close of business on September 30, 1996. This increased the outstanding shares by 808,129. No fractional shares were issued. All share amounts in this report have been restated to reflect the effect of this stock split and similar splits in 1995, 1994 and 1993.

   Stock Options

In October 1995, the Financial Accounting Standards Board (FASB) issued FAS 123, "Accounting for Stock-Based Compensation," which was effective for fiscal years beginning after December 15, 1995. FAS 123

--------------------------------------------------------------------------------

defines a fair value-based method of accounting for stock-based employee compensation plans. Under the fair value-based method, compensation cost is measured at the grant date based upon the value of the award and is recognized over the service period. The standard encourages all entities to adopt this method of accounting for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation costs for its plans as prescribed in APB Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." As Parkvale elected to continue using the accounting in APB 25, pro forma disclosures of net income and earnings per share are made for options granted on or after July 1, 1995 as if the fair value method of accounting, as defined by FAS 123 had been applied. See Note I.

   Statement of Cash Flows

For the purposes of reporting cash flows, cash and cash equivalents include cash and noninterest-earning deposits and federal funds sold. Additionally, allocation of treasury stock to retirement plans includes exercise of stock options and allocation to the employee stock ownership plan.

   Treasury Stock

The purchase of PFC common stock is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the average cost basis, with any excess proceeds being credited to Additional Paid-in Capital. A stock repurchase program which commenced in July 1996, permitting up to 5% of outstanding stock to be repurchased through July 1997, has been completed. As of June 30, 1997, PFC repurchased 55,427 shares of the 201,250 shares available at the inception of the 1996/1997 program. These shares were repurchased at an average cost of $24.17 per share and they represent 1.37% of the outstanding stock at the inception of the program.

   Reclassification

Certain prior year amounts have been reclassified for comparative purposes.

   Effect of New Accounting Standards

In June 1996, the FASB issued FAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." FAS 125 provides new accounting and reporting standards for sales, securitizations and servicing of receivables and other financial assets, for certain secured borrowing and collateral transactions, and for extinguishments of liabilities. FAS 125 as amended by FAS 127, "Deferral of Effective Date of Certain Provisions of FAS 125," is generally to be applied to transactions occurring after December 31, 1996, with certain provisions having been delayed until 1998. FAS 125 has not materially impacted Parkvale's financial position or results of operations as a result of adoption.

In February 1997, the FASB issued FAS 128, "Earnings per Share," which supersedes APB 15, "Earnings per Share," in order to simplify the standards for computing EPS. FAS 128 replaces the presentation of primary and fully diluted EPS with presentation of basic and diluted EPS and requires retroactive restatement for all periods presented. This standard is effective for periods ending after December 15, 1997. The effect of FAS 128 on Parkvale's EPS is not expected to be significant.

In February 1997, the FASB issued FAS 129, "Disclosure of Information about Capital Structure," which consolidates existing guidance relating to capital structure. This standard is also effective for reporting periods ending after December 15, 1997 and will be adopted by Parkvale as of December 31, 1997. The standard is not expected to significantly change the current presentation regarding capital structure.

In June 1997, the FASB issued FAS 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The standard is also effective for fiscal years beginning after December 15, 1997, and will be adopted by Parkvale as of December 31, 1997. The impact of adoption is not expected to be significant based on conditions in existence at June 30, 1997.
--------------------------------------------------------------------------------

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

NOTE B--INVESTMENT SECURITIES

The amortized cost, gross unrecorded gains and losses and fair values for investment securities classified as available for sale or held to maturity at June 30 are as follows:

                                                     1997                                               1996
                                ----------------------------------------------     ----------------------------------------------
                                              GROSS        GROSS                                 GROSS        GROSS
                                AMORTIZED   UNREALIZED   UNREALIZED     FAIR       AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                  COST        GAINS        LOSSES      VALUE         COST        GAINS        LOSSES      VALUE
                                ---------   ----------   ----------   --------     ---------   ----------   ----------   --------
Available for sale:
    FHLMC common stock
      (169,696 shares in 1997;
      42,424 shares in
      1996)................... $    166      $5,773       $   --     $  5,939     $    166      $3,461       $   --      $  3,627
    FHLB of Pittsburgh
      stock...................    6,346          --           --        6,346        5,927          --           --         5,927
    Equity
      securities--other.......      711         550           --        1,261          711         228           --           939
                               --------      ------       ------     --------     --------      ------       ------      --------
         Total equity
           investments
           available for
           sale............... $  7,223      $6,323       $   --     $ 13,546     $  6,804      $3,689       $   --      $ 10,493
                               --------      ------       ------     --------     --------      ------       ------      --------

Held to maturity:

U.S. Government and agency
  obligations due:
    Within 1 year............  $  9,971      $   11       $   --     $  9,982     $  9,000      $    3       $    7      $  8,996
    Within 5 years...........    41,979          45          309       41,715       53,936          --          891        53,045
                               --------      ------       ------     --------     --------      ------       ------      --------
         Total U.S.
           Government and
           agency
           obligations.......    51,950          56          309       51,697       62,936           3          898        62,041
Corporate debt:
    Within 1 year............     7,017          14           --        7,031       17,089          21           16        17,094
    Within 5 years...........    10,126          47            4       10,169       14,997          45           31        15,011
                               --------      ------       ------     --------     --------      ------       ------      --------
         Total corporate
           debt..............    17,143          61            4       17,200       32,086          66           47        32,105
Total U.S. Government and
  agency obligations and
  corporate debt.............    69,093         117          313       68,897       95,022          69          945        94,146
                               --------      ------       ------     --------     --------      ------       ------      --------

Mortgage-backed securities at June 30:

FHLMC........................    45,644         914           68       46,490       61,730         968          344        62,354
FNMA.........................     6,284         127            1        6,410        7,791          70           30         7,831
GNMA.........................     1,187          54           --        1,241        1,326          43           --         1,369
Collateralized mortgage
  obligations (CMOs).........    12,336          89          119       12,306       26,965          59          222        26,802
Other participation
  certificates...............     1,490          --           --        1,490        1,559          --           --         1,559
                               --------      ------       ------     --------     --------      ------       ------      --------
         Total
           mortgage-backed
           securities........    66,941       1,184          188       67,937       99,371       1,140          596        99,915
                               --------      ------       ------     --------     --------      ------       ------      --------
Total investments classified
  as held to maturity........  $136,034      $1,301       $  501     $136,834     $194,393      $1,209       $1,541      $194,061
                               --------      ------       ------     --------     --------      ------       ------      --------
         Total investment
           portfolio.........  $143,257      $7,624       $  501     $150,380     $201,197      $4,898       $1,541      $204,554
                               ========    ========       ======     ========     ========      ======       ======      ========

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

Mortgage-backed securities are not due at a single maturity date; periodic payments are received on the securities based on the payment patterns of the underlying collateral. Approximately $31,000 of the total mortgage-backed portfolio consists of balloon securities which have stated maturities within three years. The CMOs at June 30, 1997 consist of $8,343 of adjustable rate securities and $3,993 of fixed rate instruments with weighted average lives of less than one year. The CMOs are not deemed to be "high risk" securities as defined by the Federal Financial Institutions Examination Council.
--------------------------------------------------------------------------------

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

NOTE C--LOANS

Loans at June 30 are summarized as follows:

                                                      1997        1996        1995        1994        1993
                                                    --------    --------    --------    --------    --------
Mortgage loans:

  Residential:
     1-4 Family..................................   $586,735    $517,082    $423,439    $403,492    $417,079
     Multifamily.................................     16,825      17,375      22,894      22,735      16,826
  Commercial.....................................     17,724      19,516      18,435      18,113      17,851
  Other..........................................      9,329       2,387       3,196       1,931       1,472
                                                    --------    --------    --------    --------    --------
                                                     630,613     556,360     467,964     446,271     453,228
Consumer loans...................................     90,305      76,224      69,197      61,805      55,296
Commercial business loans........................      8,332       8,925       4,542       6,135       8,996
Loans on savings accounts........................      3,076       3,285       3,253       3,206       3,314
                                                    --------    --------    --------    --------    --------
  Gross loans....................................    732,326     644,794     544,956     517,417     520,834
Less:
  Loans in process...............................      6,393       4,386       4,816       7,506       4,782
  Allowance for loan losses......................     14,266      13,990      13,136      12,056      10,283
  Unamortized discount and deferred loan fees....        799         966       2,459       2,861       2,337
                                                    --------    --------    --------    --------    --------
                                                    $710,868    $625,452    $524,545    $494,994    $503,432
                                                    ========    ========    ========    ========    ========

The following summary sets forth the activity in the allowance for loan losses for the years ended June 30:

                                                          1997       1996       1995       1994       1993
                                                         -------    -------    -------    -------    -------
Beginning balance.....................................   $13,990    $13,136    $12,056    $10,283    $ 7,619
Provision for losses--mortgage loans..................        29        440        972      1,668      3,247
Provision for losses--consumer loans..................       370        246        122        111        445
Provision for losses--commercial business loans.......        --         --         --         50         57
Loans recovered.......................................       116        329         95        157        370
Loans charged off.....................................      (239)      (161)      (109)      (213)    (1,455)
                                                         -------    -------    -------    -------    -------
Ending balance........................................   $14,266    $13,990    $13,136    $12,056    $10,283
                                                         =======    =======    =======    =======    =======

Loans charged off and recovered are as follows:

                                                          1997       1996       1995       1994       1993
                                                         -------    -------    -------    -------    -------
Loans recovered:

       Commercial.....................................   $    --    $    --    $    --    $    --    $     1
       Consumer.......................................        56         70         47          9          6
       Mortgage.......................................        60        259         48        148        363
                                                         -------    -------    -------    -------    -------
     Total recoveries.................................       116        329         95        157        370
                                                         -------    -------    -------    -------    -------
Loans charged off:
       Consumer.......................................      (227)      (125)       (39)       (45)       (22)
       Mortgage.......................................       (12)       (36)       (70)      (168)    (1,433)
                                                         -------    -------    -------    -------    -------
     Total charge-offs................................      (239)      (161)      (109)      (213)    (1,455)
                                                         -------    -------    -------    -------    -------
     Net recoveries (charge-offs).....................   $  (123)   $   168    $   (14)   $   (56)   $(1,085)
                                                         =======    =======    =======    =======    =======

The allowance for loan losses at June 30 consisted of:

        Mortgage loans............................   $12,645    $12,579    $11,915    $10,923    $ 9,274
        Consumer loans............................     1,405      1,194      1,004        916        843
        Commercial business loans.................       216        217        217        217        166
Ratio of net charge-offs to average loans.........      0.02%      0.00%      0.00%      0.01%      0.21%

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

At June 30, 1997, Parkvale was committed under various agreements to originate fixed and adjustable rate mortgage loans aggregating $1,266 and $1,441, respectively, at rates ranging from 7.50% to 7.63% for fixed rate and 7.13% to 7.60% for adjustable rate loans, and had $55,542 of unused consumer lines of credit and $3,108 in unused commercial lines of credit. In addition, Parkvale was committed to originate mortgage loans aggregating $565 at rates ranging from 6.00% to 7.63% under bond programs secured by the City of Pittsburgh. Parkvale was also committed to originate commercial loans totaling $2,402 at June 30, 1997. Available but unused consumer and commercial credit card lines amounted to $9,429 and $189, respectively, at June 30, 1997.

At June 30, Parkvale serviced loans for the benefit of others as follows:
1997--$8,006, 1996--$13,001 and 1995--$15,555. Decreases represent repayments on the underlying loans.

At June 30, 1997, Parkvale's loan portfolio consisted primarily of residential real estate loans collateralized by single and multifamily residences, nonresidential real estate loans secured by industrial and retail properties and consumer loans including lines of credit.

Parkvale has geographically diversified its mortgage loan portfolio, having loans outstanding in 45 states and the District of Columbia. Parkvale's highest concentrations are in the following states/area along with their respective share of the outstanding mortgage loan balance: Pennsylvania--46.4%; greater Washington, D.C. area--15%; and Ohio--8.6%. The ability of debtors to honor these contracts depends largely on economic conditions affecting the Pittsburgh, greater Washington D.C. and Columbus metropolitan areas, with repayment risk dependent on the cash flow of the individual debtors. Substantially all mortgage loans are secured by real property with a loan amount of generally no more than 80% of the appraised value at the time of origination. Loans in excess of 80% of appraised value require private mortgage insurance.

At June 30, the amount of interest income of nonaccrual loans that had not been recognized in interest income was $285 for 1997, and $137 for 1996. The Bank had $859 and $642 of impaired loans as of June 30, 1997 and 1996, respectively, and recorded $104 and $95 of reserves related to these loans as of June 30, 1997 and 1996, respectively. Additionally, the loans have been included in management's assessment of the adequacy of general valuation allowances. The average recorded investment in impaired loans was $975 during fiscal 1997 and $937 during fiscal 1996.
--------------------------------------------------------------------------------
NOTE D--OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment at June 30 are summarized by major classification as follows:

                                                                          1997       1996
                                                                         ------     ------
           Land.......................................................   $  318     $  318
           Office buildings and leasehold improvements................    3,779      3,489
           Furniture, fixtures and equipment..........................    3,294      3,145
                                                                         ------     ------
                                                                          7,391      6,952
           Less accumulated depreciation and amortization.............    5,266      4,947
                                                                         ------     ------
           Office properties and equipment, net.......................   $2,125     $2,005
                                                                         ======     ======
           Depreciation expense.......................................   $  328     $  370
                                                                         ======     ======

--------------------------------------------------------------------------------
NOTE E--SAVINGS DEPOSITS

The following schedule sets forth interest expense for the years ended June 30 by type of savings deposit:

                                                              1997        1996        1995
                                                             -------     -------     -------
      Checking and money market accounts..................   $ 2,152     $ 2,154     $ 2,355
      Passbook accounts...................................     3,574       3,630       3,970
      Certificates........................................    33,412      32,260      27,546
                                                             -------     -------     -------
                                                             $39,138     $38,044     $33,871
                                                             =======     =======     =======

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

A summary of savings deposits at June 30 is as follows:

                                                                1997                 1996
                                                          -----------------    -----------------
                                                           AMOUNT       %       AMOUNT       %
                                                          --------    -----    --------    -----
      Savings:
        Checking accounts..............................   $ 64,394      7.3    $ 54,138      6.7
        Checking accounts--noninterest-bearing.........     17,307      1.9      16,308      2.0
        Money market accounts..........................     44,804      5.1      47,657      5.9
        Passbook accounts..............................    139,089     15.8     140,908     17.5
                                                          --------    -----    --------    -----
                                                           265,594     30.1     259,011     32.1
      Certificates of deposit..........................    608,031     69.0     541,912     67.1
                                                          --------    -----    --------    -----
                                                           873,625     99.1     800,923     99.2
      Accrued interest.................................      7,619      0.9       6,164      0.8
                                                          --------    -----    --------    -----
                                                          $881,244    100.0    $807,087    100.0
                                                          ========    =====    ========    =====

The aggregate amount of time deposits over $100 was $41,354 and $32,218 at June 30, 1997 and 1996, respectively.

At June 30, the scheduled maturities of certificate accounts were as follows:

      MATURITY PERIOD                                                 1997          1996
      ---------------                                               --------      --------
      1-12 months................................................   $317,345      $268,177
      13-24 months...............................................     99,943        88,166
      25-36 months...............................................     69,026        47,180
      37-48 months...............................................     37,855        49,235
      49-60 months...............................................     26,848        32,385
      Thereafter.................................................     57,014        56,769
                                                                    --------      --------
                                                                    $608,031      $541,912
                                                                    ========      ========

--------------------------------------------------------------------------------
NOTE F--ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER DEBT

The advances from the FHLB at June 30 consisted of the following:

                                                        1997                       1996
                                                ---------------------      ---------------------
                                                            INTEREST                   INTEREST
                                                BALANCE      RATE %        BALANCE      RATE %
                                                -------     ---------      -------     ---------
      Due within one year....................   $ 5,000          7.98      $ 5,000          8.44
      Due within five years..................    10,000     6.24-6.82       10,000     6.24-7.98
      Due within ten years...................        --            --        5,000          6.82
      Due within twenty years................       682     3.00-6.27          693     3.00-6.27
                                                -------
                                                $15,682                    $20,693
                                                =======                    =======
      Weighted average interest rate
        at end of period.....................                    6.88%                      7.25%
                                                                 ====                       ====

The FHLB advances are secured by Parkvale's FHLB stock and mortgage-backed securities and are subject to substantial prepayment penalties. Parkvale has a line of credit with the FHLB. The total amount of credit available to Parkvale through this product is $50 million. To date, Parkvale has not borrowed on the line of credit and has no current plans to do so.

Other debt consists of recourse loans and commercial investment agreements with certain commercial checking account customers. These daily borrowings had balances of $4,514 and $6,218 at June 30, 1997 and 1996, respectively.
--------------------------------------------------------------------------------

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

NOTE G--REGULATORY CAPITAL

Parkvale is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Parkvale's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Parkvale must meet specific capital guidelines that involve quantitative measures of Parkvale's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Parkvale's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Parkvale to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of June 30, 1997, that Parkvale meets all capital adequacy requirements to which it is subject.

As of June 30, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized Parkvale Savings Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

Parkvale's actual regulatory capital amounts and ratios compared to minimum levels are as follows:

                                                                                                  TO BE WELL
                                                                            FOR CAPITAL        CAPITALIZED UNDER
                                                                              ADEQUACY         PROMPT CORRECTIVE
                                                         ACTUAL               PURPOSES         ACTION PROVISIONS
                                                    -----------------     ----------------     -----------------
                                                    AMOUNT     RATIO      AMOUNT     RATIO     AMOUNT     RATIO
                                                    -------    ------     -------    -----     -------    ------
AS OF JUNE 30, 1997:
  TOTAL CAPITAL TO RISK WEIGHTED ASSETS..........   $76,751     14.65%    $41,904     8.00%    $52,380     10.00%
  TIER I CAPITAL TO RISK WEIGHTED ASSETS.........    70,112     13.20%     21,243     4.00%     31,865      6.00%
  TIER I CAPITAL TO AVERAGE ASSETS...............    70,112      7.38%     38,001     4.00%     47,501      5.00%
As of June 30, 1996:
  Total Capital to Risk Weighted Assets..........   $72,070     14.87%    $38,786     8.00%    $48,482     10.00%
  Tier I Capital to Risk Weighted Assets.........    65,915     13.39%     19,698     4.00%     29,547      6.00%
  Tier I Capital to Average Assets...............    65,915      7.27%     36,257     4.00%     45,321      5.00%

--------------------------------------------------------------------------------
NOTE H--INCOME TAXES

Income tax expense (credits) for the years ended June 30 are comprised of:

                                                               1997        1996        1995
                                                              ------      ------      ------
      Federal:
        Current............................................   $3,835      $3,923      $4,071
        Deferred...........................................     (506)        276         (45)
      State................................................      692         801         607
                                                              ------      ------      ------
                                                              $4,021      $5,000      $4,633
                                                              ======      ======      ======

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Parkvale's deferred tax assets and liabilities at June 30 are as follows:

                                                                          1997        1996
                                                                         ------      ------
      Deferred tax assets:

        Book bad debt reserves........................................   $4,735      $4,685
        Deferred loan fees............................................      365         379
        Purchase accounting adjustments...............................       97         105
        Fixed assets..................................................       50          22
        Deferred compensation.........................................      188         113
                                                                         ------      ------
           Total deferred tax assets..................................    5,435       5,304
                                                                         ------      ------
      Deferred tax liabilities:
        Tax bad debt reserves.........................................    1,407       1,803
        Unrealized gains on securities available for sale.............    2,308       1,346
        Other, net....................................................      258         237
                                                                         ------      ------
           Total deferred tax liabilities.............................    3,973       3,386
                                                                         ------      ------
           Net deferred tax assets....................................   $1,462      $1,918
                                                                         ======      ======

No valuation allowance was required at June 30, 1997 or 1996.

Parkvale's effective tax rate differs from the expected federal income tax rate for the years ended June 30 as follows:

                                                        1997               1996               1995
                                                   --------------     --------------     --------------
Expected federal statutory income tax
  provision/rate................................   $3,738    34.0%    $4,970    34.0%    $4,319    34.0%
Tax-exempt interest.............................     (118)   -1.1%      (197)   -1.3%      (215)   -1.7%
State income taxes, net of federal benefit......      457     4.2%       529     3.6%       401     3.2%
Other...........................................      (56)   -0.5%      (302)   -2.1%       128     1.0%
                                                   ------    ----     ------    ----     ------    ----
Effective total income tax provision............   $4,021    36.6%    $5,000    34.2%    $4,633    36.5%
                                                   ======    ====     ======    ====     ======    ====

Prior to 1996, savings institutions that met certain definitional tests and operating requirements prescribed by the Internal Revenue Code of 1986, as amended, were allowed a special bad debt deduction and other special tax provisions. The special bad debt deduction was based on either specified experience formulas or a specified percentage of taxable income before such deduction. For tax years from 1987 to 1995, the percentage of taxable income bad debt deduction was 8% of adjusted taxable income. The Small Business Job Protection Act of 1996 passed in August 1996 eliminated the special bad debt deduction granted solely to thrifts. This results in the recapture of past taxes for permanent deductions arising from the "applicable excess reserve." This "applicable excess reserve" is the total amount of the reserve over the base year reserve as of December 31, 1987. Retained earnings at December 31, 1995 included financial statement tax bad debt reserves of $12,013, which includes $7,876 of base year reserves for which no tax provision has been made. Subject to prevailing corporate tax rates, Parkvale owes federal taxes on $4,137 in excess of the base year reserves estimated at $1,407, which is reflected as a deferred tax liability. The recapture tax of $1,407 is to be paid in six equal annual installments. Deferral of these payments for up to two years is permitted contingent upon the Bank continuing to satisfy a specified mortgage origination test in 1997, which was passed in 1996.

The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax which is calculated at 11.5% of earnings based on generally accepted accounting principles with certain adjustments.
--------------------------------------------------------------------------------

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

NOTE I--EMPLOYEE COMPENSATION PLANS

      Retirement Plan

Parkvale provides eligible employees participation in a 401(k) defined contribution plan. Benefit expense was $177, $172 and $171 in fiscal years 1997, 1996 and 1995, respectively, which represented a 50% company match on deferred compensation and a profit sharing contribution equal to 2% of eligible compensation.

      Employee Stock Ownership Plan

Parkvale also provides an Employee Stock Ownership Plan ("ESOP") to all employees who have met minimum service and age requirements. Parkvale recognized expense of $287 in fiscal 1997, $336 in fiscal 1996 and $253 in fiscal 1995 for ESOP contributions, which were used to make debt service payments and for the purchase of additional shares of Parkvale's Common Stock in open-market transactions. At June 30, 1997, the ESOP owned 358,120 shares of Parkvale Common Stock.

      Stock Option Plans

Parkvale has Stock Option Plans for the benefit of directors, officers and other selected key employees of Parkvale who are deemed to be responsible for the future growth of Parkvale. All of the original shares under the 1987 Plan have been awarded. In October 1993, the 1993 Directors' Stock Option Plan was adopted. An aggregate of 122,071 shares of authorized but unissued Common Stock of Parkvale was reserved for future issuance. As of June 30, 1997, 48,820 option shares have been granted under this plan. Additionally, the 1993 Key Employee Stock Compensation Program was adopted in October 1993. An aggregate of 295,410 shares of authorized but unissued Common Stock of Parkvale were reserved for future issuance. As of June 30, 1997, 136,706 option shares have been granted under this plan. The 1993 Director's Stock Option Plan shares were exercisable on the date of the grant. The 1993 Key Employee Stock Compensation Program option shares are 50% exercisable upon six months of continuous service after the grant date and the remaining 50% is exercisable after a year of continuous service from the grant date. At June 30, 1997, all option shares are exercisable, except for 41,500 which become exercisable on December 17, 1997. The following table presents option share data related to the Stock Option Plans for the years indicated, adjusted for the 1996, 1995, 1994 and 1993 stock splits:

 EXERCISE PRICE PER
   SHARE                 $3.277     $4.454     $15.565    $16.128    $15,078    $21.30    $24.875    $25.50     Total
                        -------    -------    -------    -------    -------    ------    -------    ------    -------
Share balances at
     June 30, 1994...   115,331    118,408    12,206                                                          245,945
       Granted.......                                    78,125     12,206                                     90,331
       Exercised.....   (10,352)    (2,441)                                                                   (12,793)
                        -------    -------    -------    -------    -------    ------    -------    ------    -------
     June 30, 1995...   104,979    115,967    12,206     78,125     12,206                                    323,483
       Granted.......                                                          12,206                          12,206
       Exercised.....   (33,633)    (5,566)                                                                   (39,199)
                        -------    -------    -------    -------    -------    ------    -------    ------    -------
     June 30, 1996...    71,346    110,401    12,206     78,125     12,206     12,206                         296,490
       Granted.......                                                                    12,206     83,000     95,206
       Exercised.....   (39,902)   (11,999)              (6,835)                                              (58,736)
                        -------    -------    -------    -------    -------    ------    -------    ------    -------
     June 30, 1997...    31,444     98,402    12,206     71,290     12,206     12,206    12,206     83,000    332,960

For options granted on or after July 1, 1995, pro forma information regarding net income and earnings per share is required by FAS 123, and has been determined as if the Company had accounted for its stock options using that method. The fair value for these options was estimated at the date of the grant using a Black-Scholes option pricing model with the following respective assumptions: for the 1993 Director's Stock Option Plan, the risk-free interest rate is 6.5%, dividend yield is 1.8%, volatility factor of the expected market price of PFC's common stock of 0.159 and an expected life of the options of nine years; for the 1993 Key Employee Stock Compensation Program, the risk-free interest rate of 6.4%, dividend yield is 1.8%, volatility factor of the expected market price of PFC's common stock of 0.157 and an expected life of the options of six years.

In management's opinion, existing stock option valuation models do not provide a reliable single measure of the fair value of employee stock options that have vesting provisions and are not transferable. In addition, option valuation models require input of highly subjective assumptions including the expected stock price volatility.

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Parkvale's pro forma information follows:

                                                                          FISCAL YEAR ENDED
                                                                              JUNE 30,
                                                                          -----------------
                                                                           1997       1996
                                                                          ------     ------
    Net income before stock options...................................    $6,974     $9,618
    Compensation expense from stock options:
      Fiscal year ended June 30, 1996 grant...........................        --         51
      Fiscal year ended June 30, 1997 grant...........................       241         --
                                                                          ------     ------
    Pro forma net income..............................................    $6,733     $9,567
                                                                          ======     ======
    Pro forma earnings per share......................................    $ 1.60     $ 2.27
                                                                          ======     ======

--------------------------------------------------------------------------------
NOTE J--GAIN (LOSS) ON SALE OF ASSETS

The $969 gain recognized in fiscal 1996 was related to the payoff of a loan that had been classified as special mention for regulatory purposes due to the loan-to-value ratio being higher than the Bank's normal underwriting standards for multifamily loans. The loan was granted in fiscal 1994 in connection with the sale of real estate with the gain from the sale deferred and accreted into income over the term of the loan. The book value of the loan was $4,547 at the time of payoff.
--------------------------------------------------------------------------------
NOTE K--LEASES

Parkvale's rent expense for leased real properties amounted to approximately $1,036 in fiscal 1997, $992 in 1996 and $911 in 1995. At June 30, 1997, Parkvale
was obligated under 20 noncancellable operating leases, which expire through 2014. The minimum rental commitments for the fiscal years subsequent to June 30, 1996 are as follows: 1998--$1,070, 1999--$989, 2000--$518, 2001--$410,
2002--$260, later years--$1,302.
--------------------------------------------------------------------------------
NOTE L--SELECTED BALANCE SHEET INFORMATION

                                                                             JUNE 30,
                                                                       --------------------
                                                                         1997         1996
                                                                       --------      ------
      Prepaid expenses and other assets:
        Accrued interest on loans...................................    $5,038       $3,775
        Reserve for uncollected interest............................      (284)        (137)
        Accrued interest on investments.............................     1,138        2,453
        Other prepaids..............................................       439          739
        Net deferred tax asset......................................     1,462        1,918
                                                                       --------      ------
                                                                        $7,793       $8,748
                                                                       ========      ======
      Other liabilities:
        Accounts payable and accrued expenses.......................    $1,729       $1,837
        Negative goodwill...........................................       669          793
        Other liabilities...........................................       863        1,078
        Federal and state income taxes payable......................     1,251          943
                                                                       --------      ------
                                                                        $4,512       $4,651
                                                                       ========      ======

--------------------------------------------------------------------------------

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

NOTE M--QUARTERLY CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                            THREE MONTHS ENDED                     YEAR
                                              ---------------------------------------------       ENDED
                                              SEP. 96     DEC. 96      MAR. 97      JUNE 97      JUNE 97
                                              -------     -------      -------      -------      -------
Total interest income......................   $16,666     $16,778      $17,257      $17,679      $68,380
Total interest expense.....................     9,737       9,906       10,242       10,467       40,352
                                              -------     -------      -------      -------      -------
Net interest income........................     6,929       6,872        7,015        7,212       28,028
Provision for loan losses..................       135         114           71           79          399
                                              -------     -------      -------      -------      -------
Total interest income after provision for
  losses...................................     6,794       6,758        6,944        7,133       27,629
Other income...............................       519         583          514          558        2,174
FDIC special assessment....................     5,035          --           --           --        5,035
Other expense..............................     3,530       3,214        3,437        3,592       13,773
                                              -------     -------      -------      -------      -------
Income (loss) before income taxes..........    (1,252)      4,127        4,021        4,099       10,995
Income tax expense (credit)................      (464)      1,528        1,467        1,490        4,021
                                              -------     -------      -------      -------      -------
Net income (loss)..........................   $  (788)    $ 2,599      $ 2,554      $ 2,609      $ 6,974
                                              =======     =======      =======      =======      =======
Net income (loss) per share................   $ (0.19)    $  0.62      $  0.61      $  0.62      $  1.66

                                                            THREE MONTHS ENDED                     YEAR
                                              ----------------------------------------------      ENDED
                                              SEP. 95     DEC. 95      MAR. 96      JUNE 96      JUNE 96
                                              -------     -------      -------      -------      -------
Total interest income......................   $16,561     $16,559      $16,532      $16,465      $66,117
Total interest expense.....................    10,073       9,985        9,881        9,692       39,631
                                              -------     -------      -------      -------      -------
Net interest income........................     6,488       6,574        6,651        6,773       26,486
Provision for loan losses..................       185         149          168          184          686
                                              -------     -------      -------      -------      -------
Total interest income after provision for
  losses...................................     6,303       6,425        6,483        6,589       25,800
Gain on sale of assets.....................        --          --          969           --          969
Other income...............................       510         533          556          490        2,089
Total other expense........................     3,521       3,604        3,582        3,533       14,240
                                              -------     -------      -------      -------      -------
Income before income taxes.................     3,292       3,354        4,426        3,546       14,618
Income tax expense.........................     1,149       1,172        1,443        1,236        5,000
                                              -------     -------      -------      -------      -------
Net income.................................   $ 2,143     $ 2,182      $ 2,983      $ 2,310      $ 9,618
                                              =======     =======      =======      =======      =======
Net income per share.......................   $  0.51     $  0.52      $  0.71      $  0.55      $  2.29
--------------------------------------------------------------------------------------------------------

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

NOTE N--PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

The condensed balance sheet and statements of income and cash flows for Parkvale Financial Corporation as of June 30, 1997 and 1996 and the years then ended are presented below. PFC's sole subsidiary is Parkvale Savings Bank ("PSB").

              PARKVALE FINANCIAL CORPORATION (PARENT COMPANY ONLY)

                   BALANCE SHEETS
                                   1997       1996
                                   ----       ----
Assets:
  Investment in PSB............   $74,424    $68,446
  Cash.........................       370        963
  Other equity investments.....     1,106        840
                                  -------    -------
     Total assets..............   $75,900    $70,249
                                  =======    =======
Liabilities and Shareholders'
  Equity:
  Accounts payable.............   $    43    $    13
  Deferred taxes...............       147         50
  Dividends payable............       527        421
  Shareholders' equity.........    75,183     69,765
                                  -------    -------
     Total liabilities and
       shareholders' equity....   $75,900    $70,249
                                  =======    =======

                 STATEMENTS OF INCOME
                              1997      1996     1995
                              ----      ----     ----
Dividends from PSB.......   $2,500    $2,000    $4,400
Other income.............       95        82        68
Operating expenses.......      (95)      (82)      (68)
                            ------    ------    ------
Income before equity in
  undistributed earnings
  of subsidiary..........    2,500     2,000     4,400
Equity in undistributed
  income of PSB..........    4,474     7,618     3,671
                            ------    ------    ------
     Net income..........   $6,974    $9,618    $8,071
                            ======    ======    ======

                                     STATEMENTS OF CASH FLOWS
                                                                1997        1996        1995
                                                                ----        ----        ----
    Cash flows from operating activities:
      Management fee income received........................   $    95     $    82     $    68
      Dividends received....................................     2,500       2,000       4,400
      Cash paid to suppliers................................       (65)        (75)        (85)
                                                               -------     -------     -------
         Net cash provided by operating activities..........     2,530       2,007       4,383
                                                               -------     -------     -------
    Cash flows from investing activities:
      Equity investments purchased..........................        --        (373)       (330)
    Cash flows from financing activities:
      Payment for treasury stock............................    (1,340)         --      (3,031)
      Allocation of treasury stock to retirement plans......       450         178          39
      Dividends paid to stockholders........................    (2,007)     (1,592)     (1,321)
      Loan to PFC ESOP......................................      (450)       (135)       (112)
      Principal collected on ESOP loan......................       224         130          13
                                                               -------     -------     -------
         Net cash used in financing activities..............    (3,123)     (1,419)     (4,412)
                                                               -------     -------     -------
    Net (decrease) increase in cash and cash equivalents....      (593)        215        (359)
    Cash and cash equivalents at beginning of year..........       963         748       1,107
                                                               -------     -------     -------
    Cash and cash equivalents at end of year................   $   370     $   963     $   748
                                                               =======     =======     =======
    Reconciliation of net income to net cash provided by
      operating activities:
      Net income............................................   $ 6,974     $ 9,618     $ 8,071
      Adjustments to reconcile net income to net cash
         provided by
         operating activities:
            Undistributed income of PSB.....................    (4,474)     (7,618)     (3,671)
            Increase (decrease) in accrued expenses.........        30           7         (17)
                                                               -------     -------     -------
         Net cash provided by operating activities..........   $ 2,530     $ 2,007     $ 4,383
                                                               =======     =======     =======

--------------------------------------------------------------------------------

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

NOTE O--FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," requires the determination of fair value for certain of the Bank's assets, liabilities and contingent liabilities. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

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

                                                         1997                            1996
                                               ------------------------        ------------------------
                                                ESTIMATED      CARRYING         ESTIMATED      CARRYING
FINANCIAL ASSETS:                              FAIR VALUE       VALUE          FAIR VALUE       VALUE
                                               -----------     --------        -----------     --------
  Cash and noninterest-earning deposits.....    $   12,104     $ 12,104          $ 10,905      $ 10,905
  Federal funds sold........................       107,832      107,832            66,557        66,557
  Interest-earning deposits in other
     banks..................................           219          219               173           173
  Investment securities.....................        82,443       82,639           104,639       105,515
  Mortgage-backed securities................        67,937       66,941            99,915        99,371
  Loans receivable..........................       738,663      710,868           644,936       625,452
                                                ----------     --------          --------      --------
                                                $1,009,198     $980,603          $927,125      $907,973
                                                ==========     ========          ========      ========
FINANCIAL LIABILITIES:
  Checking, savings and money market
     accounts...............................    $  265,594     $265,594          $259,011      $259,011
  Savings certificates......................       605,186      608,031           539,433       541,912
  Advances from Federal Home Loan Bank......        15,763       15,682            20,795        20,693
  Commercial investment agreements..........         4,514        4,514             6,218         6,218
                                                ----------     --------          --------      --------
                                                $  891,057     $893,821          $825,457      $827,834
                                                ==========     ========          ========      ========
Off-balance-sheet instruments...............    $       (2)    $     --          $    (24)     $     --

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    CAPITAL STOCK INFORMATION
    -   ANNUAL MEETING
        The Annual Meeting of Stockholders will be held at 10:00 a.m., Thursday, October 23, 1997, at the
        Pittsburgh Athletic Association, 4215 Fifth Avenue,
        Pittsburgh, Pennsylvania.

    -   STOCK LISTING & DIVIDENDS
        Parkvale's Common Stock is traded in the over-the-counter market and quoted on the NASDAQ National Market System under the symbol "PVSA." Prices shown below are based on the prices reported by the NASDAQ system, with appropriate adjustments for the 5-for-4 stock split in October 1996.

       FOR THE QUARTER ENDED         HIGH      LOW      DIVIDENDS
       ---------------------        ------    ------    ----------
          June 97................   $29.00    $25.75      $ 0.13
          March 97...............    30.00     24.50        0.13
          December 96............    26.50     22.60        0.13
          September 96...........    23.60     19.60        0.13
          June 96................   $23.40    $19.60      $ 0.104
          March 96...............    22.80     20.60        0.104
          December 95............    22.80     20.19        0.104
          September 95...........    22.72     16.32        0.104

        There were 4,084,935 shares of Common Stock outstanding as of August 25, 1997, the Voting Record Date, which shares were held as of such date by approximately 520 holders of record.

    -   TRANSFER AGENT
        Registrar and Transfer Company
        10 Commerce Drive
        Cranford, NJ 07016
        Toll free phone: 1 (800) 368-5948
        Fax: (908) 497-2312

    -   INFORMATION REQUESTS
        A copy of the 1997 Annual Report of Parkvale Financial Corporation on Form 10-K filed with the Securities and Exchange Commission, and a list of exhibits thereto, will be furnished to shareholders without charge upon their written request to the Treasurer of the Corporation at its Headquarters Office, 4220 William Penn Highway, Monroeville, PA 15146. The telephone number is (412) 373-7200.

        Parkvale's web site is http://www.parkvale.com


                                       33