Form 10-K405, Exhibit 13
period 1998-06-30
PARKVALE FINANCIAL CORP
filed 1998-09-24
CIK 820907

                                                                      Exhibit 13

PARKVALE FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

BALANCE SHEET DATA AT JUNE 30:                1998        1997       1996       1995       1994
-------------------------------------------------------------------------------------------------
Total assets                                $1,095,373   $991,239   $919,242   $896,422   $873,786
Loans                                          832,758    710,868    625,452    524,545    494,994
Investment securities                          113,992    149,580    204,886    233,436    272,866
Savings deposits                               949,452    881,244    807,087    794,445    778,555
FHLB advances and other debt                    45,091     20,196     26,911     24,604     24,397
Shareholders' equity                            84,060     75,183     69,765     61,064     55,565
Book value per share                             16.25      14.83      13.80      12.20      10.60

OPERATING DATA FOR THE YEAR ENDED JUNE 30:     1998        1997       1996       1995       1994
--------------------------------------------------------------------------------------------------
Total interest income                       $   74,020   $ 68,380   $ 66,117   $ 61,026   $ 59,404
Total interest expense                          44,190     40,352     39,631     35,431     35,399
--------------------------------------------------------------------------------------------------
Net interest income                             29,830     28,028     26,486     25,595     24,005
Provision for loan losses                          255        399        686      1,094      1,829
--------------------------------------------------------------------------------------------------
Net interest income after provision for
  loan losses                                   29,575     27,629     25,800     24,501     22,176
Other income                                     4,709      2,174      3,058      2,024      2,320
Other expense                                   16,781     18,808     14,240     13,821     12,991
--------------------------------------------------------------------------------------------------
Income before taxes                             17,503     10,995     14,618     12,704     11,505
Income tax expense                               6,385      4,021      5,000      4,633      4,277
--------------------------------------------------------------------------------------------------
Net income                                  $   11,118   $  6,974   $  9,618   $  8,071   $  7,228
--------------------------------------------------------------------------------------------------
Net income per diluted share                     $2.10      $1.33      $1.84      $1.51      $1.33
--------------------------------------------------------------------------------------------------

OTHER SELECTED DATA (STATISTICAL PROFILE):
           YEAR ENDED JUNE 30,                 1998        1997       1996       1995       1994
--------------------------------------------------------------------------------------------------
Average yield earned on all
  interest-earning assets                         7.37%      7.38%      7.45%      7.17%      6.89%
Average rate paid on interest-bearing
  liabilities                                     4.72       4.67       4.79       4.46       4.34
Average interest rate spread                      2.65       2.71       2.66       2.71       2.55
Net yield on average interest-earning
  assets                                          2.97       3.03       2.98       3.01       2.78
Other expenses to average assets                  1.63       1.98       1.57       1.59       1.47
Other expenses to average assets*                 1.42       1.45       1.57       1.59       1.47
Efficiency ratio                                 48.59      62.27      48.20      50.04      49.35
Efficiency ratio*                                45.17      45.60      49.83      50.04      49.35
Return on average assets                          1.08       0.73       1.06       0.93       0.82
Return on average assets*                         1.08       1.07       0.98       0.93       0.82
Dividend payout ratio                            26.67      31.36      18.19      17.74      16.07
Return on average equity                         14.59      10.15      15.13      13.89      13.69
Return on average equity*                        14.59      14.70      13.99      13.89      13.69
Average equity to average total assets            7.38       7.23       7.01       6.87       5.98

               AT JUNE 30,                    1998        1997       1996       1995       1994
-------------------------------------------------------------------------------------------------
One year gap to total assets                      0.07%     -4.44%      0.24%      6.03%      1.65%
Intangibles to total equity                       0.46       0.74       0.40       0.71       1.07
Shareholders' equity to assets ratio              7.67       7.58       7.59       6.81       6.36
Ratio of classified assets to total
  assets                                          0.46       0.30       0.22       0.35       0.33
Nonperforming assets                        $    4,728   $  2,654   $  1,248   $  2,127   $  1,163
Allowance for loan losses as a % of gross
  loans                                           1.55%      1.95%      2.17%      2.41%      2.33%
Number of full-service offices                      29         29         28         28         27

* Excludes the effect of litigation expense and gain on sale of assets in fiscal 1998, the one-time FDIC special assessment in fiscal 1997 and the gain on sale of assets in fiscal 1996.

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

FINANCIAL CONDITION

Parkvale's average interest-earning assets climbed to $1 billion for the year ended June 30, 1998, up $78 million over fiscal year 1997. This milestone was achieved through an increased loan portfolio funded primarily by elevated deposit levels and investment maturities. Average loan and average deposit balances rose $108 million and $65 million, respectively in fiscal year 1998.

Parkvale functions as a financial intermediary, and as such, its financial condition should be examined in terms of its ability to manage its interest rate risk, and diversify its credit risk.

ASSET AND LIABILITY MANAGEMENT

Parkvale's asset and liability management ("ALM") is driven by our ability to manage interest rate risk ("IRR"). IRR is the exposure of current and future earnings and capital to fluctuating interest rates. This exposure occurs because the present value of future cash flows, and in many cases the cash flows themselves, change when interest rates change. One of Parkvale's ALM goals is to minimize this exposure.

IRR is measured and analyzed using static interest rate sensitivity gap indicators, net interest income simulation and net present value sensitivity measures. These combined methods enable Parkvale's management to regularly monitor both the direction and magnitude of potential changes in the relationship between interest-earning assets and interest-bearing liabilities.

Interest rate sensitivity gap analysis provides one indicator of potential interest rate risk by comparing interest-earning assets and interest-bearing liabilities maturing or repricing at similar intervals. The gap ratio is defined as rate-sensitive assets minus rate-sensitive liabilities for a given time period divided by total assets. Parkvale continually monitors gap ratios, and within the IRR framework and in conjunction with the net interest income simulations, implements actions to reduce exposure to fluctuating interest rates. Such actions have included maintaining high liquidity, deploying excess liquidity, increasing the repricing frequency of the loan portfolio and lengthening the overall maturities of interest-bearing liabilities. Management believes these ongoing actions minimize Parkvale's vulnerability to fluctuations in interest rates. The one-year gap ratio has shifted from -4.44% as of June 30, 1997 to 0.07% as of June 30, 1998, and the five-year gap ratio has shifted from -0.43% as of June 30, 1997 to 0.86% as of June 30, 1998.

Gap indicators of IRR are not necessarily consistent with IRR simulation estimates. Parkvale utilizes net interest income simulation estimates under various assumed interest rate environments to more fully capture the details of IRR. Assumptions included in the simulation process include measurement over a probable range of potential interest rate changes, prepayment speeds on amortizing financial instruments, other imbedded options, loan and deposit volumes and rates, nonmaturity deposit assumptions and management's capital requirements. The estimated impact on projected net interest income in fiscal 1999 assuming an immediate shift in current interest rates would result in the following percentage changes over fiscal 1998 net interest income: +100 bp, +8.7%; +200 bp, +6.6%; -100 bp, +6.3%; -200 bp, -1.4%. This compares to projected net interest income for fiscal 1998 made at June 30, 1997 over fiscal 1997 actual net interest income of: +100 bp, +5.7%; +200 bp, +2.3%; -100 bp,
+5.2%; -200 bp, -0.8%. The fluctuation in projected net interest income between fiscal 1998 and 1997 is reflective of the change in asset mix during fiscal 1998 as discussed in the Financial Condition section.

 Asset Management.   A primary goal of Parkvale's asset management is to
maintain a high level of liquid assets. Parkvale defines the following as liquid assets: cash, federal funds sold, certain corporate debt maturing in less than one year, U.S. Government and agency obligations maturing in less than one year and short-term bank deposit accounts. The average daily liquidity was 18.8% for the quarter ended June 30, 1998. During fiscal 1998, Parkvale's investment strategy was to deploy excess liquidity by purchasing single-family Adjustable Rate Mortgage ("ARM") loans to enhance yields and reduce the risk associated with rate volatility. Such investments reduce the inherent risk of the volatility of overnight interest rates. If interest rates were to fall substantially, net interest income may decrease if the yield on liquid assets, such as Federal funds sold, were to fall faster than liabilities would reprice.

Parkvale's lending strategy has been designed to shorten the average maturity of its assets and increase the rate sensitivity of its loan portfolio. In fiscal 1998, 1997 and 1996, 84.9%, 88.0% and 77.4%, respectively, of mortgage loans originated or purchased were adjustable-rate loans. Parkvale has continually emphasized the origination and purchase of ARM loans. ARMs totaled $487.4 million or 66.5% of total mortgage loans at June 30, 1998 versus $402.3 million or 63.8% of total mortgage loans at June 30, 1997. To supplement local mortgage originations, Parkvale purchased loans aggregating $183.0 million, $104.4 million and $104.9 million in fiscal 1998, 1997 and 1996, respectively, from mortgage bankers and other financial institutions. The loan packages purchased were predominately 3/1 and 5/1 ARMs. Of the 1998 purchases, $180 million or 98.4% were ARMs. The practice of purchasing loans in the secondary market is expected to continue in fiscal 1999 when liquidity exceeds targeted levels. At June 30, 1998, Parkvale had commitments to originate mortgage loans totaling $8.7 million, commercial loans of $1.5 million and to purchase adjustable residential loans totaling $21.9 million. Construction loans in process at June 30, 1998 were $7.7 million. Such commitments were funded from current liquidity.

Parkvale continues to increase its consumer loan portfolio through new originations. Home equity lines of credit are granted at up to 120% of collateral value at competitive rates. In general, these loans have shorter maturities and greater interest rate sensitivity and margins than residential real estate loans. At June 30, 1998 and 1997, consumer loans were $106.3 and $90.3 million which represented a 17.6% and an 18.5% increase over the balances at June 30, 1997 and 1996, respectively. The fiscal 1998 consumer portfolio growth is primarily related to consumer demand for fixed rate shorter term second mortgage loans with average maturities of five years.

Parkvale follows policies designed to reduce credit risk concentrations within its asset portfolio. One such vehicle has been mortgage-backed securities which consist of pools of individual residential mortgage notes. The majority of the mortgage-backed securities held by Parkvale are guaranteed as to the timely repayment of principal and interest by a government-sponsored enterprise, the Federal Home Loan Mortgage Corporation ("FHLMC"). At June 30, 1998, Parkvale had $43.4 million or 4.0% of total assets invested in mortgage-backed securities. See Note B of Notes to Consolidated Financial Statements.

Investments in other securities, such as U.S. Government and agency obligations and corporate debt, are purchased to enhance Parkvale's overall net interest margin. Parkvale's investment policy focuses on long-term trends, rather than short-term swings in the financial markets. Accordingly, all debt securities are classified as held to maturity, and are not available for sale nor held for trading.

Interest-Sensitivity Analysis.   The following table reflects the maturity and
repricing characteristics of Parkvale's assets and liabilities at June 30, 1998:

                                         <3 MONTHS     4-12 MONTHS    1-5 YEARS    5+ YEARS      TOTAL
                                         ---------     -----------    ---------    --------      -----
                                                              (DOLLARS IN THOUSANDS)

Interest-sensitive assets:
  ARM and other variable rate loans....   $ 89,633      $ 89,693      $338,424     $ 25,776    $  543,526
  Other fixed rate loans, net (1)......      7,610        22,603       109,347      163,086       302,646
  Variable rate mortgage-backed
     securities........................     13,668         2,003            --           --        15,671
  Fixed rate mortgage-backed securities
     (1)...............................        987         2,414        18,361        5,239        27,001
  Investments and Federal funds sold...    145,375         5,725        21,860        8,195       181,155
  Equities, primarily FHLB and FHLMC...         --            --         7,228        7,564        14,792
                                          --------      --------      --------     --------    ----------
Total interest-sensitive assets........   $257,273      $122,438      $495,220     $209,860    $1,084,791
                                          ========      ========      ========     ========    ==========
Ratio of interest-sensitive assets to
  total assets.........................       23.5%         11.2%         45.2%        19.2%         99.0%
                                              ====          ====          ====         ====          ====
Interest-sensitive liabilities:
  Passbook deposits and club accounts
     (2)...............................   $  6,729      $ 23,704      $ 80,751     $ 35,909    $  147,093
  Checking accounts (3)................     17,891        17,891        35,782       17,889        89,453
  Money market deposit accounts........         --        21,448        21,447           --        42,895
  Certificates of deposit..............     91,898       195,124       318,665       59,488       665,175
  FHLB advances and other borrowings...      4,223            --        30,000       10,868        45,091
                                          --------      --------      --------     --------    ----------
Total interest-sensitive liabilities...   $120,741      $258,167      $486,645     $124,154    $  989,707
                                          ========      ========      ========     ========    ==========
Ratio of interest-sensitive liabilities
  to total liabilities and equity......       11.0%         23.6%         44.4%        11.3%         90.4%
                                             =====          ====          ====         ====          ====
Ratio of interest-sensitive assets to
  interest-sensitive liabilities.......      213.1%         47.4%        101.8%       169.0%        109.6%
                                             =====          ====         =====        =====         =====
Periodic Gap to total assets...........      12.46%       (12.39%)        0.78%        7.82%         8.68%
                                             =====        ======          ====         ====          ====
Cumulative Gap to total assets.........      12.46%         0.07%         0.86%        8.68%
                                             =====          ====          ====         ====

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

Liability Management.   Parkvale's favorable liquidity allows investment
decisions to be made with the funding source as a secondary issue. Deposits are priced according to management's asset/liability objectives, alternate funding sources and competition. A concentrated effort is made to extend the maturities of deposits by offering highly competitive rates for longer term certificates. Certificates of deposit maturing after one year as a percent of total deposits are 39.8% at June 30, 1998 and 32.9% at June 30, 1997.

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

Credit risk is increased by lending and investing activities that concentrate a financial institution's earning assets in a way that exposes the institution to a material loss from any single occurrence or group of related occurrences. Diversifying loans and investments to prevent concentrations of risks is one manner a financial institution can reduce potential losses due to credit risk. Examples of asset concentrations would include, but not be limited to, geographic concentrations, loans or investments of a single type, multiple loans to a single borrower, loans made to a single type of industry and loans of an imprudent size relative to the total capitalization of the institution. For loans purchased and originated, Parkvale has taken steps to reduce exposure to credit risk by emphasizing low-risk, single-family mortgage loans, which comprise 80% of the gross loan portfolio as of June 30, 1998.

RESULTS OF OPERATIONS

Net income for the year ended June 30, 1998 was $11.1 million or $2.10 per diluted share representing a 9.6% increase in net income from normal operations of $10.1 million or $1.94 per diluted share for the year ended June 30, 1997. The fiscal 1997 net income from normal operations of $10.1 million excludes the adverse effect of the one-time Savings Association Insurance Fund ("SAIF") assessment of $5 million.

The key component of the favorable operating results is the $1.8 million or 6.4% increase in net interest income over fiscal year 1997. Net interest income is the difference between interest earned on loans and investments and interest paid for deposits and borrowings. A positive interest rate spread is achieved with interest-earning assets in excess of interest-bearing liabilities which results in increased net interest income.

INTEREST INCOME

Interest income from loans increased by $7.5 million or 14.5% in fiscal 1998. Average loans outstanding increased $108.3 million or 16.88%, primarily due to loan package purchases amounting to $183.0 million during fiscal 1998. Interest income increased despite a decrease in the average loan yield which was 8.01% in fiscal 1997 and fell to 7.85% in fiscal 1998. This is reflective of lower interest rates sustained throughout the majority of fiscal 1998 and the large quantity of ARM loans within the portfolio. Interest income on loans increased by $4.8 million or 10.3% from fiscal 1996 to 1997. The average yield on loans decreased from 8.23% in fiscal 1996 to 8.01% in fiscal 1997, and the average outstanding loan balance increased $75.4 million or 13.3% between fiscal 1996 and 1997.

Interest income on mortgage-backed securities decreased by $1.8 million or 31.7% in fiscal 1998. The average yield on mortgage-backed securities increased 16 basis points from 6.72% in fiscal 1997 to 6.88% in fiscal 1998; however, the average balance decreased $27.5 million from fiscal 1997 to 1998. The decline in the average balance outstanding is due to deploying mortgage-backed security maturities into higher yielding loans. Similarly, interest income on mortgage-backed securities decreased $1.2 million or 18.0% in fiscal 1997 from fiscal 1996 attributable to a $19.8 million decrease in the average outstanding balance which was offset slightly by an 11 basis point increase in the average yield from 6.61% in fiscal 1996 to 6.72% in fiscal 1997.

Interest income on investments decreased $608,000 or 11.5% in fiscal 1998. This is the result of a $9 million decrease in the average balance. The average yield on investments decreased to 5.94% in fiscal 1998 from 6.00% in fiscal 1997 due to the overall flat interest rate environment. Interest income on investments decreased by $1.8 million or 25.5% from fiscal 1996 to 1997. This is a result of a $30.6 million decrease in the average balance.

Interest income from federal funds sold increased $554,000 from fiscal 1997 to 1998. The increase was attributable to an increase in the average federal funds sold balance from $113.3 million in fiscal 1997 to $119.9 million in fiscal 1998. In addition, the average yield increased from 5.41% in fiscal 1997 to 5.57% in fiscal 1998. The average balance of federal funds sold increased $13.9 million or 14.0% between fiscal 1996 and 1997, and interest income increased $495,000 or 8.8% between the two years. The average yield decreased from

5.67% in fiscal 1996 to 5.41% in fiscal 1997. These average yields reflect the changes in the target federal funds interest rate from a high of 6.00% at the beginning of fiscal 1996 to a low of 5.25% at the end of fiscal 1996 before increasing to 5.50% by the end of fiscal 1997. The target federal funds interest rate remained at 5.50% throughout fiscal 1998.

INTEREST EXPENSE

Interest expense on deposits increased $3.5 million or 9.1% between fiscal 1997 and 1998. The average deposit balance increased $65.2 million or 7.7% in fiscal 1998, compounded slightly by an increase in the average cost from 4.64% in fiscal 1997 to 4.70% in 1998. The fiscal 1998 deposit increases are attributable to the variety of certificate of deposit promotional specials. These specials ranged in terms from 15 to 36 months with rates ranging from 6.00% to 6.25%. Interest expense on deposits increased by $1.1 million or 2.9% between fiscal 1996 and 1997. The average deposit balance also increased by $42.7 million between the two fiscal years, offset somewhat by a decrease in the average cost from 4.75% in fiscal 1996 to 4.64% in fiscal 1997. The 1997 balance increase was attributable to the success of a "55 plus" checking program and attractive rates offered on certificate of deposit specials.

Interest expense on borrowed money increased by $290,000 or 23.9% in fiscal 1998, due to new borrowings with the Federal Home Loan Bank ("FHLB") totaling $30 million at a relatively low average rate of 5.78% during fiscal 1998. The overall average cost of borrowings decreased from 6.20% in fiscal 1997 to 5.54% in fiscal 1998. This is attributable to the maturity of a high cost FHLB advance during the first quarter of fiscal 1998 and the new borrowings. In fiscal 1997, interest expense on borrowed money decreased by $373,000 or 23.5% due to a $6.1 million decrease in the average balance.

Net interest income increased $1.8 million or 6.4% from fiscal 1997 to 1998. The average interest rate spread decreased to 2.65% in fiscal 1998 from 2.71% in fiscal 1997, while the average net earning assets increased $5.5 million. In fiscal 1997, net interest income increased $1.5 million or 5.8%. The average interest rate spread increased from 2.66% in fiscal 1996 to 2.71% in 1997, average net earning assets increased $2.3 million between the two years.

At June 30, 1998, the weighted average yield on loans and investments was 7.35%. The average rate payable on liabilities was 4.65% for deposits, 5.65% for borrowings and 4.69% for combined deposits and borrowings.

PROVISION FOR LOAN LOSSES

The provision for loan losses is an amount added to the allowance against which loan losses are charged. The adequacy of the allowance for loan losses is determined by management through evaluation of the loss potential on individual nonperforming, delinquent and high dollar loans. Such loans are considered impaired when the market value or discounted cash flows of property collateralizing delinquent and nonperforming loans is less than the loan's book value, and reflect management's current estimate of potential losses on such loans. In addition, general loss provisions are also added to the allowance for loan losses based on economic trends, perceived risk in the loan portfolio, previous loss experience and other factors. The adequacy of loss reserves is based upon a regular monthly review of loan delinquencies and "classified assets," as well as local and national economic trends. The provision for loan losses decreased by $144,000 or 36.1% compared to fiscal year 1997. Management believes the allowance for loan losses is adequate to cover the amount of possible credit losses inherent in the loan portfolio as of June 30, 1998.

Nonperforming assets, which are defined as nonaccrual loans and real estate owned, were $4.7 million, $2.7 million and $1.2 million at June 30, 1998, 1997 and 1996, respectively, representing 0.43%, 0.27% and 0.14% of total assets at the end of each respective year. Of the nonperforming assets at June 30, 1998, $2.4 million was real estate owned and $2.3 million represented nonaccrual loans. The increase in nonperforming assets is primarily commercial real estate related to 200 Meyran Associates, discussed in other expense. During fiscal 1998, the allowance for loan losses reflects a $1.0 million charge to reduce this foreclosed real estate to estimated fair value.

In addition, loans totaling $333,000 were classified as substandard for regulatory purposes. These loans, while current or less than 90 days past due, have exhibited characteristics which warrant special monitoring. Examples of these concerns include irregular payment histories, questionable collateral values, investment properties having cash flows insufficient to service debt, and other financial inadequacies of the borrower. These loans are continuously monitored with efforts being directed towards resolving the underlying concerns while continuing the performing status of the loans.

Aggregate valuation allowances were 1.55% of gross loans as of June 30, 1998, compared to 1.95% as of June 30, 1997. The adequacy of these reserves in relation to current or anticipated trends in the loan portfolio will continue to be monitored by management.

OTHER INCOME

Other income increased $2.5 million or 117% in fiscal 1998 compared to fiscal 1997. This increase is primarily due to the nonrecurring gain of $2.1 million which relates to the sale of FHLMC stock. There were no gains or losses on sale of assets in fiscal 1997. Without the fiscal 1998 nonrecurring gain, other income would have increased $388,000 or 17.8% between fiscal 1997 and 1998. In fiscal 1996, a nonrecurring gain of $969,000 was recognized which related to the sale of real estate.

Service charges on deposit accounts increased by $151,000 or 12.0% in fiscal 1998, mainly due to increased services for all types of deposits and the increase in average balances over fiscal 1997. Other service charges and fees increased by $101,000 or 15.9% in fiscal 1998. This increase is due to $135,000 of ATM surcharges Parkvale began assessing to non-Parkvale customers beginning in January 1998. Service charges on deposit accounts increased by $194,000 or 18.2% and other service charges and fees increased by $90,000 or 16.5% between fiscal 1997 and 1996.

Miscellaneous income increased $135,000 or 48.4% in fiscal 1998 due to investment fee income which was $271,000 in fiscal 1998 and $137,000 in fiscal 1997. During fiscal 1997, investment fee income was generated through an unaffiliated third party marketing firm who offered fixed and variable rate annuities and mutual funds to Parkvale customers. Parkvale received a fee from the third party for providing the customer base; however, effective April 1, 1997, Parkvale eliminated the third party and began a new in-house program to offer nondeposit investment products directly to customers through a division of Parkvale Savings Bank (the "Bank"), Parkvale Financial Services. Parkvale expects continued growth in this area.

OTHER EXPENSE

Compensation and employee benefits increased by $555,000 or 7.7% during fiscal 1998 and by $345,000 or 5.0% during fiscal 1997 over the respective prior periods. Compensation expense increased $409,000 or 7.0% in fiscal 1998 and increased $279,000 or 4.8% in fiscal 1997. These increases represent normal merit pay increases and increased staffing related to new offices and products. ESOP contribution expense increased $66,000 in fiscal 1998 and decreased $47,000 in fiscal 1997 for estimated awards to be granted for service rendered in the respective fiscal years. A portion of the ESOP contribution is based on the average common stock price for the applicable calendar year. ESOP contribution expense decreased in fiscal 1997 due to a 26% reduction in the number of shares awarded to eligible participants in calendar year 1996.

Office occupancy expense increased $28,000 or 1.3% in fiscal 1998 and $126,000 or 6.2% in fiscal 1997 over the respective prior periods. The increase in fiscal 1997 was due to the opening of a new branch during November 1996.

Marketing expenses increased by $62,000 or 16.3% in fiscal 1998 and by $39,000 or 11.4% in fiscal 1997. The fiscal 1998 increase is due to the various savings deposit and home equity credit promotions. The fiscal 1997 increase is primarily due to branch promotions relative to new branches.

The Bank is insured by the FDIC through the SAIF. FDIC insurance expense was $555,000 in fiscal 1998, $734,000 in fiscal 1997 and $1.8 million in fiscal 1996. The Bank paid annual insurance premiums of 23 basis points on insured deposits throughout fiscal 1996 and the first quarter of fiscal 1997. During fiscal 1997, the one-time SAIF assessment representing 65.7 basis points on insured deposits was enacted to reach the required capitalization level for the SAIF. As of October 1, 1996, this legislation had a favorable effect on other expense by reducing deposit insurance premiums. Annual insurance premiums for the last half of fiscal 1997 were 6.48 basis points of insured deposits. The effect of these rate changes was a 59.6% decrease in FDIC insurance expense in fiscal 1997 compared to fiscal 1996. During fiscal 1998, the FDIC insurance premium averaged 6.29 basis points. For fiscal 1999, the FDIC insurance premium was reduced to 6.22 basis points as of July 1, 1998.

Miscellaneous expenses increased by $2.5 million or 105.6% due to a nonrecurring charge for the settlement of litigation between 200 Meyran Associates (a limited partnership) and the Bank. In June 1993, lawsuits were instituted in the Court of Common Pleas of Allegheny County, Pennsylvania, against the Bank by the owners of an office building which was sold in 1984. On March 26, 1998, Parkvale agreed in principle to settle the dispute and end the litigation with the limited partnership. The settlement involved $1.9 million in cash payments and related legal expenses of $250,000. Prior to this settlement, Parkvale purchased the first mortgage loan on this building from another bank. As of June 30, 1998, Parkvale took possession of the property, which is classified as Foreclosed Real Estate. Without the litigation costs during fiscal 1998, miscellaneous expenses would have increased by $345,000 or 14.6% for the year ended June 30, 1998. The miscellaneous expense increases are the result of continual growth. The main components impacted are data processing expense increased by $153,000 or 17.9%, legal expense increased by $120,000 or 58.3% without the legal expense associated with the litigation and loan expense increased by $34,000 or 14.8%.

INCOME TAXES

Federal and state income tax expense increased by $2.4 million or 58.8% due to the lower pretax income reported in fiscal 1997. As discussed in Note H, the effective tax rate for fiscal 1998, 1997 and 1996 varied from the normal statutory federal tax provisions primarily due to tax-exempt interest and the Pennsylvania Mutual Thrift Institutions Tax.

IMPACT OF YEAR 2000

The year 2000 ("Y2K") issue primarily results from computer programs recognizing a two-digit date field rather than four digits to define the year. Computer software or hardware that is date sensitive may recognize "00" as the year 1900 instead of the year 2000 which may cause system failure, miscalculations and other temporary disruptions of operations.

The data processing committee has been assigned the task of managing Y2K compliance. This committee is chaired by the Vice President of Data Processing, who reports directly to the President and Chief Executive Officer. The committee's main focus is to resolve the problems associated with the Y2K issue in five phases: awareness, assessment, renovation, testing and implementation. The plan developed by the data processing committee is based upon recommended guidelines provided by the Bank's primary regulator. The assessment stage entailed assessing the magnitude of the issues and identification of hardware, software, networks, automated teller machines, processing platforms, and customer, vendor interdependencies and budget allocations associated with Y2K.

During the renovation and testing phases, the Bank's primary data processing provider, DataOne Financial Systems, announced plans in July 1998 to discontinue business in mid 1999. Such service provider had represented to Parkvale that all appropriate programming changes would be completed and testing would be performed before the end of 1998. However, given the pending change of providers, the Bank is not participating in tests with the current primary service provider. As a result, the Bank has implemented its contingency plan and is currently evaluating data processing alternatives including proposals from major service bureau providers. Three providers are under active consideration and the Bank is in the due diligence phase of evaluating the proposals and intends to make a decision during the December 1998 quarter. The new processing arrangements are expected to provide the Bank with additional systems capabilities to increase efficiencies as a full-service bank and will modernize certain systems with state of the art technology. The Bank will ensure compliance with Y2K before signing a contract. The Bank expects to capitalize the majority of the system related costs related to the change in service providers. These costs are not expected to exceed $600,000 which are to be amortized over a useful life of five to ten years. The increase in the annual overall expense for data services is not expected to exceed $200,000, which should permit the servicing of growth anticipated with deposit customers.

An ongoing assessment of business risk includes an assessment of other third party vendors' readiness for Y2K processing. Management has identified all third party vendors and communicated with vendors regarding the status of their Y2K compliance. Management is coordinating with third party vendors to perform testing where appropriate. If outside vendors are not Y2K compliant, alternative vendors will be contracted. Additionally, this assessment includes review of the Federal Reserve Fedline System. This system's hardware and software are scheduled for testing during October 1998. Upon conversion to a new primary service provider, the Bank will evaluate the necessity for Y2K testing with integrated systems.

The Bank is monitoring loan and deposit customers for Y2K compliance. Commercial loan customers that are not Y2K compliant may become a repayment risk. The lending department has distributed information regarding Y2K compliance to commercial loan borrowers. The Bank's initial assessment of commercial loan customers indicates an immaterial impact on Parkvale's statement of operations. Continued evaluation of this risk will be performed by the Bank's management.

Parkvale's plans to complete Y2K compliance are based upon management's best estimates. There can be no guarantee that these estimates will be achieved and actual results could differ materially from these plans due to unforeseen circumstances.

CAPITAL RESOURCES

Shareholders' equity increased $8.9 million or 11.8% during the year ended June 30, 1998 compared to June 30, 1997. Earnings retention is the main source of Parkvale's equity growth. Net income was $11.1 million while dividends declared were $2.9 million resulting in 25.9% of net income paid to shareholders (equal to $.56 per share) for fiscal year ended June 30, 1998. Parkvale's fifth consecutive 5-for-4 stock split was paid in October 1997. During fiscal 1998, the cash dividends increased 34.6%. The book value of Parkvale's common stock increased 9.6% to $16.25 at June 30, 1998 from $14.83 at June 30, 1997 as a result of these increases in shareholders' equity.

The Bank is a wholly owned subsidiary of Parkvale. The Bank's primary regulators are the Federal Deposit Insurance Corporation ("FDIC") and the Pennsylvania Department of Banking. The Office of Thrift Supervision retains jurisdiction over Parkvale Financial Corporation due to its status as a unitary savings and loan holding company. Parkvale continues to maintain a "well capitalized" status, sustaining a 7.6% capital level as of June 30, 1998. Strong capitalization allows Parkvale to continue building shareholder value through traditionally conservative operations and potentially profitable growth opportunities. Management is not aware of any trends, events, uncertainties or recommendations by any regulatory authority except as noted above, concerning Y2K, that will have, or that are reasonably likely to have, material effects on Parkvale's liquidity, capital resources or operations.

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

   REPORT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------
LOGO
--------------------------------------------------------------------------------

The Board of Directors
Parkvale Financial Corporation

We have audited the accompanying consolidated statements of financial condition of Parkvale Financial Corporation ("Parkvale") as of June 30, 1998 and 1997, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of Parkvale's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial condition of Parkvale Financial Corporation at June 30, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.

Pittsburgh, Pennsylvania                                   /S/ ERNST & YOUNG LLP
July 23, 1998

PARKVALE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     JUNE 30,
                                                              ----------------------
                           ASSETS                                1998         1997
------------------------------------------------------------------------------------
Cash and noninterest-earning deposits                         $    9,628    $ 12,104
Federal funds sold                                               124,900     107,832
Interest-earning deposits in other banks                             475         219
Investment securities available for sale (cost of $8,060 in
  1998 and $7,223 in 1997) (Note B)                               14,793      13,546

Investment securities held to maturity (fair value of
  $100,047 in 1998 and $136,834 in 1997) (Note B)                 99,199     136,034

Loans, net of allowance of $13,223 in 1998 and $14,266 in
  1997 (Note C)                                                  832,758     710,868
Foreclosed real estate, net of allowance of $15 in 1998 and
  $0 in 1997 (Note D)                                              2,362         165
Office properties and equipment, net (Note D)                      2,377       2,125
Intangible assets and deferred charges                               389         553
Prepaid expenses and other assets (Note L)                         8,492       7,793
------------------------------------------------------------------------------------
           Total assets                                       $1,095,373    $991,239
------------------------------------------------------------------------------------

            LIABILITIES AND SHAREHOLDERS' EQUITY
                        LIABILITIES
------------------------------------------------------------------------------------
Savings deposits (Note E)                                     $  949,452    $881,244
Advances from Federal Home Loan Bank and other debt (Note F)      45,091      20,196
Advance payments from borrowers for taxes and insurance            9,610      10,104
Other liabilities (Note L)                                         7,160       4,512
------------------------------------------------------------------------------------
           Total liabilities                                   1,011,313     916,056
------------------------------------------------------------------------------------
            SHAREHOLDERS' EQUITY (NOTES G AND I)
Preferred stock ($1.00 par value; 5,000,000 shares
  authorized; 0 shares issued)                                        --          --
Common stock ($1.00 par value; 10,000,000 shares authorized;
  1998--5,388,084 shares issued, 1997--4,310,679 shares
  issued)                                                          5,388       4,311
Additional paid-in capital                                         6,652       8,034
Treasury stock at cost--215,447 shares in 1998 and 319,421
  shares in 1997                                                  (3,051)     (3,676)
Employee stock ownership plan debt                                  (276)       (330)
Unrealized gains on securities available for sale                  4,276       4,015
Retained earnings                                                 71,071      62,829
------------------------------------------------------------------------------------
           Total shareholders' equity                             84,060      75,183
------------------------------------------------------------------------------------
           Total liabilities and shareholders' equity         $1,095,373    $991,239
------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

PARKVALE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEARS ENDED JUNE 30,
                                                              -----------------------------
                                                               1998       1997       1996
-------------------------------------------------------------------------------------------
INTEREST INCOME:
  Loans                                                       $58,844    $51,388    $46,585
  Mortgage-backed securities                                    3,795      5,557      6,775
  Investments                                                   4,702      5,310      7,127
  Federal funds sold                                            6,679      6,125      5,630
-------------------------------------------------------------------------------------------
     Total interest income                                     74,020     68,380     66,117
-------------------------------------------------------------------------------------------
INTEREST EXPENSE:
  Savings deposits (Note E)                                    42,686     39,138     38,044
  Borrowings                                                    1,504      1,214      1,587
-------------------------------------------------------------------------------------------
     Total interest expense                                    44,190     40,352     39,631
-------------------------------------------------------------------------------------------
Net interest income                                            29,830     28,028     26,486
Provision for loan losses (Note C)                                255        399        686
-------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES            29,575     27,629     25,800
-------------------------------------------------------------------------------------------
NONINTEREST INCOME:
  Service charges on deposit accounts                           1,409      1,258      1,064
  Other service charges and fees                                  738        637        547
  Gain on sale of assets (Note J)                               2,148         --        969
  Miscellaneous                                                   414        279        478
-------------------------------------------------------------------------------------------
     Total other income                                         4,709      2,174      3,058
-------------------------------------------------------------------------------------------
NONINTEREST EXPENSES:
  Compensation and employee benefits                            7,798      7,243      6,899
  Office occupancy                                              2,177      2,148      2,022
  Marketing                                                       442        380        341
  FDIC insurance                                                  555        734      1,816
  FDIC special assessment                                          --      5,035         --
  Office supplies, telephone, and postage                         952        906        841
  Miscellaneous                                                 4,857      2,362      2,321
-------------------------------------------------------------------------------------------
     Total other expenses                                      16,781     18,808     14,240
-------------------------------------------------------------------------------------------
Income before income taxes                                     17,503     10,995     14,618
Income tax expense (Note H)                                     6,385      4,021      5,000
-------------------------------------------------------------------------------------------
NET INCOME                                                    $11,118    $ 6,974    $ 9,618
-------------------------------------------------------------------------------------------
NET INCOME PER SHARE:
  Basic                                                       $  2.17    $  1.38    $  1.92
  Diluted                                                     $  2.10    $  1.33    $  1.84
-------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

PARKVALE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
(DOLLAR AMOUNTS IN THOUSANDS)

                                                                    YEARS ENDED JUNE 30,
                                                             -----------------------------------
                                                               1998         1997         1996
------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Interest received                                          $  73,776    $  68,745    $  65,694
  Loan fees received                                               294          328          364
  Other fees and commissions received                            2,366        2,012        1,965
  Interest paid                                                (44,079)     (40,391)     (39,640)
  Cash paid to suppliers and employees                         (13,819)     (18,911)     (13,562)
  Income taxes paid                                             (6,912)      (4,218)      (4,784)
------------------------------------------------------------------------------------------------
       NET CASH PROVIDED BY OPERATING ACTIVITIES                11,626        7,565       10,037
Cash flows from investing activities:
  Proceeds from sales of investment securities available for
     sale                                                        2,193           --           48
  Proceeds from maturities of investments                       71,967       73,399      151,871
  Purchase of investment securities available for sale            (882)        (419)        (968)
  Purchase of investment securities held to maturity           (61,506)     (15,102)    (121,338)
  Maturity of deposits in other banks                             (256)         (46)          21
  Purchase of loans                                           (182,973)    (104,428)    (104,940)
  Proceeds from sales of loans                                   2,653        1,758        2,479
  Principal collected on loans and mortgage-backed
     securities                                                275,844      144,239      149,608
  Loans made to customers, net of loans in process            (193,192)    (127,403)    (148,057)
  Proceeds from branch deposit acquisition                          --       11,084           --
  Capital expenditures                                            (576)        (448)        (114)
------------------------------------------------------------------------------------------------
       NET CASH (USED IN) INVESTING ACTIVITIES                 (86,728)     (17,366)     (71,390)
Cash flows from financing activities:
  Net increase in checking and savings accounts                 10,264        2,115        3,407
  Net increase in certificates of deposit                       57,944       60,496        9,236
  Proceeds from FHLB advances                                   30,000           --           96
  Repayment of FHLB advances                                    (5,011)      (5,011)         (10)
  Net (decrease) in other borrowings                               (94)      (1,704)       2,220
  Net (decrease) in borrowers advances for tax and insurance      (494)        (724)      (1,304)
  Dividends paid                                                (2,636)      (2,007)      (1,592)
  Allocation of treasury stock to retirement plans                 395          450          178
  Payment for treasury stock                                      (674)      (1,340)          --
------------------------------------------------------------------------------------------------
       NET CASH PROVIDED BY FINANCING ACTIVITIES                89,694       52,275       12,231
------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents            14,592       42,474      (49,122)
Cash and cash equivalents at beginning of year                 119,936       77,462      126,584
------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                     $ 134,528    $ 119,936    $  77,462
------------------------------------------------------------------------------------------------
Reconciliation of net income to net cash provided by
  operating activities:
  Net income                                                 $  11,118    $   6,974    $   9,618
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization                                 491          513          528
     Accretion and amortization of fees and discounts             (593)        (174)        (442)
     Loan fees collected and deferred                              294          328          364
     Provision for loan losses                                     255          399          686
     Gain on sale of assets                                     (2,148)          --         (969)
     Decrease (increase) in accrued interest receivable           (222)         199         (369)
     Decrease (increase) in other assets                          (571)         301          (90)
     Increase (decrease) in accrued interest payable               111          (39)          (9)
     Decrease (increase) in deferred income tax asset               67         (197)         276
     Increase (decrease) in other liabilities                    2,824         (739)         444
------------------------------------------------------------------------------------------------
          Total adjustments                                        508          591          419
------------------------------------------------------------------------------------------------
Net cash provided by operating activities                    $  11,626    $   7,565    $  10,037
------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

PARKVALE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           ADDITIONAL                       UNREALIZED                  TOTAL
                                  COMMON     PAID-IN     TREASURY   ESOP     GAINS ON    RETAINED   SHAREHOLDERS'
                                  STOCK      CAPITAL      STOCK     DEBT    SECURITIES   EARNINGS       EQUITY
------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1995          $2,758     $10,056     $(3,434)   $(154)    $1,808     $50,030       $61,064
------------------------------------------------------------------------------------------------------------------
1996 net income                                                                            9,618         9,618
Principal payments on ESOP debt                                       185                                  185
Transfer to reflect 5-for-4
  split                              690        (690)                                                        0
Treasury stock contributed to
  benefit plan                                                66                                            66
Additional borrowings by ESOP                                        (135)                                (135)
Change in unrealized gains, net
  of income taxes of $307                                                        534                       534
Exercise of stock options              1        (228)        340                                           113
Cash dividends declared on
  common stock at $.333 per
  share                                                                                   (1,680)       (1,680)
------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1996           3,449       9,138      (3,028)    (104)     2,342      57,968        69,765
------------------------------------------------------------------------------------------------------------------
1997 net income                                                                            6,974         6,974
Principal payments on ESOP debt                                       224                                  224
Transfer to reflect 5-for-4
  split                              862        (862)                                                        0
Treasury stock purchased                                  (1,340)                                       (1,340)
Treasury stock contributed to
  benefit plan                                   165         179                                           344
Additional borrowings by ESOP                                        (450)                                (450)
Change in unrealized gains, net
  of income taxes of $962                                                      1,673                     1,673
Exercise of stock options                       (407)        513                                           106
Cash dividends declared on
  common stock at $.416 per
  share                                                                                   (2,113)       (2,113)
------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1997           4,311       8,034      (3,676)    (330)     4,015      62,829        75,183
------------------------------------------------------------------------------------------------------------------
1998 NET INCOME                                                                           11,118        11,118
PRINCIPAL PAYMENTS ON ESOP DEBT                                       276                                  276
TRANSFER TO REFLECT 5-FOR-4
  SPLIT                            1,077      (1,077)                                                        0
TREASURY STOCK PURCHASED                                    (674)                                         (674)
TREASURY STOCK CONTRIBUTED TO
  BENEFIT PLAN                                    37          27                                            64
ADDITIONAL BORROWINGS BY ESOP                                        (222)                                (222)
CHANGE IN UNREALIZED GAINS, NET
  OF INCOME TAXES OF $150                                                        261                       261
EXERCISE OF STOCK OPTIONS                       (342)      1,272                                           930
CASH DIVIDENDS DECLARED ON
  COMMON STOCK AT $.56 PER SHARE                                                          (2,876)       (2,876)
------------------------------------------------------------------------------------------------------------------
BALANCE AT JUNE 30, 1998          $5,388     $ 6,652     $(3,051)   $(276)    $4,276     $71,071       $84,060
------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

PARKVALE FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--SIGNIFICANT ACCOUNTING POLICIES

   Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Parkvale Financial Corporation ("Parkvale" or "PFC"), its wholly owned subsidiary, Parkvale Savings Bank (the "Bank") and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. In July 1998, the Bank adopted the use of the name Parkvale Bank for advertising and signage purposes.

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

   Cash and Noninterest-Earning Deposits

The Bank is required to maintain cash and reserve balances with the Federal Reserve Bank. The reserve calculation is 0% of the first $4.7 million, 3% of the next $43.1 million of checking deposits and 10% of total checking deposits over $47.8 million. These required reserves, net of allowable credits, amounted to $1.7 million at June 30, 1998.

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

--------------------------------------------------------------------------------

   Loans

Loans are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination and commitment fees and certain direct origination costs have been deferred and recognized as an adjustment of the yield of the related loan, adjusted for anticipated loan prepayments. Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

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

   Foreclosed Real Estate

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and recorded at the lower of the carrying amount or fair value of the property less cost to sell. After foreclosure, valuations are periodically performed by management and a valuation allowance is established for any declines in the fair value less cost to sell below the property's carrying amount. Revenues, expenses and changes in the valuation allowance are included in the statement of operations. Gains and losses upon disposition are reflected in earnings as realized. Loans transferred to foreclosed real estate during fiscal 1998, 1997 and 1996 were $3.2 million, $311,000 and $1.2 million, respectively. The foreclosures in 1998 were mainly due to a deed in lieu of the foreclosure on office buildings previously owned by 200 Meyran Associates. The 1996 foreclosures included a $902,000 residential apartment complex.

   Office Property and Equipment

Office property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the various classes of assets. Amortization of leasehold improvements is computed using the straight-line method over the useful lives of the leasehold improvements.

--------------------------------------------------------------------------------

   Earnings per Share

In 1997, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standard ("FAS") No. 128, Earnings per Share. Statement 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of employee stock options. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the Statement 128 requirements. The following table sets forth the computation of basic and diluted earnings per share for the three years ended June 30:

                                                           1998        1997        1996
                                                           ----        ----        ----
Numerator for basic and diluted earnings per share:
     Net income (in 000's)                                 $11,118      $6,974      $9,618
Denominator:
     Weighted average shares for basic earnings per
        share                                            5,121,604   5,059,260   5,022,113
     Effect of dilutive employee stock options             172,360     178,885     204,412
                                                         ---------   ---------   ---------
     Weighted average shares for dilutive earnings per
        share                                            5,293,964   5,238,145   5,226,525
                                                         =========   =========   =========
Net income per share:
     Basic                                                   $2.17       $1.38       $1.92
     Diluted                                                 $2.10       $1.33       $1.84

On September 16, 1997, the Board of Directors declared a 5-for-4 stock split on Parkvale's common stock. The additional shares were paid on October 14, 1997 to stockholders of record at the close of business on September 30, 1997. This increased the outstanding shares by 1,077,405. No fractional shares were issued. All share amounts in this report have been restated to reflect the effect of this stock split and similar splits in 1996, 1995, 1994 and 1993.

   Stock Options

In October 1995, the FASB issued FAS 123, Accounting for Stock-Based Compensation, which was effective for fiscal years beginning after December 15, 1995. FAS 123 defines a fair value-based method of accounting for stock-based employee compensation plans. Under the fair value-based method, compensation cost is measured at the grant date based upon the value of the award and is recognized over the service period. The standard encourages all entities to adopt this method of accounting for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation costs for its plans as prescribed in APB Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees. As Parkvale elected to continue using the accounting in APB 25, pro forma disclosures of net income and earnings per share made for options granted as if the fair value method of accounting, as defined by FAS 123 had been applied. See Note I.

   Treasury Stock

The purchase of PFC common stock is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the average cost basis, with any excess proceeds being credited to Additional Paid-in Capital. A stock repurchase program which commenced in July 1997, permitting up to 5% of outstanding stock to be repurchased through June 1998, has been completed. As of June 30, 1998, PFC repurchased 21,275 shares of the 235,125 eligible shares available at the inception of the 1997/1998 program. These shares were repurchased at an average cost of $31.66 per share and they represent 0.4% of the outstanding stock at the inception of the program. A stock repurchase program which commenced in July 1998 permits the acquisition of up to 258,000 shares or 5% of outstanding stock through June 30, 1999.

--------------------------------------------------------------------------------

   Statement of Cash Flows

For the purposes of reporting cash flows, cash and cash equivalents include cash and noninterest-earning deposits and federal funds sold. Additionally, allocation of treasury stock to retirement plans includes exercise of stock options and allocation to the employee stock ownership plan.

   Effect of New Accounting Standards

The FASB has issued FAS 130, Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The standard is effective for fiscal years beginning after December 15, 1997, and will be adopted by Parkvale for the year ended June 30, 1999. The impact of adoption is not expected to materially affect Parkvale's financial position or results of operations.

The FASB has issued FAS 131, Disclosures About Segments of an Enterprise and Related Information, which establishes standards for reporting information about operating segments in annual financial reports. FAS 131 supersedes FAS 14, Financial Reporting for Segments of a Business Enterprise. This standard is effective for fiscal years beginning after December 15, 1997, and will be adopted by Parkvale for the year ended June 30, 1999. The impact of adoption is not expected to materially affect Parkvale's financial position or results of operations.

The FASB has issued FAS 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. The standard is effective for fiscal years beginning after June 15, 1999, and will be adopted by Parkvale for the year ended June 30, 2000. The impact of adoption is not expected to materially affect Parkvale's financial position or results of operations.

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

NOTE B--INVESTMENT SECURITIES

The amortized cost, gross unrecorded gains and losses and fair values for investment securities classified as available for sale or held to maturity at June 30 are as follows:

                                                      1998                                              1997
                                    ----------------------------------------------   -----------------------------------------------
                                                   GROSS        GROSS                               GROSS        GROSS
                                    AMORTIZED   UNREALIZED   UNREALIZED    FAIR      AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                      COST         GAINS        LOSSES     VALUE        COST        GAINS        LOSSES      VALUE
                                      ----         -----        ------     -----        ----        -----        ------      -----
Available for sale:
     FHLMC common stock
      (123,496 shares in 1998;
      169,696 shares in
      1997).........................  $    121     $5,691        $ --     $  5,812    $    166      $5,773        $ --      $  5,939
    FHLB of Pittsburgh stock........     7,228         --          --        7,228       6,346          --          --         6,346
    Equity securities--other........       711      1,042          --        1,753         711         550          --         1,261
                                      --------     ------        ----     --------    --------      ------        ----      --------
         Total equity
           investments
           available for
           sale.....................  $  8,060     $6,733        $ --     $ 14,793    $  7,223      $6,323        $ --      $ 13,546
                                      --------     ------        ----     --------    --------      ------        ----      --------

Held to maturity:

U.S. Government and agency
  obligations due:
    Within 1 year...................  $  7,994     $   28        $ --     $  8,022    $  9,971      $   11        $ --      $  9,982
    Within 5 years..................    24,000         --          92       23,908      41,979          45         309        41,715
                                      --------     ------        ----     --------    --------      ------        ----      --------
         Total U.S. Government and
           agency obligations.......    31,994         28          92       31,930      51,950          56         309        51,697
Municipal obligations:
    Within 1 year...................       575          1          --          576          --          --          --            --
    Within 5 years..................     6,055         66          --        6,121          --          --          --            --
                                      --------     ------        ----     --------    --------      ------        ----      --------
         Total municipal
           obligations..............     6,630         67          --        6,697          --          --          --            --
Corporate debt:
    Within 1 year...................    17,148         16           2       17,162       7,017          14          --         7,031
    Within 5 years..................        --         --          --           --      10,126          47           4        10,169
                                      --------     ------        ----     --------    --------      ------        ----      --------
         Total corporate debt.......    17,148         16           2       17,162      17,143          61           4        17,200
                                      --------     ------        ----     --------    --------      ------        ----      --------
Total U.S. Government and agency
  obligations, municipal obligations
  and corporate debt................    55,772        111          94       55,789      69,093         117         313        68,897
                                      --------     ------        ----     --------    --------      ------        ----      --------

Mortgage-backed securities at June 30:

FHLMC...............................    26,476         666           5        27,137      45,644         914          68      46,490
FNMA................................     3,639          62          --         3,701       6,284         127           1       6,410
GNMA................................       704          41          --           745       1,187          54          --       1,241
Collateralized mortgage obligations
  ("CMOs")..........................    11,305         125          58        11,372      12,336          89         119      12,306
Other participation certificates....     1,303          --          --         1,303       1,490          --          --       1,490
                                      --------      ------        ----      --------    --------      ------        ----    --------
         Total mortgage-backed
           securities...............    43,427         894          63        44,258      66,941       1,184         188      67,937
                                      --------      ------        ----      --------    --------      ------        ----    --------
Total investments classified as held
  to maturity.......................  $ 99,199      $1,005        $157      $100,047    $136,034      $1,301        $501    $136,834
                                      --------      ------        ----      --------    --------      ------        ----    --------
         Total investment
           portfolio................  $107,259      $7,738        $157      $114,840    $143,257      $7,624        $501    $150,380
                                      ========      ======        ====      ========    ========      ======        ====    ========

Mortgage-backed securities are not due at a single maturity date; periodic payments are received on the securities based on the payment patterns of the underlying collateral. Approximately $16,994 of the total mortgage-backed portfolio consists of balloon securities which have stated maturities within three years. The CMOs at June 30, 1998 consist of $11,226 of adjustable rate securities and $79 of fixed rate instruments with weighted average lives of less than one year. The CMOs are not deemed to be "high risk" securities as defined by the Federal Financial Institutions Examination Council.
--------------------------------------------------------------------------------

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

NOTE C--LOANS

Loans at June 30 are summarized as follows:

                                                   1998       1997       1996       1995       1994
                                                   ----       ----       ----       ----       ----
Mortgage loans:

  Residential:
     1-4 Family................................  $683,504   $586,735   $517,082   $423,439   $403,492
     Multifamily...............................    13,024     16,825     17,375     22,894     22,735
  Commercial...................................    24,869     17,724     19,516     18,435     18,113
  Other........................................    12,085      9,329      2,387      3,196      1,931
                                                 --------   --------   --------   --------   --------
                                                  733,482    630,613    556,360    467,964    446,271
Consumer loans.................................   106,266     90,305     76,224     69,197     61,805
Commercial business loans......................    11,592      8,332      8,925      4,542      6,135
Loans on savings accounts......................     2,665      3,076      3,285      3,253      3,206
                                                 --------   --------   --------   --------   --------
  Gross loans..................................   854,005    732,326    644,794    544,956    517,417
Less:
  Loans in process.............................     7,652      6,393      4,386      4,816      7,506
  Allowance for loan losses....................    13,223     14,266     13,990     13,136     12,056
  Unamortized discount and deferred loan
     fees......................................       372        799        966      2,459      2,861
                                                 --------   --------   --------   --------   --------
                                                 $832,758   $710,868   $625,452   $524,545   $494,994
                                                 ========   ========   ========   ========   ========

The following summary sets forth the activity in the allowance for loan losses for the years ended June 30:

                                                      1998      1997      1996      1995      1994
                                                      ----      ----      ----      ----      ----
Beginning balance..................................  $14,266   $13,990   $13,136   $12,056   $10,283
Provision for losses--mortgage loans...............      150        29       440       972     1,668
Provision for losses--consumer loans...............      105       370       246       122       111
Provision for losses--commercial business loans....       --        --        --        --        50
Loans recovered....................................      108       116       329        95       157
Loans charged off..................................   (1,406)     (239)     (161)     (109)     (213)
                                                     -------   -------   -------   -------   -------
Ending balance.....................................  $13,223   $14,266   $13,990   $13,136   $12,056
                                                     =======   =======   =======   =======   =======

Loans charged off and recovered are as follows:

                                                      1998      1997      1996      1995      1994
                                                      ----      ----      ----      ----      ----
Loans recovered:

       Commercial..................................  $    --   $    --   $    --   $    --   $    --
       Consumer....................................       55        56        70        47         9
       Mortgage....................................       53        60       259        48       148
                                                     -------   -------   -------   -------   -------
     Total recoveries..............................      108       116       329        95       157
                                                     -------   -------   -------   -------   -------
Loans charged off:
       Consumer....................................     (391)     (227)     (125)      (39)      (45)
       Mortgage....................................   (1,015)      (12)      (36)      (70)     (168)
                                                     -------   -------   -------   -------   -------
     Total charge-offs.............................   (1,406)     (239)     (161)     (109)     (213)
                                                     -------   -------   -------   -------   -------
     Net recoveries (charge-offs)..................  $(1,298)  $  (123)  $   168   $   (14)  $   (56)
                                                     =======   =======   =======   =======   =======

The allowance for loan losses at June 30 consisted of:

       Mortgage loans..............................  $11,660   $12,645   $12,579   $11,915   $10,923
       Consumer loans..............................    1,347     1,405     1,194     1,004       916
       Commercial business loans...................      216       216       217       217       217
Ratio of net charge-offs to average loans..........     0.17%     0.02%     0.00%     0.00%     0.01%

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

At June 30, 1998, Parkvale was committed under various agreements to originate fixed and adjustable rate mortgage loans aggregating $3,555 and $4,163, respectively, at rates ranging from 6.86% to 7.46% for fixed rate and 5.44% to 7.00% for adjustable rate loans, and had $59,554 of unused consumer lines of credit and $4,908 in unused commercial lines of credit. The Bank is committed to purchase $21,862 of adjustable loans at 6.74%. In addition, Parkvale was committed to originate mortgage loans aggregating $550 at rates ranging from 6.50% to 6.75% under bond programs secured by the City of Pittsburgh. Parkvale was also committed to originate commercial loans totaling $1,500 at June 30, 1998. Available but unused consumer and commercial credit card lines amounted to $9,520 and $193, respectively, at June 30, 1998.

At June 30, Parkvale serviced loans for the benefit of others as follows:
1998--$5,817, 1997--$8,006 and 1996--$13,001.

At June 30, 1998, Parkvale's loan portfolio consisted primarily of residential real estate loans collateralized by single and multifamily residences, nonresidential real estate loans secured by industrial and retail properties and consumer loans including lines of credit.

Parkvale has geographically diversified its mortgage loan portfolio, having loans outstanding in 47 states and the District of Columbia. Parkvale's highest concentrations are in the following states/area along with their respective share of the outstanding mortgage loan balance: Pennsylvania--38.7%; greater Washington, D.C. area--9.5%; and Ohio--9.0%. The ability of debtors to honor these contracts depends largely on economic conditions affecting the Pittsburgh, greater Washington D.C. and Columbus metropolitan areas, with repayment risk dependent on the cash flow of the individual debtors. Substantially all mortgage loans are secured by real property with a loan amount of generally no more than 80% of the appraised value at the time of origination. Loans in excess of 80% of appraised value require private mortgage insurance.

At June 30, the amount of interest income of nonaccrual loans that had not been recognized in interest income was $181 for 1998 and $285 for 1997. The Bank had $836 and $859 of impaired loans as of June 30, 1998 and 1997, respectively, and recorded $125 and $104 of reserves related to these loans as of June 30, 1998 and 1997, respectively. Additionally, the loans have been included in management's assessment of the adequacy of general valuation allowances. The average recorded investment in impaired loans was $1,787 during fiscal 1998 and $975 during fiscal 1997.
--------------------------------------------------------------------------------
NOTE D--OFFICE PROPERTIES AND EQUIPMENT AND FORECLOSED REAL ESTATE

Office properties and equipment at June 30 are summarized by major classification as follows:

                                                          1998      1997      1996
                                                          ----      ----      ----
Land...................................................  $  318    $  318    $  318
Office buildings and leasehold improvements............   3,969     3,779     3,489
Furniture, fixtures and equipment......................   3,649     3,294     3,145
                                                         ------    ------    ------
                                                          7,936     7,391     6,952
Less accumulated depreciation and amortization.........   5,559     5,266     4,947
                                                         ------    ------    ------
Office properties and equipment, net...................  $2,377    $2,125    $2,005
                                                         ======    ======    ======
Depreciation expense...................................  $  326    $  328    $  370
                                                         ======    ======    ======

A summary of foreclosed real estate at June 30 is as follows:

                                                          1998      1997      1996
                                                          ----      ----      ----
Real estate acquired through foreclosure...............  $2,377    $  165    $  259
Allowance for losses...................................     (15)        0       (19)
                                                         ------    ------    ------
                                                         $2,362    $  165    $  240
                                                         ======    ======    ======

The balance of foreclosed real estate consists primarily of commercial property.

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

Changes in the allowance for losses on foreclosed real estate for the years ended June 30 were as follows:

                                                          1998      1997      1996
                                                          ----      ----      ----
Beginning balance......................................  $    0    $   19    $   $0
Provision for losses...................................      15         0        19
Less charges to allowance..............................       0       (19)        0
                                                         ------    ------    ------
                                                         $   15    $    0    $   19
                                                         ======    ======    ======

--------------------------------------------------------------------------------
NOTE E--SAVINGS DEPOSITS

The following schedule sets forth interest expense for the years ended June 30 by type of savings deposit:

                                                       1998       1997       1996
                                                       ----       ----       ----
Checking and money market accounts..................  $ 2,197    $ 2,152    $ 2,154
Passbook accounts...................................    3,432      3,574      3,630
Certificates........................................   37,057     33,412     32,260
                                                      -------    -------    -------
                                                      $42,686    $39,138    $38,044
                                                      =======    =======    =======

A summary of savings deposits at June 30 is as follows:

                                                         1998               1997
                                                   ----------------   ----------------
                                                    AMOUNT      %      AMOUNT      %
                                                    ------      -      ------      -
Savings:
  Checking accounts..............................  $ 75,165     7.9   $ 64,394     7.3
  Checking accounts--noninterest-bearing.........    19,728     2.1     17,307     1.9
  Money market accounts..........................    42,895     4.5     44,804     5.1
  Passbook accounts..............................   138,110    14.5    139,089    15.8
                                                   --------   -----   --------   -----
                                                    275,898    29.0    265,594    30.1
Certificates of deposit..........................   665,175    70.1    608,031    69.0
                                                   --------   -----   --------   -----
                                                    941,073    99.1    873,625    99.1
Accrued interest.................................     8,379     0.9      7,619     0.9
                                                   --------   -----   --------   -----
                                                   $949,452   100.0   $881,244   100.0
                                                   ========   =====   ========   =====

The aggregate amount of time deposits over $100 was $51,339 and $41,354 at June 30, 1998 and 1997, respectively.

At June 30, the scheduled maturities of certificate accounts were as follows:

MATURITY PERIOD                                               1998         1997
---------------                                               ----         ----
1-12 months................................................  $287,022     $317,345
13-24 months...............................................   165,149       99,943
25-36 months...............................................   107,636       69,026
37-48 months...............................................    36,353       37,855
49-60 months...............................................     9,527       26,848
Thereafter.................................................    59,488       57,014
                                                             --------     --------
                                                             $665,175     $608,031
                                                             ========     ========

--------------------------------------------------------------------------------

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

NOTE F--ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER DEBT

The advances from the FHLB at June 30 consisted of the following:

                                                                     1998                  1997
                                                              -------------------   -------------------
                                                                        INTEREST              INTEREST
                                                              BALANCE    RATE %     BALANCE    RATE %
                                                              -------    ------     -------    ------
Due within one year.........................................  $    --               $ 5,000        7.98%
Due within five years.......................................   20,000   5.82-6.82    10,000   6.24-6.82
Due within ten years........................................   20,000   5.48-5.76        --
Due within twenty years.....................................      671   3.00-6.27       682   3.00-6.27
                                                              -------               -------
                                                              $40,671               $15,682
                                                              =======               =======
Weighted average interest rate at end of period.............                 5.93%                 6.88%
                                                                        =========             =========

The FHLB advances are secured by Parkvale's FHLB stock and mortgage-backed securities and are subject to substantial prepayment penalties. Parkvale has a $50 million line of credit with the FHLB. To date, Parkvale has not borrowed on this line of credit and has no current plans to do so.

Other debt consists of recourse loans and commercial investment agreements with certain commercial checking account customers. These daily borrowings had balances of $4,420 and $4,514 at June 30, 1998 and 1997, respectively.
--------------------------------------------------------------------------------
NOTE G--REGULATORY CAPITAL

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

Quantitative measures established by regulation to ensure capital adequacy require Parkvale to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of June 30, 1998, that Parkvale meets all capital adequacy requirements to which it is subject.

As of June 30, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized Parkvale Savings Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

Parkvale's actual regulatory capital amounts and ratios compared to minimum levels are as follows:

                                                                                                  TO BE WELL
                                                                           FOR CAPITAL        CAPITALIZED UNDER
                                                                            ADEQUACY          PROMPT CORRECTIVE
                                                        ACTUAL              PURPOSES          ACTION PROVISIONS
                                                   ----------------      ---------------      -----------------
                                                   AMOUNT    RATIO       AMOUNT    RATIO       AMOUNT     RATIO
                                                   ------    -----       ------    -----       ------     -----
AS OF JUNE 30, 1998:
  TOTAL CAPITAL TO RISK WEIGHTED ASSETS..........  $86,018    14.23%     $48,371    8.00%     $60,463     10.00%
  TIER I CAPITAL TO RISK WEIGHTED ASSETS.........   78,394    12.97%      24,185    4.00%      36,278      6.00%
  TIER I CAPITAL TO AVERAGE ASSETS...............   78,394     7.59%      41,294    4.00%      51,617      5.00%
As of June 30, 1997:
  Total Capital to Risk Weighted Assets..........  $76,751    14.65%     $41,904    8.00%     $52,380     10.00%
  Tier I Capital to Risk Weighted Assets.........   70,112    13.20%      21,243    4.00%      31,865      6.00%
  Tier I Capital to Average Assets...............   70,112     7.38%      38,001    4.00%      47,501      5.00%

--------------------------------------------------------------------------------

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

NOTE H--INCOME TAXES

Income tax expense (credits) for the years ended June 30 are comprised of:

                                                        1998       1997       1996
                                                        ----       ----       ----
Federal:
  Current............................................  $5,269     $3,835     $3,923
  Deferred...........................................      67       (506)       276
State................................................   1,049        692        801
                                                       ------     ------     ------
                                                       $6,385     $4,021     $5,000
                                                       ======     ======     ======

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Parkvale's deferred tax assets and liabilities at June 30 are as follows:

                                                               1998         1997
                                                               ----         ----
Deferred tax assets:

  Book bad debt reserves....................................  $4,384       $4,735
  Deferred loan fees........................................     298          365
  Purchase accounting adjustments...........................      88           97
  Fixed assets..............................................      70           50
  Deferred compensation.....................................     169          188
                                                              ------       ------
     Total deferred tax assets..............................   5,009        5,435
                                                              ------       ------
Deferred tax liabilities:
  Tax bad debt reserves.....................................   1,055        1,407
  Unrealized gains on securities available for sale.........   2,458        2,308
  Other, net................................................     251          258
                                                              ------       ------
     Total deferred tax liabilities.........................   3,764        3,973
                                                              ------       ------
     Net deferred tax assets................................  $1,245       $1,462
                                                              ======       ======

No valuation allowance was required at June 30, 1998 or 1997.

Parkvale's effective tax rate differs from the expected federal income tax rate for the years ended June 30 as follows:

                                                   1998             1997             1996
                                              --------------   --------------   --------------
Expected federal statutory income tax
  provision/rate............................  $5,951    34.0%  $3,738    34.0%  $4,970    34.0%
Tax-exempt interest.........................     (67)   -0.4%    (118)   -1.1%    (197)   -1.3%
State income taxes, net of federal
  benefit...................................     692     4.0%     457     4.2%     529     3.6%
Other.......................................    (191)   -1.1%     (56)   -0.5%    (302)   -2.1%
                                              ------   -----   ------   -----   ------   -----
Effective total income tax provision........  $6,385    36.5%  $4,021    36.6%  $5,000    34.2%
                                              ======   =====   ======   =====   ======   =====

Prior to 1996, savings institutions that met certain definitional tests and operating requirements prescribed by the Internal Revenue Code of 1986, as amended, were allowed a special bad debt deduction and other special tax provisions. The special bad debt deduction was based on either specified experience formulas or a specified percentage of taxable income before such deduction. For tax years from 1987 to 1995, the percentage of taxable income bad debt deduction was 8% of adjusted taxable income. The Small Business Job Protection Act of 1996 passed in August 1996 eliminated the special bad debt deduction granted solely to thrifts. This results in the payment of taxes of $690 annually over a six year period from 1997 to 2002, which are disclosed as "tax bad debt reserves" as a deferred tax liability.

The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax which is calculated at 11.5% of earnings based on generally accepted accounting principles with certain adjustments.
--------------------------------------------------------------------------------

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

NOTE I--EMPLOYEE COMPENSATION PLANS

      Retirement Plan

Parkvale provides eligible employees participation in a 401(k) defined contribution plan. Benefit expense was $181, $177 and $172 in fiscal years 1998, 1997 and 1996, respectively, which represented a 50% company match on deferred compensation and a profit sharing contribution equal to 2% of eligible compensation.

      Employee Stock Ownership Plan

Parkvale also provides an Employee Stock Ownership Plan ("ESOP") to all employees who have met minimum service and age requirements. Parkvale recognized expense of $373 in fiscal 1998, $287 in fiscal 1997 and $336 in fiscal 1996 for ESOP contributions, which were used to make debt service payments and for the purchase of additional shares of Parkvale's Common Stock in open-market transactions. At June 30, 1998, the ESOP owned 431,597 shares of Parkvale Common Stock.

      Stock Option Plans

Parkvale has Stock Option Plans for the benefit of directors, officers and other selected key employees of Parkvale who are deemed to be responsible for the future growth of Parkvale. All of the original shares under the 1987 Plan have been awarded. In October 1993, the 1993 Directors' Stock Option Plan was adopted. An aggregate of 152,588 shares of authorized but unissued Common Stock of Parkvale was reserved for future issuance. As of June 30, 1998, 76,280 option shares have been granted under this plan. Additionally, the 1993 Key Employee Stock Compensation Program was adopted in October 1993. An aggregate of 369,262 shares of authorized but unissued Common Stock of Parkvale were reserved for future issuance. As of June 30, 1998, 170,883 option shares have been granted under this plan. The 1993 Director's Stock Option Plan shares were exercisable on the date of the grant. The 1993 Key Employee Stock Compensation Program option shares are 50% exercisable upon six months of continuous service after the grant date and the remaining 50% is exercisable after a year of continuous service from the grant date. At June 30, 1998, all option shares are exercisable. The following table presents option share data related to the Stock Option Plans for the years indicated, adjusted for the 1997 and prior stock splits:


EXERCISE PRICE PER SHARE             $2.622    $3.563    $12.452   $12.902  $12.063    $17.04    $19.90    $20.40   $29.00    Total
                                     ------    ------    -------   -------  -------    ------    ------    ------   ------    -----
  Share balances
     at June 30,
     1995..........................  131,224   144,959   15,258    97,656    15,258                                         404,355
     Granted.......................                                                    15,258                                15,258
     Exercised.....................  (42,041)   (6,958)                                                                     (48,999)
                                     -------   -------   ------    ------    ------    ------    ------    -------  ------  -------
  June 30,
     1996..........................   89,183   138,001   15,258    97,656    15,258    15,258                               370,614
     Granted.......................                                                              15,258    103,750          119,008
     Exercised.....................  (49,878)  (14,999)            (8,544)                                                  (73,421)
                                     -------   -------   ------    ------    ------    ------    ------    -------  ------  -------
  June 30,
     1997..........................   39,305   123,002   15,258    89,112    15,258    15,258    15,258    103,750          416,201
     Granted.......................                                                                                 15,255   15,255
     Exercised.....................  (39,305)  (78,758)            (4,882)                                 (11,338)        (134,283)
     Forfeitures...................                                                                         (3,438)          (3,438)
                                     -------   -------   ------    ------    ------    ------    ------    -------  ------  -------
  June 30,
     1998..........................       --    44,244   15,258    84,230    15,258    15,258    15,258     88,974  15,255  293,735

Pro forma information regarding net income and earnings per share as required by FAS 123 has been determined as if PFC had accounted for its stock options using that method. The fair value for these options was estimated at the date of the grant using a Black-Scholes option pricing model with the following respective assumptions: for the 1993 Director's Stock Option Plan, the risk-free interest rate is 5.99%, dividend yield is 1.8%, volatility

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

factor of the expected market price of PFC's common stock of 0.133 and an expected life of the options of nine years.

In management's opinion, existing stock option valuation models do not provide a reliable single measure of the fair value of employee stock options that have vesting provisions and are not transferable. In addition, option valuation models require input of highly subjective assumptions including the expected stock price volatility. Because PFC's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Parkvale's pro forma information follows:

                                                            FISCAL YEAR ENDED JUNE 30,
                                                            ---------------------------
                                                             1998       1997      1996
                                                             ----       ----      ----
Net income before stock options...........................  $11,118    $6,974    $9,618
Compensation expense from stock options:
  Fiscal year ended June 30, 1996 grant...................       --        --        51
  Fiscal year ended June 30, 1997 grant...................       --       241        --
  Fiscal year ended June 30, 1998 grant...................       83        --        --
                                                            -------    ------    ------
Pro forma net income......................................  $11,035    $6,733    $9,567
                                                            =======    ======    ======
Pro forma earnings per share:
  Basic...................................................  $  2.15    $ 1.33    $ 1.90
  Diluted.................................................  $  2.08    $ 1.29    $ 1.83

--------------------------------------------------------------------------------
NOTE J--GAIN ON SALE OF ASSETS

The $2,148 gain recognized in fiscal 1998 was related to the sale of 46,200 shares of Federal Home Loan Mortgage Corporation stock in the March 1998 and June 1998 quarterly reporting periods. The $969 gain recognized in fiscal 1996 was related to the payoff of a multifamily loan with a previously deferred gain.
--------------------------------------------------------------------------------
NOTE K--LEASES

Parkvale's rent expense for leased real properties amounted to approximately $1,079 in 1998, $1,036 in fiscal 1997 and $992 in 1996. At June 30, 1998,
Parkvale was obligated under 20 noncancellable operating leases, which expire through 2014. The minimum rental commitments for the fiscal years subsequent to June 30, 1998 are as follows: 1999--$989, 2000--$596, 2001--$498, 2002--$347,
2003--$284 and later years--$1,315.
--------------------------------------------------------------------------------
NOTE L--SELECTED BALANCE SHEET INFORMATION

Selected balance sheet data at June 30 are summarized as follows:

                                 1998         1997
                                 ----         ----
Prepaid expenses and other
  assets:
  Accrued interest on loans...  $5,316       $5,038
  Reserve for uncollected
     interest.................    (181)        (284)
  Accrued interest on
     investments..............   1,006        1,138
  Other prepaids..............   1,106          439
  Net deferred tax asset......   1,245        1,462
                                ------       ------
                                $8,492       $7,793
                                ======       ======

                                 1998         1997
                                 ----         ----
Other liabilities:
  Accounts payable and accrued
     expenses.................  $4,877       $1,729
  Negative goodwill...........     545          669
  Other liabilities...........   1,081          863
  Federal and state income
     taxes payable............     657        1,251
                                ------       ------
                                $7,160       $4,512
                                ======       ======

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

NOTE M--QUARTERLY CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                    THREE MONTHS ENDED                        YEAR
                                                    --------------------------------------------------       ENDED
                                                    SEP. 97       DEC. 97       MAR. 98       JUNE 98       JUNE 98
                                                    -------       -------       -------       -------       -------
Total interest income.............................  $18,213       $18,406       $18,539       $18,862       $74,020
Total interest expense............................   10,837        10,992        11,079        11,282        44,190
                                                    -------       -------       -------       -------       -------
Net interest income...............................    7,376         7,414         7,460         7,580        29,830
Provision for loan losses.........................       93            64            51            47           255
                                                    -------       -------       -------       -------       -------
Total interest income after provision for
  losses..........................................    7,283         7,350         7,409         7,533        29,575
Other income......................................      581           634         2,647           847         4,709
Other expense.....................................    3,589         3,648         5,663         3,881        16,781
                                                    -------       -------       -------       -------       -------
Income before income taxes........................    4,275         4,336         4,393         4,499        17,503
Income tax expense................................    1,579         1,604         1,582         1,620         6,385
                                                    -------       -------       -------       -------       -------
Net income........................................  $ 2,696       $ 2,732       $ 2,811       $ 2,879       $11,118
                                                    =======       =======       =======       =======       =======
Net income per share:
  Basic...........................................  $  0.53       $  0.53       $  0.55       $  0.56       $  2.17
  Diluted.........................................  $  0.51       $  0.52       $  0.53       $  0.54       $  2.10

                                                                    THREE MONTHS ENDED                        YEAR
                                                    --------------------------------------------------       ENDED
                                                    SEP. 96       DEC. 96       MAR. 97       JUNE 97       JUNE 97
                                                    -------       -------       -------       -------       -------
Total interest income.............................  $16,666       $16,778       $17,257       $17,679       $68,380
Total interest expense............................    9,737         9,906        10,242        10,467        40,352
                                                    -------       -------       -------       -------       -------
Net interest income...............................    6,929         6,872         7,015         7,212        28,028
Provision for loan losses.........................      135           114            71            79           399
                                                    -------       -------       -------       -------       -------
Total interest income after provision for
  losses..........................................    6,794         6,758         6,944         7,133        27,629
Other income......................................      519           583           514           558         2,174
FDIC special assessment...........................    5,035            --            --            --         5,035
Total other expense...............................    3,530         3,214         3,437         3,592        13,773
                                                    -------       -------       -------       -------       -------
Income before income taxes........................   (1,252)        4,127         4,021         4,099        10,995
Income tax expense (benefit)......................     (464)        1,528         1,467         1,490         4,021
                                                    -------       -------       -------       -------       -------
Net income........................................  $  (788)      $ 2,599       $ 2,554       $ 2,609       $ 6,974
                                                    =======       =======       =======       =======       =======
Net income per share:
  Basic...........................................  $ (0.16)      $  0.51       $  0.51       $  0.52       $  1.38
  Diluted.........................................  $ (0.16)      $  0.50       $  0.48       $  0.50       $  1.33*
--------------------------------------------------------------------------------------------------------------------

* Year-to-date amount includes the antidilutive 179,274 incremental shares calculated in accordance with FAS 128 as of September 30, 1996.

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

NOTE N--PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

The condensed balance sheets and statements of income and cash flows for Parkvale Financial Corporation as of June 30, 1998 and 1997 and the years then ended are presented below. PFC's sole subsidiary is Parkvale Savings Bank ("PSB").

              PARKVALE FINANCIAL CORPORATION (PARENT COMPANY ONLY)

                  BALANCE SHEETS
                                    1998      1997
Assets:
  Investment in PSB............  $82,526   $74,424
  Cash.........................    1,002       370
  Other equity investments.....    1,542     1,106
  Other assets.................      124        --
                                 -------   -------
     Total assets..............  $85,194   $75,900
                                 =======   =======
Liabilities and Shareholders'
  Equity:
  Accounts payable.............  $    52   $    43
  Deferred taxes...............      306       147
  Dividends payable............      776       527
  Shareholders' equity.........   84,060    75,183
                                 -------   -------
     Total liabilities and
       shareholders' equity....  $85,194   $75,900
                                 =======   =======

               STATEMENTS OF INCOME
                             1998     1997     1996
Dividends from PSB......  $ 3,000   $2,500   $2,000
Other income............      120       95       82
Operating expenses......     (120)     (95)     (82)
                          -------   ------   ------
Income before equity in
  undistributed earnings
  of subsidiary.........    3,000    2,500    2,000
Equity in undistributed
  income of PSB.........    8,118    4,474    7,618
                          -------   ------   ------
     Net income.........  $11,118   $6,974   $9,618
                          =======   ======   ======

                               STATEMENTS OF CASH FLOWS
                                                             1998       1997       1996
Cash flows from operating activities:
  Management fee income received........................  $   120    $    95    $    82
  Dividends received....................................    3,000      2,500      2,000
  Taxes received from PSB...............................      453         --         --
  Cash paid to suppliers................................      (79)       (65)       (75)
                                                          -------    -------    -------
     Net cash provided by operating activities..........    3,494      2,530      2,007
                                                          -------    -------    -------
Cash flows from investing activities:
  Equity investments purchased..........................       --         --       (373)
Cash flows from financing activities:
  Payment for treasury stock............................     (674)    (1,340)        --
  Allocation of treasury stock to retirement plans......      395        450        178
  Dividends paid to stockholders........................   (2,636)    (2,007)    (1,592)
  Loan to PFC ESOP......................................     (222)      (450)      (135)
  Principal collected on ESOP loan......................      275        224        130
                                                          -------    -------    -------
     Net cash used in financing activities..............   (2,862)    (3,123)    (1,419)
                                                          -------    -------    -------
Net increase (decrease) in cash and cash equivalents....      632       (593)       215
Cash and cash equivalents at beginning of year..........      370        963        748
                                                          -------    -------    -------
Cash and cash equivalents at end of year................  $ 1,002    $   370    $   963
                                                          =======    =======    =======
Reconciliation of net income to net cash provided by
  operating activities:
  Net income............................................  $11,118    $ 6,974    $ 9,618
  Adjustments to reconcile net income to net cash
     provided by operating activities:
        Undistributed income of PSB.....................   (8,118)    (4,474)    (7,618)
        Taxes received from PSB.........................      453         --         --
        Increase in accrued expenses....................       41         30          7
                                                          -------    -------    -------
     Net cash provided by operating activities..........  $ 3,494    $ 2,530    $ 2,007
                                                          =======    =======    =======

--------------------------------------------------------------------------------

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

NOTE O--FAIR VALUE OF FINANCIAL INSTRUMENTS

FAS 107, Disclosure About Fair Value of Financial Instruments, requires the determination of fair value for certain of the Bank's assets, liabilities and contingent liabilities. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

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

                                                       1998                               1997
                                            ---------------------------         -------------------------
                                             ESTIMATED        CARRYING           ESTIMATED       CARRYING
                                            FAIR VALUE         VALUE            FAIR VALUE        VALUE
            FINANCIAL ASSETS:               ----------         -----            ----------        -----
  Cash and noninterest-earning deposits...  $    9,628       $    9,628         $   12,104       $ 12,104
  Federal funds sold......................     124,900          124,900            107,832        107,832
  Interest-earning deposits in other
     banks................................         475              475                219            219
  Investment securities...................      70,582           70,565             82,443         82,639
  Mortgage-backed securities..............      44,258           43,427             67,937         66,941
  Loans receivable........................     866,353          832,758            738,663        710,868
                                            ----------       ----------         ----------       --------
                                            $1,116,196       $1,081,753         $1,009,198       $980,603
                                            ==========       ==========         ==========       ========
FINANCIAL LIABILITIES:
  Checking, savings and money market
     accounts.............................  $  275,898       $  275,898         $  265,594       $265,594
  Savings certificates....................     669,730          665,175            605,186        608,031
  Advances from Federal Home Loan Bank....      40,691           40,671             15,763         15,682
  Commercial investment agreements........       4,420            4,420              4,514          4,514
                                            ----------       ----------         ----------       --------
                                            $  990,739       $  986,164         $  891,057       $893,821
                                            ==========       ==========         ==========       ========
Off-balance-sheet instruments.............  $       (7)              --         $       (2)            --

--------------------------------------------------------------------------------

       CAPITAL STOCK INFORMATION
       -      ANNUAL MEETING
              The Annual Meeting of Stockholders will be held at 10:00 a.m., Thursday,
              October 22, 1998, at the Pittsburgh Athletic Association, 4215 Fifth Avenue,
              Pittsburgh, Pennsylvania.

       -      STOCK LISTING & DIVIDENDS
              Parkvale's Common Stock is traded in the over-the-counter market and quoted on the NASDAQ National Market System under the symbol "PVSA." Prices shown below are based on the prices reported by the NASDAQ system, with appropriate adjustments for the 5-for-4 stock split in October 1997.

                                                       HIGH        LOW        DIVIDENDS
           FOR THE QUARTER ENDED                       ----        ---        ---------
           ---------------------
              June 98...........................      $33.75      $30.50        $0.15
              March 98..........................       33.25       28.50         0.15
              December 97.......................       34.25       26.00         0.13
              September 97......................       33.75       26.75         0.13
              June 97...........................      $23.20      $20.60        $0.104
              March 97..........................       24.00       19.60         0.104
              December 96.......................       21.20       18.08         0.104
              September 96......................       18.88       15.68         0.104

              There were 5,164,037 shares of Common Stock outstanding as of August 24, 1998, the Voting Record Date, which shares were held as of such date by approximately
              520 holders of record.

       -      TRANSFER AGENT
              Registrar and Transfer Company
              10 Commerce Drive
              Cranford, NJ 07016
              Toll free phone: 1 (800) 368-5948
              Fax: (908) 497-2312

       -      INFORMATION REQUESTS
              A copy of the 1998 Annual Report of Parkvale Financial Corporation on Form 10-K
              filed with the Securities and Exchange Commission, and a list of exhibits thereto, will be furnished to shareholders without charge upon their written request to the Treasurer of the Corporation at its Headquarters Office, 4220
              William Penn Highway, Monroeville, PA 15146. The telephone number is (412)
              373-7200.

              Parkvale's web site is http://www.parkvale.com

               INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR,
             DIRECTORS WHOSE TERMS CONTINUE AND EXECUTIVE OFFICERS

ELECTION OF DIRECTORS

     Pursuant to the Bylaws of the Corporation and by resolution of the Corporation's Board of Directors, the Board of Directors currently consists of six members. The Board of Directors is divided into three classes, and members of each class are elected for a term of three years and until their successors are elected and qualified. One class of directors is to be elected annually. There are no arrangements or understandings between the Corporation and any person pursuant to which such person has been nominated as a director. No director or executive officer is related to any other director or executive officer of either the Corporation or the Bank.

     Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of all the nominees listed below. If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for the replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the persons listed below may not be able to serve as a director if elected. A majority of the shares of Common Stock entitled to vote, present in person or by proxy at the meeting, will constitute a quorum. The election of directors requires the affirmative vote of a majority of the votes cast by all stockholders entitled to vote thereon, whether in person or by proxy. Votes marked as "withhold authority" on the election of directors are counted toward a quorum and have the same legal effect as a vote against the election of the nominees.

                      NOMINEES FOR TERMS EXPIRING IN 2001

                                            PRINCIPAL OCCUPATION                    DIRECTOR
         NAME            AGE             DURING THE PAST FIVE YEARS                   SINCE
         ----            ---             --------------------------                   -----
Robert J. McCarthy, Jr.  55    Director; President and Chief Executive Officer        1985(1)
                               of the Bank since December 1, 1984 and of the
                               Corporation since organization in August 1987;
                               previously President and Chief Executive
                               Officer of Metropolitan Federal Savings Bank,
                               Bethesda, Maryland
Patrick J. Minnock       41    President of Minnock Construction Company, a
                               leading builder and developer in the western
                               Pennsylvania area, since 1988; licensed real
                               estate broker since 1987

     Patrick J. Minnock was nominated to replace George W. Newland who is retiring from the Board as of the Annual Meeting date.

           THE BOARD OF DIRECTORS RECOMMENDS THAT THE ABOVE NOMINEES
                            BE ELECTED AS DIRECTORS.

                     DIRECTORS WITH TERMS EXPIRING IN 1999

                                            PRINCIPAL OCCUPATION                    DIRECTOR
         NAME            AGE             DURING THE PAST FIVE YEARS                   SINCE
         ----            ---             --------------------------                   -----
Fred P. Burger, Jr.      71    Director; President of Burger Agency, Inc., a          1981(1)
                               real estate brokerage firm and insurance
                               agency, since 1948
Warren R. Wenner         77    Director; retired; previously a sales                  1968(1)
                               representative for The Gage Co., a distributor
                               of industrial tools and equipment, from 1965 to
                               1985

                     DIRECTORS WITH TERMS EXPIRING IN 2000

                                             PRINCIPAL OCCUPATION                    DIRECTOR
          NAME            AGE             DURING THE PAST FIVE YEARS                   SINCE
          ----            ---             --------------------------                   -----
Robert D. Pfischner       76    Chairman of the Board; President of E.T.               1968(1)
                                Lippert Saw Co., a manufacturer of saw blades
                                for industry and fabricator of armor plate,
                                since 1973
Andrea F. Fitting, Ph.D.  44    Chief Executive Officer of Fitting Kolbrener       Sept. 1,
                                since 1995 and President of Fitting                    1998
                                Communications, Inc. from 1986 to 1995,
                                marketing communications firms;

     Andrea F. Fitting was appointed by the Board of Directors to complete Paul
A. Mooney's term. Mr. Mooney retired from the Board on August 31, 1998 for health reasons.
---------

(1) Includes terms as a director of the Bank prior to organization of the Corporation in 1987 and currently serves as a director of the Bank.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Corporation holds regular meetings at least quarterly. Each member of the Board of Directors of the Corporation also serves as a director of the Bank. During the year ended June 30, 1998, the Board of Directors of the Corporation met nine times. No director failed to attend fewer than 75% of the aggregate number of such meetings and the meetings of the committees of the Board on which he served. All members of the Board serve on the Nominating Committee, which met two times during fiscal 1998. The Nominating Committee will consider nominations made by stockholders if such nominations are made in accordance with Article IV, Section 3 of the Corporation's Bylaws. The Board also has other standing committees, each served by the same members of the Board and in the same capacities as those described below for similar committees of the Bank's Board. The Executive Committee, which did not meet in fiscal 1998, has the authority to exercise all of the powers of the Board between Board meetings. The joint Audit-Finance Committee of the Corporation and the Bank met four times in fiscal 1998. Directors of the Corporation do not receive any fees directly from the Corporation for serving as Board and Committee members. The Board does not have a separate compensation committee as determination of compensation is a function of the Audit-Finance Committee.

     The Board of Directors of the Bank meets regularly each month and may have additional special meetings. The Board met twelve times during fiscal 1998. The Bank has standing Executive, Audit-Finance and Site-Building Committees as described below, in addition to other committees. During fiscal 1998, no director failed to attend fewer than 75% of the aggregate number of meetings held during the year by the Board of Directors and by all committees of the Board on which he served.

     The Executive Committee has the authority to exercise all the powers of the Board of Directors between Board meetings. Membership on the Executive Committee, which consists of three members of the Board, rotates monthly with each director, except for Messrs. Pfischner and McCarthy, serving at least one month each quarter of the year. Mr. Pfischner currently serves as Chairman of this committee. Mr. McCarthy attends but does not vote at the meetings. The Executive Committee met one time during fiscal 1998.

     The Audit-Finance Committee reviews the Bank's budget, the scope and results of the audit performed by the Corporation's and the Bank's independent auditors, the scope and results of the examinations performed by the Office of Thrift Supervision, the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation, the Bank's system of internal control, and monitors compliance with the Bank's established investment, interest rate risk, financial futures and options policies. The members of such committee must consider and act upon (1) all transactions with respect to the investment portfolio, with the exception of Federal Funds sold, in excess of $25 million, and (2) all hedging activities over $10 million and up to $25 million. In addition, the Audit-Finance

Committee reviews and makes recommendations to the Board concerning compensation of officers and employees. The members of the Audit-Finance Committee are appointed annually and consisted of Messrs. Burger, Mooney, Newland and Wenner during fiscal 1998. Messrs. Pfischner and McCarthy, as ex-officio members, attend the meetings but do not vote. Mr. Newland currently serves as Chairman of this committee. The Audit-Finance Committee met four times during fiscal 1998.

     The Site-Building Committee inspects, evaluates and recommends to the Board proposed sites for branch offices and recommends any major repairs and/or additions to such proposed sites that may be necessary. The members of the Site-Building Committee are appointed annually and consisted of Messrs. Burger, Mooney, Newland and Wenner during fiscal 1998. Messrs. Pfischner and McCarthy, as ex-officio members, attend the meetings but do not vote. Mr. Wenner currently serves as Chairman of this committee. The Site-Building Committee met three times during fiscal 1998.

     Certain directors also served as trustee/administrators of the Corporation's benefit plans during fiscal 1998 as follows: 401(k) Plan, Messrs. McCarthy, Newland and Pfischner; Employee Stock Ownership Plan, Messrs. Mooney, Newland and Pfischner; and Stock Option Plans, Messrs. Burger, Mooney, Pfischner and Wenner. To date, the directors serving as trustees/administrators of such plans have not received any additional compensation for such services.

COMPENSATION OF DIRECTORS

     Board members receive a retainer of $1,200 monthly, based on an annualized retainer of $14,400, and $450 for each meeting attended. Mr. McCarthy does not receive the annual retainer and meeting fees. Directors, excluding Messrs. Pfischner and McCarthy, received $200 for each committee meeting attended during fiscal 1998, except for the chairmen of the Audit-Finance and Site-Building committees, who received $225 per meeting attended. In addition to the normal $225 per meeting fee for fulfilling his duties as Chairman of the Site-Building Committee, Mr. Wenner also receives a minimum of $50 for inspecting and evaluating a proposed branch site and any major repairs to a branch office or site. Mr. Wenner made seven inspections/evaluations during fiscal 1998 and received a total of $400 for performing such services.

     On December 16, 1993, the Bank entered into a consulting agreement with Mr. Pfischner to serve as a consultant to the President-Chief Executive Officer, Board of Directors and executive staff of the Bank for a term of one year commencing on January 1, 1994 and continuing from year to year by written agreement. The agreement was extended by written agreement each year through 1998 under the same terms and conditions for a term of one year. The agreement provides for a minimum base annual fee of $20,400 payable monthly, which may be increased in the future. Either party may terminate the agreement by providing the other party with at least thirty days written notice before the expiration date of the agreement. Mr. Pfischner had performed consulting services to the Bank for many years without a written agreement. For services performed during fiscal 1998, in addition to the regular Board fees Mr. Pfischner received $35,400 which included a bonus of $15,000 for outstanding services to the Bank.

     Under the 1993 Directors' Stock Option Plan, each person who serves as a non-employee director immediately following the last adjournment of each Annual Meeting shall be granted as of such date a compensatory stock option to purchase shares of the Corporation's Common Stock at a price equal to the fair market value of a share of the Common Stock on that date. On the 1997 Annual Meeting date, each non-employee director received an option to purchase 3,051 shares. The fair market value on the October 23, 1997 Annual Meeting date was $29.00 per share. The Plan was amended during fiscal 1998. The amendment provides that commencing as of the 1998 Annual Meeting date, 2,000 shares shall be granted to each non-employee director following the last adjournment of each Annual Meeting.

     Directors may make an irrevocable election prior to the beginning of each calendar year to defer all or a portion of the annual retainer and meeting fees into a cash account and/or a PFC stock account. The cash account earns interest each year at a rate equal to the rate paid on the Bank's highest rated certificate of deposit on the first business day of each calendar year. The stock account is credited with the dividends paid on PFC stock during the year. Prior to the beginning of the year, each participant may elect to purchase PFC Common Stock with the cash in either account. A third deemed investment option earns the performance rate of any of the selected mutual funds offered by CIGNA to participants of the Bank's 401(k) Plan. At the end of each quarter, the account is credited with gains (or debited for losses) in accordance with the mutual fund experience reports provided by CIGNA. Participants may receive payments from their accounts on a designated date after January 1, 1998, on the attainment of an age after 65 or at termination of Board service in cash, in either a lump sum or annual installments, or receive the Common Stock.

EXECUTIVE MANAGEMENT

     The following table sets forth certain information with respect to executive officers of the Corporation and the Bank who are not directors of the Corporation. There are no arrangements or understandings between the Corporation or the Bank and any person pursuant to which such person has been appointed an executive officer. No executive officer is related to any other executive officer or director of the Corporation or the Bank by blood, marriage or adoption. Officers of the Corporation and the Bank are appointed annually by the respective Boards of Directors for one-year terms.

                                                      PRINCIPAL OCCUPATION DURING
        NAME                AGE                           THE PAST FIVE YEARS
        ----                ---                           -------------------
Timothy G. Rubritz          44        Vice President-Treasurer of the Corporation since its
                                      organization in August 1987; Senior Vice President-Treasurer of the Bank since December 1989; Vice President-Treasurer
                                      from January 1986 to December 1989; joined the Bank in June
                                      1985 as audit director; with Coopers & Lybrand from 1976 to
                                      1985, including a general practice manager at such firm from
                                      1982 to 1985.
Bruce C. Gilleylen          52        Vice President of the Corporation since October 1995; Senior
                                      Vice President and Chief Lending Officer of the Bank since
                                      December 1989; Vice President from March 1986 to December
                                      1989; joined the Bank in January 1986; with Equibank from
                                      1982 to 1985, including a Senior Vice President thereof from
                                      1984 to 1985.
Steven A. Friedman          48        Vice President of the Corporation since October 1995; Senior
                                      Vice President of the Bank since December 1990;
                                      Audit-Compliance Officer of the Corporation and the Bank;
                                      Vice President from September 1986 to December 1990; joined the Bank in July 1986; with the Federal Home Loan Bank of
                                      Pittsburgh for six years serving as Vice
                                      President-Supervision, Assistant Vice President and
                                      Supervisory Analyst.
William J. Burt             53        Senior Vice President since joining the Bank in March 1998;
                                      in charge of Retail Banking; with National City Bank,
                                      formerly Integra Bank, as Area President from April 1995 to
                                      September 1997 and with Integra Financial Corporation as
                                      Senior Vice President, Bank Operations from 1989 to March
                                      1995.
Gail Bieri Anwyll           46        Vice President of the Bank since December 1992 in charge of
                                      Human Resources Department and Marketing, and Assistant
                                      Corporate Secretary since July 1990; Senior Assistant Vice
                                      President from December 1991 to December 1992; Assistant
                                      Vice President from December 1989 to December 1991; joined the Bank in August 1989 as Director of Human Resources; with
                                      Lyman Savings & Loan Association from 1976 to August 1989, serving as Executive Vice President from 1987 to August
                                      1989.

                                                      PRINCIPAL OCCUPATION DURING
        NAME                AGE                           THE PAST FIVE YEARS
        ----                ---                           -------------------
Nancy E. Kelly              49        Vice President of the Bank since December 1996; in charge of branch operations since May 1997; Senior Assistant Vice
                                      President from December 1991 to December 1996; Assistant
                                      Vice President from December 1990 to December 1991. Joined the Bank in December 1989.
Charles M. Murslack         44        Vice President of the Bank since December 1991; Assistant
                                      Vice President from June 1988 to December 1991; responsible for data processing systems; joined the Bank in January
                                      1988; with Mellon Bank from 1975 to January 1988.
Thomas R. Ondek             39        Vice President of the Bank since December 1989 in charge of
                                      Savings/Checking Department; Assistant Vice President from
                                      December 1986 to December 1989; branch manager from April to
                                      December 1985; joined the Bank in May 1984.
Robert A. Stephens          43        Vice President of the Bank in charge of Mortgage Department since December 1989; Assistant Vice President from November
                                      1984 to December 1989; joined the Bank in August 1981 as a loan officer.

                             EXECUTIVE COMPENSATION

SUMMARY

     The following table sets forth a summary of certain information concerning the compensation awarded or paid for services rendered in all capacities during the last three fiscal years to the Chief Executive Officer and other executive officers of the Corporation and the Bank ("Named Executive Officers") whose total compensation during the last fiscal year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                              ANNUAL COMPENSATION    COMPENSATION
                                              -------------------    ------------       ALL OTHER
  NAME AND PRINCIPAL POSITION    FISCAL YEAR  SALARY(1)    BONUS     OPTION AWARDS  COMPENSATION(2)(3)
  ---------------------------    -----------  ---------    -----     -------------  ------------------
Robert J. McCarthy, Jr.             1998      $271,000    $225,000         0             $86,911
  President and Chief Executive     1997       262,000     200,000         0              87,787
  Officer                           1996       256,000     200,000         0              83,491

Bruce C. Gilleylen                  1998       125,400      50,000         0              33,930
  Vice President of the             1997       122,400      46,000         0              37,747
  Corporation, Senior Vice          1996       119,400      44,000         0              36,050
  President and Chief Lending
  Officer of the Bank

Timothy G. Rubritz                  1998       123,000      48,000         0              33,177
  Vice President-Treasurer of       1997       120,600      45,000         0              37,507
  the Corporation and Senior        1996       118,800      44,000         0              36,026
  Vice President-Treasurer of
  the Bank

Steven A. Friedman                  1998        92,400      42,000         0              24,959
  Vice President of the             1997        89,400      38,000         0              27,430
  Corporation, Senior Vice          1996        86,400      35,000         0              25,730
  President of the Bank and
  Audit-Compliance Officer of
  the Corporation and the Bank

---------

(1) Salary includes amounts deferred at the election of the executive officer through the Bank's 401(k) Plan and Executive Deferred Compensation Plan ("EDCP").

(2) Includes the Bank's contributions to the 401(k) Plan and EDCP during fiscal 1998 on behalf of Mr. McCarthy ($20,120), Mr. Gilleylen ($7,793), Mr. Rubritz ($7,554), and Mr. Friedman ($5,334).

(3) Includes the value of the Common Stock allocated to the ESOP and SEBP Trust accounts of Messrs. McCarthy ($66,791), Gilleylen ($26,136), Rubritz ($25,623), and the ESOP account of Mr. Friedman ($19,625), based upon the closing price of $34.25 per share on the allocation date, December 31, 1997.

     The column "Other Annual Compensation" has been omitted because there is no compensation required to be reported in such column. The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of such officer.

                         PARKVALE FINANCIAL CORPORATION
                         ------------------------------

                                PROXY STATEMENT
                         ------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is being furnished to holders of common stock, par value $1.00 per share ("Common Stock"), of Parkvale Financial Corporation (the "Corporation" or "PFC"), the holding company of Parkvale Savings Bank (the "Bank"), in connection with the solicitation of proxies on behalf of the Board of Directors, for use at the Annual Meeting of Stockholders to be held at the Pittsburgh Athletic Association, 4215 Fifth Avenue, Pittsburgh, Pennsylvania, on Thursday, October 22, 1998, at 10:00 a.m., Eastern Time, and at any adjournment thereof for the purposes set forth in the Notice of Annual Meeting. This Proxy Statement is being first sent to stockholders on or about September 14, 1998.

     The proxies solicited hereby, if properly signed and returned to the Corporation, will be voted in accordance with the instructions contained therein if they are not revoked prior to their use. IF NO CONTRARY INSTRUCTIONS ARE GIVEN, EACH PROXY RECEIVED WILL BE VOTED FOR THE SLATE OF DIRECTORS DESCRIBED HEREIN, FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE CORPORATION'S INDEPENDENT AUDITORS, AGAINST THE TWO STOCKHOLDER PROPOSALS DESCRIBED IN THIS PROXY STATEMENT, AND UPON THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS APPOINTED AS PROXIES.

     Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Corporation written notice thereof (Erna A. Golota, Secretary, Parkvale Financial Corporation, 4220 William Penn Highway, Monroeville, Pennsylvania 15146), (ii) submitting a duly executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

               VOTING SECURITIES AND BENEFICIAL OWNERSHIP THEREOF

     Only stockholders of record at the close of business on August 24, 1998 (the "Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 5,164,037 shares of common stock, par value $1.00 per share, of the Corporation issued and outstanding ("Common Stock"), and the Corporation had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote on each proposal at the Annual Meeting, with no cumulative voting for the election of directors permitted.

     The following table sets forth, as of the Voting Record Date, certain information as to the Common Stock beneficially owned by (i) persons or entities known to the Corporation to be the beneficial owners of 5% or more of the Corporation's Common Stock, (ii) directors of the Corporation, (iii) nominees for director who are not currently serving as a director, (iv) executive officers of the Corporation who are not directors but who are named in the Summary Compensation Table, and (v) all directors, director nominees and executive officers as a group. The information shown is based upon filings pursuant to the

Securities Exchange Act of 1934, as amended ("Exchange Act"), and/or information furnished by the individuals or entities.

                                                NUMBER OF SHARES
                                             BENEFICIALLY OWNED AS            PERCENT OF
         NAME OF BENEFICIAL OWNER            OF AUGUST 24, 1998(1)           COMMON STOCK
         ------------------------            ---------------------           ------------
Parkvale Financial Corporation                   427,584 (2)                      8.28%
Employee Stock Ownership Plan
4220 William Penn Highway
Monroeville, PA 15146

Beck, Mack & Oliver LLC                          377,131 (3)                      7.30
330 Madison Avenue
New York, NY 10017

Dimensional Fund Advisors Inc.                   309,263 (4)                      5.99
1299 Ocean Avenue
Santa Monica, CA 90401

DIRECTORS:
Fred P. Burger, Jr.                              111,046 (5)(6)                   2.14
Andrea F. Fitting                                      0                             0
Robert J. McCarthy, Jr.                          268,901 (5)(7)(8)                5.15
George W. Newland                                 81,590 (5)(9)                   1.58
Robert D. Pfischner                              110,323 (5)(10)                  2.12
Warren R. Wenner                                  38,265 (5)(11)                  0.74

DIRECTOR NOMINEE:
Patrick J. Minnock                                     0                             0

EXECUTIVE OFFICERS
WHO ARE NOT DIRECTORS:

Bruce C. Gilleylen                                74,079 (5)(7)(12)               1.43
Timothy G. Rubritz                                79,942 (5)(7)(13)               1.54
Steven A. Friedman                                63,489 (5)(7)(14)               1.23

DIRECTORS, NOMINEES AND EXECUTIVE
OFFICERS AS A GROUP
(18 persons)                                     977,858 (5)(7)                  18.06

---------

 (1) Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

 (2) Messrs. Pfischner and Newland, directors of the Corporation, are the trustees of the Employee Stock Ownership Plan ("ESOP"). To date, 418,485 shares of the 427,584 shares have been allocated to the participants of the ESOP.

 (3) Beck, Mack & Oliver LLC is an investment adviser registered under the Investment Advisers Act of 1940 and the 377,131 shares are owned by investment advisory clients of the firm. No one of these clients owns more than 5% of said shares.

 (4) Dimensional Fund Advisors Inc. is an investment adviser registered under the Investment Advisers Act of 1940 and the 309,263 shares are held in portfolios of certain affiliated entities. Dimensional disclaims beneficial ownership of all such shares.

 (5) Includes shares that may be acquired within 60 days through exercise of stock options as follows: Mr. Burger, 15,255 shares; Mr. McCarthy, 58,652 shares; Mr. Newland, 15,255 shares; Mr. Pfischner,

     39,669 shares; Mr. Wenner, 15,255 shares; Mr. Gilleylen, 17,265 shares; Mr. Rubritz, 20,472 shares; Mr. Friedman, 17,265 shares; and all directors, director nominees and executive officers as a group, 251,420 shares. Shares of Common Stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by the individual or group but are not deemed outstanding for the purpose of computing the percentage of Common Stock owned by any other person or group. Exclusive of shares which may be acquired upon the exercise of stock options, directors, director nominees and executive officers of the Corporation as a group beneficially owned 764,222 shares or 14.80% of the issued and outstanding Common Stock.

 (6) Includes 25,377 shares held under Mr. Burger's deferred fee agreement with the Bank.

 (7) Includes shares allocated to such person or group under the ESOP as follows: Mr. McCarthy, 35,627 shares; Mr. Gilleylen, 21,996 shares; Mr. Rubritz, 21,981 shares; Mr. Friedman, 14,877 shares; and all officers as a group, 149,995 shares. Also includes shares allocated under the Supplemental Executive Benefit Plan ("SEBP") as follows: Mr. McCarthy, 7,887 shares; Mr. Gilleylen, 200 shares; Mr. Rubritz, 178 shares; and all officers as a group, 8,265 shares. (See Audit-Finance Committee Report On Executive Compensation.) Shares are deemed to be beneficially owned by such individuals or group as a result of their ability to direct the ESOP and SEBP trustees' voting of such shares allocated to their respective accounts.

 (8) Includes 104,507 shares held jointly by Mr. McCarthy and his wife, 18,306 shares held by Mr. McCarthy as custodian for his children, and 43,922 shares held under deferred fee and compensation agreements with the Bank. Mr. McCarthy's address is 4220 William Penn Highway, Monroeville, PA 15146.

 (9) Does not include shares held under the ESOP, of which Mr. Newland was a trustee during the year.

(10) Includes 21,453 shares held jointly by Mr. Pfischner and his wife, 1,220 shares held by his wife and 16,516 shares held under a deferred fee agreement with the Bank. Does not include shares held under the ESOP, of which Mr. Pfischner is a trustee.

(11) Includes 15,947 shares held jointly by Mr. Wenner and his wife and 7,063 shares held under a deferred fee agreement with the Bank.

(12) Includes 31,566 shares held jointly by Mr. Gilleylen and his wife.

(13) Includes 26,305 shares held jointly by Mr. Rubritz and his wife and 4,806 shares held by Mr. Rubritz as custodian for his children.

(14) Includes 21,521 shares held jointly by Mr. Friedman and his wife, 316 shares held by his wife and 2,928 shares held by Mr. Friedman as custodian for his children.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires that directors and officers of the Corporation and the Bank file reports of ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Directors and officers are required to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely upon review of copies of Forms 3, 4 and 5 received by the Corporation's compliance administrator, the Corporation believes that all filing requirements applicable to its directors and officers were complied with during fiscal 1998.

           LONG-TERM INCENTIVE PLANS--AWARDS IN THE LAST FISCAL YEAR

     A long-term incentive plan has not been instituted for either the Corporation or the Bank.

EMPLOYMENT AGREEMENTS

     The Bank entered into a five-year employment agreement with Mr. McCarthy in April 1987 and the Corporation became a party to the agreement upon consummation of the reorganization of the Bank into the holding company form of organization in January 1989. The initial term of the agreement was extended automatically for an additional year on each anniversary date of the agreement. Effective January 1, 1997, a new five-year employment agreement was entered into by the parties to reflect the holding company formation, the Bank's charter conversion to a savings bank and change in regulators, and changes in applicable law and regulatory policies since 1987. The agreement provides for a minimum annual salary of $262,000, which may be increased from time to time in such amounts as may determined by the Boards of Directors of the Corporation and the Bank. In addition, Mr. McCarthy may receive bonus payments as determined by the Boards of Directors. Prior to the first anniversary of the effective date and each annual anniversary thereafter, the Boards of Directors shall consider all relevant factors, including Mr. McCarthy's performance, and if appropriate approve a one-year extension of the remaining term of the agreement. The term of Mr. McCarthy's agreement will be extended each year if the Boards of Directors of the Bank and the Corporation ("Parkvale") approve the extension, unless Mr. McCarthy provides at least 30 days written notice not to extend the agreement beyond its remaining term. The agreement is terminable by Parkvale for cause at any time.

     The agreement with Mr. McCarthy provides for severance payments and other benefits in the event Parkvale terminates his employment without cause or Mr. McCarthy resigns for "good reason," as defined in the agreement. Good reason includes among other things a "change in control" of Parkvale, which is defined to include any of the following: (1) any change in control required to be reported pursuant to Item 6(e) of Schedule 14A promulgated under the Exchange Act; (2) the acquisition of beneficial ownership by any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) of 10% or more of the combined voting power of the Corporation's then outstanding securities; or (3) within any period during the term of the agreement, a change in the majority of the Board of Directors for any reason without the written consent of Mr. McCarthy. In such event, Parkvale will give severance payments to Mr. McCarthy equal to 2.99 times his average annual base salary, bonus and other incentive compensation for the preceding three years, plus the continuation or payment of certain fringe benefits other than stock benefit plans. Under Mr. McCarthy's employment agreement, Mr. McCarthy could receive payments and benefits that constitute a parachute payment. Parachute payments generally are payments in excess of three times the base amount, which is defined to mean the recipient's average annual compensation from the employer includible in the recipient's gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred. Recipients of parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes. In such event, Parkvale has agreed to pay the 20% excess tax that would otherwise be owed by Mr. McCarthy and such additional amounts as may be necessary to reimburse Mr. McCarthy for the federal, state and local income taxes and excise taxes on such amounts.

     The agreement also precludes Mr. McCarthy from owning (excluding the ownership of 1% or less of the stock of a public corporation), managing, operating and controlling, being employed by or participating in or being in any way connected with any other business covered by federal deposit insurance which is located in the Pennsylvania counties of Allegheny, Armstrong, Butler, Beaver, Washington and Westmoreland. Such restriction shall continue throughout Mr. McCarthy's employment with Parkvale.

     The employment agreement with Mr. McCarthy, to the extent it increases the cost of any acquisition of control of the Corporation, could be deemed to have an anti-takeover effect. As a result, the agreement may discourage takeover attempts which (1) are deemed by certain stockholders to be in

                                       15