Form 10-K, Exhibit 13
period 2000-06-30
PARKVALE FINANCIAL CORP
filed 2000-09-22
CIK 820907

                                                                      Exhibit 13

Selected Consolidated Financial and Other Data

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

BALANCE SHEET DATA AT JUNE 30:                  2000         1999       1998       1997       1996
----------------------------------------------------------------------------------------------------
Total assets                                $1,250,986   $1,201,880   $1,095,373 $991,239   $919,242
Loans                                        1,034,369      995,671      832,758  710,868    625,452
Investment securities                          121,607      115,131      113,992  149,580    204,886
Savings deposits                             1,080,096    1,037,416      949,452  881,244    807,087
FHLB advances and other debt                    73,467       64,708       45,091   20,196     26,911
Shareholders' equity                            84,266       85,071       84,060   75,183     69,765
Book value per share                             14.75        13.84        13.00    11.87      11.04

OPERATING DATA FOR THE YEAR ENDED JUNE 30:     2000         1999        1998       1997       1996
----------------------------------------------------------------------------------------------------
Total interest income                       $   84,670   $   79,711   $ 74,020   $ 68,380   $ 66,117
Total interest expense                          49,835       48,172     44,190     40,352     39,631
----------------------------------------------------------------------------------------------------
Net interest income                             34,835       31,539     29,830     28,028     26,486
Provision for loan losses                          236          196        255        399        686
----------------------------------------------------------------------------------------------------
Net interest income after provision for
  loan losses                                   34,599       31,343     29,575     27,629     25,800
Other income                                     3,563        3,659      4,709      2,174      3,058
Other expenses                                  17,368       15,788     16,781     18,808     14,240
----------------------------------------------------------------------------------------------------
Income before taxes                             20,794       19,214     17,503     10,995     14,618
Income tax expense                               7,576        7,116      6,385      4,021      5,000
----------------------------------------------------------------------------------------------------
Net income                                  $   13,218   $   12,098   $ 11,118   $  6,974   $  9,618
----------------------------------------------------------------------------------------------------
Net income per diluted share                     $2.23        $1.88      $1.68      $1.07      $1.47
----------------------------------------------------------------------------------------------------

OTHER SELECTED DATA (STATISTICAL PROFILE):
           YEAR ENDED JUNE 30,                 2000         1999        1998       1997       1996
----------------------------------------------------------------------------------------------------
Average yield earned on all
  interest-earning assets                         7.16%        7.11%      7.37%      7.38%      7.45%
Average rate paid on interest-bearing
  liabilities                                     4.46         4.57       4.72       4.67       4.79
Average interest rate spread                      2.70         2.54       2.65       2.71       2.66
Net yield on average interest-earning
  assets                                          2.95         2.81       2.97       3.03       2.98
Other expenses to average assets                  1.42         1.36       1.63       1.98       1.57
Other expenses to average assets*                 1.42         1.36       1.42       1.45       1.57
Efficiency ratio                                 45.23        44.85      48.59      62.27      48.20
Efficiency ratio*                                45.23        44.85      45.17      45.60      49.83
Return on average assets                          1.08         1.05       1.08       0.73       1.06
Dividend payout ratio                            32.29        31.91      26.67      31.36      18.19
Return on average equity                         16.53        14.98      14.59      10.15      15.13
Average equity to average total assets            6.56         6.98       7.38       7.23       7.01

              AT JUNE 30,                    2000         1999        1998       1997       1996
--------------------------------------------------------------------------------------------------
One year gap to total assets                    2.76%       -5.10%      0.07%     -4.44%      0.24%
Intangibles to total equity                     0.35         0.40       0.46       0.74       0.40
Shareholders' equity to assets ratio            6.74         7.08       7.67       7.58       7.59
Ratio of nonperforming assets to total
  assets                                        0.30         0.27       0.43       0.27       0.14
Nonperforming assets                      $    3,784   $    3,266   $  4,728   $  2,654   $  1,248
Allowance for loan losses as a % of
  gross loans                                   1.27%        1.30%      1.55%      1.95%      2.17%
Number of full-service offices                    31           30         29         29         28

* Excludes the effect of litigation expense and gain on sale of assets in fiscal 1998, the one-time FDIC special assessment in fiscal 1997 and the gain on sale of asset in fiscal 1996.

                                       4
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

Management's Discussion and Analysis

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

FINANCIAL CONDITION

Parkvale's average interest-earning assets increased $60 million for the year ended June 30, 2000 over fiscal year 1999. This increase was achieved through a larger loan portfolio funded primarily by elevated savings deposit levels. Average loan and average deposit balances rose $91 million and $62 million, respectively, in fiscal year 2000.

Parkvale functions as a financial intermediary, and as such, its financial condition should be examined in terms of its ability to manage its interest rate risk, and diversify its credit risk.

ASSET AND LIABILITY MANAGEMENT

Parkvale's asset and liability management ("ALM") is driven by the ability to manage interest rate risk ("IRR"). IRR is the exposure of current and future earnings and capital to fluctuating interest rates. This exposure occurs because the present value of future cash flows, and in many cases the cash flows themselves, change when interest rates change. One of Parkvale's ALM goals is to minimize this exposure.

IRR is measured and analyzed using static interest rate sensitivity gap indicators, net interest income simulation and net present value sensitivity measures. These combined methods enable Parkvale's management to regularly monitor both the direction and magnitude of potential changes in the relationship between interest-earning assets and interest-bearing liabilities. Interest rate sensitivity gap analysis provides one indicator of potential interest rate risk by comparing interest-earning assets and interest-bearing liabilities maturing or repricing at similar intervals. The gap ratio is defined as rate-sensitive assets minus rate-sensitive liabilities for a given time period divided by total assets. Parkvale continually monitors gap ratios, and within the IRR framework and in conjunction with the net interest income simulations, implements actions to reduce exposure to fluctuating interest rates. Such actions have included maintaining high liquidity, deploying excess liquidity, increasing the repricing frequency of the loan portfolio and lengthening the overall maturities of interest-bearing liabilities. Management believes these ongoing actions minimize Parkvale's vulnerability to fluctuations in interest rates. The one-year gap ratio has shifted from -5.10% as of June 30, 1999 to 2.76% as of June 30, 2000, and the five-year gap ratio has shifted from 8.44% as of June 30, 1999 to 2.96% as of June 30, 2000. This shift is due to management's decision to reduce the investment in Federal funds sold and deploy the liquidity by purchasing Adjustable Rate Mortgage ("ARM") loans with rates fixed for approximately three years. This strategy results in higher levels of current and projected income for one to three years without taking on an excessive amount of long term IRR.

Gap indicators of IRR are not necessarily consistent with IRR simulation estimates. Parkvale utilizes net interest income simulation estimates under various assumed interest rate environments to more fully capture the details of IRR. Assumptions included in the simulation process include measurement over a probable range of potential interest rate changes, prepayment speeds on amortizing financial instruments, other imbedded options, loan and deposit volumes and rates, nonmaturity deposit assumptions and management's capital requirements. The estimated impact on projected net interest income in fiscal 2001 assuming an immediate shift in current interest rates would result in the following percentage changes over fiscal 2000 net interest income: +100 bp, 3.6%; +200 bp, 0.1%; -100 bp, +9.8%; -200 bp, 3.3%. This compares to projected net interest income for fiscal 2000 made at June 30, 1999 over fiscal 1999 actual net interest income of: +100 bp, +12.5%; +200 bp, +6.2%; -100 bp, +18.1%;
-200 bp, +11.2%. The fluctuation in projected net interest income between fiscal 2000 and 1999 is reflective of the change in asset mix during fiscal 2000 as discussed in the Financial Condition section.

                                       5
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

Asset Management. A primary goal of Parkvale's asset management is to maintain a high level of liquid assets. Parkvale defines the following as liquid assets: cash, federal funds sold, certain corporate debt maturing in less than one year, U.S. Government and agency obligations maturing in less than one year and short-term bank deposit accounts. The average daily liquidity was 13.5% for the quarter ended June 30, 2000. During fiscal 2000, Parkvale's investment strategy was to deploy excess liquidity by purchasing single-family ARM loans to enhance yields and reduce the risk associated with rate volatility. Such investments reduce the inherent risk of the volatility of overnight interest rates. If interest rates were to fall substantially, net interest income may decrease if the yield on liquid assets, such as Federal funds sold, were to fall faster than liabilities would reprice.

Parkvale's lending strategy has been designed to shorten the average maturity of its assets and increase the rate sensitivity

                          ONE YEAR GAP TO TOTAL ASSETS
                                    [GRAPH]

of its loan portfolio. In fiscal 2000, 1999 and 1998, 78.7%, 83.7% and 84.9%, respectively, of mortgage loans originated or purchased were adjustable-rate loans. Parkvale has continually emphasized the origination and purchase of ARM loans. ARMs totaled $609.8 million or 69.3% of total mortgage loans at June 30, 2000 versus $600.4 million or 69.7% of total mortgage loans at June 30, 1999. To supplement local mortgage originations, Parkvale purchased loans aggregating $85.5 million, $243.1 million and $183.0 million in fiscal 2000, 1999 and 1998, respectively, from mortgage bankers and other financial institutions. The loan packages purchased were predominately 3/1 and 7/1 ARMs. Substantially, all of the 2000 purchases were ARMs. The practice of purchasing loans in the secondary market is expected to continue in fiscal 2001 when liquidity exceeds targeted levels. At June 30, 2000, Parkvale had commitments to originate mortgage loans totaling $7.1 million and commercial loans of $13.6 million. Construction loans in process at June 30, 2000 were $10.2 million. Such commitments were funded from current liquidity.

Parkvale continues to increase its consumer loan portfolio through new originations. Home equity lines of credit are granted at up to 120% of collateral value at competitive rates. In general, these loans have shorter maturities and greater interest rate sensitivity and margins than residential real estate loans. At June 30, 2000 and 1999, consumer loans were $131.5 and $129.5 million which represented a 1.6% and a 21.8% increase over the balances at June 30, 1999 and 1998, respectively. The largest component of consumer loans are fixed-rate second mortgage loans with outstanding balances at June 30, 2000, 1999 and 1998, respectively, of $81.2 million, $72.9 million and $47.7 million. The fiscal 2000 and 1999 consumer portfolio growth is primarily related to consumer demand for fixed-rate shorter term second mortgage loans with average maturities of five years.

Investments in mortgage backed securities and other securities, such as U.S. Government and agency obligations and corporate debt, are purchased to enhance Parkvale's overall net interest margin and to reduce credit risk concentration. Parkvale's investment policy focuses on long-term trends, rather than short-term swings in the financial markets. Accordingly, all debt securities are classified as held to maturity, and are not available for sale nor held for trading.

                                       6
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

Interest-Sensitivity Analysis. The following table reflects the maturity and repricing characteristics of Parkvale's assets and liabilities at June 30, 2000:

                                            <3 MONTHS     4-12 MONTHS    1-5 YEARS    5+ YEARS      TOTAL
                                            ---------     -----------    ---------    --------      -----
                                                                 (DOLLARS IN THOUSANDS)
Interest-sensitive assets:
  ARM and other variable rate loans          $ 81,705      $175,117      $307,332     $ 68,110    $  632,264
  Other fixed rate loans, net (1)              46,766        21,039       124,196      223,893       415,894
  Variable rate mortgage-backed securities     11,268           951            --           --        12,219
  Fixed rate mortgage-backed securities (1)     1,605           457         1,884        3,594         7,540
  Investments and Federal funds sold           66,661        29,542        36,611       11,780       144,594
  Equities, primarily FHLB and FHLMC               --         4,951         9,362        5,732        20,045
                                             --------      --------      --------     --------    ----------
Total interest-sensitive assets              $208,005      $232,057      $479,385     $313,109    $1,232,556
                                             ========      ========      ========     ========    ==========
Ratio of interest-sensitive assets to
  total assets                                   16.6%         18.5%         38.3%        25.2%         98.5%
                                                 ====          ====          ====         ====          ====
Interest-sensitive liabilities:
  Passbook deposits and club accounts (2)    $  4,696      $ 21,413      $ 24,060     $ 96,229    $  146,398
  Checking accounts (3)                         4,634         4,634        18,536       99,329       127,133
  Money market deposit accounts                    --        18,216        18,216           --        36,432
  Certificates of deposit                     145,827       198,529       361,056       56,078       761,490
  FHLB advances and other borrowings            7,634            --        55,000       10,833        73,467
                                             --------      --------      --------     --------    ----------
Total interest-sensitive liabilities         $162,791      $242,792      $476,868     $262,469    $1,144,920
                                             ========      ========      ========     ========    ==========
Ratio of interest-sensitive liabilities to
  total liabilities and equity                   13.0%         19.4%         38.1%        21.0%         91.5%
                                                 ====          ====          ====         ====          ====
Ratio of interest-sensitive assets to
  interest-sensitive liabilities                127.8%         95.6%        100.5%       119.3%        107.7%
                                                =====          ====         =====        =====         =====
Periodic Gap to total assets                     3.61%        (0.86%)       (0.20%)       4.05%         7.01%
                                                 ====         =====         =====         ====          ====
Cumulative Gap to total assets                   3.61%         2.76%         2.96%        7.01%
                                                 ====          ====          ====         ====

(1) Includes total repayments and prepayments at an assumed rate of 10% per annum, compared with 15% per annum for fiscal 1999, for fixed-rate mortgage loans and mortgage-backed securities, with the amounts for other loans based on the estimated remaining loan maturity by loan type.

(2) Assumes passbook deposits are withdrawn at the rate of 17.8% per annum, compared with 19.9% for fiscal 1999.

(3) Includes money market subaccounts and assumes checking accounts are withdrawn at 7.3% in the first year and 4.1% per annum thereafter, compared with 7.6% and 3.8%, respectively, for fiscal 1999.

Liability Management. Parkvale's favorable liquidity allows investment decisions to be made with the funding source as a secondary issue. Deposits are priced according to management's asset/liability objectives, alternate funding sources and competition. A concentrated effort is made to extend the maturities of deposits by offering highly competitive rates for longer term certificates. Certificates of deposit maturing after one year as a percent of total deposits are 38.6% at June 30, 2000 and 32.5% at June 30, 1999. The increase in longer term certificates is attributable to rate specials accepted by consumers throughout fiscal 2000.

Parkvale has also made a concentrated effort to increase low cost deposits by attracting new checking customers to our community branch offices. Checking accounts at June 30, 2000 and 1999 have increased by 14.8% and 23.1%, respectively, showing growing acceptance of Parkvale as a full service bank. Parkvale's primary sources of funds are deposits received through its branch network, loan and mortgage-backed security repayments and advances from the Federal Home Loan Bank ("FHLB"). FHLB advances can be used on a short-term basis for liquidity purposes or on a long-term basis to support lending activities.

CONCENTRATION OF CREDIT RISK

Financial institutions, such as Parkvale, generate income primarily through lending and investing activities. The risk of loss from lending and investing activities includes the possibility that losses may occur from the failure of another party to perform according to the terms of the loan or investment agreement. This possibility of loss is known as credit risk.

                                       7
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

Credit risk is increased by lending and investing activities that concentrate a financial institution's earning assets in a way that exposes the institution to a material loss from any single occurrence or group of related occurrences. Diversifying loans and investments to prevent concentrations of risks is one manner a financial institution can reduce potential losses due to credit risk. Examples of asset concentrations would include, but not be limited to, geographic concentrations, loans or investments of a single type, multiple loans to a single borrower, loans made to a single type of industry and loans of an imprudent size relative to the total capitalization of the institution. For loans purchased and originated, Parkvale has taken steps to reduce exposure to credit risk by emphasizing low-risk, single-family mortgage loans, which comprise 75.9% of the gross loan portfolio as of June 30, 2000. The next largest component of the loan portfolio are consumer loans at 12.5%, which generally consist of lower balance second mortgages and home equity loans originated in the greater Pittsburgh area.

RESULTS OF OPERATIONS

Net income for the year ended June 30, 2000 was $13.2 million or $2.23 per diluted share representing a 9.3% increase from net income of $12.1 million or $1.88 per diluted share for the year ended June 30, 1999.

The key component of the favorable operating results is the $3.3 million or 10.5% increase in net interest income over fiscal year 1999. Net interest income is the difference between interest earned on loans and investments and interest paid for deposits and borrowings. A positive interest rate spread is achieved with interest-earning assets in excess of interest-bearing liabilities which results in increased net interest income.

YIELDS EARNED AND RATES PAID

The following table sets forth the average yields earned on Parkvale's interest-earning assets and the average rates paid on its interest-bearing liabilities, the resulting average interest rate spreads, the net yield on interest-earning assets and the weighted average yields and rates at June 30, 2000.

                                                       YEAR ENDED JUNE 30,
                                                       -------------------         AT JUNE 30,
                                                     2000      1999      1998         2000
                                                     ----      ----      ----      -----------
Average yields on (1):
  Loans                                              7.33%     7.44%     7.85%        7.56%
  Investments (2)                                    6.33      5.96      6.33         6.65
  Federal funds sold                                 5.73      5.15      5.57         6.45
                                                     ----      ----      ----         ----
All interest-earning assets                          7.16      7.11      7.37         7.42
                                                     ----      ----      ----         ----
Average rates paid on (1):
  Savings deposits                                   4.39      4.50      4.70         4.72
  Borrowings                                         5.67      5.77      5.54         5.50
                                                     ----      ----      ----         ----
All interest-bearing liabilities                     4.46      4.57      4.72         4.78
                                                     ----      ----      ----         ----
Average interest rate spread                         2.70%     2.54%     2.65%        2.64%
                                                     ====      ====      ====         ====
Net yield on interest-earning assets(3)              2.95%     2.81%     2.97%
                                                     ====      ====      ====

(1) Average yields and rates are calculated by dividing the interest income or expense for the period by the average balance for the year. The weighted averages at June 30, 2000 are based on the weighted average contractual interest rates. Nonaccrual loans are excluded in the average yield and balance calculations.

(2) Includes held-to-maturity and available-for-sale investments, including mortgage backed securities and interest-bearing deposits.

(3) Net interest income on a tax equivalent basis divided by average interest-earning assets.

                                       8
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

The following table presents for the periods indicated the average balances of each category of interest-earning assets and interest-bearing liabilities.

                                                               YEAR ENDED JUNE 30,
                                                               -------------------
                                                       2000            1999            1998
                                                       ----            ----            ----
                                                                  (IN THOUSANDS)
Interest-earning assets:
  Loans                                             $1,013,161      $  921,941      $  749,866
  Investments                                          122,764         100,284         134,519
  Federal funds sold                                    46,112          99,549         119,947
                                                    ----------      ----------      ----------
Total interest-earning assets                        1,182,037       1,121,774       1,004,332
                                                    ----------      ----------      ----------
Noninterest-earning assets                              36,979          35,209          28,006
                                                    ----------      ----------      ----------
Total assets                                        $1,219,016      $1,156,983      $1,032,338
                                                    ==========      ==========      ==========
Interest-bearing liabilities:
  Savings deposits                                   1,056,475         994,610         908,951
  FHLB advances and other borrowings                    60,446          58,629          27,130
                                                    ----------      ----------      ----------
  Total interest-bearing liabilities                 1,116,921       1,053,239         936,081
                                                    ----------      ----------      ----------
Noninterest-bearing liabilities                         22,122          22,979          20,063
                                                    ----------      ----------      ----------
Total liabilities                                    1,139,043       1,076,218         956,144
Shareholders' equity                                    79,973          80,765          76,194
                                                    ----------      ----------      ----------
Total liabilities and equity                        $1,219,016      $1,156,983      $1,032,338
                                                    ==========      ==========      ==========
Net interest-earning assets                         $   65,116      $   68,535      $   68,251
                                                    ==========      ==========      ==========
Interest-earning assets as a % of interest-bearing
  liabilities                                            105.8%          106.5%          107.3%

An excess of interest-earning assets over interest-bearing liabilities will enhance a positive interest rate spread and result in greater net interest income. Net interest income has been favorably impacted by high volumes of loan originations and purchases from fiscal 1997 to the early part of fiscal 2000.

INTEREST INCOME

Interest income from loans increased by $5.6 million or 8.2% in fiscal 2000. Average loans outstanding increased $91.2 million or 9.9%, primarily due to loan package purchases amounting to $85.5 million during fiscal 2000. Interest income increased despite a decrease in the average loan yield which was 7.44% in fiscal 1999 and fell to 7.33% in fiscal 2000. This is reflective of lower interest rates sustained throughout the majority of fiscal 2000 and the large quantity of ARM loans within the portfolio. Interest income on loans increased by $9.8 million or 16.6% from fiscal 1998 to 1999. The average yield on loans decreased from 7.85% in fiscal 1998 to 7.44% in fiscal 1999, and the average outstanding loan balance increased $172.1 million or 23.0% between fiscal 1998 and 1999.

Interest income on investments increased $1.8 million or 30.2% in fiscal 2000. This is the result of a $22.5 million increase in the average balance. The average yield on investments increased to 6.33% in fiscal 2000 from 5.96% in fiscal 1999 due to the investment of higher yielding corporate debt securities. Interest income on investments decreased by $2.5 million or 29.7% from fiscal 1998 to 1999. This was the result of a $34.2 million decrease in the average balance.

Interest income from federal funds sold decreased $2.5 million from fiscal 1999 to 2000. The decrease was attributable to a decrease in the average federal funds sold balance from $99.5 million in fiscal 1999 to $46.1 million in fiscal 2000. The decrease was caused by deploying the liquid federal funds position into higher yielding loans and investments. Conversely, the average yield increased from 5.15% in fiscal 1999 to 5.73% in fiscal 2000. The target federal funds rate which increased 150 basis points in fiscal 2000 from 5.00% to 6.50% at June 30, 2000, with four 25 basis point increases in August 1999, November 1999, February 2000 and March 2000 with a 50 basis point increase in May 2000. The average balance of federal funds sold decreased $20.4 million between fiscal 1998 and 1999, and interest income decreased $1.6 million between the two years. The average yield decreased from 5.57% in fiscal 1998 to 5.15% in fiscal 1999. These average yields reflect the

                                       9
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT changes in the target federal funds interest rate from 5.50% at the beginning of fiscal 1998 to 5.00% at June 30, 1999.

INTEREST EXPENSE

Interest expense on deposits increased $1.6 million or 3.6% between fiscal 1999 and 2000. The average deposit balance also increased $61.9 million or 6.2% in fiscal 2000, offset slightly by a decrease in the average cost from 4.50% in fiscal 1999 to 4.39% in 2000. Interest expense on deposits increased by $2.1 million or 4.9% between fiscal 1998 and 1999. The average deposit balance also increased by $85.7 million between the two fiscal years, mitigated somewhat by a decrease in the average cost from 4.70% in fiscal 1998 to 4.50% in fiscal 1999.

Interest expense on borrowed money increased by $46,000 or 1.4% in fiscal 2000, due to new borrowings with the FHLB totaling $10 million at a relatively low average rate of 6.73% during the last quarter of fiscal 2000. The overall average cost of borrowings decreased from 5.77% in fiscal 1999 to 5.67% in fiscal 2000. In fiscal 1999, interest expense on borrowed money increased by $1.9 million or 124.8% due new borrowings with the FHLB totaling $20 million at the an average rate of 5.16%.

Net interest income increased $3.3 million or 10.5% from fiscal 1999 to 2000. The average interest rate spread increased to 2.71% in fiscal 2000 from 2.54% in fiscal 1999, while the average net interest earning assets decreased $3.4 million. In fiscal 1999, net interest income increased $1.7 million or 5.7%. The average interest rate spread decreased from 2.65% in fiscal 1998 to 2.54% in 1999, while average net interest earning assets increased $284,000 between the two years.

At June 30, 2000, the weighted average yield on loans and investments was 7.42%. The average rate payable on liabilities was 4.72% for deposits, 5.50% for borrowings and 4.78% for combined deposits and borrowings.

PROVISION FOR LOAN LOSSES

The provision for loan losses is an amount added to the allowance against which loan losses are charged. The provision for loan losses was $236,000 in 2000, $196,000 in 1999 and $255,000 in 1998, respectively. The provision increased by $40,000 or 20.4% in fiscal 2000 compared to fiscal year 1999. Aggregate valuation allowances were 1.27% of gross loans as of June 30, 2000, compared to 1.30% as of June 30, 1999. The decrease in this ratio is primarily attributable to a $91.2 million, or 9.9%, increase in gross average loans from 1999 to 2000. Management believes the allowance for loan losses is adequate to cover the amount of possible credit losses inherent in the loan portfolio as of June 30, 2000.

Nonperforming assets, which are defined as nonaccrual loans and real estate owned, were $3.8 million, $3.3 million and $4.7 million at June 30, 2000, 1999 and 1998, respectively, representing 0.30%, 0.27% and 0.43% of total assets at the end of each respective year. Of the nonperforming assets at June 30, 2000, $1.4 million was real estate owned and $2.4 million represented nonaccrual loans.

In addition, loans totaling $2.7 million were classified as substandard for regulatory purposes at June 30, 2000. These loans, while current or less than 90 days past due, have exhibited characteristics which warrant special monitoring. Examples of these concerns include irregular payment histories, questionable collateral values, investment properties having cash flows insufficient to service debt, and other financial inadequacies of the borrower. These loans are constantly monitored with efforts being directed towards resolving the underlying concerns while continuing with the performing status classification of such loans.

                                       10
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

OTHER INCOME

Other income decreased $96,000 or 2.3% in fiscal 2000 compared to fiscal 1999. This decrease is primarily due to a decline in gains from the sale of assets to $610,000 in fiscal 1999. Fiscal 1999 and 1998 included gains primarily from the sale of FHLMC stock. Excluding the effects of these gains, other income would have increased $514,000, or 16.9% in fiscal 2000 from fiscal 1999 and $488,000 or 19.1% between fiscal 1998 and 1999.

Service charges on deposit accounts increased by $466,000 or 26.4% in fiscal 2000, mainly due to increased services for all types of deposits and the increase in average balances over fiscal 1999. Other service charges and fees decreased by $43,000 or 5.2% in fiscal 2000. Service charges on deposit accounts increased by $355,000 or 25.2% and other service charges and fees increased by $89,000 or 12.1% between fiscal 1999 and 1998.

                      SERVICE CHARGES ON DEPOSIT ACCOUNTS
                               YEAR ENDED JUNE 30
                                    [GRAPH]

Miscellaneous income increased $91,000 or 19.9% in fiscal 2000 due to a $111,000 increase in rental income from office space. Miscellaneous income increased $44,000, or 10.6%, in fiscal 1999. Investment fee income was $240,000 in fiscal 2000, $262,000 in fiscal 1999 and $271,000 in fiscal 1998. Parkvale offers nondeposit investment products directly to customers through an operating division, Parkvale Financial Services.

OTHER EXPENSE

Compensation and employee benefits increased by $998,000 or 11.3% during fiscal 2000 and by $821,000 or 10.3% during fiscal 1999 over the respective prior period. Compensation expense increased $1.0 million or 14.4% in fiscal 2000 and increased $522,000 or 8.4% in fiscal 1999. These increases represent normal merit pay increases and increased staffing related to new offices and products including the addition of an internal data processing department in late fiscal 1999. ESOP contribution expense increased $29,000 in fiscal 2000 and increased $155,000 in fiscal 1999 for estimated awards to be granted for service rendered in the respective fiscal years. Payroll taxes increased $53,000 during fiscal 2000 as a direct result of increased compensation.

Office occupancy expense increased $479,000 or 20.5% in fiscal 2000 and $164,000 or 7.5% in fiscal 1999 over the respective prior period. The increase in fiscal 2000 was a result of the opening of an additional branch office and higher depreciation expense related to new data processing systems.

Marketing expenses increased by $73,000 or 18.3% in fiscal 2000 and decreased by $43,000 or 9.7% in fiscal 1999. The fiscal 2000 increase is due to various savings deposit and home equity promotions. The decrease in fiscal 1999 is due to fewer promotions targeting specific branch offices during the year.

Parkvale Savings Bank ("the Bank") is insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF"). FDIC insurance expense was $409,000, $570,000 and $555,000 amortizing to savings deposit premiums averaging 3.98 basis points during fiscal 2000, 5.97 basis points during fiscal 1999 and 6.29 basis points during fiscal 1998, respectively. For fiscal 2001, the FDIC insurance premium was reduced to 2.06 basis points as of July 1, 2000.

Miscellaneous expenses increased by $46,000 or 1.8% in fiscal 2000 and decreased by $2.0 million or 43.9% in fiscal 1999 after increasing $2.3 million in fiscal 1998 due to a nonrecurring charge for the settlement of litigation between 200 Meyran Associates (a limited partnership) and the Bank in fiscal 1998. The settlement involved $1.9 million in cash payments and $250,000 of related legal expenses.

                                       11
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

INCOME TAXES

Federal and state income tax expense increased by $460,000 or 6.5% due to the higher pretax income reported in fiscal 2000. As discussed in Note H, the effective tax rate for fiscal 2000, 1999 and 1998 varied from the normal statutory federal tax provisions primarily due to tax-exempt interest and the Pennsylvania Mutual Thrift Institutions Tax.

CAPITAL RESOURCES

Shareholders' equity decreased $805,000 or 0.9% during the year ended June 30, 2000 compared to June 30, 1999. Comprehensive income was $11.7 million while dividends declared were $4.2 million resulting in 31.7% of net income paid to shareholders (equal to $0.72 per share) for fiscal year ended June 30, 2000. Treasury stock purchased in fiscal 2000 was $9.4 million which was partially deployed for funding stock options and benefit plans totaling $1.1 million. During fiscal 2000, cash dividends declared per share increased 20.0%. The book value of Parkvale's common stock increased 6.6% to $14.75 at June 30, 2000 from $13.84 at June 30, 1999 as a result of these increases in shareholders' equity.

                              BOOK VALUE PER SHARE
                                   AT JUNE 30
                                    [GRAPH]

The Bank is a wholly owned subsidiary of Parkvale. The Bank's primary regulators are the Federal Deposit Insurance Corporation ("FDIC") and the Pennsylvania Department of Banking. The Office of Thrift Supervision retains jurisdiction over Parkvale Financial Corporation due to its status as a unitary savings and loan holding company. Parkvale continues to maintain a "well capitalized" status, sustaining a 6.7% capital level as of June 30, 2000. Strong capitalization allows Parkvale to continue building shareholder value through traditionally conservative operations and potentially profitable growth opportunities. Management is not aware of any trends, events, uncertainties or recommendations by any regulatory authority that will have, or that are reasonably likely to have, material effects on Parkvale's liquidity, capital resources or operations.

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

                                       12
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

Consolidated Statements of Financial Condition

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                      JUNE 30,
                                                              ------------------------
                           ASSETS                                2000          1999
--------------------------------------------------------------------------------------
Cash and noninterest-earning deposits                         $   14,955    $   10,372
Federal funds sold                                                55,600        64,042
Interest-earning deposits in other banks                           5,360           576
Investment securities available for sale (cost of $15,203 in
  2000 and $15,024 in 1999) (Note B)                              20,044        22,313
Investment securities held to maturity (fair value of
  $99,534 in 2000 and $92,522 in 1999) (Note B)                  101,563        92,818
Loans, net of allowance of $13,368 in 2000 and $13,253 in
  1999 (Note C)                                                1,034,369       995,671
Foreclosed real estate, net of allowance of $8 in 2000 and
  $0 in 1999 (Note D)                                              1,442         1,106
Office properties and equipment, net (Note D)                      6,450         5,102
Intangible assets and deferred charges                               296           343
Prepaid expenses and other assets (Note L)                        10,907         9,537
--------------------------------------------------------------------------------------
           Total assets                                       $1,250,986    $1,201,880
--------------------------------------------------------------------------------------

            LIABILITIES AND SHAREHOLDERS' EQUITY
                        LIABILITIES
--------------------------------------------------------------------------------------
Savings deposits (Note E)                                     $1,080,096    $1,037,416
Advances from Federal Home Loan Bank and other debt (Note F)      73,467        64,708
Advance payments from borrowers for taxes and insurance            8,855         9,277
Other liabilities (Note L)                                         4,302         5,408
--------------------------------------------------------------------------------------
           Total liabilities                                   1,166,720     1,116,809
--------------------------------------------------------------------------------------
            SHAREHOLDERS' EQUITY (NOTES G AND I)
Preferred stock ($1.00 par value; 5,000,000 shares
  authorized; 0 shares issued)                                        --            --
Common stock ($1.00 par value; 10,000,000 shares authorized;
  6,734,894 shares issued)                                         6,735         6,735
Additional paid-in capital                                         4,495         4,843
Treasury stock at cost--1,022,957 shares in 2000 and 589,181
  shares in 1999                                                 (18,471)      (10,545)
Accumulated other comprehensive income                             3,075         4,628
Retained earnings                                                 88,432        79,410
--------------------------------------------------------------------------------------
           Total shareholders' equity                             84,266        85,071
--------------------------------------------------------------------------------------
           Total liabilities and shareholders' equity         $1,250,986    $1,201,880
--------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                                       13
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

Consolidated Statements of Operations

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEARS ENDED JUNE 30,
                                                              -----------------------------
                                                               2000       1999       1998
-------------------------------------------------------------------------------------------
INTEREST INCOME:
  Loans                                                       $74,253    $68,609    $58,844
  Investments                                                   7,774      5,973      8,497
  Federal funds sold                                            2,643      5,129      6,679
-------------------------------------------------------------------------------------------
     Total interest income                                     84,670     79,711     74,020
-------------------------------------------------------------------------------------------
INTEREST EXPENSE:
  Savings deposits (Note E)                                    46,408     44,791     42,686
  Borrowings                                                    3,427      3,381      1,504
-------------------------------------------------------------------------------------------
     Total interest expense                                    49,835     48,172     44,190
-------------------------------------------------------------------------------------------
Net interest income                                            34,835     31,539     29,830
Provision for loan losses (Note C)                                236        196        255
-------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES            34,599     31,343     29,575
-------------------------------------------------------------------------------------------
NONINTEREST INCOME:
  Service charges on deposit accounts                           2,230      1,764      1,409
  Other service charges and fees                                  784        827        738
  Gain on sale of assets (Note J)                                  --        610      2,148
  Miscellaneous                                                   549        458        414
-------------------------------------------------------------------------------------------
     Total other income                                         3,563      3,659      4,709
-------------------------------------------------------------------------------------------
NONINTEREST EXPENSES:
  Compensation and employee benefits                            9,810      8,812      7,991
  Office occupancy                                              2,820      2,341      2,177
  Marketing                                                       472        399        442
  FDIC insurance                                                  409        570        555
  Office supplies, telephone, and postage                       1,192      1,047        952
  Miscellaneous                                                 2,665      2,619      4,664
-------------------------------------------------------------------------------------------
     Total other expenses                                      17,368     15,788     16,781
-------------------------------------------------------------------------------------------
Income before income taxes                                     20,794     19,214     17,503
Income tax expense (Note H)                                     7,576      7,116      6,385
-------------------------------------------------------------------------------------------
NET INCOME                                                    $13,218    $12,098    $11,118
-------------------------------------------------------------------------------------------
NET INCOME PER SHARE:
  Basic                                                       $  2.25    $  1.92    $  1.74
  Diluted                                                     $  2.23    $  1.88    $  1.68
-------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                                       14
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

Consolidated Statement of Cash Flows

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
(DOLLAR AMOUNTS IN THOUSANDS)

                                                                    YEARS ENDED JUNE 30,
                                                             -----------------------------------
                                                               2000         1999         1998
------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Interest received                                          $  84,739    $  79,049    $  73,776
  Loan fees received                                               378          768          294
  Other fees and commissions received                            3,438        2,899        2,366
  Interest paid                                                (49,831)     (48,088)     (44,079)
  Cash paid to suppliers and employees                         (17,010)     (18,015)     (13,819)
  Income taxes paid                                             (8,851)      (6,954)      (6,912)
------------------------------------------------------------------------------------------------
       NET CASH PROVIDED BY OPERATING ACTIVITIES                12,863        9,659       11,626
Cash flows from investing activities:
  Proceeds from sales of investment securities available for
     sale                                                           --          633        2,193
  Proceeds from maturities of investments                        4,684      105,725       71,967
  Purchase of investment securities available for sale            (179)      (6,957)        (882)
  Purchase of investment securities held to maturity           (21,816)    (116,012)     (61,506)
  Maturity of deposits in other banks                           (4,784)        (101)        (256)
  Purchase of loans                                            (85,541)    (243,121)    (182,973)
  Proceeds from sales of loans                                   1,422        1,399        2,653
  Principal collected on loans and mortgage-backed
     securities                                                186,955      344,344      275,844
  Loans made to customers, net of loans in process            (133,665)    (247,823)    (193,192)
  Capital expenditures                                          (1,964)      (3,093)        (576)
------------------------------------------------------------------------------------------------
       NET CASH (USED IN) INVESTING ACTIVITIES                 (54,888)    (165,006)     (86,728)
Cash flows from financing activities:
  Net increase in checking and savings accounts                  7,610       23,812       10,264
  Net increase in certificates of deposit                       35,070       64,153       57,944
  Proceeds from FHLB advances                                   10,000       20,000       30,000
  Repayment of FHLB advances                                    (5,012)         (12)      (5,011)
  Net increase (decrease) in other borrowings                    3,771         (370)         (94)
  Net (decrease) in borrowers advances for tax and insurance      (422)        (333)        (494)
  Dividends paid                                                (4,006)      (3,615)      (2,636)
  Allocation of treasury stock to retirement plans                 530          191          395
  Payment for treasury stock                                    (9,378)      (8,590)        (674)
------------------------------------------------------------------------------------------------
       NET CASH PROVIDED BY FINANCING ACTIVITIES                38,163       95,236       89,694
------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents            (3,862)     (60,111)      14,592
Cash and cash equivalents at beginning of year                  74,417      134,528      119,936
------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                     $  70,555    $  74,417    $ 134,528
------------------------------------------------------------------------------------------------
Reconciliation of net income to net cash provided by
  operating activities:
  Net income                                                 $  13,218    $  12,098    $  11,118
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization                                 662          414          491
     Accretion and amortization of fees and discounts              (84)        (783)        (593)
     Loan fees collected and deferred                              378          768          294
     Provision for loan losses                                     236          196          255
     Gain on sale of assets                                         --         (610)      (2,148)
     Decrease (increase) in accrued interest receivable           (300)        (645)        (222)
     Decrease (increase) in other assets                           539          (33)        (571)
     Increase (decrease) in accrued interest payable                 3           84          111
     (Increase) in deferred income tax asset                       716          567          (67)
     (Decrease) increase in other liabilities                   (2,505)      (2,397)       2,958
------------------------------------------------------------------------------------------------
          Total adjustments                                       (355)      (2,439)         508
------------------------------------------------------------------------------------------------
Net cash provided by operating activities                    $  12,863    $   9,659    $  11,626
------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                                       15
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

Consolidated Statements of Shareholders' Equity

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             ACCUMULATED
                                            ADDITIONAL                          OTHER                      TOTAL
                                   COMMON    PAID-IN     TREASURY   ESOP    COMPREHENSIVE   RETAINED   SHAREHOLDERS'
                                   STOCK     CAPITAL      STOCK     DEBT       INCOME       EARNINGS      EQUITY
--------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1997           $4,311    $ 8,034     $ (3,676)  $(330)     $4,015       $62,829       $75,183
--------------------------------------------------------------------------------------------------------------------
1998 net income                                                                              11,118        11,118
Other Comprehensive income, net
  of tax
  Unrealized gains on securities
    of $1,625, net of
    reclassification adjustment
    for gains included in net
    income of $1,364                                                              261                         261
                                                                                                          -------
    Comprehensive income                                                                                   11,379
Principal payments on ESOP debt                                       276                                     276
Transfer to reflect 5-for-4 split   1,077     (1,077)                                                           0
Treasury stock purchased                                     (674)                                           (674)
Treasury stock contributed to
  benefit plan                                    37           27                                              64
Additional borrowings by ESOP                                        (222)                                   (222)
Exercise of stock options                       (342)       1,272                                             930
Cash dividends declared on common
  stock at $.448 per share                                                                   (2,876)       (2,876)
--------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1998            5,388      6,652       (3,051)   (276)      4,276        71,071        84,060
--------------------------------------------------------------------------------------------------------------------
1999 net income                                                                              12,098        12,098
Other Comprehensive income, net
  of tax
  Unrealized gains on securities
    of $739, net of
    reclassification adjustment
    for gains included in net
    income of $387                                                                352                         352
                                                                                                          -------
    Comprehensive income                                                                                   12,450
Principal payments on ESOP debt                                       276                                     276
Transfer to reflect 5-for-4 split   1,347     (1,347)                                                           0
Treasury stock purchased                                   (8,590)                                         (8,590)
Treasury stock contributed to
  benefit plan                                    11          191                                             202
Exercise of stock options                       (473)         905                                             432
Cash dividends declared on common
  stock at $.60 per share                                                                    (3,759)       (3,759)
--------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1999            6,735      4,843      (10,545)      0       4,628        79,410        85,071
--------------------------------------------------------------------------------------------------------------------
2000 NET INCOME                                                                              13,218        13,218
UNREALIZED SECURITY GAINS
  (LOSSES) ON AVAILABLE-FOR-SALE
  SECURITIES                                                                   (1,553)                     (1,553)
                                                                                                          -------
  COMPREHENSIVE INCOME                                                                                     11,665
TREASURY STOCK PURCHASED                                   (9,378)                                         (9,378)
TREASURY STOCK CONTRIBUTED TO
  BENEFIT PLAN                                                530                                             530
EXERCISE OF STOCK OPTIONS                       (348)         922                                             574
CASH DIVIDENDS DECLARED ON COMMON
  STOCK AT $.72 PER SHARE                                                                    (4,196)       (4,196)
--------------------------------------------------------------------------------------------------------------------
BALANCE AT JUNE 30, 2000           $6,735    $ 4,495     $(18,471)  $   0      $3,075       $88,432       $84,266
--------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                                       16
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

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

   Business

The primary business of Parkvale consists of attracting deposits from the general public in the communities that it serves and investing such deposits, together with other funds, in residential real estate loans, consumer loans, commercial loans and investment securities. Parkvale focuses on providing a wide range of consumer and commercial services to individuals, partnerships and corporations in the greater Pittsburgh metropolitan area, which comprises its primary market area. Parkvale is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by certain regulatory authorities.

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

   Cash and Noninterest-Earning Deposits

The Bank is required to maintain cash and reserve balances with the Federal Reserve Bank. The reserve calculation is 0% of the first $5.0 million of checking deposits, 3% of the next $39.3 million of checking deposits and 10% of total checking deposits over $44.3 million. These required reserves, net of allowable credits, amounted to $1.2 million at June 30, 2000.

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

                                       17
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

--------------------------------------------------------------------------------

   Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination and commitment fees and certain direct origination costs have been deferred and recognized as an adjustment of the yield of the related loan, adjusted for anticipated loan prepayments. Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

Loans are placed on nonaccrual status when in the judgment of management, the probability of collection of principal and interest is deemed to be insufficient to warrant further accrual. All loans which are 90 or more days delinquent are treated as nonaccrual loans. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest ultimately collected is credited to income in the period of recovery.

   Allowance for Loan Losses

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). The Bank's periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, past loan loss experience, current economic conditions, trends within Parkvale's market area and other relevant factors.

The first step in determining the allowance for loan losses is recognizing a specific allowance on individual impaired loans. Nonaccrual, substandard and doubtful commercial and other real estate loans are considered impaired. Impaired loans are generally evaluated based on the present value of the expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. Based on this evaluation, specific loss reserves are established on impaired loans when necessary.

An allowance is recognized for loan losses in the remainder of the loan portfolio based on known and inherent risk characteristics in the portfolio, past loss experience and prevailing market conditions. Because evaluating potential losses involves a high degree of management judgement, a margin is included for the imprecision inherent in making these estimates. While management believes that the allowance is adequate to absorb estimated credit losses in its existing loan portfolio, future adjustments may be necessary in circumstances that differ substantially from the assumptions used in evaluating the adequacy of the allowance for loan losses.

   Earnings per Share

The following table sets forth the computation of basic and diluted earnings per share for the three years ended June 30:

                                                       2000         1999         1998
                                                       ----         ----         ----
Numerator for basic and diluted earnings per share:
  Net income (in 000's)                                $13,218      $12,098      $11,118
Denominator:
  Weighted average shares for basic earnings per
     share                                           5,875,308    6,315,792    6,402,005
  Effect of dilutive employee stock options             60,945      130,944      215,450
                                                     ---------    ---------    ---------
  Weighted average shares for dilutive earnings per
     share                                           5,936,253    6,446,736    6,617,455
                                                     =========    =========    =========
Net income per share:
  Basic                                                  $2.25        $1.92        $1.74
  Diluted                                                $2.23        $1.88        $1.68

   Foreclosed Real Estate

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and recorded at the lower of the carrying amount or fair value of the property less cost to sell. After foreclosure, valuations are periodically

                                       18
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

--------------------------------------------------------------------------------

performed by management and a valuation allowance is established for any declines in the fair value less cost to sell below the property's carrying amount. Revenues, expenses and changes in the valuation allowance are included in the statement of operations. Gains and losses upon disposition are reflected in earnings as realized. Loans transferred to foreclosed real estate during fiscal 2000, 1999 and 1998 were $1.1 million, $997,000 and $3.2 million, respectively. The foreclosures in 2000 & 1999 were primarily due to loans on single family dwellings foreclosed throughout the year. The 1998 foreclosures were mainly due to a deed in lieu of the foreclosure on office buildings previously owned by 200 Meyran Associates.

   Office Property and Equipment

Office property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the various classes of assets. Amortization of leasehold improvements is computed using the straight-line method over the useful lives of the leasehold improvements.

   Stock Based Compensation

Stock options and shares issued under Stock Option Plans are accounted for under Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees. Stock options are granted at exercise prices not less than fair value of the common stock at the date of grant. Under APB 25, no compensation expense is recognized related to these plans. The pro forma impact to net income and earnings per share that would occur if compensation expense was recognized based on the estimated fair value of the options and purchase rights on the date of grant is disclosed in the Notes to Consolidated Financial Statements.

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

The repurchase program that began in April 1999 was completed on October 21, 1999 with purchases of 310,000 shares at an average price of $19.90 per share. A new repurchase program commenced on October 21, 1999 permitting up to 5% of outstanding stock, or 297,000 shares, to be repurchased periodically through October 2000 at prevailing market prices in open-market transactions. At June 30, 2000, this program had repurchases of 279,490 shares at an average price of $16.90 per share, and they represent 4.7% of the outstanding stock at the inception of the program. A new repurchase program was approved on June 15, 2000 permitting the purchase of 5% of outstanding stock, or 284,000 shares, to be repurchased periodically through fiscal 2001 at prevailing market prices in open-market transactions. At June 30, 2000 no shares had been purchased under this program.

   Reclassification

Certain prior year amounts have been reclassified for comparative purposes.

   Effect of New Accounting Standards

The FASB has issued FAS 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. As amended by FAS 137, the standard is effective for fiscal years beginning after June 2000, and will be adopted by Parkvale for the quarter ended September 30, 2000. The impact of adoption is not expected to materially affect Parkvale's financial position or results of operations.

                                       19
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

(Dollar Amounts in Thousands, Except Share Data)
--------------------------------------------------------------------------------

NOTE B--INVESTMENT SECURITIES

The amortized cost, gross unrecorded gains and losses and fair values for investment securities classified as available for sale or held to maturity at June 30 are as follows:

                                                      2000                                              1999
                                 ----------------------------------------------    ----------------------------------------------
                                               GROSS        GROSS                                GROSS        GROSS
                                 AMORTIZED   UNREALIZED   UNREALIZED     FAIR      AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                   COST        GAINS        LOSSES      VALUE        COST        GAINS        LOSSES      VALUE
                                   ----        -----        ------      -----        ----        -----        ------      -----
Available for sale:
FHLMC common stock (112,496
   shares in 2000; 112,496
   shares in 1999)               $    110      $4,446       $   --     $  4,556    $    110      $6,415        $ --      $  6,525
FHLB of Pittsburgh stock            9,363          --           --        9,363       9,184          --          --         9,184
    Equity securities--other        5,730         445           50        6,125       5,730         889          15         6,604
                                 --------      ------       ------     --------    --------      ------        ----      --------
         Total equity
           investments
           available for sale    $ 15,203      $4,891       $   50     $ 20,044    $ 15,024      $7,304        $ 15      $ 22,313
                                 --------      ------       ------     --------    --------      ------        ----      --------
Held to maturity:
U.S. Government and agency
   obligations due:
    Within 1 year                $  3,000      $   --       $   28     $  2,972    $     --      $   --        $ --      $     --
    Within 5 years                 11,000          --          261       10,739      14,000          --         145        13,855
    Within 10 years                 4,610          --          301        4,309       4,610          --         160         4,450
                                 --------      ------       ------     --------    --------      ------        ----      --------
         Total U.S. Government
           and agency
           obligations             18,610          --          590       18,020      18,610           0         305        18,305
Municipal obligations:
    Within 1 year                     700          --            1          699         670           4          --           674
    Within 5 years                  3,110          --           27        3,083       2,985           9          --         2,994
    Within 10 years                 1,575          --           22        1,553       2,400          --           4         2,396
                                 --------      ------       ------     --------    --------      ------        ----      --------
         Total municipal
           obligations              5,385           0           50        5,335       6,055          13           4         6,064
Corporate debt:
    Within 1 year                  27,601          --          433       27,168       4,049          --          22         4,027
    Within 5 years                 22,554          --          461       22,093      34,386          --         409        33,977
    After 10 years                  7,563          --          547        7,016       3,311          10          53         3,268
                                 --------      ------       ------     --------    --------      ------        ----      --------
         Total corporate debt      57,718           0        1,441       56,277      41,746          10         484        41,272
                                 --------      ------       ------     --------    --------      ------        ----      --------
Total U.S. Government and
  agency obligations, municipal
  obligations and corporate
  debt                             81,713           0        2,081       79,632      66,411          23         793        65,641
                                 --------      ------       ------     --------    --------      ------        ----      --------
Mortgage-backed securities at
  June 30:
FHLMC                               6,173          67            5        6,235      12,602         387           3        12,986
FNMA                                1,529          33            7        1,555       2,540          27          --         2,567
GNMA                                2,090          10           39        2,061         505          24          --           529
Collateralized mortgage
  obligations ("CMOs")              9,267         115          122        9,260       9,775         129          90         9,814
Other participation
  certificates                        791          --           --          791         985          --          --           985
                                 --------      ------       ------     --------    --------      ------        ----      --------
         Total mortgage-backed
           securities              19,850         225          173       19,902      26,407         567          93        26,881
                                 --------      ------       ------     --------    --------      ------        ----      --------
Total investments classified as
  held to maturity               $101,563      $  225       $2,254     $ 99,534    $ 92,818      $  590        $886      $ 92,522
                                 --------      ------       ------     --------    --------      ------        ----      --------
         Total investment
           portfolio             $116,766      $5,116       $2,304     $119,578    $107,842      $7,894        $901      $114,835
                                 ========      ======       ======     ========    ========      ======        ====      ========

Mortgage-backed securities are not due at a single maturity date; periodic payments are received on the securities based on the payment patterns of the underlying collateral. Approximately $1,453 of the total mortgage-backed portfolio consists of balloon securities which have stated maturities within one year. The CMOs at June 30, 2000 are all adjustable rate securities and are not deemed to be "high risk" securities as defined by the Federal Financial Institutions Examination Council.

                                       20
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

NOTE C--LOANS

Loans at June 30 are summarized as follows:

                                              2000         1999        1998        1997        1996
                                              ----         ----        ----        ----        ----
Mortgage loans:
  Residential:
     1-4 Family                            $  796,344    $784,259    $683,340    $584,966    $515,150
     Multifamily                               19,482      16,920      13,024      16,825      17,375
  Commercial                                   54,459      43,862      23,508      17,720      19,495
  Other                                        10,387       8,591       6,005       4,787         395
                                           ----------    --------    --------    --------    --------
                                              880,672     853,632     725,877     624,298     552,415
Consumer loans                                131,500     129,452     106,266      90,305      76,224
Commercial business loans                      34,288      23,572      11,592       8,332       8,925
Loans on savings accounts                       2,325       2,749       2,665       3,076       3,285
                                           ----------    --------    --------    --------    --------
  Gross loans                               1,048,785   1,009,405     846,400     726,011     640,849
Less:
  Loans in process                                 15         230          47          78         441
  Allowance for loan losses                    13,368      13,253      13,223      14,266      13,990
  Unamortized discount and deferred loan
     fees                                       1,033         251         372         799         966
                                           ----------    --------    --------    --------    --------
                                           $1,034,369    $995,671    $832,758    $710,868    $625,452
                                           ==========    ========    ========    ========    ========

The following summary sets forth the activity in the allowance for loan losses for the years ended June 30:

                                                  2000       1999       1998       1997       1996
                                                  ----       ----       ----       ----       ----
Beginning balance                                $13,253    $13,223    $14,266    $13,990    $13,136
Provision for losses--mortgage loans                  81        155        150         29        440
Provision for losses--consumer loans                 155         41        105        370        246
Loans recovered                                      136         19        108        116        329
Loans charged off                                   (257)      (285)    (1,406)      (239)      (161)
                                                 -------    -------    -------    -------    -------
Ending balance                                   $13,368    $13,253    $13,223    $14,266    $13,990
                                                 =======    =======    =======    =======    =======

Loans charged off and recovered are as follows:

                                                  2000       1999       1998       1997       1996
                                                  ----       ----       ----       ----       ----
Loans recovered:
       Commercial                                $    --    $    --    $    --    $    --    $    --
       Consumer                                       31        119         55         56         70
       Mortgage                                      105         --         53         60        259
                                                 -------    -------    -------    -------    -------
     Total recoveries                                136        119        108        116        329
                                                 -------    -------    -------    -------    -------
Loans charged off:
       Commercial                                $   (13)   $    --    $    --    $    --    $    --
       Consumer                                     (239)      (285)      (391)      (227)      (125)
       Mortgage                                       (5)        --     (1,015)       (12)       (36)
                                                 -------    -------    -------    -------    -------
     Total charge-offs                              (257)      (285)    (1,406)      (239)      (161)
                                                 -------    -------    -------    -------    -------
     Net recoveries (charge-offs)                $  (121)   $  (166)   $(1,298)   $  (123)   $   168
                                                 =======    =======    =======    =======    =======

The allowance for loan losses at June 30 consisted of:

Mortgage loans                                   $11,927    $11,815    $11,660    $12,645    $12,579
Consumer loans                                     1,222      1,222      1,347      1,405      1,194
Commercial business loans                            218        216        216        216        217

                                       21
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

At June 30, 2000, Parkvale was committed under various agreements to originate fixed and adjustable rate mortgage loans aggregating $1,363 and $5,489, respectively, at rates ranging from 8.01% to 8.18% for fixed rate and 6.60% to 8.38% for adjustable rate loans, and had $79,554 of unused consumer lines of credit and $8,298 in unused commercial lines of credit. In addition, Parkvale was committed to originate mortgage loans aggregating $285 at 6.50% under a bond program secured by the Allegheny County. Parkvale was also committed to originate commercial loans totaling $13,603 at June 30, 2000. Available but unused consumer and commercial credit card lines amounted to $11,134 and $299, respectively, at June 30, 2000.

At June 30, Parkvale serviced loans for the benefit of others as follows:
2000--$3,439, 1999--$3,917 and 1998--$5,817.

At June 30, 2000, Parkvale's loan portfolio consisted primarily of residential real estate loans collateralized by single and multifamily residences, nonresidential real estate loans secured by industrial and retail properties and consumer loans including lines of credit. Parkvale has geographically diversified its mortgage loan portfolio, having loans outstanding in 49 states and the District of Columbia. Parkvale's highest concentrations are in the following states/area along with their respective share of the outstanding mortgage loan balance: Pennsylvania--36.2%; Ohio--11.3%; and greater Washington, D.C. area--7.3%. The ability of debtors to honor these contracts depends largely on economic conditions affecting the Pittsburgh, Columbus and greater Washington D.C. metropolitan areas, with repayment risk dependent on the cash flow of the individual debtors. Substantially all mortgage loans are secured by real property with a loan amount of generally no more than 80% of the appraised value at the time of origination. Mortgage loans in excess of 80% of appraised value generally require private mortgage insurance.

At June 30, the amount of interest income of nonaccrual loans that had not been recognized in interest income was $150 for 2000, and $102 for 1999. There were no loans considered impaired at June 30, 2000 and at June 30, 1999. Additionally, these loans have been included in management's assessment of the adequacy of general valuation allowances. The average recorded investment in impaired loans was $93 during fiscal 2000 and $196 during fiscal 1999.
--------------------------------------------------------------------------------
NOTE D--OFFICE PROPERTIES AND EQUIPMENT AND FORECLOSED REAL ESTATE

Office properties and equipment at June 30 are summarized by major classification as follows:

                                                        2000       1999       1998
                                                        ----       ----       ----
Land                                                   $ 1,154    $   518    $  318
Office buildings and leasehold improvements              5,661      5,077     3,969
Furniture, fixtures and equipment                        6,058      5,434     3,649
                                                       -------    -------    ------
                                                        12,873     11,029     7,936
Less accumulated depreciation and amortization           6,423      5,927     5,559
                                                       -------    -------    ------
Office properties and equipment, net                   $ 6,450    $ 5,102    $2,377
                                                       =======    =======    ======
Depreciation expense                                   $   616    $   368    $  326
                                                       =======    =======    ======

The balance of foreclosed real estate consists primarily of commercial property.

A summary of foreclosed real estate at June 30 is as follows:

                                                          2000      1999      1998
                                                          ----      ----      ----
Real estate acquired through foreclosure:                $1,450    $1,106    $2,377
Allowance for losses                                         (8)       --       (15)
                                                         ------    ------    ------
                                                         $1,442    $1,106    $2,362
                                                         ======    ======    ======

                                       22
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

Changes in the allowance for losses on foreclosed real estate for the years ended June 30 were as follows:

                                                             2000    1999    1998
                                                             ----    ----    ----
Beginning balance                                            $  0    $ 15    $  0
Provision for losses                                           33      --      15
Less charges to allowance                                     (25)    (15)     --
                                                             ----    ----    ----
                                                             $  8    $  0    $ 15
                                                             ====    ====    ====

--------------------------------------------------------------------------------
NOTE E--SAVINGS DEPOSITS

The following schedule sets forth interest expense for the years ended June 30 by type of deposit:

                                                      2000        1999       1998
                                                      ----        ----       ----
Checking and money market accounts                   $ 1,845    $  1,980    $ 2,197
Passbook accounts                                      2,905       3,038      3,432
Certificates                                          41,658      39,773     37,057
                                                     -------    --------    -------
                                                     $46,408    $ 44,791    $42,686
                                                     =======    ========    =======

A summary of savings deposits at June 30 is as follows:

                                                 2000                   1999
                                          -------------------    -------------------
                                            AMOUNT        %        AMOUNT        %
                                            ------        -        ------        -
Transaction accounts:
  Checking and money market accounts      $  129,121     12.0    $  131,707     12.7
  Checking accounts--noninterest-bearing      41,464      3.8        26,713      2.6
  Passbook accounts                          137,579     12.7       141,381     13.6
                                          ----------    -----    ----------    -----
                                             308,164     28.5       299,801     28.9
Certificates of deposit                      761,490     70.5       727,800     70.2
                                          ----------    -----    ----------    -----
                                           1,069,654     99.0     1,027,601     99.1
Accrued Interest                              10,442      1.0         9,815      0.9
                                          ----------    -----    ----------    -----
                                          $1,080,096    100.0    $1,037,416    100.0
                                          ==========    =====    ==========    =====

The aggregate amount of time deposits over $100 was $75,022 and $63,661 at June 30, 2000 and 1999, respectively.

At June 30, the scheduled maturities of certificate accounts were as follows:

MATURITY PERIOD                                                 2000        1999
---------------                                                 ----        ----
1-12 months                                                   $344,357    $390,220
13-24 months                                                   182,628     177,811
25-36 months                                                   125,717      69,257
37-48 months                                                    28,825      11,083
49-60 months                                                    23,885       8,390
Thereafter                                                      56,078      71,039
                                                              --------    --------
                                                              $761,490    $727,800
                                                              ========    ========

                                       23
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

NOTE F--ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER DEBT

The advances from the FHLB at June 30 consisted of the following:

                                                                   2000                      1999
                                                           --------------------      ---------------------
                                                                      INTEREST                   INTEREST
                                                           BALANCE     RATE %        BALANCE      RATE %
                                                           -------     ------        -------      ------
Due within one year                                        $   --            --      $  5,000         6.24
Due within five years                                      15,000     5.82-6.82        15,000    5.82-6.82
Due within ten years                                       40,000     4.86-5.76        40,000    4.86-5.76
Due within twenty years                                    10,647     3.00-6.75           659    3.00-6.27
                                                          -------                    --------
                                                          $65,647                    $ 60,659
                                                          =======                    ========
Weighted average interest rate at end of period                            5.80%                     5.68%
                                                                      =========                  =========

The FHLB advances are secured by Parkvale's FHLB stock and investment securities and are subject to substantial prepayment penalties

Other debt consists of recourse loans and commercial investment agreements with certain commercial checking account customers. These daily borrowings had balances of $7,820 and $4,049 at June 30, 2000 and 1999, respectively.
--------------------------------------------------------------------------------
NOTE G--REGULATORY CAPITAL

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

Quantitative measures established by regulation to ensure capital adequacy require Parkvale to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of June 30, 2000, that Parkvale meets all capital adequacy requirements to which it is subject.

As of June 30, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized Parkvale Savings Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

Parkvale's actual regulatory capital amounts and ratios compared to minimum levels are as follows:

                                                                                                TO BE WELL
                                                                        FOR CAPITAL         CAPITALIZED UNDER
                                                                         ADEQUACY           PROMPT CORRECTIVE
                                                    ACTUAL               PURPOSES           ACTION PROVISIONS
                                               ----------------       ---------------       -----------------
                                               AMOUNT    RATIO        AMOUNT    RATIO        AMOUNT     RATIO
                                               ------    -----        ------    -----        ------     -----
AS OF JUNE 30, 2000:
  TOTAL CAPITAL TO RISK WEIGHTED ASSETS        $92,794    11.71%      $63,374    8.00%      $79,218     10.00%
  TIER I CAPITAL TO RISK WEIGHTED ASSETS        80,803    10.20%       31,687    4.00%       47,531      6.00%
  TIER I CAPITAL TO AVERAGE ASSETS              80,803     6.65%       48,558    4.00%       60,698      5.00%
As of June 30, 1999:
  Total Capital to Risk Weighted Assets        $88,792    12.05%      $58,944    8.00%      $73,680     10.00%
  Tier I Capital to Risk Weighted Assets        79,538    10.80%       29,472    4.00%       44,208      6.00%
  Tier I Capital to Average Assets              79,538     6.87%       46,279    4.00%       57,849      5.00%

                                       24
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

NOTE H--INCOME TAXES

Income tax expense (credits) for the years ended June 30 are comprised of:

                                                        2000       1999       1998
                                                       ------      ----       ----
Federal:
  Current                                              $7,541     $6,548     $5,269
  Deferred                                               (716)      (567)        67
State                                                     751      1,135      1,049
                                                       ------     ------     ------
                                                       $7,576     $7,116     $6,385
                                                       ======     ======     ======

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Parkvale's deferred tax assets and liabilities at June 30 are as follows:

                                                               2000         1999
                                                               ----         ----
Deferred tax assets:
  Book bad debt reserves                                      $4,579       $4,370
  Deferred loan fees                                             361          289
  Purchase accounting adjustments                                 70           76
  Fixed assets                                                   362           85
  Deferred compensation                                          188          181
  Other, net                                                      28           89
                                                              ------       ------
     Total deferred tax assets                                 5,588        5,090
                                                              ------       ------
Deferred tax liabilities:
  Tax bad debt reserves                                          603          820
  Unrealized gains on securities available for sale            1,767        2,660
                                                              ------       ------
     Total deferred tax liabilities                            2,370        3,480
                                                              ------       ------
     Net deferred tax assets                                  $3,218       $1,610
                                                              ======       ======

No valuation allowance was required at June 30, 2000 or 1999.

Parkvale's effective tax rate differs from the expected federal income tax rate for the years ended June 30 as follows:

                                                   2000             1999             1998
                                               -------------    -------------    -------------
Expected federal statutory income tax
  provision/rate                               $7,278   35.0%   $6,533   34.0%   $5,951   34.0%
Tax-exempt interest                              (152)  -0.7%     (137)  -0.7%      (67)  -0.4%
State income taxes, net of federal benefit        488    2.3%      749    3.9%      692    4.0%
Other                                             (38)  -0.2%      (29)  -0.2%     (191)  -1.1%
                                               ------   ----    ------   ----    ------   ----
Effective total income tax provision           $7,576   36.4%   $7,116   37.0%   $6,385   36.5%
                                               ======   ====    ======   ====    ======   ====

Prior to 1996, savings institutions that met certain definitional tests and operating requirements prescribed by the Internal Revenue Code were allowed a special bad debt deduction which was based on either experience formulas or a percentage of taxable income before such deduction. For tax years from 1987 to 1995, the percentage of taxable income bad debt deduction was 8% of adjusted taxable income. The Small Business Job Protection Act of 1996 passed in August 1996 eliminated the special bad debt deduction granted solely to thrifts. This results in the payment of taxes on $690 annually over a six-year period from 1997 to 2002, which are disclosed as "tax bad debt reserves" as a deferred tax liability.

The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax which is calculated at 11.5% of Pennsylvania earnings based on generally accepted accounting principles with certain adjustments.

                                       25
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

NOTE I--EMPLOYEE COMPENSATION PLANS

      Retirement Plan

Parkvale provides eligible employees participation in a 401(k) defined contribution plan. Benefit expense was $252, $203 and $181 in fiscal years 2000, 1999 and 1998, respectively, which represented a 50% company match on deferred compensation and a profit sharing contribution equal to 2% of eligible compensation.

      Employee Stock Ownership Plan

Parkvale also provides an Employee Stock Ownership Plan ("ESOP") to all employees who have met minimum service and age requirements. Parkvale recognized expense of $538 in fiscal 2000, $509 in fiscal 1999 and $373 in fiscal 1998 for ESOP contributions, which were used to make debt service payments and for the purchase of additional shares of Parkvale's Common Stock in open-market transactions. At June 30, 2000, the ESOP owned 540,127 shares of Parkvale Common Stock.

      Stock Option Plans

Parkvale has Stock Option Plans for the benefit of directors, officers and other selected key employees of Parkvale who are deemed to be responsible for the future growth of Parkvale. All of the original shares under the 1987 Plan have been awarded. In October 1993, the 1993 Directors' Stock Option Plan was adopted. An aggregate of 190,734 shares of authorized but unissued Common Stock of Parkvale was reserved for future issuance. As of June 30, 2000, 137,350 option shares have been granted under this plan. Additionally, the 1993 Key Employee Stock Compensation Program was adopted in October 1993. An aggregate of 461,578 shares of authorized but unissued Common Stock of Parkvale was reserved for future issuance. As of June 30, 2000, 311,603 option shares have been granted under this plan. The 1993 Directors' Stock Option Plan shares were exercisable on the date of the grant. The 1993 Key Employee Stock Compensation Program option shares are 50% exercisable upon six months of continuous service after the grant date and the remaining 50% is exercisable after a year of continuous service from the grant date. At June 30, 2000, all option shares are exercisable, except for 5,000 which become exercisable on December 16, 2000. The following table presents option share data related to the Stock Option Plans for the years indicated.

EXERCISE PRICE PER SHARE        $2.097    $2.851    $14.47*   $10.322   $16.32    $19.625#  $21.50     Total
                                -------   -------   -------   -------   -------   ------    -------   --------
     Share balances at June
       30, 1997                  49,131   153,753    76,292   111,390   129,687                        520,253
       Granted                                       19,069                                             19,069
       Exercised                (49,131)  (98,448)             (6,103)  (14,172)                      (167,854)
       Forfeitures                                                       (4,298)                        (4,298)
                                -------   -------   -------   -------   -------   ------    -------   --------
     June 30, 1998                    0    55,305    95,361   105,287   111,217                        367,170
       Granted                                                                    10,000    110,000    120,000
       Exercised                          (40,776)  (21,070)   (9,455)   (4,905)                       (76,206)
                                -------   -------   -------   -------   -------   ------    -------   --------
     June 30, 1999                    0    14,529    74,291    95,832   106,312   10,000    110,000    410,964
       Granted                                                                    20,000                20,000
       Exercised                          (14,529)  (13,256)  (15,212)   (9,375)                       (52,372)
       Forfeitures                                   (7,642)               (792)            (10,000)   (18,434)
                                -------   -------   -------   -------   -------   ------    -------   --------
     June 30, 2000                    0         0    53,393    80,620    96,145   30,000    100,000    360,158

---------------
* This price represents the average exercise of Director awards made annually in October 1993 to 1997.

# This price represents the average exercise of awards made in fiscal 1999 and fiscal 2000.

Pro forma information regarding net income and earnings per share as required by FAS 123, has been determined as if PFC had accounted for its stock options using that method. The fair value for these options was estimated at the date of the grants using a Black-Scholes option pricing model with assumptions as follows. The risk-free interest rate for the fiscal 2000 grants was 6.17% with a dividend yield of 4.12%. The volatility factor of the expected market price of PFC's common stock is 0.147 and the expected life of the options is nine years.

                                       26
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------
In management's opinion, existing stock option valuation models do not provide a reliable single measure of the fair value of employee stock options that have vesting provisions and are not transferable. In addition, option valuation models require input of highly subjective assumptions including the expected stock price volatility. Because PFC's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Parkvale's pro forma information follows:

                                                           FISCAL YEAR ENDED JUNE 30,
                                                          -----------------------------
                                                           2000       1999       1998
                                                           ----       ----       ----
Net income before stock options                           $13,218    $12,098    $11,118
Compensation expense from stock options:
  Fiscal year ended June 30, 1998 grant                        --         --         83
  Fiscal year ended June 30, 1999 grants                       --        392         --
  Fiscal year ended June 30, 2000 grants                       61         --         --
                                                          -------    -------    -------
Pro forma net income                                      $13,157    $11,706    $11,035
                                                          =======    =======    =======
Pro forma income per share:
     Basic                                                $  2.24    $  1.85    $  1.72
     Diluted                                              $  2.22    $  1.82    $  1.66

--------------------------------------------------------------------------------
NOTE J--GAIN ON SALE OF ASSETS

There no gains from the sale of assets during fiscal 2000.

The $610 gain recognized in fiscal 1999 is related to the sale of equity securities, primarily Federal Home Loan Mortgage Corporation ("FHLMC") stock, in the September 1998 and December 1998 quarters.

The $2,148 gain recognized in fiscal 1998 is related to the sale of 46,200 shares of FHLMC stock in the March 1998 and June 1998 quarterly reporting periods.
--------------------------------------------------------------------------------
NOTE K--LEASES

Parkvale's rent expense for leased real properties amounted to approximately $1,238 in 2000, $1,120 in 1999 and $1,079 in 1998. At June 30, 2000, Parkvale
was obligated under 22 noncancellable operating leases, which expire through 2014. The minimum rental commitments for the fiscal years subsequent to June 30, 2000 are as follows: 2001 -- $1,274, 2002 -- $1,129, 2003 -- $696, 2004 -- $576,
2005 -- $483 and later years -- $2,290.
--------------------------------------------------------------------------------
NOTE L--SELECTED BALANCE SHEET INFORMATION
Selected balance sheet data at June 30 are summarized as follows:

                                2000          1999
                               -------       ------
Prepaid expenses and other
  assets:
  Accrued interest on loans    $ 6,021       $5,967
  Reserve for uncollected
     interest                     (150)        (102)
  Accrued interest on
     investments                 1,190          895
  Other prepaids                   628        1,167
  Net deferred tax asset         3,218        1,610
                               -------       ------
                               $10,907       $9,537
                               =======       ======

                                 1999         1998
                                 ----         ----
Other liabilities:
  Accounts payable and accrued
     expenses                   $2,571       $2,494
  Negative goodwill                296          421
  Other liabilities                766        1,317
  Federal and state income
     taxes payable                 669        1,176
                                ------       ------
                                $4,302       $5,408
                                ======       ======

                                       27
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

NOTE M--QUARTERLY CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                THREE MONTHS ENDED                   YEAR
                                                   --------------------------------------------     ENDED
                                                   SEP. 99     DEC. 99     MAR. 00     JUNE 00     JUNE 00
                                                   --------    --------    --------    --------    --------
Total interest income                              $20,487     $20,866     $21,426     $21,891     $84,670
Total interest expense                              12,096      12,265      12,535      12,939      49,835
                                                   -------     -------     -------     -------     -------
Net interest income                                  8,391       8,601       8,891       8,952      34,835
Provision for loan losses                               33          55          59          89         236
                                                   -------     -------     -------     -------     -------
Net interest income after provision for losses       8,358       8,546       8,832       8,863      34,599
Other income                                           907         871         875         910       3,563
Other expense                                        4,179       4,294       4,400       4,495      17,368
                                                   -------     -------     -------     -------     -------
Income before income taxes                           5,086       5,123       5,307       5,278      20,794
Income tax expense                                   1,889       1,883       1,920       1,884       7,576
                                                   -------     -------     -------     -------     -------
Net income                                         $ 3,197     $ 3,240     $ 3,387     $ 3,394     $13,218
                                                   =======     =======     =======     =======     =======
Net income per share:
  Basic                                            $  0.52     $  0.55     $  0.59     $  0.59     $  2.25
  Diluted                                          $  0.52     $  0.54     $  0.58     $  0.59     $  2.23
-----------------------------------------------------------------------------------------------------------

                                                                THREE MONTHS ENDED                   YEAR
                                                   --------------------------------------------     ENDED
                                                   SEP. 98     DEC. 98     MAR. 99     JUNE 99     JUNE 99
                                                   --------    --------    --------    --------    --------
Total interest income                              $19,448     $19,789     $20,077     $20,397     $79,711
Total interest expense                              11,848      12,186      12,020      12,118      48,172
                                                   -------     -------     -------     -------     -------
Net interest income                                  7,600       7,603       8,057       8,279      31,539
Provision for loan losses                               63          52          44          37         196
                                                   -------     -------     -------     -------     -------
Net interest income after provision for losses       7,537       7,551       8,013       8,242      31,343
Other income                                         1,026       1,037         751         845       3,659
Total other expense                                  3,799       3,866       3,994       4,129      15,788
                                                   -------     -------     -------     -------     -------
Income before income taxes                           4,764       4,722       4,770       4,958      19,214
Income tax expense                                   1,763       1,747       1,766       1,840       7,116
                                                   -------     -------     -------     -------     -------
Net income                                         $ 3,001     $ 2,975     $ 3,004     $ 3,118     $12,098
                                                   =======     =======     =======     =======     =======
Net income per share:
  Basic                                            $  0.47     $  0.47     $  0.47     $  0.51     $  1.92
  Diluted                                          $  0.45     $  0.46     $  0.47     $  0.50     $  1.88

                                       28
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

Note N -- Parent Company Condensed Financial Statements

The condensed balance sheets and statements of income and cash flows for Parkvale Financial Corporation as of June 30, 2000 and 1999 and the years then ended are presented below. PFC's sole subsidiary is Parkvale Savings Bank ("PSB").
              PARKVALE FINANCIAL CORPORATION (PARENT COMPANY ONLY)

                  BALANCE SHEETS
                                     2000      1999
                                  -------   -------
Assets:
  Investment in PSB               $83,991   $84,072
  Cash                                416       909
  Other equity investments          1,010     1,411
  Other assets                         53        --
                                  -------   -------
    Total assets                  $85,470   $86,392
                                  =======   =======
Liabilities and Shareholders'
  Equity:
  Accounts payable                $    71   $   148
  Deferred taxes                      105       251
  Dividends payable                 1,029       922
  Shareholders' equity             84,265    85,071
                                  -------   -------
    Total liabilities and
       shareholders' equity       $85,470   $86,392
                                  =======   =======

                 STATEMENTS OF INCOME
                              2000      1999      1998
                           -------   -------   -------
Dividends from PSB         $12,000   $11,000   $ 3,000
Gain on sale of assets          --        20        --
Other income                    98       101       120
Operating expenses             (98)     (121)     (120)
Income before equity in
  undistributed earnings
  of subsidiary             12,000    11,000     3,000
Equity in undistributed
  income of PSB              1,218     1,098     8,118
                           -------   -------   -------
    Net income             $13,218   $12,098   $11,118
                           =======   =======   =======

                                  STATEMENTS OF CASH FLOWS
                                                                  2000        1999       1998
                                                              --------    --------    -------
Cash flows from operating activities:
  Management fee income received                              $     98    $    101    $   120
  Dividends received                                            12,000      11,000      3,000
  Taxes received from PSB                                           33         336        453
  Cash paid to suppliers                                          (174)        (94)       (79)
    Net cash provided by operating activities                  711,957      11,343      3,494
                                                              --------    --------    -------
Cash flows from investing activities:
  Equity investments purchased                                      --         (31)        --
  Proceeds from sales of equity investments                         --          33         --
                                                              --------    --------    -------
    Net cash provided by investing activities                        0           2         --
                                                              --------    --------    -------
Cash flows from financing activities:
  Payment for treasury stock                                    (8,890)     (8,524)      (674)
  Allocation of treasury stock to retirement plans                 530         428        395
  Dividends paid to stockholders                                (4,090)     (3,618)    (2,636)
  Loan to PFC ESOP                                                  --          --       (222)
  Principal collected on ESOP loan                                  --         276        275
                                                              --------    --------    -------
    Net cash used in financing activities                      (12,450)    (11,438)    (2,862)
                                                              --------    --------    -------
Net increase(decrease) in cash and cash equivalents               (493)        (93)       632
Cash and cash equivalents at beginning of year                     909       1,002        370
                                                              --------    --------    -------
Cash and cash equivalents at end of year                      $    416    $    909    $ 1,002
                                                              ========    ========    =======
Reconciliation of net income to net cash provided by
  operating activities:
  Net income                                                  $ 13,218    $ 12,098    $11,118
  Adjustments to reconcile net income to net cash provided
    by operating activities:
       Undistributed income of PSB                              (1,218)     (1,098)    (8,118)
       Gain on sale of assets                                        0         (20)
       Taxes received from PSB                                      33         336        453
       Increase in accrued expenses                                (76)         27         41
                                                              --------    --------    -------
    Net cash provided by operating activities                 $ 11,957    $ 11,343    $ 3,494
                                                              ========    ========    =======

                                       29
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

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

                                                      2000                                1999
                                           ---------------------------         ---------------------------
                                            ESTIMATED        CARRYING           ESTIMATED        CARRYING
                                           FAIR VALUE         VALUE            FAIR VALUE         VALUE
FINANCIAL ASSETS:                          ----------         -----            ----------         -----
  Cash and noninterest-earning deposits    $   14,955       $   14,955         $   10,372       $   10,372
  Federal funds sold                           55,600           55,600             64,042           64,042
  Interest-earning deposits in other
     banks                                      5,360            5,360                576              576
  Investment securities                        99,676          101,757             87,924           88,724
  Mortgage-backed securities                   19,902           19,850             26,881           26,407
  Loans receivable                          1,043,572        1,047,737          1,008,728          995,671
                                           ----------       ----------         ----------       ----------
                                           $1,239,065       $1,245,259         $1,198,523       $1,185,792
                                           ==========       ==========         ==========       ==========
FINANCIAL LIABILITIES:
  Checking, savings and money market
     accounts                              $  308,164       $  308,164         $  299,801       $  299,801
  Savings certificates                        749,913          761,490            729,229          727,800
  Advances from Federal Home Loan Bank         62,381           65,647             59,026           60,659
  Commercial investment agreements              7,228            7,820              4,049            4,049
                                           ----------       ----------         ----------       ----------
                                           $1,127,686       $1,143,121         $1,092,105       $1,092,309
                                           ==========       ==========         ==========       ==========
Off-Balance Sheet Instruments              $      (30)              --         $     (412)              --

                                       30
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

REPORT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------
ERNST & YOUNG LLP [LOGO]
--------------------------------------------------------------------------------

The Board of Directors
Parkvale Financial Corporation

We have audited the accompanying consolidated statements of financial condition of Parkvale Financial Corporation ("Parkvale") as of June 30, 2000 and 1999, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the three years in the period ended June 30, 2000. These financial statements are the responsibility of Parkvale's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial condition of Parkvale Financial Corporation at June 30, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2000 in conformity with accounting principles generally accepted in the United States.

Pittsburgh, Pennsylvania                                   /s/ Ernst & Young LLP
July 18, 2000
                                       31
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

Capital Stock Information

       o      ANNUAL MEETING
              The Annual Meeting of Shareholders will be held at 10:00 a.m., Thursday,
              October 26, 2000, at the Pittsburgh Athletic Association, 4215 Fifth Avenue,
              Pittsburgh, Pennsylvania.

       o      STOCK LISTING AND DIVIDENDS
              Parkvale's Common Stock is traded in the over-the-counter market and quoted on the NASDAQ National Market System under the symbol "PVSA." Prices shown below are based on the prices reported by the NASDAQ system, with appropriate adjustments for the 5-for-4 stock split in October 1998.

           FOR THE QUARTER ENDED                       HIGH        LOW        DIVIDENDS
           ---------------------                       ----        ---        ---------
              June 00                                 $18.75      $15.50        $0.18
              March 00                                 16.94       15.00         0.18
              December 99                              19.75       15.75         0.18
              September 99                             22.25       17.63         0.18
              June 99                                 $26.00      $18.81        $0.15
              March 99                                 23.00       19.25         0.15
              December 98                              24.00       19.60         0.15
              September 98                             28.00       23.20         0.15

              There were 5,695,237 shares of Common Stock outstanding as of August 28, 2000, the Voting Record Date, which shares were held as of such date by approximately
              500 holders of record.

       o      TRANSFER AGENT
              Registrar and Transfer Company
              10 Commerce Drive
              Cranford, NJ 07016
              Toll free phone: 1 (800) 368-5948
              Fax: (908) 497-2312

       o      INFORMATION REQUESTS
              A copy of the 2000 Annual Report of Parkvale Financial Corporation on Form 10-K
              filed with the Securities and Exchange Commission, and a list of exhibits thereto, will be furnished to shareholders without charge upon their written request to the Treasurer of the Corporation at its Headquarters Office, 4220
              William Penn Highway, Monroeville, PA 15146. The telephone number is (412)
              373-7200.

              Parkvale's web site is http://www.parkvale.com

                                       32
--------------------------------------------------------------------------------
               2000 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT