Form 10-K, Exhibit 13
period 2001-06-30
PARKVALE FINANCIAL CORP
filed 2001-09-17
CIK 820907

                                                                      Exhibit 13


                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(dollar amounts in thousands except per share data)

BALANCE SHEET DATA AT JUNE 30:                                    2001          2000          1999           1998          1997
--------------------------------------------------------------------------------------------------------------------------------
Total assets                                                $1,407,864    $1,250,986    $1,201,880     $1,095,373      $991,239
Loans                                                        1,113,264     1,034,369       995,671        832,758       710,868
Investment securities                                          145,017       121,607       115,131        113,992       149,580
Savings deposits                                             1,180,797     1,080,096     1,037,416        949,452       881,244
FHLB advances and other debt                                   119,316        73,467        64,708         45,091        20,196
Shareholders' equity                                            95,094        84,266        85,071         84,060        75,183
Book value per share                                             16.78         14.75         13.84          13.00         11.87

OPERATING DATA FOR THE YEAR ENDED JUNE 30:                        2001          2000          1999           1998          1997
--------------------------------------------------------------------------------------------------------------------------------

Total interest income                                          $93,956       $84,670       $79,711        $74,020       $68,380
Total interest expense                                          58,166        49,835        48,172         44,190        40,352
--------------------------------------------------------------------------------------------------------------------------------

Net interest income                                             35,790        34,835        31,539         29,830        28,028
Provision for loan losses                                          320           236           196            255           399
--------------------------------------------------------------------------------------------------------------------------------

Net interest income after provision for loan losses             35,470        34,599        31,343         29,575        27,629
Other income                                                     4,642         3,563         3,659          4,709         2,174
Other expenses                                                  18,587        17,368        15,788         16,781        18,808
--------------------------------------------------------------------------------------------------------------------------------

Income before taxes                                             21,525        20,794        19,214         17,503        10,995
Income tax expense                                               7,524         7,576         7,116          6,385         4,021
--------------------------------------------------------------------------------------------------------------------------------

Net income                                                     $14,001       $13,218       $12,098        $11,118        $6,974
--------------------------------------------------------------------------------------------------------------------------------

Net income per diluted share                                     $2.43         $2.23         $1.88          $1.68         $1.07
--------------------------------------------------------------------------------------------------------------------------------

OTHER SELECTED DATA (STATISTICAL PROFILE):
YEAR ENDED JUNE 30,                                               2001          2000          1999           1998          1997
--------------------------------------------------------------------------------------------------------------------------------

Average yield earned on all interest-earning assets               7.40%         7.16%         7.11%          7.37%         7.38%
Average rate paid on interest-bearing liabilities                 4.85          4.46          4.57           4.72          4.67
Average interest rate spread                                      2.55          2.70          2.54           2.65          2.71
Net yield on average interest-earning assets                      2.82          2.95          2.81           2.97          3.03
Other expenses to average assets                                  1.42          1.42          1.36           1.63          1.98
Other expenses to average assets*                                 1.42          1.42          1.36           1.42          1.45
Efficiency ratio                                                 45.97         45.23         44.85          48.59         62.27
Efficiency ratio*                                                45.97         45.23         44.85          45.17         45.60
Return on average assets                                          1.07          1.08          1.05           1.08          0.73
Dividend payout ratio                                            29.63         32.29         31.91          26.67         31.36
Return on average equity                                         16.20         16.53         14.98          14.59         10.15
Average equity to average total assets                            6.61          6.56          6.98           7.38          7.23



                          AT JUNE 30,                          2001           2000          1999           1998          1997
--------------------------------------------------------------------------------------------------------------------------------

One year gap to total assets                                      3.37%         2.76%        -5.10%          0.07%        -4.44%
Intangibles to total equity                                       0.26          0.35          0.40           0.46          0.74
Shareholders' equity to assets ratio                              6.75          6.74          7.08           7.67          7.58
Ratio of nonperforming assets to total assets                     0.39          0.30          0.27           0.43          0.27
Nonperforming assets                                            $5,421        $3,784        $3,266         $4,728        $2,654
Allowance for loan losses as a % of gross loans                   1.19%         1.27%         1.30%          1.55%         1.95%
Number of full-service offices                                      33            31            30             29            29
--------------------------------------------------------------------------------------------------------------------------------

* Excludes the effect of litigation expense and gain on sale of assets in fiscal 1998 and the one-time FDIC special assessment in fiscal 1997.


                                 -----------------------------------------------
                                        4                2001 Parkvale Financial

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

-------------------------------------------------

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

FINANCIAL CONDITION

         Parkvale's average interest-earning assets increased $88 million for the year ended June 30, 2001 over fiscal year 2000. This increase was achieved through a larger loan portfolio funded primarily by elevated savings deposit levels. Average loan and average deposit balances rose $51 million and $48 million, respectively, in fiscal year 2001.

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

         Interest rate sensitivity gap analysis provides one indicator of potential interest rate risk by comparing interest-earning assets and interest-bearing liabilities maturing or repricing at similar intervals. The gap ratio is defined as rate-sensitive assets minus rate-sensitive liabilities for a given time period divided by total assets. Parkvale continually monitors gap ratios, and within the IRR framework and in conjunction with the net interest income simulations, implements actions to reduce exposure to fluctuating interest rates. Such actions have included maintaining high liquidity, deploying excess liquidity, increasing the repricing frequency of the loan portfolio and lengthening the overall maturities of interest-bearing liabilities. Management believes these ongoing actions minimize Parkvale's vulnerability to fluctuations in interest rates. The one-year gap ratio has shifted from 2.76% as of June 30, 2000 to 3.37% as of June 30, 2001, and the five-year gap ratio has shifted from 2.96% as of June 30, 2000 to 4.30% as of June 30, 2001. The increase in asset sensitivity is due to a larger position in federal funds sold at year end, due to higher prepayment rates on loans, and a shorter repricing period on adjustable rate mortgages.

         Gap indicators of IRR are not necessarily consistent with IRR simulation estimates. Parkvale utilizes net interest income simulation estimates under various assumed interest rate environments to more fully capture the details of IRR. Assumptions included in the simulation process include measurement over a probable range of potential interest rate changes, prepayment speeds on amortizing financial instruments, other imbedded options, loan and deposit volumes and rates, nonmaturity deposit assumptions and management's capital requirements. The estimated impact on projected net interest income in fiscal 2002 assuming an immediate shift in current interest rates would result in the following percentage changes over fiscal 2001 net interest income: +100 bp, 0.2%; +200 bp, -2.5%; -100 bp, +2.0%; -200 bp, -5.7%. This compares to projected net interest income for fiscal 2000 made at June 30, 2000 over fiscal 2000 actual net interest income of: +100 bp, +3.6%; +200 bp, +0.1%; -100 bp,
+9.8%; -200 bp, +3.3%. The fluctuation in projected net interest income between fiscal 2001 and 2000 is reflective of the change in asset mix during fiscal 2001 as discussed in the Financial Condition section.

ASSET MANAGEMENT. A primary goal of Parkvale's asset management is to maintain a high level of liquid assets. Parkvale defines the following as liquid assets: cash, federal funds sold, certain corporate debt maturing in less than one year, U.S. Government and agency obligations maturing in less than one year and short-term bank deposit accounts. The average daily liquidity was 19.8% for the quarter ended June 30, 2001. During fiscal 2001, Parkvale's investment strategy was to deploy excess liquidity by purchasing single-family ARM loans to enhance yields and reduce the risk associated with rate volatility. Such investments reduce the inherent risk of the volatility of overnight interest rates. If interest rates were to fall substantially, net interest income may decrease if the yield on liquid assets, such as Federal funds sold, were to fall faster than liabilities would reprice.

-----------------------------------------------
Corporation Annual Report               5

                                                         MANAGEMENT'S DISCUSSION
                                  ----------------------------------------------



         Parkvale's lending strategy has been designed to shorten the average maturity of its assets and increase the rate sensitivity of its loan portfolio. In fiscal 2001, 2000 and 1999, 89.5%, 78.7% and 83.7%, respectively, of mortgage loans originated or purchased were adjustable-rate loans. Parkvale has continually emphasized the origination and purchase of ARM loans. ARMs totaled $689.3 million or 72.3% of total mortgage loans at June 30, 2001 versus $609.8 million or 69.3% of total mortgage loans at June 30, 2000. To supplement local mortgage originations, Parkvale purchased loans aggregating $202.2 million, $85.5 million and $243.1 million in fiscal 2001, 2000 and 1999, respectively, from mortgage bankers and other financial institutions. The loan packages purchased were predominately 3/1 and 5/1 ARMs. All of the 2001 purchases were ARMs. The practice of purchasing loans in the secondary market is expected to continue in fiscal 2002 when liquidity exceeds targeted levels. At June 30, 2001, Parkvale had commitments to originate mortgage loans totaling $7.3 million and commercial loans of $6.9 million. Construction loans in process at June 30, 2001 were $27.6 million. Such commitments were expected to be funded from current liquidity.

                         [NET INTEREST INCOME BAR CHART]

         Parkvale continues to increase its consumer loan portfolio through new originations. Home equity lines of credit are granted at up to 120% of collateral value at competitive rates. In general, these loans have shorter maturities and greater interest rate sensitivity and margins than residential real estate loans. At June 30, 2001 and 2000, consumer loans were $132.6 million and $131.5 million which represented a 0.8% and a 1.6% increase over the balances at June 30, 2000 and 1999, respectively. The largest component of consumer loans are fixed-rate second mortgage loans with outstanding balances at June 30, 2001, 2000 and 1999, respectively, of $83.5 million, $81.2 million and $72.9 million. The fiscal 2001 and 2000 consumer portfolio growth is primarily related to consumer demand for fixed-rate shorter term second mortgage loans with average maturities of five years.

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



                                 -----------------------------------------------
                                        6                2001 Parkvale Financial

----------------------------------------


INTEREST-SENSITIVITY ANALYSIS. The following table reflects the maturity and repricing characteristics of Parkvale's assets and liabilities at June 30, 2001:


                                                     Less than
(in thousands, except per share data)                 3 months    4-12 months    1-5 years        5+ years          Total
----------------------------------------------------------------------------------------------------------------------------
INTEREST-SENSITIVE ASSETS:
     ARM and other variable rate loans                 $86,397       $176,825     $387,083        $ 58,706     $  709,012
     Other fixed rate loans, net (1)                    45,477         20,278      108,231         215,779        389,766
     Variable rate mortgage-backed securities           10,427          1,131           --              --         11,558
     Fixed rate mortgage-backed securities (1)             123            368        1,518           2,895          4,903
     Investments and Federal funds sold                119,677         16,525       69,298          14,392        219,892
     Equities, primarily FHLB and FHLMC                     --          5,005        9,658           8,974         23,637
----------------------------------------------------------------------------------------------------------------------------
Total interest-sensitive assets                       $262,101       $220,132     $575,788        $300,747     $1,358,768
----------------------------------------------------------------------------------------------------------------------------
Ratio of interest-sensitive assets to total assets        18.6%          15.6%        40.9%           21.4%          96.6%
----------------------------------------------------------------------------------------------------------------------------
INTEREST-SENSITIVE LIABILITIES:
     Passbook deposits and club accounts (2)            $3,436        $21,259      $24,060         $95,555       $144,310
     Checking accounts (3)                              29,734          9,786       19,572         106,961        166,053
     Money market deposit accounts                          --         16,538       16,538              --         33,076
     Certificates of deposit                           108,234        237,856      426,958          50,613        823,661
     FHLB advances and other borrowings                  8,025             --       75,530          35,761        119,316
----------------------------------------------------------------------------------------------------------------------------
Total interest-sensitive liabilities                  $149,429       $285,439     $562,658        $288,890     $1,286,416
----------------------------------------------------------------------------------------------------------------------------
Ratio of interest-sensitive liabilities to
     total liabilities and equity                         10.6%          20.3%        40.0%           20.5%          91.5%
----------------------------------------------------------------------------------------------------------------------------
Ratio of interest-sensitive assets to
     interest-sensitive liabilities                      175.4%          77.1%       102.3%          104.1%         105.6%
----------------------------------------------------------------------------------------------------------------------------
Periodic Gap to total assets                              8.01%         (4.64%)       0.93%           0.84%          5.14%
----------------------------------------------------------------------------------------------------------------------------
Cumulative Gap to total assets                            8.01%          3.37%        4.30%           5.14%
----------------------------------------------------------------------------------------------------------------------------

         (1) Includes total repayments and prepayments at an assumed rate of 10% per annum, compared with 10% per annum for fiscal 2000, for fixed-rate mortgage loans and mortgage-backed securities, with the amounts for other loans based on the estimated remaining loan maturity by loan type.

         (2) Assumes passbook deposits are rate sensitive at the rate of 17.1% per annum, compared with 17.8% for fiscal 2000.

         (3) Includes preferred plus accounts which are assumed to be immediately rate sensitive and checking accounts which are assumed to be rate sensitive at 7.2% in the first year and 3.6% per annum thereafter, compared with 7.3% and 4.1%, respectively, for fiscal 2000.

LIABILITY MANAGEMENT. Parkvale's favorable liquidity allows investment decisions to be made with the funding source as a secondary issue. Deposits are priced according to management's asset/liability objectives, alternate funding sources and competition. A concentrated effort is made to extend the maturities of deposits by offering highly competitive rates for longer term certificates. Certificates of deposit maturing after one year as a percent of total deposits are 40.4% at June 30, 2001 and 38.6% at June 30, 2000. The increase in longer term certificates is attributable to rate specials accepted by consumers throughout fiscal 2001.

         Parkvale has also made a concentrated effort to increase low cost deposits by attracting new checking customers to our community branch offices. Checking accounts at June 30, 2001 and 2000 have increased by 24.3% and 14.8%, respectively, showing growing acceptance of Parkvale as a full service bank. Parkvale's primary sources of funds are deposits received through its branch network, loan and mortgage-backed security repayments and advances from the Federal Home Loan Bank ("FHLB"). FHLB advances can be used on a short-term basis for liquidity purposes or on a long-term basis to support lending activities.

-----------------------------------------------
Corporation Annual Report           7

                                                         MANAGEMENT'S DISCUSSION
                                  ----------------------------------------------



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

         Credit risk is increased by lending and investing activities that concentrate a financial institution's earning assets in a way that exposes the institution to a material loss from any single occurrence or group of related occurrences. Diversifying loans and investments to prevent concentrations of risks is one manner a financial institution can reduce potential losses due to credit risk. Examples of asset concentrations would include, but not be limited to, geographic concentrations, loans or investments of a single type, multiple loans to a single borrower, loans made to a single type of industry and loans of an imprudent size relative to the total capitalization of the institution. For loans purchased and originated, Parkvale has taken steps to reduce exposure to credit risk by emphasizing low-risk, single-family mortgage loans, which comprise 75.3% of the gross loan portfolio as of June 30, 2001. The next largest component of the loan portfolio are consumer loans at 12.0%, which generally consist of lower balance second mortgages and home equity loans originated in the greater Pittsburgh area.

ALLOWANCE FOR LOAN LOSSES

         The allowance for loan loss was $13.4 million at June 30, 2001 and June 30, 2000 or 1.19% and 1.27% of gross loans at June 30, 2000 and June 30 2001, respectively. The adequacy of the allowance for loan loss is determined by management through evaluation of the loss potential on individual nonperforming, delinquent and high dollar loans, economic and business trends, growth and composition of the loan portfolio and historical loss experience, as well as other relevant factors.

         The allowance for loan loss is continually monitored by management to identify potential portfolio risks and detect potential credit deterioration in the early stages. Management then establishes reserves based upon its evaluation of the inherent risks in the loan portfolio. Management believes the allowance for loan loss is adequate to absorb probable loan losses.

         Nonperforming assets, which are defined as nonaccrual loans and real estate owned, were $5.4 million, $3.8 million and $3.3 million at June 30, 2001, 2000 and 1999, respectively, representing 0.39%, 0.30% and 0.27 of total assets at the end of each respective year. Of the nonperforming assets at June 30, 2001, $3.8 million was real estate owned and $1.6 million represented nonaccrual loans.

         In addition, loans totaling $857,000 were classified as substandard for regulatory purposes at June 30, 2001. These loans, while current or less than 90 days past due, have exhibited characteristics which warrant special monitoring. Examples of these concerns include irregular payment histories, questionable collateral values, investment properties having cash flows insufficient to service debt, and other financial inadequacies of the borrower. These loans are constantly monitored with efforts being directed towards resolving the underlying concerns while continuing with the performing status classification of such loans.


                                 -----------------------------------------------
                                        8                2001 Parkvale Financial

----------------------------------------

YIELDS EARNED AND RATES PAID

         The following table sets forth the average yields earned on Parkvale's interest-earning assets and the average rates paid on its interest-bearing liabilities, the resulting average interest rate spreads, the net yield on interest-earning assets and the weighted average yields and rates at June 30, 2001.

                                                              Year Ended June 30,                    At June 30,
------------------------------------------------------------------------------------------------------------------
                                                   2001             2000              1999              2001
------------------------------------------------------------------------------------------------------------------
Average yields on (1):
     Loans                                         7.60%            7.33%             7.44%             7.50%
     Investments (2)                               5.64             6.33              5.96              3.75
     Federal funds sold                            6.68             5.73              5.15              6.57
------------------------------------------------------------------------------------------------------------------
All interest-earning assets                        7.40             7.16              7.11              7.39
------------------------------------------------------------------------------------------------------------------
Average rates paid on (1):
     Savings deposits                              4.77             4.39              4.50              4.67
     Borrowings                                    5.70             5.67              5.77              5.65
------------------------------------------------------------------------------------------------------------------
All interest-bearing liabilities                   4.84             4.46              4.57              4.76
------------------------------------------------------------------------------------------------------------------
Average interest rate spread                       2.56             2.70%             2.54%             2.63%
------------------------------------------------------------------------------------------------------------------
Net yield on interest-earning assets(3)            2.82%            2.95%             2.81%


         (1) Average yields and rates are calculated by dividing the interest income or expense for the period by the average balance for the year. The weighted averages at June 30, 2001 are based on the weighted average contractual interest rates. Nonaccrual loans are excluded in the average yield and balance calculations.

         (2) Includes held-to-maturity and available-for-sale investments, including mortgage backed securities and interest- bearing deposits.

         (3) Net interest income on a tax equivalent basis divided by average interest-earning assets.

         The following table presents for the periods indicated the average balances of each category of interest-earning assets and interest-bearing liabilities.

                                                                               Year Ended June 30,
------------------------------------------------------------------------------------------------------------------
(in thousands)                                                         2001              2000             1999
------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
------------------------------------------------------------------------------------------------------------------
     Loans                                                       $1,064,220        $1,013,161       $  921,941
     Investments                                                     66,357           122,764          100,284
     Federal funds sold                                             139,486            46,112           99,549
------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                                     1,270,063         1,182,037        1,121,774
------------------------------------------------------------------------------------------------------------------
Noninterest-earning assets                                           36,943            36,979           35,209
------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                     $1,307,006        $1,219,016       $1,156,983
------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
     Savings deposits                                             1,104,476         1,056,475          994,610
     FHLB advances and other borrowings                              95,732            60,446           58,629
------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities                           1,200,208         1,116,921        1,053,239
------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities                                      20,355            22,122           22,979
------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                 1,220,563         1,139,043        1,076,218
Shareholders' equity                                                 86,443            79,973           80,765
------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND EQUITY                                     $1,307,006        $1,219,016       $1,156,983
------------------------------------------------------------------------------------------------------------------
NET INTEREST-EARNING ASSETS                                      $   69,855        $   65,116       $   68,535
------------------------------------------------------------------------------------------------------------------
Interest-earning assets as a % of interest-bearing liabilities        105.8%            105.8%           106.5%
------------------------------------------------------------------------------------------------------------------

An excess of interest-earning assets over interest-bearing liabilities will enhance a positive interest rate spread. Net interest income has been favorably impacted by high volumes of loan originations and purchases from fiscal 1997 to the early part of fiscal 2000.


-----------------------------------------------
Corporation Annual Report           9

                                                         MANAGEMENT'S DISCUSSION
                                  ----------------------------------------------




RESULTS OF OPERATIONS

         Net income for the year ended June 30, 2001 was $14.0 million or $2.43 per diluted share representing a 6.0% increase from net income of $13.2 million or $2.23 per diluted share for the year ended June 30, 2000.

         A component of the favorable operating results is the $955,000 or 2.7% increase in net interest income over fiscal year 2000. Net interest income is the difference between interest earned on loans and investments and interest paid for deposits and borrowings. A positive interest rate spread is achieved with interest-earning assets in excess of interest-bearing liabilities which results in increased net interest income.

INTEREST INCOME

         Interest income from loans increased by $6.6 million or 8.9% in fiscal 2001. Average loans outstanding increased $50.1 million or 5.0%, primarily due to loan package purchases amounting to $202.2 million during fiscal 2001. Interest income also increased due to an increase in the average loan yield which was 7.33% in fiscal 2000 and rose to 7.60% in fiscal 2001. Interest income on loans increased by $5.6 million or 8.2% from fiscal 1999 to 2000. The average yield on loans decreased from 7.44% in fiscal 1999 to 7.33% in fiscal 2000, and the average outstanding loan balance increased $91.2 million or 9.9% between fiscal 1999 and 2000.

         Interest income on investments increased $1.5 million or 20.0% in fiscal 2001. This is the result of a $16.7 million increase in the average balance. The average yield on investments increased to 6.68% in fiscal 2001 from 6.33% in fiscal 2000 due to the investment of higher yielding corporate debt securities. Interest income on investments increased by $1.8 million or 30.2% from fiscal 1999 to 2000. This was the result of a $22.5 million increase in the average balance.

                          [EFFICIENCY RATIO BAR CHART]

         Interest income from federal funds sold increased $1.1 million from fiscal 2000 to 2001. The increase was attributable to an increase in the average federal funds sold balance from $46.1 million in fiscal 2000 to $66.3 million in fiscal 2001. The increase was funded by the growth of our deposits and liabilities. Conversely, the average yield decreased from 5.73% in fiscal 2000 to 5.64% in fiscal 2001. The target federal funds rate decreased 275 basis points in fiscal 2001 from 6.50% to 3.75% at June 30, 2001, with six rate decreases during the last half of fiscal 2001. The average balance of federal funds sold decreased $53.4 million between fiscal 2000 and 1999, and interest income decreased $2.5 million between the two years. The average yield increased from 5.15% in fiscal 1999 to 5.73% in fiscal 2000. These average yields reflect the changes in the target federal funds interest rate from 5.00% at the beginning of fiscal 2000 to 6.50% at June 30, 2000.

INTEREST EXPENSE

         Interest expense on deposits increased $6.3 million or 13.6% between fiscal 2000 and 2001. The average deposit balance increased $48.0 million or 4.6% in fiscal 2001, coupled with an increase in the average cost from 4.39% in fiscal 2000 to 4.77% in 2001. Interest expense on deposits increased by $1.6 million or 3.6% between fiscal 1999 and 2000. The average deposit balance also increased by $61.9 million between the two fiscal years, mitigated somewhat by a decrease in the average cost from 4.50% in fiscal 1999 to 4.39% in fiscal 2000.

         Interest expense on borrowed money increased by $2.0 million or 59.4% in fiscal 2001, due to new borrowings with the FHLB totaling $51 million at a relatively low average rate of 5.63% during fiscal 2001. The overall average cost of borrowings increased from 5.67% in fiscal 2000 to 5.70% in fiscal 2001. In fiscal 2000, interest expense on borrowed money increased by $46,000 or 1.4% due new borrowings with the FHLB totaling $10 million at the an average rate of 6.73%.

         Net interest income increased $955,000 or 2.7% from fiscal 2000 to 2001. The average interest rate spread decreased to 2.55% in fiscal 2001 from 2.71% in fiscal 2000, while the average net interest earning assets increased $4.7 million. In fiscal 2000, net interest income increased $3.3 million or 10.5%. The average interest rate spread increased from 2.54% in fiscal 1999 to 2.71% in 2000, while average net interest earning assets decreased $3.4 million between the two years.

         At June 30, 2001, the weighted average yield on



                                 -----------------------------------------------
                                        10               2001 Parkvale Financial

----------------------------------------



loans and investments was 7.39%. The average rate payable on liabilities was 4.67% for deposits, 5.65% for borrowings and 4.76% for combined deposits and borrowings.

PROVISION FOR LOAN LOSSES

         The provision for loan losses is an amount added to the allowance against which loan losses are charged. The provision for loan losses was $320,000 in 2001, $236,000 in 2000 and $196,000 in 1999, respectively. The provision increased by $84,000 or 35.6% in fiscal 2001 compared to fiscal year 2000. Aggregate valuation allowances were 1.19% of gross loans as of June 30, 2001. Management believes the allowance for loan losses is adequate to cover the amount of possible credit losses inherent in the loan portfolio as of June 30, 2001.

OTHER INCOME

         Other income increased $1.1 million or 30.3% in fiscal 2001 compared to fiscal 2000. This increase is primarily due to an increase in service charge income and non-deposit investment product growth.

         Service charges on deposit accounts increased by $529,000 or 23.7% in fiscal 2001, mainly due to increased services for all types of deposits and the increase in average balances over fiscal 2000. Other service charges and fees increased by $95,000 or 12.1% in fiscal 2001. Service charges on deposit accounts increased by $466,000 or 26.4% and other service charges and fees decreased by $43,000 or 5.2% between fiscal 2000 and 1999.

         Miscellaneous income increased $455,000 or 82.9% in fiscal 2001, and $91,000, or 19.9%, in fiscal 2000. The primary increase in 2001 came from investment service fee income which increased by $435,000 to $675,000 in fiscal 2001 versus $240,000 in fiscal 2000 and $262,000 in fiscal 1999. Parkvale offers nondeposit investment products directly to customers through an operating division, Parkvale Financial Services.

                [SERVICE CHARGES ON DEPOSIT ACCOUNTS BAR CHART]

OTHER EXPENSE

         Compensation and employee benefits increased by $825,000 or 8.4% during fiscal 2001 and by $998,000 or 11.3% during fiscal 2000 over the respective prior period. Compensation expense increased $606,000 or 7.5% in fiscal 2001 and increased $1.0 million or 14.4% in fiscal 2000. These increases represent normal merit pay increases and increased staffing related to new offices and products. Payroll related taxes increased $41,000 during fiscal 2001 as a direct result of increased compensation.

         Office occupancy expense increased $302,000 or 10.7% in fiscal 2001 and $479,000 or 20.5% in fiscal 2000 over the respective prior period. The increase in fiscal 2001 was a result of the opening of two additional branch office and depreciation expense related to the enhancement to our data processing system and the new voice response system.

         Marketing expenses increased by $48,000 or 10.2% in fiscal 2001 and increased by $73,000 or 18.3% in fiscal 2000. The fiscal 2001 increase is due to the new office promotions and various loan and deposit promotions. The fiscal 2000 increase is due to various savings deposit and home equity promotions.

         Parkvale Savings Bank ("the Bank") is insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF"). FDIC insurance expense was $213,000, $409,000 and $570,000 amortizing to savings deposit premiums averaging 1.91 basis points during fiscal 2001, 3.98 basis points during fiscal 2000 and 5.97 basis points during fiscal 1999, respectively.

         Miscellaneous expenses increased by $75,000 or 2.8% in fiscal 2001 and increased by $46,000 or 1.8% in fiscal 2000.

INCOME TAXES

         Federal and state income tax expense decreased by $52,000 or 0.7% due to a lower effective tax rate as a result from the benefits of certain investments made by the company and its subsidiaries. As discussed in Note H, the effective tax rate for fiscal 2001, 2000 and 1999 was 35.0%, 36.4% and 37.0%, respectively.



-----------------------------------------------
Corporation Annual Report           11

                                ------------------------------------------------



CAPITAL RESOURCES

         Shareholders' equity increased $10.8 million or 12.9% during the year ended June 30, 2001 compared to June 30, 2000. Comprehensive income was $16.3 million while dividends declared were $4.1 million resulting in 29.2% of net income paid to shareholders (equal to $0.72 per share) for fiscal year ended June 30, 2001. Treasury stock purchased in fiscal 2001 was $2.4 million which was partially deployed for funding stock options and benefit plans totaling $962,000. The book value of Parkvale's common stock increased 13.8% to $16.78 at June 30, 2001 from $14.75 at June 30, 2000 as a result of these increases in shareholders' equity.

         The Bank, is a wholly owned subsidiary of Parkvale. The Bank's primary regulators are the Federal Deposit Insurance Corporation ("FDIC") and the Pennsylvania Department of Banking. The Office of Thrift Supervision retains jurisdiction over Parkvale Financial Corporation due to its status as a unitary savings and loan holding company. Parkvale continues to maintain a "well capitalized" status, sustaining a 6.8% capital level as of June 30, 2001. Strong capitalization allows Parkvale to continue building shareholder value through traditionally conservative operations and potentially profitable growth opportunities. Management is not aware of any trends, events, uncertainties or recommendations by any regulatory authority that will have, or that are reasonably likely to have, material effects on Parkvale's liquidity, capital resources or operations.

PENDING ACQUISITION

         On Monday, July 30, 2001, Parkvale Financial Corporation entered into a definitive agreement to purchase the $196 million asset Fayette County based Second National Bank of Masontown. Upon completion of the acquisition, Parkvale Financial Corporation will have approximately $1.6 billion in total assets and a total of 38 branches. The agreement provides the shareholders of Masontown will receive $92.00 per share in cash. The acquisition, which will be accounted for as a purchase, is expected to close in the fourth quarter of 2001 or the first quarter of 2002. The transition has been approved by the boards of directors of both companies and is subject to approval by bank regulatory authorities and Masontown's shareholders. The acquisition is valued at approximately $36.8 million. This reflects 150% of Masontown's book value at June 30, 2001 and 15 times Masontown's last 12-month earnings.

IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services as measured by the consumer price index.

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

                                 -----------------------------------------------
                                        12               2001 Parkvale Financial

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
------------------------------------------------------
(dollar amounts in thousands except share data)

                                                                                                    JUNE 30,
--------------------------------------------------------------------------------------------------------------------
                               ASSETS                                                            2001          2000
--------------------------------------------------------------------------------------------------------------------

Cash and noninterest-earning deposits                                                      $   18,208    $   14,955
Federal funds sold                                                                             97,000        55,600
Interest-earning deposits in other banks                                                       12,351         5,360
Investment securities available for sale (cost of $15,498 in 2001
   and $15,203 in 2000) (Note B)                                                               23,994        20,044
Investment securities held to maturity (fair value of $121,371
   in 2001 and $99,534 in 2000) (Note B)                                                      121,023       101,563
Loans, net of allowance of $13,428 in 2001 and $13,368 in 2000 (Note C)                     1,113,264     1,034,369
Foreclosed real estate, net of allowance of $18 in 2001 and $8 in 2000 (Note D)                 3,762         1,442
Office properties and equipment, net (Note D)                                                   7,116         6,450
Intangible assets and deferred charges                                                            250           296
Prepaid expenses and other assets (Note K)                                                     10,896        10,907
--------------------------------------------------------------------------------------------------------------------
          Total assets                                                                     $1,407,864    $1,250,986
--------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

--------------------------------------------------------------------------------------------------------------------
LIABILITIES
--------------------------------------------------------------------------------------------------------------------

Savings deposits (Note E)                                                                  $1,180,797    $1,080,096
Advances from Federal Home Loan Bank
  and other debt  (Note F)                                                                    119,316        73,467
Advance payments from borrowers for taxes and insurance                                         8,087         8,855
Other liabilities (Note K)                                                                      4,570         4,302
--------------------------------------------------------------------------------------------------------------------
          Total liabilities                                                                 1,312,770     1,166,720
--------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (Notes G and I)
--------------------------------------------------------------------------------------------------------------------
Preferred stock ($1.00 par value; 5,000,000 shares
     authorized; 0 shares issued)                                                                  --            --
Common stock ($1.00 par value; 10,000,000 shares authorized;
      6,734,894 shares issued)                                                                  6,735         6,735
Additional paid-in capital                                                                      4,347         4,495
Treasury stock at cost - 1,067,617 shares in 2001 and 1,022,957 shares in 2000                (19,725)      (18,471)
Accumulated other comprehensive income                                                          5,396         3,075
Retained earnings                                                                              98,341        88,432
--------------------------------------------------------------------------------------------------------------------
          Total shareholders' equity                                                           95,094        84,266
--------------------------------------------------------------------------------------------------------------------
          Total liabilities and shareholders' equity                                       $1,407,864    $1,250,986
--------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

-----------------------------------------
Corporation Annual Report       13

                                           CONSOLIDATED STATEMENTS OF OPERATIONS
                                        ----------------------------------------

(dollar amounts in thousands except per share data)

                                                                                      YEARS ENDED JUNE 30,
(in thousands, except per share data)                                            2001            2000          1999
--------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:

--------------------------------------------------------------------------------------------------------------------
   Loans                                                                      $80,891         $74,253       $68,609
   Investments                                                                  9,322           7,774         5,973
   Federal funds sold                                                           3,743           2,643         5,129
--------------------------------------------------------------------------------------------------------------------
      Total interest income                                                    93,956          84,670        79,711
--------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:

--------------------------------------------------------------------------------------------------------------------
   Savings deposits (Note E)                                                   52,705          46,408        44,791
   Borrowings                                                                   5,461           3,427         3,381
--------------------------------------------------------------------------------------------------------------------
      Total interest expense                                                   58,166          49,835        48,172
--------------------------------------------------------------------------------------------------------------------
Net interest income                                                            35,790          34,835        31,539
Provision for loan losses (Note C)                                                320             236           196
--------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                            35,470          34,599        31,343
--------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:

--------------------------------------------------------------------------------------------------------------------
   Service charges on deposit accounts                                          2,759           2,230         1,764
   Other service charges and fees                                                 879             784           827
   Gain on sale of assets                                                          --              --           610
   Miscellaneous                                                                1,004             549           458
--------------------------------------------------------------------------------------------------------------------
      Total other income                                                        4,642           3,563         3,659
--------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES:

--------------------------------------------------------------------------------------------------------------------
   Compensation and employee benefits                                          10,635           9,810         8,812
   Office occupancy                                                             3,122           2,820         2,341
   Marketing                                                                      520             472           399
   FDIC insurance                                                                 213             409           570
   Office supplies, telephone, and postage                                      1,357           1,192         1,047
   Miscellaneous                                                                2,740           2,665         2,619
--------------------------------------------------------------------------------------------------------------------
      Total other expenses                                                     18,587          17,368        15,788
--------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                     21,525          20,794        19,214
Income tax expense (Note H)                                                     7,524           7,576         7,116
--------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                    $14,001         $13,218       $12,098
--------------------------------------------------------------------------------------------------------------------
NET INCOME PER SHARE:
      Basic                                                                     $2.46           $2.25         $1.92
      Diluted                                                                   $2.43           $2.23         $1.88
--------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these financial statements.


                                     -------------------------------------------
                                        14               2001 Parkvale Financial

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------
(dollar amounts in thousands, except per share data)

                                                                                            Years Ended June 30,
                                                                                        2001            2000           1999
----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
----------------------------------------------------------------------------------------------------------------------------
      Interest received                                                              $92,314         $84,739        $79,049
      Loan fees received (paid)                                                         (445)            378            768
      Other fees and commissions received                                              4,518           3,438          2,899
      Interest paid                                                                  (57,864)        (49,831)       (48,088)
      Cash paid to suppliers and employees                                           (18,195)        (17,010)       (18,015)
      Income taxes paid                                                               (7,336)         (8,851)        (6,954)
----------------------------------------------------------------------------------------------------------------------------
      NET CASH PROVIDED BY OPERATING ACTIVITIES                                       12,992          12,863          9,659
----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
----------------------------------------------------------------------------------------------------------------------------
      Proceeds from sales of investment securities available for sale                     --              --            633
      Proceeds from maturities of investments                                         48,300           4,684        105,725
      Purchase of investment securities available for sale                              (295)           (179)        (6,957)
      Purchase of investment securities held to maturity                             (70,984)        (21,816)      (116,012)
      Maturity of deposits in other banks                                             (6,991)         (4,784)          (101)
      Purchase of loans                                                             (202,219)        (85,541)      (243,121)
      Proceeds from sales of loans                                                     3,363           1,422          1,399
      Principal collected on loans and mortgage-backed securities                    247,782         186,955        344,344
      Loans made to customers, net of loans in process                              (126,099)       (133,665)      (247,823)
      Capital expenditures                                                            (1,389)         (1,964)        (3,093)
----------------------------------------------------------------------------------------------------------------------------
       NET CASH USED IN INVESTING ACTIVITIES                                        (108,532)        (54,888)      (165,006)
----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
----------------------------------------------------------------------------------------------------------------------------
      Net increase in checking and savings accounts                                   37,032           7,610         23,812
      Net increase in certificates of deposit                                         63,668          35,070         64,153
      Proceeds from FHLB advances                                                     50,500          10,000         20,000
      Repayment of FHLB advances                                                         (13)         (5,012)           (12)
      Net (decrease) increase in other borrowings                                     (4,638)          3,771           (370)
      Net decrease in borrowers advances for tax and insurance                          (768)           (422)          (333)
      Dividends paid                                                                  (4,101)         (4,006)        (3,615)
      Allocation of treasury stock to retirement plans                                   878             530            191
      Payment for treasury stock                                                      (2,365)         (9,378)        (8,590)
----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                            140,193          38,163         95,236
----------------------------------------------------------------------------------------------------------------------------
      Net increase (decrease) in cash and cash equivalents                            44,653          (3,862)       (60,111)
      Cash and cash equivalents at beginning of year                                  70,555          74,417        134,528
----------------------------------------------------------------------------------------------------------------------------
      Cash and cash equivalents at end of year                                      $115,208         $70,555        $74,417
----------------------------------------------------------------------------------------------------------------------------
Reconciliation of net income to net cash provided by operating activities:
      Net income                                                                     $14,001         $13,218        $12,098
      Adjustments to reconcile net income to net cash provided by operating activities:
             Depreciation and amortization                                               768             662            414
             Accretion and amortization of fees and discounts                           (691)            (84)          (783)
             Loan fees collected and deferred                                           (445)            378            768
             Provision for loan losses                                                   320             236            196
             Gain on sale of assets                                                       --              --           (610)
             Increase in accrued interest receivable                                  (1,294)           (300)          (645)
             (Increase) decrease in other assets                                         (30)            539            (33)
             Increase in accrued interest payable                                        302               3             84
             Increase in deferred income tax asset                                        --             716            567
             Increase (decrease) in other liabilities                                     61          (2,505)        (2,397)
----------------------------------------------------------------------------------------------------------------------------
                  Total adjustments                                                   (1,009)           (355)        (2,439)
----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                            $12,992         $12,863         $9,659
----------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these financial statements.


-----------------------------------------
Corporation Annual Report         15

                                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 -----------------------------------------------
(dollar amounts in thousands except per share data)

                                                                                              Accumulated
                                                         Additional                             Other                     Total
                                              Common      Paid-In     Treasury      ESOP     Comprehensive  Retained   Shareholders'
                                               Stock      Capital      Stock        Debt        Income      Earnings      Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1998                      $  5,388    $  6,652    ($ 3,051)  $   (276)     $  4,276     $ 71,071     $ 84,060
-----------------------------------------------------------------------------------------------------------------------------------
1999 net income                                                                                               12,098       12,098
Other Comprehensive income, net of tax
  Unrealized gains on securities of $739,
  net of reclassification adjustment for
  gains included in net income of $387                                                              352                       352
                                                                                                                         --------
     Comprehensive income                                                                                                  12,450
Principal payments on ESOP debt                                                       276                                     276
Transfer to reflect 5-for-4 split                1,347      (1,347)                                                            --
Treasury stock purchased                                                (8,590)                                            (8,590)
Treasury stock contributed to benefit plan                      11         191                                                202
Exercise of stock options                                     (473)        905                                                432
Cash dividends declared on common stock
  at $.60 per share                                                                                           (3,759)      (3,759)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1999                         6,735       4,843     (10,545)        --         4,628       79,410       85,071
-----------------------------------------------------------------------------------------------------------------------------------
2000 net income                                                                                               13,218       13,218
Other Comprehensive income, net of tax
   Unrealized security gains (losses) on
   available-for-sale securities                                                                 (1,553)                   (1,553)
                                                                                                                         --------
   Comprehensive income                                                                                                    11,665
Treasury stock purchased                                                (9,378)                                            (9,378)
Treasury stock contributed to benefit plan                                 530                                                530
Exercise of stock options                                     (348)        922                                                574
Cash dividends declared on common stock
  at $.72 per share                                                                                           (4,196)      (4,196)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2000                         6,735       4,495     (18,471)        --         3,075       88,432       84,266
-----------------------------------------------------------------------------------------------------------------------------------
2001 net income                                                                                               14,001       14,001
Other Comprehensive income, net of tax
   Unrealized security gains (losses) on
   available-for-sale securities                                                                  2,321                     2,321
                                                                                                                         --------
   Comprehensive income                                                                                                    16,322
Treasury stock purchased                                                (2,365)                                            (2,365)
Treasury stock contributed to benefit plan                                 879                                                879
Exercise of stock options                                     (148)        232                                                 84
Cash dividends declared on common stock
  at $.72 per share                                                                                           (4,092)      (4,092)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2001                      $  6,735    $  4,347    ($19,725)  $     --      $  5,396     $ 98,341     $ 95,094
-----------------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these financial statements.

                                     -------------------------------------------
                                      16                 2001 Parkvale Financial

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

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

OPERATING SEGMENTS

      An operating segment is defined as a component of an enterprise that engages in business activities that generate revenue and incur expense, and the operating results of which are reviewed by management. Parkvale's business activities are currently confined to one operating segment which is community banking.

USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reported period. Actual results could differ from those estimates.

CASH AND NONINTEREST-EARNING DEPOSITS

      The Bank is required to maintain cash and reserve balances with the Federal Reserve Bank. The reserve calculation is 0% of the first $5.0 million of checking deposits, 3% of the next $39.3 million of checking deposits and 10% of total checking deposits over $44.3 million. These required reserves, net of allowable credits, amounted to $2.0 million at June 30, 2001.

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

INVESTMENT SECURITIES HELD TO MATURITY

      Securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Declines in the fair value of individual held-to- maturity securities below their amortized cost that are other than temporary will result in write-downs of the individual securities to their fair value. Any related write-downs will be included in earnings as realized losses.

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

-------------------------------------
Corporation Annual Report        17

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      ------------------------------------------

NOTE A (CONTINUED)

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

EARNINGS PER SHARE

      The following table sets forth the computation of basic and diluted earnings per share for the three years ended June 30:

                                                              2001              2000             1999
--------------------------------------------------------------------------------------------------------
Numerator for basic and diluted earnings per share:
     Net income (in 000's)                              $   14,001        $   13,218       $   12,098
Denominator:
     Weighted average shares for
         basic earnings per share                        5,694,295         5,875,308        6,315,792
     Effect of dilutive employee stock options              74,361            60,945          130,944
--------------------------------------------------------------------------------------------------------
     Weighted average shares for
         dilutive earnings per share                     5,768,656         5,936,253        6,446,736
--------------------------------------------------------------------------------------------------------

Net income per share:
     Basic                                              $     2.46        $     2.25       $     1.92
     Diluted                                            $     2.43        $     2.23       $     1.88
--------------------------------------------------------------------------------------------------------

FORECLOSED REAL ESTATE

      Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and recorded at the lower of the carrying amount or fair value of the property less cost to sell. After foreclosure, valuations are periodically performed by management and a valuation allowance is established for any declines in the fair value less cost to sell below the property's carrying amount. Revenues, expenses and changes in the valuation allowance are included in the statement of operations. Gains and losses upon disposition are reflected in earnings as realized. Loans transferred to foreclosed real estate during fiscal 2001 and 2000 were $1.1 million and in 1999 $997,000. The foreclosures in 2001 and 2000 were primarily due to loans on single family dwellings foreclosed throughout the year.

OFFICE PROPERTY AND EQUIPMENT

      Office property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the various classes of assets. Amortization of leasehold improvements is computed using the straight-line method over the useful lives of the leasehold improvements.

STOCK BASED COMPENSATION

      Stock options and shares issued under Stock Option Plans are accounted for under Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees. Stock options are granted at exercise prices not less than fair value of the common stock at the date of grant. Under APB 25, no compensation expense is recognized related to these


                                             -----------------------------------
                                               18        2001 Parkvale Financial

--------------------------------

NOTE A (CONTINUED)

plans. The pro forma impact to net income and earnings per share that would occur if compensation expense was recognized based on the estimated fair value of the options and purchase rights on the date of grant is disclosed in the Notes to Consolidated Financial Statements.

STATEMENT OF CASH FLOWS

      For the purposes of reporting cash flows, cash and cash equivalents include cash and noninterest- earning deposits and federal funds sold. Additionally, allocation of treasury stock to retirement plans includes exercise of stock options and allocation to the employee stock ownership plan.

TREASURY STOCK

      The purchase of PFC common stock is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the average cost basis, with any excess proceeds being credited to Additional Paid-in Capital.

      The repurchase program that began on October 21, 1999 was completed on September 11, 2000 with purchases of 297,000 shares at an average price of $16.93 per share. The repurchase program approved on June 15, 2000 expired on June 30, 2001. This program had repurchases of 90,195 shares at an average price of $22.84 representing 1.6% of the outstanding stock. A new repurchase program was approved on June 14, 2001 permitting the purchase of 5% of outstanding stock, or 283,600 shares, to be repurchased periodically through fiscal 2002 at prevailing market prices in open-market transactions. At June 30, 2001 no shares had been purchased under this program.

EFFECT OF NEW ACCOUNTING STANDARDS

      The FASB has issued FAS 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. As amended by FAS 137, the standard is effective for fiscal years beginning after June 15, 2000, and was adopted by Parkvale during the first quarter of fiscal 2001. Management has evaluated the impact of this statement and has determined that there is no material effect on Parkvale's financial position or results of operations.

      The FASB has issued FAS 140, Accounting for Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, which establishes standards for transfers and servicing of financial assets and extinguishments of liabilities. This statement replaces FAS 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities and is effective for Parkvale for fiscal 2001. FAS 140 changes certain provisions of ("FAS 125"). This statement was adopted during the first quarter of fiscal 2001. Management has evaluated the impact of this statement and has determined that there is no material effect on Parkvale's financial position or results of operation.

      The FASB has issued FAS 141, Accounting for Business Combinations, which establishes standards for business combinations initiated after June 30, 2001. The new standard requires use of the purchase method and eliminates the use of the pooling-of-interest method of accounting for business combinations. The standard also provides new criteria to determine whether an acquired intangible should be recognized separately from goodwill. Concurrently, the FASB has issued FAS 142, Accounting for Goodwill and Other Intangible Assets, which establishes standards for the amortization of acquired intangible assets and the non-amortization and impairment assessment of goodwill. This statement will be effective for existing goodwill and intangible assets, and for goodwill and intangible assets acquired after June 30, 2001. Parkvale has immaterial amounts of existing intangible assets and goodwill at June 30, 2001.


-------------------------------------
Corporation Annual Report        19

                          ------------------------------------------------------

(dollar amounts in thousands, except per share data)

NOTE B - INVESTMENT SECURITIES

The amortized cost, gross unrecorded gains and losses and fair values for investment securities classified as available for sale or held to maturity at June 30 are as follows:


                                                              2001                                               2000
-----------------------------------------------------------------------------------------------------------------------------------
                                                             Gross      Gross                            Gross      Gross
                                              Amortized Unrealized Unrealized      Fair   Amortized Unrealized Unrealized      Fair
                                                   Cost      Gains     Losses     Value        Cost      Gains     Losses     Value
-----------------------------------------------------------------------------------------------------------------------------------
Available for sale:
  FHLMC common stock (112,496 shares in
     2001 and 2000)                            $    110    $ 7,545     $   --  $  7,655    $    110     $4,446     $   --  $  4,556
  FHLB of Pittsburgh stock                        9,658         --         --     9,658       9,363         --         --     9,363
  Equity securities - other                       5,730        951         --     6,681       5,730        445         50     6,125
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL EQUITY INVESTMENTS AVAILABLE FOR SALE    $ 15,498    $ 8,496     $    0  $ 23,994    $ 15,203     $4,891     $   50  $ 20,044
-----------------------------------------------------------------------------------------------------------------------------------

Held to maturity:
U.S. Government and agency obligations due:
  Within 1 year                                      --         --         --         0       3,000         --         28     2,972
  Within 5 years                                  3,000          8         --     3,008      11,000         --        261    10,739
  Within 10 years                                 5,609         43          5     5,647       4,610         --        301     4,309
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL U.S. GOVERNMENT AND AGENCY OBLIGATIONS      8,609         51          5     8,655      18,610         --        590    18,020
-----------------------------------------------------------------------------------------------------------------------------------
Municipal obligations:
  Within 1 year                                     725          4         --       729         700         --          1       699
  Within 5 years                                  3,240         69         --     3,309       3,110         --         27     3,083
  Within 10 years                                   720         12         --       732       1,575         --         22     1,553
  After 10 years                                    997         25         --     1,022          --         --         --        --
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL MUNICIPAL OBLIGATIONS                       5,682        110          0     5,792       5,385          0         50     5,335
-----------------------------------------------------------------------------------------------------------------------------------
Corporate debt:
  Within 1 year                                  18,802        243        452    18,593      27,601         --        433    27,168
  Within 5 years                                 61,650        693        601    61,742      22,554         --        461    22,093
  After 10 years                                  9,765        332        427     9,670       7,563         --        547     7,016
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CORPORATE DEBT                             90,217      1,268      1,480    90,005      57,718          0      1,441    56,277
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL U.S. GOVERNMENT AND AGENCY OBLIGATIONS,
  MUNICIPAL OBLIGATIONS AND CORPORATE DEBT      104,508      1,429      1,485   104,452      81,713          0      2,081    79,632
-----------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities at June 30:
   FHLMC                                          4,022        203         --     4,225       6,173         67          5     6,235
   FNMA                                             549         18         --       567       1,529         33          7     1,555
   GNMA                                           1,993         79         --     2,072       2,090         10         39     2,061
Collateralized mortgage obligations ("CMOs")      9,211        104         --     9,315       9,267        115        122     9,260
Other participation certificates                    740         --         --       740         791         --         --       791
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL MORTGAGE-BACKED SECURITIES                 16,515        404          0    16,919      19,850        225        173    19,902
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS CLASSIFIED AS HELD TO
  MATURITY                                     $121,023    $ 1,833     $1,485  $121,371    $101,563     $  225     $2,254  $ 99,534
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT PORTFOLIO                     $136,521    $10,329     $1,485  $145,365    $116,766     $5,116     $2,304  $119,578
-----------------------------------------------------------------------------------------------------------------------------------

Mortgage-backed securities are not due at a single maturity date; periodic payments are received on the securities based on the payment patterns of the underlying collateral. The CMOs at June 30, 2001 are all adjustable rate securities and are not deemed to be "high risk" securities as defined by the Federal Financial Institutions Examination Council.


                                             -----------------------------------
                                               20        2001 Parkvale Financial

--------------------------------

(dollar amounts in thousands, except per share data)

NOTE C - LOANS

Loans at June 30 are summarized as follows:

                                                          2001             2000              1999
--------------------------------------------------------------------------------------------------
Mortgage loans:
  Residential:
    1-4 Family                                      $  851,765       $  796,344        $  784,259
    Multifamily                                         24,602           19,482            16,920
    Commercial                                          54,958           54,459            43,862
    Other                                               22,164           10,387             8,591
--------------------------------------------------------------------------------------------------
                                                       953,489          880,672           853,632
Consumer loans                                         132,580          131,500           129,452
Commercial business loans                               39,336           34,288            23,572
Loans on savings accounts                                2,265            2,325             2,749
--------------------------------------------------------------------------------------------------
      Gross loans                                    1,127,670        1,048,785         1,009,405
Less:
  Loans in process                                         205               15               230
  Allowance for loan losses                             13,428           13,368            13,253
  Unamortized discount and deferred loan fees              773            1,033               251
--------------------------------------------------------------------------------------------------
                                                    $1,113,264       $1,034,369        $  995,671
--------------------------------------------------------------------------------------------------

The following summary sets forth the activity in the allowance for loan losses for the years ended June 30:

                                                          2001             2000              1999
--------------------------------------------------------------------------------------------------
Beginning balance                                      $13,368          $13,253           $13,223
Provision for loan losses                                  320              236               196
Loans recovered:
  Commercial                                                --               --                --
  Consumer                                                 188               31               119
  Mortgage                                                  57              105                --
--------------------------------------------------------------------------------------------------
Total recoveries                                           245              136               119
--------------------------------------------------------------------------------------------------

Loans charged off:
  Commercial                                                --              (13)               --
  Consumer                                                (421)            (239)             (285)
  Mortgage                                                 (84)              (5)               --
--------------------------------------------------------------------------------------------------
Total charge-offs                                         (505)            (257)             (285)
--------------------------------------------------------------------------------------------------
Net recoveries (charge-offs)                              (260)            (121)             (166)
--------------------------------------------------------------------------------------------------
Ending balance                                         $13,428          $13,368           $13,253
--------------------------------------------------------------------------------------------------

The following table sets forth the allowance for loan loss allocation for the years ended June 30:

                                                          2001             2000              1999
--------------------------------------------------------------------------------------------------
Residential mortgages                                  $ 3,929          $ 2,360           $ 2,186
Commercial mortgages                                     3,254            2,657             3,148
Consumer loans                                           4,045            3,177             3,137
Commercial loans                                         2,200            1,690             1,062
Unallocated                                                 --            3,484             3,720
--------------------------------------------------------------------------------------------------
Total allowance for loan losses                        $13,428          $13,368           $13,253
--------------------------------------------------------------------------------------------------

The loan portfolio is reviewed on a periodic basis to insure Parkvale's allowance for loan loss is adequate to absorb potential losses due to inherent risk in the loan portfolio.


-------------------------------------
Corporation Annual Report        21

                          ------------------------------------------------------

(dollar amounts in thousands, except per share data)

NOTE C (CONTINUED)

      At June 30, 2001, Parkvale was committed under various agreements to originate fixed and adjustable rate mortgage loans aggregating $4,784 and $2,493, respectively, at rates ranging from 6.50% to 7.19% for fixed rate and 6.25% to 6.87% for adjustable rate loans, and had $84,095 of unused consumer lines of credit and $10,303 in unused commercial lines of credit. In addition, Parkvale was committed to originate mortgage loans aggregating $71 at 6.50% under a bond program secured by the Allegheny County. Parkvale was also committed to originate commercial loans totaling $6,925 at June 30, 2001. Available but unused consumer and commercial credit card lines amounted to $11,145 and $383, respectively, at June 30, 2001.

      At June 30, Parkvale serviced loans for the benefit of others as follows:
2001 - $7,825, 2000 - $3,439 and 1999 - $3,917.

      At June 30, 2001, Parkvale's loan portfolio consisted primarily of residential real estate loans collateralized by single and multifamily residences, nonresidential real estate loans secured by industrial and retail properties and consumer loans including lines of credit.

      Parkvale has geographically diversified its mortgage loan portfolio, having loans outstanding in 49 states and the District of Columbia. Parkvale's highest concentrations are in the following states/area along with their respective share of the outstanding mortgage loan balance: Pennsylvania - 33.6%; Ohio - 11.6%; and Virginia - 7.9%. The ability of debtors to honor these contracts depends largely on economic conditions affecting the Pittsburgh, Columbus and greater Washington D.C. metropolitan areas, with repayment risk dependent on the cash flow of the individual debtors. Substantially all mortgage loans are secured by real property with a loan amount of generally no more than 80% of the appraised value at the time of origination. Mortgage loans in excess of 80% of appraised value generally require private mortgage insurance.

      At June 30, the amount of interest income of nonaccrual loans that had not been recognized in interest income was $124 for 2001, $150 in 2000 and $102 for 1999. There were no loans considered impaired at June 30, 2001 and at June 30, 2000. The average recorded investment in impaired loans was $259 during fiscal 2001 and $93 during fiscal 2000. These loans were included in managements's assessment of the adequacy of general valuation allowances.


NOTE D - OFFICE PROPERTIES AND EQUIPMENT AND FORECLOSED REAL ESTATE

Office properties and equipment at June 30 are summarized by major classification as follows:

                                                                                         2001             2000              1999
-----------------------------------------------------------------------------------------------------------------------------------
Land                                                                                  $ 1,154          $ 1,154           $   518
Office buildings and leasehold improvements                                             6,500            5,661             5,077
Furniture, fixtures and equipment                                                       6,544            6,058             5,434
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                       14,198           12,873            11,029
Less accumulated depreciation and amortization                                          7,082            6,423             5,927
-----------------------------------------------------------------------------------------------------------------------------------
Office properties and equipment, net                                                  $ 7,116          $ 6,450           $ 5,102
-----------------------------------------------------------------------------------------------------------------------------------
Depreciation expense                                                                  $   723          $   616           $   368

A summary of foreclosed real estate at June 30 is as follows:

                                                                                         2001             2000              1999
-----------------------------------------------------------------------------------------------------------------------------------
Real estate acquired through foreclosure:                                             $ 3,780          $ 1,450           $ 1,106
Allowance for losses                                                                      (18)              (8)               --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      $ 3,762          $ 1,442           $ 1,106
-----------------------------------------------------------------------------------------------------------------------------------
The balance of foreclosed real estate consists primarily of commercial property.

Changes in the allowance for losses on foreclosed real estate for the years ended June 30 were as follows:

                                                                                         2001             2000             1999
-----------------------------------------------------------------------------------------------------------------------------------
Beginning balance                                                                     $     8          $     0           $   15
Provision for losses                                                                       10               33               --
Less charges to allowance                                                                  --              (25)             (15)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      $    18          $     8           $    0
-----------------------------------------------------------------------------------------------------------------------------------

                                             -----------------------------------
                                               22        2001 Parkvale Financial

--------------------------------

(dollar amounts in thousands, except per share data)

NOTE E - SAVINGS DEPOSITS

The following schedule sets forth interest expense for the years ended June 30 by type of deposit:

                                                                     2001             2000              1999
-------------------------------------------------------------------------------------------------------------
Checking and money market accounts                                $ 1,997          $ 1,845           $ 1,980
Passbook accounts                                                   2,794            2,905             3,038
Certificates                                                       47,914           41,658            39,773
-------------------------------------------------------------------------------------------------------------
                                                                  $52,705          $46,408           $44,791
-------------------------------------------------------------------------------------------------------------


A summary of savings deposits at June 30 is as follows:

                                                                        2001                              2000
----------------------------------------------------------------------------------------------------------------------------------
                                                                      Amount              %              Amount              %
----------------------------------------------------------------------------------------------------------------------------------
Transaction accounts:
  Checking and money market accounts                              $  160,528             13.6        $  129,121           12.0
  Checking accounts - noninterest-bearing                             48,463              4.1            41,464            3.8
  Passbook accounts                                                  136,162             11.5           137,579           12.7
----------------------------------------------------------------------------------------------------------------------------------
                                                                     345,153             29.2           308,164           28.5
Certificates of deposit                                              823,661             69.8           761,490           70.5
----------------------------------------------------------------------------------------------------------------------------------
                                                                   1,168,814             99.0         1,069,654           99.0
Accrued Interest                                                      11,983              1.0            10,442            1.0
----------------------------------------------------------------------------------------------------------------------------------
                                                                  $1,180,797            100.0        $1,080,096          100.0
----------------------------------------------------------------------------------------------------------------------------------

The aggregate amount of time deposits over $100 was $95,017 and $75,022 at June 30, 2001 and 2000, respectively.

At June 30, the scheduled maturities of certificate accounts were as follows:

      Maturity Period              2001                 2000
-----------------------------------------------------------------
      1-12 months              $346,090             $344,357
      13-24 months              259,947              182,628
      25-36 months              122,187              125,717
      37-48 months               27,042               28,825
      49-60 months               17,782               23,885
      Thereafter                 50,613               56,078
-----------------------------------------------------------------
                               $823,661             $761,490
-----------------------------------------------------------------


-------------------------------------
Corporation Annual Report        23

                          ------------------------------------------------------

(dollar amounts in thousands, except per share data)

NOTE F - ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER DEBT

The advances from the FHLB at June 30 consisted of the following:

                                                                             2001            2000
--------------------------------------------------------------------------------------------------------------------
                                                                         Interest        Interest
                                                           Balance         Rate %         Balance          Rate %
--------------------------------------------------------------------------------------------------------------------
Due within one year                                       $  5,000           6.82%             --              --
Due within five years                                       10,000      5.82-6.37          15,000       5.82-6.82
Due within ten years                                        50,030      4.86-5.76          40,000       4.86-5.76
Due within twenty years                                     51,104      3.00-6.75          10,647       3.00-6.75
--------------------------------------------------------------------------------------------------------------------
                                                          $116,134                        $65,647
--------------------------------------------------------------------------------------------------------------------
Weighted average interest rate at end of period                              5.72%                           5.80%
--------------------------------------------------------------------------------------------------------------------

      Included in the $116.1 million of advances, is approximately $100.1 million of convertible select advances. These advances reset to the 3 month London Bank Interbank Offer Rate Index (LIBOR) and have various spreads and call dates. The FHLB has the right to call any convertible select advance on its call date or quarterly thereafter. Should the advance be called, the Company has the right to pay off the advance without penalty.

      The FHLB advances are secured by Parkvale's FHLB stock and investment securities and are subject to substantial prepayment penalties.

      Other debt consists of recourse loans and commercial investment agreements with certain commercial checking account customers. These daily borrowings had balances of $3,182 and $7,820 at June 30, 2001 and 2000, respectively.


NOTE G - REGULATORY CAPITAL

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

      Quantitative measures established by regulation to ensure capital adequacy require Parkvale to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of June 30, 2001, that Parkvale meets all capital adequacy requirements to which it is subject.

      As of June 30, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized Parkvale Savings Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

      Parkvale's actual regulatory capital amounts and ratios compared to minimum levels are as follows:

                                                                                                 To Be Well
                                                                                              Capitalized Under
                                                                         For Capital          Prompt Corrective
                                                       Actual         Adequacy Purposes       Action Provisions
-----------------------------------------------------------------------------------------------------------------
                                                  Amount    Ratio      Amount    Ratio        Amount     Ratio
-----------------------------------------------------------------------------------------------------------------
AS OF JUNE 30, 2001:
    TOTAL CAPITAL TO RISK WEIGHTED ASSETS       $103,348    11.81%    $69,996     8.00%      $87,495    10.00%
    TIER I CAPITAL TO RISK WEIGHTED ASSETS        88,850    10.15%     34,998     4.00%       52,497     6.00%
    TIER I CAPITAL TO AVERAGE ASSETS              88,850     6.45%     55,097     4.00%       68,871     5.00%

As of June 30, 2000:
    Total Capital  to Risk Weighted Assets       $92,794    11.71%    $63,374     8.00%      $79,218    10.00%
    Tier I Capital to Risk Weighted Assets        80,803    10.20%     31,687     4.00%       47,531     6.00%
    Tier I Capital to Average Assets              80,803     6.65%     48,558     4.00%       60,698     5.00%
-------------------------------------------------------------------------------------------------------------------

                                             -----------------------------------
                                               24        2001 Parkvale Financial

--------------------------------

(dollar amounts in thousands, except per share data)

NOTE H - INCOME TAXES

Income tax expense (credits) for the years ended June 30 are comprised of:

                     2001                 2000             1999
--------------------------------------------------------------------
Federal:
  Current          $7,256               $7,541           $6,548
  Deferred             --                 (716)            (567)
State                 268                  751            1,135
--------------------------------------------------------------------
                   $7,524               $7,576           $7,116
--------------------------------------------------------------------

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Parkvale's deferred tax assets and liabilities at June 30 are as follows:

                                                             2001       2000
------------------------------------------------------------------------------
Deferred tax assets:
  Book bad debt reserves                                   $4,626     $4,579
  Deferred loan fees                                          164        361
  Purchase accounting adjustments                              62         70
  Fixed assets                                                264        362
  Deferred compensation                                       135        188
  Other , net                                                  96         28
------------------------------------------------------------------------------
    Total deferred tax assets                               5,347      5,588
------------------------------------------------------------------------------
Deferred tax liabilities:
  Tax bad debt reserves                                       362        603
  Unrealized gains on securities available for sale         3,101      1,767
------------------------------------------------------------------------------
    Total deferred tax liabilities                          3,463      2,370
------------------------------------------------------------------------------
    Net deferred tax assets                                $1,884     $3,218
------------------------------------------------------------------------------

No valuation allowance was required at June 30, 2001 or 2000.

Parkvale's effective tax rate differs from the expected federal income tax rate for the years ended June 30 as follows:

                                                      2001                        2000                       1999
---------------------------------------------------------------------------------------------------------------------------
Expected federal statutory
    income tax provision/rate                  $7,533      35.0%           $7,278       35.0%         $6,533       34.0%
Tax-exempt interest                              (179)     -0.8%             (152)      -0.7%           (137)      -0.7%
State income taxes, net of federal benefit        174       0.8%              488        2.3%            749        3.9%
Other                        .                     (6)      0.0%              (38)      -0.2%            (29)      -0.2%
---------------------------------------------------------------------------------------------------------------------------
                                               $7,524      35.0%           $7,576       36.4%         $7,116       37.0%
---------------------------------------------------------------------------------------------------------------------------

      Prior to 1996, savings institutions that met certain definitional tests and operating requirements prescribed by the Internal Revenue Code were allowed a special bad debt deduction which was based on either experience formulas or a percentage of taxable income before such deduction. For tax years from 1987 to 1995, the percentage of taxable income bad debt deduction was 8% of adjusted taxable income. The Small Business Jobs Protection Act of 1996 passed in August 1996 eliminated the special bad debt deduction granted solely to thrifts. This results in the payment of taxes on $690 annually over a six-year period from 1997 to 2002, which are disclosed as "tax bad debt reserves" as a deferred tax liability.

      The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax which is calculated at 11.5% of Pennsylvania earnings based on accounting principles generally accepted in the United States with certain adjustments.


-------------------------------------
Corporation Annual Report        25

                          ------------------------------------------------------

(dollar amounts in thousands, except per share data)

NOTE I - EMPLOYEE COMPENSATION PLANS

RETIREMENT PLAN

      Parkvale provides eligible employees participation in a 401(k) defined contribution plan. Benefit expense was $264, $252 and $203 in fiscal years 2001, 2000 and 1999, respectively, which represented a 50% company match on deferred compensation and a profit sharing contribution equal to 2% of eligible compensation.

EMPLOYEE STOCK OWNERSHIP PLAN

      Parkvale also provides an Employee Stock Ownership Plan ("ESOP") to all employees who have met minimum service and age requirements. Parkvale recognized expense of $540 in fiscal 2001, $538 in fiscal 2000 and $509 in fiscal 1999 for ESOP contributions, which were used to make debt service payments and for the purchase of additional shares of Parkvale's Common Stock in open-market transactions. At June 30, 2001, the ESOP owned 559,456 shares of Parkvale Common Stock.

STOCK OPTION PLANS

      Parkvale has Stock Option Plans for the benefit of directors, officers and other selected key employees of Parkvale who are deemed to be responsible for the future growth of Parkvale. All of the original shares under the 1987 Plan have been awarded. In October 1993, the 1993 Directors' Stock Option Plan was adopted. An aggregate of 190,734 shares of authorized but unissued Common Stock of Parkvale was reserved for future issuance. As of June 30, 2001, 147,350 option shares have been granted under this plan. Additionally, the 1993 Key Employee Stock Compensation Program was adopted in October 1993. An aggregate of 461,578 shares of authorized but unissued Common Stock of Parkvale was reserved for future issuance. As of June 30, 2001, 333,611 option shares have been granted under this plan. The 1993 Directors' Stock Option Plan shares were exercisable on the date of the grant. The 1993 Key Employee Stock Compensation Program option shares are 50% exercisable upon six months of continuous service after the grant date and the remaining 50% is exercisable after a year of continuous service from the grant date. At June 30, 2001, all option shares are exercisable. The following table presents option share data related to the Stock Option Plans for the years indicated.

Exercise Price
   Per Share           $  2.851     $10.322     $  14.47 *    $  16.32    $19.625 #    $  21.50    $ 19.13      Total
------------------------------------------------------------------------------------------------------------------------
Share balances at
June 30, 1998            55,305     105,287       95,361       111,217                                        367,170
   Granted                                                                 10,000       110,000               120,000
   Exercised            (40,776)     (9,455)     (21,070)       (4,905)                                       (76,206)
------------------------------------------------------------------------------------------------------------------------
June 30, 1999            14,529      95,832       74,291       106,312     10,000       110,000               410,964
   Granted                                                                 20,000                              20,000
   Exercised            (14,529)    (15,212)     (13,256)       (9,375)                                       (52,372)
   Forfeitures                                    (7,642)         (792)                 (10,000)              (18,434)
------------------------------------------------------------------------------------------------------------------------
June 30, 2000                --      80,620       53,393        96,145     30,000       100,000               360,158
   Granted                                                                                          10,000     10,000
   Exercised                                     (27,769)                                (1,000)              (28,769)
   Forfeitures                                    (2,343)                                (8,000)              (10,343)
------------------------------------------------------------------------------------------------------------------------
June 30, 2001                --      80,620       23,281        96,145     30,000        91,000     10,000     331,046
------------------------------------------------------------------------------------------------------------------------

* This price represents the average exercise of Director awards made annually in October 1993 to 1997.

# This price represents the average exercise of awards made in fiscal 1999 and fiscal 2000.

      Pro forma information regarding net income and earnings per share as required by FAS 123, has been determined as if PFC had accounted for its stock options using that method. The fair value for these options was estimated at the date of the grants using a Black-Scholes option pricing model with assumptions as follows. The risk-free interest rate for the fiscal 2001 grants was 5.79% with a dividend yield of 3.79%. The volatility factor of the expected market price of PFC's common stock is 2.14 and the expected life of the options is nine years.

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


                                             -----------------------------------
                                               26        2001 Parkvale Financial

--------------------------------

(dollar amounts in thousands, except per share data)

NOTE I (CONTINUED)

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Parkvale's pro forma information follows:

                                                  Fiscal Year Ended June 30,
                                                 2001       2000        1999
------------------------------------------------------------------------------
Net income before stock options               $14,001    $13,218     $12,098
Compensation expense from stock options:
   Fiscal year ended June 30, 1999 grants          --         --         392
   Fiscal year ended June 30, 2000 grants          --         61          --
   Fiscal year ended June 30, 2001 grants          86         --          --
------------------------------------------------------------------------------
Pro forma net income                          $13,915    $13,157     $11,706
------------------------------------------------------------------------------
Pro forma income per share:
     Basic                                      $2.44      $2.24       $1.85
     Diluted                                    $2.41      $2.22       $1.82
------------------------------------------------------------------------------


NOTE J - LEASES

      Parkvale's rent expense for leased real properties amounted to approximately $1,376 in 2001, $1,238 in 2000 and $1,120 in 1999. At June 30,
2001, Parkvale was obligated under 24 noncancellable operating leases, which expire through 2021. The minimum rental commitments for the fiscal years subsequent to June 30, 2001 are as follows: 2002 - $1,503, 2003 - $1,042, 2004 -
$888, 2005 - $757, 2006 - $709 and later years - $3,332


NOTE K - SELECTED BALANCE SHEET INFORMATION

      Selected balance sheet data at June 30 are summarized as follows:

                                         2001        2000                                     2001        2000
-----------------------------------------------------------------------------------------------------------------
Prepaid expenses and other assets:                              Other liabilities:
  Accrued interest on loans           $ 6,348     $ 5,881         Accounts payable and
  Reserve for uncollected interest       (124)       (150)          accrued expenses        $2,744      $2,571
  Accrued interest on investments       2,130       1,330         Negative goodwill            172         296
  Other prepaids                          658         628         Other liabilities            797         766
  Net deferred tax asset                1,884       3,218         Federal and state
                                                                   income taxes payable        857         669
-----------------------------------------------------------------------------------------------------------------
                                      $10,896     $10,907                                   $4,570      $4,302
-----------------------------------------------------------------------------------------------------------------


-------------------------------------
Corporation Annual Report        27

                          ------------------------------------------------------

(dollar amounts in thousands, except per share data)

NOTE L-QUARTERLY CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                                            Year
                                                       Three Months Ended                  Ended
----------------------------------------------------------------------------------------------------
                                 Sep. 00       Dec. 00       Mar. 01       June 01       June 01
----------------------------------------------------------------------------------------------------
Total interest income            $22,598       $23,285       $23,849        24,224       $93,956
Total interest expense            13,644        14,317        14,773        15,432        58,166
----------------------------------------------------------------------------------------------------
Net interest income                8,954         8,968         9,076         8,792        35,790
Provision for loan losses             89            67            86            78           320
----------------------------------------------------------------------------------------------------
Net interest income after
  provision for losses             8,865         8,901         8,990         8,714        35,470

Other income                       1,003         1,088         1,183         1,368         4,642
Other expense                      4,553         4,628         4,725         4,681        18,587
----------------------------------------------------------------------------------------------------
Income before income taxes         5,315         5,361         5,448         5,401        21,525
Income tax expense                 1,870         1,877         1,898         1,879         7,524
----------------------------------------------------------------------------------------------------

Net income                       $ 3,445       $ 3,484       $ 3,550       $ 3,522       $14,001
----------------------------------------------------------------------------------------------------
Net income per share:
     Basic                       $  0.60       $  0.62       $  0.62       $  0.62       $  2.46
     Diluted                     $  0.60       $  0.61       $  0.61       $  0.61       $  2.43
----------------------------------------------------------------------------------------------------

                                                                                            Year
                                                        Three Months Ended                 Ended
----------------------------------------------------------------------------------------------------
                                 Sep. 99       Dec. 99       Mar. 00       June 00       June 00
----------------------------------------------------------------------------------------------------
Total interest income            $20,487       $20,866       $21,426        21,891       $84,670
Total interest expense            12,096        12,265        12,535        12,939        49,835
----------------------------------------------------------------------------------------------------
Net interest income                8,391         8,601         8,891         8,952        34,835
Provision for loan losses             33            55            59            89           236
----------------------------------------------------------------------------------------------------
Net interest income after
  provision for losses             8,358         8,546         8,832         8,863        34,599

Other income                         907           871           875           910         3,563
Total other expense                4,179         4,294         4,400         4,495        17,368
----------------------------------------------------------------------------------------------------
Income before income taxes         5,086         5,123         5,307         5,278        20,794
Income tax expense                 1,889         1,883         1,920         1,884         7,576
----------------------------------------------------------------------------------------------------

Net income                       $ 3,197       $ 3,240       $ 3,387       $ 3,394       $13,218
----------------------------------------------------------------------------------------------------
Net income per share:
     Basic                       $  0.52       $  0.55       $  0.59       $  0.59       $  2.25
     Diluted                     $  0.52       $  0.54       $  0.58       $  0.59       $  2.23
----------------------------------------------------------------------------------------------------


                                             -----------------------------------
                                               28        2001 Parkvale Financial

--------------------------------

(dollar amounts in thousands, except per share data)

NOTE M - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

The condensed balance sheets and statements of income and cash flows for Parkvale Financial Corporation as of June 30, 2001 and 2000 and the years then ended are presented below. PFC's sole subsidiary is Parkvale Savings Bank ("PSB").

BALANCE SHEETS
                                           2001         2000
--------------------------------------------------------------
Assets:
--------------------------------------------------------------
  Investment in PSB                     $94,086      $83,991
  Cash                                      906          416
  Other equity investments                1,368        1,010
  Other assets                               --           53
--------------------------------------------------------------
    Total assets                        $96,360      $85,470
--------------------------------------------------------------

Liabilities and Shareholders' Equity:
  Accounts payable                      $    10      $    71
  Deferred taxes                            235          105
  Dividends payable                       1,020        1,029
  Shareholders' equity                   95,095       84,265
--------------------------------------------------------------
    Total liabilities and
           shareholders' equity         $96,360      $85,470
--------------------------------------------------------------

STATEMENTS OF INCOME
                                              2001       2000       1999
---------------------------------------------------------------------------

Dividends from PSB                         $ 6,000    $12,000    $11,000
Gain on sale of assets                          --         --         20
Other income                                   100         98        101
Operating expenses                            (100)       (98)      (121)
---------------------------------------------------------------------------
Income before equity in undistributed
    earnings of subsidiary                   6,000     12,000     11,000
Equity in undistributed income
    of PSB                                   8,001      1,218      1,098
---------------------------------------------------------------------------
Net income                                 $14,001    $13,218    $12,098
---------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
                                                                2001             2000             1999
-----------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Management fee income received                            $    100         $     98         $    101
  Dividends received                                           6,000           12,000           11,000
  Taxes received from PSB                                        130               33              336
  Cash paid to suppliers                                        (152)            (174)             (94)
-----------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                      6,078           11,957           11,343
-----------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Equity investments purchased                                    --               --              (31)
  Proceeds from sales of equity investments                       --               --               33
-----------------------------------------------------------------------------------------------------------
Net cash provided by investing activities                         --               --                2
-----------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Payment for treasury stock                                  (2,365)          (8,890)          (8,524)
  Allocation of treasury stock to retirement plans               878              530              428
  Dividends paid to stockholders                              (4,101)          (4,090)          (3,618)
  Principal collected on ESOP loan                                --               --              276
-----------------------------------------------------------------------------------------------------------
Net cash used in financing activities                         (5,588)         (12,450)         (11,438)
-----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents             490             (493)             (93)
Cash and cash equivalents at beginning of year                   416              909            1,002
-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                    $    906         $    416         $    909
-----------------------------------------------------------------------------------------------------------
Reconciliation of net income to net cash
  provided by operating activities
  Net income                                                $ 14,001         $ 13,218         $ 12,098
  Adjustments to reconcile net income to net cash
  provided by operating activities:
  Undistributed income of PSB                                 (8,001)          (1,218)          (1,098)
  Gain on sale of assets                                           0                0              (20)
  Taxes received from PSB                                        130               33              336
  Increase in accrued expenses                                   (52)             (76)              27
-----------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                   $  6,078         $ 11,957         $ 11,343
-----------------------------------------------------------------------------------------------------------

-------------------------------------
Corporation Annual Report        29

                          ------------------------------------------------------

(dollar amounts in thousands, except per share data)

NOTE N-FAIR VALUE OF FINANCIAL

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

                                                             2001                           2000
                                                       ---------------                 --------------
                                                   Estimated       Carrying        Estimated       Carrying
                                                  Fair Value          Value       Fair Value          Value
----------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
   Cash and noninterest-earning deposits          $   18,208     $   18,208       $   14,955     $   14,955
   Federal funds sold                                 97,000         97,000           55,600         55,600
   Interest-earning deposits in other banks           12,351         12,351            5,360          5,360
   Investment securities                             128,446        128,502           99,676        101,757
   Mortgage-backed securities                         16,919         16,515           19,902         19,850
   Loans receivable                                1,145,594      1,126,692        1,043,572      1,047,737
----------------------------------------------------------------------------------------------------------------
                                                  $1,418,518     $1,399,268       $1,239,065     $1,245,259
----------------------------------------------------------------------------------------------------------------
FINANCIAL LIABILITIES:
   Checking, savings and
       money market accounts                      $  345,153     $  345,153       $  308,164     $  308,164
   Savings certificates                              839,110        823,661          749,913        761,490
   Advances from Federal Home Loan Bank              111,458        116,134           62,381         65,647
   Commercial investment agreements                    2,761          3,182            7,228          7,820
----------------------------------------------------------------------------------------------------------------
                                                  $1,298,482     $1,288,130       $1,127,686     $1,143,121
----------------------------------------------------------------------------------------------------------------
Off-Balance Sheet Instruments                     $      (11)            --       $      (30)            --
----------------------------------------------------------------------------------------------------------------

                                             -----------------------------------
                                               30        2001 Parkvale Financial

REPORT OF INDEPENDENT AUDITORS
------------------------------

[ERNST & YOUNG LLP LOGO]


The Board of Directors
Parkvale Financial Corporation

     We have audited the accompanying consolidated statements of financial condition of Parkvale Financial Corporation ("Parkvale") as of June 30, 2001 and 2000, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the three years in the period ended June 30, 2001. These financial statements are the responsibility of Parkvale's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial condition of Parkvale Financial Corporation at June 30, 2001 and 2000, and the consolidated results of operations and their cash flows for each of the three years in the period ended June 30, 2001 in conformity with accounting principles generally accepted in the United States.


                                                /s/ Ernst & Young LLP


Pittsburgh, Pennsylvania
July 19, 2001




-------------------------------------
Corporation Annual Report        31

                                                       CAPITAL STOCK INFORMATION
                                                       -------------------------

ANNUAL MEETING

      The Annual Meeting of Shareholders will be held at 10:00 a.m., Thursday, October 25, 2001, at the Pittsburgh Athletic Association, 4215 Fifth Avenue, Pittsburgh, Pennsylvania.


STOCK LISTING AND DIVIDENDS

      Parkvale's Common Stock is traded in the over-the-counter market and quoted on the NASDAQ National Market System under the symbol "PVSA." Prices shown below are based on the prices reported by the NASDAQ system.



For The Quarter Ended            High        Low    Dividends
-----------------------------------------------------------------
June 01                        $24.50     $21.00        $0.18
March 01                        24.00      20.75         0.18
December 00                     21.50      17.81         0.18
September 00                    18.13      17.00         0.18

June 00                        $18.75     $15.50        $0.18
March 00                        16.94      15.00         0.18
December 99                     19.75      15.75         0.18
September 99                    22.25      17.63         0.18
-----------------------------------------------------------------

There were 5,667,277 shares of Common Stock outstanding as of August 27, 2001, the Voting Record Date, which shares were held as of such date by approximately 482 holders of record.

TRANSFER AGENT

   Registrar and Transfer Company
   10 Commerce Drive
   Cranford, NJ  07016
   Toll free phone:  1 (800) 368-5948
   Fax: (908) 497-2312

INFORMATION REQUESTS

      A copy of the 2001 Annual Report of Parkvale Financial Corporation on Form 10-K filed with the Securities and Exchange Commission, and a list of exhibits thereto, will be furnished to shareholders without charge upon their written request to the Treasurer of the Corporation at its Headquarters Office, 4220 William Penn Highway, Monroeville, PA 15146. The telephone number is (412) 373-7200.

WEB SITE

      Parkvale's web site is http://www.parkvale.com



                                             -----------------------------------
                                               32        2001 Parkvale Financial