Form 10-K, Exhibit 13
period 2002-06-30
PARKVALE FINANCIAL CORP
filed 2002-09-17
CIK 820907

                                                                Exhibit 13


SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(dollar amounts in thousands, except per share data)

BALANCE SHEET DATA AT JUNE 30:                                   2002            2001          2000           1999          1998
------------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                  $1,632,192      $1,407,864    $1,250,986     $1,201,880    1,095,373
Loans                                                          1,217,639       1,113,264     1,034,369        995,671      832,758
Investment securities                                            212,940         145,017       121,607        115,131      113,992
Savings deposits                                               1,349,339       1,180,797     1,080,096      1,037,416      949,452
FHLB advances and other debt                                     172,996         119,316        73,467         64,708       45,091
Shareholders' equity                                              97,404          95,094    8    4,266         85,071       84,060
Book value per share                                               17.09           16.78         14.75          13.84        13.00
------------------------------------------------------------------------------------------------------------------------------------

OPERATING DATA FOR THE YEAR ENDED JUNE 30:                         2002            2001          2000           1999          1998
------------------------------------------------------------------------------------------------------------------------------------
Total interest income                                             92,945          93,956        84,670         79,711       74,020
Total interest expense                                            59,798          58,166        49,835         48,172       44,190
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                               33,147          35,790        34,835         31,539       29,830
Provision for loan losses                                            205             320           236            196          255
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                                       32,942          35,470        34,599         31,343       29,575
Other income                                                      10,660           4,642         3,563          3,659        4,709
Other expenses                                                    27,828          18,587        17,368         15,788       16,781
------------------------------------------------------------------------------------------------------------------------------------
Income before taxes                                               15,774          21,525        20,794         19,214       17,503
Income tax expense                                                 5,344           7,524         7,576          7,116        6,385
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                    $   10,430       $  14,001    $   13,218     $   12,098    $  11,118
------------------------------------------------------------------------------------------------------------------------------------
Net income per diluted share                                  $     1.81      $     2.43    $     2.23     $     1.88    $    1.68
------------------------------------------------------------------------------------------------------------------------------------

OTHER SELECTED DATA (STATISTICAL PROFILE):
YEAR ENDED JUNE 30,                                               2002            2001          2000           1999          1998
------------------------------------------------------------------------------------------------------------------------------------
Average yield earned on all
  interest-earning assets                                           6.44%           7.40%         7.16%          7.11%        7.37%
Average rate paid on interest-bearing liabilities                   4.34            4.85          4.46           4.57         4.72
Average interest rate spread                                        2.10            2.55          2.70           2.54         2.65
Net yield on average interest-earning assets                        2.30            2.82          2.95           2.81         2.97
Other expenses to average assets                                    1.87            1.42          1.42           1.36         1.63
Core operations efficiency ratio                                   54.27           45.97         45.23          44.85        45.17
Return on average assets                                            0.70            1.07          1.08           1.05         1.08
Dividend payout ratio                                              39.78           29.63         32.29          31.91        26.67
Return on average equity                                           10.96           16.20         16.53          14.98        14.59
Average equity to average total assets                              6.38            6.61          6.56           6.98         7.38
------------------------------------------------------------------------------------------------------------------------------------

AT JUNE 30,                                                      2002            2001          2000           1999          1998
------------------------------------------------------------------------------------------------------------------------------------
One year gap to total assets                                       -4.09%           3.37%         2.76%         -5.10%        0.07%
Intangibles to total equity                                        12.10            0.26          0.35           0.40         0.46
Shareholders' equity to assets ratio                                5.97            6.75          6.74           7.08         7.67
Ratio of nonperforming assets to total assets                       0.32            0.39          0.30           0.27         0.43
Nonperforming assets                                          $    5,186      $    5,421    $    3,784     $    3,266    $   4,728
Allowance for loan losses as a % of gross loans                     1.26%           1.19%         1.27%          1.30%        1.55%
Number of full-service offices                                        38              33            31             30           29
------------------------------------------------------------------------------------------------------------------------------------

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

FINANCIAL CONDITION

     Parkvale's average interest-earning assets increased $174 million for the year ended June 30, 2002 over fiscal year 2001. This increase is primarily the result of the acquisition of the Second National Bank of Masontown. The acquisition resulted in a larger loan portfolio and elevated savings deposit levels. Average loan and average deposit balances rose $78 million and $144 million, respectively, in fiscal year 2002.

ACQUISITION
     On January 31, 2002, Parkvale completed the acquisition of the Second National Bank of Masontown ("SNB") based in Fayette County, Pennsylvania.
The acquisition was accounted for as a purchase business combination and its operations are included for the five months ended June 30, 2002. The fair value of assets acquired included $72.7 million of investments and cash, $120.8 million of loans with $157.6 million of deposits assumed. The core deposit intangibles of $4.4 million are primarily valued at 5.2% of core deposit accounts acquired and the premium is being amortized over an average life of
11.21 years. The resulting goodwill of $7.3 million is not subject to periodic amortization.

ASSET AND LIABILITY MANAGEMENT
     Parkvale functions as a financial intermediary, and as such, its financial condition should be examined in terms of its ability to manage its interest rate risk, and diversify its credit risk.

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

     Interest rate sensitivity gap analysis provides one indicator of potential interest rate risk by comparing interest-earning assets and interest-bearing liabilities maturing or repricing at similar intervals. The gap ratio is defined as rate-sensitive assets minus rate-sensitive liabilities for a given time period divided by total assets. Parkvale continually monitors gap ratios, and within the IRR framework and in conjunction with the net interest income simulations, implements actions to reduce exposure to fluctuating interest rates. Such actions have included maintaining high liquidity, deploying excess liquidity, increasing the repricing frequency of the loan portfolio and lengthening the overall maturities of interest-bearing liabilities. Management believes these ongoing actions minimize Parkvale's vulnerability to fluctuations in interest rates. The one-year gap ratio has shifted from 3.37% as of June 30, 2001 to -4.09% as of June 30, 2002, and the five-year gap ratio was 4.47% at June 30, 2002 versus 4.30% as of June 30, 2001. The decrease in asset sensitivity is due to a larger position in shorter term certificates, money funds and borrowings at year end.

     Gap indicators of IRR are not necessarily consistent with IRR simulation estimates. Parkvale utilizes net interest income simulation estimates under various assumed interest rate environments to more fully capture the details of IRR. Assumptions included in the simulation process include measurement over a probable range of potential interest rate changes, prepayment speeds on amortizing financial instruments, other imbedded options, loan and deposit volumes and rates, nonmaturity deposit assumptions and management's capital requirements. The estimated impact on projected net interest income in fiscal 2003 assuming an immediate shift in current interest rates would result in the following percentage changes over fiscal 2002 net interest income: +100 bp, -2,5%; +200 bp, -8.7%; -100 bp, +3.0%; -200 bp, +1.8%. This compares to projected net interest income for fiscal 2002 made at June 30, 2001 over fiscal 2001 actual net interest income of: +100 bp, +0.2%; +200 bp, -2.5%; -100 bp,
+2.0%; -200 bp, -5.7%. The fluctuation in projected net interest income between fiscal 2002 and 2001 is reflective of the change in asset mix during fiscal 2002 as discussed in the Financial Condition section.

     ASSET MANAGEMENT. A primary goal of Parkvale's asset management is to maintain a high level of liquid assets. Parkvale defines the following as liquid assets: cash, federal funds sold, certain corporate debt maturing in less than one year, U.S. Government and agency obligations maturing in less than one year and short-term bank deposit accounts. The average daily liquidity was 24.6% for the quarter ended June 30, 2002. During fiscal 2002, Parkvale's investment strategy was to deploy excess liquidity by purchasing single-family ARM loans to enhance yields and reduce the risk associated with rate volatility. Such investments reduce the inherent risk of the volatility of overnight interest rates. If interest rates were to fall substantially, net interest income may decrease if the yield on liquid assets, such as Federal funds sold, were to fall faster than liabilities would reprice.

     Parkvale's lending strategy has been designed to shorten the average maturity of its assets and increase the rate sensitivity of its loan portfolio. In fiscal 2002, 2001 and 2000, 89.7%, 89.5% and 78.7%, respectively, of mortgage loans originated or purchased were adjustable-rate loans. Parkvale has continually emphasized the origination and purchase of ARM loans. ARMs totaled $696. 7 million or 69.4% of total mortgage loans at June 30, 2002 versus $689.3 million or 72.3% of total mortgage loans at June 30, 2001. To supplement local mortgage originations, Parkvale purchased loans aggregating $339.8 million, $202.2 million and $85.5 million in fiscal 2002, 2001 and 2000, respectively, from mortgage bankers and other financial institutions. The loan packages purchased were predominately 3/1 and 5/1 ARMs. All of the 2002 and 2001 purchases were ARMs. The practice of purchasing loans in the secondary market is expected to continue in fiscal 2003 when liquidity exceeds targeted levels. At June 30, 2002, Parkvale had commitments to originate mortgage loans totaling $1.4 million and commercial loans of $6.3 million. Construction loans in process at June 30, 2002 were $24.2 million. Such commitments were expected to be funded from current liquidity.

     Parkvale continues to increase its consumer loan portfolio through new originations. Home equity lines of credit are granted at up to 120% of collateral value at competitive rates. In general, these loans have shorter maturities and greater interest rate sensitivity and margins than residential real estate loans. At June 30, 2002 and 2001, consumer loans were $168.0 million and $132.6 million which represented a 26.7% and a 0.8% increase over the balances at June 30, 2001 and 2000, respectively, with fixed-rate second mortgage loans totaling $92.0 million, $83.5 million and $81.2 million outstanding balances at June 30, 2002, 2001 and 2000, respectively, and the average maturities of five years.

     Investments in mortgage backed securities and other securities, such as U.S.Government and agency obligations and corporate debt, are purchased to enhance Parkvale's overall net interest margin and to reduce credit risk concentration. Parkvale's investment policy focuses on long-term trends, rather than short-term swings in the financial markets. Accordingly, all debt securities are classified as held to maturity, and are not available for sale nor held for trading.

     LIABILITY MANAGEMENT. Parkvale's favorable liquidity allows investment decisions to be made with the funding source as a secondary issue. Deposits are priced according to management's asset/liability objectives, alternate funding sources and competition. A concentrated effort is made to extend the maturities of deposits by offering highly competitive rates for longer term certificates. Certificates of deposit maturing after one year as a percent of total deposits are 30.3% at June 30, 2002 and 40.4% at June 30, 2001. The decrease in longer term certificates is attributable to the additional noncertificate deposits acquired from the Second National Bank acquisition.

     Parkvale has also made a concentrated effort to increase low cost deposits by attracting new checking customers to our community branch offices. Checking accounts at June 30, 2002 and 2001 have increased by 28.5% and 24.3%, respectively, showing growing acceptance of Parkvale as a full service bank. Parkvale's primary sources of funds are deposits received through its branch network, loan and mortgage-backed security repayments and advances from the Federal Home Loan Bank ("FHLB"). FHLB advances can be used on a short-term basis for liquidity purposes or on a long-term basis to support lending activities.

INTEREST-SENSITIVITY ANALYSIS. The following table reflects the maturity and repricing characteristics of Parkvale's assets and liabilities at June 30, 2002:

(in thousands, except per share data)       less than 3 months    4-12 months    1-5 years      5+ years        Total
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-SENSITIVE ASSETS:
ARM and other variable rate loans                    $ 105,034      $170,602      $384,608      $ 71,460       $731,704
Other fixed rate loans, net (1)                         59,495        25,338       156,593       258,819        500,245
Variable rate mortgage-backed securities                 8,777         1,044             -             -          9,821
Fixed rate mortgage-backed securities (1)                  240           635         2,434         2,805          6,114
Investments and Federal funds sold                     165,781        28,739       104,198        21,680        320,398
Equities, primarily FHLB                                     -             -        10,319         2,761         13,080
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-sensitive assets                      $ 339,327      $226,358      $658,152      $357,525     $1,581,362
-----------------------------------------------------------------------------------------------------------------------------------
Ratio of interest-sensitive assets to total assets        20.8%         13.9%         40.3%         21.9%          96.8%
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-SENSITIVE LIABILITIES:
Passbook deposits and club accounts (2)              $  22,341      $ 25,638      $ 29,220      $110,418       $187,617
Checking accounts (3)                                   24,712        11,970        23,940       163,543        224,165
Money market deposit accounts                           15,513        15,513        31,026             -         62,052
Certificates of deposit                                147,029       307,994       358,640        50,691        864,354
FHLB advances and other borrowings, including
trust preferred securities                              46,723        15,000        75,500        35,773        172,996
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-sensitive liabilities                  $256,318      $376,115      $518,326      $360,425     $1,511,184
-----------------------------------------------------------------------------------------------------------------------------------
Ratio of interest-sensitive liabilities
to total liabilities and equity                           15.7%         23.0%         31.7%         22.1%          92.5%
-----------------------------------------------------------------------------------------------------------------------------------
Ratio of interest-sensitive assets
to interest-sensitive liabilities                        132.4%         60.2%        127.0%         99.2%         104.6%
-----------------------------------------------------------------------------------------------------------------------------------
Periodic Gap to total assets                              5.08%        (9.17)%        8.56%        -0.18%          4.30%
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative Gap to total assets                            5.08%        (4.09)%        4.47%         4.30%
-----------------------------------------------------------------------------------------------------------------------------------

(1) Includes total repayments and prepayments at an assumed rate of 10% per annum for fixed-rate mortgage loans and mortgage-backed securities, with the amounts for other loans based on the estimated remaining loan maturity by loan type.

(2) Assumes passbook deposits are rate sensitive at the rate of 28.1% per annum, compared with 17.1% for fiscal 2001.

(3) Includes preferred plus accounts which are assumed to be immediately rate sensitive and checking accounts which are assumed to be 5.4% in the first year and 2.7% per annum thereafter, compared with 7.2% and 3.6%, respectively, for fiscal 2001.


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

     Credit risk is increased by lending and investing activities that concentrate a financial institution's earning assets in a way that exposes the institution to a material loss from any single occurrence or group of related occurrences. Diversifying loans and investments to prevent concentrations of risks is one manner a financial institution can reduce potential losses due to credit risk. Examples of asset concentrations would include, but not be limited to, geographic concentrations, loans or investments of a single type, multiple loans to a single borrower, loans made to a single type of industry and loans of an imprudent size relative to the total capitalization of the institution. For loans purchased and originated, Parkvale has taken steps to reduce exposure to credit risk by emphasizing low-risk, single-family mortgage loans, which comprise 72.7% of the gross loan portfolio as of June 30, 2002. The next largest component of the loan portfolio are consumer loans at 13.6%, which generally consist of lower balance second mortgages and home equity loans originated in the greater Pittsburgh area.

NONPERFORMING LOANS AND FORECLOSED REAL ESTATE
Nonperforming and impaired loans and foreclosed real estate (REO) consisted of the following at June 30

                                                            2002        2001
-------------------------------------------------------------------------------
(Dollars in 000's)
Delinquent single-family mortgage loans                  $2,373          $  857
Delinquent other loans                                      598             802
-------------------------------------------------------------------------------
Total of nonperforming loans                             $2,971          $1,659
Total of impaired loans                                     498               -
Real Estate Owned                                         1,717           3,762
-------------------------------------------------------------------------------
Total                                                    $5,186          $5,421

     Nonperforming and impaired loans and real estate owned represent 0.32% and 0.39% of total assets at the respective balance sheet dates. June 30, 2002 delinquent single-family mortgage loans consisted of 28 single family owner occupied homes. As of June 30, 2002, $1.5 million or 64.1% of the nonaccrual mortgage loans totaling $2.4 million were purchased from others. Management believes the loans are well collateralized.

     Loans are placed on nonaccrual status when, in management's judgement, the probability of collection of principle and interest is deemed to be insufficient to warrant further accrual. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income. As a result, uncollected interest income is not included in earnings for nonaccrual loans. Parkvale provides an allowance for the loss of accrued but uncollected interest on mortgage, consumer and a commercial business loans which are more than 90 days contractually past due.

     In addition, loans totaling $7.8 million were classified as special mention or substandard for regulatory purposes at June 30, 2002. These loans, while current or less than 90 days past due, have exhibited characteristics which warrant special monitoring. Examples of these concerns include irregular payment histories, questionable collateral values, investment properties having cash flows insufficient to service debt, and other financial inadequacies of the borrower. These loans are regularly monitored with efforts being directed towards resolving the underlying concerns while continuing with the performing status classification of such loans.

ALLOWANCE FOR LOAN LOSSES
     The allowance for loan loss was $15.5 million at June 30, 2002 and $13.4 million at June 30, 2001 or 1.26% and 1.19% of gross loans at June 30, 2002 and June 30 2001, respectively. The adequacy of the allowance for loan loss is determined by management through evaluation of the loss potential on individual nonperforming, delinquent and high dollar loans, economic and business trends, growth and composition of the loan portfolio and historical loss experience, as well as other relevant factors.

     The allowance for loan loss is continually monitored by management to identify potential portfolio risks and detect potential credit deterioration in the early stages. Management then establishes reserves based upon its evaluation of the inherent risks in the loan portfolio. Management believes the allowance for loan loss is adequate to absorb probable loan losses.

RESULTS OF OPERATIONS
     Net income for the year ended June 30, 2002 was $10.4 million or $1.81 per diluted share representing a 25.5% decrease from net income of $14.0 million or $2.43 per diluted share for the year ended June 30, 2001. The $5.7 million decline in pre-tax income and the $3.6 million decrease in net income for the year reflects security investment impairment charges of $2.6 million (pre-tax) primarily related to WorldCom bonds and $6.5 million (pre-tax) expense related to foreclosed real estate. The charges were partially offset by security gains of $7.1 million (pre-tax) during fiscal 2002. In addition,net interest income decreased $2.6 million, which was partially offset by increased fee income of $1.5 million. Other non-interest expense increased by $2.7 million primarily related to the acquisition of the Second National Bank of Masontown in January 2002.

Excluding impairment charges and security gains, core earnings were as follows (in 000's, except per share data):

                                   2002          2001
-------------------------------------------------------
Net income as reported            $10,430       $14,001
Less non-core items, net of tax:
 Net gain (loss) on sale and
  writedown of securities           3,008             -
 REO expenses & writedowns         (4,298)            -
 SNB merger related costs            (264)            -
-------------------------------------------------------
Core Net Income                   $11,984       $14,001
=======================================================
Core diluted earnings per share     $2.08         $2.43
Core return on average equity        12.6%         16.2%
=======================================================

YIELDS EARNED AND RATES PAID
     The following table sets forth the average yields earned on Parkvale's interest-earning assets and the average rates paid on its interest-bearing liabilities, the resulting average interest rate spreads, the net yield on interest-earning assets and the weighted average yields and rates at June 30, 2002.

                                                                                   Year Ended June 30,       At June 30,
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             2002         2001            2000        2002
-----------------------------------------------------------------------------------------------------------------------------------
Average yields on (1):
Loans                                                                        6.96%        7.60%           7.33%       6.86%
Investments (2)                                                              5.97         6.68            6.33        5.58
Federal funds sold                                                           2.22         5.64            5.73        1.75
-----------------------------------------------------------------------------------------------------------------------------------
All interest-earning assets                                                  6.44         7.40            7.16        6.30
-----------------------------------------------------------------------------------------------------------------------------------
Average rates paid on (1):
Savings deposits                                                             4.22         4.77            4.39        3.70
Borrowings                                                                   5.54         5.70            5.67        5.29
Trust preferred securities                                                   5.65         -               -           5.47
-----------------------------------------------------------------------------------------------------------------------------------
All interest-bearing liabilities                                             4.34         4.84            4.46        3.88
-----------------------------------------------------------------------------------------------------------------------------------
Average interest rate spread                                                 2.10%        2.56%           2.70%       2.42%
-----------------------------------------------------------------------------------------------------------------------------------
Net yield on interest-earning assets (3)                                     2.30%        2.82%           2.95%


(1) Average yields and rates are calculated by dividing the interest income or expense for the period by the average balance for the year. The weighted averages at June 30, 2002 are based on the weighted average contractual interest rates. Nonaccrual loans are excluded in the average yield and balance calculations.

(2) Includes held-to-maturity and available-for-sale investments, including mortgage backed securities and interest-bearing deposits.

(3) Net interest income on a tax equivalent basis divided by average interest-earning assets.


     The following table presents for the periods indicated the average balances of each category of interest-earning assets and interest-bearing liabilities.

                                                                                     Year Ended June 30,
-----------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                            2002               2001          2000
-----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Loans                                                                $1,142,646          $1,064,220    $1,013,161
  Investments                                                             178,373             139,486       122,764
  Federal funds sold                                                      122,960              66,357        46,112
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                                           1,443,979           1,270,063     1,182,037
-----------------------------------------------------------------------------------------------------------------------------------
Noninterest-earning assets                                                 46,761              36,943        36,979
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                           $1,490,740          $1,307,006    $1,219,016
-----------------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
  Savings deposits                                                      1,248,234           1,104,476     1,056,475
  FHLB advances and other borrowings                                      121,385              95,732        60,446
  Trust Preferred Securities                                                6,725                   -             -
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                                      1,376,344           1,200,208     1,116,921
-----------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities                                            19,327              20,355        22,122
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                       1,395,671           1,220,563     1,139,043
Shareholders' equity                                                       95,069              86,443        79,973
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND EQUITY                                           $1,490,740          $1,307,006    $1,219,016
-----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST-EARNING ASSETS                                           $    67,635          $   69,855    $   65,116
-----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets as a % of interest-bearing liabilities              104.9%              105.8%        105.8%
-----------------------------------------------------------------------------------------------------------------------------------

An excess of interest-earning assets over interest-bearing liabilities will enhance a positive interest rate spread. Net interest income has been favorably impacted by higher volumes of loan originations and purchases during fiscal 2000 and the early part of fiscal 2001.

     Net interest income is the difference between interest earned on loans and investments and interest paid for deposits and borrowings. A positive interest rate spread is achieved with interest-earning assets in excess of interest-bearing liabilities which results in increased net interest income.
Net interest income was $33.1 million in fiscal 2002 compared to $35.8 million in fiscal 2001. The decrease in net interest income is due to the accumulative affect of the Federal Reserve Board's rate reductions during calendar 2001. The unprecedented number of rate reductions occurring in such a short period of time resulted in assets repricing at a faster pace than deposit accounts.

INTEREST INCOME
     Interest income from loans decreased by $1.3 million or 1.6% in fiscal 2002. Average loans outstanding increased $78.4 million or 7.4%, primarily due to loan package purchases amounting to $339.8 million during fiscal 2002. This was offset due to a decrease in the average loan yield which was 7.60% in fiscal 2001 and declined to 6.96% in fiscal 2002. Interest income on loans increased by $6.6 million or 8.9% from fiscal 2000 to 2001. The average yield on loans increased from 7.33% in fiscal 2000 to 7.60% in fiscal 2001, and the average outstanding loan balance increased $50.1 million or 5.0% between fiscal 2000 and 2001.

     Interest income on investments increased $1.3 million or 14.2% in fiscal 2002. This is the result of a $38.9 million increase in the average balance primarily due to the SNB acquisition. The average yield on investments decreased to 5.97% in fiscal 2002 from 6.68% in fiscal 2001 due to the investment of shorter term investments. Interest income on investments increased by $1.5 million or 20.0% from fiscal 2000 to 2001. This was the result of a $16.7 million increase in the average balance.

     Interest income from federal funds sold decreased $1.0 million from fiscal 2001 to 2002. The decrease was attributable primarily to a decrease in the average yield from 5.64% in fiscal 2001 to 2.22% in fiscal 2002. The average federal funds sold balance increased from $66.4 million in fiscal 2001 to $123.0 million in fiscal 2002. The increase is attributable to funds available from payoffs and calls on higher yielding loans and investments. The target federal funds rate decreased 200 basis points in fiscal 2002 from 3.75% to 1.75% at June 30, 2002. The average balance of federal funds sold increased $20.2 million between fiscal 2001 and 2000, and interest income increased $1.1 million between the two years. The average yield decreased from 5.73% in fiscal 2000 to 5.64% in fiscal 2001.

INTEREST EXPENSE
     Interest expense on deposits decreased $17,000 or 0.3% between fiscal 2001 and 2002. The average deposit balance increased $143.8 million or 13.0% in fiscal 2002, primarily due to the SNB acquisition, offset by a decrease in the average cost from 4.77% in fiscal 2001 to 4.22% in 2002. Interest expense on deposits increased by $6.3 million or 13.6% between fiscal 2000 and 2001. The average deposit balance also increased by $48.0 million between the two fiscal years, coupled by an increase in the average cost from 4.39% in fiscal 2000 to 4.77% in fiscal 2001.

     Interest expense on borrowed money increased by $1.6 million or 30.2% in fiscal 2002, due to the issuance of $25 million of trust preferred securities on March 26, 2002, new borrowings with the FHLB totaling $20 million at an average rate of 5.30% during fiscal 2002 and the integration of SNB. The overall average cost of borrowings decreased from 5.70% in fiscal 2001 to 5.55% in fiscal 2002. In fiscal 2001, interest expense on borrowed money increased by $2.0 million or 59.4% due to new borrowings with the FHLB totaling $51 million at an average rate of 5.63%.

     Net interest income decreased $2.6 million or 7.3% from fiscal 2001 to 2002. The average interest rate spread decreased to 2.10% in fiscal 2002 from 2.56% in fiscal 2001, while the average net interest earning assets decreased $2.2 million. In fiscal 2001, net interest income increased $955,000 or 2.7%. The average interest rate spread increased from 2.70% in fiscal 2000 to 2.56% in 2001, while average net interest earning assets increased $4.7 million between the two years.

     At June 30, 2002, the weighted average yield on loans and investments was 6.30%. The average rate payable on liabilities was 3.70% for deposits, 5.29% for borrowings and 3.88% for combined deposits and borrowings.

PROVISION FOR LOAN LOSSES
     The provision for loan losses is an amount added to the allowance against which loan losses are charged. The provision for loan losses was $205,000 in 2002, $320,000 in 2001 and $236,000 in 2000, respectively. The provision decreased by $115,000 or 35.9% in fiscal 2002 compared to fiscal year 2001. Aggregate valuation allowances were 1.26% of gross loans as of June 30, 2002. Management believes the allowance for loan losses is adequate to cover the amount of possible credit losses inherent in the loan portfolio as of June 30, 2002.

OTHER INCOME
Other income increased $6.0 million or 129.6% in fiscal 2002 compared to fiscal 2001. This is primarily attributable to a gain on sale of assets of $4.5 million in fiscal 2002 consisting of security gains of $7.1 million, partially offset by security investment impairment charges of $2.6 million primarily related to WorldCom bonds. The security gains in fiscal 2002 were realized on the sale of 112,496 shares of Freddie Mac Common Stock.

     Service charges on deposit accounts increased by $949,000 or 34.4% in fiscal 2002, mainly due to an increase in the average balances over fiscal 2001 as a result of the SNB acquisition and to increased services for all types of deposits. Other service charges and fees increased by $168,000 or 19.1% in fiscal 2002. This increase is also attributable to the increased average balances from the SNB acquisition. Service charges on deposit accounts increased by $529,000 or 23.7% and other service charges and fees decreased by $95,000 or 12.1%between fiscal 2001 and 2000.

     Miscellaneous income increased $351,000 or 35.0% in fiscal 2002, and $455,000,or 82.9%, in fiscal 2001. The primary increase in 2002 and 2001 came from investment service fee income which increased by $298,000 to $973,000 in fiscal 2002 versus $675,000 in fiscal 2001 and $240,000 in fiscal 2000. Parkvale offers nondeposit investment products directly to customers through an operating division, Parkvale Financial Services.

OTHER EXPENSE
     Other expense increased $9.2 million or 49.7% in fiscal 2002. Writedowns and expenses aggregating $6.5 million were recorded in 2002 related to a commercial property undergoing rehabilitation and renovation, including a $2.3 million charge reducing the net book value of the building to its estimated net realizable value, and expensing all costs as incurred as estimated costs to rehabilitate and renovate the building proved higher than originally estimated.

     Compensation and employee benefits increased by $913,000 or 8.6% during fiscal 2002 and by $825,000 or 8.4% during fiscal 2001 over the respective prior period.

     Compensation expense increased $864,000 or 10.0% in fiscal 2002 and increased $606,000 or 7.5% in fiscal 2001. The 2002 increase is primarily attributable to the additional employees gained from the SNB acquisition. Payroll related taxes increased $103,000 during fiscal 2002 as a direct result of increased compensation. The 2001 increase represented normal merit pay increases and increased staffing related to new offices and products.

     Office occupancy expense increased $472,000 or 15.1% in fiscal 2002 and $302,000 or 10.7% in fiscal 2001 over the respective prior period. The increase in fiscal 2002 due to the addition of five SNB branch offices. The increase in fiscal 2001 was a result of the opening of two additional branch office and depreciation expense related to the enhancement to our data processing system and the new voice response system.

     Marketing expenses increased by $80,000 or 15.4% in fiscal 2002 and increased by $48,000 or 10.2% in fiscal 2001. The fiscal 2002 increase is due to the acquisition of SNB in addition to and various loan and deposit promotions. The fiscal 2001 increase is due to new office promotions and various loan and deposit promotions.

     Parkvale Savings Bank ("the Bank") is insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF"). FDIC insurance expense was $222,000, $213,000 and $409,000 amortizing to savings deposit premiums averaging 1.83 basis points during fiscal 2002, 1.91 basis points during fiscal 2001 and 3.98 basis points during fiscal 2000, respectively.

     Miscellaneous expenses increased by $1.2 million or 42.9% in fiscal 2002 primarily attributable to the one-time merger related costs of $400,000 in connection with the 2002 SNB acquisition. Additionally, due to higher volumes primarily related to the acquisition, data processing charges increased by $454,000 in fiscal 2002 and increased by $75,000 or 2.8% in fiscal 2001.

INCOME TAXES
Federal and state income tax expense decreased by $2.2 million or 29.0% due to a decrease in pre-tax income and a lower effective tax rate as a result from the benefits of certain investments made by the company and its subsidiaries. As discussed in Note H, the effective tax rate for fiscal 2002, 2001 and 2000 was 33.9%, 35.0% and 36.4%, respectively.

LIQUIDITY AND CAPITAL RESOURCES
     Liquidity risk represents the inability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers, as well as, the obligations to depositors and debtholders. Parkvale uses its asset/liability management policy and contingency funding plan to control and manage liquidity risk.

     Federal funds sold increased $22.0 million or 22.7% from $97 million at June 30, 2001 to $119 million at June 30, 2002. Loan balances increased
$104.4 million or 9.4%, investment balances increased $67.9 million or 46.8% and increased cash balances of $6.8 million or 37.6%, resulted from increased deposit balances of $168.5 million or 14.3% and increased advances and other debt of $28.7 million or 24% and trust preferred securities of $25 million. Parkvale's FHLB advance available maximum borrowing capacity is $836.7 million. If Parkvale were to experience a deposit run off in excess of the available cash resources invested in cash and cash equivalents, this available FHLB borrowing capacity could be utilized to fund a rapid decrease in deposits.

     Shareholders' equity increased $2.3 million or 2.4% during the year ended June 30,2002 compared to June 30, 2001. Comprehensive income was $5.9 million while dividends declared were $4.1 million resulting in 39.2% of net income paid to shareholders (equal to $0.72 per share) for fiscal year ended June 30, 2002. Treasury stock purchased in fiscal 2002 was $346,000 which was deployed for funding stock options and benefit plans totaling $889,000. The book value of Parkvale's common stock increased 1.8% to $17.09 at June 30, 2002 from $16.78 at June 30, 2001 as a result of these increases in shareholders' equity.

     The Bank is a wholly owned subsidiary of Parkvale. The Bank's primary regulators are the Federal Deposit Insurance Corporation ("FDIC") and the Pennsylvania Department of Banking. The Office of Thrift Supervision retains jurisdiction over Parkvale Financial Corporation due to its status as a unitary savings and loan holding company. Parkvale continues to maintain a "well capitalized" status, sustaining a 6.4% Tier 1 capital level as of June 30, 2002. Strong capitalization allows Parkvale to continue building shareholder value through traditionally conservative operations and potentially profitable growth opportunities. Management is not aware of any trends, events, uncertainties or recommendations by any regulatory authority that will have, or that are reasonably likely to have, material effects on Parkvale's liquidity, capital resources or operations.

CRITICAL ACCOUNTING POLICIES AND JUDGEMENTS
     Parkvale's consolidated financial statements are prepared based upon the application of certain accounting policies, the most significant of which are described in Note A - Significant Accounting Policies. Certain of these policies require numerous estimates and strategic or economic assumptions that may prove inaccurate or subject to variations and may significantly affect Parkvale's reported results and financial position for the period or in future periods. Changes in underlying factors, assumptions, or estimates in any of these areas could have a material impact on Parkvale's future financial condition and results of operations.

     BUSINESS. The primary business of Parkvale is the community banking business which consists of attracting deposits from the general public in the communities that it serves and investing such deposits, together with other funds, in residential real estate loans, consumer loans, commercial loans and investment securities. Parkvale focuses on providing a wide range of consumer and commercial services to individuals, partnerships and corporations in the greater Pittsburgh metropolitan area, which comprises its primary market area. Many of the consumer loan products offered by Parkvale permit the customer to repay the loan prior to its scheduled maturity without a significant prepayment penalty. In a declining interest rate environment, as was experienced in the last half of fiscal 2001 and the first half of fiscal 2002, significant prepayments can effect future income as higher earning assets payoff prior to maturity with proceeds reinvested in investments or loans with lower yields.

     INVESTMENT SECURITIES HELD TO MATURITY. Securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Declines in the fair value of individual held-to-maturity securities below their amortized cost that are other than temporary result in writedowns of the individual securities to their estimated fair value. Such writedowns are included in earnings as realized losses. Regular quarterly reviews of investment ratings and publicly available information are conducted by management and reviewed by the Audit-Finance committee. A listing of securities with ratings below investment grade are monitored and evaluated for possible writedowns. In fiscal 2002, writedowns were $2.6 million, primarily related to the decline in market value of WorldCom Bonds to an estimated value of 19.5 cents per par dollar at June 30, 2002. The writedowns recognized in fiscal 2002 are the only writedowns recorded in the past fifteen years. If the financial markets experience further deterioration on these bonds or on other corporate bonds held for investment, additional charges to income could occur in future periods.

     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). The Bank's periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, past loan loss experience, current economic conditions, trends within Parkvale's market area and other relevant factors.

     The first step in determining the allowance for loan losses is recognizing a specific allowance on individual impaired loans. Nonaccrual, substandard and doubtful commercial and other real estate loans are considered for impairment.

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

     The allowance for loan losses at June 30, 2002 includes $11.6 million or 75% of the allowance allocated to loans that are not secured by single family homes. The ability for Bank customers to repay commercial or consumer loans are more dependent upon the success of their business, continuing income and general economic conditions. Accordingly, the risk of loss is higher on such loans than single family loans, which generally incur fewer losses as the collateral value exceeds the loan amounts in the event of foreclosure.

     FORECLOSED REAL ESTATE. Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and recorded at the lower of the carrying amount or fair value of the property less cost to sell. After foreclosure, valuations are periodically performed by management and a valuation allowance is established for declines in the fair value less cost to sell below the property's carrying amount. Revenues, expenses and changes in the valuation allowance are included in the statement of operations. Gains and losses upon disposition are reflected in earnings as realized. The net book value of foreclosed real estate at June 30, 2002 includes $540,0000 related to a vacant office building, which is undergoing renovation and rehabilitation.
In fiscal 2002, writedowns and expenses related to this property of $6.5 million were recorded as estimated costs to rehabilitate and renovate the building were higher than originally estimated and greater than the estimated net realizable value. The ability to recover costs incurred is dependent upon real estate market conditions and demand for commercial property. To the extent that economic conditions and improvement costs vary from current estimates, additional losses could occur in future periods.

     GOODWILL AND OTHER INTANGIBLE ASSETS. FAS 141, Accounting for Business Combinations is the standard of accounting for business combinations initiated after June 30, 2001. FAS 141 requires use of the purchase method and eliminated the use of the pooling-of-interest method of accounting for business combinations. FAS 141 also provides new criteria to determine whether an acquired intangible should be recognized separately from goodwill. FAS 142, Accounting for Goodwill and Other Intangible Assets establishes standards for the amortization of acquired intangible assets and the non-amortization and impairment assessment of goodwill. Parkvale has $4.4 million of core deposit intangible assets subject to amortization and $7.3 million in goodwill, which is not subject to periodic amortization. Parkvale determined the amount of identifiable intangible assets based upon an independent core deposit analysis.

     Goodwill arising from business acquisitions represents the value attributable to unidentifiable intangible elements in the business acquired. Parkvale's goodwill relates to value inherent in the banking business and the value is dependent upon Parkvale's ability to provide quality, cost effective services in the face of free competition from other market participants on a regional basis. This ability relies upon continuing investments in processing systems, the development of value-added service features, and the ease of use of Parkvale's services. As such, goodwill value is supported ultimately by revenue which is driven by the volume of business transacted. A decline in earnings as a result of a lack of growth or the inability to deliver cost effective services over sustained periods can lead to impairment of goodwill which could result in charge and adversely impact earnings in future periods.

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

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollar amounts in thousands, except per share data)

                                                                                                           June 30,
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS                                                                                          2002                    2001
-----------------------------------------------------------------------------------------------------------------------------------
Cash and noninterest-earning deposits                                                       $    25,050              $    18,208
Federal funds sold                                                                              119,000                   97,000
Interest-earning deposits in other banks                                                         17,473                   12,351
Investment securities available for sale (cost of $11,780 in 2002
  and $15,498 in 2001) (Note B)                                                                  13,080                   23,994
Investment securities held to maturity (fair value of $201,098 in 2002
  and $121,371 in 2001) (Note B)                                                                199,860                  121,023
Loans, net of allowance of $15,492 in 2002
  and $13,428 in 2001 (Note C)                                                                1,217,639                1,113,264
Foreclosed real estate (Note D)                                                                   1,717                    3,762
Office properties and equipment, net (Note D)                                                    10,080                    7,116
Intangible assets and deferred charges                                                           11,787                      250
Prepaid expenses and other assets (Note M)                                                       16,506                   10,896
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                $ 1,632,192              $ 1,407,864

-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
-----------------------------------------------------------------------------------------------------------------------------------
Savings deposits (Note E)                                                                   $ 1,349,339              $ 1,180,797
Advances from Federal Home Loan Bank and other debt (Note F)                                    147,996                  119,316
Trust preferred securities (Note F)                                                              25,000                        -
Advance payments from borrowers for taxes and insurance                                           7,882                    8,087
Other liabilities (Note M)                                                                        4,571                    4,570
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                           $ 1,534,788              $ 1,312,770
-----------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (Notes G and I)
-----------------------------------------------------------------------------------------------------------------------------------
Preferred stock ($1.00 par value; 5,000,000 shares authorized
  0 shares issued)                                                                                    -                        -
Common stock ($1.00 par value; 10,000,000 shares authorized
  6,734,894 issued)                                                                               6,735                    6,735
Additional paid-in capital                                                                        4,293                    4,347
Treasury stock at cost - 1,034,483 shares in 2002
  and 1,067,617 shares in 2001                                                                  (19,128)                 (19,725)
Accumulated other comprehensive income                                                              826                    5,396
Retained earnings                                                                               104,678                   98,341
-----------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                                       97,404                   95,094
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                                  $ 1,632,192              $ 1,407,864
-----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollar amounts in thousands, except per share data)

                                                                                              Years Ended June 30,
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        2002          2001       2000
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
-----------------------------------------------------------------------------------------------------------------------------------
 Loans                                                                                $79,568        $80,891    $74,253
 Investments                                                                           10,649          9,322      7,774
 Federal funds sold                                                                     2,728          3,743      2,643
-----------------------------------------------------------------------------------------------------------------------------------
 Total interest income                                                                 92,945         93,956     84,670
-----------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
-----------------------------------------------------------------------------------------------------------------------------------

 Savings deposits (Note E)                                                             52,688         52,705     46,408
 Borrowings                                                                             7,110          5,461      3,427
-----------------------------------------------------------------------------------------------------------------------------------
 Total interest expense                                                                59,798         58,166     49,835
-----------------------------------------------------------------------------------------------------------------------------------
 Net interest income                                                                   33,147         35,790     34,835
 Provisions for loan losses (Note C)                                                      205            320        236
-----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                    32,942         35,470     34,599
-----------------------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME
-----------------------------------------------------------------------------------------------------------------------------------
 Service charges on deposit accounts                                                    3,708          2,759      2,230
 Other service charges and fees                                                         1,047            879        784
 Net gain (loss) on sale and writedown of securities (Note J)                           4,550              -          -
 Miscellaneous                                                                          1,355          1,004        549
-----------------------------------------------------------------------------------------------------------------------------------
 Total other income                                                                    10,660          4,642      3,563
-----------------------------------------------------------------------------------------------------------------------------------

 NONINTEREST EXPENSE
-----------------------------------------------------------------------------------------------------------------------------------
  Compensation and employee benefits                                                   11,548         10,635      9,810
  Office occupancy                                                                      3,594          3,122      2,820
  Marketing                                                                               600            520        472
  FDIC insurance                                                                          222            213        409
  Office supplies, telephone, and postage                                               1,449          1,357      1,192
  Real estate owned expenses and writedowns                                             6,500              -          -
  Miscellaneous                                                                         3,915          2,740      2,665
-----------------------------------------------------------------------------------------------------------------------------------
  Total other expenses                                                                 27,828         18,587     17,368
-----------------------------------------------------------------------------------------------------------------------------------

 Income before income taxes                                                            15,774         21,525     20,794
 Income tax expense (Note H)                                                            5,344          7,524      7,576
-----------------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                                            $10,430        $14,001    $13,218
-----------------------------------------------------------------------------------------------------------------------------------

NET INCOME PER SHARE:
 Basic                                                                                  $1.84          $2.46      $2.25
 Diluted                                                                                $1.81          $2.43      $2.23
-----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollar amounts in thousands, except per share data)

                                                                                                      Years Ended June 30,
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                 2002         2001          2000
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------------------
  Interest received                                                                             $ 93,048    $ 92,314       $84,739
  Loan fees received (paid)                                                                          (16)       (445)          378
  Other fees and commissions received                                                              5,938       4,518         3,438
  Interest paid                                                                                  (59,686)    (57,864)      (49,831)
  Cash paid to suppliers and employees                                                           (23,822)    (18,195)      (17,010)
  Income taxes paid                                                                               (6,601)     (7,336)       (8,851)
-----------------------------------------------------------------------------------------------------------------------------------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                                                        8,861      12,992        12,863
-----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------------------
  Proceeds from sales of investment securities available for sale                                 15,790           -             -
  Proceeds from maturities of investments                                                         44,700      48,300         4,684
  Purchase of investment securities available for sale                                                 -        (295)         (179)
  Purchase of investment securities held to maturity                                             (80,196)    (70,984)      (21,816)
  Maturity of deposits in other banks                                                             (5,122)     (6,991)       (4,784)
  Purchase of loans                                                                             (339,807)   (202,219)      (85,541)
  Proceeds from sales of loans                                                                     2,690       3,363         1,422
  Principal collected on loans and mortgage-backed securities                                    579,541     247,782       186,955
  Loans made to customers, net of loans in process                                              (227,382)   (126,099)     (133,665)
  Payment for acquisition of Second National Bank, net                                           (19.309)          -             -
  Capital expenditures                                                                            (1,075)     (1,389)       (1,964)
-----------------------------------------------------------------------------------------------------------------------------------
  NET CASH USED FOR INVESTING ACTIVITIES                                                         (30,170)   (108,532)      (54,888)
-----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------------------
  Net increase in checking and savings accounts                                                   43,441      37,032         7,610
  Net increase in certificates of deposit                                                        (31,409)     63,668        35,070
  Proceeds from FHLB advances                                                                     20,000      50,500        10,000
  Repayment of FHLB advances                                                                      (5,013)        (13)       (5,012)
  Proceeds from trust preferred securities                                                        25,000           -             -
  Net increase (decrease) in other borrowings                                                      2,058      (4,638)        3,771
  Net (decrease) in borrowers advances for tax and insurance                                        (206)       (768)         (422)
  Dividends paid                                                                                  (4,086)     (4,101)       (4,006)
  Allocation of treasury stock to retirement plans                                                   712         878           530
  Payment for treasury stock                                                                        (346)     (2,365)       (9,378)
-----------------------------------------------------------------------------------------------------------------------------------
  NET CASH PROVIDED BY FINANCING ACTIVITIES                                                         50,151     140,193        38,163
-----------------------------------------------------------------------------------------------------------------------------------
  Net (decrease) increase in cash and cash equivalents                                            28,842      44,653        (3,862)
  Cash and cash equivalents at beginning of year                                                 115,208      70,555        74,417
-----------------------------------------------------------------------------------------------------------------------------------
  Cash and cash equivalents at end of year                                                      $144,050    $115,208       $70,555
-----------------------------------------------------------------------------------------------------------------------------------
Reconciliation of net income to net cash provided by operating activities:
  Net Income                                                                                    $ 10,430    $ 14,001       $13,218
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization                                                                  1,180         768           662
    Accretion and amortization of fees and discounts                                                 487        (691)          (84)
    Loan fees collected and deferred                                                                 (16)       (445)          378
    Provisions for loan losses                                                                       205         320           236
    Writedowns and expenses related to REO                                                         6,500           -             -
    Gain on sale of assets                                                                        (4,550)          -             -
    Increase in accrued interest receivable                                                         (942)     (1,294)         (300)
    (Increase) decrease in other assets                                                           (6,811)        (30)          539
    Increase in accrued interest payable                                                             112         302             3
    Increase in deferred income tax asset                                                          2,698           -           716
    Increase (decrease) in other liabilities                                                        (432)         61        (2,505)
-----------------------------------------------------------------------------------------------------------------------------------
    Total adjustments                                                                             (1,569)     (1,009)         (355)
-----------------------------------------------------------------------------------------------------------------------------------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                                                     $  8,861    $ 12,992       $12,863
-----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(dollar amounts in thousands, except per share data)


                                                                                  Accumulated
                                                          Additional                 Other                         Total
                                                Common     Paid-In      Treasury  Comprehensive   Retained      Shareholders'
                                                Stock      Capital        Stock      Income       Earnings         Equity
----------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1999                        6,735        4,843       (10,545)     4,628        79,410          85,071
----------------------------------------------------------------------------------------------------------------------------
2000 net income                                                                                    13,218          13,218
Other Comprehensive income, net of tax
   Unrealized security gains (losses) on
   available-for-sale securities                                                     (1,553)                      (1,553)
                                                                                                                ------------
   Comprehensive income                                                                                           11,665
Treasury stock purchased                                                  (9,378)                                 (9,378)
Treasury stock contributed to benefit plan                                   530                                     530
Exercise of stock options                                     (348)          922                                     574
Cash dividends declared on common stock
   at $.72 per share                                                                               (4,196)        (4,196)
----------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2000                        6,735        4,495       (18,471)     3,075        88,432         84,266
----------------------------------------------------------------------------------------------------------------------------
2001 net income                                                                                    14,001         14,001
Other Comprehensive income,net of tax
   Unrealized security gains (losses) on
   available-for-sale securities                                                                    2,321          2,321
                                                                                                                ------------
   Comprehensive income                                                                                           16,322
Treasury stock purchased                                                  (2,365)                                 (2,365)
Treasury stock contributed to benefit plan                                   879                                     879
Exercise of stock options                                    (148)           232                                      84
Cash dividends declared on common stock
   at $.72 per share                                                                              (4,092)         (4,092)
----------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2001                       $6,735      $4,347       $(19,725)    $5,396      $98,341         $95,094
----------------------------------------------------------------------------------------------------------------------------
2002 net income                                                                                   10,430          10,430
Other Comprehensive income, net of tax
   Unrealized gains on securities of $156,
   net of reclassification adjustment for
   gains included in net income of $4,726                                            (4,570)                      (4,570)
                                                                                                                ------------
   Comprehensive income                                                                                            5,860
Treasury stock purchased                                                    (346)                                   (346)
Treasury stock contributed to benefit plan                                   712                                     712
Exercise of stock options                                     (54)           231                                     177
Cash dividends declared on common stock
   at $.72 per share                                                                              (4,093)         (4,093)
----------------------------------------------------------------------------------------------------------------------------
Balance at June 30,2002                        $6,735      $4,293       $(19,128)      $826     $104,678         $97,404
----------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A  SIGNIFICANT ACCOUNTING POLICIES

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

CASH AND NONINTEREST-EARNING DEPOSITS

     The Bank is required to maintain cash and reserve balances with the Federal Reserve Bank. The reserve calculation is 0% of the first $5.0 million of checking deposits, 3% of the next $39.3 million of checking deposits and 10% of total checking deposits over $44.3 million. These required reserves, net of allowable credits, amounted to $2.0 million at June 30, 2002.

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

     The first step in determining the allowance for loan losses is recognizing a specific allowance on individual impaired loans. Nonaccrual, substandard and doubtful commercial and other real estate loans are considered for impairment. Impaired loans are generally evaluated based on the present value of the expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. Based on this evaluation, specific loss reserves are established on impaired loans when necessary.

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

EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share for the three years ended June 30:

                                                                             2002              2001         2000
---------------------------------------------------------------------------------------------------------------------
Numerator for basic and diluted earnings per share:
   Net Income (in 000's)                                                  $   10,430        $   14,001   $   13,218
Denominator:
   Weighted average shares for basic earnings per share                    5,680,696         5,694,295    5,875,308
   Effect of dilutive employee stock options                                  88,757            74,361       60,945
---------------------------------------------------------------------------------------------------------------------
   Weighted average shares for dilutive earnings per share                 5,769,453         5,768,656    5,936,253
---------------------------------------------------------------------------------------------------------------------

Net income per share:
   Basic                                                                       $1.84             $2.46        $2.25
   Diluted                                                                     $1.81             $2.43        $2.23

---------------------------------------------------------------------------------------------------------------------


FORECLOSED REAL ESTATE

     Real estate properties acquired through,or in lieu of, loan foreclosure are to be sold and recorded at the lower of the carrying amount or fair value of the property less cost to sell. After foreclosure, valuations are periodically performed by management and a valuation allowance is established for any declines in the fair value less cost to sell below the property's carrying amount. Revenues, expenses and changes in the valuation allowance are included in the statement of operations. Gains and losses upon disposition are reflected in earnings as realized. Loans transferred to foreclosed real estate during fiscal 2002 were $1.2 million and in 2001 and 2000 were $1.1 million, respectively. The foreclosures in 2002, 2001 and 2000 were primarily due to loans on single family dwellings foreclosed throughout the year.

OFFICE PROPERTY AND EQUIPMENT

     Office property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the various classes of assets. Amortization of leasehold improvements is computed using the straight-line method over the useful lives of the leasehold improvements.

STOCK BASED COMPENSATION

     Stock options and shares issued under Stock Option Plans are accounted for under Accounting Principles Board Opinion No.25 ("APB 25"), Accounting for Stock Issued to Employees. Stock options are granted at exercise prices not less than fair value of the common stock at the date of grant. Under APB 25,no compensation expense is recognized related to these plans. The proforma impact to net income and earnings per share that would occur if compensation expense was recognized based on the estimated fair value of the options and purchase rights on the date of grant is disclosed in Note I.

STATEMENT OF CASH FLOW

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

     The repurchase program approved on June 14, 2001 expired on June 30, 2002. This program had repurchases of 14,100 shares at an average price of $24.55 representing 0.3% of the outstanding stock. A new repurchase program was approved on June 18, 2002 permitting the purchase of 5% of outstanding stock, or 285,000 shares, to be repurchased periodically through fiscal year 2003 at prevailing market prices in open-market transactions. At June 30, 2002 no shares had been purchased under this program.

BUSINESS COMBINATIONS

     Parkvale adopted FAS 141, Accounting for Business Combinations, during fiscal 2002. FAS 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. FAS 141 also includes new criteria to recognize intangible assets separately from goodwill. The requirements of FAS 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001, and has been applied in the acquisition of SNB on January 31, 2002. See Note K.

GOODWILL AND OTHER INTANGIBLE ASSETS

     Parkvale adopted FAS 142, Accounting for Goodwill and Other Intangible Assets, during fiscal 2002. FAS 142 defines goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually, or more frequently if impairment indicators arise, for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. Parkvale applied the nonamortization provisions of FAS 142 to goodwill recorded on January 31, 2002 as a result of the SNB acquisition. See Note K.

DERIVATIVE FINANCIAL INSTRUMENTS

     Parkvale adopted FAS 133, Accounting for Derivative Instruments and Hedging Activities, during the first quarter of 2001. FAS 133 establishes accounting and reporting standards requiring that every derivative be recorded in the balance sheet as either an asset or liability measured at its fair value. FAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The adoption had no impact on Parkvale's financial statements, as Parkvale has not held any instruments that meet the definition of a derivative contract under FAS 133 since adoption of the statement.

RECENT ACCOUNTING STANDARDS

     The FASB issued FAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes FASB 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of. This statement is effective for fiscal years beginning after December 15, 2001. Management has evaluated the impact of this statement and has determined that there is no material effect on Parkvale's financial position or results of operations.

     The FASB issued FAS 146, Accounting for Costs Associated with Exit or Disposal Activities, which establishes financial accounting and reporting for costs associated with exit or disposal activities. This statement is effective for disposal activities initiated after December 31, 2002. Management has evaluated the impact of this statement and has determined that there is no material effect on Parkvale's financial position or results of operations.

(dollar amounts in thousands, except per share data)

NOTE B INVESTMENT SECURITIES

The amortized cost, gross unrecorded gains and losses and fair values for investment securities classified as available for sale or held to maturity at June 30 are as follows:

                                                            2002                                              2001
------------------------------------------------------------------------------------------------------------------------------------
                                                       Gross       Gross                               Gross       Gross
                                       Amortized  Unrealized  Unrealized        Fair   Amortized  Unrealized  Unrealized       Fair
                                            Cost       Gains      Losses       Value        Cost       Gains      Losses      Value
------------------------------------------------------------------------------------------------------------------------------------
Available for sale:
FHLMC common stock (112,496 shares
  in 2001 and 2000)                     $   --      $   --      $   --      $   --      $    110    $  7,545    $   --      $  7,655
FHLB of Pittsburgh stock                  10,319        --          --        10,319       9,658        --          --         9,658
Equity securities - other                  1,461       1,300        --         2,761       5,730         951        --         6,681
------------------------------------------------------------------------------------------------------------------------------------
TOTAL EQUITY INVESTMENTS AVAILABLE
  FOR SALE                              $ 11,780    $  1,300    $   --      $ 13,080    $ 15,498    $  8,496    $   --      $ 23,994
------------------------------------------------------------------------------------------------------------------------------------


Held to maturity:
U.S. Government and agency
  obligations due:
  Within 1 year                         $  4,571    $      9    $   --      $  4,580    $   --      $   --      $   --      $   --
  Within 5 years                          33,077         245          35      33,287       3,000           8        --         3,008
  Within 10 years                         14,384          56        --        14,440       5,609          43           5       5,647
------------------------------------------------------------------------------------------------------------------------------------
TOTAL U.S. GOVERNMENT AND AGENCY
  OBLIGATIONS                             52,032         310          35      52,307       8,609          51           5       8,655
------------------------------------------------------------------------------------------------------------------------------------
Municipal obligations:
  Within 1 year                            1,065           9        --         1,074         725           4        --           729
  Within 5 years                           4,529         195        --         4,724       3,240          69        --         3,309
  Within 10 years                          1,516          16        --         1,532         720          12        --           732
  After 10 years                           3,330          63        --         3,393         997          25        --         1,022
------------------------------------------------------------------------------------------------------------------------------------
TOTAL MUNICIPAL OBLIGATIONS               10,440         283        --        10,723       5,682         110        --         5,792
------------------------------------------------------------------------------------------------------------------------------------
Corporate debt:
  Within 1 year                           33,391         210         495      33,106      18,802         243         452      18,593
  Within 5 years                          65,606       1,332         679      66,259      61,650         693         601      61,742
  After 10 years                          22,456         383         458      22,381       9,765         332         427       9,670
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CORPORATE DEBT                     121,453       1,925       1,632     121,746      90,217       1,268       1,480      90,005
------------------------------------------------------------------------------------------------------------------------------------
TOTAL U.S. GOVERNMENT AND AGENCY
  OBLIGATIONS, MUNICIPAL OBLIGATIONS
  AND CORPORATE DEBT                     183,925       2,518       1,667     184,776     104,508       1,429       1,485     104,452
------------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities:
  FHLMC                                    3,615         216        --         3,831       4,022         203        --         4,225
  FNMA                                       678          17           2         693         549          18        --           567
  GNMA                                     1,998         146           1       2,143       1,993          79        --         2,072
  SBA                                         86        --          --            86
Collateralized mortgage obligations
  ("CMOs")                                 8,985          51          40       8,996       9,211         104        --         9,315
Other participation certificates             573        --          --           573         740        --          --           740
------------------------------------------------------------------------------------------------------------------------------------
TOTAL MORTGAGE-BACKED SECURITIES          15,935         430          43      16,322      16,515         404        --        16,919
------------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS CLASSIFIED AS HELD
  TO MATURITY                           $199,860    $  2,948    $  1,710    $201,098    $121,023    $  1,833    $  1,485    $121,371
------------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT PORTFOLIO              $211,640    $  4,248    $  1,710    $214,178    $136,521    $ 10,329    $  1,485    $145,365
------------------------------------------------------------------------------------------------------------------------------------

Mortgage-backed securities and CMOs are not due at a single maturity date; periodic payments are received on the securities based on the payment patterns of the underlying collateral.

See Note J concerning Net Gain (Losses) on Sale and Writedown of Securities in fiscal 2002.

(dollar amounts in thousands, except per share data)

NOTE C LOANS

Loans at June 30 are summarized as follows:

                                                                                      2002               2001            2000
-----------------------------------------------------------------------------------------------------------------------------------
Mortgage loans:
 Residential:
  1-4 Family                                                                  $   895,330          $   851,765          $   796,344
  Multifamily                                                                      18,140               24,602               19,482
  Commercial                                                                       59,136               54,958               54,459
  Other                                                                            35,108               22,164               10,387
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                1,007,714              953,489              880,672
Consumer loans                                                                    167,956              132,580              131,500
Commercial business loans                                                          53,055               39,336               34,288
Loans on savings accounts                                                           3,224                2,265                2,325
-----------------------------------------------------------------------------------------------------------------------------------
  Gross loans                                                                   1,231,949            1,127,670            1,048,785
Less:
  Loans in process                                                                    205                  205                   15
  Allowance for loan losses                                                        15,492               13,428               13,368
  Unamortized discount (premium) and deferred loan fees                            (1,387)                 773                1,033
-----------------------------------------------------------------------------------------------------------------------------------
                                                                              $ 1,217,639          $ 1,113,264          $ 1,034,369
-----------------------------------------------------------------------------------------------------------------------------------

     The following summary sets forth the activity in the allowance for loan losses for the years ended June 30:

                                                                                      2002               2001            2000
-----------------------------------------------------------------------------------------------------------------------------------
Beginning balance                                                             $    13,428          $    13,368          $    13,253
Provision for losses                                                                  205                  320                  236
Provision for losses from SNB acquisition                                           1,994                 --                   --
-----------------------------------------------------------------------------------------------------------------------------------
Loans recovered:
  Commercial                                                                         --                   --                   --
  Consumer                                                                             34                  188                   31
  Mortgage                                                                            110                   57                  105
-----------------------------------------------------------------------------------------------------------------------------------
Total recoveries                                                                      144                  245                  136
-----------------------------------------------------------------------------------------------------------------------------------

Loans charged off:
  Commercial                                                                          (19)                --                    (13)
  Consumer                                                                           (148)                (421)                (239)
  Mortgage                                                                           (112)                 (84)                  (5)
-----------------------------------------------------------------------------------------------------------------------------------
Total charge-offs                                                                    (279)                (505)                (257)
-----------------------------------------------------------------------------------------------------------------------------------
Net recoveries (charge-offs)                                                         (135)                (260)                (121)
-----------------------------------------------------------------------------------------------------------------------------------
Ending balance                                                                $    15,492          $    13,428          $    13,368
-----------------------------------------------------------------------------------------------------------------------------------

     The following table sets forth the allowance for loan loss allocation for the years ended June 30:

                                                                                      2002               2001            2000
-----------------------------------------------------------------------------------------------------------------------------------
Residential mortgages                                                         $     3,928          $     3,929          $     2,360
Commercial mortgages                                                                3,795                3,254                2,657
Consumer Loans                                                                      4,924                4,045                3,177
Commercial Loans                                                                    2,845                2,200                1,690
Unallocated                                                                          --                   --                  3,484
-----------------------------------------------------------------------------------------------------------------------------------
Total allowance for loan losses                                               $    15,492          $    13,428          $    13,368
-----------------------------------------------------------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

     At June 30,2002, Parkvale was committed under various agreements to originate fixed and adjustable rate mortgage loans aggregating $860 and $518, respectively, at rates ranging from 6.41% to 6.86% for fixed rate and 5.50% to 5.99% for adjustable rate loans, and had $99,684 of unused consumer lines of credit and $20,672 in unused commercial lines of credit. In addition, Parkvale was committed to originate mortgage loans aggregating $164 at 5.50% under a bond program secured by the Allegheny County. Parkvale was also committed to originate commercial loans totaling $6,288 at June 30, 2002. Available but unused consumer and commercial credit card lines amounted to $11,156 and $449, respectively, at June 30, 2002.

     At June 30, Parkvale serviced loans for the benefit of others as follows:
2002 - $13,097, 2001 - $7,825 and 2000 - $3,439. The fiscal 2002 increase is related to the increase in commercial loan participations.

     At June 30,2002, Parkvale's loan portfolio consisted primarily of residential real estate loans collateralized by single and multifamily residences, nonresidential real estate loans secured by industrial and retail properties and consumer loans including lines of credit.

     Parkvale has geographically diversified its mortgage loan portfolio,having loans outstanding in 49 states and the District of Columbia. Parkvale's highest concentrations are in the following states/area along with their respective share of the outstanding mortgage loan balance: Pennsylvania - 36.7%; Ohio - 18.2%; and Virginia - 7.1%. The ability of debtors to honor these contracts depends largely on economic conditions affecting the Pittsburgh, Columbus and greater Washington D.C. metropolitan areas, with repayment risk dependent on the cash flow of the individual debtors. Substantially all mortgage loans are secured by real property with a loan amount of generally no more than 80% of the appraised value at the time of origination. Mortgage loans in excess of 80% of appraised value generally require private mortgage insurance.

     At June 30, the amount of interest income of nonaccrual loans that had not been recognized in interest income was $191 for 2002, $124 for 2000 and $150 for 1999. There was a $498 loan considered impaired at June 30, 2002 and none at June 30, 2001. The average recorded investment in impaired loans was $249 during fiscal 2002 and $259 during fiscal 2001. These loans were included in management's assessment of the adequacy of general valuation allowance.

NOTE D  OFFICE PROPERTIES AND EQUIPMENT AND FORECLOSED REAL ESTATE

Office properties and equipment at June 30 are summarized by major classifications as follows:

                                                                                          2002               2001            2000
-----------------------------------------------------------------------------------------------------------------------------------
Land                                                                                     $  1,832         $  1,154         $  1,154
Office building and leasehold improvements                                                  8,728            6,500            5,661
Furniture, fixtures, and equipment                                                         10,097            6,544            6,058
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                           20,657           14,198           12,873
Less accumulated depreciation and amortization                                             10,577            7,082            6,423
-----------------------------------------------------------------------------------------------------------------------------------
Office properties and equipment, net                                                     $ 10,080         $  7,116         $  6,450
-----------------------------------------------------------------------------------------------------------------------------------
Depreciation expense                                                                     $    970         $    723         $    616


A summary of foreclosed real estate at June 30 is as follows:
                                                                                          2002               2001            2000
-----------------------------------------------------------------------------------------------------------------------------------
Real estate acquired through foreclosure:                                                $  1,728         $  3,780         $  1,450
Allowance for losses                                                                          (11)             (18)              (8)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         $  1,717         $  3,762         $  1,442
-----------------------------------------------------------------------------------------------------------------------------------
During fiscal 2002, writedowns and expenses aggregating $6,500 were recorded to reduce the carrying value of a commercial property undergoing rehabilitation and renovation. Such writedown included $2,317 that was part of book value at June 30, 2001.


Changes in the allowance for losses on foreclosed real estate for the years ended June 30 were as follows:
                                                                                          2002               2001            2000
-----------------------------------------------------------------------------------------------------------------------------------
Beginning balance                                                                        $     18         $      8         $   --
Provision for losses                                                                           38               10               33
Less charges to allowance                                                                     (45)            --                (25)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         $     11         $     18         $      8

(dollar amounts in thousands, except per share data)

NOTE E SAVINGS DEPOSITS

The following schedule sets forth interest expense for the years ended June 30 by type of deposit:
                                        2002       2001       2000
-------------------------------------------------------------------
Checking and money market accounts    $ 2,948    $ 1,997    $ 1,845
Passbook accounts                       2,735      2,794      2,905
Certificates                           47,005     47,914     41,658
-------------------------------------------------------------------
                                      $52,688    $52,705    $46,408
-------------------------------------------------------------------


A summary of savings deposits at June 30 is as follows:

                                                     2002                    2001
-------------------------------------------------------------------------------------------
                                                   Amount         %        Amount         %
-------------------------------------------------------------------------------------------
Transaction accounts:
Checking and money market accounts             $  206,354      15.3    $  160,528      13.6
Checking accounts - noninterest-bearing            79,863       5.9        48,463       4.1
Passbook accounts                                 187,617      13.9       136,162      11.5
-------------------------------------------------------------------------------------------
                                                  473,834      35.1       345,153      29.2
Certificate of deposits                           864,354      64.1       823,661      69.8
-------------------------------------------------------------------------------------------
                                                1,338,188      99.2     1,168,814      99.0
Accrued Interest                                   11,151        .8        11,983       1.0
-------------------------------------------------------------------------------------------
                                               $1,349,339     100.0    $1,180,797     100.0
-------------------------------------------------------------------------------------------


The aggregate amount of time deposits over $100 was $119,725 and $95,017 at June 30, 2002 and 2001, respectively.


At June 30, the scheduled maturities of certificate accounts were as follows:


         Maturity Period                    2002                    2001
-------------------------------------------------------------------------------
         1-12 months                      $455,023                $346,090
         13-24 months                      220,776                 259,947
         25-36 months                       63,509                 122,187
         37-48 months                       25,628                  27,042
         49-60 months                       48,727                  17,782
         Thereafter                         50,691                  50,613
-------------------------------------------------------------------------------
                                          $864,354                $823,661
-------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

NOTE F ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER DEBT

The advances from the FHLB at June 30 consisted of the following:

                                                                              2002                              2001
---------------------------------------------------------------------------------------------------------------------
                                                                          Interest                          Interest
                                                         Balance            Rate %           Balance          Rate %
---------------------------------------------------------------------------------------------------------------------
Due within one year                                      $10,000         5.82-6.37            $5,000           6.82%
Due within five years                                          -                 -            10,000       5.82-6.37
Due within ten years                                      40,000         4.86-5.76            50,030       4.86-5.76
Due within twenty years                                   81,121         3.00-6.75            51,104       3.00-6.75
---------------------------------------------------------------------------------------------------------------------
                                                        $131,121                            $116,134
---------------------------------------------------------------------------------------------------------------------
Weighted average interest rate at end of period                              5.62%                             5.72%
---------------------------------------------------------------------------------------------------------------------

     Included in the $131,121 of advances, is approximately $110,500 of convertible select advances. These advances reset to the 3 month London Bank Interbank Offer Rate Index (LIBOR) and have various spreads and call dates. The FHLB has the right to call any convertible select advance on its call date or quarterly thereafter. Should the advance be called, Parkvale has the right to pay off the advance without penalty.

     The FHLB advances are secured by Parkvale's FHLB stock and investment securities and are subject to substantial prepayment penalties.

     On March 26, 2002, Parkvale received net proceeds of $25,000 from the issuance of 5.59% quarterly floating rate trust preferred securities maturing March 26, 2032, classified as other debt, of which $16,000 qualifies as Tier 1 capital for regulatory purposes. The interest rate was reset to 5.47% on June 26, 2002.

     Other debt consists of recourse loans and commercial investment agreements with certain commercial checking account customers. These daily borrowings had balances of $16,875 and $3,182 at June 30, 2002 and 2001, respectively.

NOTE G REGULATORY CAPITAL

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

     Quantitative measures established by regulation to ensure capital adequacy require Parkvale to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of June 30, 2002, that Parkvale meets all capital adequacy requirements to which it is subject.

     As of June 30, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized Parkvale Savings Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.


Parkvale's actual regulatory capital amounts and ratios compared to minimum levels are as follows:

                                                                                           To Be Well
                                                                       For Capital      Capitalized Under
                                                                        Adequacy        Prompt Corrective
                                                   Actual               Purposes        Action Provisions
---------------------------------------------------------------------------------------------------------
                                              Amount     Ratio      Amount     Ratio    Amount      Ratio
---------------------------------------------------------------------------------------------------------
As of June 30, 2002:
  Total Capital to Risk Weighted Assets     $114,938    11.25%     $69,996     8.00%    $87,495    10.00%
  Tier I Capital to Risk Weighted Assets     101,957     9.98%      34,998     4.00%     52,497     6.00%
  Tier I Capital to Average Assets           101,957     6.35%      55,097     4.00%     68,871     5.00%

As of June 30, 2001:
  Total Capital to Risk Weighted Assets     $103,348    11.81%     $69,996     8.00%    $87,495    10.00%
  Tier I Capital to Risk Weighted Assets      88,850    10.15%      34,998     4.00%     52,497     6.00%
  Tier I Capital to Average Assets            88,850     6.45%      55,097     4.00%     68,871     5.00%
---------------------------------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

NOTE H INCOME TAXES

Income tax expense (credits) for the years ended June 30 are comprised of:

                                        2002              2001             2000
--------------------------------------------------------------------------------
Federal:
    Current                           $8,042            $7,256           $7,541
    Deferred                          (2,698)              --              (716)
State                                    --                268              751
--------------------------------------------------------------------------------
                                      $5,344            $7,524           $7,576
--------------------------------------------------------------------------------

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Parkvale's deferred tax assets and liabilities at June 30 are as follows:

                                                                 2002       2001
--------------------------------------------------------------------------------
Deferred tax assets:
Book bad debt reserves                                         $5,308     $4,626
    Deferred loan fees                                             61        164
    Purchase accounting adjustments                              --           62
    Fixed assets                                                  579        264
    Deferred compensation                                         125        135
    Other, including asset writedowns                           1,770         96
--------------------------------------------------------------------------------
Total deferred tax asset                                        7,843      5,347
--------------------------------------------------------------------------------

Deferred tax liabilities:
Tax bad debt reserves                                             120        362
Purchase accounting adjustments                                 2,205       --
Other, net                                                         40       --
Unrealized gains on securities available for sale                 474      3,101
--------------------------------------------------------------------------------
Total deferred tax liabilities                                  2,839      3,463
--------------------------------------------------------------------------------
Net deferred tax assets                                        $5,004     $1,884
--------------------------------------------------------------------------------

No valuation allowance was required at June 30, 2002 or 2001.

Parkvale's effective tax rate differs from the expected federal income tax rate for the years ended June 30 as follows:


                                                             2002                 2001                2000
-----------------------------------------------------------------------------------------------------------------
Expected federal statutory income tax provision/rate   $ 5,521    35.0%     $ 7,535    35.0%     $ 7,278    35.0%
    Tax-exempt interest                                   (169)   -1.1%        (179)   -0.8%        (152)   -0.7%
    State income taxes, net of federal benefit            --       0.0%         174     0.8%         488     2.3%
    Other                                                   (8)    0.0%          (6)    0.0%         (38)   -0.2%
-----------------------------------------------------------------------------------------------------------------
                                                       $ 5,344    33.9%     $ 7,524    35.0%     $ 7,576    36.4%
-----------------------------------------------------------------------------------------------------------------


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

(dollar amounts in thousands, except per share data)


NOTE I  EMPLOYEE COMPENSATION PLANS

RETIREMENT PLAN

     Parkvale provides eligible employees participation in a 401(k) defined contribution plan. Benefit expense was $325, $264 and $252 in fiscal years 2002, 2001 and 2000, respectively, which represented a 50% company match on deferred compensation and a profit sharing contribution equal to 2% of eligible compensation.

EMPLOYEE STOCK OWNERSHIP PLAN

     Parkvale also provides an Employee Stock Ownership Plan ("ESOP") to all employees who have met minimum service and age requirements. Parkvale recognized expense of $500 in fiscal 2002, $540 in fiscal 2001 and $538 in fiscal 2000 for ESOP contributions, which were used for the purchase of additional shares of Parkvale's Common Stock in open-market transactions or to contribute treasury shares. At June 30, 2002, the ESOP owned 532,768 shares of Parkvale Common Stock.

STOCK OPTION PLANS

     Parkvale has Stock Option Plans for the benefit of directors, officers and other selected key employees of Parkvale who are deemed to be responsible for the future growth of Parkvale. All of the original shares under the 1987 Plan have been awarded. In October 1993, the 1993 Directors' Stock Option Plan was adopted. An aggregate of 190,734 shares of authorized but unissued Common Stock of Parkvale was reserved for future issuance. As of June 30, 2002, 155,350 option shares have been granted under this plan. Additionally, the 1993 Key Employee Stock Compensation Program was adopted in October 1993. An aggregate of 461,578 shares of authorized but unissued Common Stock of Parkvale was reserved for future issuance. As of June 30, 2002, 333,611 option shares have been granted under this plan. The 1993 Directors' Stock Option Plan shares were exercisable on the date of the grant. The 1993 Key Employee Stock Compensation Program option shares are 50% exercisable upon six months of continuous service after the grant date and the remaining 50% is exercisable after a year of continuous service from the grant date. At June 30, 2002, all option shares are exercisable. The following table presents option share data related to the Stock Option Plans for the years indicated.

Exercise Price Per Share               $ 2.851      $10.322      $14.47 *        $16.32       $19.625 #     $21.50          Total
-----------------------------------------------------------------------------------------------------------------------------------
June 30, 1999                           14,529       95,832       74,291        106,312        10,000        110,000        410,964
Granted                                                                                        20,000                        20,000
Exercised                              (14,529)     (15,212)     (13,256)        (9,375)                                    (52,372)
Forfeitures                                                       (7,642)          (792)                     (10,000)       (18,434)
-----------------------------------------------------------------------------------------------------------------------------------
June 30,2000                                --       80,620       53,393         96,145        30,000        100,000        360,158
Granted                                                                                        10,000                        10,000
Exercised                                           (16,832)                    (10,937)                      (1,000)       (28,769)
Forfeitures                                                                      (2,343)                      (8,000)       (10,343)
-----------------------------------------------------------------------------------------------------------------------------------
June 30,2001                                --       63,788       53,393         82,865        40,000         91,000        331,046
Granted                                                                                         8,000                         8,000
Exercised                                            (1,000)     (11,442)        (2,343)       (4,000)        (6,000)       (24,785)
Forfeitures                                                       (3,813)          (781)       (2,000)        (7,000)       (13,594)
-----------------------------------------------------------------------------------------------------------------------------------
June 30,2002                                --       62,788       38,138         79,741        42,000         78,000        300,667
-----------------------------------------------------------------------------------------------------------------------------------

*This price represents the average exercise of Director awards made annually in October 1993 to 1997.

#This price represents the average exercise of awards made in fiscal 1999 through fiscal 2002.

     Proforma information regarding net income and earnings per share as required by FAS 123, has been determined as if PFC had accounted for its stock options using that method. The fair value for these options was estimated at the date of the grants using a Black-Scholes option pricing model with assumptions as follows. The risk-free interest rate for the fiscal 2002 grants was 5.08% with a dividend yield of 3.19%. The volatility factor of the expected market price of PFC's common stock is 0.22 and the expected life of the options is nine years.

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

(dollar amounts in thousands, except per share data)


NOTE I (CONTINUED)

     For purposes of pro form a disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Parkvale's pro form a information follows.

                                                    Fiscal year ended June 30,
                                                    2002        2001        2000
--------------------------------------------------------------------------------
Net income before stock options                  $10,430     $14,001     $13,218
  Compensation expense from stock options:
  Fiscal year ended June 30, 2000 grants              --          --          61
  Fiscal year ended June 30, 2001 grants              --          86          --
  Fiscal year ended June 30, 2002 grants              28          --          --
--------------------------------------------------------------------------------
  Pro form a net income                          $10,402     $13,915     $13,157
--------------------------------------------------------------------------------
  Pro form a income per share:
  Basic                                            $1.83       $2.44       $2.24
  Diluted                                          $1.80       $2.41       $2.22
--------------------------------------------------------------------------------

NOTE J  NET GAIN (LOSS) ON SALE AND WRITEDOWN OF SECURITIES

     Gains aggregating $7,106 were recognized in fiscal 2002 are from the sale of equity securities, specifically, Freddie Mac common stock during each quarter of the fiscal year. Writedowns of $2,556 were recorded in June 2002 related to impaired corporate debt, primarily WorldCom bonds.

NOTE K  SNB ACQUISITION

     On January 31, 2002, Parkvale completed the acquisition of the Second National Bank of Masontown ("SNB") based in Fayette County. The acquisition consisted of loans and deposits which complements Parkvale's existing portfolio and expanded the branch network into a new county. The acquisition was accounted for as a purchase business combination and its operations are included for the five months ended June 30, 2002. The shareholders of SNB received $92 per share or $36,800. The fair value of assets acquired included $72,700 of investments and cash, $120,800 of loans with $157,600 of deposits assumed. The core deposit intangibles valued at $4,400 represent 5.2% of core deposit accounts and the premium is being amortized over an average life of 11.21 years. The resulting goodwill of $7,300 is not subject to periodic amortization. Goodwill and amortizing core deposit intangibles aggregating 10,800 are not deductible for federal income tax purposes.

Proforma Unaudited Consolidated Statement of Operations
For the Twelve Months Ended June 30, 2002

                                                    SNB    Parkvale    Combined
-------------------------------------------------------------------------------
Total interest income                            $8,819     $84,126     $92,945
Total interest expense                            4,179      55,619      59,798
-------------------------------------------------------------------------------
Net interest income                               4,640      28,507      33,147
Provisions for loan losses                          107          98         205
-------------------------------------------------------------------------------
Net interest income after provision for losses    4,533      28,409      32,942

Other income                                        880       9,780      10,660
Other expense                                     3,258      24,570      27,828
-------------------------------------------------------------------------------
Income before income taxes                        2,155      13,619      15,774
Income tax expense                                  465       4,879       5,344
-------------------------------------------------------------------------------
Net Income                                       $1,690     $ 8,740     $10,430
-------------------------------------------------------------------------------
Net income per share:
  Diluted                                         $0.17       $1.64       $1.81
-------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)


NOTE L  LEASES

     Parkvale's rent expense for leased real properties amounted to approximately $1,501 in 2002, $1,376 in 2001 and $1,238 in 2000. At June 30,
2002, Parkvale was obligated under 22 noncancelable operating leases, which expire through 2021. The minimum rental commitments for the fiscal years subsequent to June 30, 2002 are as follows: 2003 - $1,506,2004 - $1,471,2005 -
$1,351,2006 - $848,2007 - $586 and later years - $3,020.


NOTE M  SELECTED BALANCE SHEET INFORMATION

     Selected balance sheet data at June 30 are summarized as follows:

                                                2002            2001                                         2002        2001
-----------------------------------------------------------------------------------------------------------------------------
Prepaid expenses and other assets:                                           Other liabilities:
  Accrued interest on loans                   $6,218          $6,348           Accounts payable and
  Reserve for uncollected interest              (125)           (124)            accrued expenses          $4,007      $2,744
  Accrued interest on investments              3,203           2,130           Negative goodwill               --         172
  Other prepaids                               2,206             658           Other liabilities              428         797
  Net deferred tax asset                       5,004           1,884           Federal and state
                                                                                 income taxes payable         136         857
-----------------------------------------------------------------------------------------------------------------------------
                                             $16,506         $10,896                                       $4,571      $4,570
-----------------------------------------------------------------------------------------------------------------------------

NOTE N  QUARTERLY CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                                                                                Year
                                                                                                 Three Months Ended            Ended
------------------------------------------------------------------------------------------------------------------------------------
                                                                 Sep. 01        Dec. 01        Mar. 02        June 02        June 02
------------------------------------------------------------------------------------------------------------------------------------
Total interest income                                            $23,786        $22,524        $22,797         23,838        $92,945
Total interest expense                                            15,587         14,840         14,507         14,864         59,798
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                8,199          7,684          8,290          8,974         33,147
Provision for loan losses                                             52             56             53             44            205
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for losses                     8,147          7,628          8,237          8,930         32,942
Other income                                                       1,931          2,263          5,500            966         10,660
Other expense                                                      4,737          4,713          9,006          9,372         27,828
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                         5,341          5,178          4,731            524         15,774
Income tax expense                                                 1,854          1,794          1,615             81          5,344
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                       $ 3,487        $ 3,384        $ 3,116        $   443        $10,430
------------------------------------------------------------------------------------------------------------------------------------
Net income per share:
  Basic                                                            $0.62          $0.60          $0.55          $0.07          $1.84
  Diluted                                                          $0.61          $0.59          $0.54          $0.07          $1.81
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                                Year
                                                                                                 Three Months Ended            Ended
------------------------------------------------------------------------------------------------------------------------------------
                                                                 Sep. 00        Dec. 00        Mar. 01        June 01        June 01
------------------------------------------------------------------------------------------------------------------------------------
Total interest income                                            $22,598        $23,285        $23,849         24,224        $93,956
Total interest expense                                            13,644         14,317         14,773         15,432         58,166
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                8,954          8,968          9,076          8,792         35,790
Provision for loan losses                                             89             67             86             78            320
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for losses                     8,865          8,901          8,990          8,714         35,470
Other income                                                       1,003          1,088          1,183          1,368          4,642
Other expense                                                      4,553          4,628          4,725          4,681         18,587
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                         5,315          5,361          5,448          5,401         21,525
Income tax expense                                                 1,870          1,877          1,898          1,879          7,524
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                       $ 3,445        $ 3,484        $ 3,550        $ 3,522        $14,001
------------------------------------------------------------------------------------------------------------------------------------
Net income per share:
  Basic                                                            $0.60          $0.62          $0.62          $0.62          $2.46
  Diluted                                                          $0.60          $0.61          $0.61          $0.61          $2.43
------------------------------------------------------------------------------------------------------------------------------------

(dollar amounts in thousands,except per share data)

NOTE O PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

     The condensed balance sheets and statements of income and cash flows for Parkvale Financial Corporation as of June 30, 2002 and 2001 and the years then ended are presented below. PFC's primary subsidiary is Parkvale Savings Bank ("PSB").

BALANCE SHEETS
                                                             2002           2001
--------------------------------------------------------------------------------
Assets:
 Investment in PSB                                      $ 113,999      $  94,086
 Cash                                                       7,275            906
 Other equity investments                                   1,621          1,368
 Other assets                                                 744           --
--------------------------------------------------------------------------------
 Total assets                                           $ 123,639      $  96,360
--------------------------------------------------------------------------------

Liabilities and Shareholders' Equity:
 Accounts payable                                       ($    119)     $      10
 Trust preferred securities                                25,000           --
 Deferred taxes                                               328            235
 Dividends payable                                          1,026          1,020
 Shareholders' equity                                      97,404         95,095
--------------------------------------------------------------------------------
 Total liabilities and shareholders' equity             $ 123,639      $  96,360
--------------------------------------------------------------------------------


STATEMENTS OF INCOME
                                            2002           2001           2000
--------------------------------------------------------------------------------

Dividends from PSB                        $  2,000       $  6,000      $ 12,000
Other income                                   159            100            98
Operating expenses                            (373)          (100)          (98)
--------------------------------------------------------------------------------

Income before equity in
 undistributed earnings
 of subsidiary                               1,786          6,000        12,000

 Equity in undistributed
 income of PSB                               8,644          8,001         1,218
--------------------------------------------------------------------------------
 Net income                               $ 10,430       $ 14,001      $ 13,218
--------------------------------------------------------------------------------



STATEMENTS OF CASH FLOWS

                                                                              2002        2001        2000
------------------------------------------------------------------------------------------------------------
 Cash flows from operating activities:
 Management fee income received                                             $    159    $    100    $     98
 Dividends received                                                            2,000       6,000      12,000
 Taxes received from PSB                                                          93         130          33
 Cash paid to suppliers                                                       (1,163)       (152)       (174)
------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                      1,089       6,078      11,957
------------------------------------------------------------------------------------------------------------
 Cash flows from investing activities:
 Proceeds of trust preferred securities                                       25,000        --          --
 Additional investment in PSB                                                (16,000)       --          --
------------------------------------------------------------------------------------------------------------
Net cash provided by investing activities                                      9,000        --          --
------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Payment for treasury stock                                                     (346)     (2,365)     (8,890)
 Allocation of treasury stock to retirement plans                                712         878         530
 Dividends paid to stockholders                                               (4,086)     (4,101)     (4,090)
------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                                         (3,720)     (5,588)    (12,450)
------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                           6,369         490        (493)
Cash and cash equivalents at beginning of year                                   906         416         909
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                    $  7,275    $    906    $    416
------------------------------------------------------------------------------------------------------------
Reconciliation of net income to net cash provided by operating activities
 Net income                                                                 $ 10,430    $ 14,001    $ 13,218
 Adjustments to reconcile net income to net cash
 provided by operating activities:
 Undistributed income of PSB                                                  (8,644)     (8,001)     (1,218)
 Taxes received from PSB                                                          93         130          33
 Increase in other assets                                                       (774)       --          --
 Increase in accrued expenses                                                    (16)        (52)        (76)
------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                   $  1,089    $  6,078    $ 11,957
------------------------------------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

NOTE P FAIR VALUE OF FINANCIAL INSTRUMENTS

     FAS 107, Disclosure About Fair Value of Financial Instruments,requires the determination of fair value for certain of the Bank's assets, liabilities and contingent liabilities. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

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

     TRUST PREFERRED SECURITIES: Fair value is determined by discounting the securities using current rates of securities with comparable reset rate and maturities.

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


                                                         2002                          2001
-----------------------------------------------------------------------------------------------------
                                                Estimated       Carrying     Estimated       Carrying
                                               Fair Value          Value    Fair Value          Value
FINANCIAL ASSETS:
 Cash and noninterest-earning deposits        $    25,050    $    25,050   $    18,208    $    18,208
 Federal funds sold                               119,000        119,000        97,000         97,000
 Interest-earning deposits in other banks          17,473         17,473        12,351         12,351
 Investment securities                            197,856        197,005       128,446        128,502
 Mortgage-backed securities                        16,322         15,935        16,919         16,515
 Loans receivable                               1,264,780      1,233,131     1,145,594      1,126,692
-----------------------------------------------------------------------------------------------------
                                              $ 1,640,481    $ 1,607,594   $ 1,418,518    $ 1,399,268
-----------------------------------------------------------------------------------------------------
FINANCIAL LIABILITIES:
 Checking, savings and money market accounts  $   473,834    $   473,834   $   345,153    $   345,153
 Savings certificates                             884,954        864,354       839,110        823,661
 Advances from Federal Home Loan Bank             132,692        131,121       111,458        116,134
 Trust preferred securities                        24,998         25,000          --             --
 Commercial investment agreements                  15,984         16,875         2,761          3,182
                                              $ 1,532,462    $ 1,511,184   $ 1,298,482    $ 1,288,130
Off-Balance Sheet Instruments                 $      (207)          --     $       (11)          --
-----------------------------------------------------------------------------------------------------

REPORT OF INDEPENDENT AUDITORS

[LOGO] ERNST & YOUNG LLP

The Board of Directors
Parkvale Financial Corporation

     We have audited the accompanying consolidated statements of financial condition of Parkvale Financial Corporation ("Parkvale") as of June 30, 2002 and 2001, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the three years in the period ended June 30, 2002. These financial statements are the responsibility of Parkvale's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial condition of Parkvale Financial Corporation at June 30, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2002 in conformity with accounting principles generally accepted in the United States.

                                                           /s/ Ernst & Young LLP


Pittsburgh, Pennsylvania
July 18, 2002

                                                       CAPITAL STOCK INFORMATION

ANNUAL MEETING
     The Annual Meeting of Shareholders will be held at 10:00 a.m., Thursday, October 24, 2002, at the Pittsburgh Athletic Association, 4215 Fifth Avenue, Pittsburgh, Pennsylvania.

STOCK LISTING AND DIVIDENDS
     Parkvale's Common Stock is traded in the over-the-counter market and quoted on the NASDAQ National Market System under the symbol "PVSA." Prices shown below are based on the prices reported by the NASDAQ system.

For the Quarter Ended        High              Low      Dividends
------------------------------------------------------------------------
June 02                    $30.55           $24.95          $0.18
March 02                    25.35            21.50           0.18
December 01                 23.45            21.15           0.18
September 01                25.50            21.90           0.18

June 01                    $24.50           $21.00          $0.18
March 01                    24.00            20.75           0.18
December 00                 21.50            17.81           0.18
September 00                18.13            17.00           0.18
------------------------------------------------------------------------

There were 5,625,405 shares of Common Stock outstanding as of August 26, 2002, the Voting Record Date, which shares were held as of such date by approximately 450 holders of record.

TRANSFER AGENT
  Registrar and Transfer Company
  10 Commerce Drive
  Cranford, NJ 07016
  Toll free phone: 1 (800) 368-5948
  Fax: (908) 497-2312

INFORMATION REQUESTS
     A copy of the 2002 Annual Report of Parkvale Financial Corporation on Form 10-K filed with the Securities and Exchange Commission, and a list of exhibits thereto, will be furnished to shareholders without charge upon their written request to the Treasurer of the Corporation at its Headquarters Office, 4220 William Penn Highway, Monroeville, PA 15146 or via e-mail to accounting@parkvale.com. The telephone number is (412) 373-7200.

WEB SITE
     Parkvale's web site is http://www.parkvale.com


32