Form 10-K, Exhibit 13
period 2003-06-30
PARKVALE FINANCIAL CORP
filed 2003-09-19
CIK 820907

                                                                               .
                                                                               .
                                                                               .
                                                                      Exhibit 13

Selected Consolidated FINANCIAL AND OTHER DATA

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

BALANCE SHEET DATA AT JUNE 30:                           2003          2002          2001          2000          1999
------------------------------------------------------------------------------------------------------------------------
Total Assets                                          $1,642,803    $1,632,192    $1,407,864    $1,250,986    $1,201,880
Loans                                                  1,241,779     1,217,639     1,113,264     1,034,369       995,671
Investment securities                                    230,570       212,940       145,017       121,607       115,131
Savings deposits                                       1,331,760     1,349,339     1,180,797     1,080,096     1,037,416
FHLB advances and other debt                             174,157       147,996       119,316        73,467        64,708
Shareholders' equity                                      99,474        97,404        95,094        84,266        85,071
Book value per share                                       17.93         17.09         16.78         14.75         13.84
------------------------------------------------------------------------------------------------------------------------

OPERATING DATA FOR THE YEAR ENDED JUNE 30:               2003          2002          2001          2000          1999
------------------------------------------------------------------------------------------------------------------------
Total interest income                                     86,030        92,945        93,956        84,670        79,711
Total interest expense                                    53,764        59,798        58,166        49,835        48,172
------------------------------------------------------------------------------------------------------------------------
Net interest income                                       32,266        33,147        35,790        34,835        31,539
Provision for loan losses                                    308           205           320           236           196
------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses       31,958        32,942        35,470        34,599        31,343
Other income                                               8,045        10,660         4,642         3,563         3,659
Other expenses                                            24,566        27,828        18,587        17,368        15,788
------------------------------------------------------------------------------------------------------------------------
Income before taxes                                       15,437        15,774        21,525        20,794        19,214
Income tax expense                                         4,908         5,344         7,524         7,576         7,116
------------------------------------------------------------------------------------------------------------------------
Net income                                            $   10,529    $   10,430    $   14,001    $   13,218    $   12,098
------------------------------------------------------------------------------------------------------------------------
Net income per diluted share                          $     1.86    $     1.81    $     2.43    $     2.23    $     1.88
------------------------------------------------------------------------------------------------------------------------

OTHER SELECTED DATA (STATISTICAL PROFILE):
EAR ENDED JUNE 30,                                      2003          2002          2001          2000          1999
------------------------------------------------------------------------------------------------------------------------
Average yield earned on all interest-earning assets         5.49%         6.44%         7.40%         7.16%         7.11%
Average rate paid on interest-bearing liabilities           3.53          4.34          4.85          4.46          4.57
Average interest rate spread                                1.96          2.10          2.55          2.70          2.54
Net yield on average interest-earning assets                2.06          2.30          2.82          2.95          2.81
Other expenses to average assets                            1.51          1.87          1.42          1.42          1.36
Efficiency ratio                                           60.94         63.52         45.97         45.23         44.85
Return on average assets                                    0.65          0.70          1.07          1.08          1.05
Dividend payout ratio                                      38.71         39.78         29.63         32.29         31.91
Return on average equity                                   10.82         10.96         16.20         16.53         14.98
Average equity to average total assets                      5.98          6.38          6.61          6.56          6.98
------------------------------------------------------------------------------------------------------------------------

AT JUNE 30,                                              2003          2002          2001          2000          1999
------------------------------------------------------------------------------------------------------------------------
One year gap to total assets                              -0.79%        -4.09%          3.37%         2.76%       -5.10%
Intangibles to total equity                                11.63         12.10          0.26          0.35          0.40
Shareholders' equity to assets ratio                        6.06          5.97          6.75          6.74          7.08
Ratio of nonperforming assets to total assets               0.61          0.32          0.39          0.30          0.27
Nonperforming assets                                  $    9,979    $    5,186    $    5,421    $    3,784    $    3,266
Allowance for loan losses as a% of gross loans              1.20%         1.26%         1.19%         1.27%         1.30%
Number of full-service offices                                39            38            33            31            30
------------------------------------------------------------------------------------------------------------------------

Corporation Annual Report              1

                                                         MANAGEMENT'S Discussion

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

FINANCIAL CONDITION

      Parkvale's average interest-earning assets increased $120 million for the year ended June 30, 2003 over fiscal year 2002. This increase is primarily the result of growth in deposits and borrowings with funds being deployed into interest earning assets. Average loan and average deposit balances rose $57 million and $87 million, respectively, in fiscal year 2003.

ASSET AND LIABILITY MANAGEMENT

      Parkvale functions as a financial intermediary, and as such, its financial condition should be examined in terms of its ability to manage interest rate risk ("IRR"), and diversify credit risk.

      Parkvale's asset and liability management ("ALM") is driven by the ability to manage the exposure of current and future earnings and capital to fluctuating interest rates. This exposure occurs because the present value of future cash flows, and in many cases the cash flows themselves, change when interest rates change. One of Parkvale's ALM goals is to minimize this exposure.

      IRR is measured and analyzed using static interest rate sensitivity gap indicators, net interest income simulation and net present value sensitivity measures. These combined methods enable Parkvale's management to regularly monitor both the direction and magnitude of potential changes in the pricing relationship between interest-earning assets and interest-bearing liabilities.

      Interest rate sensitivity gap analysis provides one indicator of potential interest rate risk by comparing interest-earning assets and interest-bearing liabilities maturing or repricing at similar intervals. The gap ratio is defined as rate-sensitive assets minus rate-sensitive liabilities for a given time period divided by total assets. Parkvale continually monitors gap ratios, and within the IRR framework and in conjunction with net interest income simulations, implements actions to reduce exposure to fluctuating interest rates. Such actions have included maintaining high liquidity, deploying excess liquidity, increasing the repricing frequency of the loan portfolio and lengthening the overall maturities of interest-bearing liabilities. Management believes these ongoing actions minimize Parkvale's vulnerability to fluctuations in interest rates. The one-year gap ratio has shifted from -4.09% as of June 30, 2002 to -0.79% as of June 30, 2003, and the five-year gap ratio was 4.47% at June 30, 2002 versus 12.97% as of June 30, 2003. The shift is due to a decrease in certificates of deposits and an increase in adjustable rate loans at year end.

      Gap indicators of IRR are not necessarily consistent with IRR simulation estimates. Parkvale utilizes net interest income simulation estimates under various assumed interest rate environments to more fully capture the details of IRR. Assumptions included in the simulation process include measurement over a probable range of potential interest rate changes, prepayment speeds on amortizing financial instruments, other imbedded options, loan and deposit volumes and rates, nonmaturity deposit assumptions and management's capital requirements. The estimated impact on projected net interest income in fiscal 2004 assuming an immediate shift in current interest rates, excluding the impact of premium amortization, would result in the following percentage changes over fiscal 2003 net interest income: +100 bp, +4.7%; +200 bp, -1.1%; -100 bp, +1.8%;
-200 bp, -3.9%. This compares to projected net interest income for fiscal 2003 made at June 30, 2002 of: +100 bp, -2.5%; +200 bp, -8.7%; -100 bp,+3.0%; -200
bp, +1.8%. The fluctuation in projected net interest income between fiscal 2003 and 2002 is reflective of the change in asset mix during fiscal 2003 as discussed earlier in this section.

      ASSET MANAGEMENT. A primary goal of Parkvale's asset management is to maintain a high level of liquid assets. Parkvale defines the following as liquid assets: cash, federal funds sold, certain corporate debt maturing in less than one year, U.S. Government and agency obligations maturing in less than one year and short-term bank deposit accounts. The average daily liquidity was 18.9% for the quarter ended June 30, 2003. During fiscal 2003, Parkvale's investment strategy was to utilize excess liquidity by purchasing single-family ARM loans to enhance yields and reduce the risk associated with rate volatility. Such investments reduce the inherent risk of the volatility of overnight interest rates. If interest rates were to fall substantially, net interest income may decrease if the yield on liquid assets, such as Federal funds sold, were to fall faster than liabilities would reprice.

      Parkvale's lending strategy has been designed to shorten the average maturity of its assets and increase the rate sensitivity of its loan portfolio. In fiscal 2003, 2002 and 2001, 90.6%, 89.7% and 89.5%, respectively, of mortgage loans originated or purchased were

                                       4                 2003 Parkvale Financial
and ANALYSIS

adjustable-rate loans. Parkvale has continually emphasized the origination and purchase of ARM loans. ARMs totaled $831.5 million or 79.3% of total mortgage loans at June 30, 2003 versus $696.7 million or 69.4% of total mortgage loans at June 30, 2002. To supplement local mortgage originations, Parkvale purchased loans aggregating $619.1 million, $339.8 million and $202.2 million in fiscal 2003, 2002 and 2001, respectively, from mortgage bankers and other financial institutions. The loan packages purchased were predominately 3/1 and 5/1 ARMs. All of the 2003 and 2002 purchases were ARMs. The practice of purchasing loans in the secondary market is expected to continue in fiscal 2004 when liquidity exceeds targeted levels. At June 30, 2003, Parkvale had commitments to originate mortgage loans totaling $7.2 million and commercial loans of $3.7 million. Commitments to fund construction loans in process at June 30, 2003 were $23.7 million. Such commitments are expected to be funded from current liquidity.

      Parkvale continues to increase its consumer loan portfolio through new originations. Home equity lines of credit are granted up to 120% of collateral value at competitive rates. In general, these loans have shorter maturities and greater interest rate sensitivity and margins than residential real estate loans. At June 30, 2003 and 2002, consumer loans were $152.5 million and $168.0 million which represented a 9.2% decrease and a 26.7% increase over the balances at June 30, 2002 and 2001, respectively, with fixed-rate second mortgage loans totaling $74.2 million, $92.0 million and $83.5 million outstanding balances at June 30, 2003, 2002 and 2001, respectively, with average maturities of five years.

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

      LIABILITY MANAGEMENT. Parkvale's favorable liquidity allows investment decisions to be made with the funding source as a secondary issue. Deposits are priced according to management's asset/liability objectives, alternate funding sources and competition. A concentrated effort is made to extend the maturities of deposits by offering competitive rates for longer term certificates. Certificates of deposit maturing after one year as a percent of total deposits are 31.4% at June 30, 2003 and 30.3% at June 30, 2002. Parkvale has also made a concentrated effort to increase low cost deposits by attracting new checking customers to our community branch offices. Checking accounts at June 30, 2003 and 2002 have increased by 13.1% and 28.5%, respectively, showing growing acceptance of Parkvale as a full service bank. Parkvale's primary sources of funds are deposits received through its branch network, loan and mortgage-backed security repayments and advances from the Federal Home Loan Bank ("FHLB"). FHLB advances can be used on a short-term basis for liquidity purposes or on a long-term basis to support lending activities.

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

      Credit risk is increased by lending and investing activities that concentrate a financial institution's earning assets in a way that exposes the institution to a material loss from any single occurrence or group of related occurrences. Diversifying loans and investments to prevent concentrations of risks is one manner a financial institution can reduce potential losses due to credit risk. Examples of asset concentrations would include, but not be limited to, geographic concentrations, loans or investments of a single type, multiple loans to a single borrower, loans made to a single type of industry and loans of an imprudent size relative to the total capitalization of the institution. For loans purchased and originated, Parkvale has taken steps to reduce exposure to credit risk by emphasizing low-risk, single-family mortgage loans, which comprise 74.5% of the gross loan portfolio as of June 30, 2003. The next largest component of the loan portfolio are consumer loans at 12.2%, which generally consist of lower balance second mortgages and home equity loans originated in the greater Pittsburgh area.

Corporation Annual Report              5

                                                         MANAGEMENT'S Discussion

INTEREST-SENSITIVITY ANALYSIS. The following table reflects the maturity and repricing characteristics of Parkvale's assets and liabilities at June 30, 2003:

(in thousands, except per share data)                < 3 months    4-12 months     1-5 years     5+ years        Total
-------------------------------------------------------------------------------------------------------------------------
INTEREST-SENSITIVE ASSETS:
ARM and other variable rate loans                    $  106,487    $   184,018    $  520,621    $   50,988     $  862,114
Other fixed rate loans, net (1)                          65,398         19,113       119,416       175,738        379,665
Variable rate mortgage-backed securities                  2,122            340        23,459            --         25,921
Fixed rate mortgage-backed securities (1)                   165            266        11,985         2,093         14,509
Investments and Federal funds sold                      129,011         41,371        82,878        38,780        292,040
Equities, primarily FHLB                                    163          4,952        13,022         1,606         19,743
-------------------------------------------------------------------------------------------------------------------------
Total interest-sensitive assets                      $  303,346    $   250,060    $  771,381    $  269,205     $1,593,992
-------------------------------------------------------------------------------------------------------------------------
Ratio of interest-sensitive assets to total assets         18.5%          15.2%         47.0%         16.4%          97.0%
-------------------------------------------------------------------------------------------------------------------------
INTEREST-SENSITIVE LIABILITIES:
Passbook deposits and club accounts (2)              $   42,012    $    25,435    $   29,220    $  103,413     $  200,080
Checking accounts (3)                                    21,585         12,628        25,256       177,333        236,802
Money market deposit accounts                                --         40,584        40,584            --         81,168
Certificates of deposit                                 157,654        228,581       349,632        68,187        804,054
FHLB advances and other borrowings, including
   trust preferred securities                            37,903             --       100,500        60,754        199,157
-------------------------------------------------------------------------------------------------------------------------
Total interest-sensitive liabilities                 $  259,154    $   307,228    $  545,192    $  409,687     $1,521,261
-------------------------------------------------------------------------------------------------------------------------
Ratio of interest-sensitive liabilities
   to total liabilities and equity                         15.8%          18.7%         33.2%         24.9%          92.6%
-------------------------------------------------------------------------------------------------------------------------
Ratio of interest-sensitive assets
   to interest-sensitive liabilities                      117.0%          81.4%        141.5%         65.7%         104.8%
-------------------------------------------------------------------------------------------------------------------------
Periodic Gap to total assets                               2.69%         (3.48)%       13.77%        (8.55)%         4.43%
-------------------------------------------------------------------------------------------------------------------------
Cumulative Gap to total assets                             2.69%         (0.79)%       12.97%         4.43%
-------------------------------------------------------------------------------------------------------------------------

      (1) Includes total repayments and prepayments at an assumed rate of 10% per annum for fixed-rate mortgage loans and mortgage-backed securities, with the amounts for other loans based on the estimated remaining loan maturity by loan type.

      (2) Assumes passbook deposits are rate sensitive at the rate of 32.6% per annum, compared with 28.1% for fiscal 2002.

      (3) Includes preferred plus accounts which are assumed to be immediately rate sensitive and checking accounts which are assumed to be 5.6% in the first year and 2.8% per annum thereafter, compared with 5.4% and 2.7%, respectively, for fiscal 2002.

NONPERFORMING LOANS AND FORECLOSED REAL ESTATE

Nonperforming and impaired loans and foreclosed real estate (REO) consisted of the following at June 30

                                                              2003         2002
--------------------------------------------------------------------------------
(Dollars in 000's)
Delinquent single-family mortgage loans                      $3,786       $2,373
Delinquent other loans                                        2,379          598
--------------------------------------------------------------------------------
Total of nonperforming loans                                 $6,165       $2,971
Total of impaired loans                                       1,119          498
Real Estate Owned                                             2,695        1,717
--------------------------------------------------------------------------------
Total                                                        $9,979       $5,186

                                       6                 2003 Parkvale Financial
and ANALYSIS (continued)

      Nonperforming and impaired loans and real estate owned represent 0.61% and 0.32% of total assets at the respective balance sheet dates. June 30, 2003 delinquent single-family mortgage loans consisted of 38 single family owner occupied homes. As of June 30, 2003, $2.1 million or 56.2% of the nonaccrual mortgage loans totaling $3.8 million were purchased from others. Management believes the loans are well collateralized. The delinquent other loans at June 30, 2003 included $1.5 million which were in the process of refinancing and have either paid off or paid current subsequent to June 30, 2003.

      Loans are placed on nonaccrual status when, in management's judgement, the probability of collection of principal and interest is deemed to be insufficient to warrant further accrual. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest. As a result, uncollected interest income is not included in earnings for nonaccrual loans. The amount of interest income on nonaccrual loans that has not been recognized in interest income was $248,000 at June 30, 2003 and $191,000 at June 30, 2002. Parkvale provides an allowance for the loss of accrued but uncollected interest on mortgage, consumer and commercial business loans which are more than 90 days contractually past due.

      In addition, loans totaling $7.6 million were classified as special mention or substandard for regulatory purposes at June 30, 2003. These loans, while current or less than 90 days past due, have exhibited characteristics which warrant special monitoring. Examples of these concerns include irregular payment histories, questionable collateral values, investment properties having cash flows insufficient to service debt, and other financial inadequacies of the borrower. These loans are regularly monitored with efforts being directed towards resolving the underlying concerns while continuing with the performing status classification of such loans.

ALLOWANCE FOR LOAN LOSSES

      The allowance for loan loss was $15.0 million at June 30, 2003 and $15.5 million at June 30, 2002 or 1.20% and 1.26% of gross loans at June 30, 2003 and June 30 2002, respectively. The adequacy of the allowance for loan loss is determined by management through evaluation of individual nonperforming, delinquent and high dollar loans, economic and business trends, growth and composition of the loan portfolio and historical loss experience, as well as other relevant factors.

      The allowance for loan loss is continually monitored by management to identify potential portfolio risks and detect potential credit deterioration in the early stages. Management then establishes reserves based upon its evaluation of the inherent risks in the loan portfolio. Management believes the allowance for loan loss is adequate to absorb probable loan losses.

RESULTS OF OPERATIONS

      Net income for the year ended June 30, 2003 was $10.5 million or $1.86 per diluted share representing a 2.8% increase from net income of $10.4 million or $1.81 per diluted share for the year ended June 30, 2002. Fiscal 2003 results contain gains on the sale of investments of $1.1 million offset by a $1.1 million expense related to foreclosed real estate. Fiscal 2002 results contain gains of $7.1 million on the sale of investments and losses of $2.6 million on the impairment of securities and $6.5 million related to foreclosed real estate. The June 2003 quarter was impacted by narrower interest margins.

      Net interest income is the difference between interest earned on loans and investments and interest paid for deposits and borrowings. A positive interest rate spread is achieved with interest-earning assets in excess of interest-bearing liabilities which results in increased net interest income. Net interest income was $32.3 million in fiscal 2003 compared to $33.1 million in fiscal 2002. The decrease in net interest income is due to the accumulative affect of the Federal Reserve Board's rate reductions during calendar 2001. The unprecedented number of rate reductions occurring in such a short period of time resulted in assets repricing at a faster pace than deposit accounts.

INTEREST INCOME

      Interest income from loans decreased by $7.1 million or 8.9% in fiscal 2003. Average loans outstanding increased $57.1 million or 5.0%, primarily due to loan package purchases amounting to $619.1 million during fiscal 2003. This was offset due to a decrease in the average loan yield which was 6.96% in fiscal 2002 and declined to 6.04% in fiscal 2003. Interest income on loans increased by $1.3 million or 1.6% from fiscal 2001 to 2002. The average yield on loans decreased from 7.60% in fiscal 2001 to 6.96% in fiscal 2002, and the average outstanding loan balance increased $78.4 million or 7.4% between fiscal 2001 and 2002.

      Interest income on investments increased $1.2 million or 11.6% in fiscal 2003. This is the result of a $70.1 million increase in the average balance offset by a decrease in the average yield on investments to 4.75% in fiscal 2003 from 5.92% in fiscal 2002. The average yield on investments decreased to 5.92% in fiscal 2002 from 6.68% in fiscal 2001 due to investing in shorter term investments. Interest income on investments increased by $1.3 million or 14.2% from fiscal 2001 to 2002. This was the result of a $40.5 million increase in the average balance.

Corporation Annual Report              7

                                                         MANAGEMENT'S Discussion

YIELDS EARNED AND RATES PAID

      The following table sets forth the average yields earned on Parkvale's interest-earning assets and the average rates paid on its interest-bearing liabilities, the resulting average interest rate spreads, the net yield on interest-earning assets and the weighted average yields and rates at June 30, 2003.

                                                  Year Ended June 30,       At June 30,
---------------------------------------------------------------------------------------
                                               2003      2002       2001       2003
---------------------------------------------------------------------------------------
Average yields on (1):
Loans                                           6.04%     6.96%      7.60%      6.33%
Investments (2)                                 4.75      5.92       6.68       4.67
Federal funds sold                              1.45      2.22       5.64       1.00
---------------------------------------------------------------------------------------
All interest-earning assets                     5.49      6.43       7.40       5.27
---------------------------------------------------------------------------------------
Average rates paid on (1):
Savings deposits                                3.30      4.22       4.77       2.83
Borrowings                                      5.16      5.54       5.70       4.99
Trust preferred securities                      5.23      5.65         --       4.61
---------------------------------------------------------------------------------------
All interest-bearing liabilities                3.53      4.34       4.84       3.11
---------------------------------------------------------------------------------------
Average interest rate spread                    1.96%     2.09%      2.56%      2.17%
---------------------------------------------------------------------------------------
Net yield on interest-earning assets (3)        2.06%     2.29%      2.82%

(1) Average yields and rates are calculated by dividing the interest income or expense for the period by the average balance for the year. The weighted averages at June 30, 2003 are based on the weighted average contractual interest rates. Nonaccrual loans are excluded in the average yield and balance calculations.

(2) Includes held-to-maturity and available-for-sale investments, including mortgage backed securities and interest-bearing deposits.

(3) Net interest income on a tax equivalent basis divided by average interest-earning assets.

      The following table presents for the periods indicated the average balances of each category of interest-earning assets and interest-bearing liabilities.

                                                                           Year Ended June 30,
-------------------------------------------------------------------------------------------------------
(in thousands)                                                      2003          2002          2001
-------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Loans                                                         $1,199,725    $1,142,646    $1,064,220
   Investments                                                      250,087       180,027       139,486
   Federal funds sold                                               116,065       122,960        66,357
-------------------------------------------------------------------------------------------------------
Total interest-earning assets                                     1,565,877     1,445,633     1,270,063
-------------------------------------------------------------------------------------------------------
Noninterest-earning assets                                           61,863        45,107        36,943
-------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                     $1,627,740    $1,490,740    $1,307,006
-------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
   Savings deposits                                               1,335,538     1,248,234     1,104,476
   FHLB advances and other borrowings                               161,253       121,385        95,732
   Trust Preferred Securities                                        25,000         6,725            --
-------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                                1,521,791     1,376,344     1,200,208
-------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities                                       8,689        19,327        20,355
-------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                 1,530,480     1,395,671     1,220,563
Shareholders' equity                                                 97,260        95,069        86,443
-------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND EQUITY                                     $1,627,740    $1,490,740    $1,307,006
-------------------------------------------------------------------------------------------------------
NET INTEREST-EARNING ASSETS                                      $   44,086    $   69,289    $   69,855
-------------------------------------------------------------------------------------------------------
Interest-earning assets as a % of interest-bearing liabilities        102.9%        104.9%        105.8%
-------------------------------------------------------------------------------------------------------

An excess of interest-earning assets over interest-bearing liabilities will enhance a positive interest rate spread.

                                       8                 2003 Parkvale Financial
and ANALYSIS (continued)

      Interest income from federal funds sold decreased $1.1 million from fiscal 2002 to 2003. The decrease was attributable primarily to a decrease in the average yield from 2.22% in fiscal 2002 to 1.45% in fiscal 2003. The average federal funds sold balance decreased from $123.0 million in fiscal 2002 to $116.1 million in fiscal 2003. The decrease is attributable to investing available funds in yielding loans and investments. The target federal funds rate decreased 75 basis points in fiscal 2003 from 1.75% to 1.00% at June 30, 2003. The average balance of federal funds sold increased $56.6 million between fiscal 2002 and 2001, and interest income decreased $1.0 million between the two years. The average yield decreased from 5.64% in fiscal 2001 to 2.22% in fiscal 2002.

INTEREST EXPENSE

      Interest expense on deposits decreased $8.6 million or 16.2% between fiscal 2002 and 2003. The average deposit balance increased $87.3 million or 7.0% in fiscal 2003 which was offset by a decrease in the average cost from 4.22% in fiscal 2002 to 3.30% in 2003. Interest expense on deposits decreased by $17,000 or 0.3% between fiscal 2001 and 2002. The average deposit balance also increased by $143.8 million between the two fiscal years, offset by a decrease in the average cost from 4.77% in fiscal 2001 to 4.22% in fiscal 2002.

      Interest expense on borrowed money increased by $1.6 million or 23.8% in fiscal 2003, due to new borrowings with the FHLB totaling $40 million at an average rate of 4.27% during fiscal 2003. The overall average cost of borrowings decreased from 5.54% in fiscal 2002 to 5.16% in fiscal 2003. Interest expense on trust preferred securities was $1.3 million for the twelve months ended June 30, 2003 as compared to $380,000 for the three months ended June 30, 2002. In fiscal 2002, interest expense on borrowed money increased by $1.6 million or 30.2% due to new borrowings with the FHLB totaling $20 million at an average rate of 5.30% and due to the issuance of $25 million of trust preferred securities on March 26, 2002.

      Net interest income decreased $881,000 or 2.7% from fiscal 2002 to 2003. The average interest rate spread decreased to 1.96% in fiscal 2003 from 2.09% in fiscal 2002, while the average net interest earning assets decreased $25.2 million. In fiscal 2002, net interest income increased $2.6 million or 7.3%. The average interest rate spread decreased from 2.56% in fiscal 2001 to 2.09% in 2002, while average net interest earning assets decreased $566,000 between the two years.

      At June 30, 2003, the weighted average yield on loans and investments was 5.27%. The average rate payable on liabilities was 2.83% for deposits, 4.99% for borrowings, 4.61% for trust preferred securities and 3.11% for combined deposits, borrowings and trust preferred securities.

PROVISION FOR LOAN LOSSES

      The provision for loan losses is an amount added to the allowance against which loan losses are charged. The provision for loan losses was $308,000 in 2003, $205,000 in 2002 and $320,000 in 2001, respectively. The provision increased by $103,000 or 50.2% in fiscal 2003 compared to fiscal year 2002. Aggregate allowances were 1.20% of gross loans as of June 30, 2003. Management believes the allowance for loan losses is adequate to cover the amount of probable credit losses incurred in the loan portfolio as of June 30, 2003.

OTHER INCOME

      Other income decreased $2.6 million or 24.5% in fiscal 2003 compared to fiscal 2002. This is primarily attributable to a lower gain on sale of investments of $1.1 million in fiscal 2003 compared to gains on sale of investments of $7.1 million offset by security investment impairment charges of $2.6 million primarily related to WorldCom bonds in fiscal 2002. The security gains in fiscal 2002 were realized on the sale of 112,496 shares of Freddie Mac Common Stock.

      Service charges on deposit accounts increased by $662,000 or 17.9% in fiscal 2003, mainly due to an increase in the average balances over fiscal 2002 and to increased services for all types of deposits. Other service charges and fees increased by $450,000 or 43.0% in fiscal 2003. This increase is also attributable to the increased average balances from the acquisition of the Second National Bank of Masontown ("SNB"). Service charges on deposit accounts increased by $949,000 or 34.4% and other service charges and fees increased by $168,000 or 19.1% between fiscal 2002 and 2001.

      Miscellaneous income decreased $268,000 or 19.8% in fiscal 2003, and increased by $351,000, or 35.0%, in fiscal 2002. The primary decrease in 2003 came from investment service fee income which decreased by $104,000 to $869,000 in fiscal 2003 versus $973,000 in fiscal 2002 and $675,000 in fiscal 2001. Parkvale offers nondeposit investment products directly to customers through an operating division, Parkvale Financial Services.

OTHER EXPENSE

      Other expense decreased $3.3 million or 11.7% in fiscal 2003, mainly due to lower levels of expenses and writedowns related to foreclosed real estate during fiscal 2003 as compared to fiscal 2002. The writedowns and

Corporation Annual Report              9

                                                         MANAGEMENT'S Discussion

expenses aggregating $1.1 million and $6.5 million recorded in 2003 and 2002, respectively related to a commercial property undergoing rehabilitation and renovation, reducing the net book value of the building to its estimated net realizable value, as estimated costs to remediate and renovate the building proved higher than originally estimated.

      Compensation and employee benefits increased by $1.4 million or 12.4% during fiscal 2003 and by $913,000 or 8.6% during fiscal 2002 over the respective prior period.

      Compensation expense increased $1.2 million or 12.3% in fiscal 2003 and increased $864,000 or 10.0% in fiscal 2002. The 2003 increase is attributable to the effect of a full fiscal year of additional employees acquired through the merger with the SNB on January 31, 2002. The 2002 increase is primarily attributable to the effect of a partial fiscal year of additional employees gained from the SNB acquisition. Payroll related taxes increased $96,000 during fiscal 2003 as a direct result of increased compensation. The 2003 increase represented normal merit pay increases and increased staffing related to new offices and products.

      Office occupancy expense increased $561,000 or 15.6% in fiscal 2003 and $472,000 or 15.1% in fiscal 2002 over the respective prior period. The increases in fiscal 2003 and 2002 are due to the addition of a new branch office during fiscal 2003 and the effects of a full fiscal year of occupancy expense due to the addition of five SNB branch offices in January 2002.

      Marketing expenses decreased by $104,000 or 17.3% in fiscal 2003 and increased by $80,000 or 15.4% in fiscal 2002. The fiscal 2003 decrease is due to lower levels of advertising spending as compared to the higher levels of fiscal 2002 expense was due to the the acquisition of SNB and various loan and deposit promotions.

      Parkvale Savings Bank ("the Bank") is insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF"). FDIC insurance expense was $224,000, $222,000 and $213,000 relating to savings deposit premiums averaging 1.68 basis points during fiscal 2003, 1.83 basis points during fiscal 2002 and 1.91 basis points during fiscal 2001, respectively.

      Miscellaneous expenses increased by $31,000 or 0.79% in fiscal 2003. Miscellaneous expense increased by $1.2 million or 42.9% in 2002 primarily attributable to merger related data processing conversion costs of $400,000 in connection with the January 31, 2002 SNB acquisition.

INCOME TAXES

      Federal and state income tax expense decreased by $436,000 or 8.2% due to a decrease in pre-tax income and a lower effective tax rate as a result from the benefits of certain investments made by the company and its subsidiaries. As discussed in Note H, the effective tax rate for fiscal 2003, 2002 and 2001 was 31.8%, 33.9% and 35.0%, respectively.

COMMITMENTS

      At June 30, 2003, Parkvale was committed under various agreements to originate fixed and adjustable rate mortgage loans aggregating $4.1 million and $3.1 million, respectively, at rates ranging from 4.91% to 5.53% for fixed rate and 2.70% to 5.00% for adjustable rate loans, and had $83.2 million of unused consumer lines of credit and $18.2 million in unused commercial lines of credit. In addition, Parkvale was committed to purchase $78.9 million of adjustable rate loans. Parkvale was also committed to originate commercial loans totaling $3.7 million at June 30, 2003. Available but unused consumer and commercial credit card lines amounted to $10.7 million and $515,000 respectively, at June 30, 2003.

LIQUIDITY AND CAPITAL RESOURCES

      Liquidity risk represents the inability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers, as well as, the obligations to depositors and debtholders. Parkvale uses its asset/liability management policy and contingency funding plan to control and manage liquidity risk.

      Federal funds sold decreased $47.0 million or 39.5% from $119 million at June 30, 2002 to $72 million at June 30, 2003. Loan balances increased $24.1 million or 2.0%, investment balances increased $17.6 million or 7.6% and increased cash balances of $7.0 million or 28.0%, resulted from decreased deposit balances of $17.6 million or 1.3% and increased advances and other debt of $26.2 million or 17.7%. Parkvale's FHLB advance available maximum borrowing capacity is $867.2 million. If Parkvale were to experience a deposit run off in excess of available cash resources and cash equivalents, available FHLB borrowing capacity could be utilized to fund the decrease in deposits.

      Shareholders' equity increased $2.1 million or 2.1% during the year ended June 30, 2003 compared to June 30, 2002. Comprehensive income was $10.1 million while dividends declared were $4.0 million resulting in 38.0% of net income paid to shareholders (equal to $0.72 per share) for fiscal year ended June 30, 2003. Treasury stock purchased in fiscal 2003 was $4.9 million which was partially deployed for funding stock options and benefit plans totaling $896,000. The book value of Parkvale's common stock increased 4.9% to $17.93 at

                                       10                2003 Parkvale Financial
and ANALYSIS (continued)

June 30, 2003 from $17.09 at June 30, 2002 as a result of these increases in shareholders' equity.

      The Bank is a wholly owned subsidiary of Parkvale. The Bank's primary regulators are the Federal Deposit Insurance Corporation ("FDIC") and the Pennsylvania Department of Banking. The Office of Thrift Supervision retains jurisdiction over Parkvale Financial Corporation due to its status as a unitary savings and loan holding company. Parkvale continues to maintain a "well capitalized" status, sustaining a 6.9% Tier 1 capital level as of June 30, 2003. Strong capitalization allows Parkvale to continue building shareholder value through traditionally conservative operations and potentially profitable growth opportunities. Management is not aware of any trends, events, uncertainties or recommendations by any regulatory authority that will have, or that are reasonably likely to have, material effects on Parkvale's liquidity, capital resources or operations.

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

      ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is increased by charges to income and decreased by net charge-offs. The Bank's periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, past loan loss experience, current economic conditions, trends within Parkvale's market area and other relevant factors.

      The first step in determining the allowance for loan losses is recognizing a specific allowance on individual impaired loans. Nonaccrual, substandard and doubtful commercial and other real estate loans are considered for impairment.

      An allowance is recognized for loan losses in the remainder of the loan portfolio based on known and inherent risk characteristics in the portfolio, past loss experience and prevailing market conditions. Because evaluating potential losses involves a high degree of management judgement, a margin is included for the imprecision inherent in making these estimates. While management believes that the allowance is adequate to absorb estimated credit losses in its existing loan portfolio, future adjustments may be necessary if circumstances differ substantially from the assumptions used in evaluating the adequacy of the allowance for loan losses.

      The allowance for loan losses at June 30, 2003 includes $11.5 million or 76.3% of the allowance allocated to loans that are not secured by single family homes. The ability for Bank customers to repay commercial or consumer loans are most dependent upon the success of their business, continuing income and general economic conditions. Accordingly, the risk of loss is higher on such loans than single family loans, which generally incur fewer losses as the collateral value exceeds the loan amounts in the event of foreclosure.

      INVESTMENT SECURITIES HELD TO MATURITY. Securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Declines in the fair value of individual held-to-maturity securities below their amortized cost that are other than temporary result in writedowns of the individual securities to their estimated fair value. Such writedowns are included in earnings as realized losses. Regular quarterly reviews of investment ratings and publicly available information are conducted by management and reviewed by the Audit-Finance committee. A listing of securities with ratings below investment grade are monitored and evaluated for possible writedowns. There were no writedowns in fiscal 2003. In fiscal 2002, writedowns were $2.6 million, primarily related to the decline in market value of WorldCom Bonds to an estimated value of 19.5 cents per par dollar at June 30, 2002. At June 30, 2003, WorldCom is attempting to emerge from bankruptcy protection, which should result in a partial recovery for the 2002 writedown. If the financial markets experience further deterioration on these bonds or on other corporate bonds held for investment, additional charges to income could occur in future periods.

      FORECLOSED REAL ESTATE. Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and recorded at the lower of the carrying amount or fair value of the property less cost to sell. After foreclosure, valuations are periodically performed by management and a valuation allowance is established for declines in the fair value less cost to sell below the property's carrying amount. Revenues, expenses and changes in the valuation allowance are included in the statement of operations. Gains and losses upon disposition are reflected in earnings as realized. The net book value of foreclosed real estate at June 30, 2003 includes $1.6 million related to a vacant office building, which is undergoing renovation and rehabilitation. In

Corporation Annual Report              11
fiscal 2003 and fiscal 2002, writedowns and expenses related to this property of $1.1 and $6.5 million, respectively were recorded as estimated costs to remediate and renovate the building were higher than originally estimated and greater than the estimated net realizable value. The ability to recover costs incurred is dependent upon real estate market conditions and demand for commercial property. To the extent that economic conditions and improvement costs vary from current estimates, additional losses could occur in future periods.

      GOODWILL AND OTHER INTANGIBLE ASSETS. FAS 141, Accounting for Business Combinations is the standard of accounting for business combinations initiated after June 30, 2001. FAS 141 requires use of the purchase method and eliminated the use of the pooling-of-interest method of accounting for business combinations. FAS 141 also provided criteria to determine whether an acquired intangible should be recognized separately from goodwill. FAS 142, Accounting for Goodwill and Other Intangible Assets establishes standards for the amortization of acquired intangible assets and the non-amortization and impairment assessment of goodwill. Parkvale has $4.0 million of core deposit intangible assets subject to amortization and $7.6 million in goodwill, which is not subject to periodic amortization. Parkvale determined the amount of identifiable intangible assets based upon an independent core deposit analysis, which was updated in fiscal 2003.

      Goodwill arising from business acquisitions represents the value attributable to unidentifiable intangible elements in the business acquired. Parkvale's goodwill relates to value inherent in the banking business and the value is dependent upon Parkvale's ability to provide quality, cost effective services in the face of free competition from other market participants on a regional basis. This ability relies upon continuing investments in processing systems, the development of value-added service features, and the ease of use of Parkvale's services. As such, goodwill value is supported ultimately by revenue which is driven by the volume of business transacted. A decline in earnings as a result of a lack of growth or the inability to deliver cost effective services over sustained periods can lead to impairment of goodwill which could result in a charge and adversely impact earnings in future periods.

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

                                       12                2003 Parkvale Financial

Consolidated STATEMENTS OF FINANCIAL CONDITION

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     June 30,
-------------------------------------------------------------------------------------------------------
ASSETS                                                                         2003             2002
-------------------------------------------------------------------------------------------------------
Cash and noninterest-earning deposits                                      $    32,067      $    25,050
Federal funds sold                                                              72,000          119,000
Interest-earning deposits in other banks                                        17,576           17,473
Investment securities available for sale (cost of $19,185 in 2003
  and $11,780 in 2002) (Note B)                                                 19,743           13,080
Investment securities held to maturity (fair value of $215,587 in 2003
  and $201,098 in 2002) (Note B)                                               210,827          199,860
Loans, net of allowance of $15,013 in 2003
  and $15,492 in 2002 (Note C)                                               1,241,779        1,217,639
Foreclosed real estate (Note D)                                                  2,695            1,717
Office properties and equipment, net (Note D)                                   11,196           10,080
Intangible assets and deferred charges                                          11,572           11,787
Prepaid expenses and other assets (Note M)                                      23,348           16,506
-------------------------------------------------------------------------------------------------------
Total assets                                                               $ 1,642,803      $ 1,632,192
-------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------------------------------------------------------------------------
LIABILITIES
-------------------------------------------------------------------------------------------------------
Savings deposits (Note E)                                                  $ 1,331,760      $ 1,349,339
Advances from Federal Home Loan Bank and other debt (Note F)                   174,157          147,996
Trust preferred securities (Note F)                                             25,000           25,000
Advance payments from borrowers for taxes and insurance                          7,144            7,882
Other liabilities (Note M)                                                       5,268            4,571
-------------------------------------------------------------------------------------------------------
Total liabilities                                                          $ 1,543,329      $ 1,534,788
-------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (Notes G and I)
-------------------------------------------------------------------------------------------------------
Preferred stock ($1.00 par value; 5,000,000 shares authorized
  0 shares issued)                                                                  --               --
Common stock ($1.00 par value; 10,000,000 shares authorized
  6,734,894 issued)                                                              6,735            6,735
Additional paid-in capital                                                       4,132            4,293
Treasury stock at cost - 1,186,663 shares in 2003
  and 1,034,483 shares in 2002                                                 (22,951)         (19,128)
Accumulated other comprehensive income                                             355              826
Retained earnings                                                              111,203          104,678
-------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                      99,474           97,404
-------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                 $ 1,642,803      $ 1,632,192
-------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.





Corporation Annual Report              13

                                           Consolidated STATEMENTS OF OPERATIONS

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  Years Ended June 30,
                                                              2003        2002        2001
-------------------------------------------------------------------------------------------
INTEREST INCOME
-------------------------------------------------------------------------------------------
  Loans                                                     $72,473     $79,568     $80,891
  Investments                                                11,879      10,649       9,322
  Federal funds sold                                          1,678       2,728       3,743
-------------------------------------------------------------------------------------------
  Total interest income                                      86,030      92,945      93,956
-------------------------------------------------------------------------------------------

INTEREST EXPENSE
-------------------------------------------------------------------------------------------
  Savings deposits (Note E)                                  44,127      52,688      52,705
  Borrowings                                                  8,329       6,730       5,461
  Trust preferred securities                                  1,308         380          --
-------------------------------------------------------------------------------------------
  Total interest expense                                     53,764      59,798      58,166
-------------------------------------------------------------------------------------------
  Net interest income                                        32,266      33,147      35,790
  Provisions for loan losses (Note C)                           308         205         320
-------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          31,958      32,942      35,470
-------------------------------------------------------------------------------------------

NONINTEREST INCOME
-------------------------------------------------------------------------------------------
  Service charges on deposit accounts                         4,370       3,708       2,759
  Other service charges and fees                              1,497       1,047         879
  Net gain on sale and writedown of securities (Note J)       1,091       4,550          --
  Miscellaneous                                               1,087       1,355       1,004
-------------------------------------------------------------------------------------------
  Total other income                                          8,045      10,660       4,642
-------------------------------------------------------------------------------------------

NONINTEREST EXPENSE

  Compensation and employee benefits                         12,984      11,548      10,635
  Office occupancy                                            4,155       3,594       3,122
  Marketing                                                     496         600         520
  FDIC insurance                                                224         222         213
  Office supplies, telephone, and postage                     1,661       1,449       1,357
  Real estate owned expenses and writedowns                   1,100       6,500          --
  Miscellaneous                                               3,946       3,915       2,740
-------------------------------------------------------------------------------------------
  Total other expenses                                       24,566      27,828      18,587
-------------------------------------------------------------------------------------------

  Income before income taxes                                 15,437      15,774      21,525
  Income tax expense (Note H)                                 4,908       5,344       7,524
-------------------------------------------------------------------------------------------

NET INCOME                                                  $10,529     $10,430     $14,001
-------------------------------------------------------------------------------------------

NET INCOME PER SHARE:

  Basic                                                     $  1.89     $  1.84     $  2.46
  Diluted                                                   $  1.86     $  1.81     $  2.43
-------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

                                       14                2003 Parkvale Financial

Consolidated STATEMENTS OF CASH FLOWS

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 Years Ended June 30,
                                                                                           2003           2002          2001
-------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
-------------------------------------------------------------------------------------------------------------------------------
  Interest received                                                                     $  91,279      $  93,048      $  92,314
  Loan fees paid                                                                           (1,623)           (16)          (445)
  Other fees and commissions received                                                       6,955          5,938          4,518
  Interest paid                                                                           (53,629)       (59,686)       (57,864)
  Cash paid to suppliers and employees                                                    (33,279)       (23,822)       (18,195)
  Income taxes paid                                                                        (2,100)        (6,601)        (7,336)
-------------------------------------------------------------------------------------------------------------------------------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                                                 7,603          8,861         12,992
-------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
-------------------------------------------------------------------------------------------------------------------------------
  Proceeds from sales of investment securities available for sale                           1,804         15,790             --
  Proceeds from maturities of investments                                                 249,825         48,157         51,828
  Purchase of investment securities available for sale                                     (7,405)            --           (295)
  Purchase of investment securities held to maturity                                     (262,672)       (80,196)       (70,984)
  Maturity of deposits in other banks                                                        (103)        (5,122)        (6,991)
  Purchase of loans                                                                      (619,098)      (339,807)      (202,219)
  Proceeds from sales of loans                                                              3,128          2,690          3,363
  Principal collected on loans                                                            797,275        576,084        244,254
  Loans made to customers, net of loans in process                                       (207,480)      (227,382)      (126,099)
  Payment for acquisition of Second National Bank, net                                         --        (19,309)            --
  Capital expenditures                                                                     (2,416)        (1,075)        (1,389)
-------------------------------------------------------------------------------------------------------------------------------
  NET CASH USED FOR INVESTING ACTIVITIES                                                  (47,142)       (30,170)      (108,532)
-------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
-------------------------------------------------------------------------------------------------------------------------------
  Net increase in checking and savings accounts                                            44,144         43,441         37,032
  Net (decrease) increase in certificates of deposit                                      (61,723)       (31,409)        63,668
  Proceeds from FHLB advances                                                              40,000         20,000         50,500
  Repayment of FHLB advances                                                              (10,014)        (5,013)           (13)
  Proceeds from trust preferred securities                                                     --         25,000             --
  Net (decrease) increase in other borrowings                                              (3,825)         2,058         (4,638)
  Net (decrease) in borrowers advances for tax and insurance                                 (738)          (206)          (768)
  Dividends paid                                                                           (4,093)        (4,086)        (4,101)
  Allocation of treasury stock to retirement plans                                            685            712            878
  Payment for treasury stock                                                               (4,880)          (346)        (2,365)
-------------------------------------------------------------------------------------------------------------------------------
  NET CASH PROVIDED BY FINANCING ACTIVITIES                                                  (444)        50,151        140,193
-------------------------------------------------------------------------------------------------------------------------------
  Net (decrease) increase in cash and cash equivalents                                    (39,983)        28,842         44,653
  Cash and cash equivalents at beginning of year                                          144,050        115,208         70,555
-------------------------------------------------------------------------------------------------------------------------------
  Cash and cash equivalents at end of year                                              $ 104,067      $ 144,050      $ 115,208
-------------------------------------------------------------------------------------------------------------------------------
Reconciliation of net income to net cash provided by operating activities:
Net Income                                                                              $  10,529      $  10,430      $  14,001
  Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization                                                             1,739          1,180            768
  Accretion and amortization of fees and discounts                                          2,440            487           (691)
  Loan fees collected and deferred                                                           (523)           (16)          (445)
  Provisions for loan losses                                                                  308            205            320
  Writedowns and expenses related to REO                                                    1,100          6,500             --
  Gain on sale of assets                                                                   (1,091)        (4,550)            --
  Decrease (increase) in accrued interest receivable                                        1,058           (942)        (1,294)
  Increase in other assets                                                                 (9,101)        (6,811)           (30)
  Increase in accrued interest payable                                                        135            112            302
  Increase in deferred income tax asset                                                        --          2,698             --
  Increase (decrease) in other liabilities                                                  1,009           (432)            61
-------------------------------------------------------------------------------------------------------------------------------
  Total adjustments                                                                        (2,926)        (1,569)        (1,009)
-------------------------------------------------------------------------------------------------------------------------------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                                             $   7,603      $   8,861      $  12,992
-------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.





Corporation Annual Report              15

                                 Consolidated STATEMENTS OF SHAREHOLDERS' EQUITY

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           Accumulated
                                                                 Additional                   Other                    Total
                                                    Common       Paid-In       Treasury   Comprehensive  Retained   Shareholders'
                                                     Stock       Capital        Stock         Income     Earnings      Equity
---------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2000                           $  6,735      $  4,495      $(18,471)      $3,075     $ 88,432     $84,266
---------------------------------------------------------------------------------------------------------------------------------
2001 net income                                                                                            14,001      14,001
Other Comprehensive income, net of tax
  Unrealized security gains (losses) on
  available-for-sale securities                                                                2,321                    2,321
                                                                                                                        -----
Comprehensive income                                                                                                   16,322
Treasury stock purchased                                                         (2,365)                               (2,365)
Treasury stock contributed to benefit plan                                          879                                   879
Exercise of stock options                                            (148)          232                                    84
Cash dividends declared on common stock
  at $.72 per share                                                                                        (4,092)     (4,092)
---------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2001                           $  6,735      $  4,347      $(19,725)      $5,396     $ 98,341     $95,094
---------------------------------------------------------------------------------------------------------------------------------
2002 net income                                                                                            10,430      10,430
Other Comprehensive income, net of tax
  Unrealized security gains on securities of
  $156, net of reclassification adjustment for
  gains included in net income $4,726                                                         (4,570)                  (4,570)
                                                                                                                        -----
  Comprehensive income                                                                                                  5,860
Treasury stock purchased                                                           (346)                                 (346)
Treasury stock contributed to benefit plan                                          712                                   712
Exercise of stock options                                             (54)          231                                   177
Cash dividends declared on common stock
  at $.72 per share                                                                                        (4,093)     (4,093)
---------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2002                           $  6,735      $  4,293      $(19,128)      $  826     $104,678     $97,404
---------------------------------------------------------------------------------------------------------------------------------
2003 net income                                                                                            10,529      10,529
Other Comprehensive income, net of tax
  Unrealized gains on securities of $273,
  net of reclassification adjustment for
  gains included in net income of $744                                                          (471)                    (471)
                                                                                                                         ----
Comprehensive income                                                                                                   10,058
Treasury stock purchased                                                         (4,880)                               (4,880)
Treasury stock contributed to benefit plan                                          685                                   685
Exercise of stock options                                            (161)          372                                   211
Cash dividends declared on common stock
  at $.72 per share                                                                                        (4,004)     (4,004)
---------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2003                           $  6,735      $  4,132      $(22,951)      $  355     $111,203     $99,474
---------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

                                       16                2003 Parkvale Financial

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

CASH AND NONINTEREST-EARNING DEPOSITS

      The Bank is required to maintain cash and reserve balances with the Federal Reserve Bank. The reserve calculation is 0% of the first $6.0 million of checking deposits, 3% of the next $36.1 million of checking deposits and 10% of total checking deposits over $42.1 million. These required reserves, net of allowable credits, amounted to $4.2 million at June 30, 2003.

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

LOANS

      Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination and commitment fees and certain direct origination costs have been deferred and recognized as an adjustment of the yield of the related loan, adjusted for anticipated loan prepayments. Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

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

Corporation Annual Report              17

                                                           NOTES TO Consolidated

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

EARNINGS PER SHARE

      The following table sets forth the computation of basic and diluted earnings per share for the three years ended June 30:

                                                                 2003           2002           2001
------------------------------------------------------------------------------------------------------
Numerator for basic and diluted earnings per share:
  Net Income (in 000's)                                       $   10,529     $   10,430     $   14,001
Denominator:
  Weighted average shares for basic earnings per share         5,572,974      5,680,696      5,694,295
  Effect of dilutive employee stock options                       79,089         88,757         74,361
------------------------------------------------------------------------------------------------------
  Weighted average shares for dilutive earnings per share      5,652,063      5,769,453      5,768,656
------------------------------------------------------------------------------------------------------

Net income per share:
  Basic                                                       $     1.89     $     1.84     $     2.46
  Diluted                                                     $     1.86     $     1.81     $     2.43
------------------------------------------------------------------------------------------------------

FORECLOSED REAL ESTATE

      Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and recorded at the lower of the carrying amount or fair value of the property less cost to sell. After foreclosure, valuations are periodically performed by management and a valuation allowance is established for any declines in the fair value less cost to sell below the property's carrying amount. Revenues, expenses and changes in the valuation allowance are included in the statement of operations. Gains and losses upon disposition are reflected in earnings as realized. Loans transferred to foreclosed real estate during fiscal 2003 were $1.7 million and in 2002 and 2001 were $1.2 million and $1.1 million, respectively. The foreclosures in 2003 and 2002 were primarily due to loans on single family dwellings foreclosed throughout the year.

STOCK BASED COMPENSATION

      Stock options and shares issued under Stock Option Plans are accounted for under Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees. Stock options are granted at exercise prices not less than fair value of the common stock at the date of grant. Under APB 25, no compensation expense is recognized related to these plans.

      Proforma information regarding net income and earnings per share as required by FAS 123, has been determined as if PFC had accounted for its stock options using the fair value recognition provisions. The fair value for these options was estimated at the date of the grants using a Black-Scholes option pricing model with assumptions as follows. The risk-free interest rate for the fiscal 2003 grants was 3.69% with a dividend yield of

                                       18                2003 Parkvale Financial

3.18%. The volatility factor of the expected market price of PFC's common stock is 0.17 and the expected life of the options is nine years.

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

      For purposes of proforma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Parkvale's proforma information follows.

(dollar amounts in thousands, except per share data)

                                              Fiscal year ended June 30,
                                           2003           2002           2001
--------------------------------------------------------------------------------
Net income before
  stock options                         $   10,529     $   10,430     $   14,001
Compensation expense
  from stock option grants                     248             28             86
--------------------------------------------------------------------------------
Proforma net income                     $   10,281     $   10,402     $   13,915
--------------------------------------------------------------------------------
Proforma income per share:
  Basic - proforma                      $     1.84     $     1.83     $     2.44
  Basic - as reported                   $     1.89     $     1.84     $     2.46
  Diluted - proforma                    $     1.82     $     1.80     $     2.41
  Diluted - as reported                 $     1.86     $     1.81     $     2.43
--------------------------------------------------------------------------------

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

      The repurchase program approved on June 18, 2002 expired on June 30, 2003. This program repurchased 202,639 shares at an average price of $24.09 representing 3.6% of the outstanding stock. A new repurchase program was approved on June 19, 2003 permitting the purchase of 5% of outstanding stock, or 276,500 shares, to be repurchased periodically through fiscal year 2004 at prevailing market prices in open-market transactions.

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

Corporation Annual Report              19

                                                           NOTES TO Consolidated

2002. Management has evaluated the impact of this statement and has determined that there is no material effect on Parkvale's financial position or results of operations.

      Statement of Financial Accounting Standards No. 147, Acquisition of Certain Financial Instruments, which clarifies FAS 142 that, if certain conditions are met, an acquisition of less-than-whole financial institutions should be accounted for as a business combination. As a result of statement 147, entities are required to reclassify and restate both goodwill and amortization expense as of the date FAS 142 was adopted. This statement was effective October 1, 2002. Management has evaluated the impact of this statement and has determined that there is no material effect on Parkvale's financial position or results of operations.

      Statement of Financial Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, which amends Statement of Financial Standard No. 123 to provide alternative methods of transition to Statement No. 123's fair value method of accounting for stock-based compensation. Statement No. 148 also amends the disclosure provisions of Statement 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While this statement does not amend Statement No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of Statement 148 are applicable to all companies with stock based compensation, regardless of whether they account for that compensation using the fair value method of Statement 123 or the intrinsic method of Opinion 25.

      Statement of Financial Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities addressed under FAS 133, Accounting for Derivative Instruments and Hedging Activities. This accounting guidance amends FAS 133 for decisions made by the FASB as part of the Derivatives Implementations Group process and also amends FAS 133 to clarify the definition of a derivative. FAS 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Management has evaluated the impact of this statement and has determined that there is no material effect on Parkvale's financial position or results of operations.

      Statement of Financial Standards No. 150, Accounting for Certain Financial Instruments with characteristics of both Liabilities and Equity, which establishes standards for how an issuer is to classify and measure certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify certain financial instruments that would previously have been classified as equity as liabilities (or as assets in some circumstances). Specifically, FAS 150 requires that financial instruments issued in the form of shares that are mandatorily redeemable; financial instruments that embody an obligation to repurchase the issuer's equity shares or are indexed to such an obligation; or financial instruments that embody an unconditional obligation or a conditional obligation that can be settled in certain ways be classified as liabilities. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 25, 2003. Management has evaluated the impact of this statement and has determined that there is no material effect on Parkvale's financial position or results of operation.

      Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements of Guarantees, Including Indirect Guarantees of Indebtness of Others, which expands on the accounting guidance of FAS 5, 57, and 107 and incorporates without change the provisions of FAS Interpretation 34, which is being superseded. Each guarantee meeting the characteristics described in FIN 45 is to be recognized and initially measured at fair value, which will be a change from current practice for most entities. In addition, guarantors will be required to make significant new disclosures, even if the likelihood of the guarantor making payments under the guarantee is remote, which represents another change from current general practice. FIN 45 disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002, while the initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued of modified after December 31, 2002. Management has evaluated the impact of this interpretation and has determined that there is no material effect on Parkvale's financial position or results of operation.

      Interpretation No. 46, Consolidation of Variable Interest Entities ("VIE's"), an interpretation of Accounting Research bulletin No. 51, Consolidated Financial Statements, to improve financial reporting of special purpose and other entities. In accordance with FIN 46, business enterprises that represent the primary beneficiary of another entity by retaining a controlling financial interest in that entity's assets, liabilities and results of operating activities must consolidate the entity in its financial statements. Prior to the issuance of FIN 46, consolidation generally occurred when an entity controlled another entity through voting interests. Certain VIEs that

                                       20                2003 Parkvale Financial

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE A (CONTINUED)

are qualifying special purpose entities subject to the reporting requirements for FAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities will not be required to be consolidated under the provisions of FIN 46. The consolidation provisions of FIN 46 apply to VIEs entered into after January 31, 2003, and for preexisting VIEs in the first interim reporting period after June 15, 2003. Management has evaluated the impact of this interpretation and has determined that there is no material effect on Parkvale's financial position or results of operation at June 30, 2003. See note G.

NOTE B    INVESTMENT SECURITIES

The amortized cost, gross unrecorded gains and losses and fair values for investment securities classified as available for sale or held to maturity at June 30 are as follows:

                                                                            2003
---------------------------------------------------------------------------------------------------------
                                                                      Gross          Gross
                                                      Amortized     Unrealized     Unrealized      Fair
                                                        Cost          Gains          Losses        Value
---------------------------------------------------------------------------------------------------------
Available for sale:
FHLB of Pittsburgh stock                              $ 13,022       $   --           $ --       $ 13,022
Equity securities - other                                6,163          606             48          6,721
---------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS SECURITIES AVAILABLE FOR SALE       $ 19,185       $  606           $ 48       $ 19,743
---------------------------------------------------------------------------------------------------------
Held to maturity:
U.S. Government and agency obligations due:
  Within 1 year                                       $  2,016       $   13           $ --       $  2,029
  Within 5 years                                        12,619          291             --         12,910
  Within 10 years                                           --           --             --             --
---------------------------------------------------------------------------------------------------------
TOTAL U.S. GOVERNMENT AND AGENCY OBLIGATIONS            14,635          304             --         14,939
---------------------------------------------------------------------------------------------------------
Municipal obligations:
  Within 1 year                                            795           11             --            806
  Within 5 years                                         3,831          169             --          4,000
  Within 10 years                                        1,203           68             --          1,271
  After 10 years                                         3,315          251             --          3,566
---------------------------------------------------------------------------------------------------------
TOTAL MUNICIPAL OBLIGATIONS                              9,144          499             --          9,643
---------------------------------------------------------------------------------------------------------
Corporate debt:
  Within 1 year                                         56,956        1,077            132         57,901
  Within 5 years                                        66,530        2,082             37         68,575
  After 10 years                                        23,132        1,156            455         23,833
---------------------------------------------------------------------------------------------------------
TOTAL CORPORATE DEBT                                   146,618        4,315            624        150,309
---------------------------------------------------------------------------------------------------------
TOTAL U.S. GOVERNMENT AND AGENCY OBLIGATIONS,
  MUNICIPAL OBLIGATIONS AND CORPORATE DEBT             170,397        5,118            624        174,891
---------------------------------------------------------------------------------------------------------
Mortgage-backed securities:
  FHLMC                                                  2,248          162             --          2,410
  FNMA                                                  23,732           13            168         23,577
  GNMA                                                   1,904          224              1          2,127
  SBA                                                       75           --             --             75
Collateralized mortgage obligations ("CMOs")            12,003           36             --         12,039
Other participation certificates                           468           --             --            468
---------------------------------------------------------------------------------------------------------
TOTAL MORTGAGE-BACKED SECURITIES                        40,430          435            169         40,696
---------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS SECURITIES HELD
  TO MATURITY                                         $210,827       $5,553           $793       $215,587
---------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT PORTFOLIO                            $230,012       $6,159           $841       $235,330
---------------------------------------------------------------------------------------------------------


                                                                            2002
---------------------------------------------------------------------------------------------------------
                                                                      Gross          Gross
                                                      Amortized     Unrealized     Unrealized      Fair
                                                       Cost           Gains          Losses        Value
---------------------------------------------------------------------------------------------------------
Available for sale:
FHLB of Pittsburgh stock                              $ 10,319       $   --         $   --       $ 10,319
Equity securities - other                                1,461        1,300             --          2,761
---------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS SECURITIES AVAILABLE FOR SALE       $ 11,780       $1,300         $   --       $ 13,080
---------------------------------------------------------------------------------------------------------
Held to maturity:
U.S. Government and agency obligations due:
  Within 1 year                                       $  4,571       $    9         $   --       $  4,580
  Within 5 years                                        33,077          245             35         33,287
  Within 10 years                                       14,384           56             --         14,440
---------------------------------------------------------------------------------------------------------
TOTAL U.S. GOVERNMENT AND AGENCY OBLIGATIONS            52,032          310             35         52,307
---------------------------------------------------------------------------------------------------------
Municipal obligations:
  Within 1 year                                          1,065            9             --          1,074
  Within 5 years                                         4,529          195             --          4,724
  Within 10 years                                        1,516           16             --          1,532
  After 10 years                                         3,330           63             --          3,393
---------------------------------------------------------------------------------------------------------
TOTAL MUNICIPAL OBLIGATIONS                             10,440          283             --         10,723
---------------------------------------------------------------------------------------------------------
Corporate debt:
  Within 1 year                                         33,391          210            495         33,106
  Within 5 years                                        65,606        1,332            679         66,259
  After 10 years                                        22,456          383            458         22,381
---------------------------------------------------------------------------------------------------------
TOTAL CORPORATE DEBT                                   121,453        1,925          1,632        121,746
---------------------------------------------------------------------------------------------------------
TOTAL U.S. GOVERNMENT AND AGENCY OBLIGATIONS,
  MUNICIPAL OBLIGATIONS AND CORPORATE DEBT             183,925        2,518          1,667        184,776
---------------------------------------------------------------------------------------------------------
Mortgage-backed securities:
  FHLMC                                                  3,615          216             --          3,831
  FNMA                                                     678           17              2            693
  GNMA                                                   1,998          146              1          2,143
  SBA                                                       86           --             --             86
Collateralized mortgage obligations ("CMOs")             8,985           51             40          8,996
Other participation certificates                           573           --             --            573
---------------------------------------------------------------------------------------------------------
TOTAL MORTGAGE-BACKED SECURITIES                        15,935          430             43         16,322
---------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS SECURITIES HELD
  TO MATURITY                                         $199,860       $2,948         $1,710       $201,098
---------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT PORTFOLIO                            $211,640       $4,248         $1,710       $214,178
---------------------------------------------------------------------------------------------------------


Mortgage-backed securities and CMOs are not due at a single maturity date; periodic payments are received on the securities based on the payment patterns of the underlying collateral.

See Note J concerning Net Gain on Sales in fiscal 2003 and 2002 and Writedown of Securities in fiscal 2002.

Corporation Annual Report              21

                                                           NOTES TO Consolidated

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE C  LOANS

Loans at June 30 are summarized as follows:

                                                               2003             2002            2001
--------------------------------------------------------------------------------------------------------
Mortgage loans:
  Residential:
    1-4 Family                                              $   932,535      $   895,330      $  851,765
    Multifamily                                                  19,477           18,140          24,602
  Commercial                                                     59,796           59,136          54,958
  Other                                                          36,581           35,108          22,164
--------------------------------------------------------------------------------------------------------
                                                              1,048,389        1,007,714         953,489
Consumer loans                                                  152,458          167,956         132,580
Commercial business loans                                        47,983           53,055          39,336
Loans on savings accounts                                         2,974            3,224           2,265
--------------------------------------------------------------------------------------------------------
  Gross loans                                                 1,251,804        1,231,949       1,127,670
Less:
  Loans in process                                                  117              205             205
  Allowance for loan losses                                      15,013           15,492          13,428
  Unamortized (premium) discount and deferred loan fees          (5,105)          (1,387)            773
--------------------------------------------------------------------------------------------------------
                                                            $ 1,241,779      $ 1,217,639      $1,113,264
--------------------------------------------------------------------------------------------------------

The following summary sets forth the activity in the allowance for loan losses for the years ended June 30:

                                                               2003             2002            2001
--------------------------------------------------------------------------------------------------------
Beginning balance                                           $    15,492      $    13,428      $   13,368
Provision for losses                                                308              205             320
Provision for losses from SNB acquisition                            --            1,994              --
--------------------------------------------------------------------------------------------------------
Loans recovered:
  Commercial                                                          1               --              --
  Consumer                                                           39               34             188
  Mortgage                                                           69              110              57
--------------------------------------------------------------------------------------------------------
Total recoveries                                                    109              144             245
--------------------------------------------------------------------------------------------------------
Loans charged off:
  Commercial                                                       (253)             (19)             --
  Consumer                                                         (241)            (148)           (421)
  Mortgage                                                         (402)            (112)            (84)
--------------------------------------------------------------------------------------------------------
Total charge-offs                                                  (896)            (279)           (505)
--------------------------------------------------------------------------------------------------------
Net charge-offs                                                    (787)            (135)           (260)
--------------------------------------------------------------------------------------------------------
Ending balance                                              $    15,013      $    15,492      $   13,428
--------------------------------------------------------------------------------------------------------


The following table sets forth the allowance for loan loss allocation for the years ended June 30:


                                                               2003             2002            2001
--------------------------------------------------------------------------------------------------------
Residential mortgages                                       $     3,555      $     3,928      $    3,929
Commercial mortgages                                              4,156            3,795           3,254
Consumer Loans                                                    4,297            4,924           4,045
Commercial Loans                                                  3,005            2,845           2,200
--------------------------------------------------------------------------------------------------------
Total allowance for loan losses                             $    15,013      $    15,492      $   13,428
--------------------------------------------------------------------------------------------------------

                                       22                2003 Parkvale Financial

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE C (CONTINUED)

      At June 30, 2003, Parkvale was committed under various agreements to originate fixed and adjustable rate mortgage loans aggregating $4,100 and $3,100, respectively, at rates ranging from 4.91% to 5.53% for fixed rate and 2.70% to 5.00% for adjustable rate loans, and had $83,200 of unused consumer lines of credit and $18,200 in unused commercial lines of credit. In addition, Parkvale was committed to purchase $78,900 of adjustable rate loans. Parkvale was also committed to originate commercial loans totaling $3,700 at June 30, 2003. Available but unused consumer and commercial credit card lines amounted to $10,700 and $515 respectively, at June 30, 2003. Substantially, all commitments are expected to fund within one year.

      At June 30, Parkvale serviced loans for the benefit of others as follows:
2003 - $24,077, 2002 - $13,097 and 2001 - $7,825. The fiscal 2003 increase is related to an increase in loans serviced for Freddie Mac.

      At June 30, 2003, Parkvale's loan portfolio consisted primarily of residential real estate loans collateralized by single and multifamily residences, nonresidential real estate loans secured by industrial and retail properties and consumer loans including lines of credit.

      Parkvale has geographically diversified its mortgage loan portfolio, having loans outstanding in 49 states and the District of Columbia. Parkvale's highest concentrations are in the following states/area along with their respective share of the outstanding mortgage loan balance: Pennsylvania - 32.7%; Ohio - 6.7%; and Virginia - 6.5%. The ability of debtors to honor these contracts depends largely on economic conditions affecting the Pittsburgh, Columbus and greater Washington D.C. metropolitan areas, with repayment risk dependent on the cash flow of the individual debtors. Substantially all mortgage loans are secured by real property with a loan amount of generally no more than 80% of the appraised value at the time of origination. Mortgage loans in excess of 80% of appraised value generally require private mortgage insurance.

      The nonaccrual loans were $7,284 and $3,469 at June 30, 2003 and 2002, respectively. At June 30, the amount of interest income of nonaccrual loans that had not been recognized in interest income was $248 for 2003, $191 for 2002 and $124 for 2001. There was a $1,119 loan considered impaired at June 30, 2003 and $498 at June 30, 2002. The average recorded investment in impaired loans was $397 during fiscal 2003 and $249 during fiscal 2002. These loans were included in management's assessment of the adequacy of the aggregate allowance.

NOTE D OFFICE PROPERTIES AND EQUIPMENT AND FORECLOSED REAL ESTATE

Office properties and equipment at June 30 are summarized by major classifications as follows:

                                                     2003       2002     2001
--------------------------------------------------------------------------------
Land                                               $ 2,132   $ 1,832   $ 1,154
Office building and leasehold improvements           9,649     8,728     6,500
Furniture, fixtures, and equipment                  10,386    10,097     6,544
--------------------------------------------------------------------------------
                                                    22,167    20,657    14,198
Less accumulated depreciation and amortization      10,971    10,577     7,082
--------------------------------------------------------------------------------
Office properties and equipment, net               $11,196   $10,080   $ 7,116
--------------------------------------------------------------------------------
Depreciation expense                               $ 1,300   $   970   $   723

A summary of foreclosed real estate
at June 30 is as follows:                       2003      2002       2001
---------------------------------------------------------------------------
Real estate acquired through foreclosure:     $ 2,695   $ 1,728    $ 3,780
Allowance for losses                               --       (11)       (18)
---------------------------------------------------------------------------
                                              $ 2,695   $ 1,717    $ 3,762
---------------------------------------------------------------------------

During fiscal 2003 and 2002, writedowns and expenses aggregating $1,100 and $6,500, respectively were recorded to reduce the carrying value of a commercial property undergoing rehabilitation and renovation. The fiscal 2002 writedown included $2,317 that was part of book value at June 30, 2001.

Changes in the allowance for losses on foreclosed real estate for the years ended June 30 were as follows:

                              2003      2002      2001
-------------------------------------------------------
Beginning balance             $ 11      $ 18      $  8
Provision for losses            --        38        10
Less charges to allowance      (11)      (45)       --
-------------------------------------------------------
                              $ --      $ 11      $ 18

Corporation Annual Report

                                                           Notes to Consolidated

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE E  SAVINGS DEPOSITS

The following schedule sets forth interest expense for the years ended June 30 by type of deposit:

                                          2003       2002        2001
----------------------------------------------------------------------
Checking and money market accounts     $ 2,194     $ 2,948     $ 1,997
Passbook accounts                        2,591       2,735       2,794
Certificates                            39,342      47,005      47,914
----------------------------------------------------------------------
                                       $44,127     $52,688     $52,705
----------------------------------------------------------------------

A summary of savings deposits at June 30 is as follows:

                                               2003                    2002
---------------------------------------------------------------------------------------
                                              Amount        %          Amount         %
----------------------------------------------------------------------------------------
Transaction accounts:
Checking and money market accounts          $  228,706      17.2      $206,354      15.3
Checking accounts - noninterest-bearing         89,264       7.1        79,863       5.9
Passbook accounts                              200,080      14.6       187,617      13.9
----------------------------------------------------------------------------------------
                                               518,050      38.9       473,834      35.1
Certificate of deposits                        804,054      60.4       864,354      64.1
----------------------------------------------------------------------------------------
                                             1,322,104      99.3     1,338,188      99.2
Accrued Interest                                 9,656       0.7        11,151       0.8
----------------------------------------------------------------------------------------
                                            $1,331,760     100.0    $1,349,339     100.0
----------------------------------------------------------------------------------------

The aggregate amount of time deposits over $100 was $117,833 and $119,725 at June 30, 2003 and 2002, respectively.


At June 30, the scheduled maturities of certificate accounts were as follows:

Maturity Period               2003         2002
-------------------------------------------------
1-12 months                 $386,235     $455,023
13-24 months                 145,837      220,776
25-36 months                  99,767       63,509
37-48 months                  65,178       25,628
49-60 months                  38,850       48,727
Thereafter                    68,187       50,691
-------------------------------------------------
                            $804,054     $864,354
-------------------------------------------------


                                       24               2003 Parkvale Financial

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE F ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER DEBT

The advances from the FHLB at June 30 consisted of the following:

                                          2003                     2002
                                        --------                  --------
                                        Interest                  Interest
                            Balance      Rate %       Balance      Rate %
---------------------------------------------------------------------------
Due within one year        $   --             --      $10,000    5.82-6.37%
Due within five years       20,000     5.48-5.76           --           --
Due within ten years        80,260     3.00-5.62       40,000    4.86-5.76
Due within twenty years     60,847     3.00-6.75       81,121    3.00-6.75
---------------------------------------------------------------------------
                          $161,107                   $131,121
---------------------------------------------------------------------------
Weighted average interest rate
  at end of period                          5.25%                     5.62%

      Included in the $161,107 of advances, is approximately $110,500 of convertible select advances. These advances reset to the 3 month London Bank Interbank Offer Rate Index (LIBOR) and have various spreads and call dates. The FHLB has the right to call any convertible select advance on its call date or quarterly thereafter. Should the advance be called, Parkvale has the right to pay off the advance without penalty.

      The FHLB advances are secured by Parkvale's FHLB stock and investment securities and are subject to substantial prepayment penalties.

      Trust preferred securities are $25,000 at June 30, 2003. $16,000 qualifies as Tier 1 Capital for regulatory purposes. The interest rate resets quarterly. On June 30, 2003 and 2002, the rates were 4.61% and 5.47%, respectively.

      Other debt consists of recourse loans and commercial investment agreements with certain commercial checking account customers. These daily borrowings had balances of $13,050 and $16,875 at June 30, 2003 and 2002, respectively.

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

      Quantitative measures established by regulation to ensure capital adequacy require Parkvale to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of June 30, 2003, that Parkvale meets all capital adequacy requirements to which it is subject.

      As of June 30, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized Parkvale Savings Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.
--------------------------------------------------------------------------------
Parkvale's actual regulatory capital amounts and ratios compared to minimum levels are as follows:

                                                                                              To Be Well
                                                                        For Capital        Capitalized Under
                                                                          Adequacy         Prompt Corrective
                                                  Actual                  Purposes         Action Provisions
-------------------------------------------------------------------------------------------------------------
                                            Amount      Ratio       Amount       Ratio     Amount       Ratio
-------------------------------------------------------------------------------------------------------------
As of June 30, 2003:
Total Capital to Risk Weighted Assets      $124,158     11.87%     $ 83,654      8.00%    $104,567     10.00%
Tier I Capital to Risk Weighted Assets      110,827     10.60%       41,827      4.00%      62,740      6.00%
Tier I Capital to Average Assets            110,827      6.91%       64,197      4.00%      80,246      5.00%

As of June 30, 2002:
Total Capital to Risk Weighted Assets      $114,938     11.25%     $ 81,739      8.00%    $102,174     10.00%
Tier I Capital to Risk Weighted Assets      101,957      9.98%       40,870      4.00%      61,305      6.00%
Tier I Capital to Average Assets            101,957      6.35%       64,181      4.00%      80,226      5.00%



Corporation Annual Report

                                                           NOTES TO Consolidated

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE G (CONTINUED)

      Parkvale has determined that the provisions of FIN No. 46 referred to in Note A may require de-consolidation of the subsidiary grantor trusts, which issue mandatorily redeemable preferred securities of the grantor trusts. In the event of a de-consolidation, the grantor trusts may be de-consolidated and the junior subordinated debentures of Parkvale owned by the grantor trusts would be disclosed. Trust Preferred Securities amounting to $16,000 currently qualify as Tier 1 capital of the Bank for regulatory capital purposes. In July 2003, the Federal Reserve Board issued a supervisory letter indicating that Trust-Preferred Securities currently will continue to qualify as Tier 1 capital for regulatory purposes until further notice. The Federal Reserve Board has also stated that it will continue to review the regulatory implications of any accounting treatment changes and will provide further guidance, if necessary. However, as of June 30, 2003, assuming the Bank was not allowed to include the Trust Preferred Securities in Tier 1 capital, the Bank would still exceed the regulatory required minimums for capital adequacy purposes.

NOTE H INCOME TAXES

Income tax expense (credits) for the years ended June 30 are comprised of:

                          2003           2002          2001
-------------------------------------------------------------
Federal:
  Current                $3,368         $8,042        $7,256
  Deferred                1,503         (2,698)           --
State                        37             --           268
------------------------------------------------------------
                         $4,908         $5,344        $7,524
------------------------------------------------------------

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Parkvale's deferred tax assets and liabilities at June 30 are as follows:

                                       2003       2002
-------------------------------------------------------
Deferred tax assets:
  Book bad debt reserves              $5,081     $5,308
  Deferred loan fees                      77         61
  Fixed assets                           561        579
  Deferred compensation                  137        125
  Other, including asset writedowns      148      1,770
-------------------------------------------------------
Total deferred tax assets              6,004      7,843
-------------------------------------------------------

Deferred tax liabilities:
  Tax bad debt reserves                   --        120
  Purchase accounting adjustments      1,837      2,205
  Other, net                             192         40
  Unrealized gains on securities
    available for sale                   204        474
-------------------------------------------------------
Total deferred tax liabilities         2,233      2,839
-------------------------------------------------------
Net deferred tax assets               $3,771     $5,004
-------------------------------------------------------

No valuation allowance was required at June 30, 2003 or 2002.

Parkvale's effective tax rate differs from the expected federal income tax rate for the years ended June 30 as follows:

                                                  2003                   2002                   2001
-----------------------------------------------------------------------------------------------------------
Expected federal statutory income tax
  provision/rate                          $ 5,403      35.0%     $ 5,521      35.0%      $ 7,535      35.0%
  Tax-exempt interest                        (344)     -2.2%        (169)     -1.1%         (179)     -0.8%
  State income taxes, net of federal
    benefit                                    25       0.2%          --       0.0%          174       0.8%
  Other                                      (176)     -1.2%          (8)      0.0%           (6)      0.0%
-----------------------------------------------------------------------------------------------------------
                                          $ 4,908      31.8%     $  5,344     33.9%      $  7,524      35.0%
-----------------------------------------------------------------------------------------------------------

      The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax which is calculated at 11.5% of Pennsylvania earnings based on accounting principles generally accepted in the United States with certain adjustments.


                                                         2003 Parkvale Financial

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE I EMPLOYEE COMPENSATION PLANS

RETIREMENT PLAN

      Parkvale provides eligible employees participation in a 401(k) defined contribution plan. Benefit expense was $345, $325 and $264 in fiscal years 2003, 2002 and 2001, respectively, which represented a 50% company match on deferred compensation and a profit sharing contribution equal to 2% of eligible compensation.

EMPLOYEE STOCK OWNERSHIP PLAN

      Parkvale also provides an Employee Stock Ownership Plan ("ESOP") to all employees who have met minimum service and age requirements. Parkvale recognized expense of $637 in fiscal 2003, $500 in fiscal 2002 and $540 in fiscal 2001 for ESOP contributions, which were used for the purchase of additional shares of Parkvale's Common Stock in open-market transactions or to contribute treasury shares. At June 30, 2003, the ESOP owned 555,587 shares of Parkvale Common Stock.

STOCK OPTION PLANS

      Parkvale has Stock Option Plans for the benefit of directors, officers and other selected key employees of Parkvale who are deemed to be responsible for the future growth of Parkvale. All of the original shares under the 1987 Plan have been awarded. In October 1993, the 1993 Directors' Stock Option Plan was adopted. An aggregate of 190,734 shares of authorized but unissued Common Stock of Parkvale was reserved for future issuance. As of June 30, 2003, 180,350 option shares have been granted under this plan. Additionally, the 1993 Key Employee Stock Compensation Program was adopted in October 1993. An aggregate of 461,578 shares of authorized but unissued Common Stock of Parkvale was reserved for future issuance. As of June 30, 2003, 450,861 option shares have been granted under this plan. The 1993 Directors' Stock Option Plan shares were exercisable on the date of the grant. The 1993 Key Employee Stock Compensation Program option shares are 50% exercisable upon one month of continuous service after the grant date and the remaining 50% is exercisable more than one year after continuous service from the grant date. At June 30, 2003, 50% of all the fiscal 2003 grants are exercisable. The following table presents option share data related to the Stock Option Plans for the years indicated.

Exercise Price Per Share   $10.322    $15.637*     $16.32    $19.979#     $21.50      $24.475    $22.995     Total
--------------------------------------------------------------------------------------------------------------------
June 30, 2000               80,620     53,393      96,145     30,000     100,000                            360,158
Granted                                                       10,000                                         10,000
Exercised                  (16,832)               (10,937)                (1,000)                           (28,769)
Forfeitures                                        (2,343)                (6,000)                            (8,343)
--------------------------------------------------------------------------------------------------------------------
June 30, 2001               63,788     53,393      82,865     40,000      93,000                            333,046
Granted                                                        8,000                                          8,000
Exercised                   (1,000)    11,442)     (2,343)    (4,000)     (6,000)                           (24,785)
Forfeitures                            (3,813)       (781)    (2,000)     (7,000)                           (13,594)
--------------------------------------------------------------------------------------------------------------------
June 30, 2002               62,788     38,138      79,741     42,000      80,000                            302,667
Granted                                                                                 8,000    134,250    142,250
Exercised                  (10,681)    (7,814)     (5,587)                (3,000)                           (27,082)
Forfeitures                                                                                                      --
--------------------------------------------------------------------------------------------------------------------
June 30, 2003               52,107     30,324      74,154     42,000      77,000        8,000     134,250   417,835
--------------------------------------------------------------------------------------------------------------------

* Represents the average remaining exercise price of Director awards made annually in October 1994 to 1997.

# Represents the average remaining exercise price of awards made in fiscal 1999 through fiscal 2002.


Corporation Annual Report

                                                           NOTES TO Consolidated

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE J NET GAIN ON SALE AND WRITEDOWN OF SECURITIES

      Gains aggregating $1,091 were recognized in fiscal 2003 from the sale of equity securities. Fiscal 2002 gains aggregating $7,106 were from the sale of securities, specifically, Freddie Mac common stock during each quarter of the fiscal year. Writedowns of $2,556 were recorded in June 2002 related to impaired corporate debt, primarily WorldCom bonds.

NOTE K SNB ACQUISITION

      On January 31, 2002, Parkvale completed the acquisition of the Second National Bank of Masontown ("SNB") based in Fayette County. The acquisition consisted of loans and deposits which complements Parkvale's existing portfolio and expanded the branch network into a new county. The acquisition was accounted for as a purchase business combination and its operations are included for the five months ended June 30, 2002 and all of fiscal 2003. The shareholders of SNB received $92 per share or $36,800. The fair value of assets acquired included $72,700 of investments and cash, $120,800 of loans with $157,600 of deposits assumed. The core deposit intangibles valued at $4,410 represent 5.2% of core deposit accounts and the premium is being amortized over an average life of
11.21 years. Resulting goodwill of $7,600 is not subject to periodic amortization. Core deposit intangible amortization expense was $438 in fiscal 2003. Amortization over the next five years is expected to be $2,117. Goodwill and amortizing core deposit intangibles aggregating $11,600 are not deductible for federal income tax purposes.

Proforma Unaudited Consolidated Statement of Operations
For the Twelve Months Ended June 30, 2002

                                                   SNB      Parkvale    Combined
--------------------------------------------------------------------------------
Total interest income                           $ 8,819     $84,126     $92,945
Total interest expense                            4,179      55,619      59,798
--------------------------------------------------------------------------------
Net interest income                               4,640      28,507      33,147
Provisions for loan losses                          107          98         205
--------------------------------------------------------------------------------
Net interest income after provision for losses    4,533      28,409      32,942
Other income                                        880       9,780      10,660
Other expense                                     3,258      24,570      27,828
--------------------------------------------------------------------------------
Income before income taxes                        2,155      13,619      15,774
Income tax expense                                  465       4,879       5,344
--------------------------------------------------------------------------------

Net Income                                      $ 1,690     $ 8,740     $10,430
--------------------------------------------------------------------------------
Net income per share:
  Diluted                                       $  0.17     $  1.64     $  1.81
--------------------------------------------------------------------------------

NOTE L LEASES

      Parkvale's rent expense for leased real properties amounted to approximately $1,591 in 2003, $1,501 in 2002 and $1,376 in 2001. At June 30,
2003, Parkvale was obligated under 20 noncancelable operating leases,which expire through 2021. The minimum rental commitments for the fiscal years subsequent to June 30, 2003 are as follows: 2004 - $1,556, 2005 - $1,440, 2006 -
$910, 2007 - $645, 2008 - $614 and later years - $2,823

--------------------------------------------------------------------------------

                                                         2003 Parkvale Financial

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE M SELECTED BALANCE SHEET INFORMATION

       Selected balance sheet data at June 30 are summarized as follows:

                                2003       2002                              2003      2002
---------------------------------------------------------------------------------------------
Prepaid expenses and other
 assets:                                            Other liabilities:
  Accrued interest on loans  $  5,614   $  6,218    Accounts payable
  Reserve for uncollected                             and accrued expenses  $3,586     $4,143
    interest                     (239)      (125)   Other liabilities          434        428
  Bank owned life insurance    10,000         --    Federal and state
  Accrued interest on                                 income taxes payable   1,248         --
    investments                 2,863      3,203
  Other prepaids                1,339      2,206
  Net deferred tax asset        3,771      5,004
--------------------------------------------------------------------------------------------
                              $23,348    $16,506                           $5,268     $4,571
--------------------------------------------------------------------------------------------

NOTE N QUARTERLY CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                               Three Months Ended               Year
                                                                               Ended
-------------------------------------------------------------------------------------
                                   Sep. 02   Dec. 02     Mar. 03   June 03    June 03
-------------------------------------------------------------------------------------
Total interest income              $23,194   $21,898     $20,916   $20,022    $86,030
Total interest expense              14,708    14,136      12,723    12,197     53,764
-------------------------------------------------------------------------------------
Net interest income                  8,486     7,762       8,193     7,825     32,266
Provision for loan losses               48        74         116        70        308
-------------------------------------------------------------------------------------
Net interest income after
  provision for losses               8,438     7,688       8,077     7,755     31,958
Other income                         1,728     1,743       1,727     2,847      8,045
Other expense                        5,796     5,802       5,887     7,081     24,566
-------------------------------------------------------------------------------------
Income before income taxes           4,370     3,629       3,917     3,521     15,437
Income tax expense                   1,508     1,124       1,214     1,062      4,908
-------------------------------------------------------------------------------------

Net income                         $ 2,862   $ 2,505     $ 2,703   $ 2,459    $10,529
-------------------------------------------------------------------------------------
Net income per share:
  Basic                            $  0.51   $  0.45     $  0.49   $  0.44     $ 1.89
  Diluted                          $  0.50   $  0.45     $  0.48   $  0.43     $ 1.86
-------------------------------------------------------------------------------------

                                               Three Months Ended               Year
                                                                               Ended
--------------------------------------------------------------------------------------
                               Sep. 01     Dec. 01      Mar. 02    June 02    June 02
--------------------------------------------------------------------------------------
Total interest income          $23,786     $22,524     $22,797     $23,838    $ 92,945
Total interest expense          15,587      14,840      14,507      14,864      59,798
--------------------------------------------------------------------------------------
Net interest income              8,199       7,684       8,290       8,974      33,147
Provision for loan losses           52          56          53          44         205
--------------------------------------------------------------------------------------
Net interest income after
  provision for losses           8,147       7,628       8,237       8,930      32,942
Other income                     1,931       2,263       5,500         966      10,660
Other expense                    4,737       4,713       9,006       9,372      27,828
--------------------------------------------------------------------------------------
Income before income taxes       5,341       5,178       4,713         524      15,774
Income tax expense               1,854       1,794       1,615          81       5,344
--------------------------------------------------------------------------------------

Net income                     $ 3,487     $ 3,384    $  3,116     $   443    $ 10,430
--------------------------------------------------------------------------------------
Net income per share:
  Basic                        $  0.62     $  0.60    $   0.55     $  0.07    $   1.84
  Diluted                      $  0.61     $  0.59    $   0.54     $  0.07    $   1.81
--------------------------------------------------------------------------------------


Corporation Annual Report

                                                           NOTES TO Consolidated

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE O PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

      The condensed balance sheets and statements of income and cash flows for Parkvale Financial Corporation as of June 30, 2003 and 2002 and the years then ended are presented below. PFC's primary subsidiary is Parkvale Savings Bank ("PSB").

BALANCE SHEETS
                                   2003         2002
------------------------------------------------------
Assets:
  Investment in PSB            $ 122,746     $ 113,999
  Cash                             2,272         7,275
  Other equity investments            23         1,621
  Other assets                       719           744
------------------------------------------------------
  Total assets                 $ 125,760     $ 123,639
------------------------------------------------------

Liabilities and
  Shareholders' Equity:
  Accounts payable             $     282         ($119)
  Trust preferred securities      25,000        25,000
  Deferred taxes                       5           328
  Dividends payable                  999         1,026
  Shareholders' equity            99,474        97,404
------------------------------------------------------
Total liabilities and
  shareholders' equity         $ 125,760     $ 123,639
------------------------------------------------------

STATEMENTS OF INCOME

                                2003         2002          2001
----------------------------------------------------------------
Dividends from PSB          $  2,000       $ 2,000       $ 6,000
Other income                     166           159           100
Gain on sale of                1,091            --            --
  assets
Operating expenses            (1,384)         (373)         (100)
Income before equity
  in undistributed
  earnings of subsidiary       1,873         1,786         6,000
Equity in undistributed
  income of PSB                8,656         8,644         8,001
----------------------------------------------------------------
  Net income                $ 10,529       $10,430       $14,001
----------------------------------------------------------------

                                                                 2003         2002          2001
---------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Management fee income received                              $    166      $    159      $    100
  Dividends received                                             2,000         2,000         6,000
  Taxes received from PSB                                         (323)           93           130
  Cash paid to suppliers                                          (958)       (1,163)         (152)
---------------------------------------------------------------------------------------------------
Net cash provided by operating activities                          885         1,089         6,078
---------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Proceeds from sales of available for sale securities           2,400            --            --
  Proceeds of trust preferred securities                            --        25,000            --
  Additional investment in PSB                                      --       (16,000)           --
---------------------------------------------------------------------------------------------------
Net cash provided by investing activities                        2,400         9,000            --
---------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Payment for treasury stock                                    (4,880)         (346)       (2,365)
  Allocation of treasury stock to retirement plans                 685           712           878
  Dividends paid to stockholders                                (4,093)       (4,086)       (4,101)
---------------------------------------------------------------------------------------------------
Net cash used in financing activities                           (8,288)       (3,720)       (5,588)
---------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents            (5,003)        6,369           490
Cash and cash equivalents at beginning of year                   7,275           906           416
---------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                      $  2,272      $  7,275      $    906
---------------------------------------------------------------------------------------------------
Reconciliation of net income to net cash provided by
  operating activities:
  Net income                                                  $ 10,529      $ 10,430      $ 14,001
  Adjustments to reconcile net income to net cash provided by operating activities:
  Gain on sale of investments                                   (1,091)           --            --
  Undistributed income of PSB                                   (8,656)       (8,644)       (8,001)
  Taxes received from PSB                                         (323)           93           130
  Increase in other assets                                          25          (774)           --
  Increase in accrued expenses                                     401           (16)          (52)
---------------------------------------------------------------------------------------------------
Net cash provided by operating activities                     $    885      $  1,089         6,078
---------------------------------------------------------------------------------------------------

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

      LOAN COMMITMENTS: Fair value for off-balance-sheet instruments (primarily loan commitments) are estimated using internal valuation models and are limited to fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. Unused consumer and commercial lines of credit are assumed equal to the outstanding commitment amount due to the variable interest rate attached to these lines of credit.

                                                            2003                       2002
----------------------------------------------------------------------------------------------------
                                                  Estimated     Carrying     Estimated      Carrying
FINANCIAL ASSETS:                                Fair Value      Value      Fair Value       Value

Cash and noninterest-earning deposits           $   32,067    $   32,067    $   25,050    $   25,050
Federal funds sold                                  72,000        72,000       119,000       119,000
Interest-earning deposits in other banks            17,576        17,576        17,473        17,473
Investment securities                              194,634       190,140       197,856       197,005
Mortgage-backed securities                          40,696        40,430        16,322        15,935
Loans receivable                                 1,282,650     1,256,792     1,264,780     1,233,131
Bank owned life insurance policy                    10,000        10,000            --            --
----------------------------------------------------------------------------------------------------
                                                $1,649,623    $1,619,005    $1,640,481    $1,607,594
----------------------------------------------------------------------------------------------------
FINANCIAL LIABILITIES:
Checking, savings and money market accounts     $  518,050    $  518,050     $473,834     $  473,834
Savings certificates                               837,911       804,054       884,954       864,354
Advances from Federal Home Loan Bank               180,353       161,107       132,692       131,121
Trust preferred securities                          25,626        25,000        24,998        25,000
Commercial investment agreements                    12,494        13,050        15,984        16,875
----------------------------------------------------------------------------------------------------
                                                $1,574,434    $1,521,261    $1,532,462    $1,511,184
----------------------------------------------------------------------------------------------------
Loan Commitments                                $     (259)   $       --    $     (207)   $       --
----------------------------------------------------------------------------------------------------


Corporation Annual Report

                                                  REPORT OF Independent Auditors



ERNST & YOUNG LLP LOGO

The Board of Directors
Parkvale Financial Corporation

We have audited the accompanying consolidated statements of financial condition of Parkvale Financial Corporation ("Parkvale") as of June 30, 2003 and 2002, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the three years in the period ended June 30, 2003. These financial statements are the responsibility of Parkvale's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Parkvale Financial Corporation at June 30, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2003 in conformity with accounting principles generally accepted in the United States.

                                                    /s/ Ernst & Young LLP


Pittsburgh, Pennsylvania
July 18, 2003

CAPITAL STOCK

ANNUAL MEETING

      The Annual Meeting of Shareholders will be held at 10:00 a.m., Thursday, October 23, 2003, at the Pittsburgh Athletic Association, 4215 Fifth Avenue, Pittsburgh, Pennsylvania.

STOCK LISTING AND DIVIDENDS

      Parkvale's Common Stock is traded in the over-the-counter market and quoted on the NASDAQ National Market System under the symbol "PVSA." Prices shown below are based on the prices reported by the NASDAQ system.

For the Quarter Ended       High        Low      Dividends
----------------------------------------------------------
June 03                   $ 25.01     $ 21.85     $ 0.18
March 03                    25.25       20.95       0.18
December 02                 25.00       22.30       0.18
September 02                28.95       22.55       0.18
June 02                   $ 30.55     $ 24.95     $ 0.18
March 02                    25.35       21.50       0.18
December 01                 23.45       21.15       0.18
September 01                25.50       21.90       0.18
----------------------------------------------------------

There were 5,528,856 shares of Common Stock outstanding as of August 25, 2003, the Voting Record Date, which shares were held as of such date by approximately 430 holders of record.

TRANSFER AGENT

   Registrar and Transfer Company
   10 Commerce Drive
   Cranford, NJ  07016
   Toll free phone:  1 (800) 368-5948
   Fax: (908) 497-2312

INFORMATION REQUESTS

      A copy of the 2003 Annual Report of Parkvale Financial Corporation on Form 10-K filed with the Securities and Exchange Commission, and a list of exhibits thereto, will be furnished to shareholders without charge upon their written request to the Treasurer of the Corporation at its Headquarters Office, 4220 William Penn Highway, Monroeville, PA 15146 or via e-mail to timothy.rubritz@parkvale.com. The telephone number is (412) 373-7200.

WEB SITE

      Parkvale's web site is http://www.parkvale.com


Corporation Annual Report


                                       39