Form 10-K, Exhibit 13
period 2004-06-30
PARKVALE FINANCIAL CORP
filed 2004-09-13
CIK 820907

                                                                               .
                                                                               .
                                                                               .

                                                                      EXHIBIT 13

Selected Consolidated Financial and other Data

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

BALANCE SHEET DATA AT JUNE 30:      2004         2003         2002         2001         2000
------------------------------   ----------   ----------   ----------   ----------   ----------
Total Assets                     $1,612,453   $1,642,803   $1,632,192   $1,407,864   $1,250,986
Loans                             1,015,078    1,241,779    1,217,639    1,113,264    1,034,369
Investment securities               497,946      230,570      212,940      145,017      121,607
Deposits                          1,281,971    1,331,760    1,349,339    1,180,797    1,080,096
FHLB advances and other debt        190,403      174,157      147,996      119,316       73,467
Shareholders' equity                104,686       99,474       97,404       95,094       84,266
Book value per share                  18.76        17.93        17.09        16.78        14.75
                                 ----------   ----------   ----------   ----------   ----------

OPERATING DATA FOR THE YEAR ENDED JUNE 30:      2004        2003       2002       2001       2000
------------------------------------------    --------      ------     ------     ------     ------
Total interest income                         $ 70,043      86,030     92,945     93,956     84,670
Total interest expense                          41,519      53,764     59,798     58,166     49,835
                                              --------    --------   --------   --------   --------
Net interest income                             28,524      32,266     33,147     35,790     34,835
Provision for loan losses                         (106)        308        205        320        236
                                              --------    --------   --------   --------   --------
Net interest income after
  provision for loan losses                     28,630      31,958     32,942     35,470     34,599
Other income                                     8,068       8,045     10,660      4,642      3,563
Other expenses                                  22,346      24,566     27,828     18,587     17,368
                                              --------    --------   --------   --------   --------
Income before taxes                             14,352      15,437     15,774     21,525     20,794
Income tax expense                               4,336       4,908      5,344      7,524      7,576
                                              --------    --------   --------   --------   --------
Net income                                    $ 10,016    $ 10,529   $ 10,430   $ 14,001   $ 13,218
                                              --------    --------   --------   --------   --------
Net income per diluted share                  $   1.77    $   1.86   $   1.81   $   2.43   $   2.23
                                              --------    --------   --------   --------   --------

OTHER SELECTED DATA (STATISTICAL PROFILE):
YEAR ENDED JUNE 30,                                  2004     2003      2002     2001     2000
------------------------------------------          ------   ------    ------   ------   ------
Average yield earned on all
  interest-earning assets                             4.53%    5.49%     6.43%    7.40%    7.16%
Average rate paid on interest-bearing liabilities     2.77     3.53      4.34     4.85     4.46
Average interest rate spread                          1.76     1.96      2.09     2.55     2.70
Net yield on average interest-earning assets          1.84     2.06      2.30     2.82     2.95
Other expenses to average assets                      1.39     1.51      1.87     1.42     1.42
Efficiency ratio                                     61.07    60.94     63.52    45.97    45.23
Return on average assets                              0.62     0.65      0.70     1.07     1.08
Dividend payout ratio                                40.68    38.71     39.78    29.63    32.29
Return on average equity                              9.75    10.82     10.96    16.20    16.53
Average equity to average total assets                6.38     5.98      6.38     6.61     6.56
                                                     -----    -----     -----    -----    -----

AT JUNE 30,                                         2004         2003         2002         2001         2000
-----------------------------------------------   ---------    ---------    ---------    ---------    ---------
One year gap to total assets                          -0.81%       -0.79%       -4.09%        3.37%        2.76%
Intangibles to total equity                           10.64        11.63        12.10         0.26         0.35
Shareholders' equity to assets ratio                   6.49         6.06         5.97         6.75         6.74
Ratio of nonperforming assets to total assets          0.49         0.61         0.32         0.39         0.30
Nonperforming assets                              $   7,953    $   9,979    $   5,186    $   5,421    $   3,784
Allowance for loan losses as a % of gross loans        1.34%        1.20%        1.26%        1.19%        1.27%
Number of full-service offices                           39           39           38           33           31
                                                  ---------    ---------    ---------    ---------    ---------

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

FINANCIAL CONDITION

      Parkvale's average interest-earning assets decreased $19.8 million for the year ended June 30, 2004 over fiscal year 2003. This decrease is primarily the result of combined lower deposits and borrowings of $25.5 million.

ASSET AND LIABILITY MANAGEMENT CONDITION

      Parkvale functions as a financial intermediary, and as such, its financial condition should be examined in terms of its ability to manage interest rate risk ("IRR") and diversify credit risk.

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

      Interest rate sensitivity gap analysis provides one indicator of potential interest rate risk by comparing interest-earning assets and interest-bearing liabilities maturing or repricing at similar intervals. The gap ratio is defined as rate-sensitive assets minus rate-sensitive liabilities for a given time period divided by total assets. Parkvale continually monitors gap ratios, and within the IRR framework and in conjunction with net interest income simulations, implements actions to reduce exposure to fluctuating interest rates. Such actions have included maintaining high liquidity, deploying excess liquidity, increasing the repricing frequency of the loan portfolio and lengthening the overall maturities of interest-bearing liabilities. Management believes these ongoing actions minimize Parkvale's vulnerability to fluctuations in interest rates. The one-year gap ratio had a minimal change from -0.79% as of June 30, 2003 to -0.81% as of June 30, 2004, and the five-year gap ratio was 12.97% at June 30, 2003 versus 9.30% as of June 30, 2004. The shift at the end of five years is due to a decrease in certificates of deposits and adjustable rate loans.

      Gap indicators of IRR are not necessarily consistent with IRR simulation estimates. Parkvale utilizes net interest income simulation estimates under various assumed interest rate environments to more fully capture the details of IRR. Assumptions included in the simulation process include measurement over a probable range of potential interest rate changes, prepayment speeds on amortizing financial instruments, other imbedded options, loan and deposit volumes and rates, nonmaturity deposit assumptions and management's capital requirements. The estimated impact on projected net interest income in fiscal 2005 assuming an immediate shift in current interest rates, excluding the impact of premium amortization, would result in the following percentage changes over fiscal 2004 net interest income +100 bp, +11.9%; +200 bp, +1.6%; -100 bp, +9.1%;
-200 bp, -5.3%. This compares to projected net interest income for fiscal 2004 made at June 30, 2003 of: +100 bp, +4.7%; +200 bp, -1.1%; -100 bp,+1.8%; -200
bp, -3.9%. The fluctuation in projected net interest income between fiscal 2004 and 2003 is reflective of the change in asset mix during fiscal 2004 as discussed earlier in this section.

      ASSET MANAGEMENT. A primary goal of Parkvale's asset management is to maintain a high level of liquid assets. Parkvale defines the following as liquid assets: cash, federal funds sold, certain corporate debt maturing in less than one year, U.S. Government and agency obligations maturing in less than one year and short-term bank deposit accounts. The average daily liquidity was 12.5% for the quarter ended June 30, 2004. During fiscal 2004, Parkvale's investment strategy was to utilize excess liquidity by purchasing higher quality investment securities and single-family ARM loans to enhance yields and reduce the risk associated with rate volatility. Such investments reduce the inherent risk of the volatility of overnight interest rates. If interest rates were to fall, net interest income may decrease if the yield on liquid assets, such as Federal funds sold, were to fall faster than liabilities would reprice.

      Parkvale's lending strategy has been designed to shorten the average maturity of its assets and increase the rate sensitivity of its loan portfolio. In fiscal 2004, 2003 and 2002, 89.7%, 90.6% and 89.7%, respectively, of mortgage loans originated or purchased were adjustable-rate loans. Parkvale has continually emphasized the origination and purchase of ARM loans. ARMs totaled $666.9 million or 79.5% of total mortgage loans at June 30, 2004 versus $831.5 million or 79.3% of total mortgage loans at June 30, 2003. To supplement

                                                         2004 Parkvale Financial
local mortgage originations, Parkvale purchased loans aggregating $227.1 million, $619.1 million and $339.8 million in fiscal 2004, 2003 and 2002, respectively, from mortgage bankers and other financial institutions. The loan packages purchased were predominately 3/1 and 5/1 ARMs. All of the 2004 and 2003 purchases were ARMs. The practice of purchasing loans in the secondary market is expected to continue in fiscal 2005 when liquidity exceeds targeted levels. At June 30, 2004, Parkvale had commitments to originate mortgage loans totaling $2.7 million and commercial loans of $9.1 million. Commitments to fund construction loans in process at June 30, 2004 were $19.4 million. Such commitments are expected to be funded from current liquidity and regular monthly loan payments.

      Parkvale continues to increase its consumer loan portfolio through new originations. Home equity lines of credit are granted up to 120% of collateral value at competitive rates. In general, these loans have shorter maturities and greater interest rate sensitivity and margins than residential real estate loans. At June 30, 2004 and 2003, consumer loans were $143.5 million and $152.5 million which represented a 5.9% and 9.2% decrease over the balances at June 30, 2003 and 2002, respectively, with fixed-rate second mortgage loans totaling $68.2 million, $74.2 million and $92.0 million outstanding balances at June 30, 2004, 2003 and 2002, respectively, with average maturities of five years.

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

      LIABILITY MANAGEMENT. Parkvale's favorable liquidity allows investment decisions to be made with the funding source as a secondary issue. Deposits are priced according to management's asset/liability objectives, alternate funding sources and competition. A concentrated effort is made to extend the maturities of deposits by offering competitive rates for longer term certificates. Certificates of deposit maturing after one year as a percent of total deposits are 33.8% at June 30, 2004 and 31.4% at June 30, 2003. Parkvale has also made a concentrated effort to increase low cost deposits by attracting new checking customers to our community branch offices. Checking accounts at June 30, 2004 and 2003 have increased by 5.1% and 13.1%, respectively, showing growing acceptance of Parkvale as a full service bank. Parkvale's primary sources of funds are deposits received through its branch network, loan and mortgage-backed security repayments and advances from the Federal Home Loan Bank ("FHLB"). FHLB advances can be used on a short-term basis for liquidity purposes or on a long-term basis to support lending activities.

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

      Credit risk is increased by lending and investing activities that concentrate a financial institution's earning assets in a way that exposes the institution to a material loss from any single occurrence or group of related occurrences. Diversifying loans and investments to prevent concentrations of risks is one manner a financial institution can reduce potential losses due to credit risk. Examples of asset concentrations would include, but not be limited to, geographic concentrations, loans or investments of a single type, multiple loans to a single borrower, loans made to a single type of industry and loans of an imprudent size relative to the total capitalization of the institution. For loans purchased and originated, Parkvale has taken steps to reduce exposure to credit risk by emphasizing low-risk, single-family mortgage loans, which comprise 70.3% of the gross loan portfolio as of June 30, 2004. The next largest component of the loan portfolio is consumer loans at 14.2%, which generally consist of lower balance second mortgages and home equity loans originated in the greater Pittsburgh area.

Corporation Annual Report

INTEREST-SENSITIVITY ANALYSIS. The following table reflects the maturity and repricing characteristics of Parkvale's assets and liabilities at June 30, 2004:

(in thousands, except per share data)                < 3 months     4-12 months     1-5 years     5+ years        Total
--------------------------------------------------   ----------     -----------    ----------    ----------     ----------
INTEREST-SENSITIVE ASSETS:
ARM and other variable rate loans                    $  112,008     $   195,600    $  351,540    $   31,785     $  690,933
Other fixed rate loans, net (1)                          70,702          29,036       123,307       113,527        336,572
Variable rate mortgage-backed securities                  1,199             312        39,406             -         40,917
Fixed rate mortgage-backed securities (1)                   184             551         6,477         1,203          8,415
Investments and Federal funds sold                       56,247          26,985       200,384       177,865        461,481
Equities, primarily FHLB                                    737           4,835        13,924           876         20,372
                                                     ----------     -----------    ----------    ----------     ----------
Total interest-sensitive assets                      $  241,077     $   257,319    $  735,038    $  325,256     $1,558,690
                                                     ----------     -----------    ----------    ----------     ----------
Ratio of interest-sensitive assets to total assets         15.0%           16.0%         45.6%         20.2%          96.7%
                                                     ----------     -----------    ----------    ----------     ----------
INTEREST-SENSITIVE LIABILITIES:
Passbook deposits and club accounts (2)              $   43,897     $    25,204    $   29,220    $  109,374     $  207,695
Checking accounts (3)                                    26,158          13,502        27,006       173,102        239,768
Money market deposit accounts                            46,396          31,000        31,000             -        108,396
Certificates of deposit                                 100,364         180,713       374,307        59,559        714,943
FHLB advances and other borrowings, including
     trust preferred securities                          44,209               -       110,500        60,695        215,404
                                                     ----------     -----------    ----------    ----------     ----------
Total interest-sensitive liabilities                 $  261,024     $   250,419    $  572,033    $  402,730     $1,486,206
                                                     ----------     -----------    ----------    ----------     ----------
Ratio of interest-sensitive liabilities
to total liabilities and equity                            16.2%           15.5%         35.5%         25.0%          92.2%
                                                     ----------     -----------    ----------    ----------     ----------
Ratio of interest-sensitive assets
to interest-sensitive liabilities                          92.4%          102.8%        128.5%         80.8%         104.9%
                                                     ----------     -----------    ----------    ----------     ----------
Periodic Gap to total assets                              (1.24)%          0.43%        10.11%        (4.80)%         4.50%
                                                     ----------     -----------    ----------    ----------     ----------
Cumulative Gap to total assets                            (1.24)%         (0.81)%       9.30%          4.50%
                                                     ----------     -----------    ----------    ----------

      (1) Includes total repayments and prepayments at an assumed rate of 20% per annum for fixed-rate mortgage loans and mortgage-backed securities, with the amounts for other loans based on the estimated remaining loan maturity by loan type.

      (2) Assumes passbook deposits are rate sensitive at the rate of 33.2% per annum, compared with 32.6% for fiscal 2003.

      (3) Includes investment checking accounts which are assumed to be immediately rate sensitive, with remaining checking accounts assumed to be rate sensitive at 10% in the first year and 2.5% per annum thereafter.

NONPERFORMING LOANS AND FORECLOSED REAL ESTATE

Nonperforming and impaired loans and foreclosed real estate (REO) consisted of the following at June 30

                                           2004     2003
                                          ------   ------
(Dollars in 000's)
Delinquent single-family mortgage loans   $2,610   $3,786
Delinquent other loans                     2,205    2,379
                                          ------   ------
Total of nonperforming loans               4,815    6,165
Total of impaired loans                      140    1,119
Real Estate Owned                          2,998    2,695
                                          ------   ------
Total                                     $7,953   $9,979

      Nonperforming and impaired loans and real estate owned represent 0.49% and 0.61% of total assets at the respective balance sheet dates. June 30, 2004 delinquent single-family mortgage loans consisted of 7 single family owner occupied homes. As of June 30, 2004, $1.4 million or 52.3% of the nonaccrual mortgage loans totaling $2.6 million were purchased from others. Management believes the loans are well collateralized.

      Loans are placed on nonaccrual status when, in management's judgement, the probability of collection of principal and interest is deemed to be insufficient to warrant further accrual. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest. As a result, uncollected interest income is not included in earnings for nonaccrual loans. The amount of interest income on nonaccrual loans that has not been recognized in interest income was $152,000 at June 30, 2004 and $248,000 at June 30, 2003. Parkvale provides an allowance for the loss of accrued but uncollected interest on mortgage, consumer and commercial business loans which are more than 90 days contractually past due.

                                                         2004 Parkvale Financial

      In addition, loans totaling $5.7 million were classified as special mention or substandard for regulatory purposes at June 30, 2004. These loans, while current or less than 90 days past due, have exhibited characteristics which warrant special monitoring. Examples of these concerns include irregular payment histories, questionable collateral values, investment properties having cash flows insufficient to service debt, and other financial inadequacies of the borrower. These loans are regularly monitored with efforts being directed towards resolving the underlying concerns while continuing with the performing status classification of such loans.

ALLOWANCE FOR LOAN LOSSES

      The allowance for loan loss was $13.8 million at June 30, 2004 and $15.0 million at June 30, 2003 or 1.34% and 1.20% of gross loans at June 30, 2004 and June 30 2003, respectively. The adequacy of the allowance for loan loss is determined by management through evaluation of individual nonperforming, delinquent and high dollar loans, economic and business trends, growth and composition of the loan portfolio and historical loss experience, as well as other relevant factors.

      The allowance for loan loss is continually monitored by management for potential portfolio risks and to detect potential credit deterioration in the early stages. Management then establishes reserves based upon its evaluation of the inherent risks in the loan portfolio. Management believes the allowance for loan loss is adequate to absorb probable loan losses.

RESULTS OF OPERATIONS

      Net income for the year ended June 30, 2004 was $10.0 million or $1.77 per diluted share representing a 4.9% decrease from net income of $10.5 million or $1.86 per diluted share for the year ended June 30, 2003. Fiscal 2004 results contain gains on the sale of investments of $1.1 million. Fiscal 2003 results contain gains of $1.1 million offset by a $1.1 million expense related to foreclosed real estate. Fiscal 2004 was impacted by narrower interest margins.

      Net interest income is the difference between interest earned on loans and investments and interest paid for deposits and borrowings. Apositive interest rate spread is achieved with interest-earning assets in excess of interest-bearing liabilities which results in increased net interest income. Net interest income was $28.5 million in fiscal 2004 compared to $32.3 million in fiscal 2003. The decrease in net interest income is due to the accumulative effect of the Federal Reserve Board's rate reductions since calendar 2001. The unprecedented number of rate reductions occurring in such a short period of time resulted in assets repricing at a faster pace than deposit accounts.

INTEREST INCOME

      Interest income from loans decreased by $16.1 million or 22.3% in fiscal 2004. Average loans outstanding decreased $74.9 million or 6.2%, primarily due to a $392.0 decrease in amount of loan package purchases amounting to $227.1 million during fiscal 2004. The lower interest income also reflected a decrease in the average loan yield, which was 6.04% in fiscal 2003 and declined to 5.01% in fiscal 2004. Interest income on loans decreased by $7.1 million or 8.9% from fiscal 2002 to 2003. The average yield on loans decreased from 6.96% in fiscal 2002 to 6.04% in fiscal 2003.

      Interest income on investments increased $674,000 or 5.7% in fiscal 2004. This was the result of a $57.9 million or 23.2% increase in the average balance offset by a decrease in the average yield on investments to 4.08% in fiscal 2004 from 4.75% in fiscal 2003. The average yield on securities decreased to 4.75% in fiscal 2003 from 5.92% in fiscal 2002 due to investing in shorter term investments. Interest income on investments increased by $1.2 million or 11.6% from fiscal 2002 to 2003. This was the result of a$70.1 million increase in the average balance.

      Interest income from federal funds sold decreased $527,000 from fiscal 2003 to 2004.The decrease was attributable primarily to a decrease in the average yield from 1.45% in fiscal 2003 to 1.02% in fiscal 2004. The average federal funds sold balance decreased from $116.1 million in fiscal 2003 to $113.2 million in fiscal 2004. The decrease is attributable to investing available funds in higher yielding loans and investments. The target federal funds rate increased 25 basis points in fiscal 2004 from 1.00% to 1.25% on June 30, 2004. The average balance of federal funds sold decreased to $116.1 million from $123.0 million between fiscal 2003 and 2002, and interest income decreased $1.1 million between the two years. The average yield decreased from 2.22% in fiscal 2002 to 1.45% in fiscal 2003.

INTEREST EXPENSE

      Interest expense on deposits decreased $12.8 million or 29.0% between fiscal 2003 and 2004. The average deposit balance decreased $43.4 million or 3.3% in fiscal 2004 which was offset by a decrease in the average cost from 3.30% in fiscal 2003 to 2.43% in 2004. Interest expense on deposits decreased by $8.6 million or 16.2% between fiscal 2002 and 2003. The average deposit balance also increased by $87.3 million between the two fiscal years, offset by a decrease in the average cost from 4.22% in fiscal 2002 to 3.30% in fiscal 2003.

      Interest expense on borrowed money increased by $619,000 or 7.4% in fiscal 2004, due to a new borrowing with the FHLB of $10 million at a rate of 4.14% during fiscal 2004. The overall average cost of borrowings

Corporation Annual Report

YIELDS EARNED AND RATES PAID

      The following table sets forth the average yields earned on Parkvale's interest-earning assets and the average rates paid on its interest-bearing liabilities, the resulting average interest rate spreads, the net yield on interest-earning assets and the weighted average yields and rates at June 30, 2004.

                                                                    Year Ended June 30,     At June 30,
                                                                    --------------------    -----------
                                                                    2004    2003    2002       2004
                                                                    ----    ----    ----       ----
Average yields on (1):
Loans                                                               5.01%   6.04%   6.96%      4.95%
Investments (2)                                                     4.08    4.75    5.92       3.62
Federal funds sold                                                  1.02    1.45    2.22       1.25
                                                                    ----    ----    ----       ----
All interest-earning assets                                         4.53    5.49    6.43       4.46
                                                                    ----    ----    ----       ----
Average rates paid on (1):
Savings deposits                                                    2.43    3.30    4.22       2.23
Borrowings                                                          4.99    5.16    5.54       4.81
Trust preferred securities                                          4.89    5.23    5.65       5.19
                                                                    ----    ----    ----       ----
All interest-bearing liabilities                                    2.77    3.53    4.34       2.61
                                                                    ----    ----    ----       ----
Average interest rate spread                                        1.76%   1.96%   2.09%      1.85%
                                                                    ----    ----    ----       ----
Net yield on interest-earning assets (3)                            1.84%   2.06%   2.29%

      (1) Average yields and rates are calculated by dividing the interest income or expense for the period by the average balance for the year. The weighted averages at June 30, 2004 are based on the weighted average contractual interest rates. Nonaccrual loans are excluded in the average yield and balance calculations.

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

                                                                          Year Ended June 30,
                                                                 --------------------------------------
(in thousands)                                                      2004          2003          2002
--------------------------------------------------------------   ----------    ----------    ----------
Interest-earning assets:
  Loans                                                          $1,124,828    $1,199,725    $1,142,646
  Investments                                                       308,031       250,087       180,027
  Federal funds sold                                                113,241       116,065       122,960
                                                                 ----------    ----------    ----------
Total interest-earning assets                                     1,546,100     1,565,877     1,445,633
                                                                 ----------    ----------    ----------
Noninterest-earning assets                                           63,682        61,863        45,107
                                                                 ----------    ----------    ----------
TOTAL ASSETS                                                     $1,609,782    $1,627,740    $1,490,740
                                                                 ----------    ----------    ----------
Interest-bearing liabilities:
  Savings deposits                                                1,292,093     1,335,538     1,248,234
  FHLB advances and other borrowings                                179,171       161,253       121,385
  Trust Preferred Securities                                         25,000        25,000         6,725
                                                                 ----------    ----------    ----------
Total interest-bearing liabilities                                1,496,264     1,521,791     1,376,344
                                                                 ----------    ----------    ----------
Noninterest-bearing liabilities                                      10,838         8,689        19,327
                                                                 ----------    ----------    ----------
TOTAL LIABILITIES                                                 1,507,102     1,530,480     1,395,671
Shareholders' equity                                                102,680        97,260        95,069
                                                                 ----------    ----------    ----------
TOTAL LIABILITIES AND EQUITY                                     $1,609,782    $1,627,740    $1,490,740
                                                                 ----------    ----------    ----------
NET INTEREST-EARNING ASSETS                                      $   49,836    $   44,086    $   69,289
                                                                 ----------    ----------    ----------
Interest-earning assets as a % of interest-bearing liabilities        103.3%        102.9%        104.9%
                                                                 ----------    ----------    ----------

An excess of interest-earning assets over interest-bearing liabilities will enhance a positive interest rate spread.

                                                         2004 Parkvale Financial
decreased from 5.16% in fiscal 2003 to 4.99% in fiscal 2004. Interest expense on trust preferred securities was $1.2 million for fiscal 2004 as compared to $1.3 in fiscal 2003. In fiscal 2003, interest expense on borrowed money increased by $1.6 million or 23.8% due to new borrowings with the FHLB totaling $40 million at an average rate of 4.27%.

      Net interest income decreased $3.7 million or 11.6% from fiscal 2003 to 2004. The average interest rate spread decreased to 1.76% in fiscal 2004 from 1.96% in fiscal 2003, while the average net interest earning assets increased $5.8 million. In fiscal 2003, net interest income decreased $881,000 or 2.7%. The average interest rate spread decreased from 2.09% in fiscal 2002 to 1.96% in 2003, while average net interest earning assets decreased $25.2 million between the two years.

      At June 30, 2004, the weighted average yield on loans and investments was 4.46%. The average rate payable on liabilities was 2.23% for deposits, 4.81% for borrowings, 5.19% for trust preferred securities and 2.61% for combined deposits, borrowings and trust preferred securities.

PROVISION FOR LOAN LOSSES

      The provision for loan losses is an amount added to the allowance against which loan losses are charged. The provision for loan losses was a credit of $106,000 in 2004, a charge of $308,000 in 2003 and $205,000 in 2002, respectively. The provision decreased by $414,000 or 134.4% in fiscal 2004 compared to fiscal year 2003. The fiscal 2004 credit provision reflects the recovery of previous chargeoffs and the decrease in the loan portfolio due to payoffs. Aggregate allowances were 1.34% of gross loans as of June 30, 2004. Management believes the allowance for loan losses is adequate to cover the amount of probable credit losses in the loan portfolio as of June 30, 2004.

OTHER INCOME

      Other income increased $23,000 or 0.3% in fiscal 2004 compared to fiscal 2003. This is primarily attributable to a comparable gain on sale of investments and assets aggregating $1.1 million in fiscal 2004 compared to gains on sale of investments of $1.1 million in fiscal 2003.

      Service charges on deposit accounts increased by $104,000 or 2.4% in fiscal 2004, mainly due to increased services for all types of deposits. Other service charges and fees decreased by $427,000 or 28.5% in fiscal 2004. This decrease is attributable to decrease on fees derived from loan products. Service charges on deposit accounts increased by $662,000 or 17.9% and other service charges and fees increased by $450,000 or 43.0% between fiscal 2003 and 2002.

      Miscellaneous income increased $382,000 or 35.1% in fiscal 2004, and decreased by $268,000, or 19.8%, in fiscal 2003. The primary increase in 2004 is attributable to income earned on Bank Owned Life Insurance. Investment service fee income decreased by $175,000 to $694,000 in fiscal 2004 versus $869,000 in fiscal 2003 and $973,000 in fiscal 2002. Parkvale offers nondeposit investment products directly to customers through an operating division, Parkvale Financial Services.

OTHER EXPENSE

      Other expense decreased $2.2 million or 9.0% in fiscal 2004, due to lower levels of expenses and no writedowns related to foreclosed real estate during fiscal 2004 as compared to $1.1 million in fiscal 2003. The writedowns and expenses aggregating $1.1 million and $6.5 million recorded in 2003 and 2002, respectively related to a commercial property undergoing rehabilitation and renovation, reducing the net book value of the building to its estimated net realizable value, as estimated costs to remediate and renovate the building proved higher than originally estimated.

      Compensation and employee benefits decreased by $656,000 or 5.1% during fiscal 2004 and increased by $1.4 million or 12.4% during fiscal 2003 over the respective prior period which is attributable to a decrease in full-time equivalents due to consolidation of processing functions. The 2004 decrease is attributable to the effect of a full fiscal year of a reduction in full-time equivalent employees. The 2003 increase is primarily attributable to the effect of additional employees gained from the SNB acquisition and normal merit pay increases and increased staffing related to new offices and products.

      Office occupancy expense increased $42,000 or 1.0% in fiscal 2004 and $561,000 or 15.6% in fiscal 2003 over the respective prior period. The increases in fiscal 2003 and 2002 are due to the addition of a new branch office during fiscal 2003 and the effects of a full fiscal year of occupancy expense due to the addition of five SNB branch offices in January 2002.

      Marketing expenses decreased by $115,000 or 23.2% in fiscal 2004 and decreased by $104,000 or 17.3% in fiscal 2003. The fiscal 2004 and 2003 decreases are due to lower levels of advertising spending as compared to the higher levels of fiscal 2002 expense which was due to the acquisition of SNB and various loan and deposit promotions.

Corporation Annual Report

      Parkvale Savings Bank ("the Bank") is insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF"). FDIC insurance expense was $200,000, $224,000 and $222,000 relating to savings deposit premiums averaging 1.55 basis points during fiscal 2004, 1.68 basis points during fiscal 2003 and 1.83 basis points during fiscal 2002, respectively.

      Miscellaneous expenses decreased by $288,000 or 7.3% in fiscal 2004 due mainly to lower data processing costs, primarily driven by consolidated processing systems. Miscellaneous expense increased by $31,000 or 0.8% in 2003.

INCOME TAXES

      Federal and state income tax expense decreased by $572,000 or 11.6% due to a decrease in pre-tax income and a lower effective tax rate as a result from the benefits of certain investments made by the company and its subsidiaries. As discussed in Note H, the effective tax rate for fiscal 2004, 2003 and 2002 was 30.2%, 31.8%, and 33.9%, respectively.

COMMITMENTS

      At June 30, 2004, Parkvale was committed under various agreements to originate fixed and adjustable rate mortgage loans aggregating $1.2 million and $1.5 million, respectively, at rates ranging from 5.63% to 6.58% for fixed rate and 2.88% to 5.11% for adjustable rate loans, and had $81.1 million of unused consumer lines of credit and $17.1 million in unused commercial lines of credit. In addition, Parkvale was also committed to originate commercial loans totaling $9.1 million at June 30, 2004. Outstanding letters of credit total $4.0 million at June 30, 2004.

LIQUIDITY AND CAPITAL RESOURCES

      Liquidity risk represents the inability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers, as well as, the obligations to depositors and debtholders. Parkvale uses its asset/liability management policy and contingency funding plan to control and manage liquidity risk.

      Federal funds sold decreased $58.0 million or 80.6% from $72 million at June 30, 2003 to $14 million at June 30, 2004. Loan balances decreased $226.7 million or 18.3%, investment balances increased $267.4 million or 116.0% and decreased cash balances of $8.2 million or 25.5%, resulted from decreased deposit balances of $49.8 million or 3.7% and increased advances and other debt of $16.2 million or 9.3%. Parkvale's FHLB advance available maximum borrowing capacity is $716.2 million. If Parkvale were to experience a deposit run off in excess of available cash resources and cash equivalents, available FHLB borrowing capacity could be utilized to fund the decrease in deposits.

      Shareholders' equity increased $5.2 million or 5.2% during the year ended June 30, 2004 compared to June 30, 2003. Comprehensive income was $9.7 million while dividends declared were $4.2 million resulting in 42.0% of net income paid to shareholders (equal to $0.76 per share) for fiscal year ended June 30, 2004. Treasury stock purchased in fiscal 2004 was $1.5 million which was partially deployed for funding stock options and benefit plans totaling $1.2 million. The book value of Parkvale's common stock increased 4.6% to $18.76 at June 30, 2004 from $17.93 at June 30, 2003 as a result of these increases in shareholders' equity.

      The Bank is a wholly owned subsidiary of Parkvale. The Bank's primary regulators are the Federal Deposit Insurance Corporation ("FDIC") and the Pennsylvania Department of Banking. The Office of Thrift Supervision retains jurisdiction over Parkvale Financial Corporation due to its status as a unitary savings and loan holding company. The Bank continues to maintain a "well capitalized" status, sustaining a 7.4% Tier 1 capital level as of June 30, 2004. Strong capitalization allows Parkvale to continue building shareholder value through traditionally conservative operations and potentially profitable growth opportunities. Management is not aware of any trends, events, uncertainties or recommendations by any regulatory authority that will have, or that are reasonably likely to have, material effects on Parkvale's liquidity, capital resources or operations.

CRITICAL ACCOUNTING POLICIES AND JUDGMENTS

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

                                                         2004 Parkvale Financial

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

      The allowance for loan losses at June 30, 2004 includes $11.0 million or 79.9% of the allowance allocated to loans that are not secured by single family homes. The ability for Bank customers to repay commercial or consumer loans are most dependent upon the success of their business, continuing income and general economic conditions. Accordingly, the risk of loss is higher on such loans than single family loans, which generally incur fewer losses as the collateral value generally exceeds the loan amounts in the event of foreclosure.

      INVESTMENT SECURITIES HELD TO MATURITY. Securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Declines in the fair value of individual held-to-maturity securities below their amortized cost that are other than temporary result in writedowns of the individual securities to their estimated fair value. Such writedowns are included in earnings as realized losses. Regular quarterly reviews of investment ratings and publicly available information are conducted by management and reviewed by the Audit-Finance committee. A listing of securities with ratings below investment grade are monitored and evaluated for possible writedowns. There were no writedowns in fiscal 2004 and 2003. In fiscal 2002, writedowns were $2.6 million, primarily related to the decline in market value of WorldCom Bonds to an estimated value of 19.5 cents per par dollar at June 30, 2002. On April 20, 2004, WorldCom emerged from bankruptcy and is operating under the name MCI.

      FORECLOSED REAL ESTATE. Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and recorded at the lower of the carrying amount or fair value of the property less cost to sell. After foreclosure, valuations are periodically performed by management and a valuation allowance is established for declines in the fair value less cost to sell below the property's carrying amount. Revenues, expenses and changes in the valuation allowance are included in the statement of operations. Gains and losses upon disposition are reflected in earnings as realized. The net book value of foreclosed real estate at June 30, 2004 includes $1.8 million related to a vacant office building, which was sold on July 19, 2004. In fiscal 2003 and fiscal 2002, writedowns and expenses related to this property of $1.1 million and $6.5 million, respectively were recorded as estimated costs to remediate and renovate the building were higher than originally estimated and greater than the estimated net realizable value.

      GOODWILL AND OTHER INTANGIBLE ASSETS. FAS 141, Accounting for Business Combinations is the standard of accounting for business combinations initiated after June 30, 2001. FAS 141 requires use of the purchase method and eliminated the use of the pooling-of-interest method of accounting for business combinations. FAS 141 also provided criteria to determine whether an acquired intangible should be recognized separately from goodwill. FAS 142, Accounting for Goodwill and Other Intangible Assets establishes standards for the amortization of acquired intangible assets and the non-amortization and impairment assessment of goodwill. Parkvale has $3.6 million of core deposit intangible assets subject to amortization and $7.6 million in goodwill, which is not subject to periodic amortization. Parkvale determined the amount of identifiable intangible assets based upon an independent core deposit analysis.

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

Corporation Annual Report

PENDING ACQUISITION

On September 1, 2004, Parkvale Financial Corporation entered into a definitive agreement to purchase the $321 million asset West Virginia based Advance Financial Bancorp. Upon completion of the acquisition, Parkvale Financial Corporation will have approximately $1.9 billion in total assets and a total of 46 branches. The agreement provides the shareholders of Advance Financial Bancorp will receive $26.00 per share in cash. The acquisition, which will be accounted for as a purchase, is expected to close late 2004 or early 2005. The transaction has been approved by the boards of directors of both companies and is subject to approval by bank regulatory authorities and Advance's shareholders. The acquisition is valued at approximately $38 million. This reflects 167% of the seller's book value at June 30, 2004 and 14.4 times its trailing 12-month earnings.

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

                                                         2004 Parkvale Financial

Consolidated Statements of Financial Condition

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              June 30,
                                                                                    -----------------------------
                                                                                       2004              2003
                                                                                    -----------       -----------
ASSETS
Cash and noninterest-earning deposits                                               $    23,814       $    32,067
Federal funds sold                                                                       14,000            72,000
                                                                                    -----------       -----------
Cash and cash equivalents                                                                37,814           104,067

Interest-earning deposits in other banks                                                 13,547            17,576
Investment securities available for sale (cost of $20,304 in 2004
    and $19,185 in 2003) (Note B)                                                        20,372            19,743
Investment securities held to maturity (fair value of $475,759 in 2004
    and $215,587 in 2003) (Note B)                                                      477,574           210,827
Loans, net of allowance of $13,808 in 2004 and $15,013 in 2003 (Note C)               1,015,078         1,241,779
Foreclosed real estate (Note D)                                                           2,998             2,695
Office properties and equipment, net (Note D)                                            10,049            11,196
Goodwill                                                                                  7,561             7,561
Intangible assets and deferred charges                                                    3,573             4,011
Prepaid expenses and other assets (Note M)                                               23,887            23,348
                                                                                    -----------       -----------
Total assets                                                                        $ 1,612,453       $ 1,642,803

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits (Note E)                                                                   $ 1,281,971       $ 1,331,760
Advances from Federal Home Loan Bank and other debt (Note F)                            190,403           174,157
Trust preferred securities (Note F)                                                      25,000            25,000
Advance payments from borrowers for taxes and insurance                                   6,030             7,144
Other liabilities (Note M)                                                                4,363             5,268
                                                                                    -----------       -----------
Total liabilities                                                                   $ 1,507,767       $ 1,543,329
                                                                                    -----------       -----------

SHAREHOLDERS' EQUITY (Notes G and I)
Preferred stock ($1.00 par value; 5,000,000 shares authorized 0 shares issued)                -                 -
Common stock ($1.00 par value; 10,000,000 shares authorized 6,734,894 issued)             6,735             6,735
Additional paid-in capital                                                                3,616             4,132
Treasury stock at cost - 1,153,806 shares in 2004 and 1,186,663 shares in 2003          (22,687)          (22,951)
Accumulated other comprehensive income                                                       43               355
Retained earnings                                                                       116,979           111,203
                                                                                    -----------       -----------
Total shareholders' equity                                                          $   104,686       $    99,474
                                                                                    -----------       -----------
Total liabilities and shareholders' equity                                          $ 1,612,453       $ 1,642,803
                                                                                    -----------       -----------

The accompanying notes are an integral part of these financial statements.

Corporation Annual Report

Consolidated Statements of Operations

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      Years Ended June 30,
                                                               2004          2003          2002
                                                             --------      --------      --------
INTEREST INCOME
  Loans                                                      $ 56,339      $ 72,473      $ 79,568
  Investments                                                  12,553        11,879        10,649
  Federal funds sold                                            1,151         1,678         2,728
                                                             --------      --------      --------
  Total interest income                                        70,043        86,030        92,945
                                                             --------      --------      --------

INTEREST EXPENSE
  Deposits (Note E)                                            31,348        44,127        52,688
  Borrowings                                                    8,948         8,329         6,730
  Trust preferred securities                                    1,223         1,308           380
                                                             --------      --------      --------
  Total interest expense                                       41,519        53,764        59,798
                                                             --------      --------      --------
  Net interest income                                          28,524        32,266        33,147
  Provision for loan losses (Note C)                             (106)          308           205
                                                             --------      --------      --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES            28,630        31,958        32,942
                                                             --------      --------      --------
NONINTEREST INCOME
  Service charges on deposit accounts                           4,474         4,370         3,708
  Other service charges and fees                                1,070         1,497         1,047
  Net gain on sale and writedown of securities and loans
    (Note J)                                                    1,055         1,091         4,550
  Miscellaneous                                                 1,469         1,087         1,355
                                                             --------      --------      --------
  Total non interest income                                     8,068         8,045        10,660
                                                             --------      --------      --------

NONINTEREST EXPENSE
  Compensation and employee benefits                           12,328        12,984        11,548
  Office occupancy                                              4,197         4,155         3,594
  Marketing                                                       381           496           600
  FDIC insurance                                                  200           224           222
  Office supplies, telephone, and postage                       1,582         1,661         1,449
  Real estate owned expenses and writedowns                         0         1,100         6,500
  Miscellaneous                                                 3,658         3,946         3,915
                                                             --------      --------      --------
  Total noninterest expense                                    22,346        24,566        27,828
                                                             --------      --------      --------
  Income before income taxes                                   14,352        15,437        15,774
  Income tax expense (Note H)                                   4,336         4,908         5,344
                                                             --------      --------      --------
NET INCOME                                                   $ 10,016      $ 10,529      $ 10,430
                                                             --------      --------      --------
NET INCOME PER SHARE:
  Basic                                                      $   1.80      $   1.89      $   1.84
  Diluted                                                    $   1.77      $   1.86      $   1.81
                                                             --------      --------      --------

The accompanying notes are an integral part of these financial statements.

                                                         2004 Parkvale Financial

Consolidated Statements of Cash Flows

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  Years Ended June 30,
                                                                       ---------------------------------------
                                                                          2004           2003          2002
                                                                       ---------      ---------      ---------
OPERATING ACTIVITIES
  Interest received                                                    $  76,169      $  91,279      $  93,048
  Loan fees paid                                                          (3,420)        (1,623)           (16)
  Other fees and commissions received                                      6,467          6,955          5,938
  Interest paid                                                          (41,532)       (53,629)       (59,686)
  Cash paid to suppliers and employees                                   (21,446)       (33,279)       (23,822)
  Income taxes paid                                                       (4,780)        (2,100)        (6,601)
                                                                       ---------      ---------      ---------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                               11,458          7,603          8,861
                                                                       ---------      ---------      ---------
INVESTING ACTIVITIES
  Proceeds from sales of investment securities available for sale          1,075          1,804         15,790
  Proceeds from maturities of investments                                211,701        249,825         48,157
  Purchase of investment securities available for sale                      (210)        (7,405)             -
  Purchase of investment securities held to maturity                    (481,736)      (262,672)       (80,196)
  Maturity of deposits in other banks                                      4,029           (103)        (5,122)
  Purchase of loans                                                     (227,145)      (619,098)      (339,807)
  Proceeds from sales of loans                                             5,903          3,128          2,690
  Principal collected on loans                                           613,126        797,275        576,084
  Loans made to customers, net of loans in process                      (164,564)      (207,480)      (227,382)
  Payment for acquisition of Second National Bank, net                         -              -        (19,309)
  Capital expenditures                                                      (243)        (2,416)        (1,075)
                                                                       ---------      ---------      ---------
  NET CASH USED FOR INVESTING ACTIVITIES                                 (38,064)       (47,142)       (30,170)
                                                                       ---------      ---------      ---------
FINANCING ACTIVITIES
  Net increase in checking and savings accounts                           40,993         44,144         43,441
  Net (decrease) increase in certificates of deposit                     (90,783)       (61,723)       (31,409)
  Proceeds from FHLB advances                                             10,000         40,000         20,000
  Repayment of FHLB advances                                                 (14)       (10,014)        (5,013)
  Proceeds from trust preferred securities                                     -              -         25,000
  Net (decrease) increase in other borrowings                              6,260         (3,825)         2,058
  Net (decrease) in borrowers advances for tax and insurance              (1,114)          (738)          (206)
  Dividends paid                                                          (4,240)        (4,093)        (4,086)
  Allocation of treasury stock to retirement plans                           731            685            712
  Payment for treasury stock                                              (1,480)        (4,880)          (346)
                                                                       ---------      ---------      ---------
  NET CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES                   (39,647)          (444)        50,151
                                                                       ---------      ---------      ---------
  Net (decrease) increase in cash and cash equivalents                   (66,253)       (39,983)        28,842
  Cash and cash equivalents at beginning of year                         104,067        144,050        115,208
                                                                       ---------      ---------      ---------
  Cash and cash equivalents at end of year                             $  37,814      $ 104,067      $ 144,050
                                                                       ---------      ---------      ---------
Reconciliation of net income to net cash provided by
  operating activities:
Net income                                                             $  10,016      $  10,529      $  10,430
  Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization                                            1,830          1,739          1,180
  Accretion and amortization of fees and discounts                         5,008          2,440            487
  Loan fees collected and deferred                                        (3,420)          (523)           (16)
  Provisions for loan losses                                                (106)           308            205
  Writedowns and expenses related to REO                                       -          1,100          6,500
  Gain on sale of assets                                                  (1,077)        (1,091)        (4,550)
  Decrease (increase) in accrued interest receivable                         497          1,058           (942)
  Increase in other assets                                                (1,037)        (9,101)        (4,113)
  Increase in accrued interest payable                                       (13)           135            112
  Increase (decrease) in other liabilities                                  (240)         1,009           (432)
                                                                       ---------      ---------      ---------
  Total adjustments                                                        1,442         (2,926)        (1,569)
                                                                       ---------      ---------      ---------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                            $  11,458      $   7,603      $   8,861
                                                                       ---------      ---------      ---------

The accompanying notes are an integral part of these financial statements.

Corporation Annual Report

Consolidated Statements of Shareholders` Equity

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           Accumulated
                                                                   Additional                 Other                    Total
                                                           Common   Paid-In     Treasury  Comprehensive  Retained   Shareholders'
                                                           Stock    Capital       Stock       Income     Earnings      Equity
                                                           ------  ----------   --------  -------------  --------   -------------
Balance at June 30, 2001                                   $6,735  $    4,347   $(19,725) $       5,396  $ 98,341   $      95,094
                                                           ------  ----------   --------  -------------  --------   ------------
2002 net income                                                                                            10,430          10,430
Accumulated other comprehensive income:
  Change in unrealized gain on securities, net of
  deferred tax expense of $90                                                                       156
  Reclassification adjustment, net of taxes of $(2,717)                                           4,726)                   (4,570)
                                                                                                                    -------------
  Comprehensive income                                                                                                      5,860
Treasury stock purchased                                                            (346)                                    (346)
Treasury stock contributed to benefit plan                                           712                                      712
Exercise of stock options                                                 (54)       231                                      177
Cash dividends declared on common stock
  at $.72 per share                                                                                        (4,093)         (4,093)
                                                           ------  ----------   --------  -------------  --------   -------------
Balance at June 30, 2002                                   $6,735  $    4,293   $(19,128) $         826  $104,678   $      97,404
                                                           ------  ----------   --------  -------------  --------   -------------
2003 net income                                                                                            10,529          10,529
Accumulated other comprehensive income:
  Change in unrealized gain on securities, net of
  deferred tax expense of $157                                                                      273
  Reclassification adjustment, net of taxes of $(427)                                              (744)                     (471)
                                                                                                                    -------------
  Comprehensive income                                                                                                     10,058
Treasury stock purchased                                                          (4,880)                                  (4,880)
Treasury stock contributed to benefit plan                                           685                                      685
Exercise of stock options                                                (161)       372                                      211
Cash dividends declared on common stock
  at $.72 per share                                                                                        (4,004)         (4,004)
                                                           ------  ----------   --------  -------------  --------   -------------
Balance at June 30, 2003                                   $6,735  $    4,132   $(22,951) $         355  $111,203   $      99,474
                                                           ------  ----------   --------  -------------  --------   -------------
2004 net income                                                                                            10,016          10,016
Accumulated other comprehensive income:
  Change in unrealized gain on securities, net of
  deferred tax expense of $56                                                                        98
  Reclassification adjustment, net of taxes of $(235)                                              (410)                     (312)
                                                                                                                    -------------
  Comprehensive income                                                                                                      9,704
Treasury stock purchased                                                          (1,480)                                  (1,480)
Treasury stock contributed to benefit plan                                           731                                      731
Exercise of stock options                                                (516)     1,013                                      497
Cash dividends declared on common stock
  at $.76 per share                                                                                        (4,240)         (4,240)
                                                           ------  ----------   --------  -------------  --------   -------------
Balance at June 30, 2004                                   $6,735  $    3,616   $(22,687) $          43  $116,979    $    104,686
                                                           ------  ----------   --------  -------------  --------   -------------

The accompanying notes are an integral part of these financial statements.

                                                         2004 Parkvale Financial

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

CASH AND NONINTEREST-EARNING DEPOSITS

      The Bank is required to maintain cash and reserve balances with the Federal Reserve Bank. The reserve calculation is 0% of the first $6.6 million of checking deposits, 3% of the next $38.8 million of checking deposits and 10% of total checking deposits over $45.4 million. These required reserves, net of allowable credits, amounted to $6.1 million at June 30, 2004.

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

      The first step in determining the allowance for loan losses is recognizing a specific allowance on individual impaired loans. Nonaccrual, substandard and doubtful commercial and other real estate loans are considered for impairment. Impaired loans are generally evaluated based on the present value of the expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. Based on this evaluation, specific loss allowances are established on impaired loans when necessary.

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

EARNINGS PER SHARE

      The following table sets forth the computation of basic and diluted earnings per share for the three years ended June 30:

                                                                  2004            2003            2002
                                                               ----------      ----------      ----------
Numerator for basic and diluted earnings per share:
  Net Income (in 000's)                                        $   10,016      $   10,529      $   10,430
Denominator:
  Weighted average shares for basic earnings per share          5,571,733       5,572,974       5,680,696
  Effect of dilutive employee stock options                        77,511          79,089          88,757
                                                               ----------      ----------      ----------
  Weighted average shares for dilutive earnings per share       5,649,244       5,652,063       5,769,453
                                                               ----------      ----------      ----------
Net income per share:
  Basic                                                        $     1.80      $     1.89      $     1.84
  Diluted                                                      $     1.77      $     1.86      $     1.81
                                                               ----------      ----------      ----------

FORECLOSED REAL ESTATE

      Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and recorded at the lower of the carrying amount or fair value of the property less cost to sell. After foreclosure, valuations are periodically performed by management and a valuation allowance is established for any declines in the fair value less cost to sell below the property's carrying amount. Revenues, expenses and changes in the valuation allowance are included in the statement of operations. Gains and losses upon disposition are reflected in earnings as realized. Loans transferred to foreclosed real estate during fiscal 2004 were $881,000 and in 2003 and 2002 were $1.7 million and $1.2 million, respectively. The foreclosures in the last three years were primarily due to loans on single family dwellings foreclosed throughout the year.

STOCK BASED COMPENSATION

      Stock options and shares issued under Stock Option Plans are accounted for under Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees. Stock options are granted at exercise prices not less than fair value of the common stock at the date of grant. Under APB 25, no compensation expense is recognized related to these plans.

      Proforma information regarding net income and earnings per share as required by FAS 123, has been determined as if PFC had accounted for its stock options using the fair value recognition provisions. The fair value for these options was estimated at the date of the grants using a Black-Scholes option pricing model.

                                                         2004 Parkvale Financial

      In management's opinion, existing stock option valuation models do not provide a reliable single measure of the fair value of employee stock options that have vesting provisions and are not transferable. In addition, option valuation models require input of highly subjective assumptions including the expected stock price volatility.

      Because PFC's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable measure of the fair value of its employee stock options.

      For purposes of proforma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Parkvale's proforma information follows.

(dollar amounts in thousands, except per share data)
Fiscal year ended June 30,

                                   2004         2003          2002
                                ---------    ----------    ------------
Net income before
   stock options                $  10,016    $   10,529    $     10,430
Compensation expense
   from stock option grants           123           248              28
                                ---------    ----------    ------------
Proforma net income             $   9,893    $   10,281    $     10,402
                                ---------    ----------    ------------
Proforma income per share:
   Basic - proforma             $    1.78    $     1.84    $       1.83
   Basic - as reported          $    1.80    $     1.89    $       1.84
   Diluted - proforma           $    1.75    $     1.82    $       1.80
   Diluted - as reported        $    1.77    $     1.86    $       1.81

Black-Scholes option pricing model assumptions are as follows:

Risk-free rate                     3.94%      3.69%         5.08%
Dividend yield                     3.00%      3.18%         3.19%
Volatility factor                  0.18       0.17          0.22
Expected life                         9          9             9

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

      The repurchase program approved on June 19, 2003 was scheduled to expire on June 30, 2004 was extended on June 18, 2004 to expire on June 30, 2005. During fiscal 2004, this program repurchased 58,100 shares at an average price of $25.49 representing 1.1% of the outstanding stock. The extension of the program will permit the purchase of 3.9% of outstanding stock, or 218,400 shares, to be repurchased periodically through fiscal year 2005 at prevailing market prices in open-market transactions.

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

GOODWILL AND OTHER INTANGIBLE ASSETS

      Parkvale adopted FAS 142, Accounting for Goodwill and Other Intangible Assets, during fiscal 2002. FAS 142 defines goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually, or more frequently if impairment indicators arise, for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. Parkvale applied the nonamortization provisions of FAS 142 to goodwill recorded on January 31, 2002 as a result of the SNB acquisition. The core deposit intangibles valued at $4.4 million at acquisition represented 5.2% of core deposit accounts and the premium is being amortized over the average life of 11.21 years. Resulting goodwill of $7.6 million is not subject to periodic amortization. Core deposit intangible amortization expense was $438,000 in fiscal 2004. Amortization for each of the next five years is expected to be $438,000. Goodwill and amortizing core deposit intangibles aggregating $11.1 million are not deductible for federal income tax purposes. See Note K.

DERIVATIVE FINANCIAL INSTRUMENTS

      Parkvale adopted FAS 133, Accounting for Derivative Instruments and Hedging Activities, during the first quarter of 2001. FAS 133 establishes accounting and reporting standards requiring that every derivative be recorded in the balance sheet as either an asset or

Corporation Annual Report
liability measured at its fair value. FAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The adoption had no impact on Parkvale's financial statements, as Parkvale has not held any instruments that meet the definition of a derivative contract under FAS 133 since adoption of the statement.

RECENT ACCOUNTING STANDARDS

      In December 2003 the American Institute of Certified Public Accountants, Inc issued Statement of Position (SOP) 03-3 "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." This SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investors initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations and applies to all non-governmental entities, including not-for-profit organizations. This SOP does not apply to loans originated by the entity. This SOP is effective for loans acquired in fiscal years beginning on or before December 2004, and within the scope of Practice Bulletin 6, paragraphs 7 and 8 of this SOP, as they apply to decrease in cash flows expected to be collected, should it be applied prospectively for fiscal years beginning after December 15, 2004. Parkvale will evaluate how this SOP will apply to future acquisitions of loans.

                                                         2004 Parkvale Financial

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE B INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses and fair values for investment securities classified as available for sale or held to maturity at June 30 are as follows:

                                                                 2004                                         2003
                                                 ----------------------------------------------------------------------------------
                                                               Gross     Gross                         Gross      Gross
                                                 Amortized  Unrealized Unrealized   Fair   Amortized Unrealized Unrealized  Fair
                                                    Cost       Gains     Losses     Value    Cost      Gains      Losses    Value
                                                 ---------- ---------- ---------- -------- --------- ---------- ---------- --------
Available for sale:
FHLB of Pittsburgh stock                         $   13,924  $      -  $       -  $ 13,924 $  13,022  $      -  $        - $ 13,022
Equity securities - other                             6,380       228        160     6,448     6,163       606          48    6,721
                                                 ----------  --------  ---------  -------- ---------  --------  ---------- --------
TOTAL INVESTMENTS SECURITIES AVAILABLE FOR SALE  $   20,304  $    228  $     160  $ 20,372 $  19,185  $    606  $       48 $ 19,743
                                                 ----------  --------  ---------  -------- ---------  --------  ---------- --------
Held to maturity:
U.S. Government and agency obligations due:
   Within 1 year                                 $    7,538  $     42  $       9  $  7,571 $   2,016  $     13  $        - $  2,029
   Within 5 years                                   169,316       215        433   169,098    12,619       291           -   12,910
   Within 10 years                                  160,802        83      2,592   158,293         -         -           -        -
                                                 ----------  --------  ---------  -------- ---------  --------  ---------- --------
TOTAL U.S. GOVERNMENT AND AGENCY OBLIGATIONS        337,656       340      3,034   334,962    14,635       304           -   14,939
                                                 ----------  --------  ---------  -------- ---------  --------  ---------- --------
Municipal obligations:
   Within 1 year                                          -         -          -         -       795        11           -      806
   Within 5 years                                     2,233        99          -     2,332     3,831       169           -    4,000
   Within 10 years                                      130         3          -       133     1,203        68           -    1,271
   After 10 years                                     3,298       140          -     3,438     3,315       251           -    3,566
                                                 ----------  --------  ---------  -------- ---------  --------  ---------- --------
TOTAL MUNICIPAL OBLIGATIONS                           5,661       242          -     5,903     9,144       499           -    9,643
                                                 ----------  --------  ---------  -------- ---------  --------  ---------- --------
Corporate debt:
   Within 1 year                                     33,762       190          1    33,951    56,956     1,077         132   57,901
   Within 5 years                                    29,835       537         71    30,301    66,530     2,082          37   68,575
   Within 10 years                                      156         -         16       140         -         -           -        -
   After 10 years                                    20,939       828         45    21,722    23,132     1,156         455   23,833
                                                 ----------  --------  ---------  -------- ---------  --------  ---------- --------
TOTAL CORPORATE DEBT                                 84,692     1,555        133    86,114   146,618     4,315         624  150,309
                                                 ----------  --------  ---------  -------- ---------  --------  ---------- --------
TOTAL U.S. GOVERNMENT AND AGENCY OBLIGATIONS,
   MUNICIPAL OBLIGATIONS AND CORPORATE DEBT         428,009     2,137      3,167   426,979   170,397     5,118         624  174,891
                                                 ----------  --------  ---------  -------- ---------  --------  ---------- --------
Mortgage-backed securities:
FHLMC                                                 9,088        93        130     9,051     2,248       162           -    2,410
FNMA                                                 33,129         5        749    32,385    23,732        13         168   23,577
GNMA                                                  1,784       114          2     1,896     1,904       224           1    2,127
SBA                                                      57         -          -        57        75         -           -       75
Collateralized mortgage obligations ("CMOs")          5,123         2        118     5,007    12,003        36           -   12,039
Other participation certificates                        384         -          -       384       468         -           -      468
                                                 ----------  --------  ---------  -------- ---------  --------  ---------- --------
TOTAL MORTGAGE-BACKED SECURITIES                     49,565       214        999    48,780    40,430       435         169   40,696
                                                 ----------  --------  ---------  -------- ---------  --------  ---------- --------
TOTAL INVESTMENTS SECURITIES HELD
   TO MATURITY                                   $  477,574  $  2,351  $   4,166  $475,759 $ 210,827  $  5,553  $      793 $215,587
                                                 ----------  --------  ---------  -------- ---------  --------  ---------- --------
TOTAL INVESTMENT PORTFOLIO                       $  497,878  $  2,579  $   4,326  $496,131 $ 230,012  $  6,159  $      841 $235,330
                                                 ----------  --------  ---------  -------- ---------  --------  ---------- --------

Mortgage-backed securities and CMOs are not due at a single maturity date; periodic payments are received on the securities based on the payment patterns of the underlying collateral.

Investment securities with an estimated fair value of $16,524 and $21,552 were pledged to secure public deposits and other purposes as required by law at June 30, 2004, and 2003, respectively.

Investment securities with an estimated fair value of $26,095 and $17,211 were pledged to secure commercial investment agreements at June 30, 2004, and 2003, respectively.

See Note J concerning Net Gain on Sales in fiscal 2004, 2003, and 2002 and Writedown of Securities in fiscal 2002.

The following table represents the gross unrealized losses and fair value of investments aggregated by investment category and length of time that individual securities have been in continuous unrealized loss position at June 30, 2004.

                                                          Less than 12 months        12 months or more           Total
                                                          Fair       Unrealized     Fair      Unrealized    Fair      Unrealized
                                                          Value        Losses       Value       Losses      Value        Losses
                                                       -----------  ------------ ----------   ---------- -----------  -----------
U.S. Government and agency obligations:                $   271,087  $      3,034 $        -   $        - $   271,087  $     3,034
Corporate debt                                              13,128            82      5,629           51      18,757          133
                                                       -----------  ------------ ----------   ---------- -----------  -----------
TOTAL U.S. GOVERNMENT AND AGENCY OBLIGATIONS,              284,215         3,116      5,629           51     289,844        3,167
MUNICIPAL OBLIGATIONS AND CORPORATE DEBT
                                                       -----------  ------------ ----------   ---------- -----------  -----------
Agency MBS and CMO's                                        32,672           481     11,764          518      44,436          999
Equity Securities - other                                        -             -      6,237          160       6,237          160
                                                       -----------  ------------ ----------   ---------- -----------  -----------
TOTAL TEMPORARILY IMPAIRED SECURITIES                  $   316,887  $      3,597 $   23,630   $      729 $   340,517  $     4,326
                                                       -----------  ------------ ----------   ---------- -----------  -----------

The investments in debt securities have not been significantly impaired. The unrealized losses are primarily the result of volatility in interest rates. Based on the credit worthiness of the issuers, management determined that the debt securities were not other-than temporarily impaired.

Corporation Annual Report

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE C LOANS

Loans at June 30 are summarized as follows:

                                                                      2004             2003             2002
                                                                   -----------      -----------     ------------
Mortgage loans:
   Residential:
     1-4 Family                                                    $   723,551      $   932,535     $    895,330
     Multifamily                                                        23,910           19,477           18,140
   Commercial                                                           82,186           59,796           59,136
   Other                                                                12,987           36,581           35,108
                                                                   -----------      -----------     ------------
                                                                       842,634        1,048,389        1,007,714
Consumer loans                                                         143,476          152,458          167,956
Commercial business loans                                               38,869           47,983           53,055
Loans on savings accounts                                                2,790            2,974            3,224
                                                                   -----------      -----------     ------------
   Gross loans                                                       1,027,769        1,251,804        1,231,949
Less:
   Loans in process                                                        313              117              205
   Allowance for loan losses                                            13,808           15,013           15,492
   Unamortized (premium) discount and deferred loan fees                (1,430)          (5,105)          (1,387)
                                                                   -----------      -----------     ------------
                                                                   $ 1,015,078      $ 1,241,779     $  1,217,639
                                                                   -----------      -----------     ------------

The following summary sets forth the activity in the allowance for loan losses for the years ended June 30:

                                                                       2004            2003             2002
                                                                   -----------      -----------     ------------
Beginning balance                                                  $    15,013      $    15,492     $     13,428
Provision for loan losses                                                 (106)             308              205
Provision for loan losses from SNB acquisition                               -                -            1,994
                                                                   -----------      -----------     ------------
Loans recovered:
   Commercial                                                                6                1                -
   Consumer                                                                122               39               34
   Mortgage                                                                235               69              110
                                                                   -----------      -----------     ------------
Total recoveries                                                           363              109              144
                                                                   -----------      -----------     ------------
Loans charged off:
   Commercial                                                             (779)            (253)             (19)
   Consumer                                                               (301)            (241)            (148)
   Mortgage                                                               (382)            (402)            (112)
                                                                   -----------      -----------     ------------
Total charge-offs                                                       (1,462)            (896)            (279)
                                                                   -----------      -----------     ------------
Net charge-offs                                                         (1,099)            (787)            (135)
                                                                   -----------      -----------     ------------
Ending balance                                                     $    13,808      $    15,013     $     15,492
                                                                   -----------      -----------     ------------

The following table sets forth the allowance for loan loss allocation for the years ended June 30:

                                                                      2004              2003            2002
                                                                   -----------      -----------     ------------
Residential mortgages                                              $     2,781      $     3,555     $      3,928
Commercial mortgages                                                     4,029            4,156            3,795
Consumer loans                                                           3,810            4,297            4,924
Commercial loans                                                         3,188            3,005            2,845
                                                                   -----------      -----------     ------------
Total allowance for loan losses                                    $    13,808      $    15,013     $     15,492
                                                                   -----------      -----------     ------------

The loan loss portfolio is reviewed on a periodic basis to insure Parkvale's allowance for loans loss is adequate to absorb potential losses due to inherent risk in the loan portfolio.

                                                         2004 Parkvale Financial

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE C (CONTINUED)

      At June 30, 2004, Parkvale was committed under various agreements to originate fixed and adjustable rate mortgage loans aggregating $1,158 and $1,499, respectively, at rates ranging from 5.63% to 6.58% for fixed rate and 2.88% to 5.11% for adjustable rate loans, and had $81,060 of unused consumer lines of credit and $17,056 in unused commercial lines of credit. Parkvale was also committed to originate commercial loans totaling $9,053 at June 30, 2004. Outstanding letters of credit totaled $4,022. Substantially, all commitments are expected to fund within one year.

      At June 30, Parkvale serviced loans for the benefit of others as follows:
2004 - $24,132, 2003 - $24,077 and 2002 - $13,097.

      At June 30, 2004, Parkvale's loan portfolio consisted primarily of residential real estate loans collateralized by single and multifamily residences, nonresidential real estate loans secured by industrial and retail properties and consumer loans including lines of credit.

      Parkvale has geographically diversified its mortgage loan portfolio, having loans outstanding in 49 states and the District of Columbia. Parkvale's highest concentrations are in the following states/area along with their respective share of the outstanding mortgage loan balance: Pennsylvania - 35.4%; Virginia - 7.2%; and Ohio - 7.1%. The ability of debtors to honor these contracts depends largely on economic conditions affecting the Pittsburgh, Columbus and greater Washington D.C. metropolitan areas, with repayment risk dependent on the cash flow of the individual debtors. Substantially all mortgage loans are secured by real property with a loan amount of generally no more than 80% of the appraised value at the time of origination. Mortgage loans in excess of 80% of appraised value generally require private mortgage insurance.

      At June 30, the amount of interest income of nonaccrual loans that had not been recognized in interest income was $152 for 2004, $248 for 2003, and $191 for 2002. There were $140 in loans considered impaired at June 30, 2004 and $1,119 at June 30, 2003. The average recorded investment in impaired loans was $160 during fiscal 2004 and $397 during fiscal 2003. These loans were included in management's assessment of the adequacy of the general valuation allowances.

NOTE D OFFICE PROPERTIES AND EQUIPMENT AND FORECLOSED REAL ESTATE

Office properties and equipment at June 30 are summarized by major classifications as follows:

                                                                                        2004           2003             2002
                                                                                     ----------    ------------     -----------
Land                                                                                 $    2,080    $      2,132     $     1,832
Office building and leasehold improvements                                                9,435           9,649           8,728
Furniture, fixtures and equipment                                                        10,339          10,386          10,097
                                                                                     ----------    ------------     -----------
                                                                                         21,854          22,167          20,657
Less accumulated depreciation and amortization                                           11,805          10,971          10,577
                                                                                     ----------    ------------     -----------
Office properties and equipment, net                                                 $   10,049    $     11,196     $    10,080
                                                                                     ----------    ------------     -----------
Depreciation expense                                                                 $    1,370    $      1,300     $       970


A summary of foreclosed real estate at June 30 is as follows:                           2004           2003             2002
-------------------------------------------------------------                        ----------    ------------     -----------
Real estate acquired through foreclosure:                                            $    3,056    $      2,695     $     1,728
Allowance for losses                                                                        (58)              -             (11)
                                                                                     ----------    ------------     -----------
                                                                                     $    2,998    $      2,695     $     1,717
                                                                                     ----------    ------------     -----------

On July 19, 2004, Parkvale completed the combined sale at $2,750 of a $1,794 commercial property included as real estate acquired through foreclosure and of a $900 commercial office building included as office, properties and equipment. During fiscal 2003 and 2002, writedowns and expenses aggregating $1,100 and $6,500, respectively were recorded to reduce the carrying value of a commercial property undergoing rehabilitation and renovation.

Changes in the allowance for losses on foreclosed real estate for the years ended June 30 were as follows:

                                                                                        2004          2003             2002
                                                                                     ----------    ------------     -----------
Beginning balance                                                                    $        -    $         11     $        18
Provision for losses                                                                         58               -              38
Less charges to allowance                                                                     -             (11)            (45)
                                                                                     ----------    ------------     -----------
Ending balance                                                                       $       58    $          -     $        11

Corporation Annual Report

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE E - DEPOSITS

The following schedule sets forth interest expense for the years ended June 30 by type of deposit:

                                                                         2004          2003         2002
                                                                         ----          ----         ----
Checking and money market accounts                                   $     2,227    $    2,194   $    2,948
Passbook accounts                                                          1,107         2,591        2,735
Certificates                                                              28,014        39,342       47,005
                                                                     -----------    ----------   ----------
                                                                     $    31,348    $   44,127   $   52,688
                                                                     -----------    ----------   ----------

A summary of deposits at June 30 is as follows:

                                                               2004                         2003
                                                           ----------------------------------------------------
                                                               Amount          %           Amount          %
                                                           -------------     ------    -------------    -------
Transaction accounts:
Checking and money market accounts                         $     269,207       21.0    $     228,706       17.2
Checking accounts - noninterest-bearing                           88,125        6.9           89,264        7.1
Passbook accounts                                                201,723       15.7          200,080       14.6
                                                           -------------     ------    -------------    -------
                                                                 559,055       43.6          518,050       38.9
Certificate of deposits                                          714,943       55.8          804,054       60.4
                                                           -------------     ------    -------------    -------
                                                               1,273,998       99.4        1,322,104       99.3
Accrued Interest                                                   7,973        0.6            9,656        0.7
                                                           -------------     ------    -------------    -------
                                                           $   1,281,971     100.00    $   1,331,760      100.0
                                                           -------------     ------    -------------    -------

The aggregate amount of time deposits over $100 was $110,147 and $117,833 at June 30, 2004 and 2003, respectively.

At June 30, the scheduled maturities of certificate accounts were as follows:

Maturity Period                                         2004                    2003
---------------                                         ----                    ----
1-12 months                                          $   281,077             $   386,235
13-24 months                                             151,246                 145,837
25-36 months                                             145,041                  99,767
37-48 months                                              41,753                  65,178
49-60 months                                              36,267                  38,850
Thereafter                                                59,559                  68,187
                                                     -----------             -----------
                                                     $   714,943             $   804,054
                                                     -----------             -----------

                                                         2004 Parkvale Financial

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE F ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER DEBT

The advances from the FHLB at June 30 consisted of the following:

                                                                                 2004                             2003
                                                                ----------------------------------------------------------
                                                                                Interest                        Interest
                                                                Balance          Rate %        Balance            Rate %
                                                                ----------     ---------     -----------     -------------
Due within one year                                             $        -             -     $         -                 -
Due within five years                                               40,000     5.48-5.76          20,000         5.48-5.76
Due within ten years                                                70,509     3.00-5.62          80,260         3.00-5.62
Due within twenty years                                             60,584     4.97-6.75          60,847         3.00-6.75
                                                                ----------     ---------     -----------     -------------
                                                                   171,093                   $   161,107
                                                                ----------     ---------     -----------     -------------
Weighted average interest rate at end of period                                     5.19 %                           5.25 %

      Included in the $171,093 of advances, is $110,500 of convertible select advances. These advances reset to the 3 month London Bank Interbank Offer Rate Index (LIBOR) and have various spreads and call dates. The FHLB has the right to call any convertible select advance on its call date or quarterly thereafter. Should the advance be called, Parkvale has the right to pay off the advance without penalty.

      The FHLB advances are secured by Parkvale's FHLB stock and investment securities and are subject to substantial prepayment penalties.

      Trust preferred securities are $25,000 at June 30, 2004. $16,000 qualifies as Tier 1 Capital for regulatory purposes. The interest rate resets quarterly. On June 30, 2004 the rate was 5.19% and 4.61% at June 30, 2003.

      Additionally, other debt consists of recourse loans, repurchase agreements, and commercial investment agreements with certain commercial checking account customers. These daily borrowings had balances of $19,310 and $13,050 at June 30, 2004 and 2003, respectively.

NOTE G REGULATORY CAPITAL

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Parkvale's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of June 30, 2004, that the Bank meets all capital adequacy requirements to which it is subject.

      As of June 30, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized Parkvale Savings Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual regulatory capital amounts and ratios compared to minimum levels are as follows:

                                                                                                           To Be well
                                                                                  For Capital           Capitalized Under
                                                                                   Adequacy             Prompt Corrective
                                                             Actual                Purposes             Action Provisions
                                                     --------------------    -------------------    ------------------------
                                                         Amount     Ratio      Amount     Ratio        Amount        Ratio
                                                     ------------   -----    ---------   -------    ----------    ----------
As of June 30, 2004:
   Total Capital to Risk Weighted Assets             $    130,220   14.34%   $  72,623     8.00%    $   90,779       10.00%
   Tier I Capital to Risk Weighted Assets                 118,827   13.09%      36,312     4.00%        54,467        6.00%
   Tier I Capital to Average Assets                       118,827    7.41%      64,176     4.00%        80,220        5.00%

As of June 30, 2003:
   Total Capital to Risk Weighted Assets             $    124,158   11.87%   $  83,654     8.00%    $  104,567       10.00%
   Tier I Capital to Risk Weighted Assets                 110,827   10.60%      41,827     4.00%        62,740        6.00%
   Tier I Capital to Average Assets                       110,827    6.91%      64,197     4.00%        80,246        5.00%

Corporation Annual Report

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE G (CONTINUED)

      Parkvale has determined that the provisions of FIN No. 46 may require de-consolidation of the subsidiary grantor trusts, which issue mandatorily redeemable preferred securities of the grantor trusts. In the event of a de-consolidation, the grantor trusts may be de-consolidated and the junior subordinated debentures of Parkvale owned by the grantor trusts would be disclosed. Trust Preferred Securities amounting to $16,000 currently qualify as Tier 1 capital of the Bank for regulatory capital purposes. In July 2003, the Federal Reserve Board issued a supervisory letter indicating that Trust-Preferred Securities currently will continue to qualify as Tier 1 capital for regulatory purposes until further notice. The Federal Reserve Board has also stated that it will continue to review the regulatory implications of any accounting treatment changes and will provide further guidance, if necessary. However, as of June 30, 2004, assuming the Bank was not allowed to include the Trust Preferred Securities in Tier 1 capital, the Bank would still exceed the regulatory required minimums for capital adequacy purposes.

NOTE H INCOME TAXES

Income tax expense (credits) for the years ended June 30 are comprised of:

                                   2004          2003          2002
                               ------------    ---------    ----------
Federal:
   Current                     $      4,391    $   3,368    $    8,042
   Deferred                             (74)       1,503        (2,698)
State                                    19           37             -
                               ------------    ---------    ----------
                               $      4,336    $   4,908    $    5,344
                               ------------    ---------    ----------

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Parkvale's deferred tax assets and liabilities at June 30 are as follows:

                                                                    2004            2003
                                                                -----------     -----------
Deferred tax assets:
     Book bad debt reserves                                     $     4,593     $     5,081
     Deferred loan fees                                                  41              77
     Fixed assets                                                       296             561
     Deferred compensation                                              118             137
     Prepaid tax deposits                                               719               -
     Other, including asset writedowns                                   86             148
                                                                -----------     -----------
Total deferred tax assets                                             5,853           6,004
                                                                -----------     -----------
Deferred tax liabilities:
     Purchase accounting adjustments                                  1,386           1,837
     Other, net                                                         418             192
     Unrealized gains on securities available for sale                   25             204
                                                                -----------     -----------
Total deferred tax liabilities                                        1,829           2,233
                                                                -----------     -----------
Net deferred tax assets                                         $     4,024     $     3,771
                                                                -----------     -----------

No valuation allowance was required at June 30, 2004 or 2003.

Parkvale's effective tax rate differs from the expected federal income tax rate for the years ended June 30 as follows:

                                                                         2004                  2003                  2002
                                                                -------------------     -----------------     ------------------
Expected federal statutory income tax provision/rate            $    5,023     35.0%    $  5,403     35.0%    $   5,521     35.0%
   Tax-exempt interest                                                (244)    -1.7%        (344)    -2.2%         (169)    -1.1%
   Cash surrender value of life insurance                             (191)    -1.3%           -      0.0%            -      0.0%
   Dividends paid to ESOP participants                                (140)    -1.0%        (192)    -1.3%            -      0.0%
   State income taxes, net of federal benefit                           13      0.1%          25      0.2%            -      0.0%
   Other                                                              (125)    -0.9%          16      0.1%           (8)     0.0%
                                                                ----------     ----     --------     ----     ---------     ----
                                                                $    4,336     30.2%    $  4,908     31.8%    $   5,344     33.9%
                                                                ----------     ----     --------     ----     ---------     ----

                                                         2004 Parkvale Financial

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE I  EMPLOYEE COMPENSATION PLANS

RETIREMENT PLAN

      Parkvale provides eligible employees participation in a 401(k) defined contribution plan. Benefit expense was $321, $345 and $325 in fiscal years 2004, 2003 and 2002, respectively, which represented a 50% company match on deferred compensation and a profit sharing contribution equal to 2% of eligible compensation.

EMPLOYEE STOCK OWNERSHIP PLAN

      Parkvale also provides an Employee Stock Ownership Plan ("ESOP") to all employees who have met minimum service and age requirements. Parkvale recognized expense of $529 in fiscal 2004, $637 in fiscal 2003, and $500 in fiscal 2002 for ESOP contributions, which were used for the purchase of additional shares of Parkvale's Common Stock in open-market transactions. At June 30, 2004, the ESOP owned 565,273 shares of Parkvale Common Stock.

STOCK OPTION PLANS

      Parkvale has Stock Option Plans for the benefit of directors, officers and other selected key employees of Parkvale who are deemed to be responsible for the future growth of Parkvale. All of the original shares under the 1987 Plan have been awarded. In October 1993, the 1993 Directors' Stock Option Plan was adopted. An aggregate of 190,734 shares of authorized but unissued Common Stock of Parkvale was reserved for future issuance. As of June 30, 2004, 190,350 option shares have been granted under this plan. Additionally, the 1993 Key Employee Stock Compensation Program was adopted in October 1993. An aggregate of 461,578 shares of authorized but unissued Common Stock of Parkvale was reserved for future issuance. As of June 30, 2004, 450,861 option shares have been granted under this plan. The 1993 Directors' Stock Option Plan shares were exercisable on the date of the grant. The 1993 Key Employee Stock Compensation Program option shares are 50% exercisable upon one month of continuous service after the grant date and the remaining 50% is exercisable more than one year after continuous service from the grant date. At June 30, 2004, all grants are exercisable. No further awards will be granted under the 1993 Plans. The following table presents option share data related to the Stock Option Plans for the years indicated.


                                                                                                                           Total
                                                                                                                          --------
Exercise Price
Per Share                    $ 10.322    $ 15.637*   $   16.32   $ 19.979#  $ 21.50   $ 24.475   $  22.995   $  25.625
                             --------    --------    ---------   --------   -------   --------   ---------   ---------
June 30, 2001                  63,788      53,393       82,865     40,000    93,000                                        333,046
Granted                                                             8,000                                                    8,000
Exercised                      (1,000)    (11,442)      (2,343)    (4,000)   (6,000)                                       (24,785)
Forfeitures                                (3,813)        (781)    (2,000)   (7,000)                                       (13,594)
                             --------    --------    ---------   --------   -------   --------   ---------   ---------    --------
June 30, 2002                  62,788      38,138       79,741     42,000    80,000          -           -           -     302,667
Granted                                                                                  8,000     134,250                 142,250
Exercised                     (10,681)     (7,814)      (5,587)              (3,000)                                       (27,082)
Forfeitures                                                                                                                      -
                             --------    --------    ---------   --------   -------   --------   ---------   ---------    --------
June 30, 2003                  52,107      30,324       74,154     42,000    77,000      8,000     134,250           -     417,835
Granted                                                                                                         10,000      10,000
Exercised                     (49,578)     (7,797)     (11,366)              (8,000)                (9,250)                (85,991)
Forfeitures                                             (2,156)              (3,000)                (8,500)                (13,656)
                             --------    --------    ---------   --------   -------   --------   ---------   ---------    --------
June 30, 2004                   2,529      22,527       60,632     42,000    66,000      8,000     116,500      10,000     328,188
                             --------    --------    ---------   --------   -------   --------   ---------   ---------    --------

* Represents the average remaining exercise price of Director awards made annually in October 1994 to 1997.

# Represents the average remaining exercise price of awards made in fiscal 1999 through fiscal 2002.

Corporation Annual Report

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE J  NET GAIN ON SALE AND WRITEDOWN OF SECURITIES AND LOANS

      Fiscal 2004 gains aggregated $1,055 which consisted of $586 from the sale of available for sale securities and $510 from the sale of available for sale unsecured credit card loan portfolio. Loss on sale of assets includes $41 from the sale of equipment and vacant office buildings previously used as branch locations. Fiscal 2003 gains aggregated $1,091 are from the sale of equity securities. Fiscal 2002 gains aggregated $7,106 were from the sale of equity securities, specifically, Freddie Mac common stock during each quarter of the fiscal year. Writedowns of $2,556 were recorded in June 2002 related to impaired corporate debt, primarily WorldCom bonds.

NOTE K  SNB ACQUISITION

      On January 31, 2002, Parkvale completed the acquisition of the Second National Bank of Masontown ("SNB") based in Fayette County. The acquisition consisted of loans and deposits which complements Parkvale's existing portfolio and expanded the branch network into a new county. The acquisition was accounted for as a purchase business combination and its operations are included for the five months ended June 30, 2002 and all of fiscal 2003. The shareholders of SNB received $92 per share or $36,800. The fair value of assets acquired included $72,700 of investments and cash, $120,800 of loans with $157,600 of deposits assumed. The core deposit intangibles valued at $4,410 at acquisition represented 5.2% of core deposit accounts and the premium is being amortized over an average life of 11.21 years. Resulting goodwill of $7,561 is not subject to periodic amortization. Core deposit intangible amortization expense was $438 in fiscal 2004. Amortization for each of the next five years is expected to be $438. Goodwill and amortizing core deposit intangibles aggregating $11,600 are not deductible for federal income tax purposes.

Proforma Unaudited Consolidated Statement of Operations
For the Twelve Months Ended June 30, 2002

                                                    SNB      Parkvale    Combined
                                                 ---------   ---------   ---------
Total interest income                            $   8,819   $  84,126   $  92,945
Total interest expense                               4,179      55,619      59,798
                                                 ---------   ---------   ---------
Net interest income                                  4,640      28,507      33,147
Provisions for loan losses                             107          98         205
                                                 ---------   ---------   ---------
Net interest income after provision for losses       4,533      28,409      32,942

Other income                                           880       9,780      10,660
Other expense                                        3,258      24,570      27,828
                                                 ---------   ---------   ---------
Income before income taxes                           2,155      13,619      15,774
Income tax expense                                     465       4,879       5,344
                                                 ---------   ---------   ---------
Net Income                                       $   1,690   $   8,740   $  10,430
                                                 ---------   ---------   ---------
Net income per share:
   Diluted                                       $    0.17   $    1.64   $    1.81
                                                 ---------   ---------   ---------

NOTE L  LEASES

      Parkvale's rent expense for leased real properties amounted to approximately $1,633 in 2004, $1,591 in 2003 and $1,501 in 2002. At June 30,
2004, Parkvale was obligated under 23 noncancelable operating leases, which expire through 2021. The minimum rental commitments for the fiscal years subsequent to June 30, 2004 are as follows: 2005 - $ 1,617, 2006 - $1,088, 2007
- $785, 2008 - $717, 2009 - $559 and later years - $2,559.

                                                         2004 Parkvale Financial

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE M  SELECTED INFORMATION

      Selected statement of financial condition data at June 30 are summarized as follows:

                                              2004       2003                              2004       2003
                                            --------    -------                           -------    -------
Prepaid expenses and other assets:                                Other liabilities:
   Accrued interest on loans                $  3,863    $ 5,614    Accounts payable and
   Reserve for uncollected interest             (152)      (239)   accrued expenses       $ 3,237    $ 3,586
   Bank owned life insurance                  10,547     10,000    Other liabilities          353        434
   Accrued interest on investments             4,030      2,863    Federal and state
   Other prepaids                              1,575      1,339    income taxes payable       773      1,248
   Net deferred tax asset                      4,024      3,771
                                            --------    -------                           -------    -------
                                            $ 23,887    $23,348                           $ 4,363    $ 5,268
                                            --------    -------                           -------    -------

NOTE N  QUARTERLY CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                                                         Year
                                                                 Three Months Ended                      Ended
                                                 --------------------------------------------------    ----------
                                                   Sep. 03      Dec. 03       Mar. 04      June 04      June 04
                                                 ----------   ----------    ----------   ----------    ----------
Total interest income                            $   18,229   $   17,967    $   17,488   $   16,359    $   70,043
Total interest expense                               11,367       10,297         9,984        9,871        41,519
                                                 ----------   ----------    ----------   ----------    ----------
Net interest income                                   6,862        7,670         7,504        6,488        28,524
Provision for loan losses                                47         (102)           23          (74)         (106)
                                                 ----------   ----------    ----------   ----------    ----------
Net interest income after provision for losses        6,815        7,772         7,481        6,562        28,630
Other noninterest income                              2,199        1,718         1,876        2,275         8,068
Other noninterest expense                             5,549        5,600         5,553        5,644        22,346
                                                 ----------   ----------    ----------   ----------    ----------
Income before income taxes                            3,465        3,890         3,804        3,193        14,352
Income tax expense                                    1,035        1,187         1,148          966         4,336
                                                 ----------   ----------    ----------   ----------    ----------

Net income                                       $    2,430   $    2,703    $    2,656   $    2,227    $   10,016
                                                 ----------   ----------    ----------   ----------    ----------
Net income per share:
   Basic                                         $     0.44   $     0.49    $     0.47   $     0.40    $     1.80
   Diluted                                       $     0.43   $     0.48    $     0.47   $     0.39    $     1.77
                                                 ----------   ----------    ----------   ----------    ----------

                                                                                                       Year
                                                                 Three Months Ended                    Ended
                                                 --------------------------------------------------  ----------
                                                   Sep. 02     Dec. 02       Mar. 03     June 03      June 03
                                                 ----------   ----------   ----------   ----------   ----------
Total interest income                            $   23,194   $   21,898   $   20,916   $   20,022   $   86,030
Total interest expense                               14,708       14,136       12,723       12,197       53,764
                                                 ----------   ----------   ----------   ----------   ----------
Net interest income                                   8,486        7,762        8,193        7,825       32,266
Provision for loan losses                                48           74          116           70          308
                                                 ----------   ----------   ----------   ----------   ----------
Net interest income after provision for losses        8,438        7,688        8,077        7,755       31,958
Other noninterest income                              1,728        1,743        1,727        2,847        8,045
Other noninterest expense                             5,796        5,802        5,887        7,081       24,566
                                                 ----------   ----------   ----------   ----------   ----------
Income before income taxes                            4,370        3,629        3,917        3,521       15,437
Income tax expense                                    1,508        1,124        1,214        1,062        4,908
                                                 ----------   ----------   ----------   ----------   ----------

Net income                                       $    2,862   $    2,505   $    2,703   $    2,459   $   10,529
                                                 ----------   ----------   ----------   ----------   ----------
Net income per share:
   Basic                                         $     0.51   $     0.45   $     0.49   $     0.44   $     1.89
   Diluted                                       $     0.50   $     0.45   $     0.48   $     0.43   $     1.86
                                                 ----------   ----------   ----------   ----------   ----------

Corporation Annual report

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE O  PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

      The condensed statement of financial condition and statements of operations and cash flows for Parkvale Financial Corporation as of June 30, 2004 and 2003 and for each of the three years in the period ended June 30, 2004 are presented below. PFC's primary subsidiary is Parkvale Savings Bank ("PSB").

STATEMENTS OF FINANCIAL CONDITION

                                               2004          2003
                                             ----------   ----------
Assets:
   Investment in PSB                         $  129,995   $  122,746
   Cash                                             246        2,272
   Other equity investments                          24           23
   Other assets                                     695          719
                                             ----------   ----------
   Total assets                              $  130,960   $  125,760
                                             ----------   ----------

Liabilities and Shareholders' Equity:
   Accounts payable                          $      151   $      282
   Trust preferred securities                    25,000       25,000
   Deferred taxes                                     5            5
   Dividends payable                              1,118          999
   Shareholders' equity                         104,686       99,474
                                             ----------   ----------
Total liabilities and shareholders' equity   $  130,960   $  125,760
                                             ----------   ----------

STATEMENTS OF OPERATIONS

                               2004          2003          2002
                            ----------    ----------    ----------
Dividends from PSB          $    3,250    $    2,000    $    2,000
Other income                        85           166           159
Gain on sale of assets               -         1,091             -
Operating expenses                (880)       (1,384)         (373)
                            ----------    ----------    ----------
Income before equity in
   undistributed earnings
   of subsidiary                 2,455         1,873         1,786

Equity in undistributed
   income of PSB                 7,561         8,656         8,644
                            ----------    ----------    ----------
   Net income               $   10,016    $   10,529    $   10,430
                            ----------    ----------    ----------

STATEMENTS OF CASH FLOWS

                                                                                          2004          2003          2002
                                                                                       ----------    ----------    ----------
Cash flows from operating activities:
   Management fee income received                                                      $       84    $      166    $      159
   Dividends received                                                                       3,250         2,000         2,000
   Taxes received from PSB                                                                    428          (323)           93
   Cash paid to suppliers                                                                    (800)         (958)       (1,163)
                                                                                       ----------    ----------    ----------
Net cash provided by operating activities                                                   2,962           885         1,089
                                                                                       ----------    ----------    ----------
Cash flows from investing activities:
   Proceeds from sales of available for sale securities                                         -         2,400             -
   Proceeds of trust preferred securities                                                       -             -        25,000
   Additional investment in PSB                                                                 -             -       (16,000)
                                                                                       ----------    ----------    ----------
Net cash provided by investing activities                                                       -         2,400         9,000
                                                                                       ----------    ----------    ----------
Cash flows from financing activities:
   Payment for treasury stock                                                              (1,480)       (4,880)         (346)
   Allocation of treasury stock to retirement plans                                           731           685           712
   Dividends paid to stockholders                                                          (4,239)       (4,093)       (4,086)
                                                                                       ----------    ----------    ----------
Net cash used in financing activities                                                      (4,988)       (8,288)       (3,720)
                                                                                       ----------    ----------    ----------
Net increase (decrease) in cash and cash equivalents                                       (2,026)       (5,003)        6,369
Cash and cash equivalents at beginning of year                                              2,272         7,275           906
                                                                                       ----------    ----------    ----------
Cash and cash equivalents at end of year                                               $      246    $    2,272    $    7,275
                                                                                       ----------    ----------    ----------
Reconciliation of net income to net cash provided by operating activities:
   Net income                                                                          $   10,016    $   10,529    $   10,430
   Adjustments to reconcile net income to net cash provided by operating activities:
   Gain on sale of investments                                                                  -        (1,091)            -
Undistributed income of PSB                                                                (7,561)       (8,656)       (8,644)
   Taxes received from PSB                                                                    428          (323)           93
   Increase in other assets                                                                    24            25          (774)
   Increase in accrued expenses                                                                55           401           (16)
                                                                                       ----------    ----------    ----------
Net cash provided by operating activities                                              $    2,962    $      885    $    1,089
                                                                                       ----------    ----------    ----------

                                                         2004 Parkvale Financial

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

                                                              2004                             2003
                                                 ------------------------------   ------------------------------
                                                  Estimated         Carrying        Estimated        Carrying
                                                  Fair Value          Value        Fair Value          Value
                                                 -------------    -------------   -------------    -------------
FINANCIAL ASSETS:
   Cash and noninterest-earning deposits         $      23,814    $      23,814   $      32,067    $      32,067
   Federal funds sold                                   14,000           14,000          72,000           72,000
   Interest-earning deposits in other banks             13,547           13,547          17,576           17,576
   Investment securities                               447,351          448,381         194,634          190,140
   Mortgage-backed securities                           48,780           49,565          40,696           40,430
   Loans receivable                                  1,045,964        1,028,886       1,282,650        1,256,792
                                                 -------------    -------------   -------------    -------------
FINANCIAL LIABILITIES:
   Checking, savings and money market accounts   $     559,055    $     559,055   $     518,050    $     518,050
   Savings certificates                                720,995          714,943         837,911          804,054
   Advances from Federal Home Loan Bank                179,650          171,093         180,353          161,107
   Trust preferred securities                           26,145           25,000          25,626           25,000
   Commercial investment agreements                     18,051           19,310          12,494           13,050
                                                 -------------    -------------   -------------    -------------
OFF BALANCE SHEET:
   Loan Commitments                              $          (9)   $           -   $        (259)   $           -
                                                 -------------    -------------   -------------    -------------

Corporation Annual Report

Report of Independent Auditors

PARENTE RANDOLPH

The Power of Ideas

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Parkvale Financial Corporation:

We have audited the consolidated statement of financial condition of Parkvale Financial Corporation and subsidiaries ("Parkvale") as of June 30, 2004, and the related consolidated statements of operations, cash flows, and shareholders' equity for the year then ended. These financial statements are the responsibility of Parkvale's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Parkvale Financial Corporation as of June 30, 2003, and for the years ended June 30, 2003 and 2002, were audited by other auditors whose report dated July 18, 2003, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2004 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Parkvale Financial Corporation and subsidiaries as of June 30, 2004, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

[PARENTE RANDOLPH, LLC.]

Pittsburgh, Pennsylvania
July 20, 2004

                                                         2004 Parkvale Financial

Capital Stock Information

ANNUAL MEETING

      The Annual Meeting of Shareholders will be held at 10:00 a.m., Thursday, October 28, 2004, at the Pittsburgh Athletic Association, 4215 Fifth Avenue, Pittsburgh, Pennsylvania.

STOCK LISTING AND DIVIDENDS

      Parkvale's Common Stock is traded in the over-the-counter market and quoted on the NASDAQ National Market System under the symbol "PVSA". Prices shown below are based on the prices reported by the NASDAQ system.

For the Quarter Ended           High         Low       Dividends
--------------------------   ----------   ----------   ----------
June 04                      $    30.53   $    25.21   $     0.20
March 04                          30.73        26.41         0.20
December 03                       29.26        25.49         0.18
September 03                      26.98        23.25         0.18

June 03                      $    25.01   $    21.85   $     0.18
March 03                          25.25        20.95         0.18
December 02                       25.00        22.30         0.18
September 02                      28.95        22.55         0.18
                             ----------   ----------   ----------

There were 5,580,967 shares of Common Stock outstanding as of August 30, 2004, the Voting Record Date, which shares were held as of such date by approximately 421 holders of record.

TRANSFER AGENT

      Registrar and Transfer Company
      10 Commerce Drive
      Cranford, NJ 07016
      Toll free phone: 1 (800) 368-5948
      Fax: (908) 497-2312

INFORMATION REQUESTS

      A copy of the 2004 Annual Report of Parkvale Financial Corporation on Form 10-K filed with the Securities and Exchange Commission, and a list of exhibits thereto, will be furnished to shareholders without charge upon their written request to the Treasurer of the Corporation at its Headquarters Office, 4220 William Penn Highway, Monroeville, PA 15146, or via e-mail to timothy.rubritz@parkvale.com. The telephone number is (412) 373-7200.

WEB SITE

      Parkvale's web site is http://www.parkvale.com

                                                                              39

Corporation Annual Report