Form 10-K, Exhibit 13
period 2005-06-30
PARKVALE FINANCIAL CORP
filed 2005-09-13
CIK 820907

                                                                               .
                                                                               .
                                                                               .

                                                                      Exhibit 13

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

BALANCE SHEET DATA AT JUNE 30:                           2005            2004             2003            2002            2001
                                                      ----------      -----------       ----------      ----------      ----------
Total assets                                          $1,875,844      $ 1,612,453       $1,642,803      $1,632,192      $1,407,864
Loans                                                  1,198,070        1,015,078        1,241,779       1,217,639       1,113,264
Investment securities                                    485,102          497,946          230,570         212,940         145,017
Deposits                                               1,478,335        1,281,971        1,331,760       1,349,339       1,180,797
FHLB advances and other debt                             240,257          190,403          174,157         147,996         119,316
Shareholders' equity                                     112,971          104,686           99,474          97,404          95,094
Book value per share                                       20.09            18.76            17.93           17.09           16.78
                                                      ----------      -----------       ----------      ----------      ----------


OPERATING DATA FOR THE YEAR ENDED JUNE 30:               2005             2004             2003            2002            2001
                                                      ----------      -----------       ----------      ----------      ----------
Total interest income                                 $   77,522      $    70,043       $   86,030      $   92,945      $   93,956
Total interest expense                                    42,765           41,519           53,764          59,798          58,166
                                                      ----------      -----------       ----------      ----------      ----------
Net interest income                                       34,757           28,524           32,266          33,147          35,790
Provision for loan losses                                    229             (106)             308             205             320
                                                      ----------      -----------       ----------      ----------      ----------
Net interest income after provision for loan losses       34,528           28,630           31,958          32,942          35,470
Other income                                               8,176            8,068            8,045          10,660           4,642
Other expenses                                            25,597           22,346           24,566          27,828          18,587
                                                      ----------      -----------       ----------      ----------      ----------
Income before taxes                                       17,107           14,352           15,437          15,774          21,525
Income tax expense                                         5,440            4,336            4,908           5,344           7,524
                                                      ----------      -----------       ----------      ----------      ----------
Net income                                            $   11,667      $    10,016       $   10,529      $   10,430      $   14,001
                                                      ----------      -----------       ----------      ----------      ----------
Net income per diluted share                          $     2.06      $      1.77       $     1.86      $     1.81      $     2.43
                                                      ----------      -----------       ----------      ----------      ----------

OTHER SELECTED DATA (STATISTICAL PROFILE):

YEAR ENDED JUNE 30:                                      2005             2004             2003            2002            2001
                                                         -----            -----            -----           -----           -----
Average yield earned on all interest-earning assets       4.64%            4.53%            5.49%           6.43%           7.40%
Average rate paid on interest-bearing liabilities         2.62             2.77             3.53            4.34            4.85
Average interest rate spread                              2.02             1.76             1.96            2.09            2.55
Net yield on average interest-earning assets              2.08             1.84             2.06            2.30            2.82
Other expenses to average assets                          1.46             1.39             1.51            1.87            1.42
Efficiency ratio                                         59.62            61.07            60.94           63.52           45.97
Return on average assets                                  0.67             0.62             0.65            0.70            1.07
Dividend payout ratio                                    38.83            40.68            38.71           39.78           29.63
Return on average equity                                 10.70             9.75            10.82           10.96           16.20
Average equity to average total assets                    6.23             6.38             5.98            6.38            6.61
                                                         -----            -----            -----           -----           -----

AT JUNE 30:                                              2005             2004             2003            2002            2001
                                                      ----------      -----------       ----------      ----------      ----------
One year gap to total assets                                3.77%           -0.81%           -0.79%          -4.09%           3.37%
Intangibles to total equity                                22.69            10.64            11.63           12.10            0.26
Shareholders' equity to assets ratio                        6.02             6.49             6.06            5.97            6.75
Ratio of nonperforming assets to total assets               0.47             0.49             0.61            0.32            0.39
Nonperforming assets                                  $    8,815      $     7,953       $    9,979      $    5,186      $    5,421
Allowance for loan losses as a % of gross loans             1.25%            1.34%            1.20%           1.26%           1.19%
Number of full-service offices                                46               39               39              38              33
                                                      ----------      -----------       ----------      ----------      ----------

Corporation Annual Report                                                      1

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

FINANCIAL CONDITION

      Parkvale's average interest-earning assets increased $123.3 million for the year ended June 30, 2005 over fiscal year 2004. This increase is primarily the result of the acquisition of Advance Financial Bancorp ("AFB" or "Advance").

ACQUISITION

      On December 31, 2004, Parkvale completed the acquisition of 100% of the voting equity interests of Advance. The acquisition of loans and deposits complements Parkvale's existing portfolio and expanded the branch network into a new area west of the existing footprint in southwestern Pennsylvania. Advance Financial Savings Bank operated seven branch office locations in Belmont and Jefferson Counties in Ohio and Brooke County, West Virginia, which are now operated as Parkvale Bank offices. The acquisition was accounted for as a purchase business combination, and Advance's operations were included in the consolidated statement of operations effective January 1, 2005. All shareholders of Advance received $26 per share or an aggregate $36.0 million. Payments to former option holders and transaction costs increased the total consideration paid to $38.7 million. The fair value of assets acquired included $51.1 million of investments and cash, $250.9 million of loans with $268.7 million of deposits assumed. Core deposit intangibles valued at $4.6 million represent 4.7% of core deposit accounts and the premium's expected amortization period is 8.94 years. The resulting goodwill of $18.1 million is not subject to periodic amortization. After the effects of prior AFB acquisitions are considered, goodwill and amortizing core deposit intangibles aggregating $17.0 million at June 30, 2005 are not deductible for federal income tax purposes. The AFB values were estimated at December 31, 2004 and were revised at March 31, 2005 and June 30, 2005 to reflect better information concerning the acquired portfolios.

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

      IRR is measured and analyzed using static interest rate sensitivity gap indicators, net interest income simulations and net present value sensitivity measures. These combined methods enable Parkvale's management to regularly monitor both the direction and magnitude of potential changes in the pricing relationship between interest-earning assets and interest-bearing liabilities.

      Interest rate sensitivity gap analysis provides one indicator of potential interest rate risk by comparing interest-earning assets and interest-bearing liabilities maturing or repricing at similar intervals. The gap ratio is defined as rate-sensitive assets minus rate-sensitive liabilities for a given time period divided by total assets. Parkvale continually monitors gap ratios, and within the IRR framework and in conjunction with net interest income simulations, implements actions to reduce exposure to fluctuating interest rates. Such actions have included maintaining high liquidity, increasing the repricing frequency of the loan portfolio and lengthening the overall maturities of interest-bearing liabilities. Management believes these ongoing actions minimize Parkvale's vulnerability to fluctuations in interest rates. The one-year gap ratio changed from -0.81% as of June 30, 2004 to 3.77% as of June 30, 2005, and the five-year gap ratio was 9.30% at June 30, 2004 versus 19.25% as of June 30, 2005. The increase in the positive GAP ratios is due to an increase in cash, investments and adjustable rate mortgages, as well as an extension of long-term borrowings.

      Gap indicators of IRR are not necessarily consistent with IRR simulation estimates. Parkvale utilizes net interest income simulation estimates under various assumed interest rate environments to more fully capture the details of IRR. Assumptions included in the simulation process include measurement over a probable range of potential interest rate changes, prepayment speeds on amortizing financial instruments, other imbedded options, loan and deposit volumes and rates, nonmaturity deposit assumptions and management's capital requirements. The estimated impact on projected net interest income in fiscal 2006 assuming an immediate shift in current interest rates, would result in the following percentage changes over fiscal 2005 net interest income +100 basis points ("bp"), +12.8%; +200 bp, +4.7%; -100 bp, +14.2%; -200 bp, +2.9%. This
compares to projected net interest income for fiscal 2005 made at June 30, 2004 of: +100 bp, +11.9%; +200 bp, +1.6%; -100 bp, +9.1%; -200 bp, -5.3%. The
fluctuation in projected net interest income between fiscal 2005 and 2004 is reflective of the flatter yield curve and lower long-term rates during fiscal 2005.

2                                                        2005 Parkvale Financial

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

      ASSET MANAGEMENT. A primary goal of Parkvale's asset management is to maintain a high level of liquid assets. Parkvale defines the following as liquid assets: cash, federal funds sold, certain corporate debt maturing in less than one year, U.S. Government and agency obligations maturing in less than one year and short-term bank deposit accounts. The average daily liquidity was 17.8% for the quarter ended June 30, 2005. During fiscal 2005, Parkvale's investment strategy in addition to maintaining high liquidity, was to purchase high quality investment securities and single-family adjustable rate mortgage ("ARM") loans to enhance yields and reduce the risk associated with rate volatility. Such investments were purchased primarily with maturity or reset dates in 3 to 5 years. If interest rates were to fall, net interest income may decrease if the yield on liquid assets and ARM loans were to fall faster than liabilities would reprice.

      Parkvale's lending strategy has been designed to shorten the average maturity of its assets and increase the rate sensitivity of its loan portfolio. In fiscal 2005, 2004 and 2003, 86.7%, 89.7% and 90.6%, respectively, of mortgage loans originated or purchased were adjustable-rate loans. Parkvale has continually emphasized the origination and purchase of ARM loans. ARMs totaled $704.5 million or 72.9% of total mortgage loans at June 30, 2005 versus $666.9 million or 79.5% of total mortgage loans at June 30, 2004. To supplement local mortgage originations, Parkvale purchased loans aggregating $126.9 million, $227.1 million and $619.1 million in fiscal 2005, 2004 and 2003, respectively, from mortgage bankers and other financial institutions. The loan packages purchased were predominately 3/1 and 5/1 ARMs. All of the 2005 and 2004 purchases were ARMs. The practice of purchasing loans in the secondary market is expected to continue in fiscal 2006 when liquidity exceeds targeted levels. At June 30, 2005, Parkvale had commitments to purchase $21.6 million of 3/1 ARMs and to originate mortgage loans totaling $4.1 million and commercial loans of $4.9 million. Commitments to fund construction loans in process at June 30, 2005 were $20.3 million. Such commitments are expected to be funded from current liquidity and regular monthly loan payments.

      Parkvale continues to increase its consumer loan portfolio through new originations. Home equity lines of credit are granted up to 120% of collateral value at competitive rates. In general, these loans have shorter maturities and greater interest rate sensitivity and margins than residential real estate loans. At June 30, 2005 and 2004, consumer loans were $187.8 million and $143.5 million which represented a 30.9% increase and a 5.9% decrease over the balances at June 30, 2004 and 2003, respectively, with fixed-rate second mortgage loans totaling $73.9 million, $68.2 million and $74.2 million outstanding balances at June 30, 2005, 2004 and 2003, respectively, with average maturities of less than five years. The increase in fiscal 2005 is due primarily to $34.0 million of direct and indirect auto loans acquired or originated by AFB.

      Investments in mortgage-backed securities and other securities, such as U.S. Government and agency obligations and corporate debt, are purchased to enhance Parkvale's overall net interest margin and to reduce credit risk concentration. All debt securities are classified as held to maturity, and are not available for sale nor held for trading.

      LIABILITY MANAGEMENT. Deposits are priced according to management's asset/liability objectives, alternate funding sources and competitive factors. A concentrated effort is made to extend the maturities of deposits by offering competitive rates for longer-term certificates. Certificates of deposits maturing after one year as a percent of total deposits are 33.9% at June 30, 2005 and 33.8% at June 30, 2004. Parkvale has also made a concentrated effort to increase low cost deposits by attracting new checking customers to our community branch offices. Checking accounts at June 30, 2005 and 2004 have increased by 11.0% and 5.1%, respectively. Parkvale's primary sources of funds are deposits received through its branch network, and advances from the Federal Home Loan Bank ("FHLB"). FHLB advances can be used on a short-term basis for liquidity purposes or on a long-term basis to support lending activities.

CONTRACTUAL OBLIGATIONS:

Information concerning our future contractual obligations by payment due dates at June 30, 2005 is summarized as follows. Contractual obligations for deposit accounts do not include accrued interest. Payments for deposits other than time, noninterest-bearing deposits and money market, NOW and savings accounts, are based on our historical experience, judgement and statistical analysis, as applicable, concerning their most likely withdrawal behaviors.

                             DUE WITH IN
(in 000's)                     ONE YEAR    1-3 YEARS     3-5 YEARS    5+ YEARS       TOTAL
--------------------------   -----------   ---------     ---------    --------     ----------
Deposits other than time       $ 85,795     $ 94,016     $115,816     $329,649     $  625,276
Time deposits                   339,184      335,581       84,586       80,381        839,732
Advances from FHLB                    -       20,000       20,000      177,141        217,141
Trust preferred securities            -            -            -       32,200         32,200
Operating leases                  1,793        2,003        1,324        4,218          9,338
                               --------     --------     --------     --------     ----------
Total                          $426,772     $451,600     $221,726     $623,589     $1,723,687
                               ========     ========     ========     ========     ==========

Corporation Annual Report                                                      3

INTEREST-SENSITIVITY ANALYSIS. The following table reflects the maturity and repricing characteristics of Parkvale's assets and liabilities at June 30, 2005:

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

INTEREST-SENSITIVE ASSETS:                          < 3 months    4-12 months   1-5 years      5+ years         Total
--------------------------------------------------  ----------    -----------   ---------      --------      ----------
ARM and other variable rate loans                    $187,904      $186,231      $418,298      $ 24,087      $  816,520
Other fixed rate loans, net (1)                        12,490        39,236       183,294       161,383         396,403
Variable rate mortgage-backed securities                1,193         1,194        29,191             -          31,578
Fixed rate mortgage-backed securities (1)                 392         1,177         8,998         1,160          11,727
Investments and Federal funds sold                    114,294        87,181       293,055        29,807         524,337
Equities, primarily FHLB                                8,869         4,808        19,060         1,154          33,891
                                                     --------      --------      --------      --------      ----------
Total interest-sensitive assets                      $325,142      $319,827      $951,896      $217,591      $1,814,456
                                                     --------      --------      --------      --------      ----------
Ratio of interest-sensitive assets to total assets       17.3%         17.1%         50.7%         11.6%           96.7%
                                                     --------      --------      --------      --------      ----------

INTEREST-SENSITIVE LIABILITIES:
Passbook deposits and club accounts (2)              $ 31,018      $ 34,726      $ 41,238      $133,859      $  240,841
Checking accounts (3)                                  27,719        15,290        30,578       195,790         269,377
Money market deposit accounts                          27,058        44,000        44,000             -         115,058
Certificates of deposit                               133,657       205,527       420,166        79,974         839,324
FHLB advances and other borrowings,
  including trust preferred securities                 55,221             -       125,500        90,583         271,304
                                                     --------      --------      --------      --------      ----------
Total interest-sensitive liabilities                 $274,673      $299,543      $661,482      $500,206      $1,735,904
                                                     --------      --------      --------      --------      ----------
Ratio of interest-sensitive liabilities to
  total liabilities and equity                           14.6%         16.0%         35.2%         26.7%           92.5%
                                                     --------      --------      --------      --------      ----------
Ratio of interest-sensitive assets to
  interest-sensitive liabilities                        118.4%        106.8%        143.9%         43.5%          104.5%
                                                     --------      --------      --------      --------      ----------
Periodic Gap to total assets                             2.69%         1.08%        15.48%       (15.06)%          4.19%
                                                     --------      --------      --------      --------      ----------
Cumulative Gap to total assets                           2.69%         3.77%        19.25%         4.19%
                                                     --------      --------      --------      --------      ----------

(1) Includes total repayments and prepayments at an assumed rate of 18% per annum for fixed-rate mortgage loans and mortgage-backed securities, with the amounts for other loans based on the estimated remaining loan maturity by loan type.

(2) Assumes passbook deposits are rate sensitive at the rate of 26.9% per annum, compared with 33.2% for fiscal 2004.

(3) Includes investment checking accounts, which are assumed to be immediately rate sensitive, with remaining interest bearing checking accounts assumed to be rate sensitive at 10% in the first year and 5% per annum thereafter. Noninterest checking accounts are considered core deposits and are included in the 5 + years category.

NONPERFORMING LOANS AND FORECLOSED REAL ESTATE

Nonperforming loans and foreclosed real estate (REO) consisted of the following at June 30:

(Dollars in 000's)                              2005        2004        2003        2002        2001
------------------------------------------     ------      ------      ------      ------      ------
Nonaccrual Loans:
  Mortgage                                     $3,535      $2,610      $3,786      $2,871      $1,143
  Commercial and Consumer                       3,626       2,345       3,498         598         516
                                               ------      ------      ------      ------      ------
Total nonaccrual loans                         $7,161      $4,955      $7,284      $3,469      $1,659
Total nonaccrual loans as a percent
  of total loans                                 0.59%       0.48%       0.58%       0.28%       0.15%
Total foreclosed real estate, net              $1,654      $2,998      $2,695      $1,717      $3,762
Total amount of nonaccrual loans and
  foreclosed real estate                       $8,815      $7,953      $9,979      $5,186      $5,421
Total nonaccrual loans and foreclosed
  real estate as a percent of total assets       0.47%       0.49%       0.61%       0.32%       0.39%

4                                                        2005 Parkvale Financial

      Delinquent single-family mortgage loans at June 30, 2005 consisted of 57 owner occupied homes. As of June 30, 2005, $1.5 million or 44.4% of the nonaccrual mortgage loans totaling $3.5 million were purchased from others. Management believes the loans are well collateralized.

      Loans are placed on nonaccrual status when, in management's judgment, the probability of collection of principal and interest is deemed to be insufficient to warrant further accrual. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income. As a result, uncollected interest income is not included in earnings for nonaccrual loans. The amount of interest income on nonaccrual loans that has not been recognized in interest income was $144,000 for fiscal 2005 and $152,000 for fiscal 2004. Parkvale provides an allowance for the loss of accrued but uncollected interest on mortgage, consumer and commercial business loans which are 90 days or more contractually past due.

      In addition, loans totaling $6.4 million were classified as special mention or substandard for regulatory purposes at June 30, 2005. These loans, while current or less than 90 days past due, have exhibited characteristics which warrant special monitoring. Examples of these concerns include irregular payment histories, questionable collateral values, investment properties having cash flows insufficient to service debt, and other financial inadequacies of the borrower. These loans are regularly monitored with efforts being directed towards resolving the underlying concerns while continuing with the performing status classification of such loans.

ALLOWANCE FOR LOAN LOSSES

      The allowance for loan loss was $15.2 million at June 30, 2005 and $13.8 million at June 30, 2004 or 1.25% and 1.34% of gross loans at June 30, 2005 and June 30, 2004, respectively. The adequacy of the allowance for loan loss is determined by management through evaluation of individual nonperforming, delinquent and high dollar loans, economic and business trends, growth and composition of the loan portfolio and historical loss experience, as well as other relevant factors.

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

      Credit risk is increased by lending and investing activities that concentrate a financial institution's earning assets in a way that exposes the institution to a material loss from any single occurrence or group of related occurrences. Diversifying loans and investments to prevent concentrations of risks is one manner a financial institution can reduce potential losses due to credit risk. Examples of asset concentrations would include, but not be limited to, geographic concentrations, loans or investments of a single type, multiple loans to a single borrower, loans made to a single type of industry and loans of an imprudent size relative to the total capitalization of the institution. For loans purchased and originated, Parkvale has taken steps to reduce exposure to credit risk by emphasizing low-risk, single-family mortgage loans, which comprise 66.7% of the gross loan portfolio as of June 30, 2005. The next largest component of the loan portfolio is consumer loans at 16.0%, which generally consists of lower balance

The following table sets forth the allowance for loan loss allocation for the years ended June 30 (in 000's):

                                       2005             2004             2003              2002              2001
                                       ----             ----             ----              ----              ----
General allowances:
  Residential 1-4 mortgages          $ 2,732   18.0%  $ 2,669   19.3%  $ 3,519   23.4%   $ 3,872   25.0%   $ 3,873   28.8%
  Commercial & multi-family mtg        3,952   26.0%    4,029   29.2%    3,921   26.1%     3,795   24.5%     3,254   24.2%
  Consumer loans                       4,794   31.6%    3,542   25.6%    4,073   27.1%     4,652   30.0%     3,889   29.0%
  Commercial loans                     3,387   22.3%    2,896   21.0%    2,747   18.3%     2,845   18.0%     2,200   16.4%
                                     -------   ----   -------   ----   -------   ----    -------   ----    -------   ----
  Total general                      $14,865   97.9%  $13,135   95.1%  $14,259   95.0%   $15,164   97.9%   $13,217   98.4%

Specific allowances:
  Residential 1-4 mortgage           $    93    0.6%  $   112    0.8%  $    36    0.2%   $    56    0.4%   $    56    0.4%
  Commercial & multi-family mtg            -    0.0%        -    0.0%      235    1.6%         -    0.0%         -    0.0%
  Consumer                               213    1.4%      269    1.9%      225    1.5%       272    1.8%       155    1.2%
  Commercial                              18    0.1%      292    2.1%      258    1.7%         -    0.0%         -    0.0%
                                     -------   ----   -------   ----   -------   ----    -------   ----    -------   ----
  Total specific                     $   324    2.1%  $   673    4.9%  $   754    5.0%   $   328    2.1%   $   211    1.6%
Total allowances for loan losses     $15,188  100.0%  $13,808  100.0%  $15,013  100.0%   $15,492  100.0%   $13,428  100.0%

Corporation Annual Report                                                      5

YIELDS EARNED AND RATES PAID

     The following table sets forth the average yields earned on Parkvale's interest-earning assets and the average rates paid on its interest-bearing liabilities, the resulting average interest rate spreads, the net yield on interest-earning assets and the weighted average yields and rates at June 30, 2005.

                                           Year Ended June 30,    At June 30,
                                           --------------------   -----------
                                           2005    2004    2003      2005
                                           ----    ----    ----   -----------
Average yields on (1):
Loans                                      5.24%   5.01%   6.04%     5.43%
Investments (2)                            3.64    4.08    4.75      3.73
Federal funds sold                         2.29    1.02    1.45      3.25
                                           ----    ----    ----      ----
All interest-earning assets                4.64    4.53    5.49      4.83
                                           ----    ----    ----      ----
Average rates paid on (1):
Savings deposits                           2.22    2.43    3.30      2.31
Borrowings                                 4.77    4.99    5.16      4.76
Trust preferred securities                 6.18    4.89    5.23      6.99
                                           ----    ----    ----      ----
All interest-bearing liabilities           2.62    2.77    3.53      2.73
                                           ----    ----    ----      ----
Average interest rate spread               2.02%   1.76%   1.96%     2.13%
                                           ----    ----    ----      ----
Net yield on interest-earning assets (3)   2.08%   1.84%   2.06%

(1) Average yields and rates are calculated by dividing the interest income or expense for the period by the average balance for the year. The weighted averages at June 30, 2005 are based on the weighted average contractual interest rates. Nonaccrual loans are excluded in the average yield and balance calculations.

(2) Includes held-to-maturity and available-for-sale investments, including mortgage backed securities and interest-bearing deposits.

(3) Net interest income on a tax equivalent basis divided by average interest-earning assets.

      The following table presents the average balances of each category of interest-earning assets and interest-bearing liabilities for the periods indicated.

                                                                              Year Ended June 30,
                                                                 --------------------------------------
(In Thousands)                                                     2005           2004          2003
--------------------------------------------------------------   ----------    ----------    ----------
Interest-earning assets:
   Loans                                                         $1,112,113    $1,124,828    $1,199,725
   Investments                                                      479,791       308,031       250,087
   Federal funds sold                                                77,483       113,241       116,066
                                                                 ----------    ----------    ----------
Total interest-earning assets                                     1,669,387     1,546,100     1,565,878
                                                                 ----------    ----------    ----------
Noninterest-earning assets                                           81,898        63,682        61,863
                                                                 ----------    ----------    ----------
TOTAL ASSETS                                                     $1,751,285    $1,609,782    $1,627,741

Interest-bearing liabilities:
   Savings deposits                                               1,387,788     1,292,093     1,335,538
   FHLB advances and other borrowings                               212,764       179,171       161,253
   Trust preferred securities                                        28,600        25,000        25,000
                                                                 ----------    ----------    ----------
Total interest-bearing liabilities                                1,629,152     1,496,264     1,521,791
                                                                 ----------    ----------    ----------
Noninterest-bearing liabilities                                      13,081        10,838         8,689
                                                                 ----------    ----------    ----------
TOTAL LIABILITIES                                                 1,642,233     1,507,102     1,530,480
Shareholders' equity                                                109,052       102,680        97,260
                                                                 ----------    ----------    ----------
TOTAL LIABILITIES AND EQUITY                                     $1,751,285    $1,609,782    $1,627,741
                                                                 ----------    ----------    ----------
NET INTEREST-EARNING ASSETS                                      $   40,235    $   49,836    $   44,086
                                                                 ----------    ----------    ----------
Interest-earning assets as a % of interest-bearing liabilities        102.5%        103.3%        102.9%
                                                                 ----------    ----------    ----------

An excess of interest-earning assets over interest-bearing liabilities will enhance a positive interest rate spread.

6                                                        2005 Parkvale Financial
second mortgages and home equity loans originated in the greater Pittsburgh and Ohio valley region area and the auto loan portfolio.

RESULTS OF OPERATIONS

      Parkvale Financial Corporation reported net income for the fiscal year ended June 30, 2005 of $11.7 million or $2.06 per diluted share, up 16.4% compared to net income of $10.0 million or $1.77 per diluted share for the fiscal year ended June 30, 2004. The $1.7 million increase in fiscal year 2005 net income reflects a $6.2 million increase in net interest income offset by increases of $3.3 million in non-interest expense and $1.1 million in income taxes. The fiscal June 2005 results contain gains on the sale of assets and securities of $27,000 compared to fiscal 2004 gains on the sale of assets and securities of $1.1 million. Return on average equity was 10.70% for the fiscal year ended June 30, 2005, up from 9.75% for the fiscal year ended June 30, 2004.

      Net interest income is the difference between interest earned on loans and investments and interest paid for deposits and borrowings. A positive interest rate spread is achieved with interest-earning assets in excess of interest-bearing liabilities, which results in increased net interest income. Net interest income was $34.8 million in fiscal 2005 compared to $28.5 million in fiscal 2004. The increase in net interest income is due primarily to the increases in loans and investments acquired from AFB on December 31, 2004.

INTEREST INCOME

      Interest income from loans increased by $1.9 million or 3.4% in fiscal 2005. Average loans outstanding in fiscal 2005 were $1.112 billion, representing a decrease of $12.7 million or 1.1%, partially due to a $100.0 million decrease in amount of loan package purchases. Loan package purchases amounted to $126.9 million during fiscal 2005. The higher interest income reflected an increase in the average loan yield, which was 5.01% in fiscal 2004 and increased to 5.24% in fiscal 2005. Interest income on loans decreased by $16.1 million or 22.3% from fiscal 2003 to 2004. The average yield on loans decreased from 6.04% in fiscal 2003 to 5.01% in fiscal 2004.

      Interest income on investments increased $4.9 million or 39.3% in fiscal 2005. This was the result of a $171.7 million or 55.7% increase in the average balance to $480 million offset by a decrease in the average yield on investments to 3.64% in fiscal 2005 from 4.08% in fiscal 2004. The average yield on securities decreased to 4.08% in fiscal 2004 from 4.75% in fiscal 2003 due to investing in shorter-term investments. Interest income on investments increased by $674,000 or 5.7% from fiscal 2003 to 2004. This was the result of a $57.9 million increase in the average balance.

      Interest income from federal funds sold increased $626,000 from fiscal 2004 to 2005. The increase was attributable primarily to an increase in the average yield from 1.02% in fiscal 2004 to 2.29% in fiscal 2005. The average federal funds sold balance decreased from $113.2 million in fiscal 2004 to $77.5 million in fiscal 2005. The decrease is attributable to investing available funds in higher yielding loans and investments. The target federal funds rate increased 200 basis points in fiscal 2005 from 1.25% to 3.25% on June 30, 2005. The average balance of federal funds sold decreased to $113.2 million from $116.1 million between fiscal 2004 and 2003, and interest income decreased $527,000 between the two years. The average yield decreased from 1.45% in fiscal 2003 to 1.02% in fiscal 2004.

INTEREST EXPENSE

      Interest expense on deposits decreased $511,000 or 1.6% between fiscal 2004 and 2005. The average deposit balance increased $95.7 million or 7.4% in fiscal 2005, which was offset by a decrease in the average cost from 2.43% in fiscal 2004 to 2.22% in 2005. Interest expense on deposits decreased $12.8 million or 29.0% between fiscal 2003 and 2004. The average deposit balance also decreased by $43.4 million between the two fiscal years, and in the average cost decreased from 3.30% in fiscal 2003 to 2.43% in fiscal 2004.

      Interest expense on borrowed money increased by $1.2 million or 13.5% in fiscal 2005, due to new borrowings with the FHLB of $30 million at rates ranging from 4.32% to 4.46% during fiscal 2005. The overall average cost of borrowings decreased from 4.99% in fiscal 2004 to 4.77% in fiscal 2005. Interest expense on trust preferred securities increased $546,000, or 44.6% for fiscal 2005 primarily due to the addition of $7.2 million of trust preferred securities acquired through the AFB acquisition.

      Net interest income increased $6.2 million or 21.9% from fiscal 2004 to 2005. The average interest rate spread increased to 2.02% in fiscal 2005 from 1.76% in fiscal 2004, while the average net interest earning assets decreased $9.6 million. In fiscal 2004, net interest income decreased $3.7 million or 11.6%. The average interest rate spread decreased from 1.96% in fiscal 2003 to 1.76% in 2004, while average net interest earning assets increased $5.8 million between the two years.

      At June 30, 2005, the weighted average yield on loans and investments was 4.83%. The average rate payable on liabilities was 2.31% for deposits, 4.76% for borrowings, 6.99% for trust preferred securities and 2.73% for combined deposits, borrowings and trust preferred securities.

Corporation Annual Report                                                      7

PROVISION FOR LOAN LOSSES

      The provision for loan losses is an amount added to the allowance against which loan losses are charged. The provision for loan losses was $229,000 in 2005, a credit of $106,000 in 2004 and a provision of $308,000 in 2003. The provision increased by $335,000 or 316.0% in fiscal 2005 compared to fiscal year 2004. The fiscal 2004 credit provision reflects the recovery of previous charge offs and the decrease in the loan portfolio due to payoffs. Aggregate allowances were 1.25% of gross loans as of June 30, 2005. Management believes the allowance for loan losses is adequate to cover the amount of probable credit losses in the loan portfolio as of June 30, 2005.

OTHER INCOME

      Total other income increased by $108,000 or 1.3% in fiscal 2005. Fee income derived from deposit accounts increased $1.2 million and other fees and charges on loan accounts increased $108,000. Gains on the sale of securities and assets decreased by $1.0 million. Fiscal 2005 gains on the sale of securities and assets were $27,000 compared to $1.1 million in fiscal 2004.

      Service charges on deposit accounts increased by $1.2 million or 27.5% in fiscal 2005. Other service charges and fees increased by $108,000 or 10.1% in fiscal 2005. These increases are attributable to the AFB acquisition and enhancements to products and services for all types of deposits. Service charges on deposit accounts increased by $104,000 or 2.4% and other service charges and fees decreased by $427,000 or 28.5% between fiscal 2004 and 2003.

      Miscellaneous income decreased $200,000 or 13.6% in fiscal 2005, and increased by $382,000, or 35.1%, in fiscal 2004. Income from office buildings decreased $140,000 due to the sale of underutilized buildings. Investment service fee income decreased $24,000 to $670,000 in fiscal 2005 versus $694,000 in fiscal 2004 and $869,000 in fiscal 2003. The primary increase in 2004 is attributable to income earned on Bank Owned Life Insurance. Parkvale offers nondeposit investment products directly to customers through an operating division, Parkvale Financial Services.

OTHER EXPENSE

      Other expense increased $3.3 million or 14.6% in fiscal 2005, due to expenses attributable to the AFB acquisition on December 31, 2004. Other expense decreased $2.2 million in fiscal 2004 due to lower levels of expenses and writedowns related to foreclosed real estate compared to fiscal 2003.

      Compensation and employee benefits increased $1.5 million or 12.5% during fiscal 2005 and decreased by $656,000 or 5.1% during fiscal 2004 over the respective prior period. The 2005 increase is attributable to additional employees gained through the AFB acquisition. The 2004 decrease is attributable to the effect of a full fiscal year of a reduction in full-time equivalent employees.

      Office occupancy expense increased $414,000 or 9.9% in fiscal 2005 and $42,000 or 1.0% in fiscal 2004 over the respective prior period. The fiscal 2005 increase is due to the seven additional offices gained through the AFB acquisition. The increase in fiscal 2004 is due to the addition of a new branch office during fiscal 2003.

      Marketing expenses decreased $3,000 or 0.8% in fiscal 2005 and decreased $115,000 or 23.2% in fiscal 2004. The fiscal 2005 and 2004 decreases are due to lower levels of advertising spending.

      Deposits at Parkvale Savings Bank (the "Bank") are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF"). FDIC insurance expense was $194,000, $200,000 and $224,000 relating to savings deposit premiums averaging 1.45 basis points during fiscal 2005, 1.55 basis points during fiscal 2004 and 1.68 basis points during fiscal 2003, respectively.

      Miscellaneous expense increased by $1.1 million or 29.9% in fiscal 2005 due to an increase of data processing expense related to the systems conversion of the AFB offices in February 2005 and enhancements to products and services. Miscellaneous expense decreased by $288,000 or 7.3% in 2004.

INCOME TAXES

      Federal and state income tax expense increased by $1.1 million or 25.5% in fiscal 2005 and decreased by $572,000 or 11.6% in 2004 due to changes in pre-tax income. The lower effective tax rate compared to the statutory rate of 35% was a result from the benefits of certain investments made by the company and its subsidiaries. As discussed in Note H, the effective tax rate for fiscal 2005, 2004 and 2003 was 31.8%, 30.2%, and 31.8%, respectively.

COMMITMENTS

      At June 30, 2005, Parkvale was committed under various agreements to originate fixed and adjustable rate mortgage loans aggregating $2.8 million and $1.3 million, respectively, at rates ranging from 5.57% to 5.75% for fixed rate and 4.38% to 5.88% for adjustable rate loans, and had $91.3 million of unused consumer lines of credit and $22.5 million in unused commercial lines of credit. In addition, Parkvale was committed to purchase $21.6 million of adjustable rate loans. Parkvale was also committed to originate commercial loans totaling $4.9 million at June 30, 2005. Outstanding letters of credit total $4.7 million at June 30, 2005.

8                                                        2005 Parkvale Financial

LIQUIDITY AND CAPITAL RESOURCES

      Liquidity risk represents the inability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers, as well as, the obligations to depositors and debt holders. Parkvale uses its asset/liability management policy and contingency funding plan to control and manage liquidity risk. In fiscal 2005, the AFB acquisition, which resulted in balance sheet growth, was funded with cash from available liquidity and capital.

      Federal funds sold increased $67.0 million or 478.6% from $14 million at June 30, 2004 to $81 million at June 30, 2005. Loan balances increased $183.0 million or 18.0%, investments held to maturity decreased $17.5 million or 3.7% and cash and other interest earning balances decreased $1.8 million or 4.9%. The increase in total assets resulted from increased deposit balances of $196.4 million or 15.3% and increased advances and other debt of $57.1 million or 26.5%. Parkvale's FHLB advance available maximum borrowing capacity is $716.2 million. If Parkvale were to experience a deposit run off in excess of available cash resources and cash equivalents, available FHLB borrowing capacity could be utilized to fund the decrease in deposits.

      Shareholders' equity increased $8.3 million or 7.9% at June 30, 2005 compared to June 30, 2004. Comprehensive income was $216,000, while dividends declared were $4.5 million resulting in 38.4% of net income paid to shareholders (equal to $0.80 per share) for fiscal year ended June 30, 2005. Treasury stock purchased in fiscal 2005 was $70,000, which was deployed for funding stock options, and benefit plans totaling $806,000. The book value of Parkvale's common stock increased 7.1% to $20.09 at June 30, 2005 from $18.76 at June 30, 2004 as a result of these increases in shareholders' equity.

      The Bank is a wholly owned subsidiary of Parkvale. The Bank's primary regulators are the Federal Deposit Insurance Corporation ("FDIC") and the Pennsylvania Department of Banking. The Office of Thrift Supervision retains jurisdiction over Parkvale Financial Corporation due to its status as a unitary savings and loan holding company. The Bank continues to maintain a "well capitalized" status, sustaining a 6.06% Tier 1 capital level as of June 30, 2005. Adequate capitalization allows Parkvale to continue building shareholder value through traditionally conservative operations and potentially profitable growth opportunities. Management is not aware of any trends, events, uncertainties or recommendations by any regulatory authority that will have, or that are reasonably likely to have, material effects on Parkvale's liquidity, capital resources or operations.

CRITICAL ACCOUNTING POLICIES AND JUDGMENTS

      Parkvale's consolidated financial statements are prepared based upon the application of certain accounting policies, the most significant of which are described in Note A - Significant Accounting Policies. Certain of these policies require numerous estimates and strategic or economic assumptions that may prove inaccurate or subject to variations and may significantly affect Parkvale's reported results and financial position in future periods. Changes in underlying factors, assumptions, or estimates in any of these areas could have a material impact on Parkvale's future financial condition and results of operations.

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

      The allowance for loan losses at June 30, 2005 includes $12.3 million or 81.4% of the allowance allocated to loans that are not secured by single family homes. The ability of Bank customers to repay commercial or consumer loans is dependent upon the success of their business, continuing income and general economic conditions. Accordingly, the risk of loss is higher on such loans than single family loans, which generally incur fewer losses as the collateral value generally exceeds the loan amounts in the event of foreclosure.

      INVESTMENT SECURITIES HELD TO MATURITY. Securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost adjusted for premiums and discounts that are recognized in interest

Corporation Annual Report                                                      9
income using the interest method over the period to maturity. Declines in the fair value of individual held-to-maturity securities below their amortized cost that are other than temporary result in writedowns of the individual securities to their estimated fair value. Such writedowns are included in earnings as realized losses. Regular quarterly reviews of investment ratings and publicly available information are conducted by management and reviewed by the Audit-Finance committee. A listing of securities with ratings below investment grade are monitored and evaluated for possible writedowns. There were no writedowns in fiscal 2005, 2004 and 2003.

      FORECLOSED REAL ESTATE. Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and recorded at the lower of the carrying amount or fair value of the property less cost to sell. After foreclosure, management periodically performs valuations and a valuation allowance is established for declines in the fair value less cost to sell below the property's carrying amount. Revenues, expenses and changes in the valuation allowance are included in the statement of operations. Gains and losses upon disposition are reflected in earnings as realized. The net book value of foreclosed real estate at June 30, 2004 included $1.8 million related to a vacant office building, which was sold on July 19, 2004. In fiscal 2003, writedowns and expenses related to this property of $1.1 million were recorded as estimated costs to remediate and renovate the building were higher than originally estimated and greater than the estimated net realizable value.

      GOODWILL AND OTHER INTANGIBLE ASSETS. FAS 141, Accounting for Business Combinations is the standard of accounting for business combinations initiated after June 30, 2001. FAS 141 requires use of the purchase method and eliminated the use of the pooling-of-interest method of accounting for business combinations. FAS 141 also provided criteria to determine whether an acquired intangible should be recognized separately from goodwill. FAS 142, Accounting for Goodwill and Other Intangible Assets establishes standards for the amortization of acquired intangible assets and the non-amortization and impairment assessment of goodwill. Parkvale has $7.5 million of core deposit intangible assets subject to amortization and $25.6 million in goodwill, which is not subject to periodic amortization. Parkvale determined the amount of identifiable intangible assets based upon independent core deposit analysis.

      Goodwill arising from business acquisitions represents the value attributable to unidentifiable intangible elements in the business acquired. Parkvale's goodwill relates to value inherent in the banking business, and the value is dependent upon Parkvale's ability to provide quality, cost effective services in the face of competition from other market participants on a regional basis. This ability relies upon continuing investments in processing systems, the development of value-added service features, and the ease of use of Parkvale's services. As such, goodwill value is supported ultimately by revenue which is driven by the volume of business transacted. A decline in earnings as a result of a lack of growth or the inability to deliver cost effective services over sustained periods can lead to impairment of goodwill, which could result in a charge and adversely impact earnings in future periods.

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

FORWARD LOOKING STATEMENTS

      The statements in this Annual Report that are not historical fact are forward looking statements. Forward looking information should not be construed as guarantees of future performance. Actual results may differ from expectations contained in such forward looking information as a result of factors including but not limited to the interest rate environment, economic policy or conditions, federal and state banking and tax regulations and competitive factors in the marketplace. Each of these factors could affect estimates, assumptions, uncertainties and risks considered in the development of forward looking information and could cause actual results to differ materially from management's expectations regarding future performance.

10                                                       2005 Parkvale Financial

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       June 30,
                                                                             ----------------------------
                                                                                 2005            2004
                                                                             ------------    ------------
ASSETS
Cash and noninterest-earning deposits                                        $     26,040    $     23,814
Federal funds sold                                                                 81,000          14,000
                                                                             ------------    ------------
Cash and cash equivalents                                                         107,040          37,814

Interest-earning deposits in other banks                                            9,474          13,547
Investment securities available for sale (cost of $24,682 in 2005
     and $20,304 in 2004) (Note B)                                                 25,022          20,372
Investment securities held to maturity (fair value of $459,645 in 2005
     and $475,579 in 2004) (Note B)                                               460,080         477,574
Loans, net of allowance of $15,188 in 2005
     and $13,808 in 2004 (Note C)                                               1,198,070       1,015,078
Foreclosed real estate (Note D)                                                     1,654           2,998
Office properties and equipment, net (Note D)                                      13,053          10,049
Goodwill                                                                           25,634           7,561
Intangible assets and deferred charges                                              7,487           3,573
Prepaid expenses and other assets (Note M)                                         28,330          23,887
                                                                             ------------    ------------
Total assets                                                                 $  1,875,844    $  1,612,453
                                                                             ------------    ------------

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits (Note E)                                                            $  1,478,335    $  1,281,971
Advances from Federal Home Loan Bank (Note F)                                     217,141         171,093
Other debt (Note F)                                                                23,116          19,310
Trust preferred securities (Note F)                                                32,200          25,000
Advance payments from borrowers for taxes and insurance                             6,511           6,030
Other liabilities (Note M)                                                          5,570           4,363
                                                                             ------------    ------------
Total liabilities                                                            $  1,762,873    $  1,507,767
                                                                             ------------    ------------

SHAREHOLDERS' EQUITY (Notes G and I)
Preferred stock ($1.00 par value; 5,000,000 shares authorized,
     0 shares issued)                                                                   -               -
Common stock ($1.00 par value; 10,000,000 shares authorized,
     6,734,894 issued)                                                       $      6,735    $      6,735
Additional paid-in capital                                                          3,536           3,616
Treasury stock at cost - 1,112,948 shares in 2005
     and 1,153,806 shares in 2004                                                 (21,680)        (22,687)
Accumulated other comprehensive income                                                216              43
Retained earnings                                                                 124,164         116,979
                                                                             ------------    ------------
Total shareholders' equity                                                   $    112,971    $    104,686
                                                                             ------------    ------------

Total liabilities and shareholders' equity                                   $  1,875,844    $  1,612,453
                                                                             ------------    ------------

See Notes to Consolidated Financial Statements.

Corporation Annual Report                                                     11

                     CONSOLIDATED STATEMENTS OF OPERATIONS

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             Years Ended June 30,
                                                         2005       2004        2003
                                                       --------   --------    --------
INTEREST INCOME
  Loans                                                $ 58,259   $ 56,339    $ 72,473
  Investments                                            17,486     12,553      11,879
  Federal funds sold                                      1,777      1,151       1,678
                                                       --------   --------    --------
  Total interest income                                  77,522     70,043      86,030
                                                       --------   --------    --------

INTEREST EXPENSE
  Deposits (Note E)                                      30,837     31,348      44,127
  Borrowings                                             10,159      8,948       8,329
  Trust preferred securities                              1,769      1,223       1,308
                                                       --------   --------    --------
  Total interest expense                                 42,765     41,519      53,764
                                                       --------   --------    --------
  Net interest income                                    34,757     28,524      32,266
  Provision for loan losses (Note C)                        229       (106)        308
                                                       --------   --------    --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      34,528     28,630      31,958
                                                       --------   --------    --------

NONINTEREST INCOME
  Service charges on deposit accounts                     5,702      4,474       4,370
  Other service charges and fees                          1,178      1,070       1,497
  Net gain on sale of assets and securities (Note J)         27      1,055       1,091
  Other                                                   1,269      1,469       1,087
                                                       --------   --------    --------
  Total noninterest income                                8,176      8,068       8,045
                                                       --------   --------    --------

NONINTEREST EXPENSE
  Compensation and employee benefits                     13,872     12,328      12,984
  Office occupancy                                        4,611      4,197       4,155
  Marketing                                                 378        381         496
  FDIC insurance                                            194        200         224
  Office supplies, telephone and postage                  1,791      1,582       1,661
  Real estate owned impairment charge                         -          -       1,100
  Other                                                   4,751      3,658       3,946
                                                       --------   --------    --------
  Total noninterest expense                              25,597     22,346      24,566
                                                       --------   --------    --------

  Income before income tax expense                       17,107     14,352      15,437
  Income tax expense (Note H)                             5,440      4,336       4,908
                                                       --------   --------    --------

NET INCOME                                             $ 11,667   $ 10,016    $ 10,529
                                                       --------   --------    --------

NET INCOME PER SHARE:
  Basic                                                $   2.08   $   1.80    $   1.89
  Diluted                                              $   2.06   $   1.77    $   1.86
                                                       --------   --------    --------

See Notes to Consolidated Financial Statements.

12                                                       2005 Parkvale Financial

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLAR AMOUNTS IN THOUSANDS)

                                                                                      Years Ended June 30,
                                                                                2005          2004          2003
                                                                             ----------    ----------    ----------
OPERATING ACTIVITIES
  Interest received                                                          $   81,846    $   76,169    $   91,279
  Loan fees paid                                                                   (897)       (3,420)       (1,623)
  Other fees and commissions received                                             7,684         6,467         6,955
  Interest paid                                                                 (42,712)      (41,532)      (53,629)
  Cash paid to suppliers and employees                                          (24,900)      (21,446)      (33,279)
  Income taxes paid                                                              (4,961)       (4,780)       (2,100)
                                                                             ----------    ----------    ----------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                                      16,060        11,458         7,603
                                                                             ----------    ----------    ----------

INVESTING ACTIVITIES
  Proceeds from sales of investment securities available for sale                13,503         1,075         1,804
  Proceeds from maturities of investments                                       197,252       211,701       249,825
  Purchase of investment securities available for sale                           (2,924)         (210)       (7,405)
  Purchase of investment securities held to maturity                           (168,306)     (481,736)     (262,672)
  Maturity of deposits in other banks                                             4,073         4,029          (103)
  Purchase of loans                                                            (126,877)     (227,145)     (619,098)
  Proceeds from sales of loans                                                    2,441         5,903         3,128
  Principal collected on loans                                                  336,231       613,126       797,275
  Loans made to customers, net of loans in process                             (142,580)     (164,564)     (207,480)
  Payment for acquisition of Advance Financial Bancorp, net                     (12,780)            -             -
  Capital expenditures, net of proceeds from sales of capital assets                621          (243)       (2,416)
                                                                             ----------    ----------    ----------
  NET CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES                          100,654       (38,064)      (47,142)
                                                                             ----------    ----------    ----------

FINANCING ACTIVITIES
  Net (decrease) increase in checking and savings accounts                      (37,150)       40,993        44,144
  Net (decrease) in certificates of deposit                                     (35,179)      (90,783)      (61,723)
  Proceeds from FHLB advances                                                    30,000        10,000        40,000
  Repayment of FHLB advances                                                     (5,104)          (14)      (10,014)
  Net increase (decrease) in other borrowings                                     3,806         6,260        (3,825)
  Net (decrease) in borrowers advances for tax and insurance                       (122)       (1,114)         (738)
  Dividends paid                                                                 (4,475)       (4,240)       (4,093)
  Treasury stock contributed to benefit plans                                       806           731           685
  Payment for treasury stock                                                        (70)       (1,480)       (4,880)
                                                                             ----------    ----------    ----------
  NET CASH (USED FOR) FINANCING ACTIVITIES                                      (47,488)      (39,647)         (444)
                                                                             ----------    ----------    ----------
  Net increase (decrease) in cash and cash equivalents                           69,226       (66,253)      (39,983)
  Cash and cash equivalents at beginning of year                                 37,814       104,067       144,050
                                                                             ----------    ----------    ----------
  Cash and cash equivalents at end of year                                   $  107,040    $   37,814    $  104,067
                                                                             ----------    ----------    ----------
Reconciliation of net income to net cash provided by operating activities:
Net income                                                                   $   11,667    $   10,016    $   10,529
  Adjustments to reconcile net income to net cash provided by operating activities:

  Depreciation and amortization                                                   2,118         1,830         1,739
  Accretion and amortization of fees and discounts                                2,362         5,008         2,440
  Loan fees collected and deferred                                                 (297)       (3,420)         (523)
  Provisions for loan losses                                                        229          (106)          308
  Writedowns and expenses related to REO                                              -             -         1,100
  Gain on sale of assets                                                            (27)       (1,077)       (1,091)
  Increase in accrued interest receivable                                         1,865           497         1,058
  (Increase) decrease in other assets                                            (3,671)       (1,037)       (9,101)
  Increase in accrued interest payable                                              162           (13)          135
  (Decrease) increase in other liabilities                                        1,652          (240)        1,009
                                                                             ----------    ----------    ----------
  Total adjustments                                                               4,393         1,442        (2,926)
                                                                             ----------    ----------    ----------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                                  $   16,060    $   11,458    $    7,603
                                                                             ----------    ----------    ----------

See Notes to Consolidated Financial Statements.

Corporation Annual Report                                                     13

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            Accumulated
                                                                  Additional                   Other                      Total
                                                        Common     Paid-In      Treasury   Comprehensive   Retained    Shareholders'
                                                        Stock      Capital       Stock         Income      Earnings       Equity
                                                       --------   ----------    --------   -------------  ----------   -------------
Balance at June 30, 2002                               $  6,735   $    4,293    $(19,128)  $       826    $  104,678   $    97,404
                                                       --------   ----------    --------   -----------    ----------   -----------
2003 net income                                                                                               10,529        10,529
Accumulated other comprehensive income:
  Change in unrealized gain on securities, net of
    deferred tax expense of $157                                                                   273
  Reclassification adjustment, net of taxes of $(427)                                             (744)                       (471)
                                                                                                                       -----------
  Comprehensive income                                                                                                      10,058
Treasury stock purchased                                                          (4,880)                                   (4,880)
Treasury stock contributed to benefit plans                                          685                                       685
Exercise of stock options                                               (161)        372                                       211
Cash dividends declared on common stock
  at $.72 per share                                                                                           (4,004)       (4,004)
                                                       --------   ----------    --------   -----------    ----------   -----------
Balance at June 30, 2003                               $  6,735   $    4,132    $(22,951)  $       355    $  111,203   $    99,474
                                                       --------   ----------    --------   -----------    ----------   -----------
2004 net income                                                                                               10,016        10,016
Accumulated other comprehensive income:
  Change in unrealized gain on securities, net of
    deferred tax expense of $56                                                                     98
  Reclassification adjustment, net of taxes of $(235)                                             (410)                       (312)
                                                                                                                       -----------
  Comprehensive income                                                                                                       9,704
Treasury stock purchased                                                          (1,480)                                   (1,480)
Treasury stock contributed to benefit plans                                          731                                       731
Exercise of stock options                                               (516)      1,013                                       497
Cash dividends declared on common stock
  at $.76 per share                                                                                           (4,240)       (4,240)
                                                       --------   ----------    --------   -----------    ----------   -----------
Balance at June 30, 2004                               $  6,735   $    3,616    $(22,687)  $        43    $  116,979   $   104,686
                                                       --------   ----------    --------   -----------    ----------   -----------
2005 net income                                                                                               11,667        11,667
Accumulated other comprehensive income:
  Change in unrealized gain on securities, net of
    deferred tax expense of $77                                                                    182
  Reclassification adjustment, net of taxes of $(4)                                                 (9)                        173
                                                                                                                       -----------
  Comprehensive income                                                                                                      11,840
Treasury stock purchased                                                             (70)                                      (70)
Treasury stock contributed to benefit plans                                          806                                       806
Exercise of stock options                                                (80)        271                                       191
Cash dividends declared on common stock
  at $.80 per share                                                                                           (4,482)       (4,482)
                                                       --------   ----------    --------   -----------    ----------   -----------
Balance at June 30, 2005                               $  6,735   $    3,536    $(21,680)  $       216    $  124,164   $   112,971
                                                       --------   ----------    --------   -----------    ----------   -----------

See Notes to Consolidated Financial Statements.

14                                                       2005 Parkvale Financial

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

BUSINESS

      The primary business of Parkvale consists of attracting deposits from the general public in the communities that it serves and investing such deposits, together with other funds, in residential real estate loans, consumer loans, commercial loans and investment securities. Parkvale focuses on providing a wide range of consumer and commercial services to individuals, partnerships and corporations in the tri-state area, which comprises its primary market area. Parkvale is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by certain regulatory authorities.

REVENUE RECOGNITION

      Income on loans and investments is recognized as earned on the accrual method. Service charges and fees on loans and deposit accounts are recognized at the time the customer account is charged.

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

CASH AND NONINTEREST-EARNING DEPOSITS

      The Bank is required to maintain cash and reserve balances with the Federal Reserve Bank. The reserve calculation is currently 0% of the first $7.0 million of checking deposits, 3% of the next $40.6 million of checking deposits and 10% of total checking deposits over $47.6 million. These required reserves, net of allowable credits, amounted to $5.4 million at June 30, 2005.

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

      Loans are placed on nonaccrual status when, in the judgment of management, the probability of collection of principal and interest is deemed to be insufficient to warrant further accrual. All loans which are 90 or more

Corporation Annual Report                                                     15
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

      An allowance is recognized for loan losses in the remainder of the loan portfolio based on known and inherent risk characteristics in the portfolio, past loss experience and prevailing market conditions. Because evaluating potential losses involves a high degree of management judgment, a margin is included for the imprecision inherent in making these estimates. While management believes that the allowance is adequate to absorb estimated credit losses in its existing loan portfolio, future adjustments may be necessary in circumstances that differ substantially from the assumptions used in evaluating the adequacy of the allowance for loan losses.

EARNINGS PER SHARE

      The following table sets forth the computation of basic and diluted earnings per share for the three years ended June 30:

                                                                  2005           2004          2003
                                                               -----------   -----------   -----------
Numerator for basic and diluted earnings per share:
  Net Income (in 000's)                                        $    11,667   $    10,016   $    10,529
Denominator:
  Weighted average shares for basic earnings per share           5,597,374     5,571,733     5,572,974
  Effect of dilutive employee stock options                         72,657        77,511        79,089
                                                               -----------   -----------   -----------
  Weighted average shares for dilutive earnings per share        5,670,031     5,649,244     5,652,063
                                                               -----------   -----------   -----------

Net income per share:
  Basic                                                        $      2.08   $      1.80   $      1.89
  Diluted                                                      $      2.06   $      1.77   $      1.86

OFFICE PROPERTY AND EQUIPMENT

      Office property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the various classes of assets. Amortization of leasehold improvements is computed using the straight-line method over the useful lives of the leasehold.

FORECLOSED REAL ESTATE

      Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and recorded at the lower of the carrying amount or fair value of the property less cost to sell. After foreclosure, management periodically performs valuations and a valuation allowance is established for any declines in the fair value less cost to sell below the property's carrying amount. Revenues, expenses and changes in the valuation allowance are included in the statement of operations. Gains and losses upon disposition are reflected in earnings as realized. Loans transferred to foreclosed real estate during fiscal 2005 were $1.45 million and in 2004 and 2003 were $881,000 and $1.7 million, respectively. The foreclosures in the last three years were primarily due to loans on single-family dwellings foreclosed throughout the year.

STOCK BASED COMPENSATION

      Stock options and shares issued under Stock Option Plans are accounted for under Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees. Stock options are granted at exercise prices not less than fair value of the common stock at the date of grant. Under APB 25, no compensation expense is recognized related to these plans.

16                                                       2005 Parkvale Financial

      Proforma information regarding net income and earnings per share as required by FAS 123, has been determined as if PFC had accounted for its stock options using the fair value recognition provisions. The fair value for these options was estimated at the date of the grants using a Black-Scholes option-pricing model.

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

(dollar amounts in thousands, except per share data)

Fiscal year ended June 30,

                                                                    2005          2004          2003
                                                                 ----------    ----------    ----------
Net income before stock options                                  $   11,667    $   10,016    $   10,529
Compensation expense from stock option grants                            30           123           248
                                                                 ----------    ----------    ----------

Proforma net income                                              $   11,637    $    9,893    $   10,281
                                                                 ----------    ----------    ----------
Proforma income per share:
  Basic - proforma                                               $     2.08    $     1.78    $     1.84
  Basic - as reported                                            $     2.08    $     1.80    $     1.89
  Diluted - proforma                                             $     2.05    $     1.75    $     1.82
  Diluted - as reported                                          $     2.06    $     1.77    $     1.86

Black-Scholes option pricing model assumptions are as follows:
 Risk-free rate                                                        4.79%         3.94%         3.69%
 Dividend yield                                                        3.19%         3.00%         3.18%
 Volatility factor                                                     0.17          0.18          0.17
 Expected life                                                            7             9             9

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

      On June 16, 2005, Parkvale extended the repurchase program to expire on June 30, 2006. During fiscal 2005, this program repurchased 2,650 shares at an average price of $26.55 representing 0.001% of the outstanding stock. The extension of the program will permit the purchase of 3.8% of outstanding stock, or 215,750 shares, to be repurchased periodically through fiscal year 2006 at prevailing market prices in open-market transactions.

BUSINESS COMBINATIONS

      Parkvale adopted FAS 141, Accounting for Business Combinations, during fiscal 2002. FAS 141 eliminated the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. FAS 141 also included new criteria to recognize intangible assets separately from goodwill. The requirements of FAS 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001, and has been applied in the acquisition of AFB on December 31, 2004. See Note K.

GOODWILL AND OTHER INTANGIBLE ASSETS

      Parkvale adopted FAS 142, Accounting for Goodwill and Other Intangible Assets, during fiscal 2002. FAS 142 defines goodwill, and intangible assets with indefinite lives are no longer amortized but are reviewed annually, or more frequently if impairment indicators arise, for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. Parkvale applied the non-amortization provisions of FAS 142 to goodwill recorded on December 31, 2004 as a result of the acquisition of AFB. AFB core deposit intangibles valued at $4.6 million at acquisition represented 4.7% of core deposit accounts, and the premium is being amortized over the average life of 8.94 years. Resulting goodwill of $18.1 million is not subject to periodic amortization. Core deposit intangible amortization expense for AFB and for Second National Bank of Masontown ("SNB") acquired on January 31, 2002 was $259,000 and $392,000 in fiscal 2005, respectively. Amortization for each of the next five years is expected to be $518,000 and $392,000 for AFB and SNB, respectively. Goodwill and amortizing core deposit intangibles aggregating $27.6 million are not deductible for federal income tax purposes. See Note K.

Corporation Annual Report                                                     17

DERIVATIVE FINANCIAL INSTRUMENTS

      Parkvale adopted FAS 133, Accounting for Derivative Instruments and Hedging Activities, during the first quarter of 2001. FAS 133 establishes accounting and reporting standards requiring that every derivative be recorded in the balance sheet as either an asset or liability measured at its fair value. FAS 133 required that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The adoption had no impact on Parkvale's financial statements, as Parkvale has not held any instruments that meet the definition of a derivative contract under FAS 133 since adoption of the statement.

RECENT ACCOUNTING STANDARDS

      In December 2003, the American Institute of Certified Public Accountants, Inc. issued Statement of Position (SOP) 03-3 "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." This SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investors initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations and applies to all non-governmental entities. This SOP does not apply to loans originated by the entity. This SOP is effective for loans acquired in fiscal years beginning after December 2004, and within the scope of Practice Bulletin 6, paragraphs 7 and 8 of this SOP, as they apply to decrease in cash flows expected to be collected, should it be applied prospectively for fiscal years beginning after December 15, 2004. Parkvale will apply this SOP to future acquisitions of loans.

      In November 2003, the Emerging Issues Task Force (EITF) of the FASB issued EITF Abstract 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments (EITF 03-1). The quantitative and qualitative disclosure provisions of EITF 03-1 were effective for years ending after December 15, 2003 and were included in Parkvale's fiscal 2004 Form 10-K. In March 2004, the EITF issued a Consensus on EITF 03-1 requiring that the provisions of EITF 03-1 be applied for reporting periods beginning after June 15, 2004 to investments accounted for under SFAS No. 115 and 124. On September 30, 2004, the FASB delayed the effective date for the measurement and recognition guidance contained in paragraphs 10-20 of EITF 03-1. EITF 03-1 establishes a three-step approach for determining whether an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss. PFC is in the process of determining the impact that this EITF may have on its financial statements.

      Statement of Financial Standard No. 123R "Share-Based Payment," requires all companies to measure compensation costs for all share-based payments at fair value. The provisions of this statement are effective for fiscal years beginning after June 15, 2005. Statement 123R requires an entity to recognize expense in the income statement based on the estimated fair value of all outstanding awards that are not fully vested. At June 30, 2005, all of Parkvale's outstanding stock options are fully vested. For Parkvale, this statement is effective for fiscal 2006 beginning on July 1, 2005.

      Statement of Financial Standard No. 154, "Accounting Changes and Error Corrections," replaces APB Opinion No. 20, "Accounting Changes", and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for reporting of a change in accounting principle. This Statement requires retrospective application to prior period financial statements of a voluntary change in accounting principle unless it is impracticable. Statement 154 is effective for fiscal years beginning after December 15, 2005 with earlier application permitted.

18                                                       2005 Parkvale Financial

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE B INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses and fair values for investment securities classified as available for sale or held to maturity at June 30 are as follows:

                                                                   2005                                         2004
                                               ------------------------------------------- -----------------------------------------
                                                             Gross      Gross                            Gross      Gross
                                               Amortized  Unrealized  Unrealized    Fair   Amortized  Unrealized  Unrealized  Fair
                                                  Cost       Gains      Losses      Value     Cost       Gains      Losses    Value
                                               ---------  ----------  ----------  -------- ---------  ----------  --------   -------
Available for sale:
FHLB of Pittsburgh stock                        $ 15,172   $    -      $    -     $ 15,172  $ 13,924   $    -     $    -    $ 13,924
Equity securities - other                          9,510      532         192        9,850     6,380      228        160       6,448
                                                --------   ------      ------     --------  --------   ------     ------    --------
TOTAL INVESTMENT SECURITIES AVAILABLE FOR SALE  $ 24,682   $  532      $  192     $ 25,022  $ 20,304   $  228     $  160    $ 20,372
                                                --------   ------      ------     --------  --------   ------     ------    --------
Held to maturity:
U.S. Government and agency obligations due:
    Within 1 year                               $ 72,269   $    8      $  377     $ 71,900  $  7,538   $   42     $    9    $  7,571
    Within 5 years                               202,151       62         841      201,372   169,316      215        433     169,098
    Within 10 years                               85,956      149         361       85,744   160,802       83      2,592     158,293
                                                --------   ------      ------     --------  --------   ------     ------    --------
TOTAL U.S. GOVERNMENT AND AGENCY OBLIGATIONS     360,376      219       1,579      359,016   337,656      340      3,034     334,962
                                                --------   ------      ------     --------  --------   ------     ------    --------
Municipal obligations due:
    Within 1 year                                    309        2           -          311         -        -          -           -
    Within 5 years                                 1,905       45           -        1,950     2,233       99          -       2,332
    Within 10 years                                  309        7           -          316       130        3          -         133
    After 10 years                                 2,665      102           -        2,767     3,298      140          -       3,438
                                                --------   ------      ------     --------  --------   ------     ------    --------
TOTAL MUNICIPAL OBLIGATIONS                        5,188      156           -        5,344     5,661      242          -       5,903
                                                --------   ------      ------     --------  --------   ------     ------    --------
Corporate debt due:
    Within 1 year                                 24,246       49          24       24,271    33,762      190          1      33,951
    Within 5 years                                 9,843       32          54        9,821    29,835      537         71      30,301
    Within 10 years                                  156       19           -          175       156        -         16         140
    After 10 years                                16,883    1,031          86       17,828    20,939      828         45      21,722
                                                --------   ------      ------     --------  --------   ------     ------    --------
TOTAL CORPORATE DEBT                              51,128    1,131         164       52,095    84,692    1,555        133      86,114
                                                --------   ------      ------     --------  --------   ------     ------    --------
TOTAL U.S. GOVERNMENT AND AGENCY OBLIGATIONS,
  MUNICIPAL OBLIGATIONS AND CORPORATE DEBT       416,692    1,506       1,743      416,455   428,009    2,137      3,167     426,979
                                                --------   ------      ------     --------  --------   ------     ------    --------
Mortgage-backed securities:
FHLMC                                             10,959       50          85       10,924     9,088       93        130       9,051
FNMA                                              25,883       98         374       25,607    33,129        5        749      32,385
GNMA                                               2,835      131           -        2,966     1,784      114          2       1,896
SBA                                                   12        -           -           12        57        -          -          57
Collateralized mortgage obligations ("CMOs")       3,366        3          21        3,348     5,123        2        118       5,007
Other participation certificates                     333        -           -          333       384        -          -         384
                                                --------   ------      ------     --------  --------   ------     ------    --------
TOTAL MORTGAGE-BACKED SECURITIES                  43,388      282         480       43,190    49,565      214        999      48,780
                                                --------   ------      ------     --------  --------   ------     ------    --------
TOTAL INVESTMENT SECURITIES HELD TO MATURITY    $460,080   $1,788      $2,223     $459,645  $477,574   $2,351     $4,166    $475,759
                                                --------   ------      ------     --------  --------   ------     ------    --------
TOTAL INVESTMENT PORTFOLIO                      $484,762   $2,320      $2,415     $484,667  $497,878   $2,579     $4,326    $496,131
                                                --------   ------      ------     --------  --------   ------     ------    --------

Mortgage-backed securities and CMOs are not due at a single maturity date; periodic payments are received on the securities based on the payment patterns of the underlying collateral. Investment securities with an estimated fair value of $11,672 and $16,524 were pledged to secure public deposits and other purposes as required by law at June 30, 2005, and 2004, respectively. Investment securities with an estimated fair value of $33,926 and $26,095 were pledged to secure commercial investment agreements at June 30, 2005, and 2004, respectively.

The following table represents the gross unrealized losses and fair value of investments aggregated by investment category and length of time that individual securities have been in continuous unrealized loss position at June 30, 2005:

                                                   Less than 12 months         12 months or more                Total
                                                    Fair      Unrealized     Fair        Unrealized      Fair        Unrealized
                                                    Value       Losses       Value         Losses        Value         Losses
                                                  --------    ----------    --------     ----------     --------     ----------
U.S. Government and agency obligations:           $144,571       $712       $137,048       $  867       $281,619       $1,579
Corporate debt                                       6,936         13          9,926          151         16,862          164
                                                  --------       ----       --------       ------       --------       ------
TOTAL U.S. GOVERNMENT AND AGENCY OBLIGATION
AND CORPORATE DEBT                                 151,507        725        146,974        1,018        298,481        1,743
                                                  --------       ----       --------       ------       --------       ------
Agency MBS and CMO's                                 4,096         13         25,718          467         29,814          480
Equity Securities - other                                -          -          4,807          192          4,807          192
                                                  --------       ----       --------       ------       --------       ------
TOTAL TEMPORARILY IMPAIRED SECURITIES             $155,603       $738       $177,499       $1,677       $333,102       $2,415
                                                  --------       ----       --------       ------       --------       ------

The investments in debt securities have not been significantly impaired. The unrealized losses are primarily the result of volatility in interest rates. Based on the credit worthiness of the issuers, management determined that the debt securities were not other-than temporarily impaired.

Corporation Annual Report                                                     19

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE C LOANS

Loans at June 30 are summarized as follows:

                                                                 2005               2004               2003
                                                              -----------        -----------        -----------
Mortgage loans:
     Residential:
          1-4 Family                                          $   807,753        $   723,551        $   932,535
          Multifamily                                              29,920             23,910             19,477
     Commercial                                                   109,146             82,186             59,796
     Other                                                         22,448             12,987             36,581
                                                              -----------        -----------        -----------
                                                                  969,267            842,634          1,048,389
Consumer loans                                                    187,807            143,476            152,458
Commercial business loans                                          48,302             38,869             47,983
Loans on savings accounts                                           5,611              2,790              2,974
                                                              -----------        -----------        -----------
     Gross loans                                                1,210,987          1,027,769          1,251,804
Less:
     Loans in process                                                 418                313                117
     Allowance for loan losses                                     15,188             13,808             15,013
     Unamortized (premium) discount and deferred loan fees         (2,689)            (1,430)            (5,105)
                                                              -----------        -----------        -----------
Total net loans                                               $ 1,198,070        $ 1,015,078        $ 1,241,779
                                                              -----------        -----------        -----------

The following summary sets forth the activity in the allowance for loan losses for the years ended June 30:

                                                                 2005               2004               2003
                                                              -----------        -----------        -----------
Beginning balance                                             $    13,808        $    15,013        $    15,492
Provision for loan losses                                             229               (106)               308
Allowance for loan losses from AFB acquisition                      1,897                  -                  -
                                                              -----------        -----------        -----------
Loans recovered:
     Commercial                                                         6                  6                  1
     Consumer                                                          23                122                 39
     Mortgage                                                          47                235                 69
                                                              -----------        -----------        -----------
Total recoveries                                                       76                363                109
                                                              -----------        -----------        -----------

Loans charged off:
     Commercial                                                      (423)              (779)              (253)
     Consumer                                                        (203)              (301)              (241)
     Mortgage                                                        (196)              (382)              (402)
                                                              -----------        -----------        -----------
Total charge-offs                                                    (822)            (1,462)              (896)
                                                              -----------        -----------        -----------
Net charge-offs                                                      (746)            (1,099)              (787)
                                                              -----------        -----------        -----------
Ending balance                                                $    15,188        $    13,808        $    15,013
                                                              -----------        -----------        -----------

20                                                       2005 Parkvale Financial

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE C (CONTINUED)

      At June 30, 2005, Parkvale was committed under various agreements to originate fixed and adjustable rate mortgage loans aggregating $2,815 and $1,309, respectively, at rates ranging from 5.57% to 5.75% for fixed rate and 4.38% to 5.88% for adjustable rate loans, and had $91,279 of unused consumer lines of credit and $22,451 in unused commercial lines of credit. In addition, Parkvale was committed to purchase $21,636 of adjustable rate loans. Parkvale was also committed to originate commercial loans totaling $4,902 at June 30, 2005. Outstanding letters of credit totaled $4,671. Substantially all commitments are expected to fund within one year.

      At June 30, Parkvale serviced loans for the benefit of others as follows:
2005 - $71,288, 2004 - $24,132 and 2003 - $24,077.

      At June 30, 2005, Parkvale's loan portfolio consisted primarily of residential real estate loans collateralized by single and multifamily residences, nonresidential real estate loans secured by industrial and retail properties and consumer loans including lines of credit.

      Parkvale has geographically diversified its mortgage loan portfolio, having loans outstanding in 44 states and the District of Columbia. Parkvale's highest concentrations are in the following states/area along with their respective share of the outstanding mortgage loan balance: Pennsylvania - 35.4%; Virginia - 7.2%; and Ohio - 7.1%. The ability of debtors to honor these contracts depends largely on economic conditions affecting the Pittsburgh, Columbus and greater Washington D.C. metropolitan areas, with repayment risk dependent on the cash flow of the individual debtors. Substantially all mortgage loans are secured by real property with a loan amount of generally no more than 80% of the appraised value at the time of origination. Mortgage loans in excess of 80% of appraised value generally require private mortgage insurance.

      For the years ended June 30, the amount of interest income of nonaccrual loans that had not been recognized in interest income was $144 for 2005, $152 in 2004, and $248 for 2003. There was $1 in loans considered impaired at June 30, 2005 and $140 at June 30, 2004. Impaired loans are reported net of allowances of $0 and $258 at June 30, 2005 and 2004, respectively. The average recorded investment in impaired loans was $216 during fiscal 2005 and $160 during fiscal 2004. These loans were included in management's assessment of the adequacy of the general valuation allowances.

NOTE D OFFICE PROPERTIES AND EQUIPMENT AND FORECLOSED REAL ESTATE

Office properties and equipment at June 30 are summarized by major classifications as follows:

                                                                      2005            2004           2003
                                                                    --------        --------        -------
Land                                                                $  2,498        $  2,080        $ 2,132
Office building and leasehold improvements                            11,857           9,435          9,649
Furniture, fixtures and equipment                                     11,149          10,339         10,386
                                                                    --------        --------        -------
                                                                      25,504          21,854         22,167
Less accumulated depreciation and amortization                        12,451          11,805         10,971
                                                                    --------        --------        -------
Office properties and equipment, net                                $ 13,053        $ 10,049        $11,196
                                                                    --------        --------        -------
Depreciation expense                                                $  1,422        $  1,370        $ 1,300

A summary of foreclosed real estate at June 30 is as follows:

                                                                      2005            2004           2003
                                                                    --------        --------        -------
Real estate acquired through foreclosure                            $  1,699        $  3,056        $ 2,695
Allowance for losses                                                     (45)            (58)             -
                                                                    --------        --------        -------
                                                                    $  1,654        $  2,998        $ 2,695
                                                                    --------        --------        -------

Changes in the allowance for losses on foreclosed real estate for the years ended June 30 were as follows:

                                2005        2004        2003
                                ----        ----        ----
Beginning balance               $(58)       $  -        $(11)
Provision for losses             (30)        (58)          -
Less charges to allowance         43           -          11
                                ----        ----        ----
Ending balance                  $(45)       $(58)       $  -

Corporation Annual Report                                                     21

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE E DEPOSITS

The following schedule sets forth interest expense for the years ended June 30 by type of deposit:

                                           2005           2004           2003
                                         --------       --------       --------
Checking and money market accounts       $  2,811       $  2,227       $  2,194
Passbook accounts                           1,132          1,107          2,591
Certificates                               26,894         28,014         39,342
                                         --------       --------       --------
                                         $ 30,837       $ 31,348       $ 44,127
                                         --------       --------       --------

A summary of deposits at June 30 is as follows:

                                              2005                   2004
                                             Amount        %        Amount         %
                                           ----------    -----    ----------    -------
Transaction accounts:
Checking and money market accounts         $  295,083     20.0    $  269,207       21.0
Checking accounts - noninterest-bearing       101,502      6.8        88,125        6.9
Passbook accounts                             234,421     15.9       201,723       15.7
                                           ----------    -----    ----------    -------
                                              631,006     42.7       559,055       43.6
Certificate of deposits                       839,732     56.8       714,943       55.8
                                           ----------    -----    ----------    -------
                                            1,470,738     99.5     1,273,998       99.4
Accrued interest                                7,597      0.5         7,973        0.6
                                           ----------    -----    ----------    -------
                                           $1,478,335    100.0    $1,281,971      100.0
                                           ----------    -----    ----------    -------

The aggregate amount of time deposits over $100 was $150,591 and $110,147 at June 30, 2005 and 2004, respectively.

At June 30, the scheduled maturities of certificate accounts were as follows:

Maturity Period            2005          2004
---------------         ----------    ----------
1-12 months             $  339,184    $  281,077
13-24 months               245,208       151,246
25-36 months                90,373       145,041
37-48 months                57,648        41,753
49-60 months                26,938        36,267
Thereafter                  80,381        59,559
                        ----------    ----------
                        $  839,732    $  714,943
                        ----------    ----------

22                                                       2005 Parkvale Financial

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE F ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER DEBT

The advances from the FHLB at June 30 consisted of the following:

                                                              2005                           2004
                                                   ---------------------------    --------------------------
                                                   Balance     Interest Rate %    Balance    Interest Rate %
                                                   -------     ---------------    -------    ---------------
Due within one year                                $      -                  -    $      -                 -
Due within five years                                40,000          4.86-5.75      40,000         5.48-5.76
Due within ten years                                115,406          3.00-6.75      70,509         3.00-5.62
Due within twenty years                              61,735          4.32-6.27      60,584         4.97-6.75
                                                   --------    ---------------    --------   ---------------
                                                    217,141                        171,093
Weighted average interest rate at end of period                           5.14%                         5.19%

      Included in the $217,141 of advances, are $125,500 of convertible select advances. These advances may reset to the 3 month London Bank Interbank Offer Rate Index (LIBOR) and have various spreads and call dates. The FHLB has the right to call any convertible select advance on its call date or quarterly thereafter. Should the advance be called, Parkvale has the right to pay off the advance without penalty.

      The FHLB advances are secured by Parkvale's FHLB stock and investment securities and are subject to substantial prepayment penalties.

      Trust preferred securities are $32,200 at June 30, 2005, which qualify as Tier 1 Capital for regulatory purposes. The interest rate resets quarterly. On June 30, 2005 the rate for $25,000 was 7.07% and 5.19% at June 30, 2004. The rate for $7,200 on June 30, 2005 was 6.72%.

      Additionally, other debt consists of recourse loans, repurchase agreements, and commercial investment agreements with certain commercial checking account customers. These daily borrowings had balances of $23,116 and $19,310 at June 30, 2005 and 2004, respectively.

NOTE G REGULATORY CAPITAL

      Parkvale Savings Bank ("PSB") is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Parkvale's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, PSB must meet specific capital guidelines that involve quantitative measures of PSB's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. PSB's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require PSB to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of June 30, 2005, that PSB meets all capital adequacy requirements to which is subject.

      As of June 30, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized Parkvale Savings Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

PSB actual regulatory capital amounts and ratios compared to minimum levels are as follows:

                                                                                                 To Be Well
                                                                           For Capital        Capitalized Under
                                                                            Adequacy          Prompt Corrective
                                                        Actual              Purposes          Action Provisions
                                                  ------------------    -----------------    ------------------
                                                    Amount     Ratio     Amount     Ratio      Amount     Ratio
                                                  ----------   -----    --------    -----    ----------   -----
As of June 30, 2005:
  Total Capital to Risk Weighted Assets           $  125,143   11.94%   $  83,844    8.00%   $  104,806   10.00%
  Tier I Capital to Risk Weighted Assets             111,875   10.67%      41,922    4.00%       62,883    6.00%
  Tier I Capital to Average Assets                   111,875    6.06%      73,811    4.00%       92,264    5.00%

As of June 30, 2004:
  Total Capital to Risk Weighted Assets           $  130,220   14.34%   $  72,623    8.00%   $   90,779   10.00%
  Tier I Capital to Risk Weighted Assets             118,827   13.09%      36,312    4.00%       54,467    6.00%
  Tier I Capital to Average Assets                   118,827    7.41%      64,176    4.00%       80,220    5.00%

Corporation Annual Report                                                     23

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE G (CONTINUED)

      Trust preferred securities of $32,200 qualify as Tier 1 capital of the Bank for regulatory capital purposes. In July 2003, the Federal Reserve Board issued a supervisory letter indicating that trust preferred securities currently will continue to qualify as Tier 1 capital for regulatory purposes until further notice. The Federal Reserve Board has also stated that it will continue to review the regulatory implications of any accounting treatment changes and will provide further guidance, if necessary. However, as of June 30, 2005, assuming the Bank was not allowed to include the trust preferred securities in Tier I capital, the Bank would still exceed the regulatory required minimums for capital adequacy purposes.

NOTE H INCOME TAXES

Income tax expense (credits) for the years ended June 30 are comprised of:

                                   2005       2004       2003
                                  ------    -------     ------
Federal:
    Current                       $4,912    $ 4,391     $3,368
    Deferred                         476        (74)     1,503
State                                 52         19         37
                                  ------    -------     ------
Total income tax expense          $5,440    $ 4,336     $4,908
                                  ------    -------     ------

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Parkvale's deferred tax assets and liabilities at June 30 are as follows:

                                                           2005         2004
                                                         --------     --------
Deferred tax assets:
    Book bad debt reserves                               $  6,060     $  4,593
    Deferred loan fees                                         47           41
    Fixed assets                                              (42)         296
    Deferred compensation                                     161          118
    Prepaid tax deposits                                      255          719
    Other, including asset writedowns                         163           86
                                                         --------     --------
Total deferred tax assets                                   6,644        5,853
                                                         --------     --------
Deferred tax liabilities:
    Purchase accounting adjustments                         1,007        1,386
    Other, net                                                472          418
    Unrealized gains on securities available for sale         124           25
                                                         --------     --------
Total deferred tax liabilities                              1,603        1,829
                                                         --------     --------
Net deferred tax assets                                  $  5,041     $  4,024
                                                         --------     --------

No valuation allowance was required at June 30, 2005 or 2004.

Parkvale's effective tax rate differs from the expected federal income tax rate for the years ended June 30 as follows:

                                                             2005               2004               2003
                                                        ---------------    ---------------    ---------------
Expected federal statutory income tax provision/rate    $ 5,987    35.0%   $ 5,023    35.0%   $ 5,403    35.0%
    Tax-exempt interest                                    (177)   -1.0%      (244)   -1.7%      (344)   -2.2%
    Cash surrender value of life insurance                 (163)   -1.0%      (191)   -1.3%         -     0.0%
    Dividends paid to ESOP participants                    (149)   -0.9%      (140)   -1.0%      (192)   -1.3%
    State income taxes, net of federal benefit               34     0.2%        13     0.1%        25     0.2%
    Other                                                   (92)   -0.5%      (125)   -0.9%        16     0.1%
                                                        -------    ----    -------    ----    -------    ----
Actual income tax provision / rate                      $ 5,440    31.8%   $ 4,336    30.2%   $ 4,908    31.8%
                                                        -------    ----    -------    ----    -------    ----

24                                                       2005 Parkvale Financial

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE I EMPLOYEE BENEFIT PLANS

RETIREMENT PLAN

      Parkvale provides eligible employees participation in a 401(k) defined contribution plan. Benefit expense was $329, $321 and $345 in fiscal years 2005, 2004 and 2003, respectively, which represented a 50% company match on deferred compensation and a profit sharing contribution equal to 2% of eligible compensation.

EMPLOYEE STOCK OWNERSHIP PLAN

      Parkvale also provides an Employee Stock Ownership Plan ("ESOP") to all employees who have met minimum service and age requirements. Parkvale recognized expense of $600 in fiscal 2005, $529 in fiscal 2004 and $637 in fiscal 2003 for ESOP contributions, which were used to contribute additional shares of Parkvale's Common Stock to the ESOP. At June 30, 2005, the ESOP owned 573,526 shares of Parkvale Common Stock.

STOCK OWNERSHIP PLANS

      Parkvale has stock option plans for the benefit of directors, officers and other selected key employees of Parkvale who are deemed to be responsible for the future growth of Parkvale. Under the Plans initiated in 1987 and 1993, there will be no further awards.

      The 2004 Stock Incentive Plan (the "Incentive Plan") was approved by shareholders in October 2004 with an aggregate of 279,000 shares of authorized but unissued shares reserved for future grants. As of June 30, 2005, 10,000 shares were granted under the Incentive Plan and are immediately exercisable. At June 30, 2005, all grants are exercisable.

      The following table presents option share data related to the stock option plans for the years indicated.

Exercise Price
Per Share           $ 10.322   $ 19.693*   $  16.32    $  19.98#   $  21.50    $ 25.71-     $ 22.995    Total
---------           --------   --------    --------    --------    --------    --------     --------   ------
June 30, 2002         62,788     38,138      79,741      42,000      80,000                            302,667
Granted                                                                          8,000       134,250   142,250
Exercised            (10,681)    (7,814)     (5,587)                 (3,000)                           (27,082)
Forfeitures                                                                                                  -
                    --------   --------    --------    --------    --------    -------      --------   -------
June 30, 2003         52,107     30,324      74,154      42,000      77,000      8,000       134,250   417,835
Granted                                                                         10,000                  10,000
Exercised            (49,578)    (7,797)     (11,36)                 (8,000)                  (9,250)  (85,991)
Forfeitures                                  (2,156)                 (3,000)                  (8,500)  (13,656)
                    --------   --------    --------    --------    --------    -------      --------   -------
June 30, 2004          2,529     22,527      60,632      42,000      66,000     18,000       116,500   328,188
Granted                                                                         10,000                  10,000
Exercised             (2,529)    (7,814)     (5,212)                                          (1,750)  (17,305)
Forfeitures                                                                                   (2,500)   (2,500)
                    --------   --------    --------    --------    --------    -------      --------   -------
June 30, 2005              -     14,713      55,420      42,000      66,000     28,000       112,250   318,383
                    --------   --------    --------    --------    --------    -------      --------   -------

* Represents the average remaining exercise price of Director awards made annually in October 1996 and 1997.

# Represents the average remaining exercise price of awards made in fiscal 1999 through fiscal 2002.

- Represents the average remaining exercise price of Director awards made in fiscal 2003 through fiscal 2005.

Corporation Annual Report                                                     25

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE J NET GAIN ON SALE AND WRITEDOWN OF SECURITIES AND LOANS

      Fiscal 2005 gains aggregated $27 which consists of $13 from the sale of various available for sale securities and $14 from the sale of fixed assets. Fiscal 2004 gains aggregated $1,055 which consisted of $586 from the sale of various available for sale securities and $510 from the sale of available for sale unsecured credit card loan portfolio. Loss on sale of assets includes $41 from the sale of equipment and vacant office buildings previously used as branch locations. Fiscal 2003 gains aggregating $1,091 are from the sale of equity securities.

NOTE K ADVANCE ACQUISITION

      On December 31, 2004, Parkvale completed the acquisition of Advance Financial Bancorp ("AFB") based in Ohio and West Virginia. The acquisition included loans and deposits which complemented Parkvale's portfolio and expanded the branch network into a tri-state area. The acquisition was accounted for as a purchase business combination, and AFB's operations are included for the six months ended June 30, 2005. The shareholders of AFB received $26.00 per share or $36,000. The fair value of assets acquired included $51,100 of investments and cash, $250,900 of loans with $268,700 of deposits assumed. The core deposit intangibles of $4,600 were valued at 4.7% of core deposit accounts and the premium is being amortized over an average life of 8.94 years. The resulting goodwill of $18,100 is not subject to periodic amortization. AFB goodwill and AFB amortizing core deposit intangibles in the aggregate of $17,000 are not deductible for federal income tax purposes.

                                                        Proforma Consolidated Statement            Proforma Consolidated Statement
                                                    of Operations For the Twelve Months        For the Twelve Months of Operations
                                                                    Ended June 30, 2004                        Ended June 30, 2005
                                                      AFB         Parkvale       Combined        AFB         Parkvale      Combined
                                                    --------      --------       --------      --------      --------      --------
Total interest income                               $ 16,724      $ 70,043       $ 86,767      $  7,764      $ 77,522      $ 85,286
Total interest expense                                 7,374        41,519         48,893         3,246        42,765        46,011
                                                    --------      --------       --------      --------      --------      --------
Net interest income                                    9,350        28,524         37,874         4,518        34,757        39,275
Provision for loan losses                              1,169          (106)         1,063           494           229           723
                                                    --------      --------       --------      --------      --------      --------
Net interest income after provision for losses         8,181        28,630         36,811         4,024        34,528        38,552

Other income                                           2,153         8,068         10,221           740         8,176         8,916
Other expense                                          6,180        22,346         28,526         3,729        25,597        29,326
                                                    --------      --------       --------      --------      --------      --------
Income before income taxes                             4,154        14,352         18,506         1,035        17,107        18,142
Income tax expense                                     1,453         4,336          5,789           331         5,440         5,771
                                                    --------      --------       --------      --------      --------      --------
Net Income                                          $  2,701      $ 10,016       $ 12,717      $    704      $ 11,667      $ 12,371
                                                    --------      --------       --------      --------      --------      --------
Net income per share:
     Basic                                          $   0.47      $   1.80       $   2.27      $   0.12      $   2.08      $   2.20
     Diluted                                        $   0.47      $   1.77           2.24      $   0.12      $   2.06      $   2.18
                                                    --------      --------       --------      --------      --------      --------

NOTE L LEASES

      Parkvale's rent expense for leased real properties amounted to approximately $1,750 in 2005, $1,633 in 2004 and $1,591 in 2003. At June 30,
2005, Parkvale was obligated under 27 noncancelable operating leases, which expire through 2036. The minimum rental commitments for the fiscal years subsequent to June 30, 2005 are as follows: 2006 - $1,793, 2007 - $1,095, 2008 -
$908, 2009 - $739, 2010 - $585 and later years - $4,218.

26                                                       2005 Parkvale Financial

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE M SELECTED INFORMATION

Selected statement of financial condition data at June 30 are summarized as follows:

                                             2005         2004
                                           --------     --------
Prepaid expenses and other assets:
Accrued interest on loans                  $  4,619     $  3,863
Reserve for uncollected interest               (144)        (152)
Bank owned life insurance                    11,012       10,547
Accrued interest on investments               4,458        4,030
Other prepaids                                3,344        1,575
Net deferred tax asset                        5,041        4,024
                                           --------     --------
Total prepaid expenses and other assets    $ 28,330     $ 23,887
                                           --------     --------

                             2005      2004
                            ------    ------
Other liabilities:
    Accounts payable
    and accrued expenses    $2,448    $2,119
    Other liabilities        1,261       353
    Dividends payable        1,124     1,118
    Federal and state
    income taxes payable       737       773
                            ------    ------
Total other liabilities     $5,570    $4,363
                            ------    ------

 NOTE N QUARTERLY CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                                        Year
                                                      Three Months Ended                Ended
                                           ----------------------------------------    -------
                                           Sep. 04    Dec. 04    Mar. 05    June 05    June 05
                                           -------    -------    -------    -------    -------
Total interest income                      $17,504    $17,582    $21,039    $21,397    $77,522
Total interest expense                       9,859      9,913     11,326     11,667     42,765
                                           -------    -------    -------    -------    -------
Net interest income                          7,645      7,669      9,713      9,730     34,757
Provision for loan losses                       57         54         32         86        229
                                           -------    -------    -------    -------    -------
Net interest income after provision for
losses                                       7,588      7,615      9,681      9,644     34,528
Other noninterest income                     1,903      1,874      2,152      2,247      8,176
Other noninterest expense                    5,684      5,536      7,261      7,116     25,597
                                           -------    -------    -------    -------    -------
Income before income taxes                   3,807      3,953      4,572      4,775     17,107
Income tax expense                           1,179      1,241      1,456      1,564      5,440
                                           -------    -------    -------    -------    -------
Net income                                 $ 2,628    $ 2,712    $ 3,116    $ 3,211    $11,667
                                           -------    -------    -------    -------    -------
Net income per share:
     Basic                                 $  0.47    $  0.49    $  0.55    $  0.57    $  2.08
     Diluted                               $  0.47    $  0.48    $  0.54    $  0.57    $  2.06
                                           -------    -------    -------    -------    -------

                                                                                          Year
                                                      Three Months Ended                  Ended
                                           -----------------------------------------     -------
                                           Sep. 03    Dec. 03     Mar. 04    June 04     June 04
                                           -------    -------     -------    -------     -------
Total interest income                      $18,229    $17,967     $17,488    $16,359     $70,043
Total interest expense                      11,367     10,297       9,984      9,871      41,519
                                           -------    -------     -------    -------     -------
Net interest income                          6,862      7,670       7,504      6,488      28,524
Provision for loan losses                       47       (102)         23        (74)       (106)
                                           -------    -------     -------    -------     -------
Net interest income after provision for
losses                                       6,815      7,772       7,481      6,562      28,630
Other noninterest income                     2,199      1,718       1,876      2,275       8,068
Other noninterest expense                    5,549      5,600       5,553      5,644      22,346
                                           -------    -------     -------    -------     -------
Income before income taxes                   3,465      3,890       3,804      3,193      14,352
Income tax expense                           1,035      1,187       1,148        966       4,336
                                           -------    -------     -------    -------     -------
Net income                                 $ 2,430    $ 2,703     $ 2,656    $ 2,227     $10,016
                                           -------    -------     -------    -------     -------
Net income per share:
     Basic                                 $  0.44    $  0.49     $  0.47    $  0.40     $  1.80
     Diluted                               $  0.43    $  0.48     $  0.47    $  0.39     $  1.77
                                           -------    -------     -------    -------     -------

Corporation Annual Report                                                     27

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE O PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

      The condensed balance sheets and statements of income and cash flows for Parkvale Financial Corporation as of June 30, 2005 and 2004 and the years then ended are presented below. PFC's primary subsidiary is Parkvale Savings Bank.

STATEMENTS OF FINANCIAL CONDITION

                                                 2005          2004
                                              ----------    ----------
Assets:
 Investment in PSB                            $  145,203    $  129,995
 Cash                                                302           246
 Other equity investments                             24            24
 Other assets                                        808           695
                                              ----------    ----------
 Total assets                                 $  146,337    $  130,960
                                              ----------    ----------
Liabilities and Shareholders' Equity:
 Accounts payable                             $       37    $      151
 Trust preferred securities                       32,200        25,000
 Deferred taxes                                        5             5
 Dividends payable                                 1,124         1,118
 Shareholders' equity                            112,971       104,686
                                              ----------    ----------
Total liabilities and shareholders' equity    $  146,337    $  130,960
                                              ----------    ----------

STATEMENTS OF OPERATIONS

                                                    2005         2004         2003
                                                  --------     --------     --------
Dividends from PSB                                $ 39,500     $  3,250     $  2,000
Other income                                           122           85          166
Gain on sale of assets                                   -            -        1,091
Dividend for purchase of advance                    (36,00)           -            -
Operating expenses                                  (1,304)        (880)      (1,384)
                                                  --------     --------     --------
Income before equity in undistributed earnings
  of subsidiary                                      2,318        2,455        1,873
Equity in undistributed income of PSB                9,349        7,561        8,656
                                                  --------     --------     --------
  Net income                                      $ 11,667     $ 10,016     $ 10,529
                                                  --------     --------     --------

STATEMENTS OF CASH FLOWS

                                                                                             Year ended June 30,
                                                                                        2005         2004         2003
                                                                                      --------     --------     --------
Cash flows from operating activities:
 Management fee income received                                                       $    120     $     84     $    166
 Dividends received                                                                      3,500        3,250        2,000
 Taxes received from PSB                                                                   587          428         (323)
 Cash paid to suppliers                                                                 (1,779)        (799)        (958)
                                                                                      --------     --------     --------
Net cash provided by operating activities                                                2,428        2,963          885
                                                                                      --------     --------     --------
Cash flows from investing activities:
 Proceeds from sales of available for sale securities                                        -            -        2,400
 Cash acquired from AFB                                                                  1,367            -            -
                                                                                      --------     --------     --------
Net cash provided by investing activities                                                1,367            -        2,400
                                                                                      --------     --------     --------
Cash flows from financing activities:
 Payment for treasury stock                                                                (70)      (1,480)      (4,880)
 Allocation of treasury stock to retirement plans                                          806          731          685
 Dividends paid to stockholders                                                         (4,475)      (4,240)      (4,093)
                                                                                      --------     --------     --------
Net cash used in financing activities                                                   (3,739)      (4,989)      (8,288)
                                                                                      --------     --------     --------
Net increase (decrease) in cash and cash equivalents                                        56       (2,026)      (5,003)
Cash and cash equivalents at beginning of year                                             246        2,272        7,275
                                                                                      --------     --------     --------
Cash and cash equivalents at end of year                                              $    302     $    246     $  2,272
                                                                                      --------     --------     --------
Reconciliation of net income to net cash provided by operating activities:
 Net income                                                                           $ 11,667     $ 10,016     $ 10,529
 Adjustments to reconcile net income to net cash provided by operating activities:
 Gain on sale of investments                                                                 -            -       (1,091)
 Undistributed income of PSB                                                            (9,349)      (7,561)      (8,656)
 Taxes received from PSB                                                                   587          428         (323)
 (Increase) decrease in other assets                                                      (113)          24           25
 (Decrease) increase in accrued expenses                                                  (364)          56          401
                                                                                      --------     --------     --------
Net cash provided by operating activities                                             $  2,428     $  2,963     $    885
                                                                                      --------     --------     --------

28                                                       2005 Parkvale Financial

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

      LOAN COMMITMENTS: Fair value for off-balancesheet instruments (primarily loan commitments) are estimated using internal valuation models and are limited to fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. Unused consumer and commercial lines of credit are assumed equal to the outstanding commitment amount due to the variable interest rate attached to these lines of credit.

                                                            2005                          2004
                                                 --------------------------    --------------------------
                                                  Estimated       Carrying      Estimated       Carrying
                                                  Fair Value        Value       Fair Value        Value
FINANCIAL ASSETS:
  Cash and noninterest-earning deposits          $    26,040     $   26,040    $    23,814     $   23,814
  Federal funds sold                                  81,000         81,000         14,000         14,000
  Interest-earning deposits in other banks             9,474          9,474         13,547         13,547
  Investment securities                              441,477        441,714        447,351        448,381
  Mortgage-backed securities                          43,190         43,388         48,780         49,565
  Loans receivable                                 1,229,479      1,213,258      1,045,964      1,028,886
  Cash Surrenderer value of BOLI                      11,012         11,012         10,547         10,547
                                                 -----------     ----------    -----------     ----------
FINANCIAL LIABILITIES:
  Checking, savings and money market accounts    $   631,006     $  631,006    $   559,055     $  559,055
  Savings certificates                               838,156        839,732        720,995        714,943
  Advances from Federal Home Loan Bank               228,397        217,141        179,650        171,093
  Trust preferred securities                          34,114         32,200         26,145         25,000
  Commercial investment agreements                    21,588         23,116         18,051         19,310
                                                 -----------     ----------    -----------     ----------
OFF BALANCE SHEET
  Loan Commitments                               $      (111)    $        -    $        (9)    $        -

Corporation Annual Report                                                     29

            REPORT OF INDEPENDENT AUDITORS AND REPORT OF MANAGEMENT

PARENTERANDOLPH          REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Power of Ideas

The Board of Directors and Shareholders Parkvale Financial Corporation:

We have audited the consolidated statements of financial condition of Parkvale Financial Corporation and subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of operations, cash flows, and shareholders' equity for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Parkvale Financial Corporation for the year ended June 30, 2003, were audited by other auditors whose report dated July 18, 2003, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2005 and 2004 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Parkvale Financial Corporation and subsidiaries as of June 30, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Parkvale Financial Corporation's internal control over financial reporting as of June 30, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission
(COSO), and our report dated July 26,2005 expressed an unqualified opinion on management's assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.

/s/ PARENTE RANDOLPH, LLC

Pittsburgh, Pennsylvania
July 26, 2005

(PARKVALE FINANCIAL CORPORATION LOGO)
MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Parkvale Financial Corporation (the "Company") is responsible for establishing and maintaining adequate internal control over financial reporting.

The Company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

      - Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;

      - Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and the board of directors of the company; and

      - Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions or because of declines in the degree of compliance with the policies or procedures.

The Company's management assessed the effectiveness of the Company's internal control over financial reporting as of June 30, 2005. In making this assessment, the Company's management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") in Internal Control-Integrated Framework.

As of June 30, 2005, based on management's assessment, the Company's internal control over financial reporting was effective.

Parente Randolph, LLC, the Company's independent registered public accounting firm, has issued an audit report on our assessment of the Company's internal control over financial reporting. See the accompanying "Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting" on the next page.

/s/ Robert J. McCarthy, Jr.                  /s/ Timothy G. Rubritz
-----------------------------                ----------------------------------
Robert J. McCarthy, Jr.                       Timothy G. Rubritz
President and Chief Executive Officer         Vice President, Treasurer and
                                               Chief Financial Officer
July 26, 2005

30                                                       2005 Parkvale Financial

PARENTERANDOLPH

                         REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                                    ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Power of Ideas

To the Shareholders and Board of Directors of Parkvale Financial Corporation:

      We have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that Parkvale Financial Corporation and subsidiaries maintained effective internal control over financial reporting as of June 30, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Parkvale Financial Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

      A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;
(2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

      In our opinion, management's assessment that Parkvale Financial Corporation and subsidiaries maintained effective internal control over financial reporting as of June 30, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Parkvale Financial Corporation and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of June 30, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

      We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of financial condition of Parkvale Financial Corporation and subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended, and our report dated July 26, 2005 expressed an unqualified opinion.

PARENTE RANDOLPH, LLC

/s/ PARENTE RANDOLPH, LLC

Pittsburgh, Pennsylvania
July 26, 2005

Corporation Annual Report                                                     31

                           CAPITAL STOCK INFORMATION

ANNUAL MEETING

      The Annual Meeting of Shareholders will be held at 10:00 a.m., Thursday, October 27, 2005, at the Pittsburgh Athletic Association, 4215 Fifth Avenue, Pittsburgh, Pennsylvania.

STOCK LISTING AND DIVIDENDS

      Parkvale's Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market System under the symbol "PVSA." Prices shown below are based on the prices reported by the Nasdaq system.

For the Quarter Ended     High         Low      Dividends
---------------------   --------    --------    ---------
June 05                 $  28.55    $  26.35    $    0.20
March 05                   31.80       27.64         0.20
December 04                33.20       26.00         0.20
September 04               27.48       25.35         0.20

June 04                 $  30.53    $  25.21    $    0.20
March 04                   30.73       26.41         0.20
December 03                29.26       25.49         0.18
September 03               26.98       23.25         0.18
                        --------    --------    ---------

There were 5,635,371 shares of Common Stock outstanding as of August 29, 2005, the Voting Record Date, which shares were held as of such date by approximately 400 holders of record.

TRANSFER AGENT

  Registrar and Transfer Company
  10 Commerce Drive
  Cranford, NJ 07016
  Toll free phone: 1(800) 368-5948
  Fax: (908) 497-2312

INFORMATION REQUESTS

      A copy of the 2005 Annual Report of Parkvale Financial Corporation on Form 10-K filed with the Securities and Exchange Commission, and a list of exhibits thereto, will be furnished to shareholders without charge upon their written request to the Treasurer of the Corporation at its Headquarters Office, 4220 William Penn Highway, Monroeville, PA 15146 or via email to timothy.rubritz@parkvale.com. The telephone number is (412) 373-7200.

WEB SITE
      Parkvale's web site is http://www.parkvale.com

Corporation Annual Report                                                     32