Form 10-K, Exhibit 13
period 2006-06-30
PARKVALE FINANCIAL CORP
filed 2006-09-11
CIK 820907

                                                                               .
                                                                               .
                                                                               .

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollar amounts in thousands except per share data)

BALANCE SHEET DATA AT JUNE 30:                           2006         2005         2004         2003         2002
------------------------------                        ----------   ----------   ----------   ----------   ----------
Total assets                                          $1,858,715   $1,875,844   $1,612,453   $1,642,803   $1,632,192
Loans                                                  1,217,328    1,198,070    1,015,078    1,241,779    1,217,639
Investment securities                                    425,183      485,102      497,946      230,570      212,940
Deposits                                               1,451,764    1,478,335    1,281,971    1,331,760    1,349,339
FHLB advances and other debt                             239,413      240,257      190,403      174,157      147,996
Shareholders' equity                                     122,704      112,971      104,686       99,474       97,404
Book value per share                                       21.64        20.09        18.76        17.93        17.09

OPERATING DATA FOR THE YEAR ENDED JUNE 30:               2006         2005         2004         2003         2002
------------------------------------------            ----------   ----------   ----------   ----------   ----------
Total interest income                                 $   89,575   $   77,522   $   70,043   $   86,030   $   92,945
Total interest expense                                    50,977       42,765       41,519       53,764       59,798
Net interest income                                       38,598       34,757       28,524       32,266       33,147
Provision for loan losses                                    736          229         (106)         308          205
Net interest income after provision for loan losses       37,862       34,528       28,630       31,958       32,942
Noninterest income                                         9,415        8,176        8,068        8,045       10,660
Noninterest expenses                                      27,640       25,597       22,346       24,566       27,828
Income before taxes                                       19,637       17,107       14,352       15,437       15,774
Income tax expense                                         6,325        5,440        4,336        4,908        5,344
Net income                                            $   13,312   $   11,667   $   10,016   $   10,529   $   10,430
Net income per diluted share                          $     2.33   $     2.06   $     1.77   $     1.86   $     1.81

OTHER SELECTED DATA (STATISTICAL PROFILE):

YEAR ENDED JUNE 30:                                      2006         2005         2004         2003         2002
-------------------                                   ----------   ----------   ----------   ----------   ----------
Average yield earned on all interest-earning assets         5.11%        4.64%        4.53%        5.49%        6.43%
Average rate paid on interest-bearing liabilities           2.96         2.62         2.77         3.53         4.34
Average interest rate spread                                2.15         2.02         1.76         1.96         2.09
Net yield on average interest-earning assets                2.20         2.08         1.84         2.06         2.30
Other expenses to average assets                            1.49         1.46         1.39         1.51         1.87
Efficiency ratio                                           57.57        59.62        61.07        60.94        63.52
Return on average assets                                    0.72         0.67         0.62         0.65         0.70
Dividend payout ratio                                      34.33        38.83        42.94        38.71        39.78
Return on average equity                                   11.26        10.70         9.75        10.82        10.96
Average equity to average total assets                      6.38         6.23         6.38         5.98         6.38

AT JUNE 30:                                              2006         2005         2004         2003         2002
-----------                                           ----------   ----------   ----------   ----------   ----------
One year gap to total assets                               (3.52)%       3.77%       (0.81)%      (0.79)%      (4.09)%
Intangibles to total equity                                26.21        29.32        10.64        11.63        12.10
Shareholders' equity to assets ratio                        6.60         6.02         6.49         6.06         5.97
Ratio of nonperforming assets to total assets               0.25         0.47         0.49         0.61         0.32
Nonperforming assets                                  $    4,564   $    8,815   $    7,953   $    9,979   $    5,186
Allowance for loan losses as a % of gross loans             1.21%        1.25%        1.34%        1.20%        1.26%
Number of full-service offices                                47           46           39           39          38

                                                            (PARKVALE BANK LOGO)


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT
                                        1

                       MANAGEMENT DISCUSSION AND ANALYSIS

     The purpose of this discussion is to summarize the financial condition and results of operations of Parkvale Financial Corporation ("Parkvale") and provide other information, which is not readily apparent from the consolidated financial statements included in this annual report. Reference should be made to those statements, the notes thereto and the selected financial data presented elsewhere in this report for a complete understanding of the following discussion and analysis.

FINANCIAL CONDITION

     Parkvale's average interest-earning assets increased $84.4 million for the year ended June 30, 2006 over fiscal year 2005. This increase is primarily the result of growth in deposits and borrowings with funds being deployed into interest-earning assets. Average loan and average deposit balances rose $102.8 million and $56.5 million, respectively, in fiscal year 2006. The increases resulted from the acquisition of Advance Financial Bancorp ("AFB" or "Advance").

ACQUISITION

     On December 31, 2004, Parkvale completed the acquisition of 100% of the voting equity interests of Advance. The acquisition of loans and deposits complemented Parkvale's existing portfolio and expanded the branch network into an area west of the previous footprint in southwestern Pennsylvania. Advance Financial Savings Bank operated seven branch office locations in Belmont and Jefferson Counties in Ohio and Brooke County, West Virginia, which are now operated as Parkvale Bank offices. The acquisition was accounted for as a purchase business combination, and Advance's operations were included in the consolidated statement of operations effective January 1, 2005. All shareholders of Advance received $26 per share or an aggregate $36.0 million. Payments to former option holders and transaction costs increased the total consideration paid to $38.7 million. The fair value of assets acquired included $51.1 million of investments and cash, $250.9 million of loans with $268.7 million of deposits assumed. Core deposit intangibles valued at $4.6 million represent 4.7% of core deposit accounts and the premium's expected amortization period is 8.94 years. The resulting goodwill of $18.1 million is not subject to periodic amortization. When all acquisitions are considered, goodwill and amortizing core deposit intangibles aggregating $27.1 million at June 30, 2006 are not deductible for federal income tax purposes.

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

     Interest rate sensitivity gap analysis provides one indicator of potential interest rate risk by comparing interest-earning assets and interest-bearing liabilities maturing or repricing at similar intervals. The gap ratio is defined as rate-sensitive assets minus rate-sensitive liabilities for a given time period divided by total assets. Parkvale continually monitors gap ratios, and within the IRR framework and in conjunction with net interest income simulations, implements actions to reduce exposure to fluctuating interest rates. Such actions have included maintaining high liquidity, increasing the repricing frequency of the loan portfolio and lengthening the overall maturities of interest-bearing liabilities. Management believes these ongoing actions minimize Parkvale's vulnerability to fluctuations in interest rates. The one-year gap ratio shifted from 3.77% as of June 30, 2005 to -3.52% as of June 30, 2006, the three-year gap ratio went from 0.96% at June 30, 2005 to 3.26% at June 30, 2006 and the five-year gap ratio was 19.25% at June 30, 2005 versus 16.54% as of June 30, 2006. The decrease in the one-year GAP ratio is due to an increase in certificate of deposit accounts and borrowings projected to reprice or mature within one-year. The decrease in the five-year positive GAP ratio is primarily related to a reduction in investments repricing in less than 5 years due to maturing and called securities.

     Gap indicators of IRR are not necessarily consistent with IRR simulation estimates. Parkvale utilizes net interest income simulation estimates under various assumed interest rate environments to more fully capture the details of IRR. Assumptions included in the simulation process include measurement over a probable range of potential interest rate changes, prepayment speeds on amortizing financial instruments, other imbedded options, loan and deposit volumes and rates, nonmaturity deposit assumptions and management's capital requirements. The estimated impact on projected net interest income in fiscal 2007


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT
                                        2

                       MANAGEMENT DISCUSSION AND ANALYSIS

assuming an immediate shift in current interest rates, would result in the following percentage changes over fiscal 2006 net interest income +100 basis points ("bp"), +2.1%; +200 bp, +7.6%; -100 bp, +9.4%; -200 bp, +2.0%. This
compares to projected net interest income for fiscal 2006 made at June 30, 2005 of: +100 bp, 12.8%; +200 bp, + 4.7%; -100 bp, + 14.2%; -200 bp, 2.9%. The
fluctuation in projected net interest income between fiscal 2006 and 2005 is reflective of the flatter yield curve and lower long-term rates during fiscal 2006.

INTEREST-SENSITIVITY ANALYSIS. The following table reflects the maturity and repricing characteristics of Parkvale's assets and liabilities at June 30, 2006 (in Thousands):

INTEREST SENSITIVE ASSETS                            <3 months   4-12 Months   1-5 Years    5+Years       Total
-------------------------                            ---------   -----------   ---------   --------    ----------
ARM and other variable rate loans                    $162,010     $180,672     $442,558    $ 28,301    $  813,541
Other fixed rate loans, net (1)                        10,747       33,460      169,678     203,885       417,770
Variable rate mortgage-backed securities                  740        6,303       21,692          --        28,735
Fixed rate mortgage-backed securities                     266          797        6,849       1,354         9,266
Investments and Federal funds sold                    134,158       75,746      247,833      31,427       489,164
Equities, primarily FHLB                                7,905        9,472       15,899       2,547        35,823
                                                     --------     --------     --------    --------    ----------
Total interest-sensitive assets                      $315,826     $306,450     $904,509    $267,514    $1,794,299
                                                     --------     --------     --------    --------    ----------
Ratio of interest-sensitive assets to total assets       17.0%        16.5%        48.7%       14.4%         96.6%
                                                     ========     ========     ========    ========    ==========

INTEREST-SENSITIVE LIABILITIES

Passbook deposits and club accounts (2)              $  9,079     $ 30,829     $ 36,323    $127,443    $  203,674
Checking accounts (3)                                  16,856       15,652       31,306     197,255       261,069
Money market deposit accounts                          30,027       44,000       44,000          --       118,027
Certificates of deposit                               118,287      358,326      304,613      72,874       854,100
FHLB advances and other borrowings,
   including trust preferred securities                64,640           --      115,500      90,531       270,671
                                                     --------     --------     --------    --------    ----------
Total interest-sensitive liabilities                 $238,889     $448,807     $531,742    $488,103    $1,707,541
                                                     --------     --------     --------    --------    ----------
Ratio of interest-sensitive liabilities to
   total liabilities and equity                          12.9%        24.1%        28.6%       26.3%         91.9%
                                                     --------     --------     --------    --------    ----------
Ratio of interest-sensitive assets to
   interest-sensitive liabilities                       132.2%        68.3%       170.1%       54.8%        105.1%
                                                     --------     --------     --------    --------    ----------
Periodic Gap to total assets                             4.14%       (7.66)%      20.06%     (11.87)%        4.67%
                                                     --------     --------     --------    --------
Cumulative Gap to total assets                           4.14%       (3.52)%      16.54%       4.67%
                                                     ========     ========     ========    ========

1) Includes total repayments and prepayments at an assumed rate of 15% per annum for fixed-rate mortgage loans and mortgage-backed securities, with the amounts for other loans based on the estimated remaining loan maturity by loan type.

2) Based on historical data, assumes passbook deposits are rate sensitive at the rate of 18.2% per annum, compared with 26.9% for fiscal 2005.

3) Includes investment checking accounts, which are assumed to be immediately rate sensitive, with remaining interest-bearing checking accounts assumed to be rate sensitive at 10% in the first year and 5% per annum thereafter. Noninterest checking accounts are considered core deposits and are included in the 5+ years category.

     ASSET MANAGEMENT. A primary goal of Parkvale's asset management is to maintain a high level of liquid assets. Parkvale defines the following as liquid assets: cash, federal funds sold, certain corporate debt maturing in less than one year, U.S. Government and agency obligations maturing in less than one year and short-term bank deposit accounts. The average daily liquidity was 35.3% for the quarter ended June 30, 2006. During fiscal 2006, Parkvale's investment strategy in addition to maintaining high liquidity was to purchase high quality investment securities and single-family adjustable rate mortgage ("ARM") loans to enhance yields and reduce the risk associated with rate volatility. Such investments were purchased primarily with maturity or reset dates in 3 to 5 years. If interest rates were to fall, net interest income may decrease if the yield on liquid assets and ARM loans were to fall faster than liabilities would reprice.


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

                       MANAGEMENT DISCUSSION AND ANALYSIS

     Parkvale's lending strategy has been designed to shorten the average maturity of its assets and increase the rate sensitivity of its loan portfolio. In fiscal 2006, 2005 and 2004, 78.2%, 86.7% and 89.7%, respectively, of mortgage loans originated or purchased were adjustable-rate loans. Parkvale has continually emphasized the origination and purchase of ARM loans. ARMs totaled $714.1 million or 72.2% of total mortgage loans at June 30, 2006 versus $704.5 million or 72.9% of total mortgage loans at June 30, 2005. To supplement local mortgage originations, Parkvale purchased loans aggregating $139.5 million, $126.9 million and $227.1 million in fiscal 2006, 2005 and 2004, respectively, from mortgage bankers and other financial institutions. The loan packages purchased were predominately 3/1 and 5/1 ARMs. All of the fiscal 2006, 2005 and 2004 purchases were ARMs. The practice of purchasing loans in the secondary market is expected to continue in fiscal 2007 when liquidity exceeds targeted levels. At June 30, 2006, Parkvale had commitments to originate mortgage loans totaling $5.5 million and commercial loans of $8.9 million. Commitments to fund construction loans in process at June 30, 2006 were $19.5 million, which were funded from current liquidity.

     Parkvale continues to increase its consumer loan portfolio through new originations. Home equity lines of credit are granted up to 120% of collateral value at competitive rates. In general, these loans have shorter maturities and greater interest rate sensitivity and margins than residential real estate loans. At June 30, 2006 and 2005, consumer loans were $182.5 million and $187.8 million which represented a 2.8% decrease and a 30.9% increase over the balances at June 30, 2005 and 2004, respectively, with fixed-rate second mortgage loans totaling $90.6 million, $73.9 million and $68.2 million of outstanding balances at June 30, 2006, 2005 and 2004, respectively, with average maturities of less than five years. The decrease of consumer loans in fiscal 2006 is due to lower retail demand related to the prevailing higher short-term rates. The increase in fiscal 2005 was due primarily to loans acquired or originated by AFB.

     Investments in mortgage-backed securities and other securities, such as U.S. Government and agency obligations and corporate debt, are purchased to enhance Parkvale's overall net interest margin and to reduce credit risk concentration. Substantially all debt securities are classified as held to maturity and are not available for sale or held for trading.

     LIABILITY MANAGEMENT. Deposits are priced according to management's asset/liability objectives, alternate funding sources and competitive factors. Certificates of deposits maturing after one year as a percent of total deposits were 26.0% at June 30, 2006 and 33.9% at June 30, 2005. The reduced percentage of longer-term certificates is reflective of consumer preference for shorter-terms in a rising rate environment. Over the past 5 years, Parkvale has made a concentrated effort to increase low cost deposits by attracting new checking customers to our community branch offices. During fiscal 2006, checking accounts decreased by 1.6% after increasing by 13.9% during fiscal 2005. The reduced balances in checking accounts in fiscal 2006 reflects consumer preference for the higher rates available on certificate and money market accounts and the competitive rate environment. Checking account holders with higher balances have transferred portions of their accounts into higher yielding alternative products. Parkvale's primary sources of funds are deposits received through its branch network, and advances from the Federal Home Loan Bank ("FHLB"). FHLB advances can be used on a short-term basis for liquidity purposes or on a long-term basis to support lending activities.

CONTRACTUAL OBLIGATIONS

     Information concerning our future contractual obligations by payment due dates at June 30, 2006 is summarized as follows. Contractual obligations for deposit accounts do not include accrued interest. Payments for deposits other than time, noninterest-bearing deposits and money market, NOW and savings accounts, are based on our historical experience, judgment and statistical analysis, as applicable, concerning their most likely withdrawal behaviors.

In Thousands                 Due < one year   1-3 years   3-5 years   5+ years      Total
--------------------------   --------------   ---------   ---------   --------   ----------
Deposits other than time        $146,443       $ 95,976    $ 15,653   $324,698   $  582,770
Time deposits                    476,613        256,510      48,103     72,874      854,100
Advances from FHLB                    --         35,000      35,000    150,943      220,943
Trust preferred securities            --             --          --     32,200       32,200
Operating leases                   1,300          2,247       1,587      3,187        8,321
                                --------       --------    --------   --------   ----------
Total                           $624,356       $389,733    $100,343   $583,902   $1,698,334
                                --------       --------    --------   --------   ----------


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT
                                        4

                       MANAGEMENT DISCUSSION AND ANALYSIS

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

     Credit risk is increased by lending and investing activities that concentrate a financial institution's earning assets in a way that exposes the institution to a material loss from any single occurrence or group of related occurrences. Diversifying loans and investments to prevent concentrations of risks is one manner a financial institution can reduce potential losses due to credit risk. Examples of asset concentrations would include, but not be limited to, geographic concentrations, loans or investments of a single type, multiple loans to a single borrower, loans made to a single type of industry and loans of an imprudent size relative to the total capitalization of the institution. For loans purchased and originated, Parkvale has taken steps to reduce exposure to credit risk by emphasizing low-risk, single-family mortgage loans, which comprise 67.7% of the gross loan portfolio as of June 30, 2006. The next largest component of the loan portfolio is consumer loans at 15.3%, which generally consists of lower balance second mortgages and home equity loans originated in the greater Pittsburgh and Ohio valley region area and the auto loan portfolio.

NONPERFORMING LOANS AND FORECLOSED REAL ESTATE

Nonperforming loans and foreclosed real estate (REO) consisted of the following at June 30:

In Thousands                                   2006     2005     2004     2003     2002
-------------------------------------------   ------   ------   ------   ------   ------
Nonaccrual Loans:
   Mortgage                                   $1,700   $3,535   $2,610   $3,786   $2,871
   Commercial and Consumer                     1,888    3,626    2,345    3,498      598
                                              ------   ------   ------   ------   ------
Total nonaccrual loans                        $3,588   $7,161   $4,955   $7,284   $3,469
Total nonaccrual loans
   as a percent of total loans                  0.29%    0.59%    0.48%    0.58%    0.28%
Total foreclosed real estate, net                976    1,654    2,998    2,695    1,717
Total amount of nonaccrual
   loans and foreclosed real estate           $4,564   $8,815   $7,953   $9,979   $5,186
Total nonaccrual loans and foreclosed
   real estate as a percent of total assets     0.25%    0.47%    0.49%    0.61%    0.32%

     Delinquent single-family mortgage loans at June 30, 2006 consisted of 28 owner occupied homes. As of June 30, 2006, $538,000 or 31.6% of the nonaccrual mortgage loans totaling $1.7 million were purchased from others. Management believes the loans are well collateralized.

     Loans are placed on nonaccrual status when, in management's judgment, the probability of collection of principal and interest is deemed to be insufficient to warrant further accrual. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income. As a result, uncollected interest income is not included in earnings for nonaccrual loans. The amount of interest income on nonaccrual loans that has not been recognized in interest income was $135,000 for fiscal 2006 and $144,000 for fiscal 2005. Parkvale provides an allowance for the loss of accrued but uncollected interest on mortgage, consumer and commercial business loans, which are 90 days or more contractually past due.

     In addition, loans totaling $6.4 million were classified as special mention or substandard for regulatory purposes at June 30, 2006. These loans, while current or less than 90 days past due, have exhibited characteristics which warrant special monitoring. Examples of these concerns include irregular payment histories, questionable collateral values, investment properties having cash flows insufficient to service debt, and other financial inadequacies of the borrower. These loans are regularly monitored with efforts being directed towards resolving the underlying concerns while continuing with the performing status classification of such loans.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan loss was $14.9 million at June 30, 2006 and $15.2 million at June 30, 2005 or 1.21% and 1.25% of gross loans at June 30, 2006 and June 30, 2005 respectively. The adequacy of the allowance for loan loss is determined by management through evaluation of individual nonperforming, delinquent and high dollar loans, economic and


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT
                                        5

                       MANAGEMENT DISCUSSION AND ANALYSIS

business trends, growth and composition of the loan portfolio and historical loss experience, as well as other relevant factors.

     The allowance for loan loss is continually monitored by management for potential portfolio risks and to detect potential credit deterioration in the early stages. Management then establishes reserves based upon its evaluation of the inherent risks in the loan portfolio. Management believes the allowance for loan loss is adequate to absorb probable loan losses.

The following table sets forth the allowance for loan loss allocation at June
30:

In Thousands                             2006              2005              2004              2003              2002
--------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
General Allowances
   Residential 1-4 mortgages       $ 2,855    19.2%  $ 2,732    18.0%  $ 2,669    19.3%  $ 3,519    23.4%  $ 3,872    25.0%
   Commercial & multi-
      family mtg                     3,802    25.5%    3,952    26.0%    4,029    29.2%    3,921    26.1%    3,795    24.5%
   Consumer Loans                    4,568    30.6%    4,794    31.6%    3,542    25.6%    4,073    27.1%    4,652    30.0%
   Commercial Loans                  3,368    22.6%    3,386    22.3%    2,895    21.0%    2,746    18.3%    2,845    18.0%
                                   -------   -----   -------   -----   -------   -----   -------   -----   -------   -----
   Total General                    14,593    97.9%   14,864    97.9%   13,135    95.1%   14,259    95.0%   15,164    97.9%
Specific Allowances
   Residential 1-4 mortgage             32     0.2%       93     0.6%      112     0.8%       36     0.2%       56     0.4%
   Commercial & multi-
      family mtg                        --     0.0%       --     0.0%       --     0.0%      235     1.6%       --     0.0%
   Consumer                            256     1.7%      213     1.4%      269     1.9%      225     1.5%      272     1.8%
   Commercial                           26     0.2%       18     0.1%      292     2.1%      258     1.7%       --     0.0%
                                   -------   -----   -------   -----   -------   -----   -------   -----   -------   -----
   Total Specific                      314     2.1%      324     2.1%      673     4.9%      754     5.0%      328     2.1%
Total Allowances for loan losses   $14,907   100.0%  $15,188   100.0%  $13,808   100.0%  $15,013   100.0%  $15,492   100.0%
                                   -------   -----   -------   -----   -------   -----   -------   -----   -------   -----

YIELDS EARNED AND RATES PAID

The following table sets forth the average yields earned on Parkvale's interest-earning assets and the average rates paid on its interest-bearing liabilities for the periods indicated, the resulting average interest rate spreads, the net yield on interest-earning assets and the weighted average yields and rates at June 30, 2006:

                                           Year Ended June 30,
                                           -------------------   AT JUNE 30,
                                           2006   2005   2004        2006
                                           ----   ----   ----    -----------
Average Yields on (1)
Loans                                      5.60%  5.24%  5.01%      5.73%
Investments (2)                            3.96%  3.64%  4.08%      4.24%
Federal funds sold                         4.26%  2.29%  1.02%      5.25%
                                           ----   ----   ----       ----
All interest-earning assets                5.11%  4.64%  4.53%      5.34%
                                           ----   ----   ----       ----
Average rates paid on (1)
Saving deposits                            2.54%  2.22%  2.43%      2.82%
Borrowings                                 4.76%  4.77%  4.99%      4.81%
Trust preferred securities                 8.06%  6.18%  4.89%      9.16%
                                           ----   ----   ----       ----
All interest-bearing liabilities           2.96%  2.62%  2.77%      3.21%
                                           ----   ----   ----       ----
Average interest rate spread               2.15%  2.02%  1.76%      2.13%
                                           ----   ----   ----       ----
Net yield on interest-earning assets (3)   2.20%  2.08%  1.84%

(1) Average yields and rates are calculated by dividing the interest income or expense for the period by the average balance for the year. The weighted averages at June 30, 2006 are based on the weighted average contractual interest rates. Nonaccrual loans are excluded in the average yield and balance calculations.

(2) Includes held-to-maturity and available-for-sale investments, including mortgage-backed securities and interest-bearing deposits.

(3) Net interest income on a tax equivalent basis divided by average interest-earning assets


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

                       MANAGEMENT DISCUSSION AND ANALYSIS

The following table presents the average balances of each category of interest-earning assets and interest-bearing liabilities for the periods indicated.

                                                 Year Ended June 30
                                        ------------------------------------
In Thousands                               2006         2005         2004
------------                            ----------   ----------   ----------
Interest-Earning Assets
   Loans                                $1,214,931   $1,112,113   $1,124,828
   Investments                             456,638      479,791      308,031
   Federal Funds Sold                       82,166       77,483      113,241
                                        ----------   ----------   ----------
Total interest-earning assets            1,753,736    1,669,387    1,546,100
                                        ----------   ----------   ----------
Noninterest-earning assets                  98,861       81,898       63,682
                                        ----------   ----------   ----------
Total assets                            $1,852,597   $1,751,285   $1,609,782
Interest-bearing liabilities
   Savings deposits                     $1,444,318   $1,387,788   $1,292,093
   FHLB advances and other borrowings      247,676      212,764      179,171
   Trust preferred securities               32,200       28,600       25,000
                                        ----------   ----------   ----------
Total interest-bearing liabilities       1,724,194    1,629,152    1,496,264
                                        ----------   ----------   ----------
Noninterest-bearing liabilities             10,132       13,081       10,838
                                        ----------   ----------   ----------
Total Liabilities                        1,734,326    1,642,233    1,507,102
Shareholders equity                        118,271      109,052      102,680
                                        ----------   ----------   ----------
Total liabilities and equity            $1,852,597   $1,751,285   $1,609,782
                                        ----------   ----------   ----------
Net interest-earning assets             $   29,542   $   40,235   $   49,836
                                        ----------   ----------   ----------
Interest-earning assets as a % of
   interest-bearing liabilities              101.7%       102.5%       103.3%
                                        ----------   ----------   ----------

An excess of interest-earning assets over interest-bearing liabilities enhances a positive interest rate spread.

RESULTS OF OPERATIONS

     Parkvale Financial Corporation reported net income for the fiscal year ended June 30, 2006 of $13.3 million or $2.33 per diluted share, up 14.1% compared to net income of $11.7 million or $2.06 per diluted share for the fiscal year ended June 30, 2005. The $1.6 million increase in fiscal year 2006 net income reflects increases of $3.8 million in net interest income and $1.2 million in non-interest income offset by increases of $2.0 million in non-interest expense, $0.9 million in income tax expense and $0.5 million in provision for loan losses.

     Net interest income is the difference between interest earned on loans and investments and interest paid for deposits and borrowings. A positive interest rate spread is achieved with interest-earning assets in excess of interest-bearing liabilities, which results in increased net interest income. Net interest income increased to $38.6 million in fiscal 2006 from $34.8 million in fiscal 2005.

INTEREST INCOME

     Interest income from loans increased by $9.7 million or 16.7% in fiscal 2006. Average loans outstanding in fiscal 2006 were $1.2 billion, representing an increase of $102.8 million or 9.2%, partially due to loan purchases amounting to $139.5 million during fiscal 2006. The higher interest income reflected an increase in the average loan yield, which was 5.24% in fiscal 2005 and 5.60% in fiscal 2006. Interest income on loans increased by $1.9 million or 3.4% from fiscal 2004 to 2005. The average yield on loans increased from 5.01% in fiscal 2004 to 5.24% in fiscal 2005.

     Interest income on investments increased $603,000 or 3.4% in fiscal 2006. This was the result of an increase in the average yield on investments to 3.96% in fiscal 2006 from 3.64% in fiscal 2005, offset by a decrease in the average balance of $23.1 million or 4.8% to $456.6 million. The average yield on investments decreased to 3.64% in fiscal 2005 from 4.08% in fiscal 2004. Interest income on investments increased by $4.9 million or 39.3% from fiscal 2004 to 2005. This was the result of a $171.7 million or 55.8% increase in the average balance.

     Interest income from federal funds sold increased $1.7 million or 96.8% from fiscal 2005 to 2006. The increase was attributable primarily to an increase in the average yield from 2.29% in fiscal 2005 to 4.26% in


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT
                                       7

                       MANAGEMENT DISCUSSION AND ANALYSIS

fiscal 2006 and coupled with an increase in the average federal funds sold balance from $77.5 million in fiscal 2005 to $82.2 million in fiscal 2006. This is the result of the Federal Reserve increases to the target federal funds rate, which increased 200 basis points in fiscal 2006 from 3.25% to 5.25% on June 30, 2006. The average balance of federal funds sold decreased from $113.2 million in fiscal 2004 to $77.5 million in fiscal 2005 with interest income increasing $626,000 between the two years. The average yield increased from 1.02% in fiscal 2004 to 2.29% in fiscal 2005.

INTEREST EXPENSE

     Interest expense on deposits increased $5.8 million or 18.7% from fiscal 2005 to fiscal 2006. The average deposit balance increased $56.5 million or 4.1% in fiscal 2006 and the average cost increased from 2.22% in fiscal 2005 to 2.54% in 2006. The fiscal 2006 higher rates resulted from the general increase in rates paid due to the Federal Reserves continuous rate increase of 25 basis points at their regular meetings. Interest expense on deposits decreased $511,000 or 1.6% between fiscal 2004 and 2005. The average cost decreased from 2.43% in fiscal 2004 to 2.22% in fiscal 2005 while the average deposit balance increased by $95.7 million or 7.4% from fiscal 2004 to 2005.

     Interest expense on borrowed money increased by $1.6 million or 16.0% in fiscal 2006 primarily due to a $34.9 million increase in the average balance with similar average costs of borrowings of 4.77% in fiscal 2005 and 4.76% in fiscal 2006. Interest expense on trust preferred securities increased $825,000 or 46.6% for fiscal 2006 primarily due to an increase in the average balance of $3.6 million or 12.6% due to the AFB acquisition and an increase in the average cost from 6.18% in fiscal 2005 to 8.06% in fiscal 2006. In fiscal 2005, interest expense on borrowed money increased by $1.2 million or 13.5%, due to new borrowings with the FHLB of $30 million at a rates ranging from 4.32% to 4.46% during fiscal 2005. The overall average cost of borrowings decreased from 4.99% in fiscal 2004 to 4.77% in fiscal 2005. Interest expense on trust preferred securities increased $545,000, or 44.6% for fiscal 2005 primarily due to the addition of $7.2 million of trust preferred securities acquired through the AFB acquisition.

     Net interest income increased $3.8 million or 11.1% from fiscal 2005 to 2006. The average interest rate spread increased to 2.15% in fiscal 2006 from 2.02% in fiscal 2005, while the average net interest-earning assets decreased $10.7 million. In fiscal 2005, net interest income increased $6.2 million or 21.9%. The average interest rate spread increased from 1.76% in fiscal 2004 to 2.02% in fiscal 2005, while average net interest earning assets decreased $9.6 million between the two years.

     At June 30, 2006, the weighted average yield on loans and investments was 5.34%. The average rate payable on liabilities was 2.82% for deposits, 4.81% for borrowings, 9.16% for trust-preferred securities and 3.21% for combined deposits, borrowings and trust-preferred securities.

PROVISION FOR LOAN LOSSES

     The provision for loan losses is an amount added to the allowance against which loan losses are charged. The provision for loan losses was $736,000 in 2006, $229,000 in 2005, with a credit of $106,000 in 2004. The provision increased by $507,000 or 221.4% in fiscal 2006 compared to fiscal year 2005 due to the higher levels of net charge-offs in fiscal 2006 primarily related to uncollectible consumer loans acquired from Advance. The fiscal 2004 credit provision reflects the recovery of previous charge offs and the decrease in the loan portfolio due to payoffs. Aggregate allowances were 1.21% of gross loans as of June 30, 2006. Management believes the allowance for loan losses is adequate to cover the amount of probable credit losses in the loan portfolio as of June 30, 2006.

NONINTEREST INCOME

     Total noninterest income increased by $1.2 million or 15.2% in fiscal 2006. Fee income derived from deposit accounts increased $678,000 and other fees and charges on loan accounts increased $141,000. Gains on the sale of securities and assets increased by $101,000. Fiscal 2006 gains on the sale of securities and assets were $128,000 compared to $27,000 in fiscal 2005. The fiscal 2006 gains included a $65,000 recovery from a fiscal 2002 writedown on WorldCom bonds. Service charges on deposit accounts increased by $1.2 million or 27.4% and other service charges and fees increased by $108,000 or 10.1% between fiscal 2005 and 2004. The increases in all periods are primarily due to the volume related to the AFB acquisition and product enhancements.

     Other income increased $319,000 or 25.1% in fiscal 2006, and decreased $200,000 or 13.6% in fiscal 2005. Other income increased $357,000 primarily due to recoveries from previous write-downs of assets acquired from AFB. Investment service fee income earned by the Parkvale Financial Services investment representatives decreased $21,000 to $649,000 in fiscal 2006 versus $670,000 in fiscal 2005 and $694,000 in fiscal 2004 due to the lower commissions on products sold, primarily mutual fund sales.


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

                       MANAGEMENT DISCUSSION AND ANALYSIS

NONINTEREST EXPENSE

     Total noninterest expense increased $2.0 million or 8.0% in fiscal 2006 and by $3.3 million or 14.6% in fiscal 2005 primarily due to the AFB acquisition on December 31, 2004.

     Compensation and employee benefits increased $1.1 million or 7.9% during fiscal 2006 and $1.5 million or 12.5% during fiscal 2005 over the respective prior periods. The 2006 and 2005 increases were attributable to additional employees gained through the AFB acquisition.

     Office occupancy expense increased $388,000 or 8.4% in fiscal 2006 and $414,000 or 9.9% in fiscal 2005 over the respective prior period. The fiscal 2006 and 2005 increases were due to the seven additional offices gained through the AFB acquisition. The 2006 increase is also attributable to the opening of our 47th branch office in October 2005.

     Marketing expenses increased $181,000 or 47.9% in fiscal 2006 and decreased $3,000 or 0.8% in fiscal 2005. The fiscal 2006 increase is attributable to higher levels of advertising spending in the newer market areas in the Ohio Valley for the additional branch offices acquired with the AFB acquisition and the opening of the Greengate Centre office.

     Deposits at Parkvale Savings Bank (the "Bank") are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Deposit Insurance Fund ("DIF"). FDIC insurance expense was $191,000, $194,000 and $200,000 relating to savings deposit premiums averaging 1.32 basis points during fiscal 2006, 1.45 basis points during fiscal 2005, and 1.55 basis points during fiscal 2004, respectively. The FICO assessment is the total expense in the last three fiscal years and the FDIC has slowly decreased the rate charged on a quarterly basis.

     Other expense increased by $300,000 or 6.3% in fiscal 2006 primarily due to increased intangible asset amortization related to the AFB acquisition. The amortization expense of core deposit intangibles was $955,000 in fiscal 2006 versus $697,000 in fiscal 2005 and $438,000 in fiscal 2004. Other expense increased by $1.1 million or 29.9% in fiscal 2005 primarily due to an increase of data processing expense related to the systems conversion of the AFB offices in February 2005 and enhancements to products and services.

INCOME TAXES

     Federal and state income tax expense increased by $885,000 or 16.3% in fiscal 2006 and increased by $1.1 million or 25.5% in fiscal 2005 due to higher amounts of pre-tax income. The lower effective tax rate compared to the statutory rate of 35% was a result from the benefits of certain investments made by the company and its subsidiaries. As discussed in Note H, the effective tax rate for fiscal 2006, 2005 and 2004 was 32.2%, 31.8% and 30.2%, respectively.

COMMITMENTS

     At June 30, 2006, Parkvale was committed under various agreements to originate fixed and adjustable rate mortgage loans aggregating $3.6 million and $1.9 million, respectively, at rates ranging from 6.25% to 6.764% for fixed rate and 5.375% to 7.50% for adjustable rate loans, and had $87.2 million of unused consumer lines of credit and $18.6 million in unused commercial lines of credit. Parkvale was committed to fund commercial development loans in process of $7.5 million and residential loans in process of $12.1 million. Parkvale was also committed to originate commercial loans totaling $8.9 million at June 30, 2006. Outstanding letters of credit total $5.1 million at June 30, 2006.

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity risk represents the inability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers, as well as the obligations to depositors and debt holders. Parkvale uses its asset/liability management policy and contingency funding plan to control and manage liquidity risk. In fiscal 2005, the AFB acquisition, which resulted in balance sheet growth, was funded with cash from available liquidity and capital.

     Federal funds sold increased $23 million or 28.4% from $81 million at June 30, 2005 to $104 million at June 30, 2006. Loan balances increased $19.3 million or 1.6%, investments held to maturity decreased $62.8 million or 13.7% and cash and other interest-earning balances decreased $1.5 million or 4.3%. The decrease in total assets resulted from decreased deposit balances of $26.6 million or 1.8% and by decreased advances and other debt of $844,000 or 0.4%. Parkvale's FHLB advance available maximum borrowing capacity is $835 million. If Parkvale were to experience a deposit run off in excess of available cash resources and cash equivalents, available FHLB borrowing capacity could be utilized to fund the decrease in deposits.

     Trust preferred securities are considered variable rate debt obligations of Parkvale with $25.0 million that is scheduled to mature in March 2032 with an additional $7.2 million maturing in December 2032. Parkvale is permitted to redeem $25 million in whole or in part beginning in March 2007 and on a quarterly basis thereafter. The interest rate at June 30, 2006 on the $25 million was 9.06% representing 3 month Libor plus 360 basis points. If the debt is repaid in full on March 26, 2007, unamortized debt issuance costs of $625,000 would be recognized as an other expense, with the balance decreasing by $6,000 per quarter


               2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT
                                        9

                       MANAGEMENT DISCUSSION AND ANALYSIS

thereafter. The decision to redeem the $25 million in whole or in part is at Parkvale's option, which is subject to regulatory approval depending upon the funding method and capital impact at the Bank and Parkvale.

     Shareholders' equity increased $9.7 million or 8.6% at June 30, 2006 compared to June 30, 2005. Comprehensive income was $116,000, while dividends declared were $4.5 million resulting in 34.0% of net income paid to shareholders (equal to $0.80 per share) for fiscal year ended June 30, 2006. Treasury stock purchased in fiscal 2006 was $158,000, which was deployed for funding stock options and benefit plans totaling $1.2 million. The book value of Parkvale's common stock increased 7.7% to $21.64 at June 30, 2006 from $20.09 at June 30, 2005 as a result of these increases in shareholders' equity.

     The Bank is a wholly owned subsidiary of Parkvale. The Bank's primary regulators are the Federal Deposit Insurance Corporation ("FDIC") and the Pennsylvania Department of Banking. The Office of Thrift Supervision retains jurisdiction over Parkvale Financial Corporation due to its status as a unitary savings and loan holding company. The Bank continues to maintain a "well capitalized" status, sustaining a 6.65% Tier 1 capital level as of June 30, 2006. Adequate capitalization allows Parkvale to continue building shareholder value through traditionally conservative operations and potentially profitable growth opportunities. Management is not aware of any trends, events, uncertainties or recommendations by any regulatory authority that will have, or that are reasonably likely to have, material effects on Parkvale's liquidity, capital resources or operations.

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

     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is increased with provisions to decrease income and decreased by net charge-offs. The Bank's periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, past loan loss experience, current economic conditions, trends within Parkvale's market area and other relevant factors.

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

     The allowance for loan losses at June 30, 2006 includes $12.0 million or 80.6% of the allowance allocated to loans that are not mortgages secured by single-family homes. The ability of Bank customers to repay commercial or consumer loans is dependent upon the success of their business, continuing income and general economic conditions. Accordingly, the risk of loss is higher on such loans than single-family loans, which generally incur fewer losses as the collateral value generally exceeds the loan amounts in the event of foreclosure.

     INVESTMENT SECURITIES HELD TO MATURITY. Securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Declines in the fair value of individual held-to-maturity securities below their amortized cost that are other than temporary result in writedowns of the individual securities to their estimated fair value. Such writedowns are included in earnings as realized losses. Regular quarterly reviews of investment ratings and publicly available information are conducted by management and reviewed by the Audit-Finance committee. A listing of securities with ratings below investment grade are monitored and evaluated for possible writedown. There were no writedowns in fiscal 2006, 2005 and 2004.

     FORECLOSED REAL ESTATE. Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and recorded at the lower of the carrying amount or fair value of the property less cost to sell. After foreclosure, management periodically performs valuations and a valuation allowance is established for declines in the fair value less cost to sell below the property's carrying amount. Revenues, expenses and


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT
                                       10

                       MANAGEMENT DISCUSSION AND ANALYSIS

changes in the valuation allowance are included in the statement of operations. Gains and losses upon disposition are reflected in earnings as realized. Foreclosed real estate at June 30, 2006 included $412,000 of commercial property.

     GOODWILL AND OTHER INTANGIBLE ASSETS. FAS 141, Accounting for Business Combinations is the standard of accounting for business combinations initiated after June 30, 2001. FAS 141 mandated use of the purchase method and eliminated the use of the pooling-of-interest method of accounting for business combinations. FAS 141 also provided criteria to determine whether an acquired intangible should be recognized separately from goodwill. FAS 142, Accounting for Goodwill and Other Intangible Assets establishes standards for the amortization of acquired intangible assets and the non-amortization and impairment assessment of goodwill. At June 30, 2006, Parkvale has $6.5 million of core deposit intangible assets subject to amortization and $25.6 million in goodwill, which is not subject to periodic amortization. Parkvale determined the amount of identifiable intangible assets based upon independent core deposit analyses.

     Goodwill arising from business acquisitions represents the value attributable to unidentifiable intangible elements in the business acquired. Parkvale's goodwill relates to value inherent in the banking business, and the value is dependent upon Parkvale's ability to provide quality, cost effective services in the face of competition from other market participants on a regional basis. This ability relies upon continuing investments in processing systems, the development of value-added service features, and the ease of use of Parkvale's services. As such, goodwill value is supported ultimately by revenue, which is driven by the volume of business transacted. A decline in earnings as a result of a lack of growth or the inability to deliver cost effective services over sustained periods can lead to impairment of goodwill, which could result in a charge and adversely impact earnings in future periods.

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services as measured by the consumer price index.

FORWARD LOOKING STATEMENTS

The statements in this Annual Report that are not historical fact are forward looking statements. Forward-looking information should not be construed as guarantees of future performance. Actual results may differ from expectations contained in such forward looking information as a result of factors including but not limited to the interest rate environment, economic policy or conditions, federal and state banking and tax regulations and competitive factors in the marketplace. Each of these factors could affect estimates, assumptions, uncertainties and risks considered in the development of forward looking information and could cause actual results to differ materially from management's expectations regarding future performance.


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands except share data)

                                                                JUNE 30,
                                                        -----------------------
                                                           2006         2005
                                                        ----------   ----------
ASSETS
Cash and noninterest-earning deposits                   $   25,676   $   26,040
Federal funds sold                                         104,000       81,000
                                                        ----------   ----------
Cash and cash equivalents                                  129,676      107,040
Interest-earning deposits in other banks                     8,307        9,474
Investment securities available for sale (cost
   of $27,755 in 2006 and $24,682 in 2005) (Note B)         27,917       25,022
Investment securities held to maturity (fair value
   of $389,964 in 2006 and $459,645 in 2005) (Note B)      397,266      460,080
Loans, net of allowance of $14,907 in 2006 and
   $15,188 in 2005 (Note C)                              1,217,328    1,198,070
Foreclosed real estate, net (Note D)                           975        1,654
Office properties and equipment, net (Note D)               17,592       13,053
Goodwill                                                    25,634       25,634
Intangible assets and deferred charges                       6,532        7,487
Prepaid expenses and other assets (Note M)                  27,488       28,330
                                                        ----------   ----------
   Total assets                                          1,858,715    1,875,844
                                                        ----------   ----------

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits (Note E)                                       $1,451,764   $1,478,335
Advances from Federal Home Loan Bank (Note F)              221,885      217,141
Other debt (Note F)                                         17,528       23,116
Trust preferred securities (Note F)                         32,200       32,200
Advance payments from borrowers for taxes and
   insurance                                                 7,292        6,511
Other liabilities (Note M)                                   5,342        5,570
                                                        ----------   ----------
   Total liabilities                                     1,736,011    1,762,873
                                                        ----------   ----------

SHAREHOLDERS' EQUITY (Notes G and I)
Preferred stock ($1.00 par value; 5,000,000 shares
   authorized; 0 shares issued)                                 --           --
Common stock ($1.00 par value; 10,000,000 shares
   authorized; 6,734,894 shares issued)                      6,735        6,735
Additional paid-in capital                                   3,517        3,536
Treasury stock at cost - 1,065,830 shares in 2006 and
   1,112,948 shares in 2005                                (20,620)     (21,680)
Accumulated other comprehensive income                         116          216
Retained earnings                                          132,956      124,164
                                                        ----------   ----------
   Total shareholders' equity                              122,704      112,971
                                                        ----------   ----------
   Total liabilities and shareholders' equity           $1,858,715   $1,875,844
                                                        ----------   ----------

See Notes to Consolidated Financial Statements.


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT
                                       12

                      CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in thousands except per share data)

                                                            YEARS ENDED JUNE 30,
                                                        ---------------------------
                                                          2006      2005      2004
                                                        -------   -------   -------
INTEREST INCOME:
   Loans                                                $67,989   $58,259   $56,339
   Investments                                           18,089    17,486    12,553
   Federal funds sold                                     3,497     1,777     1,151
                                                        -------   -------   -------
      Total interest income                              89,575    77,522    70,043
                                                        =======   =======   =======

INTEREST EXPENSE:
   Deposits (Note E)                                     36,597    30,837    31,348
   Borrowings                                            11,786    10,159     8,948
   Trust preferred securities                             2,594     1,769     1,223
                                                        -------   -------   -------
      Total interest expense                             50,977    42,765    41,519
                                                        =======   =======   =======

Net interest income                                      38,598    34,757    28,524
Provision for loan losses (Note C)                          736       229      (106)
                                                        -------   -------   -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      37,862    34,528    28,630
                                                        =======   =======   =======

NONINTEREST INCOME:
   Service charges on deposit accounts                    6,380     5,702     4,474
   Other service charges and fees                         1,319     1,178     1,070
   Net gain on sale of assets and securities (Note J)       128        27     1,055
   Other                                                  1,588     1,269     1,469
                                                        -------   -------   -------
      Total noninterest income                            9,415     8,176     8,068
                                                        =======   =======   =======

NONINTEREST EXPENSE:
   Compensation and employee benefits                    14,972    13,872    12,328
   Office occupancy                                       4,999     4,611     4,197
   Marketing                                                559       378       381
   FDIC insurance                                           191       194       200
   Office supplies, telephone and postage                 1,868     1,791     1,582
   Other                                                  5,051     4,751     3,658
                                                        -------   -------   -------
      Total noninterest expense                          27,640    25,597    22,346
                                                        =======   =======   =======
Income before income tax expense                         19,637    17,107    14,352
Income tax expense (Note H)                               6,325     5,440     4,336
                                                        -------   -------   -------
NET INCOME                                              $13,312   $11,667   $10,016
                                                        =======   =======   =======

NET INCOME PER SHARE:
      Basic                                             $  2.36   $  2.08   $  1.80
      Diluted                                           $  2.33   $  2.06   $  1.77
                                                        -------   -------   -------

See Notes to Consolidated Financial Statements.


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

                                                                      YEARS ENDED JUNE 30,
                                                               ---------------------------------
                                                                  2006        2005        2004
                                                               ---------   ---------   ---------
Cash flows from operating activities:
   Interest received                                           $  90,615   $  81,846   $  76,169
   Loan fees received (paid)                                        (164)       (897)     (3,420)
   Other fees and commissions received                             8,818       7,684       6,467
   Interest paid                                                 (51,268)    (42,712)    (41,532)
   Cash paid to suppliers and employees                          (24,881)    (25,093)    (21,943)
   Income taxes paid                                              (5,880)     (4,961)     (4,780)
                                                               ---------   ---------   ---------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                17,240      15,867      10,961
Cash flows from investing activities:
   Proceeds from sales of investment securities available
      for sale                                                     2,979      13,503       1,075
   Proceeds from maturities of investments                       111,764     197,252     211,701
   Purchase of investment securities available for sale           (2,340)     (2,924)       (210)
   Purchase of investment securities held to maturity            (52,995)   (168,306)   (481,736)
   Maturity of deposits in other banks                             1,167       4,073       4,029
   Purchase of loans                                            (139,531)   (126,877)   (227,145)
   Proceeds from sales of loans                                    5,184       2,441       5,903
   Principal collected on loans                                  262,174     336,231     613,126
   Loans made to customers, net of loans in process             (147,031)   (142,580)   (164,564)
   Payment for acquisition of Advance Financial Bancorp, net          --     (12,780)         --
   Capital expenditures, net of proceeds from sales of
      capital assets                                              (6,164)        621        (243)
                                                               ---------   ---------   ---------
         NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES      35,207     100,654     (38,064)
Cash flows from financing activities:
   Net (decrease) increase in checking and savings accounts      (42,606)    (37,150)     40,993
   Net increase (decrease) in certificates of deposit             16,198     (35,179)    (90,783)
   Proceeds from FHLB advances                                    10,000      30,000      10,000
   Repayment of FHLB advances                                     (5,052)     (5,104)        (14)
   Net (decrease) increase in other borrowings                    (5,588)      3,806       6,260
   Net increase (decrease) in borrowers advances for tax
      and insurance                                                  781        (122)     (1,114)
   Dividends paid                                                 (4,520)     (4,475)     (4,240)
   Contribution to retirement plans                                  880         806         731
   Payment for treasury stock                                       (158)        (70)     (1,480)
   Proceeds from exercise of stock options                           254         193         497
                                                               ---------   ---------   ---------
         NET CASH USED IN FINANCING ACTIVITIES                   (29,811)    (47,295)    (39,150)
                                                               ---------   ---------   ---------
Net increase (decrease) in cash and cash equivalents              22,636      69,226     (66,253)
Cash and cash equivalents at beginning of year                   107,040      37,814     104,067
                                                               ---------   ---------   ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                       $ 129,676   $ 107,040   $  37,814
                                                               ---------   ---------   ---------
Reconciliation of net income to net cash provided by
   operating activities:
Net income                                                     $  13,312   $  11,667   $  10,016
Adjustments to reconcile net income to net cash provided by
   operating activities:
   Depreciation and amortization                                   2,583       2,118       1,830
   Accretion and amortization of fees and discounts                  932       2,362       5,008
   Loan fees collected and deferred                                 (533)       (297)     (3,420)
   Provision for (recovery of) loan losses                           736         229        (106)
   Gain on sale of assets                                           (128)        (27)     (1,077)
   Increase in accrued interest receivable                           108       1,865         497
   Decrease (increase) in other assets                               683      (3,671)     (1,037)
   (Decrease) increase in accrued interest payable                  (142)        162         (13)
   (Decrease) increase in other liabilities                         (311)      1,459        (737)
                                                               ---------   ---------   ---------
      Total adjustments                                            3,928       4,200         945
Net cash provided by operating activities                      $  17,240   $  15,867   $  10,961
                                                               ---------   ---------   ---------

See Notes to Consolidated Financial Statements.


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT
                                       14

                 CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

(Dollar amounts in thousands except per share data)

                                                                                          Accumulated
                                                                 Additional                  Other                      Total
                                                        Common     Paid-In    Treasury   Comprehensive   Retained   Shareholders'
                                                         Stock     Capital      Stock        Income      Earnings       Equity
                                                        ------   ----------   --------   -------------   --------   -------------
Balance at June 30, 2003                                $6,735     $4,132     ($22,951)      $ 355       $111,203      $ 99,474
                                                        ======     ======     ========       =====       ========      ========
2004 net income                                                                                            10,016        10,016
Accumulated other comprehensive income:
   Change in unrealized gain on securities, net of
      deferred tax expense of $56                                                               98
   Reclassification adjustment, net of taxes of $(235)                                        (410)                        (312)
                                                                                                                       --------
   Comprehensive income                                                                                                   9,704
Treasury stock purchased                                                        (1,480)                                  (1,480)
Treasury stock contributed to benefit plans                                        731                                      731
Exercise of stock options                                            (516)       1,013                                      497
Cash dividends declared on common stock at
   $.76 per share                                                                                          (4,240)       (4,240)
                                                        ------     ------     --------       -----       --------      --------
Balance at June 30, 2004                                 6,735      3,616      (22,687)         43        116,979       104,686
                                                        ======     ======     ========       =====       ========      ========
2005 net income                                                                                            11,667        11,667
Accumulated other comprehensive income
   Change in unrealized gain on securities, net of
      deferred tax expense of $77                                                              182
   Reclassification adjustment, net of taxes of $(4)                                            (9)                         173
                                                                                                                       --------
Comprehensive income                                                                                                     11,840
Treasury stock purchased                                                           (70)                                     (70)
Treasury stock contributed to benefit plans                                        806                                      806
Exercise of stock options                                             (80)         271                                      191
Cash dividends declared on common stock at
   $.80 per share                                                                                          (4,482)       (4,482)
                                                        ------     ------     --------       -----       --------      --------
Balance at June 30, 2005                                 6,735      3,536      (21,680)        216        124,164       112,971
                                                        ======     ======     ========       =====       ========      ========
2006 net income                                                                                            13,312        13,312
Accumulated other comprehensive income
   Change in unrealized gain on securities, net of
      deferred tax expense of $(12)                                                            (21)
   Reclassification adjustment, net of taxes of $(46)                                          (79)                        (100)
                                                                                                                       --------
Comprehensive income                                                                                                     13,212
Treasury stock purchased                                                          (158)                                    (158)
Treasury stock contributed to benefit plans                                        880                                      880
Exercise of stock options                                             (19)         338                                      319
Cash dividends declared on common stock at
   $.80 per share                                                                                          (4,520)       (4,520)
                                                        ------     ------     --------       -----       --------      --------
Balance at June 30, 2006                                $6,735     $3,517     ($20,620)      $ 116       $132,956      $122,704
                                                        ======     ======     ========       =====       ========      ========

See Notes to Consolidated Financial Statements.


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

                            (dollar amounts in thousands, except per share data)

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Parkvale Financial Corporation ("PFC"), its wholly owned subsidiary, Parkvale Savings Bank (the "Bank") and its wholly owned subsidiaries. PFC and the Bank are collectively referred to as ("Parkvale"). All intercompany transactions and balances have been eliminated in consolidation.

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

OPERATING SEGMENTS

An operating segment is defined as a component of an enterprise that engages in business activities which generate revenue and incurs expense, and the operating results of which are reviewed by management. Parkvale's business activities are currently confined to one operating segment which is community banking.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reported period. Actual results could differ from those estimates.

CASH AND NONINTEREST-EARNING DEPOSITS

The Bank is required to maintain cash and reserve balances with the Federal Reserve Bank. The reserve calculation is currently 0% of the first $7,800 of checking deposits, 3% of the next $40,500 of checking deposits and 10% of total checking deposits over $48,300. These required reserves, net of allowable credits, amounted to $5,600 at June 30, 2006.

INVESTMENT SECURITIES AVAILABLE FOR SALE

Investment securities available for sale consist primarily of equity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of shareholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary will result in write-downs of the individual securities to their fair value. Any related write-downs will be included in earnings as realized losses. The FHLB of Pittsburgh stock is a restricted equity security that does not have a readily determinable fair value. The FHLB requires member institutions to maintain a minimum level of stock ownership based on a percentage of residential mortgages, subject to periodic redemption at par if the stock owned is over the minimum requirement. As such, FHLB stock is recorded at cost with no unrealized gains or losses as an investment available for sale. No securities have been classified as trading.

INVESTMENT SECURITIES HELD TO MATURITY

Securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Declines in the fair value of individual held-to-maturity securities below amortized cost that are other than temporary will result in write-downs of the individual securities to their fair value. Any related write-downs will be included in earnings as realized losses.

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

Loans are placed on nonaccrual status when, in the judgment of management, the probability of collection of principal and interest is deemed to be insufficient towarrant further accrual. All loans which are 90 or more days delinquent are treated as nonaccrual loans.


               2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT
                                       16

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollar amounts in thousands, except per share data)

Nonaccrual, substandard and doubtful commercial and other real estate loans are assessed for impairment. Loans are considered impaired when the fair value of collateral is insufficient compared to the contractual amount due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest ultimately collected is credited to income in the period of recovery.

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

EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share for the three years ended June 30:

                                                         2006         2005         2004
                                                      ----------   ----------   ----------
Numerator for basic and diluted earnings per share:
   Net income                                         $   13,312   $   11,667   $   10,016
Denominator
   Weighted average shares for
      basic earnings per share                         5,644,753    5,597,374    5,571,733
   Effect of dilutive employee stock options              62,496       72,657       77,511
                                                      ----------   ----------   ----------
   Weighted average shares for
      dilutive earnings per share                      5,707,249    5,670,031    5,649,244
                                                      ----------   ----------   ----------
Net income per share
   Basic                                              $     2.36   $     2.08   $     1.80
   Diluted                                            $     2.33   $     2.06   $     1.77

OFFICE PROPERTY AND EQUIPMENT

Office property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the various classes of assets. Amortization of leasehold improvements is computed using the straight-line method over the useful lives of the leasehold.

FORECLOSED REAL ESTATE

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and recorded at the lower of the carrying amount or fair value of the property less cost to sell. After foreclosure, management periodically performs valuations, and a valuation allowance is established for any declines in the fair value less cost to sell below the property's carrying amount. Revenues, expenses and changes in the valuation allowance are included in the statement of operations. Gains and losses upon disposition are reflected in earnings as realized. Loans transferred to foreclosed real estate during fiscal 2006 were $2,100 and in 2005 and 2004 were $1,450 and $881, respectively. The foreclosures in the last three years were primarily due to loans on single-family dwellings foreclosed throughout the year.


               2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT
                                       17

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollar amounts in thousands, except per share data)

STOCK BASED COMPENSATION

In December 2004, the Financial Accounting Standards Board ("FASB") issued No. 123R, a revised Statement, Share-Based Payment Amendment of FASB Statements No. 123 and APB No. 95, previously issued on March 31, 2004, that addressed the accounting for share-based payment transactions in which an enterprise receives services in exchange for (a) equity instruments of the enterprise and (b) liabilities that are based on the fair value of the enterprise's equity instruments that may be settled by the issuance of such equity instruments. Under Financial Accounting Standard ("FAS") 123R, all forms of share-based payments to employees, including employee stock options, are treated the same as other forms of compensation by recognition of the related cost in the income statement. The expense of the award would generally be measured at fair value at the grant date. Previous accounting guidance permitted the expense relating to so-called fixed plan employee stock options only be disclosed in the footnotes to the financial statements. The revised statement eliminated the ability to account for share-based compensation transactions using APB Opinion No. 25, Accounting for Stock Issued to Employees. The revised statement eliminated the alternative to use the intrinsic value method of accounting. This statement requires the use of fair value recognition principles. This statement did not have a significant impact on Parkvale's results of operations, which became effective for Parkvale on July 1, 2005. At June 30, 2006, Parkvale does not have any unvested stock options outstanding.

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

The repurchase program approved on June 19, 2003 expired on June 30, 2006. During fiscal 2006, this program repurchased 5,785 shares at an average price of $27.32 representing 0.10% of the outstanding stock. A new repurchase program was approved on June 21, 2006 permitting the purchase of 5% of outstanding stock, or 283,400 shares, to be repurchased periodically through fiscal year 2007 at prevailing market prices in open-market transactions.

GOODWILL AND OTHER INTANGIBLE ASSETS

Parkvale adopted FAS 142, Accounting for Goodwill and Other Intangible Assets, during fiscal 2002. FAS 142 defines goodwill as the excess of the purchase price over the fair value of assets acquired in connection with business acquisition accounted for as a purchase, and intangible assets with indefinite lives are no longer amortized but are reviewed annually, requiring a two-step process, or more frequently if impairment indicators arise, for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. Parkvale applied the non-amortization provisions of FAS 142 to goodwill recorded on December 31, 2004 as a result of the acquisition of AFB. AFB core deposit intangibles valued at $4,600 at acquisition represented 4.7% of core deposit accounts, and the premium is being amortized over the average life of 8.94 years. Resulting goodwill of $18,100 is not subject to periodic amortization. Core deposit intangible amortization expense for AFB and for Second National Bank of Masontown ("SNB") acquired on January 31, 2002 was $517 and $392 in fiscal 2006, respectively. Amortization for each of the next five years is expected to be $517 and $392 for AFB and SNB, respectively. Goodwill and amortizing core deposit intangibles aggregating $27,600 are not deductible for federal income tax purposes. See Note K.

DERIVATIVE FINANCIAL INSTRUMENTS

FAS 133, Accounting for Derivative Instruments and Hedging Activities, establishes accounting and reporting standards requiring that every derivative be recorded in the balance sheet as either an asset or liability measured at its fair value. FAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The adoption has not had a material impact on Parkvale's financial statements, as Parkvale


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT
                                       18

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollar amounts in thousands, except per share data)

has not held any instruments that are subject to FAS 133 accounting.

RECENT ACCOUNTING STANDARDS

In May 2005, the FASB issued Statement of Financial Accounting Standard No. 154, "Accounting Changes and Error Corrections", replacing APB Opinion No. 20, "Accounting Changes", and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changing the requirements for the accounting for reporting of a change in accounting principle. This Statement requires retrospective application to prior period financial statements of a voluntary change in accounting principle unless it is impracticable. Statement No. 154 is effective for fiscal years beginning after December 15, 2005, with earlier application permitted. Parkvale adopted this statement for the second quarter of fiscal 2006. This statement has not impacted Parkvale's financial statements.

In November 2005, the FASB issued Staff Position (FSP) Nos. FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. This FSP addresses the determination of when an investment is considered to be impaired, whether the impairment is other-than-temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary. The guidance in this FSP must be applied to all reporting periods beginning after December 15, 2005. Parkvale has adopted this statement for the second quarter of fiscal 2006.

The FASB recently issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes." This pronouncement, which will be effective for Parkvale in fiscal 2008, clarifies accounting for income tax positions that are either: (1) complex, and therefore, subject to varied interpretation, or (2) controversial. Management does not expect this pronouncement to have a significant impact on Parkvale's financial position or results of operations in fiscal 2008.


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - INVESTMENT SECURITIES

                            (dollar amounts in thousands, except per share data)

The amortized cost, gross unrealized gains and losses and fair values for investment securities classified as available for sale or held to maturity at June 30 are as follows:

                                                      2006                                                2005
                                    ----------------------------------------------   ----------------------------------------------
                                                   Gross        Gross                               Gross        Gross
                                    Amortized   Unrealized   Unrealized     Fair     Amortized   Unrealized   Unrealized      Fair
                                       Cost        Gains       Losses       Value       Cost        Gains       Losses       Value
                                    ---------   ----------   ----------   --------   ---------   ----------   ----------   --------
Available for sale:
   FHLB of Pittsburgh stock          $ 15,899     $   --       $   --     $ 15,899    $ 15,172     $   --       $   --     $ 15,172
   Equity securities - other           11,856        509          346       12,018       9,510        532          192        9,850
                                     --------     ------       ------     --------    --------     ------       ------     --------
TOTAL EQUITY INVESTMENTS
   AVAILABLE FOR SALE                $ 27,755     $  509       $  346     $ 27,917    $ 24,682     $  532       $  192     $ 25,022
                                     --------     ------       ------     --------    --------     ------       ------     --------
Held to maturity:
U.S. Government and agency
obligations due:
   Within 1 year                       72,759         --          674       72,085      72,269          8          377       71,900
   Within 5 years                     199,340         --        5,024      194,316     202,151         62          841      201,372
   Within 10 years                     51,052         --        1,069       49,983      85,956        149          361       85,744
                                     --------     ------       ------     --------    --------     ------       ------     --------
TOTAL U.S. GOVERNMENT AND
   AGENCY OBLIGATIONS                 323,151         --        6,767      316,384     360,376        219        1,579      359,016
                                     --------     ------       ------     --------    --------     ------       ------     --------
Municipal obligations:
   Within 1 year                           --         --           --           --         309          2           --          311
   Within 5 years                       2,911          2           48        2,865       1,905         45                     1,950
   Within 10 years                        926         17           --          943         309          7           --          316
   After 10 years                       1,035         13            2        1,046       2,665        102           --        2,767
                                     --------     ------       ------     --------    --------     ------       ------     --------
TOTAL MUNICIPAL OBLIGATIONS             4,872         32           50        4,854       5,188        156           --        5,344
                                     --------     ------       ------     --------    --------     ------       ------     --------
Corporate debt:
   Within 1 year                        9,496         --           94        9,402      24,246         49           24       24,271
   Within 5 years                       5,024         --           70        4,954       9,843         32           54        9,821
   Within 10 years                         --         --           --           --         156         19           --          175
   After 10 years                      16,592        605           36       17,161      16,883      1,031           86       17,828
                                     --------     ------       ------     --------    --------     ------       ------     --------
TOTAL CORPORATE DEBT                   31,112        605          200       31,517      51,128      1,131          164       52,095
                                     --------     ------       ------     --------    --------     ------       ------     --------
TOTAL U.S. GOVERNMENT AND
   AGENCY OBLIGATIONS MUNICIPAL
   OBLIGATIONS AND CORPORATE DEBT     359,135        637        7,017      352,755     416,692      1,506        1,743      416,455
                                     --------     ------       ------     --------    --------     ------       ------     --------
Mortgage-backed securities:
   FHLMC                                8,990         25          279        8,736      10,959         50           85       10,924
   FNMA                                19,714          4          557       19,161      25,883         98          374       25,607
   GNMA                                 2,329         24            2        2,351       2,835        131           --        2,966
   SBA                                     11         --            1           10          12         --           --           12
   Collateralized mortgage
      obligations ("CMOs")              7,077          4          142        6,939       3,366          3           21        3,348
   OTHER PARTICIPATION
      CERTIFICATES                         10          2           --           12         333         --           --          333
                                     --------     ------       ------     --------    --------     ------       ------     --------
TOTAL MORTGAGE-BACKED
   SECURITIES                          38,131         59          981       37,209      43,388        282          480       43,190
                                     --------     ------       ------     --------    --------     ------       ------     --------
TOTAL INVESTMENTS CLASSIFIED AS
   HELD TO MATURITY                   397,266        696        7,998      389,964     460,080      1,788        2,223      459,645
                                     --------     ------       ------     --------    --------     ------       ------     --------
TOTAL INVESTMENT PORTFOLIO           $425,021     $1,205       $8,344     $417,881    $484,762     $2,320       $2,415     $484,667
                                     --------     ------       ------     --------    --------     ------       ------     --------


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT
                                       20

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollar amounts in thousands, except per share data)

Mortgage-backed securities and CMOs are not due at a single maturity date; periodic payments are received on the securities based on the payment patterns of the underlying collateral. Investment securities with an estimated fair value of $13,494 and $11,672 were pledged to secure public deposits and other purposes as required by law at June 30, 2006 and 2005, respectively. Investment securities with an estimated fair value of $24,264 and $33,926 were pledged to secure commercial investment agreements at June 30, 2006 and 2005, respectively.

The following table represents gross unrealized losses and fair value of investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2006:

                                         Less than 12 months      12 months or more             Total
                                        ---------------------   ---------------------   ---------------------
                                          Fair     Unrealized     Fair     Unrealized     Fair     Unrealized
                                          Value      Losses       Value      Losses       Value      Losses
                                        --------   ----------   --------   ----------   --------   ----------
U.S. government and agency
   obligations:                         $110,823     $2,212     $205,561     $4,555     $316,384     $6,767
Municipal obligations:                     2,275         50           --         --        2,275         50
Corporate debt:                            9,457        158        7,879         42       17,336        200
                                        --------     ------     --------     ------     --------     ------
TOTAL U.S. GOVERNMENT AND AGENCY
   OBLIGATIONS AND CORPORATE DEBT        122,555      2,420      213,440      4,597      335,995      7,017
                                        --------     ------     --------     ------     --------     ------
Agency MBS and CMO's                      12,034        101       22,142        880       34,176        981
Equity securities - other                    473         64        5,217        282        5,690        346
                                        --------     ------     --------     ------     --------     ------
TOTAL TEMPORARILY IMPAIRED SECURITIES   $135,062     $2,585     $240,799     $5,759     $375,861     $8,344
                                        --------     ------     --------     ------     --------     ------

The investments in debt and equity securities have not been significantly impaired. The unrealized losses are primarily the result of volatility in interest rates. Based on the credit worthiness of the issuers, management determined that the debt and equity securities were not other-than temporarily impaired.

The following table represents gross unrealized losses and fair value of investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2005:

                                         Less than 12 months      12 months or more             Total
                                        ---------------------   ---------------------   ---------------------
                                          Fair     Unrealized     Fair     Unrealized     Fair     Unrealized
                                          Value      Losses       Value      Losses       Value      Losses
                                        --------   ----------   --------   ----------   --------   ----------
U.S. government and agency
   obligations:                         $144,571      $712      $137,048     $  867     $281,619     $1,579
Corporate debt:                            6,936        13         9,926        151       16,862        164
                                        --------      ----      --------     ------     --------     ------
TOTAL U.S. GOVERNMENT AND AGENCY
   OBLIGATIONS AND CORPORATE DEBT        151,507       725       146,974      1,018      298,481      1,743
                                        --------      ----      --------     ------     --------     ------
Agency MBS and CMO's                       4,096        13        25,718        467       29,814        480
Equity securities - other                     --        --         4,807        192        4,807        192
                                        --------      ----      --------     ------     --------     ------
TOTAL TEMPORARILY IMPAIRED SECURITIES   $155,603      $738      $177,499     $1,677     $333,102     $2,415
                                        --------      ----      --------     ------     --------     ------

The investments in debt and equity securities have not been significantly impaired. The unrealized losses are primarily the result of volatility in interest rates. Based on the credit worthiness of the issuers, management determined that the debt and equity securities were not other-than temporarily impaired.


               2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C - LOANS

                            (dollar amounts in thousands, except per share data)

Loans at June 30 are summarized as follows:

                                                2006         2005         2004
                                             ----------   ----------   ----------
Mortgage loans:
   Residential:
      1-4 Family                             $  833,262   $  807,753   $  723,551
      Multifamily                                28,911       29,920       23,910
   Commercial                                   108,977      109,146       82,186
   Other                                         20,834       22,448       12,987
                                             ----------   ----------   ----------
                                                991,984      969,267      842,634
Consumer loans                                  182,506      187,807      143,476
Commercial business loans                        49,875       48,302       38,869
Loans on savings accounts                         5,721        5,611        2,790
                                             ----------   ----------   ----------
      Gross loans                             1,230,086    1,210,987    1,027,769

Less:
   Loans in process                                 142          418          313
   Allowance for loan losses                     14,907       15,188       13,808
   Unamortized discount (premium) and
      deferred loan fees                         (2,291)      (2,689)      (1,430)
                                             ----------   ----------   ----------
                                             $1,217,328   $1,198,070   $1,015,078
                                             ----------   ----------   ----------

The following summary sets forth the activity in the allowance for loan losses for the years ended June 30:

                                                2006         2005         2004
                                             ----------   ----------   ----------
Beginning balance                            $   15,188   $   13,808   $   15,013
Provision for loan losses                           736          229         (106)
Provision for loan losses from acquisition           --        1,897           --
Loans recovered:
   Commercial                                         8            6            6
   Consumer                                          25           23          122
   Mortgage                                         106           47          235
                                             ----------   ----------   ----------
Total recoveries                                    139           76          363
                                             ----------   ----------   ----------
Loans charged off:
   Commercial                                      (178)        (423)        (779)
   Consumer                                        (755)        (203)        (301)
   Mortgage                                        (223)        (196)        (382)
                                             ----------   ----------   ----------
Total charge-offs                                (1,156)        (822)      (1,462)
                                             ----------   ----------   ----------
Net recoveries (charge-offs)                     (1,017)        (746)      (1,099)
                                             ----------   ----------   ----------
Ending balance                               $   14,907   $   15,188   $   13,808
                                             ----------   ----------   ----------

The following table sets forth the allowance for loan loss allocation for the years ended June 30:

                                                2006         2005         2004
                                             ----------   ----------   ----------
   Residential mortgages                     $    2,887   $    2,825   $    2,781
   Commercial mortgages                           3,802        3,952        4,029
   Consumer loans                                 4,824        5,006        3,810
   Commercial loans                               3,394        3,405        3,188
                                             ----------   ----------   ----------
Total allowance for loan losses              $   14,907   $   15,188   $   13,808
                                             ----------   ----------   ----------

The loan portfolio is reviewed on a periodic basis to ensure Parkvale's allowance for loan losses is adequate to absorb potential losses due to inherent risk in the loan portfolio.


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT
                                       22

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollar amounts in thousands, except per share data)

At June 30, 2006, Parkvale was committed under various agreements to originate fixed and adjustable rate mortgage loans aggregating $3,617 and $1,932, respectively, at rates ranging from 6.250% to 6.764% for fixed rate and 5.375% to 7.50% for adjustable rate loans, and had $87,228 of unused consumer lines of credit and $18,568 in unused commercial lines of credit. Parkvale was also committed to originate commercial loans totaling $8,914 at June 30, 2006.

Parkvale was committed to fund commercial development loans in process of $7,467 and residential loans in process of $12,064. Outstanding letters of credit totaled $5,056. Substantially all commitments are expected to expire within a year.

At June 30, Parkvale serviced loans for the benefit of others as follows: 2006 - $66,119, 2005 - $71,288 and 2004 -$24,132.

At June 30, 2006, Parkvale's loan portfolio consisted primarily of residential real estate loans collateralized by single and multifamily residences, nonresidential real estate loans secured by industrial and retail properties and consumer loans including lines of credit.

Parkvale has geographically diversified its mortgage loan portfolio, having loans outstanding in 45 states and the District of Columbia. Parkvale's highest concentrations are in the following states/area along with their respective share of the outstanding mortgage loan balance: Pennsylvania - 32.7%; Ohio - 15.4%; and Virginia - 5.7%. The ability of debtors to honor these contracts depends largely on economic conditions affecting the Pittsburgh, Columbus and greater Washington D.C. metropolitan areas, with repayment risk dependent on the cash flow of the individual debtors. Substantially all mortgage loans are secured by real property with a loan amount of generally no more than 80% of the appraised value at the time of origination. Mortgage loans in excess of 80% of appraised value generally require private mortgage insurance.

For the years ended June 30, the amount of interest income of nonaccrual loans that had not been recognized in interest income was $135 for 2006, $144 for 2005 and $152 in 2004. There were $130 of loans considered impaired at June 30, 2006 and $1 at June 30, 2005. Impaired loans are reported net of allowances of $0 at June 30, 2006 and 2005. The average recorded investment in impaired loans was $71 during fiscal 2006 and $216 during fiscal 2005. These loans were included in management's assessment of the adequacy of general valuation allowances.

NOTE D - OFFICE PROPERTIES AND EQUIPMENT AND FORECLOSED REAL ESTATE

                                                   (dollar amounts in thousands)

Office properties and equipment at June 30 are summarized by major classification as follows:

                                                   2006      2005      2004
                                                 -------   -------   -------
Land                                             $ 3,983   $ 2,498   $ 2,080
Office buildings and leasehold improvements       15,969    11,857     9,435
Furniture, fixtures and equipment                 11,692    11,149    10,339
                                                 -------   -------   -------
                                                  31,644    25,504    21,854
Less accumulated depreciation and amortization    14,052    12,451    11,805
                                                 -------   -------   -------
Office properties and equipment, net             $17,592   $13,053   $10,049
                                                 -------   -------   -------
Depreciation expense for the year                $ 1,627   $ 1,422   $ 1,370

On January 18, 2006, Parkvale purchased the Parkvale Building located at the corner of Routes 22 and 48 in Monroeville. This building has served as the main office and headquarters for Parkvale Bank since 1987, and the vast majority of Parkvale's administrative staff is employed in this location. This 40,000 square foot building was purchased from Parkvale's former landlords at a price of $4,375.


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                   (dollar amounts in thousands)

A summary of foreclosed real estate at June 30 is as follows:

                                           2006    2005     2004
                                           ----   ------   ------
Real estate acquired through foreclosure   $975   $1,699   $3,056
Allowance for losses                         --      (45)     (58)
                                           ----   ------   ------
                                           $975   $1,654   $2,998
                                           ----   ------   ------

Changes in the allowance for losses on foreclosed real estate for the years ended June 30 were as follows:

                            2006   2005    2004
                            ----   ----   -----
Beginning balance           $(45)  $(58)  $  --
Provision for losses         (63)   (30)    (58)
Less charges to allowance    108     43      --
                            ----   ----   -----
Ending Balance              $  0   ($45)   ($58)

NOTE E - DEPOSITS

                                                   (dollar amounts in thousands)

The following schedule sets forth interest expense for the years ended June 30 by type of deposit:

                                            2006      2005      2004
                                          -------   -------   -------
Checking and money market accounts        $ 3,470   $ 2,811   $ 2,227
Passbook and statement savings accounts     1,174     1,132     1,107
Certificates                               31,953    26,894    28,014
                                          -------   -------   -------
                                          $36,597   $30,837   $31,348
                                          -------   -------   -------

A summary of deposits at June 30 is as follows:

                                                    2006                 2005
                                             ------------------   ------------------
                                               AMOUNT       %       Amount       %
                                             ----------   -----   ----------   -----
Transaction accounts:
   Checking and money market accounts        $  290,849    20.0   $  295,083    20.0
   Checking accounts - noninterest-bearing       93,866     6.5      101,502     6.8
   Passbook and statement savings accounts      203,686    14.0      234,421    15.9
                                             ----------   -----   ----------   -----
                                                588,401    40.5      631,006    42.7
Certificates of deposit                         854,100    58.9      839,732    56.8
                                             ----------   -----   ----------   -----
                                              1,442,501    99.4    1,470,738    99.5
Accrued Interest                                  9,263     0.6        7,597     0.5
                                             ----------   -----   ----------   -----
                                             $1,451,764   100.0   $1,478,335   100.0
                                             ----------   -----   ----------   -----

The aggregate amount of time deposits over $100 was $159,352 and $150,591 at June 30, 2006 and 2005, respectively.

Maturity Period     2006       2005
---------------   --------   --------
 1-12 months      $476,613   $339,184
13-24 months       152,080    245,208
25-36 months       104,430     90,373
37-48 months        34,544     57,648
49-60 months        13,559     26,938
Thereafter          72,874     80,381
                  --------   --------
                  $854,100   $839,732
                  --------   --------


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT
                                       24

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE F - ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER DEBT

                                                   (dollar amounts in thousands)

The advances from the FHLB at June 30 consisted of the following:

                                                          2006                   2005
                                                  --------------------   --------------------
                                                              INTEREST               Interest
                                                   BALANCE     RATE %     Balance     Rate %
                                                  --------   ---------   --------   ---------
Due within one year                               $     --          --   $     --          --
Due within five years                               70,000   4.12-6.05     40,000   4.86-5.75
Due within ten years                               131,885   3.00-6.75    115,406   3.00-6.75
Due within twenty years                             20,000   4.67-4.97     61,735   4.32-6.27
                                                  --------   ---------   --------   ---------
Weighted average interest rate at end of period   $221,885        5.08%  $217,141        5.14%

Included in the $221,885 of advances is $110,500 of convertible select advances. These advances may reset to the 3-month London Bank Interbank Offer Rate Index (LIBOR) and have various spreads and call dates. The FHLB has the right to call any convertible select advance on its call date or quarterly thereafter. Should the advance be called, Parkvale has the right to pay off the advance without penalty.

The FHLB advances are secured by Parkvale's FHLB stock and investment securities and are subject to substantial prepayment penalties.

Trust preferred securities are $32,200 at June 30, 2006 and qualify as Tier 1 Capital for regulatory purposes.

The interest rates reset quarterly. On June 30, 2006 the rate for $25,000 was 9.06% and 7.07% at June 30, 2005. The rate for $7,200 was 8.71% at June 30, 2006 and 6.72% at June 30, 2005.

Additionally, other debt consists of recourse loans, repurchase agreements and commercial investment agreements with certain commercial checking account customers. These daily borrowings had balances of $17,528 and $23,116 at June 30, 2006 and 2005, respectively.

NOTE G - REGULATORY CAPITAL

                            (dollar amounts in thousands, except per share data)

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of June 30, 2006, that the bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

Trust preferred securities of $32,200 qualify as Tier 1 capital of the Bank for regulatory capital purposes. In July 2003, the Federal Reserve Board issued a supervisory letter indicating that trust preferred securities currently will continue to qualify as Tier 1 capital for regulatory purposes until further notice. The Federal Reserve Board has also stated that it will continue to review the regulatory implications of any accounting treatment changes and will provide further guidance, if necessary. However, as of June 30, 2006, assuming the Bank was not allowed to include the trust preferred securities in Tier I capital, the Bank would still exceed the regulatory required minimums for capital adequacy purposes.


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollar amounts in thousands, except per share data)

The Bank's actual regulatory capital amounts and ratios compared to minimum levels are as follows:

                                                                 For Capital     To Be Well Capitalized Under
                                                                   Adequacy        Prompt Corrective Action
                                                 Actual            Purposes               Provisions
                                            ----------------   ---------------   ----------------------------
                                             Amount    Ratio    Amount   Ratio          Amount    Ratio
                                            --------   -----   -------   -----         --------   -----
As of June 30, 2006:
   Total Capital to Risk Weighted Assets    $133,982   12.98%  $82,562   8.00%         $103,202   10.00%
   Tier I Capital to Risk Weighted Assets    120,968   11.72%   41,281   4.00%           61,921    6.00%
   Tier I Capital to Average Assets          120,968    6.65%   72,795   4.00%           90,994    5.00%
As of June 30, 2005:
   Total Capital to Risk Weighted Assets    $125,143   11.94%  $83,844   8.00%         $104,806   10.00%
   Tier I Capital to Risk Weighted Assets    111,875   10.67%   41,922   4.00%           62,883    6.00%
   Tier I Capital to Average Assets          111,875    6.06%   73,811   4.00%           92,264    5.00%

NOTE H - INCOME TAXES

                            (dollar amounts in thousands, except per share data)

Income tax expense (credits) for the years ended June 30 are comprised of:

               2006     2005     2004
              ------   ------   ------
Federal:
   Current    $6,237   $4,912   $4,391
   Deferred       74      476      (74)
State             14       52       19
              ------   ------   ------
              $6,325   $5,440   $4,336
              ------   ------   ------

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Parkvale's deferred tax assets and liabilities at June 30 are as follows:

                                                        2006      2005
                                                       ------    ------
Deferred tax assets:
   Book bad debt reserves                              $5,635    $6,060
   Deferred loan fees                                     (19)       47
   Fixed assets                                           112       (42)
   Deferred compensation                                  203       161
   Prepaid tax deposits                                    --       255
   Other, including asset writedowns                      163       163
                                                       ------    ------
      Total deferred tax assets                         6,094     6,644
                                                       ------    ------
Deferred tax liabilities:
   Purchase accounting adjustments                        756     1,007
   Other, net                                             247       472
   Unrealized gains on securities available for sale       66       124
                                                       ------    ------
      Total deferred tax liabilities                    1,069     1,603
                                                       ------    ------
      Net deferred tax assets                          $5,025    $5,041
                                                       ------    ------

No valuation allowance was required at June 30, 2006 or 2005.


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT
                                       26

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollar amounts in thousands, except per share data)

Parkvale's effective tax rate differs from the expected federal income tax rate for the years ended June 30 as follows:

                                                            2006            2005            2004
                                                       -------------   -------------   -------------
Expected federal statutory income tax provision/rate   $6,883   35.0%  $5,987   35.0%  $5,023   35.0%
Tax-exempt interest                                      (132)  -0.7%    (177)  -1.0%    (244)  -1.7%
Cash surrender value of life insurance                   (164)  -0.8%    (163)  -1.0%    (191)  -1.3%
Dividends paid to ESOP participants                      (149)  -0.8%    (149)  -0.9%    (140)  -1.0%
State income taxes, net of federal benefit                  9    0.1%      34    0.2%      13    0.1%
Other                                                    (122)  -0.6%     (92)  -0.5%    (125)  -0.9%
                                                       ------   ----   ------   ----   ------   ----
Effective total income tax provision                   $6,325   32.2%  $5,440   31.8%  $4,336   30.2%
                                                       ------   ----   ------   ----   ------   ----

NOTE I - EMPLOYEE COMPENSATION PLANS

                            (dollar amounts in thousands, except per share data)

RETIREMENT PLAN

Parkvale provides eligible employees participation in a 401(k) defined contribution plan. Benefit expense was $390, $329 and $321 in fiscal years 2006, 2005 and 2004, respectively, which represented a 50% company match on deferred compensation and a profit sharing contribution equal to 2% of eligible compensation.

EMPLOYEE STOCK OWNERSHIP PLAN

Parkvale also provides an Employee Stock Ownership Plan ("ESOP") to all employees who have met minimum service requirements. Parkvale recognized expense of $695 in fiscal 2006, $600 in fiscal 2005 and $529 in fiscal 2004 for ESOP contributions, which were used to allocate additional shares of Parkvale's Common Stock to the ESOP. Annual discretionary share awards are made on a calendar year basis with expense recognition accrued ratably throughout the year based on expected awards. At June 30, 2006, the ESOP owned 585,407 shares of Parkvale Common Stock, which are outstanding shares for EPS purposes. Cash dividends are paid quarterly to the ESOP for either dividend re-investment or distribution to vested participants at their election.

STOCK OPTION PLANS

Parkvale has stock option plans for the benefit of directors, officers and other selected key employees of Parkvale who are deemed to be responsible for the future growth of Parkvale. Under plans initiated in 1987 and 1993, there will be no further awards.

The 2004 Stock Incentive Plan (the "Incentive Plan") was approved by shareholders in October 2004, with an aggregate of 279,000 shares of authorized but unissued shares reserved for future grants. As of June 30, 2006, 20,000 shares have been granted under the Incentive Plan and are immediately exercisable. At June 30, 2006, all outstanding grants are 100% vested and exercisable.

The following table presents option share data related to the stock option plans for the years indicated.

                                                                                                               Total
                                                                                                              -------
Exercise Price Per Share   $  10.32   $19.693*  $  16.32   $ 19.98#  $ 21.50   $ 25.71@  $ 22.995   $27.684
                           --------   -------   --------   -------   -------   -------   --------   -------
Share balances at:
June 30, 2003                52,107    30,324     74,154    42,000    77,000     8,000    134,250        --   417,835
   Granted                                                                      10,000                         10,000
   Exercised                (49,578)   (7,797)   (11,366)             (8,000)              (9,250)            (85,991)
   Forfeitures                                    (2,156)             (3,000)              (8,500)            (13,656)
                           --------   -------   --------   -------   -------   -------   --------   -------   -------
June 30, 2004                 2,529    22,527     60,632    42,000    66,000    18,000    116,500        --   328,188
   Granted                                                                      10,000                         10,000
   Exercised                 (2,529)   (7,814)    (5,212)                                  (1,750)            (17,305)
   Forfeitures                                                                             (2,500)             (2,500)
                           --------   -------   --------   -------   -------   -------   --------   -------   -------
June 30, 2005                    --    14,713     55,420    42,000    66,000    28,000    112,250        --   318,383
   Granted                                                                                           10,000    10,000
   Exercised                                     (28,160)             (1,200)              (1,000)            (30,360)
                           --------   -------   --------   -------   -------   -------   --------   -------   -------
June 30, 2006                    --    14,713     27,260    42,000    64,800    28,000    111,250    10,000   298,023

* Represents the average remaining exercise price of Director awards made annually in October 1996 and 1997.

# Represents the average remaining exercise price of awards made in fiscal 1999 through fiscal 2002.

@ Represents the average remaining exercise price of Director awards made in fiscal 2003 through fiscal 2005.


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT
                                       27

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollar amounts in thousands, except per share data)

Parkvale adopted Statement of Financial Accounting Standard No. 123R "Share-Based Payments" which requires all companies to measure compensation costs for all share-based payments at fair value. Fiscal 2006 stock option pre-tax compensation expense of $64 has been recognized in the Statement of Operations.

For purposes of proforma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Parkvale's proforma information for fiscal 2005 and 2004 follows.

                                       2005      2004
                                     -------   -------
Net income before stock options      $11,667   $10,016
Compensation expense from
   stock option grants, net of tax        30       123
                                     -------   -------
                                     $11,637   $ 9,893
                                     -------   -------
Proforma income per share:
   Basic - proforma                  $  2.08   $  1.78
   Basic - as reported               $  2.08   $  1.80
   Diluted - proforma                $  2.05   $  1.75
   Diluted - as reported             $  2.06   $  1.77

Black-Scholes option pricing model assumptions are as follows:

                   2006   2005   2004
                   ----   ----   ----
Risk-free rate     4.56%  4.79%  3.94%
Dividend yield     2.89%  3.19%  3.00%
Volatilty factor   0.22   0.17   0.18
Expected Life         8      7      9

NOTE J - NET GAIN ON SALE OF ASSETS AND WRITEDOWN OF SECURITIES

                            (dollar amounts in thousands, except per share data)

Fiscal 2006 gains aggregated $128, which consists of $125 from the sale of various available for sale securities and $3 from the sale of fixed assets. Fiscal 2005 gains aggregated $27, which consists of $13 from the sale of various available for sale securities and $14 from the sale of fixed assets. Fiscal 2004 gains aggregated $1,055, which consisted of $586 from the sale of various available for sale securities and $510 from the sale of an unsecured credit card loan portfolio. Fiscal 2004 also recognized a loss on sale of assets of $41 from the sale of equipment and vacant office buildings previously used as branch locations.

NOTE K - ADVANCE ACQUISITION (UNAUDITED)

                            (dollar amounts in thousands, except per share data)

On December 31, 2004, Parkvale completed the acquisition of Advance Financial Bancorp ("AFB") based in Ohio and West Virginia. The acquisition consisted of loans and deposits, which complemented Parkvale's portfolio and expanded the branch network into a tri state area. The acquisition was accounted for as a purchase business combination and the operations of AFB are included for the six months ended June 30, 2005. The shareholders of AFB received $26.00 per share or $36,000. The fair value of assets acquired included $51,100 of investments and cash, $250,900 of loans with $268,700 of deposits assumed. The core deposit intangibles of $4,600 were valued at 4.7% of core deposit accounts and the premium is being amortized over an average life of 8.94 years. The resulting goodwill of $18,072 is not subject to periodic amortization. AFB goodwill and AFB amortizing core deposit intangibles in the aggregate of $17,000 are not deductible for federal income tax purposes.


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollar amounts in thousands, except per share data)

The following proforma information assumes the acquisition of AFB was completed as of the beginning of each period shown:

                                 Proforma Consolidated           Proforma Consolidated
                              Statement of Operations For     Statement of Operations For
                                the Twelve Months Ended         the Twelve Months Ended
                                     June 30, 2004                   June 30, 2005
                             -----------------------------   ----------------------------
                               AFB     Parkvale   Combined     AFB    Parkvale   Combined
                             -------   --------   --------   ------   --------   --------
Total interest income        $16,724   $70,043     $86,767   $7,764    $77,522    $85,286
Total interest expense         7,374   $41,519      48,893    3,246    $42,765     46,011
                             -------   -------     -------   ------    -------    -------
Net interest income            9,350    28,524      37,874    4,518     34,757     39,275
Provision for loan losses      1,169      (106)      1,063      494    $   229        723
                             -------   -------     -------   ------    -------    -------
Net interest income after
   provision for losses        8,181    28,630      36,811    4,023     34,528     38,551
Noninterest income             2,153     8,068      10,221      740    $ 8,176      8,916
Noninterest expense            6,180    22,346      28,526    3,729    $25,597     29,326
                             -------   -------     -------   ------    -------    -------
Income before income taxes     4,154    14,352      18,506    1,035     17,107     18,142
Income tax expense             1,453     4,336       5,789      331    $ 5,440      5,771
                             -------   -------     -------   ------    -------    -------
Net income                   $ 2,701   $10,016     $12,717   $  704    $11,667    $12,371
Net income per share:
   Diluted                   $  0.47   $  1.76     $  2.23   $ 0.12    $  2.05    $  2.17
                             -------   -------     -------   ------    -------    -------

NOTE L - LEASES

                            (dollar amounts in thousands, except per share data)

Parkvale's rent expense for leased real properties amounted to approximately $1,664 in 2006, $1,750 in 2005, and $1,633 in 2004. At June 30, 2006, Parkvale
was obligated under 28 noncancellable operating leases, which expire through 2041. The minimum rental commitments for the fiscal years subsequent to June 30, 2006 are as follows: 2007 - $1,300, 2008 -$1,205, 2009 - 1,042, 2010 - $881,
2011 - 706 and later years - $3,187.

NOTE M - SELECTED BALANCE SHEET INFORMATION

                            (dollar amounts in thousands, except per share data)

Selected balance sheet data at June 30 is summarized as follows:

                                            2006      2005
                                          -------   -------
Prepaid expenses and other assets:
   Accrued interest on loans              $ 4,918   $ 4,619
   Reserve for uncollected interest          (135)     (144)
   Bank Owned Life Insurance               11,481    11,012
   Accrued interest on investments          4,042     4,458
   Other prepaids                           2,157     3,344
   Net deferred tax asset                   5,025     5,041
                                          -------   -------
Total Prepaid Expenses and other assets   $27,488   $28,330
                                          =======   =======

                                            2006      2005
                                          -------   -------
Accounts payable and
   accrued expenses                       $ 2,480   $ 2,448
Other liabilities                             620     1,261
Dividends payable                           1,134     1,124
Federal and state
   income taxes payable                     1,108       737
                                          -------   -------
Total other liabilities                   $ 5,342   $ 5,570
                                          =======   =======


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT
                                       29

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE N - QUARTERLY CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                            (dollar amounts in thousands, except per share data)

                                                                          Year
                                          Three Months Ended             Ended
                                -------------------------------------   -------
                                Sep. 05   Dec. 05   Mar. 06   June 06   JUNE 06
                                -------   -------   -------   -------   -------
Total interest income           $21,652   $22,003   $22,606   $23,314   $89,575
Total interest expense           12,216    12,543    12,733    13,485    50,977
                                -------   -------   -------   -------   -------
Net interest income               9,436     9,460     9,873     9,829    38,598
Provision for loan losses           136       146       180       274       736
                                -------   -------   -------   -------   -------
Net interest income after
   provision for losses           9,300     9,314     9,693     9,555    37,862
Noninterest income                2,283     2,249     2,367     2,516     9,415
Noninterest expense               6,840     6,790     7,087     6,923    27,640
                                -------   -------   -------   -------   -------
Income before income taxes        4,743     4,773     4,973     5,148    19,637
Income tax expense                1,515     1,533     1,597     1,680     6,325
                                -------   -------   -------   -------   -------
Net income                      $ 3,228   $ 3,240   $ 3,376   $ 3,468   $13,312
                                -------   -------   -------   -------   -------
Net income per share:
   Basic                        $  0.57   $  0.58   $  0.60   $  0.61   $  2.36
   Diluted                      $  0.57   $  0.57   $  0.59   $  0.60   $  2.33
                                -------   -------   -------   -------   -------

                                                                          Year
                                          Three Months Ended             Ended
                                -------------------------------------   -------
                                Sep. 04   Dec. 04   Mar. 05   June 05   June 05
                                -------   -------   -------   -------   -------
Total interest income           $17,504   $17,582   $21,039   $21,397   $77,522
Total interest expense            9,859     9,913    11,326    11,667    42,765
                                -------   -------   -------   -------   -------
Net interest income               7,645     7,669     9,713     9,730    34,757
Provision for loan losses            57        54        32        86       229
                                -------   -------   -------   -------   -------
Net interest income after
   provision for losses           7,588     7,615     9,681     9,644    34,528
Noninterest income                1,903     1,874     2,152     2,247     8,176
Noninterest expense               5,684     5,536     7,261     7,116    25,597
                                -------   -------   -------   -------   -------
Income before income taxes        3,807     3,953     4,572     4,775    17,107
Income tax expense                1,179     1,241     1,456     1,564     5,440
                                -------   -------   -------   -------   -------
Net income                      $ 2,628   $ 2,712   $ 3,116   $ 3,211   $11,667
Net income per share:
   Basic                        $  0.47   $  0.49   $  0.55   $  0.57   $  2.08
   Diluted                      $  0.47   $  0.48   $  0.54   $  0.57   $  2.06
                                -------   -------   -------   -------   -------


               2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE O - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

                            (dollar amounts in thousands, except per share data)

The condensed balance sheets and statements of income and cash flows for Parkvale Financial Corporation as of June 30, 2006 and 2005 and the years then ended are presented below. PFC's primary subsidiary is Parkvale Savings Bank ("PSB").

STATEMENTS OF FINANCIAL CONDITION

                                               2006       2005
                                             --------   --------
Assets:
   Investment in PSB                         $153,265   $145,203
   Cash                                            52        302
   Other equity investments                     1,598         24
   Other assets                                 1,152        808
                                             --------   --------
Total assets                                 $156,067   $146,337
                                             --------   --------
Liabilities and Shareholders' Equity:
   Accounts payable                          $     38   $     37
   Trust preferred securities                  32,200     32,200
   Deferred taxes                                  (9)         5
   Dividends payable                            1,134      1,124
   Shareholders' equity                       122,704    112,971
                                             --------   --------
Total liabilities and shareholders' equity   $156,067   $146,337
                                             --------   --------

STATEMENTS OF OPERATIONS

                                            2006      2005       2004
                                          -------   --------   -------
Dividends from PSB                        $ 6,890   $ 39,500   $ 3,250
Gain on sale of assets                         61         --        --
Other income                                  220        122        85
Payment for purchase of Advance                --    (36,000)       --
Operating expenses                         (1,996)    (1,304)     (880)
                                          -------   --------   -------
Income before equity in
   undistributed earnings of subsidiary     5,175      2,318     2,455
Equity in undistributed income of PSB       8,137      9,349     7,561
                                          -------   --------   -------
Net income                                $13,312   $ 11,667   $10,016
                                          -------   --------   -------

                                                             Year ended June 30,
                                                         ---------------------------
STATEMENTS OF CASH FLOWS                                   2006      2005      2004
------------------------                                 -------   -------   -------
Cash flows from operating activities:
   Management fee income received                        $   144   $   120   $    84
   Dividends received                                      6,890     3,500     3,250
   Taxes received from PSB                                   411       587       428
   Cash paid to suppliers                                 (2,577)   (1,972)   (1,296)
                                                         -------   -------   -------
Net cash provided by operating activities                  4,868     2,235     2,466
                                                         -------   -------   -------
Cash flows from investing activities:
      Proceeds from available for sale security sales      2,082        --        --
      Purchases of available for sale securities          (3,656)       --        --
      Cash acquired from AFB                                  --     1,367        --
                                                         -------   -------   -------
Net cash (used in) provided by investing activities       (1,574)    1,367        --
                                                         -------   -------   -------
Cash flows from financing activities:
      Payment for treasury stock                            (158)      (70)   (1,480)
      Allocation of treasury stock to retirement plans       880       806       731
      Dividends paid to stockholders                      (4,520)   (4,475)   (4,240)
      Stock options exercised                                254       193       497
                                                         -------   -------   -------
Net cash used in financing activities                     (3,544)   (3,546)   (4,492)
                                                         -------   -------   -------
Net increase (decrease) in cash and cash equivalents        (250)       56    (2,026)
Cash and cash equivalents at beginning of year               302       246     2,272
                                                         -------   -------   -------
Cash and cash equivalents at end of year                 $    52   $   302   $   246
                                                         -------   -------   -------
Reconciliation of net income to net cash provided by
   operating activities:
      Net income                                         $13,312   $11,667   $10,016
      Adjustments to reconcile net income to net cash
         provided by operating activities:
      Undistributed income of PSB                         (8,137)   (9,349)   (7,561)
      Taxes received from PSB                                411       587       428
      Increase in other assets                              (344)     (113)       24
      Increase in accrued expenses                          (374)     (557)     (441)
                                                         -------   -------   -------
Net cash (used in) provided by operating activities      $ 4,868   $ 2,235   $ 2,466
                                                         -------   -------   -------


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT
                                       31

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS

                            (dollar amounts in thousands, except per share data)

FAS 107, Disclosure About Fair Value of Financial Instruments, which requires the determination of fair value for certain of 's assets, liabilities and contingent liabilities. The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

CASH AND NONINTEREST BEARING DEPOSITS: The carrying amount of cash, which includes noninterest-bearing demand deposits, approximates fair value.

FEDERAL FUNDS SOLD: The carrying amount of overnight federal funds approximates fair value.

INTEREST-EARNING DEPOSITS IN OTHER BANKS: The carrying amount of other overnight interest-earning balances approximates fair value.

INVESTMENTS AND MORTGAGE-BACKED SECURITIES: The fair values of investment securities are obtained from the Wall Street Journal, the Interactive Data Corporation pricing service and various investment brokers for securities not available from public sources.

CASH SURRENDER VALUE ("CSV") OF BANK OWNED LIFE INSURANCE ("BOLI"): The carrying amount of the CSV of BOLI approximates fair value.

LOANS RECEIVABLE: Fair Values were estimated by discounting contractual cash flows using interest rates currently being offered for loans with similar credit quality adjusted for standard prepayment assumption.

DEPOSIT LIABILITIES: For checking, savings and money market account's fair value is the amount payable on demand at June 30. The fair values of fixed-maturity certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits of similar remaining maturities.

TRUST PREFERRED SECURITIES: Fair value is determined by discounting the securities using current rates of securities with comparable reset and maturities.

COMMERCIAL INVESTMENT AGREEMENTS: The carrying amount of these overnight borrowings approximates fair value.

LOAN COMMITMENTS: Fair value for off-balance-sheet instruments (primarily loan commitments) are estimated using internal valuation models and are limited to fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. Unused consumer and commercial lines of credit are assumed equal to the outstanding commitment amount due to the variable interest rates attached to these lines of credit.

                                                           2006                      2005
                                                 -----------------------   -----------------------
                                                  ESTIMATED    CARRYING     Estimated    Carrying
                                                 FAIR VALUE      VALUE     Fair Value      Value
                                                 ----------   ----------   ----------   ----------
FINANCIAL ASSETS
   Cash and non-interest-earning deposits        $   25,676   $   25,676   $   26,040   $   26,040
   Federal funds sold                               104,000      104,000       81,000       81,000
   Interest-earning deposits in other banks           8,307        8,307        9,474        9,474
   Investment securities                            380,672      387,052      441,477      441,714
   Mortgage-backed securities                        37,209       38,131       43,190       43,388
   Loans receivable                               1,224,825    1,232,235    1,229,479    1,213,258
   CSV of BOLI                                       11,481       11,481       11,012       11,012
                                                 ----------   ----------   ----------   ----------
FINANCIAL LIABILITIES:
   Checking, savings and money market accounts   $  588,401   $  588,401   $  631,006   $  631,006
   Savings certificates                             838,578      854,100      838,156      839,732
   Advances from Federal Home Loan Bank             228,397      220,943      228,397      217,141
   Trust preferred securities                        34,114       32,200       34,114       32,200
   Commercial investment agreements                  21,588       17,528       21,588       23,116
                                                 ----------   ----------   ----------   ----------
OFF-BALANCE SHEET INSTRUMENTS
   Loan Commitments                                    ($10)          --        ($111)          --


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PARENTE RANDOLPH

The Power of Ideas

The Board of Directors and Shareholders of Parkvale Financial Corporation:

     We have audited the consolidated statements of financial condition of Parkvale Financial Corporation and subsidiaries as of June 30, 2006 and 2005 and the related consolidated statements of operations, cash flows and shareholders' equity for each of the years in the three-year period ended June 30, 2006. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Parkvale Financial Corporation and subsidiaries as of June 30, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Parkvale Financial Corporation's internal control over financial reporting as of June 30, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated July 28, 2006 expressed an unqualified opinion on management's assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.


/s/ Parente Randolph, LLC

Pittsburgh, Pennsylvania
July 28, 2006


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT
                                       33

                              REPORT OF MANAGEMENT

                                                          MANAGEMENT'S REPORT ON
(PARKVALE FINANCIAL CORPORATION LOGO)  INTERNAL CONTROL OVER FINANCIAL REPORTING

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

     The Company's management assessed the effectiveness of the Company's internal control over financial reporting as of June 30, 2006. In making this assessment, the Company's management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") in Internal Control-Integrated Framework.

     As of June 30, 2006, based on management's assessment, the Company's internal control over financial reporting was effective.

     Parente Randolph, LLC, the Company's independent registered public accounting firm, has issued an audit report on our assessment of the Company's internal control over financial reporting. See the accompanying "Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting" on the next page.


/s/ Robert J. McCarthy, Jr.             /s/ Timothy G. Rubritz
-------------------------------------   ----------------------------------------
Robert J. McCarthy, Jr.                 Timothy G. Rubritz
President and Chief Executive Officer   Vice President, Treasurer and
                                        Chief Financial Officer

July 28, 2006


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT
                                       34

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PARENTE RANDOLPH             REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Power of Ideas

The Board of Directors and Shareholders of Parkvale Financial Corporation:

     We have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that Parkvale Financial Corporation and subsidiaries maintained effective internal control over financial reporting as of June 30, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Parkvale Financial Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

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

     In our opinion, management's assessment that Parkvale Financial Corporation and subsidiaries maintained effective internal control over financial reporting as of June 30, 2006, is fairly stated in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Parkvale Financial Corporation and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of June 30, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of financial condition of Parkvale Financial Corporation and subsidiaries as of June 30, 2006 and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended, and our report dated July 28, 2006 expressed an unqualified opinion.

PARENTE RANDOLPH, LLC


/s/ Parente Randolph, LLC

Pittsburgh, Pennsylvania
July 28, 2006


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT
                                       35

(2006 LOGO)

                            CAPITAL STOCK INFORMATION

ANNUAL MEETING

     The Annual Meeting of Shareholders will be held at 10:00 a.m., Thursday, October 26, 2006, at the Pittsburgh Athletic Association, 4215 Fifth Avenue, Pittsburgh, Pennsylvania 15213.

STOCK LISTING AND DIVIDENDS

     Parkvale's Common Stock is traded in the over-the-counter market and quoted on the NASDAQ Global Select Market System under the symbol "PVSA." Prices shown below are based on the prices reported by the NASDAQ system.

FOR THE QUARTER ENDED    HIGH      LOW    DIVIDENDS
---------------------   ------   ------   ---------
JUNE 06                 $29.50   $27.00     $0.20
MARCH 06                 28.40    27.49      0.20
DECEMBER 05              28.62    27.17      0.20
SEPTEMBER 05             30.10    27.00      0.20

June 05                 $28.55   $26.35     $0.20
March 05                 31.80    27.64      0.20
December 04              33.20    26.00      0.20
September 04             27.48    25.35      0.20

There were 5,677,178 shares of Common Stock outstanding as of August 28, 2006, the Voting Record Date, which shares were held as of such date by approximately 380 holders of record.

TRANSFER AGENT
     Registrar and Transfer Company
     10 Commerce Drive
     Cranford, NJ 07016
     Toll free phone: 1 (800) 368-5948
     Fax: (908) 497-2312

INFORMATION REQUESTS

     A copy of the 2006 Annual Report of Parkvale Financial Corporation on Form 10-K filed with the Securities and Exchange Commission, and a list of exhibits thereto, will be furnished to shareholders without charge upon their written request to the Treasurer of the Corporation at its Headquarters Office, 4220 William Penn Highway, Monroeville, PA 15146 or via email to timothy.rubritz@parkvale.com. The telephone number is (412) 373-7200.

WEB SITE

     Parkvale's web site is http://www.parkvale.com


                2006 PARKVALE FINANCIAL CORPORATION ANNUAL REPORT
                                       36